As filed with the Securities and Exchange Commission on June 9, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REVANCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0551645
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7555 Gateway Boulevard

Newark, California, 94560

(510) 742-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark J. Foley

Chief Executive Officer

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California, 94560

(510) 742-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tobin C. Schilke Dwight O. Moxie Revance Therapeutics, Inc. 7555 Gateway Boulevard Newark, California, 94560 (510) 742-3400	Gordon K. Ho Barbara L. Borden Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Philip H. Oettinger Brian Keyes Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Emerging growth company	☐

Non-accelerated filer	☐	Smaller reporting company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.001 per share	8,540,000	N/A	$7,248.28	$0.94

(1)

Represents a good faith estimate of the number of shares of common stock, par value $0.001 per share, of the Registrant to be issuable to holders of common stock, $0.001 par value per share, of Hint, Inc., a Delaware corporation (“HintMD”), the holders of preferred stock, $0.001 par value per share, of HintMD, including the HintMD Series A-1 preferred stock, Series A-2 preferred stock, Series A-3 preferred stock, Series B-1 preferred stock, Series B-2 preferred stock and Series C preferred stock, and the holders of options to purchase HintMD common stock in the proposed merger of Heart Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, with and into HintMD (the “Merger”).

(2)

Estimate solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. HintMD is a private company, no market exists for its securities and HintMD has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the HintMD securities expected to be exchanged in the proposed Merger in accordance with Rule 457(f)(2).

(3)	This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate of $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/information statement is subject to completion and amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/information statement shall not constitute an offer to sell these securities and or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 9, 2020

PROSPECTUS/INFORMATION STATEMENT

MERGER PROPOSED – YOUR VOTE IS IMPORTANT

To the Stockholders of Hint, Inc.:

Revance Therapeutics, Inc., a Delaware corporation (“Revance”), Heart Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Revance (“Merger Sub”), Hint, Inc. a Delaware corporation (“HintMD”), and Fortis Advisors LLC, as the securityholders’ representative (the “Securityholders’ Representative”), have entered into an Agreement and Plan of Merger, dated May 18, 2020 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into HintMD (the “Merger”) with HintMD surviving the Merger as a wholly-owned subsidiary of Revance. The boards of directors of Revance and HintMD each unanimously approved the Merger and related transactions.

If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each share of common stock of HintMD, $0.001 par value per share (“HintMD common stock”) and each share of preferred stock of HintMD, $0.001 par value per share (“HintMD preferred stock,” and together with the HintMD common stock, the “HintMD capital stock”) that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into (i) the right to receive a number of shares of Revance common stock equal to the Per Share Merger Consideration (as defined below) and (ii) a right to receive Revance common stock released from the Escrow Account (as defined below) equal to the Per Share Escrow Consideration (as defined below). No fractional shares will be issued in the Merger. Instead, HintMD stockholders will receive cash in lieu of any fractional shares. After the consummation of the Merger, HintMD stockholders will own shares of Revance common stock and will no longer own shares of HintMD capital stock.

Revance is issuing a total of 8,540,000 shares of Revance common stock to the equity holders of HintMD (including option holders), in exchange for HintMD equity (the “Merger Consideration”), subject to reduction for shares to be deposited into an escrow fund in connection with the Merger Closing and certain adjustments for cash and cash equivalents, indebtedness, transaction expenses, and net working capital, as described below. If the closing of the Merger occurs after July 15, 2020, any changes to HintMD’s cash and cash equivalents, indebtedness, and net working capital will not result in further adjustment to the Merger Consideration, however, transaction expenses incurred after July 15, 2020 will reduce the Merger Consideration on a dollar-for-dollar basis.

The “Per Share Merger Consideration” is the fraction of a Merger Share that will be issued for each share of HintMD capital stock. The Per Share Merger Consideration will be determined at the Merger Closing as the quotient of (i) Merger Shares, less Revance Merger Options (which is the number of Revance shares of common stock issuable with respect to the HintMD options being assumed by Revance in connection with the Merger), divided by (ii) the Escrow Company Share Number (which is the fully diluted number of shares of capital stock of HintMD that are issued or deemed to be issued immediately prior to the Effective Time, excluding the HintMD options being assumed by Revance in connection with the Merger). “Merger Shares” means 8,540,000 shares of Revance common stock less 683,200 Escrow Shares plus an adjusted number of shares of Revance common stock (which may be positive or negative) equal to the quotient of the sum of (i) the aggregate exercise price of assumed HintMD options, plus any

HintMD cash and cash equivalents, plus any positive working capital, less any unpaid Debt, and less negative working capital as of the applicable determination time and less unpaid transaction expenses divided by (ii) the volume weighted average closing sale price of one share of Revance common stock as reported on the Nasdaq for the ten consecutive trading day period ending the fifth trading day prior to the Merger Closing Date.

In connection with the Merger Closing, Revance will deposit 683,200 shares of Revance common stock into an escrow fund for purposes of satisfying any post-closing purchase price adjustments and indemnification claims of Revance under the Merger Agreement. The “Per Share Escrow Consideration” (which is the number of Escrow Shares that will be issued for each share of HintMD capital stock upon distributions of shares from the escrow fund, if any) will equal (i) the number of Escrow Shares released from the escrow fund for distribution to the HintMD holders of HintMD capital stock outstanding (or deemed outstanding) as of immediately prior to the Effective Time divided by (ii) the Escrow Company Share Number.

Based on the estimated amount of indebtedness, working capital, cash and cash equivalents and transaction expenses of HintMD as of                 , 2020, and the volume weighted average closing sale price of one share of Revance common stock as reported on Nasdaq for the ten consecutive trading day period ending on                 , 2020, the last practicable trading day prior to the mailing of this prospectus/information statement, the Per Share Merger Consideration would represent approximately                  of a share of Revance common stock for each share of HintMD capital stock. The market value of the Revance shares of common stock issuable in connection with the Merger will fluctuate with the market price of Revance common stock and will not be known at the time HintMD stockholders act by written consent to approve the Merger Agreement. For an illustrative example of the calculation of the Merger Consideration. See “The Merger Agreement—Merger Agreement Illustrative Example” beginning on page 113 of this prospectus/information statement. We urge you to obtain current market quotations for Revance (trading symbol “RVNC”) because the value of the Per Share Merger Consideration will fluctuate.

As further described in this prospectus/information statement, certain of the HintMD stockholders who in the aggregate own approximately 40% of the shares of HintMD capital stock outstanding on an as-converted basis and approximately 18% of the outstanding shares of HintMD preferred stock as of the date of the Merger Agreement, are parties to voting agreements with Revance, whereby such stockholders have agreed to vote their shares in favor of the approval of, among other things, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Voting Agreements and Lock-Up Agreements (together the “Contemplated Transactions”). Following the effectiveness of the Registration Statement, the HintMD stockholders will be sent this prospectus/information statement and other information and an action by written consent of the HintMD stockholders (the “HintMD Written Consent”) and be asked to vote in favor of adopting the Merger Agreement.

After careful consideration, the HintMD board unanimously (i) determined that the Merger Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the HintMD and its stockholders, and approved, adopted and declared advisable the Contemplated Transactions in all respects, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by HintMD and the Merger and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the HintMD stockholders (a) vote to adopt and approve the Merger Agreement and the Merger, (b) acknowledge that the approval given thereby will be, upon receipt of signed consents constituting the HintMD stockholder approval, irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (c) acknowledge that by approval of the Merger, such stockholder is not entitled to appraisal rights with respect to its shares in connection with the Merger. If you are a HintMD stockholder, you are requested to sign and return the HintMD Written Consent, indicating therein whether you approve or disapprove of the resolutions to (i) adopt the Merger Agreement and approve the Contemplated Transactions, (ii) acknowledge that the approval given is irrevocable upon the receipt of signed consents constituting the HintMD stockholder approval and that you aware of your rights to demand appraisal for your shares of HintMD common stock or HintMD preferred stock pursuant to Section 262 of the DGCL, (iii) acknowledge that you have received and read a copy of Section 262 of the DGCL, and (iv) acknowledge that by your approval of the Merger you are not entitled to appraisal rights with respect to your shares of HintMD common stock or HintMD preferred stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of its capital stock under the DGCL ((i)-(iv) collectively the “HintMD Written Consent Matters”).

HintMD is sending this prospectus/information statement to its stockholders to solicit their consent to the resolutions contained in the HintMD Written Consent, including to adopt the Merger Agreement and approve the Merger and all Contemplated Transactions, by executing and returning the written consent furnished with the accompanying prospectus/information statement. The HintMD board of directors unanimously recommends that the HintMD stockholders return the HintMD Written Consent and vote to approve the Merger.

More information about Revance, HintMD and the proposed transaction is contained in this prospectus/information statement. Revance and HintMD encourage you to read this entire prospectus/information statement carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18.

Aubrey Rankin, Chief Executive Officer Hint, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/information statement. Any representation to the contrary is a criminal offense.

The accompanying prospectus/information statement is dated                 , 2020, and is first being mailed to HintMD stockholders on or about                  , 2020.

ABOUT THIS PROSPECTUS/INFORMATION STATEMENT

This prospectus/information statement, which forms part of a registration statement on Form S-4 (File No. 333-                ) filed with the SEC by Revance Therapeutics, Inc. (“Revance”) constitutes a prospectus of Revance under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Revance common stock to be issued to Hint, Inc. (“HintMD”) stockholders pursuant to the Agreement and Plan of Merger, dated May 18, 2020, as it may be amended from time to time.

Except where the context otherwise specifically indicates, Revance has supplied all information contained in this prospectus/information statement relating to Revance. HintMD has supplied all information contained in this prospectus/information statement relating to HintMD. Revance and HintMD have both contributed to information relating to the Merger.

You should rely only on the information contained in or incorporated by reference into this prospectus/information statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this prospectus/information statement. This prospectus/information statement is dated             , 2020, and is based on information as of that date or such other date as may be noted. You should not assume that the information contained in this prospectus/information statement is accurate as of any other date. You should not assume that the information contained in any document referenced herein is accurate as of any date other than the date of such document. Neither the mailing of this prospectus/information statement to the HintMD stockholders nor the taking of any actions contemplated hereby by Revance or HintMD at any time will create any implication to the contrary.

This prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or as the context otherwise requires, all references in this prospectus/information statement to:

Term	Description
Adjustment Amount	The net amount, which may be positive or negative, equal to: (i) (A) the amount of the Closing Date Cash as finally determined; minus (B) the Estimated Closing Date Cash; plus (ii) (A) the Estimated Closing Date Indebtedness; minus (B) the amount of Closing Date Indebtedness (as finally determined); plus (iii) (A) the Estimated Closing Date Transaction Expenses; minus (B) the amount of Closing Date Transaction Expenses (as finally determined); plus (iv) the amount (if any) by which the Closing Working Capital (as finally determined) exceeds the Estimated Closing Working Capital; minus (v) the amount (if any) by which the Estimated Closing Working Capital exceeds the Closing Working Capital (as finally determined).

Adjustment Shares	A number of shares of Revance common stock equal to (i) the absolute value of the Adjustment Amount, divided by (ii) the Revance Trading Price. If the Adjustment Amount is a positive number, then the Merger Shares will be increased by a number of shares of Revance common stock equal to the Adjustment Shares, and if the Adjustment Amount is

Term	Description
a negative number, the Merger Shares will be decreased by a number of shares of Revance common stock equal to the Adjustment Shares.

Cash and Cash Equivalents	The aggregate amount of unrestricted cash and cash equivalents held by HintMD and its subsidiaries, as determined in accordance with GAAP, consistently applied, less (i) the aggregate amount of outstanding checks or drafts of the HintMD and its subsidiaries that have not posted, plus (ii) checks received by the HintMD and its subsidiaries that have not been posted.

Change in Circumstance	A material event, fact, circumstance, development or occurrence that (i) does not relate to a Takeover Proposal, (ii) was, at the time the HintMD board initially resolved to make the HintMD board recommendation with respect to the Merger, unknown and not reasonably foreseeable to, or by, any members of the HintMD board, and (iii) which event, fact, circumstance, development or occurrence becomes known to or by the HintMD board prior to obtaining the required approval of the HintMD stockholders with respect to the Merger; except, in no event will the following events, developments or changes in circumstances constitute a Change in Circumstance: (a) any changes in the market price or trading volume of the Revance common stock (but the underlying facts or events contributing to the changes in the market price or trading volume can be taken into account in determining whether a Change in Circumstance has occurred), (b) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which HintMD and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, (c) the fact that, in and of itself, HintMD exceeds internal projections or Revance does not achieve internal or published projections (but the underlying facts or events causing the results can be taken into account in determining whether any Change in Circumstance has occurred) and (d) any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic).

Closing Company Share Number	The sum (without duplication) of (i) the aggregate number of shares of HintMD common stock issued and outstanding immediately prior to the Effective Time, including HintMD restricted stock (ii) the aggregate number of shares of HintMD common stock issuable upon the conversion of shares of HintMD preferred stock issued and outstanding as of immediately prior to the Effective Time, (iii) the

Term	Description
maximum aggregate number of shares of HintMD common stock issuable assuming the full exercise of all HintMD options (other than options held by former employees of HintMD) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, (iv) the maximum aggregate number of shares of HintMD common stock issuable under the HintMD warrant outstanding as of immediately prior to the Effective Time and (v) the number of shares of HintMD common stock deemed to be issued immediately prior to the Effective Time pursuant to the deemed conversion of certain convertible debt instruments convertible into shares of HintMD common stock pursuant to the terms thereof.

Code	The Internal Revenue Code of 1986, as amended.

Contemplated Transaction	The Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Voting Agreements and Lock-Up Agreements.

Damages	The losses, costs, taxes, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts; except that (i) “Damages” will not include any speculative, special, indirect, exemplary, unforeseeable or punitive damages (in each case, except to the extent paid or payable by to a third party) and (ii) for purposes of computing the amount of Damages incurred or paid by a person, an amount equal to the amount of any insurance proceeds that are actually received by such person or on behalf of such person by any of such person’s affiliates in connection with such Damages or the circumstances giving rise thereto will be deducted (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such person in collecting such amounts).

Debt	The outstanding principal amount of, and all interest and other amounts accrued in respect of, (i) any indebtedness for borrowed money, (ii) any obligation evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (iii) any reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (iv) all obligations as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (v) all liabilities or obligations under any interest rate, currency, swap or other hedging agreements, (vi) all liabilities or obligations for the deferred purchase price of

Term	Description
property or services and other earn-out, milestone or other contingent payment obligations, (vii) any pre-closing taxes, whether due prior to, on, or after the Merger Closing, that have not been paid as of the Determination Time, and (viii) any obligation of the type referred to in clauses (i) through (vii) of another person the payment of which HintMD or any of its subsidiaries have guaranteed or are otherwise responsible or liable. Debt does not include any (A) Transaction Expenses, (B) any indebtedness arising from or pursuant to the PPP Note or (C) any Debt under the Term Loan Agreement, to the extent that such Debt has been converted (or has been deemed to be converted) into shares of HintMD common stock pursuant to its terms.

Determination Time	11:59 p.m. Pacific time on the day prior to the first to occur of first to occur of (i) July 15, 2020, and (ii) the Merger Closing.

DGCL	The General Corporation Law of the State of Delaware

Effective Time	The date and time the parties file a certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by HintMD and Revance and specified in the certificate of merger.

Escrow Account	The account established by the Escrow Agent into which Revance will deposit the Escrow Shares.

Escrow Agent	Citibank, N.A.

Escrow Company Share Number	The result of (i) the Closing Company Share Number, minus (ii) the number of shares of HintMD common stock issuable upon the exercise of the HintMD options immediately prior to the Effective Time and assumed by Revance.

Escrow Ownership Percentage	With respect to a Participating Securityholder (as defined below), the quotient of (a) the aggregate number of shares of HintMD common stock held by such Participating Securityholder as of immediately prior to the Effective Time (including, for purposes of this definition, (i) any shares of HintMD common stock issuable upon the conversion of shares of HintMD preferred stock held by such Participating Securityholder as of immediately prior to the Effective Time, (ii) any shares of HintMD common stock issuable under the HintMD warrant held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time, and (iii) any shares issued (or deemed to be issued) pursuant to the Term Loan Agreement but excluding any shares of HintMD common stock subject to

Term	Description
HintMD options that have not been exercised as of the Effective Time, divided by (b) Escrow Company Share Number.

Escrow Shares	683,200 shares of Revance common stock.

Escrow Trading Price	The volume weighted average closing sale price of one share of Revance common stock as reported on Nasdaq for the ten consecutive trading day period ending the fifth day prior to the date Revance is determined to be entitled to receipt or recovery of Escrow Shares from the Escrow Account pursuant to the terms of the Merger Agreement.

Exchange Agent	Computershare Trust Company, N.A.

Exchange Act	The Securities Exchange Act of 1934, as amended.

Excluded Shares	HintMD capital stock then held by HintMD or any of its subsidiaries (or held in HintMD’s Treasury) or by Revance or any of its subsidiaries or any dissenting shares.

FDA	The United States Food and Drug Administration.

HintMD	Hint, Inc. a Delaware corporation.

HintMD board	The board of directors of HintMD.

HintMD capital stock	The shares of HintMD common stock, par value $0.001 per share, and shares of HintMD preferred stock, par value $0.001 per share, of HintMD, including the HintMD Series A-1 preferred stock, the HintMD Series A-2 preferred stock, the HintMD Series A-3 preferred stock, the HintMD Series B-1 preferred stock, the HintMD Series B-2 preferred stock, and the HintMD Series C preferred stock.

Merger	The merger of Merger Sub with and into HintMD, with HintMD surviving the Merger as a wholly-owned subsidiary of Revance as contemplated in the Merger Agreement.

Merger Closing Date	The date of the Merger Closing.

Merger Shares	A number of shares of Revance common stock equal to (i) 8,540,000, minus (ii) the Escrow Shares, plus an amount (which may be positive or negative) equal to (iii) the number of shares of Revance common stock equal to the quotient of (x)(A) the aggregate amount of the Estimated Closing Date Cash, minus (B) the Estimated Closing Date Indebtedness, minus (C) the Estimated Closing Date Transaction Expenses, plus (D) the amount (if any) by which Estimated Closing Working Capital exceeds zero, minus (E) the amount (if any) by which Estimated Closing Working Capital is less than zero, plus (F) the aggregate exercise prices of all HintMD options (other than options held by former employees

Term	Description
of HintMD) and HintMD warrants outstanding as of immediately prior to the Effective Time, divided by (y) the Revance Trading Price.

Merger Sub	Heart Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Revance.

Nasdaq	The Nasdaq Global Market.

Net Working Capital	The aggregate amount of current assets of HintMD and its subsidiaries minus the aggregate amount of current liabilities of HintMD and its subsidiaries as of the Determination Time. Net Working Capital does not include any Closing Date Transaction Expenses, Debt, Cash and Cash Equivalents, Tax assets or Tax liabilities, or any indebtedness arising from or pursuant to the PPP Note or pursuant to the Term Loan Agreement.

Option Exchange Ratio	The quotient of (i) the Option Merger Shares, divided by (ii) the Closing Company Share Number.

Option Merger Shares	The sum of (i) the Merger Shares, plus, (ii) the Escrow Shares.

Per Share Escrow Consideration	With respect to each distribution of Escrow Shares, an amount equal to the number of Escrow Shares included in such distribution multiplied by the quotient of (i) one divided by (ii) the Escrow Company Share Number.

Per Share Merger Consideration	A number of shares of Revance common stock equal to the quotient of (i) Merger Shares, less Revance Merger Options, divided by (ii) the Escrow Company Share Number.

PPP Note	That certain Promissory Note, dated May 2, 2020, setting forth the terms and conditions of a term loan to HintMD from Bank of America, NA, issued pursuant to the Paycheck Protection Program.

Record Date	, 2020, the record date for determining the HintMD stockholders entitled to execute and return the HintMD Written Consent.

Registration Statement	The registration statement on Form S-4, of which this prospectus/information statement is a part, filed with the SEC by Revance.

Revance	Revance Therapeutics, Inc., a Delaware corporation.

Revance board	The board of directors of Revance.

Revance Merger Options	The aggregate number of Revance common stock for which the HintMD options assumed by Revance pursuant to the Merger are exercisable as of the Effective Time.

Revance Trading Price	The volume weighted average closing sale price of one share of Revance common stock as reported on

Term	Description
Nasdaq for the ten consecutive trading day period ending the fifth trading day prior to the Merger Closing Date.

SEC	The U.S. Securities and Exchange Commission.

Securities Act	The Securities Act of 1933, as amended.

HintMD Amended and Restated Voting Agreement	That certain Amended and Restated Voting Agreement, dated December 14, 2018, by and among HintMD and the individuals named therein.

Superior Offer	An unsolicited bona fide proposed written Takeover Transaction (with all references to 15% in the definition of Takeover Transaction being treated as references to greater than 50% for these purposes) that: (i) was not obtained or made as a result of a material breach of HintMD’s non-solicitation and board recommendation obligations under the Merger Agreement and (ii) is on terms and conditions that the HintMD board determines in good faith, following consultation with HintMD’s outside financial advisor, if any, and outside legal counsel would reasonably be expected to be consummated in accordance with its terms and would result in a transaction that is more favorable, from a financial point of view, to HintMD stockholders, as applicable and in their capacities as such, than the terms of the transaction contemplated by the Merger Agreement.

Takeover Proposal	With respect to HintMD, an offer, proposal or indication of interest involving HintMD and any person relating to a Takeover Transaction.

Takeover Transaction	With respect to HintMD, any transaction or series of related transactions involving (i) any acquisition by any person, directly or indirectly, of any class of outstanding voting securities of HintMD, in each case, that, if consummated, would result in a person acquiring beneficial ownership of 15% or more of any class of outstanding voting securities of HintMD, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction in which HintMD is a constituent party and which would result in a person acquiring beneficial ownership of 15% or more of the outstanding voting securities of HintMD or (iii) any sale, transfer or disposition of any business or businesses, or assets, of HintMD or any of its subsidiaries which constitute 15% or more of the fair market value of HintMD and its subsidiaries, taken as a whole, or (iv) any liquidation or dissolution of HintMD.

Term	Description

Term Loan Agreement	That certain Term Loan Agreement by and between HintMD and the party named therein, dated March 5, 2019.

Transaction Expenses	The (i) aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of HintMD in connection with the negotiation, preparation, execution, delivery or performance of the Merger Agreement, the Merger and the transactions contemplated thereby to the extent incurred by HintMD prior to, or as of, the Merger Closing; (ii) all bonuses (including any liabilities of HintMD or its subsidiaries with respect to any retention or “stay” bonus), change of control or similar payment obligations that become due and payable by HintMD or its subsidiaries contingent solely upon the consummation of the Merger, (iii) any payroll taxes related to transaction bonuses, (iv) any costs, expenses, fees or other payments owed or payable by HintMD or its subsidiaries in connection with the termination or settlement of certain agreements between HintMD and its securityholders, and (v) the $250,000 reserve to be used by the Securityholders’ Representative. Transaction Expenses do not include any obligations (i) that have been paid prior to the Determination Time, (ii) any liabilities included in the Debt or Net Working Capital, or (iii) any liabilities arising from or pursuant to the PPP Note.

Voting Agreements	Those certain Voting Agreements by and between Revance Therapeutics, Inc. and each of the parties named in each agreement therein, dated May 18, 2020.

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TABLE OF CONTENTS (CONTINUED)

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides brief answers to certain questions that you may have regarding the Merger Agreement, the Merger and the Contemplated Transactions. The parties urge you to read carefully the remainder of this prospectus/information statement because the information in this section may not provide all the information that might be important to you as a HintMD equityholder. Additional important information is also contained in the annexes to this prospectus/information statement. Additionally, see “Where You Can Find More Information” beginning on page 258 of this prospectus/information statement.

Q:	What is the Merger?

A:

On, May 18, 2020, Revance, Merger Sub, HintMD, and the Securityholders’ Representative, entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into HintMD with HintMD surviving the Merger as a wholly-owned subsidiary of Revance. See “The Merger Agreement” beginning on page 111 of this prospectus/information statement for more information. A copy of the Merger Agreement is attached to this prospectus/information statement as Annex A and incorporated herein by reference.

Q:	What will I receive for my shares of HintMD capital stock in the Merger?

If the Merger is completed, at the Effective Time, (except for Excluded Shares) each share of HintMD common stock and preferred stock that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into (i) the right to receive a number of shares of Revance common stock equal to the Per Share Merger Consideration (as defined below) and (ii) a right to receive Revance common stock released from the Escrow Account equal to the Per Share Escrow Consideration (as defined below). No fractional shares will be issued in the Merger. Instead, HintMD stockholders will receive cash in lieu of any fractional shares. After the consummation of the Merger, HintMD stockholders will own shares of Revance common stock and will no longer own shares of HintMD common stock. See “The Merger Agreement—Merger Consideration” beginning on page 112 of this prospectus/information statement.

Revance is issuing a total of 8,540,000 shares of Revance common stock to the equity holders of HintMD, including option holders, in exchange for HintMD equity (the “Merger Consideration”), subject to reduction for shares to be deposited into an escrow fund in connection with the Merger Closing and certain adjustments for Cash and Cash Equivalents, Debt, Transaction Expenses and Net Working Capital as described below. If the Merger Closing occurs after July 15, 2020, any changes to HintMD’s Cash and Cash Equivalents, Debt and Net Working Capital will not result in further adjustment to the Merger Consideration, however, Transaction Expenses incurred after July 15, 2020 will reduce the Merger Consideration on a dollar-for-dollar basis.

The “Per Share Merger Consideration” is the fraction of a Merger Share that will be issued for each share of HintMD capital stock. The Per Share Merger Consideration will be determined at closing as the quotient of (i) Merger Shares, less Revance Merger Options (which is the number of Revance shares of common stock issuable with respect to the HintMD options being assumed by Revance in connection with the Merger), divided by (ii) Escrow Company Share Number (which is the fully diluted number of shares of capital stock of HintMD that are issued or deemed to be issued immediately prior to the Effective Time, excluding the HintMD options being assumed by Revance in connection with the Merger). “Merger Shares” means 8,540,000 shares less 683,200 Escrow Shares plus an adjusted number of shares (which may be positive or negative) equal to the quotient of the sum of (i) the aggregate exercise price of assumed HintMD options, plus any HintMD Cash and Cash Equivalents, plus any positive working capital, less any unpaid Debt, and less negative working capital as of the Determination Time and less unpaid Transaction Expenses divided by (ii) the volume weighted average closing sale price of one share of Revance common stock as reported on the Nasdaq for the ten consecutive trading day period ending the fifth trading day prior to the Merger Closing Date. For an illustrative example of the calculation of the Merger Consideration, see “The Merger Agreement—Merger Agreement Illustrative Example” beginning on page 113 of this prospectus/information statement.

In connection with the closing of the Merger, Revance will deposit 683,200 shares of Revance common stock into an escrow fund for purposes of satisfying any post-closing purchase price adjustments and indemnification claims of Revance under the Merger Agreement. The Per Share Escrow Consideration will equal (i) the number of Escrow Shares released from the escrow fund for distribution to the HintMD holders of HintMD capital stock outstanding (or deemed outstanding) as of immediately prior to the Effective Time divided by (ii) the Escrow Company Share Number.

Q:	Why is HintMD proposing the Merger to its Stockholders?

A:

After reviewing strategic alternatives to address the opportunities and challenges facing HintMD, the HintMD Board determined that the Merger represents the best strategic alternative for HintMD. HintMD believes that the combination with Revance will provide it resources to further build its payments and subscription management platform for aesthetic practices. With a stock for stock transaction, HintMD stockholders will be able to participate in future benefits from the combination and the potential appreciation in Revance common stock.

Q:	Why have I received this prospectus/information statement?

A:

You are receiving this prospectus/information statement because you were a stockholder of record of HintMD as of                 , 2020, the Record Date for determining the HintMD stockholders entitled to execute and return the HintMD Written Consent pursuant to which the executing stockholders of HintMD shall approve or disapprove of resolutions to (i) adopt the Merger Agreement and approve the Contemplated Transactions, (ii) acknowledge that the approval given is irrevocable and that they aware of their rights to demand appraisal for their shares of HintMD common stock or HintMD preferred stock pursuant to Section 262 of the DGCL, (iii) acknowledge that you have received and read a copy of Section 262 of the DGCL, (iv) acknowledge that by their approval of the Merger they are not entitled to appraisal rights with respect to their shares of HintMD common stock or HintMD preferred stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of its capital stock under the DGCL, and (v) with respect to holders of HintMD preferred stock, consent to conversion of all shares of HintMD preferred stock to shares of HintMD common stock immediately prior to the closing of the Merger (the “HintMD Written Consent”).

This prospectus/information statement serves as an Information Statement used to solicit the written consent of HintMD stockholders for the adoption of the Merger Agreement and approval of the Contemplated Transactions, including the Merger, after the declaration of the effectiveness of the Registration Statement. It also serves as the prospectus by which Revance will offer and issue shares of Revance common stock as the Merger Shares.

If you are a stockholder of HintMD, you are requested to sign and return the HintMD Written Consent, indicating therein whether you approve or disapprove of the resolutions to (i) adopt the Merger Agreement and approve the Contemplated Transactions, (ii) acknowledge that the approval given is irrevocable upon the receipt of signed consents constituting the HintMD stockholder approval and that you aware of your rights to demand appraisal for your shares of HintMD common stock or HintMD preferred stock pursuant to Section 262 of the DGCL, (iii) acknowledge that you have received and read a copy of Section 262 of the DGCL, and (iv) acknowledge that by your approval of the Merger you are not entitled to appraisal rights with respect to your shares of HintMD common stock or HintMD preferred stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of its capital stock under the DGCL ((i)-(iv) collectively the “HintMD Written Consent Matters”).

The Merger cannot be completed unless, among other things, the requisite HintMD stockholders execute and return the HintMD Written Consent indicating a vote in favor of the HintMD Written Consent Matters. See “The HintMD Written Consent—Required Vote” beginning on page 91 of this prospectus/information statement.

Q:	Is any portion of the consideration otherwise payable HintMD stockholders being held back?

A:

Yes. 683,200 shares of the Merger Consideration otherwise deliverable to HintMD stockholders at Closing will be withheld from such holders in accordance with their Escrow Ownership Percentages and deposited in an Escrow Account to secure any post-closing adjustment to the Merger Consideration and certain indemnification obligations of such holders pursuant to the Merger Agreement. These funds will be released by the Escrow Agent on or about the 24 month anniversary of the Merger Closing Date, subject to and in accordance with the terms set forth in the Merger Agreement and the Escrow Agreement.

Additionally, $250,000 in cash, otherwise payable in the form of Revance common stock to HintMD stockholders at Closing, will be paid to the Securityholders’ Representative, for the Securityholders’ Representative use in covering any reasonable and documented fees, costs or other expenses it incurs in performing its duties or exercising its rights under the Merger Agreement or the Escrow Agreement.

For more information, see “The Merger Agreement—Merger Consideration,” “The Merger Agreement—Post-Closing Adjustment to Merger Shares” and “The Merger Agreement—Indemnification” beginning on pages 112, 112 and 126, respectively, of this prospectus/information statement and the Merger Agreement attached to this prospectus/information statement as Annex A.

Q:	How will HintMD’s outstanding equity plans and HintMD options be treated in the Merger?

A:

At the Effective Time, Revance will assume the HintMD 2017 Equity Incentive Plan. Each existing unexpired and unexercised option to purchase HintMD common stock (a “HintMD Options”) held by a current HintMD employee that is vested or unvested and each HintMD Option held by a former HintMD employee that is vested will remain outstanding and will be automatically converted into an option to purchase, on the same terms and conditions (including any applicable vesting and exercisability requirements) as were applicable to such HintMD stock option immediately prior to the Effective Time, a number of shares of Revance common stock equal to the number of shares of HintMD common stock that were subject to such options multiplied by the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the per-share exercise price of the HintMD stock option divided by the Option Exchange Ratio. The Option Exchange Ratio is the quotient of (i) the Option Merger Shares, divided by (ii) the Closing Company Share Number. Each unvested HintMD Option by a former HintMD employee will be cancelled and terminated without consideration. For more information, see “The Merger Agreement—Merger Consideration,” beginning on page 112, of this prospectus/information statement and the Merger Agreement attached to this prospectus/information statement as Annex A. After the Effective Time, each HintMD Option will no longer represent the right to acquire HintMD common stock.

Q:	How will HintMD’s outstanding warrant be treated in the Merger?

A:

Pursuant to the Merger Agreement, at least five business days prior to the Effective Time, HintMD shall (i) properly provide timely prior written notice of the Merger Agreement, the Merger and the Contemplated Transactions to the holder of the outstanding warrant to purchase shares of HintMD common stock, in accordance with the terms of such warrant and (ii) cause the holder of the outstanding warrant to purchase shares of HintMD common stock to exercise such warrant in accordance with its terms. The shares of HintMD common stock issuable upon exercise of such warrant shall receive the same treatment in connection with the Merger as all other issued and outstanding shares of HintMD common stock immediately prior to the Effective Time.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

After receiving the proper documentation from you, including a completed letter of transmittal, following the Effective Time, the Exchange Agent will forward to you the Revance common stock and any cash in lieu of fractional shares to which you are entitled. The Merger Agreement provides that no holder of any HintMD capital stock, Hint MD warrants or other instruments convertible into HintMD capital stock shall be entitled to receive any of the Merger Consideration without returning the completed and duly executed letter of transmittal. For additional information about the exchange of shares of Revance common stock for shares of HintMD common stock, see “The Merger—Exchange of Shares in the Merger; Letter of Transmittal” beginning on page 106 of this prospectus/information statement.

Q:	What is the value of the Merger Consideration?

A:

Because the number of Merger Shares is fixed, the value of the Merger Consideration may fluctuate between the date of this prospectus/information statement and the completion of the Merger based upon the market value of Revance common stock subject to certain adjustments for Cash and Cash Equivalents, Debt, Transaction Expenses and Net Working Capital as described below. If the Merger Closing occurs after July 15, 2020, any changes to Cash and Cash Equivalents, Debt, Transaction Expenses and Net Working Capital after such date will not result in further adjustment to the Merger Consideration, however, Transaction Expenses incurred after July 15, 2020 will reduce the Merger Consideration on a dollar-for-dollar basis. Any fluctuation in the market price of Revance common stock after the date of this prospectus/information statement will change the value of the Merger Shares that HintMD stockholders will receive at the Effective Time of the Merger. For more information, see “The Merger Agreement—Merger Consideration,” and “The Merger Agreement—Post-Closing Adjustment to Merger Shares” beginning on page 112, respectively, of this prospectus/information statement and the Merger Agreement attached to this prospectus/information statement as Annex A.

Based on the estimated amount of Cash and Cash Equivalents, Debt, Transaction Expenses and Net Working Capital of HintMD as of                , 2020, and the volume weighted average closing sale price of one share of Revance common stock as reported on Nasdaq for the ten consecutive trading day period ending on                , 2020, the last practicable trading day prior to the mailing of this prospectus/information statement, the Per Share Merger Consideration would represent approximately                shares of Revance common stock per share of HintMD capital stock. We urge you to obtain current market quotations of Revance common stock. For an illustrative example of the calculation of the Per Share Merger Consideration, see “The Merger Agreement—Merger Agreement Illustrative Example” beginning on page 113 of this prospectus/information statement.

Q:	Where will the shares of Revance common stock that I receive in the Merger be traded?

A:

Shares of Revance common stock are listed on the Nasdaq under the symbol “RVNC.” Revance will apply to have the new shares of Revance common stock issued in the Merger listed on the Nasdaq upon consummation of the Merger.

Q:	How does the HintMD Board recommend that HintMD stockholders vote?

A:

On May 18, 2020, the HintMD board unanimously (i) determined that the Merger Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the HintMD and its stockholders, and approved, adopted and declared the Merger and Contemplated Transactions advisable in all respects, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by HintMD and the Merger and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the HintMD stockholders vote to approve the HintMD Written Consent Matters.

Accordingly, the HintMD board unanimously recommends that the HintMD stockholders execute and return the HintMD Written Consent indicating their vote in favor of the HintMD Written Consent Matters.

See “The Merger—HintMD’s Reasons for the Merger and Recommendation of the HintMD Board of Directors” beginning on page 99 of this prospectus/information statement.

Q:	Are any HintMD stockholders already committed to vote in favor of the HintMD Written Consent Matters?

A:

Yes. Pursuant to the Voting Agreements, the directors, executive officers and certain stockholders of HintMD, in their respective capacities as stockholders of HintMD (the “Subject Stockholders”) (who collectively own, in the aggregate, 40% of the shares of HintMD capital stock outstanding on an as-converted basis and approximately 18% of the outstanding shares of HintMD preferred stock as of the date of the Merger Agreement) have agreed to vote the shares of HintMD common stock owned and/or controlled by such Subject Stockholder in favor of, among other things, the adoption of the Merger Agreement and approval of the consummation of the Merger. Such obligation necessarily requires that each Subject Stockholder vote in favor of the HintMD Written Consent Matters. For more information, see “The Voting Agreements” beginning on page 103 of this prospectus/information statement.

Q:	Who is entitled to execute and deliver written consents to HintMD to vote in favor of the HintMD Written Consent Matters?

A:

Only HintMD stockholders of record who owned shares of HintMD common stock and shares of HintMD preferred stock at the close of business on the Record Date are entitled to execute and deliver the HintMD Written Consent. On the Record Date, there were                 shares of HintMD common stock issued and outstanding and 11,422,544 shares of HintMD preferred stock issued and outstanding, including: 1,953,362 shares of HintMD Series A-1 preferred stock issued and outstanding, 2,640,000 shares of HintMD Series A-2 preferred stock issued and outstanding, 266,666 shares of HintMD Series A-3 preferred stock issued and outstanding, 1,489,616 shares of HintMD Series B-1 preferred stock issued and outstanding, 2,714,410 shares of HintMD Series B-2 preferred stock issued and outstanding, and 2,358,490 shares of HintMD Series C preferred stock issued and outstanding.

Q:	How many votes do I have if I am a HintMD stockholder?

A:	Each share of HintMD common stock and HintMD preferred stock that you owned at the close of business on the Record Date entitles you to one vote with respect to the HintMD Written Consent.

Q:	What vote is required to approve the HintMD Written Consent Matters?

A:

The proposals to be submitted to the HintMD stockholders pursuant to the HintMD Written Consent require the affirmative written consent of the holders (as of the Record Date) of (i) a majority of the shares of HintMD preferred stock (on an as-converted to common stock basis) and HintMD common stock, voting together as a single class and (ii) a majority of the shares of HintMD preferred stock, voting as a separate class.

The failure to execute and return the HintMD Written Consent will have the same effect as a vote “AGAINST” all of the HintMD Written Consent Matters. The Merger cannot be consummated without the approval of the HintMD Written Consent Matters by the requisite HintMD stockholders.

Q:	How do I vote my shares?

A:	If you are a HintMD stockholder of record as of the Record Date you may execute and deliver the HintMD Written Consent to .

Q:	What is the deadline for submission of the HintMD Written Consent by HintMD stockholders?

A:

HintMD has set                , 2020 as the deadline for HintMD stockholders to execute and return the HintMD Written Consent (the “Consent Deadline”). HintMD reserves the right to extend the Consent Deadline, and any such extension may be made without notice to HintMD stockholders.

Q:	Can I change my vote after I have executed and delivered the HintMD Written Consent?

A:	HintMD stockholders of record may withdraw their written consent at any time before the Consent Deadline by sending HintMD a written notice of revocation to .

Q:	Are Revance stockholders voting on the Merger?

A:	No. No vote of the Revance stockholders is required to complete the Merger.

Q:	When is the Merger expected to be completed?

A:

Revance and HintMD are working toward completing the Merger as expeditiously as possible and currently expect the Merger to be completed in the third quarter of 2020. However, Revance and HintMD cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed. For more information, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 of this prospectus/information statement.

Q:	Are there risks associated with the Merger that I should consider in deciding how to vote?

A:

Yes. There are a number of risks related to the Merger and the Contemplated Transactions that are discussed in this prospectus/information statement. Please read carefully the detailed description of the risks described in “Risk Factors—Risks Related to the Merger” beginning on page 18 of this prospectus/information statement, “Risk Factors—Risks Related to Revance Following the Merger” beginning on page 22 of this prospectus/information statement, Risk Factors—Risks Related to Revance” beginning on page 24 of this prospectus/information statement and “Risk Factors—Risks Related to HintMD” beginning on page 75 of this prospectus/information statement.

Q:	Am I entitled to appraisal rights?

A:

Yes, the holders of HintMD capital stock are entitled to appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL. For more information, see “The Merger—Appraisal Rights for HintMD Stockholders” beginning on page 107 of this prospectus/information statement.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of HintMD capital stock?

A:

Each of Revance and HintMD intends the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131 of this prospectus/information statement. However, completion of the Merger is not conditioned upon receipt of an opinion from counsel that the Merger qualifies as a reorganization, and the Merger will occur even if the Merger does not qualify as a reorganization. Assuming the Merger qualifies as a reorganization, subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131 of this prospectus/information statement, U.S. holders of HintMD capital stock are not expected to recognize gain or loss for U.S. federal income tax purposes on the exchange of shares of HintMD capital stock for Revance common stock in the Merger, except with respect to their Escrow Ownership Percentage of the Securityholders’ Representative Reserve and any cash received in lieu of fractional shares of Revance common stock.

Please carefully review the information set forth in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131 of this prospectus/information statement for a more complete description of the material U.S. federal income tax consequences of the Merger. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your own tax advisors as to the specific tax consequences of the Merger to you.

Q:	What are the conditions to completion of the Merger?

A:

In addition to the approval of the Merger, the Merger Agreement and the Contemplated Transactions by HintMD stockholders, completion of the Merger is subject to the satisfaction of a number of other customary conditions. For additional information on the conditions to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 123 of the prospectus/information statement.

Q:	What happens if the Merger is not completed?

A:

If the Merger is not completed, HintMD stockholders will not receive any of the Merger Consideration for their shares of HintMD common stock or HintMD preferred stock. Instead, HintMD and Revance will remain independent companies. Under certain circumstances, in the event the Merger Agreement is terminated pursuant to its terms, HintMD may be required to pay Revance a termination fee. The termination fee is described in more detail in “The Merger Agreement—Termination Fee and Expenses” beginning on page 129 of this prospectus/information statement.

Q:	What do I need to do now?

A:

You may execute and return your HintMD Written Consent to HintMD in accordance with the instructions provided by HintMD once the Registration Statement, of which this prospectus/information statement forms a part, is declared effective by the SEC.

Q:	Who is paying for this solicitation of written consent?

A:	All fees and expenses incurred in connection with the solicitation of the written consent will be paid by HintMD.

Q:	Who can help answer my questions?

A:

If you are a HintMD stockholder and have any questions about the Merger or how to return your executed HintMD Written Consent or if you need additional copies of this prospectus/information statement, you should contact: Donna Meyer, Executive Director, Legal Services & Compliance at investor-relations@hintmd.com.

SUMMARY

The following summary highlights selected information described in more detail in this prospectus/information statement and does not contain all of the information that is important to you. To understand the Merger and the other matters to be voted on by HintMD stockholders pursuant to the HintMD Written Consent, and to obtain a more complete description of the Merger Agreement, you should carefully read this entire prospectus/information statement, including the annexes, and the other documents to which Revance and HintMD refer you. Revance and HintMD have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Revance Therapeutics, Inc. (see page 153)

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California, 94560

(510) 742-3400

Revance Therapeutics, Inc. is a biotechnology company focused on innovative aesthetic and therapeutic offerings, including its next-generation neuromodulator product, DaxibotulinumtoxinA for Injection. DaxibotulinumtoxinA for Injection combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. Revance has successfully completed a Phase 3 program for DaxibotulinumtoxinA for Injection in glabellar (frown) lines and is pursuing U.S. regulatory approval in 2020. Revance is also evaluating DaxibotulinumtoxinA for Injection in the full upper face, including glabellar lines, forehead lines and crow’s feet, as well as in three therapeutic indications - cervical dystonia, adult upper limb spasticity and plantar fasciitis. Beyond DaxibotulinumtoxinA for Injection, Revance entered into an exclusive distribution agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of Resilient Hyaluronic Acid® (“RHA®”) dermal fillers in the U.S., the first and only range of FDA-approved fillers for correction of dynamic facial wrinkles and folds. Revance also has an agreement with Mylan N.V. to develop a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. Revance is dedicated to making a difference by transforming patient experiences. Revance common stock is listed on Nasdaq under the symbol “RVNC”.

For additional information about Revance, see “Information About Revance Therapeutics, Inc.” beginning on page 153 of the prospectus/information statement.

Hint, Inc. (see page 202)

Hint, Inc.

7901 Stoneridge Drive, Suite 150

Pleasanton, California 94588

(925) 621-8866

Founded in 2014, Hint, Inc. is a private technology platform company, doing business under the name HintMD, working to revolutionize the aesthetic experience for physicians and patients. In addition to offering customized smart point-of-sale payment systems, the company partners with board certified physicians to offer personalized treatment plan subscription solutions, loyalty programs and integrated partners to drive patient engagement, compliance and improved clinical outcomes. HintMD is based in Pleasanton, California, supporting the needs of the U.S. medical aesthetic industry consisting of more than 33,000 physician-owned practices.

For additional information about HintMD, see “Information About Hint, Inc.” beginning on page 202 of the prospectus/information statement.

Heart Merger Sub, Inc.

Heart Merger Sub, Inc.

7555 Gateway Boulevard

Newark, California, 94560

(510) 742-3400

Heart Merger Sub. Inc., a Delaware corporation and a wholly-owned subsidiary of Revance, was organized solely for the purpose of entering into the Merger Agreement and completing the Merger and the other Contemplated Transactions. Merger Sub has not conducted any business operations other than in connection with the Contemplated Transactions. Upon consummation of the Merger, Merger Sub will cease to exist, with HintMD surviving the Merger as a wholly-owned subsidiary of Revance.

The Merger (see page 93)

Pursuant to the terms of the Merger Agreement, among other things, Merger Sub will merge with and into HintMD with HintMD surviving the Merger as a wholly-owned subsidiary of Revance.

The Merger Agreement (see page 111)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is included as Annex A to this prospectus/information statement and is incorporated by reference herein. You should read the Merger Agreement carefully and in its entirety, as it is the principal legal document governing the Merger.

Merger Consideration (see page 112)

At the Effective Time, each share of HintMD capital stock issued and outstanding immediately prior to the Effective Time will, subject to certain exceptions, be converted into the right to receive, without interest, a number of shares of Revance common stock equal to (i) the Per Share Merger Consideration, and (ii) in connection with a distribution of Escrow Shares, if any, the Per Share Escrow Consideration (as defined below).

Post-Closing Adjustment to Merger Shares (see page 112)

The Merger Consideration is subject to post-closing adjustments if the estimated Cash and Cash Equivalents, Debt, Transaction Expenses and Net Working Capital of HintMD differs from the actual figures as of the applicable measurement time. If the Merger Closing occurs after July 15, 2020, any changes to Cash and Cash Equivalents, Debt and Net Working Capital after such date will not result further adjustment to the Merger Consideration, however, Transaction Expenses incurred after July 15, 2020 will reduce the Merger Consideration on a dollar-for-dollar basis.

Procedures for Exchanging HintMD Capital Stock in the Merger (see page 114)

Promptly after the Effective Time of the Merger, the Exchange Agent will mail to each holder of record of HintMD capital stock immediately prior to the Effective Time a letter of transmittal and instructions for the surrender of the holder’s HintMD stock certificate(s) or book-entry shares for the Merger Consideration (including cash in lieu of any fractional Revance shares). Please do not send in your certificates until you receive these instructions. The Merger Agreement provides that no holder of any HintMD capital stock, Hint MD warrants or other instruments convertible into HintMD capital stock shall be entitled to receive any of the merger consideration without returning the completed and duly executed letter of transmittal.

Appraisal Rights for HintMD Stockholders (see page 107)

Holders of HintMD capital stock are entitled to appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL. See “The Merger—Appraisal Rights for HintMD Stockholders” beginning on page 107 of the prospectus/information statement.

HintMD’s Reasons for the Merger and Recommendation of the HintMD Board of Directors (see page 99)

In the course of reaching its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions, the HintMD board consulted with its senior management and legal counsel, reviewed a significant amount of information and considered a number of reasons, uncertainties and risks concerning the Merger and the Contemplated Transactions. The HintMD board concluded that the potential uncertainties and risks associated with the proposed Merger were outweighed by the potential benefits of completing the Merger. Accordingly, on May 18, 2020, after careful consideration, the HintMD board approved the Merger Agreement and determined that the Merger Agreement and the Contemplated Transactions are advisable and fair to, and in the best interests of, HintMD and its stockholders. For the reasons why the HintMD board reached its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions and for additional information, see “The Merger—HintMD’s Reasons for the Merger and Recommendation of the HintMD Board of Directors” beginning on page 99 of this prospectus/information statement.

Revance’s Reasons for the Merger (see page 102)

In the course of reaching its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions, the Revance board consulted with its senior management and legal counsel, conducted extensive market research, reviewed a significant amount of information and considered a number of reasons, uncertainties and risks concerning the Merger and the Contemplated Transactions. The Revance board concluded that the potential uncertainties and risks associated with the proposed Merger were outweighed by the potential benefits of completing the Merger. Accordingly, on May 18, 2020, after careful consideration, the Revance board approved the Merger Agreement and determined that the Merger Agreement and the Contemplated Transactions are advisable and fair to, and in the best interests of, Revance. For the reasons why the Revance board reached its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions and for additional information, see “The Merger—Revance’s Reasons for the Merger” beginning on page 102 of this prospectus/information statement.

Required HintMD Stockholder Vote (see page 120)

The proposals to be submitted to the HintMD stockholders pursuant to the HintMD Written Consent require the affirmative written consent of the holders (as of the Record Date) of (i) a majority of the shares of HintMD preferred stock (on an as-converted to common stock basis) and HintMD common stock, voting together as a single class and (ii) a majority of the shares of HintMD preferred stock, voting as a separate class.

Interests of HintMD Directors and Executive Officers in the Merger (see page 105)

Certain executive officers of HintMD have interests in the Merger that may be different from, or in addition to, the interests of HintMD stockholders, which include:

•	HintMD’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

•	Aubrey Rankin, HintMD’s Chief Executive Officer and a member of the HintMD board, is a holder 1,719,851 shares of HintMD common stock and is a trustee of The Rankin Irrevocable Trust, which holds 491,400 shares of HintMD common stock. Rankin Family Foundation is a holder of 245,700 shares of HintMD common stock. Mr. Rankin is also a holder of 151,384 shares of HintMD Options, of which 31,596 shares have vested as of May 31, 2020 and 119,788 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Rankin is terminated by Revance under certain circumstances following the closing of the Merger.

•

Revance has offered Mr. Rankin the position of the Revance’s President of Innovation and Technology, contingent on the Merger Closing. While Revance and Mr. Rankin have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $395,000 and an annual discretionary bonus target of 45% of Mr. Rankin’s base salary. Mr. Rankin will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions. As an employee of Revance, Mr. Rankin will not be eligible to receive additional compensation for his service as a director under Revance’s Non-Employee Director Compensation Policy.

•	Mr. Rankin is a holder of 10,620 shares of Revance common stock, which were acquired in 2018 and 2019.

•

Vojin Kos, HintMD’s Chief Commercial Officer and a member of the HintMD’s board of directors, is a holder 1,554,159 shares of HintMD common stock and is a trustee of The Kos Irrevocable Trust, which holds 444,100 shares of HintMD common stock. Kos Family Foundation is a holder of 222,100 shares of HintMD common stock. Mr. Kos is also a holder of 151,383 shares of HintMD Options, of which 31,595 shares have vested as of May 31, 2020 and 119,788 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Kos is terminated by Revance under certain circumstances following the closing of the Merger.

•

Revance has offered Mr. Kos the position of the Company’s Vice-President, Platform Sales and Operations, contingent on the Merger Closing. While Revance and Mr. Kos have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $300,000 and an annual discretionary bonus target of 30% of Mr. Kos’ base salary. Mr. Kos will also be eligible to participate in a sales commission plan, in amounts and terms yet to be determined. Mr. Kos will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions.

•	Mr. Kos is a holder of 3,125 shares of Revance common stock, which were acquired in 2019.

•

Ben de Waal, HintMD’s Chief Technology Officer, is a holder of 17,450 shares of HintMD Series A-1 preferred stock and a trustee of The de Waal Family Living Trust dated 5-25-1999, which holds 600,000 shares of HintMD common stock. Mr. de Waal is also a holder of 75,000 shares of HintMD Options, of which 16,666 shares have vested as of May 31, 2020 and 58,334 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. de Waal is terminated by Revance under certain circumstances following the closing of the Merger.

•

Revance has offered Mr. de Waal the position of the Revance’s Vice-President, Platform Technology and R&D, contingent on the Merger Closing. While Revance and Mr. de Waal have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $300,000 and an annual discretionary bonus target of 30% of Mr. de Waal’s base salary. Mr. de Waal will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions.

•	Mr. Rankin, Mr. Kos and Mr. de Waal may also receive additional equity grants in connection their employment with Revance following the Merger in an amount and on terms to be determined.

•

Pursuant to the Merger Agreement, options to purchase HintMD common stock (including the options held by the directors and officers of HintMD) will be assumed by Revance and become options to purchase Revance common stock, without contribution to (or the right to receive distributions from) the Escrow Shared to the be held in the Escrow Account.

•	Revance has agreed to make reasonable best efforts to appoint Aubrey Rankin as a director of Revance contingent on the Merger Closing.

Each of the HintMD board and Revance board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and, in the case of the HintMD board, in making its recommendations that HintMD stockholders adopt the Merger Agreement.

Interests of Revance Directors and Executive Officers in the Merger (see page 106)

In considering the recommendation of the Revance board with respect to the Merger, you should be aware that certain members of the Revance board and certain executive officers of Revance have interests in the Merger that may be different from, or in addition to, the interests of Revance stockholders, which include:

•

Mark Foley, Revance’s Chief Executive Officer and a member of the Revance board, previously served on the HintMD board and was the Chairman of the board of directors from October 2017 until May 2020 and is a holder of 817,383 shares of HintMD common stock. Mr. Foley is also the trustee of the Foley Family Trust, which holds 121,182 shares of HintMD Series A-1 preferred stock and 36,195 shares of HintMD Series B-2 preferred stock.

Each of the HintMD board and Revance board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and, in the case of the HintMD board, in making its recommendation that HintMD stockholders adopt the Merger Agreement.

The Voting Agreements (see page 103)

Certain of the HintMD stockholders who in the aggregate own approximately 40% of the shares of HintMD capital stock outstanding on an as-converted basis and approximately 18% of the outstanding shares of HintMD preferred stock as of the date of the Merger Agreement, are parties to voting agreements with Revance, whereby such stockholders have agreed to vote their shares in favor of the adoption or approval, among other things, of the Merger Agreement and the approval of the Contemplated Transactions, including the Merger, subject to the terms of the Voting Agreements.

The Lock-Up Agreements (see page 104)

Concurrently with the execution of the Merger Agreement, the directors and officers of HintMD, entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which such persons have agreed not to, except in limited circumstances, sell, transfer or dispose of, directly or indirectly, any of the Revance common stock issued to such persons as consideration in the Merger for the periods of time set forth therein.

The Loan Agreement (see page 105)

Concurrent with the execution and delivery of the Merger Agreement, Revance and HintMD entered into a loan agreement (the “Loan Agreement”), pursuant to which Revance has agreed to advance to HintMD amounts to fund working capital prior to the Merger Closing in an aggregate amount of up to $14,391,759.

Conditions to Completion of the Merger (see page 123)

The Merger Closing is subject to the satisfaction of a number of customary conditions, including the approval of the Merger by the HintMD stockholders, the Registration Statement, of which this prospectus/information statement forms a part, having been declared effective by the SEC and the delivery of various other ancillary documents by HintMD.

Efforts to Complete the Merger (see page 121)

HintMD and Revance have each agreed to use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable law or otherwise to consummate the Merger as promptly as practicable.

No Solicitation of Acquisition Proposals and Changes in Board Recommendation (see page 118)

The Merger Agreement prohibits HintMD from soliciting alternative transaction to the Merger. HintMD has agreed that it and its subsidiaries will not, and will use reasonable best efforts to cause its officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Takeover Proposal or takeover inquiry or take any action that could reasonably be expected to lead to a Takeover Proposal or takeover inquiry;

•

furnish any non-public information regarding HintMD or any of its subsidiaries to any person in connection with or in response to a Takeover Proposal or takeover inquiry (other than to inform any person of the existence of the non-solicitation obligations under the Merger Agreement);

•

engage in discussions or negotiations with any person (other than to inform any person of the existence of the non-solicitation obligations under the Merger Agreement) with respect to any Takeover Proposal or takeover inquiry;

•	approve or recommend any Takeover Proposal;

•

execute or enter into any binding or nonbinding letter of intent, memorandum of understanding or similar understanding or contract contemplating or otherwise relating to any Takeover Proposal (other than a permitted confidentiality agreement); or

•	resolve or agree to do any of the foregoing.

Prior to obtaining HintMD stockholder approval, HintMD may:

•	furnish non-public information regarding HintMD and its subsidiaries to; and

•	enter into discussions and negotiations with, any person and its Representatives in response to a bona fide Takeover Proposal by any person.

However, to take such actions: (i) the Takeover Proposal must not be the result of HintMD’s or its Representatives’ material breach of the restrictions described above, (ii) HintMD must provide Revance at least one business day’s notice of its intention to furnish any information or engage in any such discussions or negotiations, and HintMD must enter into a confidentiality agreement subject to certain specified terms, (iii) the HintMD board must conclude, in good faith based on the advice of HintMD’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the HintMD board; and (iv) substantially contemporaneously with furnishing any such nonpublic information to such person, HintMD must furnish such nonpublic information to Revance (to the extent such information has not been previously furnished to Revance).

In the event any Representative acting on behalf of HintMD takes any action that, if taken by HintMD, would constitute a breach of HintMD’s non-solicit obligations, HintMD will be deemed to have breached the Merger Agreement.

The Merger Agreement requires HintMD to promptly notify Revance if HintMD or any of its Representative receives a Takeover Proposal at any time before the Effective Time of such Takeover Proposal (including the identity of the person making or submitting such Takeover Proposal, and the material terms thereof), which notice must include, among other things, a copy of all material written materials relating to such Takeover Proposal. In addition, HintMD is required to keep Revance reasonably informed with respect to any material developments and material terms of any such Takeover Proposal, including, among other things, by providing copies of any additional material requests, and any proposals, counterproposals or offers.

If at any time prior to the receipt of the HintMD stockholder approval, HintMD receives a written Takeover Proposal which did not arise out of a material breach of HintMD’s non-solicitation obligations described above that, after consultation with HintMD’s outside legal counsel, the HintMD board determines, in good faith, is a Superior Offer, the HintMD board may make an Adverse Recommendation Change, if all of the following apply:

•

the HintMD board determines in good faith, after consultation with HintMD’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the HintMD board to the HintMD stockholders under applicable law;

•	HintMD gives Revance prior written notice of its intention to consider making an Adverse Recommendation Change at least four business days prior to making any such Adverse Recommendation Change; and

•	if

•	HintMD will have provided to Revance copies of all proposed agreements related to the Takeover Proposal,

•

during the four business days after the delivery of such notice to Revance, HintMD gives Revance the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal and HintMD makes its Representatives reasonably available to negotiate in good faith with Revance with respect to such proposed revisions or other proposal, if any; and

•

the HintMD board determines, in good faith, after consultation with HintMD’s outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the HintMD board to HintMD stockholders under applicable law.

Further, if at any time prior to the receipt of the HintMD stockholder approval, a Change in Circumstance has occurred, other than in connection with a Takeover Proposal, the HintMD board may make an Adverse Recommendation Change if (subject to Revance’s rights to propose revisions to the Merger Agreement or negotiate other proposals and terminate the Merger Agreement following such Adverse Recommendation Change), the HintMD board determines in good faith, after consultation with HintMD’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the HintMD board to HintMD stockholders under applicable law.

Termination of the Merger Agreement (see page 128)

The Merger Agreement may be terminated prior to the Effective Time as follows:

•	by mutual written consent of Revance and HintMD;

•	if the Merger will not have been consummated by the End Date;

•	if a court of competent jurisdiction or other governmental body of competent jurisdiction will have issued a final and nonappealable order having the effect of permanently prohibiting the Merger;

•

if each of the following are satisfied: (i) the HintMD board has made (and not withdrawn) an Adverse Recommendation Change in accordance with the Merger Agreement, and (ii) 60 days have elapsed since the date the Information Statement is first mailed to all HintMD stockholders and the HintMD stockholder approval has not been obtained on or prior to the end of such 60 day period;

•

by HintMD if Revance or Merger Sub have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in the Merger Agreement, such that there is a failure of the applicable closing conditions to be satisfied and such breach is not curable or cured within 30 calendar days following receipt by Revance of written notice of such material breach;

•

if Revance has breached or failed to perform its obligations to fund any loan draw (or portion thereof) under the Loan Agreement as provided therein, and such breach has not been cured within 20 calendar days following receipt by Revance of written notice of such breach or failure to perform;

•

by Revance if HintMD or the Securityholders’ Representative have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in the Merger Agreement, such that there is a failure of the applicable closing conditions to be satisfied and such breach is not curable or cured within 30 calendar within 30 calendar days following receipt by HintMD of written notice of such material breach; or

•

by Revance if (i) the HintMD board has made an Adverse Recommendation Change; (ii) the HintMD board or any committee thereof has approved or recommended to the HintMD stockholders in their capacity as such any Takeover Proposal; (iii) HintMD will have entered into any binding or nonbinding letter of intent or similar document relating to any Takeover Proposal; or (iv) HintMD or any of its Representatives acting on behalf of it have knowingly and willfully materially breached any of the provisions binding on HintMD regarding non-solicitation or the HintMD board’s obligation with respect to an Adverse Recommendation Change.

Termination Fee and Expenses (see page 130)

HintMD must a pay termination fee of $7,500,000 to Revance if:

•

(i) the Merger Agreement is terminated by Revance because the Merger has not closed by the End Date, (ii) prior to such termination, the HintMD stockholder approval had not been obtained, (iii) at any time after the date of the Merger Agreement and before such termination, a Subsequent Transaction (as defined under “The Merger Agreement—Termination Fee and Expenses”) with respect to HintMD will have been either publicly announced or otherwise disclosed to HintMD or the HintMD board, and (iv) within 12 months after the date of such termination, HintMD consummates a Subsequent Transaction (or enters into a definitive agreement providing for a Subsequent Transaction, which is ultimately consummated); or

•

if the Merger Agreement is terminated by Revance as a result of, generally, the HintMD Board making an Adverse Recommendation Change, the HintMD Board approving any Takeover Proposal, HintMD entering into any agreement in respect of a Takeover Proposal or HintMD or any of its Representatives knowingly and materially breaching any non-solicit obligation or the HintMD board’s obligation with respect to an Adverse Recommendation Change.

In no event will HintMD be required to pay the Termination Fee on more than one occasion.

Accounting Treatment of the Merger (see page 106)

Revance expects the Merger will be accounted for by Revance as a business combination under the acquisition method of accounting, in conformity with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of HintMD as of the Merger Closing Date will be recorded by Revance at their respective fair values and consolidated with those of Revance. Any excess of purchase price over the fair value of the net assets will be recorded as goodwill. HintMD’s assets and liabilities and results of operations will be consolidated with those of Revance from and after the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger (see page 131)

Each of Revance and HintMD intends the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger qualifies as a reorganization, in general and subject to the qualifications and limitations set forth in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131 of this prospectus/information statement, U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of HintMD capital stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of HintMD capital stock for shares of Revance common stock in the Merger, except with respect to their Escrow Ownership Percentage of the Securityholders’ Representative Reserve and any cash received in lieu of fractional shares of Revance common stock.

Each HintMD stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131 of this prospectus/information statement for a more complete discussion of the material U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to a particular HintMD stockholder will depend on such stockholder’s particular facts and circumstances. HintMD stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of HintMD capital stock for the Merger Consideration pursuant to the Merger.

Nasdaq Listing (see page 110)

Under the Merger Agreement, Revance will use its reasonable best efforts to cause the shares of Revance common stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time. It is a condition to the Merger Closing that such shares of Revance common stock be approved for listing on Nasdaq, subject to official notice of issuance.

No Restrictions on Resale (see page 110)

All shares of Revance common stock received by HintMD stockholders in the Merger will be freely tradable, except that shares of Revance received by persons who are or become affiliates of Revance for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Certain HintMD stockholders have entered into Lock-Up Agreements that will restrict their right to resell shares of Revance common stock following the closing.

Comparison of the Rights of Holders of Revance Common Stock and HintMD Common Stock (see page 135)

The rights of HintMD stockholders who continue as Revance stockholders after the Merger will be governed by the governing corporate documents of Revance, including the certificate of incorporation and bylaws of Revance, rather than the governing corporate documents of HintMD. HintMD stockholders will have, in some respects, different rights once they become Revance stockholders due to differences between the governing corporate documents of each of the entities. These differences are described in detail in “Comparison of the Rights of Holders of Revance Common Stock and HintMD Common Stock” beginning on page 135 of this prospectus/information statement.

Risk Factors (see page 18)

Before executing and delivering the HintMD Written Consent, you should carefully consider all of the information contained in this prospectus/information statement, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 18 of this prospectus/information statement.

MARKET PRICE AND DIVIDEND INFORMATION

Revance Common Stock

Revance common stock is listed and trades on the Nasdaq under the symbol “RVNC.” As of June 1, 2020, there were 57,181,281 shares of Revance common stock outstanding. The closing price of Revance common stock on Nasdaq on May 18, 2020, the last trading day before the public announcement of the Merger Agreement, was $21.08 per share. The closing price of Revance common stock on Nasdaq on June 1, 2020, the last practicable trading day prior to the mailing of this prospectus/information statement, was $21.70 per share.

Because the market price of Revance common stock is subject to fluctuation, the market value of the shares of Revance common stock that HintMD securityholders will be entitled to receive in the Merger may increase or decrease.

Revance has never declared or paid cash dividends on its common stock. Revance intends to retain its future earnings, if any, to fund the development and growth of its business. In addition, the terms of any of Revance’s existing or future debt agreements may preclude it from paying dividends. In addition, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the Revance board and will depend upon a number of factors, including Revances’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Revance board deems relevant.

HintMD Capital Stock

HintMD capital stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the HintMD capital stock. Transactions in the shares are privately negotiated directly between the purchaser and the seller and sales, if they do occur, are not subject to any reporting system. As of June 1, 2020, there were 7,981,700 shares of HintMD common stock outstanding and 11,422,544 shares of HintMD preferred stock outstanding and approximately 269 stockholders of record.

HintMD has never declared or paid cash dividends on its common stock.

RISK FACTORS

An investment in Revance common stock in connection with the Merger involves risks. Revance describes below the material risks and uncertainties that it believes affect its business and an investment in the Revance common stock. In addition to the other information contained in this prospectus/information statement and the matters addressed under “Cautionary Statement About Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this prospectus/information statement in deciding whether to vote your HintMD shares in favor of the HintMD Written Consent. If any of the risks described in this prospectus/information statement occur, Revance’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Revance common stock and the Merger Consideration could decline significantly, and, after consummation of the Merger, you could lose all or part of your investment. For additional information, see “Where You Can Find More Information” beginning on page 258 of this prospectus/information statement.

Risks Related to the Merger

Because the number Merger Shares are subject to purchase price adjustments pursuant to the Merger Agreement, and the market price of Revance common stock will fluctuate, you cannot be sure of the value of the Per Share Merger Consideration that you will receive in the Merger until the Merger Closing Date.

In connection with the Merger Closing, HintMD stockholders will be entitled to receive a fixed number of shares of Revance common stock in the Merger, rather than a number of shares of Revance common stock with a particular fixed market value (subject to the adjustments described in “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Post-Closing Adjustment to Merger Shares”). The fixed number of shares of Revance common stock that will be issued will not be determined until the Merger Closing Date based on estimates of Cash and Cash Equivalents, Debt, Net Working Capital and unpaid Transaction Expenses of HintMD and will be subject to a post-closing adjustment.

In addition, the market price of the shares of Revance common stock issuable in connection with the Merger will fluctuate from its price on the date prior to the date the Merger Agreement was executed, the date of this prospectus/information statement or the date on which HintMD stockholders vote or execute the HintMD Written Consent regarding the Merger. The Merger Shares will not be adjusted to reflect any changes in the market prices of Revance common stock and the market value of Revance common stock issued in connection with the Merger may be higher or lower than the market values of these shares on earlier dates.

Changes in the market price of Revance common stock may result from a variety of factors that are beyond the control of Revance, including changes in its business, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the Merger, the likelihood that the Merger will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of Revance common stock. Changes in market price of Revance common stock may also be caused by business impacts of the COVID-19 pandemic, fluctuations and developments affecting industry-specific and general economic and market conditions and may have an adverse effect on Revance common stock prior to the consummation of the Merger.

HintMD is not permitted to terminate the Merger Agreement solely because of changes in the market price of Revance common stock. You are urged to obtain an up-to-date price for Revance common stock. There is no assurance that the Merger will be completed, that there will not be a delay in the completion of the Merger, or that all or any of the anticipated benefits of the Merger will be obtained.

The Merger will not be completed unless the conditions are satisfied or waived, including approval by HintMD stockholders.

The consummation of the Merger is subject to numerous conditions, including (i) there being no court order or law enacted which would make the consummation of the Merger illegal, (ii) the adoption of the Merger

Agreement and the approval of the Merger by the requisite HintMD stockholders, (iii) the effectiveness of the Registration Statement on Form S-4 of which this prospectus/information statement forms a part, and (iv) other customary closing conditions. See the section “The Merger Agreement — Conditions to Completion of the Merger.”

If the Merger is not completed for any reason, including the failure to complete the Merger by the End Date (or such later date to which such date may be extended in accordance with the terms of the Merger Agreement), the price of Revance common stock may decline to the extent that the market price of Revance common stock reflects or previously reflected positive market assumptions that the Merger would be completed and the related benefits would be realized. In addition, Revance and HintMD have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Merger. These expenses must be paid regardless of whether the Merger is consummated. If the Merger is not consummated because the Merger Agreement is terminated, HintMD may be required under certain circumstances to pay Revance a Termination Fee of $7.5 million. There is no assurance that the Merger will be consummated. See “The Merger Agreement—Condition to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages 123 and 128 of this prospectus/information statement.

HintMD stockholders who receive shares of Revance common stock in the Merger will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

HintMD stockholders currently have the right to vote in the election of the board of directors of HintMD and on other matters affecting HintMD. Upon the completion of the Merger, HintMD stockholders who receive shares of Revance common stock in the Merger will be stockholders of Revance with a percentage ownership in Revance that is smaller than such stockholder’s current percentage ownership of HintMD. It is currently expected that the former stockholders of HintMD as a group will receive shares in the Merger constituting approximately     % of the outstanding shares of Revance common stock immediately after the Merger. Because of this, HintMD stockholders who receive shares of Revance common stock in the Merger will have less influence on the management and policies of the combined company than they now have on the management and policies of HintMD.

Revance and HintMD may waive one or more of the conditions to the Merger without re-soliciting HintMD stockholder approval for the Merger Agreement.

Revance or HintMD may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Merger. Revance or HintMD currently expect to evaluate the materiality of any waiver and its effect on Revance or HintMD stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this prospectus/information statement or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the Merger or as to re-soliciting stockholder approval or amending this prospectus/information statement as a result of a waiver will be made by Revance or HintMD, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

While the Merger is pending, HintMD is subject to contractual restrictions that could harm its business and operating results.

The Merger Agreement includes restrictions on the conduct of HintMD’s business prior to the completion of the Merger, generally requiring HintMD to operate in the ordinary course of business and in compliance with applicable law, and restricting HintMD from taking certain specified actions absent Revance’s prior written consent. See “The Merger Agreement—Conduct of Business” beginning on page 118 of this prospectus/information statement. HintMD may find that these and other obligations in the Merger Agreement may delay or prevent HintMD from or limit its ability to respond effectively to competitive pressures, industry developments and future business opportunities that may arise during such period, even if HintMD’s management and the HintMD board think they may be advisable. These restrictions could adversely impact HintMD’s business and operating results, regardless of whether the Merger is completed.

The Merger Agreement limits HintMD’s ability to pursue alternative transactions which could deter a third party from proposing an alternative transaction.

The Merger Agreement contains provisions that, subject to certain exceptions, limit HintMD’s ability to solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Takeover Proposal or Takeover Inquiry or furnish any nonpublic information regarding HintMD in connection with or in response to a Takeover Proposal or Takeover Inquiry. See “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 118 of this prospectus/information statement. It is possible that these or other provisions in the Merger Agreement might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of the outstanding shares of HintMD common stock from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire HintMD common stock than it might otherwise have proposed to pay.

The consummation of the Merger may permit counterparties to other agreements with HintMD to terminate those agreements.

HintMD is party to certain agreements that give the counterparties to such agreements, including investors and commercial partners, certain rights, including notice, consent and other rights in connection with “change of control” transactions or otherwise, that may give rise to a default by HintMD under the agreements or may give rise to other rights of the counterparty, such as the right to terminate the agreement. Under certain of these agreements, the Merger may constitute a “change of control” or otherwise give rise to consent, termination rights or other rights, which the counterparties may assert. If the counterparties do claim a default of the agreements by HintMD, terminate the agreements, or assert other rights in connection with the Merger, such actions may adversely affect business and operations of Revance and the value of Revance common stock following the Merger.

HintMD’s executive officers and directors have financial interests in the Merger that are different from, or in addition to, the interests of HintMD stockholders generally.

Executive officers of HintMD negotiated the terms of the Merger Agreement with Revance, and the HintMD board unanimously approved and recommended that HintMD stockholders vote to approve the Merger Agreement. In considering these facts and the other information contained in this prospectus/information statement, you should be aware that certain HintMD’s executive officers and directors have financial interests in the Merger that are different from, or in addition to, the interests of HintMD stockholders generally. For additional information, see “The Merger—Interests of HintMD Directors and Executive Officers in the Merger” beginning on page 105 of this prospectus/information statement.

The Merger will involve substantial costs.

Revance and HintMD have incurred and expect to continue to incur substantial costs and expenses relating directly to the Merger and the issuance of Revance common stock in connection with the Merger, including, as applicable, professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. If the Merger is not completed, Revance and HintMD will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively affect Revance and HintMD.

If the Merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Revance’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Merger will be consummated. If the consummation of the Merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the Merger Agreement is terminated and the HintMD board seeks another Merger or business combination, HintMD stockholders cannot be certain that HintMD will be able to find a party willing to engage in a transaction on more attractive terms than the Merger. HintMD may require an immediate infusion of cash through a dilutive financing and such financing may not be available or may not be available on attractive terms.

Uncertainty about the Merger may adversely affect the business of Revance and HintMD whether or not the Merger is completed.

Each of Revance and HintMD are subject to risks in connection with the announcement and pendency of the Merger including risks from possibly foregoing opportunities Revance and HintMD might otherwise pursue absent the proposed Merger. Furthermore, uncertainties about the Merger may cause current and prospective employees of HintMD to experience uncertainty about their future with HintMD or Revance. These uncertainties may impair HintMD’s ability to retain, recruit or motivate key management and other personnel.

If the Merger does not qualify as a tax-free reorganization, the receipt of Revance common stock pursuant to the Merger could be fully taxable to all HintMD stockholders.

Each of Revance and HintMD intends the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, completion of the Merger is not conditioned upon receipt of an opinion from counsel dated as of the Closing Date that the Merger qualifies as a reorganization. The tax opinions received by Revance and HintMD as of the effective date of this prospectus/information statement are based on representation letters delivered as of such date by Revance and HintMD pertaining to factual matters and on certain factual assumptions, including with respect to the number of HintMD shares held by, and the amount of consideration payable to, HintMD stockholders that exercise appraisal rights, if any. If any of these assumptions or representations proves incorrect, for example, if there is a change in applicable law or if consideration paid to HintMD stockholders exercising dissenters’ rights is significant, the Merger could be fully taxable to all HintMD stockholders. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131.

The Merger Agreement provides that following the Merger Closing, Revance will be entitled to indemnification for damages from the Escrow Shares and, in some cases, directly against the holders of HintMD capital stock and the Term Loan Agreement for the indemnifiable matters set forth in the Merger Agreement.

The Merger Agreement provides that each holder of HintMD common stock, HintMD preferred stock and the holder of convertible securities under the Term Loan Agreement, but excluding dissenting stockholders and holders of HintMD options in their capacity as such (the “Participating Securityholders”) will, severally and not jointly, in accordance with their Escrow Ownership Percentages, indemnify Revance, and its affiliates, officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns in respect of any Damages arising out of certain indemnifiable matters set forth in the Merger Agreement. If Revance become entitled to recover Damages with respect to such indemnifiable matters, it will be entitled to recover such Damages from the Escrow Shares held in the Escrow Account, which would reduce the portion of the Escrow Shares payable to the Participating Securityholders. The Merger Agreement also provides that Revance can seek indemnification directly against the Participating Securityholders for Damages respect to the Specified

Representations and the other indemnification matters provided for in the Merger Agreement that are not based on breaches of the HintMD representation and warranties, subject to the limitations provided in the Merger Agreement. For a description of these indemnification obligations, see the section entitled “The Merger Agreement – Indemnification” beginning on page 126.

Risks Related to Revance Following the Merger

Revance may fail to realize the benefits expected from the Merger or those benefits may take longer to realize than expected, which could adversely affect its stock price.

The anticipated benefits Revance expects from the Merger are based necessarily on projections and assumptions about the combined businesses of Revance and HintMD, which may not materialize as expected or which may prove to be inaccurate. In addition, Revance may not realize the anticipated benefits within the anticipated time frame if the integration process takes longer than expected or is costlier than expected. The value of Revance common stock following the completion of the Merger could be adversely affected if Revance is unable to realize the anticipated benefits from the Merger on a timely basis or at all. Achieving the benefits of the Merger will depend, in part, on Revance’s ability to integrate the business, operations and products of HintMD successfully and efficiently with its business. The challenges involved in the integration, which will be complex and time-consuming, include the following:

•	failure of Revance’s due diligence process to identify significant issues with the acquired technology, security, product architecture and legal compliance, among other matters;

•	difficulties entering new markets and integrating new technologies in which Revance has no or limited direct prior experience;

•	retaining and managing existing relationships with HintMD’s customer base;

•

developing new product features for HintMD’s subscription management and payments platform and coordinating sales and marketing efforts to effectively position the HintMD platforms and enable Revance to obtain expected benefits of the combination;

•	limitations prior to the completion of the Merger on the ability of management of Revance and HintMD to conduct planning regarding the integration of the two companies;

•	the increased scale and complexity of Revance’s operations resulting from the Merger;

•	retaining key employees of Revance and HintMD; and

•	minimizing the diversion of Revance’s management attention from other important business objectives.

If Revance does not successfully manage these issues and the other challenges inherent in integrating an acquired business of the size and complexity of HintMD, then Revance may not achieve the anticipated benefits of the Merger and its revenue, expenses, operating results and financial condition could be materially adversely affected.

Revance’s future results could suffer if it does not effectively manage its expanded operations following the Merger.

Following the Merger, the size and scope of operations of the Revance’s business will increase beyond the current size and scope of operations of either Revance’s or HintMD’s current businesses. In addition, Revance may continue to expand its size and operations through additional acquisitions or other strategic transactions. Revance’s future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Revance will be successful or that it will realize the expected synergies and other benefits currently anticipated from the Merger or anticipated from any additional acquisitions or strategic transactions that Revance may undertake in the future.

Revance expects to incur substantial expenses related to the Merger.

Revance expects to incur substantial expenses in connection with completing the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of Revance and HintMD. Although Revance and HintMD have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the Merger. In addition, prior to completion of the Merger, each of HintMD and Revance will incur or have incurred substantial expenses in connection with the negotiation and completion of the Contemplated Transactions. If the Merger is not completed, Revance and HintMD would have to recognize these expenses without realizing the anticipated benefits of the Merger.

The acquisition of HintMD may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with Revance’s integration of the business and operations of HintMD. The amount and timing of these possible charges are not yet known. Further, Revance’s failure to identify or accurately assess the magnitude of certain liabilities or necessary technology investments it is assuming in the Merger could result in unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on Revance’s business, operating results or financial condition. The price of Revance common stock following the Merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

The Revance common stock to be received by HintMD stockholders as a result of the Merger will have different rights from the shares of HintMD capital stock currently held by HintMD stockholders.

Upon completion of the Merger, HintMD stockholders will become Revance stockholders and their rights as stockholders will be governed by the Revance certificate of incorporation and the Revance bylaws. The rights associated with Revance common stock is different from the rights associated with HintMD capital stock, and afford former holders of HintMD preferred stock, who will receive Revance common stock upon the completion of the Merger, significantly fewer rights, preferences and privileges than they were afforded under HintMD’s charter documents. See “Comparison of the Rights of Holders of Revance Common Stock and HintMD Common Stock” beginning on page 135 of this prospectus/information statement for a discussion of the different rights associated with Revance common stock.

Sales of substantial amounts of Revance common stock following the expiration of the Lock-Up Agreements in the open market by former HintMD stockholders could depress Revance’s stock price.

Shares of Revance common stock that are issued to HintMD stockholders, including those shares issued upon the exercise of outstanding stock options, will be freely tradable without restrictions or further registration under the Securities Act, in some cases following the expiration of the Lock-Up Agreements. If the Merger is completed and if former HintMD stockholders sell substantial amounts of Revance common stock in the public market following consummation of the Merger, the market price per share of Revance common stock may decline.

The Revance certificate of incorporation will govern Revance common stock received by former HintMD stockholders following the Merger and provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between Revance and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The Revance certificate of incorporation will govern the combined company following the Merger and provides that, unless Revance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Revance; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Revance to Revance or its stockholders; (iii) any action asserting a claim against Revance arising pursuant to any provision of the DGCL, the Revance certificate of incorporation or the Revance bylaws; or (iv) any action asserting a claim against Revance governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of HintMD shall be deemed to have notice of and to have consented to the provisions of the Revance certificate of incorporation. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Exchange Act or Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in the Revance certificate of incorporation will not relieve Revance of its duties to comply with the federal securities laws and the rules and regulations thereunder, and stockholders of Revance following the Merger will not be deemed to have waived Revance’s compliance with these laws, rules and regulations.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Revance or its directors, officers or other employees, which may discourage lawsuits against Revance and its directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery of the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Revance than to its stockholders.

Risks Related to Revance

Risks Related to Revance’s Business and Strategy

Revance is substantially dependent on the clinical and commercial success of its product candidate DaxibotulinumtoxinA for Injection.

To date, Revance has invested substantial efforts and financial resources in the research and development of botulinum toxin-based product candidates. Revance’s success as a company is substantially dependent on the clinical and commercial success of DaxibotulinumtoxinA for Injection.

Revance completed Phase 3 clinical development for DaxibotulinumtoxinA for Injection in North America for the treatment of glabellar lines. From 2016 to 2018, Revance conducted and announced results relating to multiple pivotal and safety trials in its SAKURA Phase 3 program. The SAKURA 1 and SAKURA 2 trials were designed to evaluate the safety and efficacy of a single administration of DaxibotulinumtoxinA for Injection for the treatment of moderate-to-severe glabellar lines in adults. In addition to the two pivotal trials, the Phase 3 program includes a long-term open-label safety trial (SAKURA 3), which is designed to evaluate the long-term safety and duration of DaxibotulinumtoxinA for Injection for the treatment of moderate to severe glabellar lines in adults following both single and repeat treatment administration. SAKURA 3 was designed to support a safety database adequate for both domestic and international marketing applications. Revance submitted its BLA to the

FDA for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines in November 2019. In February 2020, the FDA accepted the BLA filing. If the BLA is approved on or by the PDUFA target action date, Revance plans to initiate commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before the end of 2020.

In 2015, Revance initiated a Phase 2 dose-escalating, open-label clinical study of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia. The Phase 2 study evaluated the safety, preliminary efficacy, and duration of effect of DaxibotulinumtoxinA for Injection in subjects with moderate to severe isolated cervical dystonia. Based on the Phase 2 safety and efficacy results and subsequent guidance from the FDA and EMA, in June 2018 Revance announced the initiation of patient dosing in its ASPEN Phase 3 clinical program. The ASPEN Phase 3 clinical program consists of two trials to evaluate the safety and efficacy of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia in adults including: a randomized, double-blind, placebo-controlled, parallel group trial and an open-label, long-term safety trial. In November 2019, Revance announced the completion of the ASPEN Phase 3 pivotal trial enrollment, and plan to release topline results in the second half of 2020.

In 2016, Revance also initiated a Phase 2 prospective, randomized, double-blinded, placebo-controlled trial of DaxibotulinumtoxinA for Injection in the therapeutic indication of plantar fasciitis. This study evaluated the safety and efficacy of a single administration of DaxibotulinumtoxinA for Injection in reducing the signs and symptoms of plantar fasciitis. The study’s primary efficacy endpoint is the improvement in the American Orthopedic Foot and Ankle Score. In January 2018, Revance announced interim 8-week results from this study. Revance completed the 16-week trial which showed a 58% reduction of pain from baseline along with a strong placebo response, with the difference between the treatment groups not being statistically significant. Revance initiated another Phase 2, double-blind, placebo-controlled trial utilizing two doses of DaxibotulinumtoxinA for Injection in the fourth quarter of 2018. Revance completed Phase 2 trial enrollment in December 2019 and expect to release topline results in the second half of 2020.

In April 2018, Revance announced two new clinical programs for DaxibotulinumtoxinA for Injection, including adult upper limb spasticity and migraine. Revance initiated the JUNIPER Phase 2 study in adult upper limb spasticity in the fourth quarter of 2018. Enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing related to the COVID-19 pandemic. Revance will provide a new date for expected full enrollment after the trial is reopened and an enrollment trajectory is established. In 2021, Revance may initiate a study with DaxibotulinumtoxinA for Injection for the treatment of migraine.

In July 2019, Revance completed the enrollment in the Phase 2 clinical study of DaxibotulinumtoxinA for Injection for forehead lines. In August 2019, Revance completed Phase 2 study enrollment of DaxibotulinumtoxinA for Injection for lateral canthal lines (crow’s feet). Topline results for both studies are expected in the second quarter of 2020. In December 2019, Revance initiated an additional study of upper facial lines, which includes glabellar (frown), lateral canthal (crow’s feet), and forehead lines combined. This trial is being conducted to understand the safety and efficacy of DaxibotulinumtoxinA for Injection, including potential dosing and injection patterns for covering upper facial lines. The upper facial lines trial is fully enrolled, and all subjects have been dosed. Revance expects to receive topline results for the upper facial lines trial in fourth quarter of 2020.

Revance’s near-term prospects, including its ability to finance its business and generate revenue, will depend heavily on the successful development, regulatory approval and commercialization of DaxibotulinumtoxinA for Injection. Revance’s longer-term prospects will depend on the successful development, regulatory approval and commercialization of DaxibotulinumtoxinA for Injection, as well as DaxibotulinumtoxinA Topical, biosimilar or any future product candidates. The preclinical, clinical and commercial success of Revance’s product candidates will depend on a number of factors, including the following:

•

disruptions to its manufacturing operations, supply chains, business operations, end user demand for its products, commercialization efforts and clinical trials resulting from the COVID-19 pandemic, including a delay in the FDA’s approval of the BLA;

•

timely completion of, or need to conduct additional, clinical trials, including its clinical trials for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar and any future product candidates, which may be significantly slower or cost more than Revance currently anticipate and will depend substantially upon the number and design of such trials and the accurate and satisfactory performance of third-party contractors;

•	its ability to demonstrate the effectiveness and differentiation of its products on a consistent basis as compared to existing or future therapies;

•

its ability to demonstrate to the satisfaction of the FDA, the safety and efficacy of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates through clinical trials;

•

whether Revance is required by the FDA or other similar foreign regulatory agencies to conduct additional clinical trials to support the approval of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates;

•

its success in educating physicians and patients about the benefits, administration and use of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, if approved;

•	the prevalence and severity of adverse events experienced with its product candidates or future approved products;

•	the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

•	the ability to raise additional capital on acceptable terms and in the time frames necessary to achieve its goals;

•

achieving and maintaining compliance with all regulatory requirements applicable to DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates or approved products;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative treatments;

•	the effectiveness of Revance’s own or its current and any future potential strategic collaborators’ marketing, sales and distribution strategy and operations;

•

its ability to effectively and reliably manufacture clinical trial supplies of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates and to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices (“cGMP”);

•

its ability to successfully commercialize DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, if approved for marketing and sale, whether alone or in collaboration with others;

•	its ability to enforce its intellectual property rights in and to DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates;

•	its ability to avoid third-party patent interference or intellectual property infringement claims;

•	acceptance of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, if approved, as safe and effective by patients and the medical community;

•	the willingness of third-party payors to reimburse physicians or patients for DaxibotulinumtoxinA for Injection and any future products Revance may commercialize for therapeutic indications;

•	the willingness of patients to pay out of pocket for DaxibotulinumtoxinA for Injection and any future products Revance may commercialize for aesthetic indications; and

•	the continued acceptable safety profile of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates following approval.

If Revance does not achieve one or more of these factors, many of which are beyond its control, in a timely manner or at all, Revance could experience significant delays or an inability to successfully commercialize its product candidates. Accordingly, Revance cannot assure you that it will be able to generate sufficient revenue through the sale of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidate to continue its business.

Revance is substantially dependent on the clinical and commercial success of the Teoxane Resilient Hyaluronic Acid®(RHA®) collection of dermal fillers.

In January 2020, Revance entered into the Teoxane Agreement with Teoxane, pursuant to which Teoxane granted Revance with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of RHA® dermal fillers in exchange for 2,500,000 shares of Revance common stock and certain other commitments by Revance. The Teoxane Agreement includes rights to (i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, (ii) RHA® 1, which is currently in clinical trials for the treatment of perioral rhytids and is anticipated to be approved by the FDA in 2021, and (iii) future hyaluronic acid filler advancements and products by Teoxane (collectively, the “RHA® collection of dermal fillers”) in the U.S. and U.S. territories and possessions.

Revance’s success as a company is substantially dependent on its ability to successfully and timely commercialize the RHA® collection of dermal fillers, which will depend on many factors including, but not limited to, Revance’s ability to:

•	develop and execute its sales and marketing strategies for the RHA® collection of dermal fillers;

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develop, maintain and manage the necessary sales, marketing and other capabilities and infrastructure that are required to successfully integrate and commercialize the RHA® collection of dermal fillers, including in connection with its marketing and sale of DaxibotulinumtoxinA for Injection;

•	achieve, maintain and grow market acceptance of, and demand for, the RHA® collection of dermal fillers;

•

establish or demonstrate in the medical community the safety and efficacy of the RHA® collection of dermal fillers and their potential advantages over and side effects compared to existing dermal fillers and products currently in clinical development;

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the relative price of the RHA® collection of dermal fillers as compared to alternative options, and Revance’s ability to achieve a suitable profit margin on its sales of the RHA® collection of dermal fillers;

•	collaborate with Teoxane to obtain necessary approvals from the FDA and similar regulatory authorities for the RHA® collection of dermal fillers;

•

adapt to additional changes to the label for the RHA® collection of dermal fillers, that could place restrictions on how Revance market and sell the RHA® collection of dermal fillers, including as a result of adverse events observed in these or other studies;

•	obtain adequate and timely supply of the RHA® collection of dermal fillers under the Teoxane Agreement;

•	comply with the terms of the Teoxane Agreement, including Revance’s obligations with respect to purchase quantities and marketing efforts;

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comply with applicable legal and regulatory requirements, including medical device compliance as the RHA® dermal fillers are Class III Premarket Approval (“PMA”) devices under the Food, Drug and Cosmetic Act, as amended (the “FDCA”);

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register as the initial importer of the RHA® collection of dermal fillers with FDA and obtain necessary state prescription medical device distribution permits and hire and operationalize complaint and medical device vigilance services in support of the RHA® collection of dermal fillers; and

•	establish agreements with third party logistics providers to distribute the RHA® collection of dermal fillers to customers.

If Revance does not achieve one or more of these factors, many of which are beyond its control, in a timely manner or at all, Revance could experience significant delays or an inability to successfully commercialize the RHA® collection of dermal fillers, which may materially impact the success of its business. For example, as a result of the COVID-19 pandemic, product supply of the RHA® collection of dermal fillers was delayed by Teoxane SA, as they temporarily suspended production in Geneva, Switzerland, which in turn has delayed Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers to the third quarter of 2020. Teoxane resumed manufacturing operations at the end of April 2020 and has projected to deliver the RHA® collection of dermal fillers to Revance by the end of the second quarter of 2020. As a result, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter. Additional delays in the product supply of the RHA® collection of dermal fillers may cause Revance to further revise its anticipated product launch.

If Revance fails to comply with the terms of the Teoxane Agreement, including by failing to meet certain obligations in connection with purchase and marketing of the RHA® collection of dermal fillers, Teoxane may terminate the Teoxane Agreement, and Revance would have no further rights to distribute the RHA® collection of dermal fillers. In addition, the lack of, or limited, complementary products to be offered by sales personnel in marketing the RHA® collection of dermal fillers may put Revance at a competitive disadvantage relative to companies with more extensive product lines. Accordingly, Revance cannot assure you that it will be able to generate sufficient revenue through the sale of the RHA® collection of dermal fillers to continue its business.

The current COVID-19 pandemic, as well as other actual or threatened epidemics, pandemics, outbreaks, or public health crises, may adversely affect Revance’s financial condition and its business.

Revance’s business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent COVID-19 pandemic. The risk of a continued pandemic, or public perception of the risk, could cause customers to continue to cancel or defer aesthetic and elective procedures avoid public places, including hospitals and physician offices, and has caused temporary, and may cause long-term, disruptions in Revance’s supply chain, manufacturing and/or delays in the delivery of its inventory. Further, such risks could also adversely affect Revance’s customers’ financial condition, resulting in reduced spending for aesthetic products. Moreover, an epidemic, pandemic, outbreak or other public health crisis, could require or cause employees to avoid Revance’s properties, which could adversely affect Revance’s ability to adequately staff and manage its businesses. For instance, “shelter-in-place” or other such orders by governmental entities effected as a result of the COVID-19 pandemic have disrupted Revance’s operations, as employees who cannot perform their responsibilities from home are not able to report to work and as Revance have had to put in place a work from home policy. Risks related to an epidemic, pandemic or other health crisis, such as the COVID-19 pandemic, could also continue to lead to the complete or partial closure of one or more of Revance’s facilities or operations of its sourcing partners. The ultimate extent of the impact of the COVID-19 pandemic or any other epidemic, pandemic or other health crisis on Revance’s business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic or other health crisis and actions taken to contain or prevent their further spread, among others. These and other potential impacts of an epidemic, pandemic or other health crisis, such as the COVID-19 pandemic, could therefore materially and adversely affect Revance’s business, financial condition and results of operations.

Revance’s business has been and could continue to be adversely affected by the effects of health epidemics, including the recent COVID-19 pandemic, in regions where Revance or third parties on which it relies have significant manufacturing facilities, concentrations of clinical trial sites or other business operations. The COVID-19 pandemic has materially affected and may continue to materially affect Revance’s operations, including at its headquarters in the San Francisco Bay Area, which is currently subject to a shelter-in-place order, and at its clinical trial sites, as well as the business or operations of Revance’s manufacturers, CROs or other third parties with whom it conduct business.

Revance’s business could be adversely affected by health epidemics in regions where Revance or third parties on which it relies have significant manufacturing facilities, concentrations of clinical trial sites or other business operations.

As a result of the COVID-19 pandemic, Revance has had to limit operations or implement limitations, including a work from home policy. Revance’s increased reliance on personnel working from home may negatively impact productivity, or disrupt, delay, or otherwise adversely impact its business. In addition, this could increase Revance’s cyber security risk, create data accessibility concerns, and make it more susceptible to communication disruptions, any of which could adversely impact Revance’s business operations or delay necessary interactions with local and federal regulators, manufacturing sites, research or clinical trial sites and other important agencies and contractors.

Port closures and other restrictions resulting from the COVID pandemic may continue to disrupt Revance’s supply chain or limit its ability to obtain sufficient materials for its drug products. For example, product supply of the RHA® collection of dermal fillers was delayed by distribution partner, Teoxane SA, as they temporarily suspended production in Geneva, Switzerland as a precaution surrounding the COVID-19 pandemic. Teoxane resumed manufacturing operations at the end of April 2020 and has projected to deliver the RHA® collection of dermal fillers to Revance by the end of the second quarter of 2020. As a result, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter. Additional delays in the product supply of the RHA® collection of dermal fillers may cause Revance to further revise its anticipated product launch.

In addition, Revance’s clinical trials have been affected by the COVID-19 pandemic. Site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Currently, enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing. The COVID-19 pandemic may delay enrollment in Revance’s global clinical trials, and some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services.

There is a risk that other countries or regions may be less effective at containing COVID-19, or it may be more difficult to contain if the pandemic reaches a larger population or broader geography, in which case the risks described herein could be elevated significantly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Revance does not yet know the full extent of potential delays or impacts on its business, its clinical trials, healthcare systems or the global economy as a whole. However, these effects could have a material impact on Revance’s operations, and it will continue to monitor the COVID-19 pandemic situation closely.

Revance’s business is affected by worldwide economic and market conditions; an unstable economy, a decline in consumer-spending levels and other adverse developments, including inflation, could adversely affect its business, results of operations and liquidity.

Many economic and other factors are outside of Revance’s control, including general economic and market conditions, consumer and commercial credit availability, inflation, unemployment, consumer debt levels and other challenges affecting the global economy including the recent COVID-19 pandemic. Increases in the rates of unemployment, reduced access to credit and issues related to the domestic and international political situations may adversely affect consumer confidence and disposable income levels. Decreases in number of physicians and physician offices or financial hardships for physicians may also adversely affect distribution channels of Revance’s products. Early societal responses to the COVID-19 pandemic have involved business closures and limited social interaction as well as work reductions. Low consumer confidence and disposable incomes could lead to reduced consumer spending and lower demand for Revance’s products, which are discretionary items, the purchase of which can be reduced before customers adjust their budgets for necessities. Even after the COVID-19 pandemic has subsided, Revance may continue to experience negative impacts to its business and financial results due to the continued perceived risk of infection or concern of a resurgence of the COVID-19 pandemic as well as the COVID-19 pandemic’s global economic impact, including decreases in consumer discretionary spending and any economic slowdown or recession that has occurred or may occur in the future. These factors could have a negative impact on Revance’s potential sales and operating results.

Reports of adverse events or safety concerns involving the RHA® collection of dermal fillers could delay or prevent Teoxane from obtaining or maintaining regulatory approval for, or could negatively impact Revance’s sales of, the RHA® collection of dermal fillers.

Reports of adverse events or safety concerns involving the RHA® collection of dermal fillers could result in the FDA or other regulatory authorities withdrawing approval of the RHA® collection of dermal fillers for any or all indications that have approval, including the use of the RHA® collection of dermal fillers for specified aesthetic indications. Revance cannot assure you that patients receiving the RHA® collection of dermal fillers will not experience serious adverse events in the future that require submission of medical device reports to the FDA. Adverse events may also negatively impact the sales of the RHA® collection of dermal fillers. Teoxane may also be required to further update package inserts and patient information brochures of the RHA® collection of dermal fillers based on reports of adverse events or safety concerns, which could adversely affect acceptance of the RHA® collection of dermal fillers in the market, make competition easier or make it more difficult or expensive for Revance to commercialize the RHA® collection of dermal fillers.

The Teoxane Agreement requires Revance to make specified annual minimum purchases of the RHA® collection of dermal fillers and to meet specified expenditure levels in connection with Revance’s marketing of the RHA® collection of dermal fillers in furtherance of the commercialization of the RHA® collection of dermal fillers, regardless of whether Revance’s commercialization efforts are successful. Such expenditure requirements may adversely affect Revance’s cash flow and its ability to operate its business and its prospects for future growth, or may result in the termination of the Teoxane Agreement.

The Teoxane Agreement requires Revance to make specified annual minimum purchases of the RHA® collection of dermal fillers, and to meet an annual minimum expenditure on marketing and other areas related to the commercialization of the RHA® collection of dermal fillers, regardless of whether Revance’s commercialization efforts are successful. If Revance fails to meet the annual minimum purchase amount or the annual minimum marketing spending requirements specified in the Teoxane Agreement, Teoxane has the right to terminate the Teoxane Agreement.

If Revance’s commercialization efforts of the RHA® collection of dermal fillers are unsuccessful, there can be no assurance that it will have sufficient cash flow to comply with such minimum purchase and expenditure requirements. Revance’s obligation to Teoxane to meet such requirements could:

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make it more difficult for Revance to satisfy obligations with respect to its indebtedness, including the convertible senior notes that were issued in February 2020 with an aggregate principal balance of $287.5 million and are due in 2027 (the “2027 Notes”), and any failure to comply with the obligations of any of Revance’s debt instruments, including financial and other restrictive covenants, could result in an event of default under the agreements governing such indebtedness;

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require Revance to dedicate a substantial portion of available cash flow to meet the minimum expenditure requirements, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in Revance’s business and in the industry in which it operates;

•	limit Revance’s ability to engage in strategic transactions or implement its business strategies;

•	limit Revance’s ability to borrow additional funds; and

•	place Revance at a disadvantage compared to its competitors.

Any of the factors listed above could materially and adversely affect Revance’s business and its results of operations.

Revance may be unable to obtain regulatory approval for DaxibotulinumtoxinA for Injection, Daxibotulinumtoxin A Topical product candidates, biosimilar product candidates or future product candidates, and Teoxane may be unable to do the same for RHA® 1 and future hyaluronic acid filler advancements, under applicable regulatory requirements. The denial or delay of any such approval, including as a result of the COVID-19 pandemic, would delay commercialization and have a material adverse effect on Revance’s potential to generate revenue, its business prospects, and its results of operations.

To gain approval to market a biologic product, such as DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical or biosimilar, Revance must provide the FDA and foreign regulatory authorities with data that adequately demonstrate the safety, efficacy and quality of the product for the intended indication applied for in the BLA, or other respective marketing applications. Teoxane must do the same with its PMAs to the FDA for the RHA® collection of dermal fillers. The development of such products is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of Revance’s clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, including in Phase 3 development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, findings made while clinical trials were underway, safety or efficacy observations, including previously unreported adverse events; and the need to conduct further supportive or unanticipated studies, even after initiating Phase 3 trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful or that additional supportive studies will not be required, and the results of clinical trials by other parties may not be indicative of the results in trials Revance may conduct.

For example, Revance completed DaxibotulinumtoxinA Topical clinical trials for the treatment of “crow’s feet and primary axillary hyperhidrosis but discontinued further clinical development in 2016 following the results from its REALISE 1 Phase 3 clinical trial for crow’s feet. In 2016, Revance also initiated a Phase 2 trial of DaxibotulinumtoxinA for Injection for the treatment of plantar fasciitis. In January 2018, Revance announced interim 8-week results from this study and subsequently completed the 16-week trial, which showed a strong placebo response, with the difference between the treatment groups not being statistically significant.

Additionally, the completion of Revance’s clinical trials may be delayed as a result of the COVID-19 pandemic. For example, enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing and the timing of topline results for the DaxibotulinumtoxinA for Injection upper facial lines trial.

Revance’s business currently depends substantially on the successful development, regulatory approval and commercialization of its product candidates.

Currently, the only products for which Revance has the rights to commercialize and that have been approved for sale by the applicable regulatory authorities are RHA® 2, RHA® 3, and RHA® 4, and product supply of the RHA® collection of dermal fillers was delayed by distribution partner, Teoxane SA, as they temporarily suspended production in Geneva, Switzerland as a precaution surrounding the COVID-19 pandemic. Teoxane resumed manufacturing operations at the end of April 2020 and has projected to deliver the RHA® collection of dermal fillers to Revance by the end of the second quarter of 2020. As a result, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter. Additional delays in the product supply of the RHA® collection of dermal fillers may cause Revance to further revise its anticipated product launch.

Revance may never obtain regulatory approval to commercialize DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, or future rights to commercialize RHA® 1 or any hyaluronic acid filler products developed pursuant to the Teoxane Agreement. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug, biologic and medical device products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, and such regulations differ from country to country. Revance is not permitted to market its biologic product candidates, including DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar product candidate, any hyaluronic acid filler products, such RHA® 1 or future advancements developed by Teoxane, or future product candidates, in the U.S. until Revance receives approval of a BLA from the FDA. Revance is also not permitted to market the RHA® collection of dermal fillers for additional indications for use unless and until Teoxane receives approval of a PMA supplement for such new indication for use. Revance is also not permitted to market its product candidates in any foreign countries until it receives the requisite approval from the regulatory authorities of such countries.

The FDA or any foreign regulatory body can delay, limit or deny approval of Revance’s product candidates for many reasons, including:

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its inability to demonstrate to the satisfaction of the FDA or an applicable foreign regulatory body that DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates are safe and effective for the requested indication;

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Teoxane’s inability to satisfy FDA approval requirements with respect to the RHA® collection of dermal fillers or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement;

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its inability to demonstrate proof of concept of DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or other products in future, new indications;

•	the FDA’s or an applicable foreign regulatory agency’s disagreement with the trial protocol or the interpretation of data from preclinical studies or clinical trials;

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its inability to demonstrate that clinical and other benefits of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement, or any future product candidates outweigh any safety or other perceived risks;

•	the FDA’s or an applicable foreign regulatory agency’s requirement for additional preclinical or clinical studies;

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the FDA’s or an applicable foreign regulatory agency’s non-approval of the formulation, labeling or the specifications of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates;

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the FDA’s or an applicable foreign regulatory agency’s failure to approve Revance’s manufacturing processes or facilities, or the manufacturing processes or facilities of third-party manufacturers with which Revance contracts; or

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the potential for approval policies or regulations of the FDA or an applicable foreign regulatory agency to significantly change in a manner rendering Revance’s clinical data insufficient for approval.

Further, interruption or delays in the operations of the FDA or other applicable local or foreign regulatory agencies caused by the COVID-19 pandemic may affect the review and approval timelines for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates, including the PDUFA target action date for DaxibotulinumtoxinA for Injection in the treatment of glabellar lines.

Revance’s business currently depends substantially on the successful development, regulatory approval and commercialization of its product candidates. Of the large number of drugs, including biologics, and medical devices in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized.

Even if Revance eventually completes clinical testing and receive approval of any regulatory filing for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates, the FDA or the applicable foreign regulatory agency may grant approval contingent on the performance of costly additional post-approval clinical trials. The FDA or the applicable foreign regulatory agency also may approve DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement, or any future product candidates for a more limited indication or a narrower patient population than Revance originally requested, and the FDA or applicable foreign regulatory agency may not approve the labeling that Revance believes is necessary or desirable for the successful commercialization of its product candidates.

Any delay in obtaining, or inability to obtain, applicable regulatory approval for any of Revance’s product candidates, and DaxibotulinumtoxinA for Injection in particular, would delay or prevent commercialization of DaxibotulinumtoxinA for Injection and would materially adversely impact its business, results of operations and prospects.

All of the RHA® collection of dermal fillers and any of Revance’s approved products and product candidates in the future will be subject to ongoing FDA and foreign regulatory obligations and continued regulatory review.

Revance and any third-party contract development and manufacturers or suppliers are required to comply with applicable cGMP regulations and other international regulatory requirements. The regulations require that Revance’s product candidates be manufactured and records maintained in a prescribed manner with respect to manufacturing, testing and quality control/quality assurance activities. Manufacturers and suppliers of materials must be named in a BLA submitted to the FDA for any product candidate for which Revance is seeking FDA approval. The RHA® collection of dermal fillers is subject to the FDA’s Quality Systems Regulation (“QSR”), for medical devices. Additionally, third party manufacturers and suppliers and any manufacturing facility must undergo a pre-approval inspection before Revance can obtain marketing authorization for any of its product candidates. Even after a manufacturer has been qualified by the FDA, the manufacturer must continue to expend time, money and effort in the area of production and quality control to ensure full compliance with cGMP and QSR, as applicable. Manufacturers are subject to regular, periodic inspections by the FDA following initial approval. Further, to the extent that Revance contracts with third parties for the manufacture of its products (for example, Teoxane, with respect to the RHA® collection of dermal fillers), Revance’s ability to control third-party compliance with FDA requirements will be limited to contractual remedies and rights of inspection.

If, as a result of the FDA’s inspections, it determines that the equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may not approve the product or may suspend the manufacturing operations. If the manufacturing operations of any of the suppliers for Revance’s product candidates are suspended, Revance may be unable to generate sufficient quantities of commercial or clinical supplies of product to meet market demand, which would harm its business. In addition, if delivery of material from Revance’s suppliers were interrupted for any reason, Revance might be unable to ship its approved product for commercial supply or to supply its products in development for clinical trials. Significant and costly delays can occur if the qualification of a new supplier is required.

Failure to comply with regulatory requirements could prevent or delay marketing approval or require the expenditure of money or other resources to correct. Failure to comply with applicable requirements may also result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution, any of which could be harmful to Revance’s ability to generate revenues and its stock price. As such, any failure of Teoxane to maintain compliance with the applicable regulations and standards for the RHA® collection of dermal fillers could increase Revance’s costs, cause it to lose revenue, prevent the import and/or export of the RHA® collection of dermal fillers, cause the RHA® collection of dermal fillers to be recalled or withdrawn and prevent it from successfully commercializing the RHA® collection of dermal fillers.

Any regulatory approvals that Revance receives for its product candidates are likely to contain requirements for post-marketing follow-up studies, which may be costly. Product approvals, once granted, may be modified based on data from subsequent studies or commercial use. As a result, limitations on labeling indications or marketing claims, or withdrawal from the market may be required if problems occur after approval and commercialization.

Revance will require substantial additional financing to achieve its goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Revance to delay, limit, reduce or terminate its product development, other operations or commercialization efforts.

Since Revance’s inception, most of its resources have been dedicated to the research and preclinical and clinical development of its botulinum toxin product candidates, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical or biosimilar. Revance’s clinical programs for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical or biosimilar will require substantial additional funds to complete. In addition, in connection with the Teoxane Agreement, Revance must make specified annual minimum purchases of the RHA® collection of dermal fillers and build its marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services in order to successfully commercialize the RHA® collection of dermal fillers.

Revance had an accumulated deficit of $906.1 million and a working capital surplus of $476.8 million as of March 31, 2020. Revance’s net loss was $61.9 million and $35.3 million for the March 31, 2020 and 2019, respectively.

Revance has funded its operations primarily through the sale and issuance of Revance common stock and, in February 2020, the 2027 Notes. As of March 31, 2020, Revance had capital resources consisting of cash, cash equivalents and short-term investments of $511.3 million. Revance believes that it will continue to expend substantial resources for the foreseeable future for the commercialization of the RHA® collection of dermal fillers (including the establishment of Revance’s sales and marketing function) and the clinical development of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical or biosimilar and development of any other indications and product candidates that it may choose to pursue. These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, and manufacturing and supply, and marketing and selling the RHA® collection of dermal fillers and any other products approved for sale. In addition, other unanticipated costs may arise resulting from implementation of remote working arrangements for Revance’s people. Because the outcome of any clinical trial is highly uncertain, Revance cannot reasonably estimate the actual amounts necessary to successfully commercialize the RHA® collection of dermal fillers and complete the development and commercialization of DaxibotulinumtoxinA for Injection and any future product candidates. In addition, Revance has formed strategic collaborations, licensing and similar arrangements with third parties, such as the Teoxane Agreement, the Mylan Collaboration (as defined below) and Fosun License Agreement (as defined below), that Revance believes can complement or augment its product offerings, and may continue to do so in the foreseeable future.

Revance believes that its existing cash, cash equivalents, and short-term investments will allow it to fund its operations for at least the next 12 months. However, Revance’s operating plan may change as a result of many factors currently unknown to it, and Revance may need to seek additional capital sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations or other restrictions that may affect Revance’s business. In addition, Revance may seek additional capital due to favorable market conditions or strategic considerations even if Revance believes that it has sufficient funds for its current or future operating plans.

Revance’s future capital requirements depend on many factors, including:

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disruptions to its manufacturing operations, supply chains, business operations, end user demand for its products, commercialization efforts or clinical trials or to the resulting from the COVID-19 pandemic, including a delay in the FDA’s approval of the BLA;

•	disruptions to the business or operations of its manufacturers, CROs or other third parties with whom Revance conducts business resulting from the COVID-19 pandemic;

•	future global financial crises and economic downturns, including those cause by widespread public health crises such as the COVID-19 pandemic;

•	its ability to successfully commercialize the RHA® collection of dermal fillers;

•	its ability to establish its marketing, sales, and distribution functions;

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the results of its clinical trials for DaxibotulinumtoxinA for Injection and preclinical studies and clinical trials of DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates;

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the timing of, and the costs involved in, obtaining regulatory approvals for DaxibotulinumtoxinA for Injection, or any future product candidates including DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates;

•	the number and characteristics of any additional product candidates it develops or acquires;

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the scope, progress, results and costs of researching and developing and conducting preclinical and clinical trials of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates;

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the cost of commercialization activities if DaxibotulinumtoxinA for Injection or any future product candidates, including DaxibotulinumtoxinA Topical, biosimilar or any hyaluronic acid filler products developed pursuant to the Teoxane Agreement, are approved for sale, including marketing, sales and distribution costs;

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the cost of manufacturing DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, any hyaluronic acid filler products developed pursuant to the Teoxane Agreement, or any future product candidates and any products Revance successfully commercializes and maintaining its related facilities;

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its ability to establish and maintain strategic collaborations, licensing or other arrangements including the Mylan Collaboration, Fosun Licensing Agreement, and the terms of and timing such arrangements;

•	the degree and rate of market acceptance of any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	any product liability or other lawsuits related to its products;

•	the expenses needed to attract and retain skilled personnel;

•	any litigation, including litigation costs and the outcome of such litigation;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Additional capital may not be available when needed, on terms that are acceptable to Revance or at all. If adequate funds are not available to Revance on a timely basis, it may be required to delay, limit, reduce or terminate preclinical studies, clinical trials, research, development, manufacturing, sales, marketing or other commercial activities for the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, any hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidate.

If Revance raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, Revance may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. If Revance raises additional capital through public or private equity offerings, the ownership interest of its existing stockholders will be diluted and the terms of any new equity securities may have a preference over Revance common stock. If Revance raises additional capital through debt financing, it may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt or making capital expenditures or specified financial ratios, any of which could restrict Revance’s ability to commercialize its product candidates or operate as a business.

Servicing Revance’s debt requires a significant amount of cash, and Revance may not have sufficient cash flow from its business to pay its substantial debt.

Revance’s ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness, including the 2027 Notes, depends on Revance’s future performance, which is subject to economic, financial, competitive and other factors beyond its control, including global macroeconomic effects of the COVID-19 pandemic. Revance’s business may not continue to generate cash flow from operations in the future sufficient to service its debt and make necessary capital expenditures. If Revance is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Revance’s ability to refinance its indebtedness will depend on the capital markets and Revance’s financial condition at such time. Revance may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations.

Revance may not have the ability to raise the funds necessary to settle conversions of the 2027 Notes in cash or to repurchase the 2027 Notes upon a fundamental change, and its future debt may contain limitations on its ability to pay cash upon conversion or repurchase of the 2027 Notes.

Holders of the 2027 Notes will have the right to require Revance to repurchase all or a portion of their 2027 Notes upon the occurrence of a fundamental change (as defined in the indenture for the 2027 Notes) at a fundamental change repurchase price equal to 100% of the principal amount of the 2027 Notes to be repurchased, plus accrued and unpaid interest, if any. In addition, upon conversion of the 2027 Notes, unless Revance elects to deliver solely shares of Revance common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), Revance will be required to make cash payments in respect of the 2027 Notes being converted. However, Revance may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of 2027 Notes surrendered therefor or notes being converted. In addition, Revance’s ability to repurchase the 2027 Notes or to pay cash upon conversions of the 2027 Notes may be limited by law, by regulatory authority or by agreements governing its future indebtedness. Revance’s failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the 2027 Notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing Revance’s future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Revance may not have sufficient funds to repay the indebtedness and repurchase the 2027 Notes or make cash payments upon conversions thereof.

The conditional conversion feature of the 2027 Notes, if triggered, may adversely affect Revance’s financial condition and operating results.

In the event the conditional conversion feature of the 2027 Notes is triggered, holders of 2027 Notes will be entitled to convert the 2027 Notes at any time during specified periods at their option. If one or more holders elect to convert their 2027 Notes, unless Revance elects to satisfy its conversion obligation by delivering solely shares of Revance common stock (other than paying cash in lieu of delivering any fractional share), Revance would be required to settle a portion or all of its conversion obligation through the payment of cash, which could adversely affect its liquidity. In addition, even if holders do not elect to convert their 2027 Notes, Revance could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the 2027 Notes as a current rather than long-term liability, which would result in a material reduction of its net working capital.

Even if Revance’s product candidates receive regulatory approval, they may fail to achieve the broad degree of physician adoption and use necessary for commercial success.

The commercial success of DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers and any future product candidates including DaxibotulinumtoxinA Topical or biosimilar, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians for approved indications. The degree and rate of physician adoption of DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers and any future product candidates, if approved, will depend on a number of factors, including:

•	the effectiveness and duration of effect of Revance’s product as compared to existing and future therapies;

•	physician willingness to adopt a new therapy to treat glabellar lines, cervical dystonia, plantar fasciitis, adult upper limb spasticity, migraine or other aesthetic or therapeutic indications;

•	patient satisfaction with the results and administration of Revance’s product and overall treatment experience;

•	patient demand for the treatment of glabellar lines, cervical dystonia, plantar fasciitis or other aesthetic or therapeutic indications;

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the willingness of third-party payors to reimburse physicians or patients for DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers and any future products Revance may commercialize for therapeutic indications;

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the willingness of patients to pay out of pocket for DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers and any future products Revance may commercialize for aesthetic indications; and

•	the revenue and profitability that Revance’s product will offer a physician as compared to alternative therapies.

If DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates are approved for use but fail to achieve the broad degree of physician adoption necessary for commercial success, Revance’s operating results and financial condition will be adversely affected.

In addition, DaxibotulinumtoxinA for Injection has only been used in clinical trials to date. Therefore, the commercial or real-world experience may yield different outcomes or patient experiences due to variations in injection techniques, dilution approaches and dosing levels employed by different physician and nurse injectors. As a result, these market-based approaches may differ from Revance’s clinical trial design and could negatively impact adoption.

If Revance’s competitors develop and market products that are safer, more effective or more convenient or less expensive than DaxibotulinumtoxinA for Injection or the RHA® collection of dermal fillers, Revance’s commercial opportunity will be reduced or eliminated.

Revance’s commercial opportunity with respect to DaxibotulinumtoxinA for Injection or the RHA® collection of dermal fillers will be reduced or eliminated if its competitors develop and market dermal filler products that are more effective, have fewer side effects, are more convenient or are less expensive than DaxibotulinumtoxinA for Injection or the RHA® collection of dermal fillers. Revance’s competitors include large, fully-integrated pharmaceutical companies and more established biotechnology and medical device companies, including companies offering injectable dose forms of botulinum toxin procedures and companies offering procedures such as laser treatments, face lifts, chemical peels, fat injections and cold therapy, all of which have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. It is possible that competitors will succeed in developing technologies that are safer, more effective, more convenient or with a lower cost of goods and price than those used in the RHA® collection of dermal fillers and in Revance’s product candidates or being developed by Revance, or that would render Revance’s technology obsolete or noncompetitive.

Revance’s product candidates, if approved, will face significant competition and Revance’s failure to effectively compete may prevent it from achieving significant market penetration and expansion.

Revance expects to enter highly competitive pharmaceutical and medical device markets. Successful competitors in the pharmaceutical and medical device markets have the ability to effectively discover therapies, obtain patents, develop, test and obtain regulatory approvals for products, and have the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical staff. Numerous companies are engaged in the developing, patenting, manufacturing and marketing healthcare products which Revance expects will compete with those that it is developing. Many of these competitors are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities.

Upon marketing approval, the first expected use of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, or biosimilar will be in aesthetic medicine. Competition in aesthetic products is significant and dynamic, and is characterized by rapid and substantial technological development and product innovations. Numerous competitors have obtained patents protecting what they consider to be their intellectual property.

In aesthetic medicine, Revance’s BLA seeks regulatory approval of DaxibotulinumtoxinA for Injection for the treatment of glabellar lines. Revance anticipates that DaxibotulinumtoxinA for Injection, if approved, will face significant competition from existing injectable botulinum toxins as well as unapproved and off-label treatments. Further, if approved, in the future Revance may face competition for DaxibotulinumtoxinA for Injection from biosimilar products and products based upon botulinum toxin. To compete successfully, Revance will have to demonstrate that the treatment of glabellar lines with DaxibotulinumtoxinA for Injection is a worthwhile aesthetic treatment and has advantages over other therapies. Competition could result in reduced profit margins and limited sales, which would harm Revance’s business, financial condition and results of operations.

Due to less stringent regulatory requirements, there are many more aesthetic products and procedures available for use in a number of foreign countries than are approved for use in the U.S. There are also fewer limitations on the claims that Revance’s competitors in certain countries can make about the effectiveness of their products and the manner in which they can market them.

Revance currently makes its DaxibotulinumtoxinA for Injection clinical drug product exclusively in one internal manufacturing facility. Revance plans to utilize internal and external facilities, including through one or more third-party contractors, in the future to support commercial production if Revance’s product candidates are approved. If these or any future facility or Revance’s equipment were damaged or destroyed, or if Revance experience a significant disruption in its operations for any reason, Revance’s ability to continue to operate its business would be materially harmed.

Revance currently manufactures its own clinical drug product to support DaxibotulinumtoxinA for Injection development in one internal manufacturing facility. In March 2017, Revance entered into a Technology Transfer, Validation and Commercial Fill/Finish Services Agreement (the “Althea Services Agreement”) with Ajinomoto Althea, Inc. dba Ajinomoto Bio-Pharma Services (“Althea”), a contract development and manufacturing organization. Under the Althea Services Agreement, Althea will provide Revance commercial fill/finish services and will serve as a second source of manufacturing for DaxibotulinumtoxinA for Injection. Revance plans to utilize its internal and external Althea facility to support commercial production of DaxibotulinumtoxinA for Injection, if approved. If these or any future facility were to be damaged, destroyed or otherwise unable to operate, whether due to earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages, actual or threatened epidemics, pandemics, outbreaks, or public health crises, or otherwise, or if performance of such manufacturing facilities is disrupted for any other reason, such an event could delay Revance’s clinical trials or, if its product candidates are approved, jeopardize Revance’s ability to manufacture its products as promptly as its customers expect or possibly at all. As the ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change, Revance does not yet know the full extent of potential delays or impacts on its manufacturing operations or on Althea’s ability to provide commercial fill/finish services and serve as a second source of manufacturing for DaxibotulinumtoxinA for Injection. If Revance experiences delays in achieving its development objectives, or if Revance is unable to manufacture an approved product within a timeframe that meets its customers’ expectations, its business, prospects, financial results and reputation could be materially harmed.

Revance recognizes revenue in accordance with complex accounting standards and changes in the interpretation or application of generally accepted accounting principles may materially affect Revance’s financial statements.

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard for revenue recognition, Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). Further, in April 2016, the FASB amended ASC 606 to provide additional guidance on revenue recognition as it pertains to licenses of intellectual property. Revance adopted ASC 606 and its related amendments on January 1, 2018.

The nature of Revance’s business requires the application of complex revenue recognition rules. Significant judgment is required in the interpretation and application of complex accounting guidance such as ASC 606. Revance’s judgments and assumptions are based on the facts and circumstances of the underlying revenue transactions. The SEC, the FASB and various other regulatory or accounting bodies may issue new positions, interpretive views or updated accounting standards on the treatment of complex accounting matters such as revenue recognition that may materially affect Revance’s financial statements.

Impairment in the carrying value of long-lived assets could negatively affect Revance’s operating results.

There were no indicators of impairment for the quarters ended March 31, 2020 and 2019. Under U.S. GAAP, long-lived assets, such as Revance’s fill/finish line, are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors indicate that the carrying value of the asset may not be recoverable, Revance may be required to record additional non-cash impairment charges. Additionally, if the carrying value of Revance’s capital equipment exceeds current fair value as determined based on the discounted future cash flows of the related product, the capital equipment would be considered impaired and would be reduced to fair value by a non-cash charge to earnings, which could negatively affect Revance’s operating results. Events and conditions that could result in impairment in the value of Revance’s long-lived assets include adverse clinical trial results, changes in operating plans, unfavorable changes in competitive landscape, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or profitability. Revance will evaluate the recoverability and fair value of its long-lived assets, including those related to other components of the fill/finish line, each reporting period to determine the extent to which further non-cash charges to earnings are appropriate. Additional impairment in the value of Revance’s long-lived assets may materially and negatively impact its operating results.

Revance has incurred significant losses since its inception and it anticipates that it will continue to incur losses for the foreseeable future. In January 2020, Revance entered into the Teoxane Agreement pursuant to which it obtained the right to import, market, promote, sell and distribute the RHA® collection of dermal fillers in the U.S., its territories and possessions. Revance has not yet had any commercial sales, and aside from its rights to the RHA® collection of dermal fillers, only have one product candidate in clinical trials, which makes it difficult to assess Revance’s future viability.

Biotechnology product development is a highly speculative undertaking and involves a substantial degree of risk. Revance is not profitable and have incurred losses in each year since it commenced operations in 2002. In addition, Revance has limited experience and has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology industry. Revance has not yet made any sales of the RHA® collection of dermal fillers and has not demonstrated the ability to successfully commercialize the RHA® collection of dermal fillers. To date, Revance has not obtained any regulatory approvals for any of its product candidates or generated any revenue from product sales relating to DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical or biosimilar. Revance continues to incur significant research and development and other expenses related to its ongoing clinical trials and operations, and expect to incur substantial expenses in building out its sales, marketing and distribution function as Revance pursues commercialization of DaxibotulinumtoxinA for Injection, if approved, and the RHA® collection of dermal fillers. As of March 31, 2020, Revance had a working capital surplus of $476.8 million and an accumulated deficit of $906.1 million. Revance’s net loss was $61.9 million and $35.3 million for the three months ended March 31, 2020 and 2019, respectively. Revance has funded its operations primarily through the sale and issuance of Revance common stock and the 2027 Notes. Revance’s capital requirements to implement its business strategy are substantial, including its capital requirements to commercialize the RHA® collection of dermal fillers and to develop and commercialize DaxibotulinumtoxinA for Injection. Revance believes that its currently available capital is sufficient to fund its operations through at least the next 12 months.

Revance expects to continue to incur losses for the foreseeable future, and it anticipates that these losses will increase as Revance continues its development of, seek regulatory approval for and begin to commercialize DaxibotulinumtoxinA for Injection. Revance’s ability to achieve revenue and profitability is dependent on its ability to complete the development of its product candidates, obtain necessary regulatory approvals and manufacture, market and commercialize its products successfully. Even if Revance achieves profitability in the future, it may not be able to sustain profitability in subsequent periods. Revance’s prior losses, combined with expected future losses, may adversely affect the market price of Revance common stock and its ability to raise capital and continue operations.

Even if DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, the RHA® collection of dermal fillers or any future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success.

Even if Revance obtains FDA or other regulatory approvals, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, any hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates may not achieve market acceptance among physicians and patients, and may not be commercially successful.

The degree and rate of market acceptance of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, any hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates for which Revance receives approval depends on a number of factors, including:

•	the safety and efficacy and duration of the product as demonstrated in clinical trials;

•	the clinical indications for which the product is approved;

•	acceptance by physicians, major operators of clinics and patients of the product as a safe and effective treatment;

•	the proper training and administration of Revance’s products by physicians and medical staff;

•	the potential and perceived advantages of Revance’s products over alternative treatments;

•	the cost of treatment in relation to alternative treatments and willingness to pay for Revance’s products, if approved, on the part of payors and patients;

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the willingness of patients to pay for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, any hyaluronic acid filler products developed pursuant to the Teoxane Agreement and other aesthetic treatments in general, relative to other discretionary items, especially during economically challenging times;

•	the willingness of third-party payors to reimburse physicians or patients for DaxibotulinumtoxinA for Injection and any future products Revance may commercialize for therapeutic indications;

•	the relative convenience and ease of administration;

•	the prevalence and severity of adverse events; and

•	the effectiveness of Revance’s sales and marketing efforts.

Any failure by Revance’s product candidates that obtain regulatory approval to achieve market acceptance or commercial success would materially adversely affect its results of operations and delay, prevent or limit Revance’s ability to generate revenue and continue its business.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Furthermore, Revance relies on contract research organizations (“CROs”), and clinical trial sites to ensure the proper and timely conduct of its clinical trials. While Revance has agreements governing the committed activities of its CROs, Revance has limited influence over their actual performance. A failure of one or more of Revance’s clinical trials can occur at any time during the clinical trial process. The results of preclinical studies and clinical trials of Revance’s product candidates may not be predictive of the results of later-stage clinical trials. Furthermore, final results may differ from interim results. For example, any positive results generated to date in clinical trials for DaxibotulinumtoxinA for Injection do not ensure that later clinical trials, including any DaxibotulinumtoxinA for Injection clinical trials for the treatment of glabellar lines, will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety profile and efficacy despite having progressed through preclinical studies and initial clinical trials.

A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials due to a lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials. Revance has suffered similar setbacks with the clinical development of DaxibotulinumtoxinA Topical and it cannot be certain that it will not face other similar setbacks in the future for DaxibotulinumtoxinA for Injection or other clinical development programs. Even if Revance’s clinical trials are completed, the results may not be sufficient to obtain regulatory approval for its product candidates.

Revance may experience delays in its ongoing clinical trials, and it does not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of subjects on time or be completed on schedule, if at all. For example, due to the COVID-19 pandemic, enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing and the timing of topline results for the DaxibotulinumtoxinA for Injection upper facial lines trial. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

•	obtain regulatory approval to commence a trial;

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reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtain institutional review board approval at each site;

•	recruit suitable subjects to participate in a trial;

•	have subjects complete a trial or return for post-treatment follow-up;

•	ensure clinical sites observe trial protocol or continue to participate in a trial;

•	address any patient safety concerns that arise during the course of a trial;

•	address any conflicts with new or existing laws or regulations;

•	add a sufficient number of clinical trial sites; or

•	manufacture sufficient quantities of product candidate for use in clinical trials.

Subject enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications Revance is investigating.

Revance could also encounter delays if a clinical trial is suspended or terminated by Revance, by the IRBs of the institutions in which such trials are being conducted, by the data safety monitoring board, for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Revance’s clinical protocols, failure of inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, discovery of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions, risks related to conducting clinical trials during the COVID-19 pandemic, or lack of adequate funding to continue the clinical trial.

If Revance experiences delays in the completion or termination of any clinical trial of its product candidates, the commercial prospects of these product candidates may be harmed, and Revance’s ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing Revance’s clinical trials will increase its costs, slow down its product candidate development and approval process and jeopardize its ability to commence product sales and generate revenues. Any of these occurrences may significantly harm Revance’s business, financial condition and prospects. In addition, many of the factors that cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Revance’s product candidates.

Revance has no experience manufacturing DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, or any other product candidates at full commercial scale. If any of these product candidates are approved, Revance will face certain risks associated with scaling up its manufacturing capabilities to support commercial production.

Revance has developed an integrated manufacturing, research and development facility located at its corporate headquarters. Revance manufactures drug substance and finished dose forms of the drug product at this facility that Revance uses for research and development purposes and clinical trials. Revance does not have experience in manufacturing DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, or any other product candidates at commercial scale. If any of Revance’s product candidates are approved, Revance may need to expand its manufacturing facilities, add manufacturing personnel and ensure that validated processes are consistently implemented in its facilities and potentially enter into additional relationships with third-party manufacturers. The upgrade and expansion of Revance’s facilities will require additional regulatory approvals. In addition, it will be costly and time-consuming to expand Revance’s facilities and recruit necessary additional personnel. If Revance is unable to expand its manufacturing facilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, Revance may encounter delays or additional costs in achieving its research, development and commercialization objectives, including obtaining regulatory approvals of its product candidates, which could materially damage its business and financial position.

Revance relies on Teoxane for the manufacture and supply of the RHA® collection of dermal fillers pursuant to the Teoxane Agreement, and Revance’s dependence on Teoxane may impair its ability to commercialize of the RHA® collection of dermal fillers.

Pursuant to the Teoxane Agreement, Revance is not entitled to manufacture the RHA® collection of dermal fillers Instead, Teoxane is responsible for supplying all of Revance’s requirements for the RHA® collection of dermal fillers If Teoxane were to cease production or otherwise fail to timely supply Revance with an adequate supply of the RHA® collection of dermal fillers, Revance’s ability to commercialize the RHA® collection of dermal fillers would be adversely affected. For example, as a result of the COVID-19 pandemic, product supply of the RHA® collection of dermal fillers was delayed by Teoxane SA, as they temporarily suspended production in Geneva, Switzerland. Teoxane resumed manufacturing operations at the end of April 2020 and has projected to the RHA® collection of dermal fillers by the end of the second quarter of 2020. As a result, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter. Additional delays in the product supply of the RHA® collection of dermal fillers may cause Revance to further revise its anticipated product launch.

Teoxane is required to produce the RHA® collection of dermal fillers under QSR in order to meet acceptable standards for commercial sale. If such standards change, the ability of Teoxane to produce the RHA® collection of dermal fillers on the schedule Revance requires to meet commercialization goals may be affected. Teoxane is subject to pre-approval inspections and periodic unannounced inspections by the FDA and corresponding state and foreign authorities to ensure strict compliance with QSR and other applicable government regulations and corresponding foreign standards. Revance does not have control over Teoxane’s compliance with these regulations and standards. Any difficulties or delays in Teoxane’s manufacturing and supply of the RHA® collection of dermal fillers or any failure of Teoxane to maintain compliance with the applicable regulations and standards could increase Revance’s costs, cause it to lose revenue, prevent the import and/or export of the RHA® collection of dermal fillers, or cause the RHA® collection of dermal fillers to be the subject of field alerts, recalls or market withdrawals.

Revance currently contracts with third-party manufacturers for certain components and services necessary to produce DaxibotulinumtoxinA for Injection and expect to continue to do so to support further clinical trials and commercial scale production if DaxibotulinumtoxinA for Injection is approved. This increases the risk that Revance will not have sufficient quantities of DaxibotulinumtoxinA for Injection or be able to obtain such quantities at an acceptable cost, which could delay, prevent or impair its development or commercialization efforts.

Revance currently relies on third-party manufacturers for certain components such as bulk peptide and services such as fill/finish services, necessary to produce DaxibotulinumtoxinA for Injection for its clinical trials, and Revance expects to continue to rely on these or other manufacturers to support its commercial requirements if DaxibotulinumtoxinA for Injection is approved. In particular, in March 2017, Revance entered into the Althea Services Agreement. Revance plans to utilize its internal and external Althea facility to support commercial production of DaxibotulinumtoxinA for Injection, if approved. Some of Revance’s contracts with these manufacturers contain minimum order and pricing provisions and provide for early termination based on regulatory approval milestones.

Reliance on third-party manufacturers entails additional risks, including the reliance on the third party for regulatory compliance and quality assurance, the possible breach of the manufacturing agreement by the third party, and the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Revance. In addition, third- party manufacturers may not be able to comply with cGMP or QSR, or similar regulatory requirements outside the U.S. Revance’s failure or the failure of its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on Revance, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of DaxibotulinumtoxinA for Injection, or any other product candidates or products that Revance may develop. Any failure or refusal to supply the components or services for DaxibotulinumtoxinA for Injection or any other product candidates or products that Revance may develop could delay, prevent or impair Revance’s clinical development or commercialization efforts.

Revance depends on single-source suppliers for the raw materials necessary to produce DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, and any other product candidates. The loss of these suppliers, or their failure to supply Revance with these raw materials, would materially and adversely affect its business.

Revance and its manufacturers purchase the materials necessary to produce DaxibotulinumtoxinA for Injection for Revance’s clinical trials from single-source third-party suppliers. There are a limited number of suppliers for the raw materials that Revance uses to manufacture its product candidates, and Revance may need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce its product candidates for its clinical trials and, if approved, ultimately for commercial sale. In particular, Revance outsources the manufacture of bulk peptide through its agreement with Bachem Americas, Inc, which provides for the development, manufacture and supply of peptide in accordance with certain specifications.

Revance does not have any control over the process or timing of the acquisition of raw materials by its manufacturers. Although Revance generally does not begin a clinical trial unless it believes that it has a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of DaxibotulinumtoxinA for Injection or any future product candidates, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party supplier could considerably delay completion of Revance’s clinical trials, product testing and potential regulatory approval of DaxibotulinumtoxinA for Injection or any future product candidates. If Revance or its manufacturers are unable to purchase these raw materials on acceptable terms and at sufficient quality levels or in adequate quantities if at all, the development of DaxibotulinumtoxinA for Injection and any future product candidates, or the commercial launch of any approved products, would be delayed or there would be a shortage in supply, which would impair Revance’s ability to meet its development objectives for its product candidates or generate revenues from the sale of any approved products.

Furthermore, if there is a disruption to Revance’s or its third-party suppliers’ relevant operations, including as a result of the COVID-19 pandemic, Revance will have no other means of producing DaxibotulinumtoxinA for Injection or any future product candidates until they restore the affected facilities or Revance or they procure alternative facilities. Additionally, any damage to or destruction of Revance’s or its third party or suppliers’ facilities or equipment may significantly impair Revance’s ability to manufacture its product candidates on a timely basis.

Revance currently has limited marketing and sales capabilities and limited field sales organization. If Revance is unable to establish sales and marketing capabilities on its own or through third parties, Revance will be unable to successfully commercialize DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any other future product candidates, if approved, or generate product revenue.

Revance currently has limited marketing and sales capabilities and limited field sales organization. To commercialize DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers, or any other future product candidates, if approved, in the U.S., Europe and other jurisdictions it seeks to enter, Revance must build its marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and Revance may not be successful in doing so. In connection with the Teoxane Agreement, Revance will have to build out its marketing and sales capabilities sooner than it initially anticipated. Revance expects to market DaxibotulinumtoxinA for Injection and the RHA® collection of dermal fillers, as applicable, through its own sales force in North America, and in Europe and other countries through either its own sales force or a combination of its internal sales force and distributors or partners, which may be expensive and time consuming.

As the product supply of the RHA® collection of dermal fillers has been delayed by Teoxane due to factors surrounding the COVID-19 pandemic, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter. As a result, the hiring timeframe for building Revance’s sales force has been adjusted to coincide with product availability.

Revance has no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including Revance’s ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. For example, Revance may experience challenges associated with recruiting field representatives virtually through remote, group interviewing platforms and with onboarding new field representatives during such time as

“shelter-in-place” or other such orders by governmental entities necessitate Revance’s work from home policy. Any failure or delay in the development of Revance’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products, and may result in a breach of Revance’s obligations to Teoxane under the Teoxane Agreement. Revance may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment its own sales force and distribution systems or in lieu of its own sales force and distribution systems. If Revance is unable to enter into such arrangements on acceptable terms or at all, it may not be able to successfully commercialize the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection or any future product candidates. Revance also has to compete with other pharmaceutical and life sciences companies to recruit, hire, train and retain sales and marketing personnel, and turnover in Revance’s sales force and marketing personnel could negatively affect the commercialization of the RHA® collection of dermal fillers and, if it receives regulatory approval, DaxibotulinumtoxinA for Injection. If Revance is not successful in commercializing the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection or any future product candidates, either on its own or through collaborations with one or more third parties, Revance’s future product revenue will suffer and it would incur significant additional losses.

As Revance evolves from a company primarily involved in research and development to a company involved in the commercialization of products, Revance will need to increase the size of its organization and it may experience difficulties in managing this growth.

In order to successfully commercialize its products, Revance needs to expand its organization, including adding marketing, managerial, operational and sales capabilities, or contracting with third parties to provide these capabilities for Revance. If Revance is successful in advancing DaxibotulinumtoxinA for Injection or any other product candidates through the development stage towards commercialization, it may need to expand such capabilities even further. Revance’s management, personnel, systems and facilities currently in place are not adequate to support the commercialization of the RHA® collection of dermal fillers and the potential commercialization of DaxibotulinumtoxinA for Injection and any other product candidates, if they are approved. Effectively executing Revance’s growth strategy requires that it:

•	identify recruit, train, integrate, incentivize and retain adequate numbers of effective sales and marketing personnel;

•	generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team;

•	achieve, maintain and grow market, physician, patient and healthcare payor acceptance of, and demand for Revance’s products;

•	manage its clinical trials and manufacturing operations effectively;

•	manage its internal development efforts effectively while carrying out its contractual obligations to Teoxane under the Teoxane Agreement and to other third parties; and

•	continue to improve its operational, financial and management controls, reporting systems and procedures.

As Revance’s operations expand, it expects that it will also need to manage additional relationships with various collaborative partners, suppliers and other third parties. Future growth will impose significant added responsibilities on Revance’s organization, in particular on management. Revance’s future financial performance and its ability to commercialize the RHA® collection of dermal fillers and, if approved, DaxibotulinumtoxinA for Injection and to compete effectively will depend, in part, on its ability to manage any future growth effectively. Due to Revance’s limited financial resources and its limited experience in managing a company with such anticipated growth, Revance may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The physical expansion of Revance’s operations may lead to significant costs and may divert its management and business development resources. Any inability to manage growth could delay the execution of Revance’s development and strategic objectives, or disrupt its operations.

Revance or the third parties upon whom it depends may be adversely affected by earthquakes or other natural disasters and Revance’s business continuity and disaster recovery plans may not adequately protect it from a serious disaster.

Revance’s corporate headquarters and other facilities, including its internal manufacturing facility, are located in the San Francisco Bay Area, which has experienced severe earthquakes. Revance does not carry earthquake insurance. Earthquakes or other natural disasters could severely disrupt Revance’s operations, and have a material adverse effect on its business, results of operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented Revance from using all or a significant portion of its headquarters, that damaged critical infrastructure, such as its manufacturing facility, enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Revance to continue its business for a substantial period of time. In particular, because Revance manufactures botulinum toxin in its facilities, Revance would be required to obtain further clearance and approval by state, federal or other applicable authorities to continue or resume manufacturing activities. The disaster recovery and business continuity plans Revance has in place currently are limited and may not be adequate in the event of a serious disaster or similar event. Revance may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, particularly when taken together with its lack of earthquake insurance, could have a material adverse effect on its business.

Furthermore, integral parties in Revance’s supply chain are geographically concentrated and operating from single sites, thereby increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect Revance’s supply chain, it could have a material adverse effect on Revance’s business.

Revance currently relies on third parties and consultants to conduct all its preclinical studies and clinical trials. If these third parties or consultants do not successfully carry out their contractual duties or meet expected deadlines, Revance may be unable to obtain regulatory approval for or commercialize DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates.

Revance does not have the ability to independently conduct preclinical studies or clinical trials. Revance relies on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as CROs and clinical data management organizations, to conduct clinical trials on Revance’s product candidates. The third parties with whom Revance contracts for execution of its clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not Revance’s employees, and except for contractual duties and obligations, Revance has limited ability to control the amount or timing of resources that they devote to its programs. Although Revance relies on these third parties to conduct its preclinical studies and clinical trials, Revance remains responsible for ensuring that each of its preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require Revance to comply with regulations and standards, commonly referred to as good clinical practices (“GCPs”) and good laboratory practices for conducting, monitoring, recording and reporting the results of clinical and preclinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. Revance also relies on consultants to assist in the execution, including data collection and analysis, of its clinical trials.

In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another.

Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with Revance. These third parties may terminate their agreements with Revance upon as little as 30 days’ prior written notice of a material breach by Revance that is not cured within 30 days. Many of these agreements may also be terminated by such third parties under certain other circumstances, including Revance’s insolvency or its failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with Revance at Revance’s expense for an orderly winding down of services of such third parties under the agreements. If the third parties or consultants conducting Revance’s clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with Revance or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Revance’s clinical trial protocols or GCPs, or for any other reason, Revance may need to conduct additional clinical trials or enter into new arrangements, which could be difficult, costly or impossible, and its clinical trials may be extended, delayed or terminated or may need to be repeated. Revance may be unable to recover unused funds from these third-parties. If any of the foregoing were to occur, Revance may not be able to obtain, or may be delayed in obtaining, regulatory approval for, and will not be able to, or may be delayed in its efforts to, successfully commercialize the product candidate being tested in such trials.

If any products Revance develops are not accepted by the market or if regulatory agencies limit Revance’s labeling indications, require labeling content that diminishes market acceptance of its products or limits its marketing claims, Revance may be unable to generate significant revenues, if any.

Even if Revance obtains regulatory approval for DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers, DaxibotulinumtoxinA Topical, biosimilar, or any other product candidates and are able to commercialize them, these products may not gain market acceptance among physicians, patients, healthcare payors and the medical community.

The degree of market acceptance of any of Revance’s approved products will depend upon a number of factors, including:

•	the indication for which the product is approved and its approved labeling;

•	the presence of other competing approved treatments and therapies;

•	the potential advantages of the product over existing and future treatment products;

•	the relative convenience and ease of administration of the product;

•	the strength of its sales, marketing and distribution support;

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the willingness of third-party payors to provide adequate reimbursement for Revance’s approved products, and the willingness of payments to pay for Revance’s approved products in the absence of third-party reimbursement; and

•	the price and cost-effectiveness of the product.

The FDA or other regulatory agencies could limit the labeling indication for which Revance’s product candidates may be marketed or could otherwise limit marketing efforts for Revance’s products. If Revance is unable to achieve approval or successfully market any of its product candidates, or marketing efforts are restricted by regulatory limits, its ability to generate revenues could be significantly impaired.

If Revance is found to have improperly promoted off-label uses for its products that are approved for marketing, including the RHA® collection of dermal fillers and, if approved for marketing, DaxibotulinumtoxinA for Injection, or if physicians misuse Revance’s products or use its products off-label, Revance may become subject to prohibitions on the sale or marketing of its products, significant fines, penalties, and sanctions, product liability claims, and its image and reputation within the industry and marketplace could be harmed.

The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about regulated products, such as the RHA® collection of dermal fillers and, if approved, DaxibotulinumtoxinA for Injection. In particular, a product may not be promoted for uses or indications that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If Revance is found to have promoted such off-label uses, Revance may receive warning letters and become subject to significant liability, which would materially harm its business. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. If Revance becomes the target of such an investigation or prosecution based on its marketing and promotional practices, it could face similar sanctions, which would materially harm its business. In addition, management’s attention could be diverted from Revance’s business operations, significant legal expenses could be incurred, and Revance’s reputation could be damaged. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Revance is deemed by the FDA to have engaged in the promotion of its products for off-label use, it could be subject to FDA prohibitions on the sale or marketing of its products or significant fines and penalties, and the imposition of these sanctions could also affect Revance’s reputation and position within the industry.

Physicians may, in their independent medical judgment, prescribe legally available products for off-label uses. However, physicians may also misuse the RHA® collection of dermal fillers and, if approved, DaxibotulinumtoxinA for Injection or Revance’s other products, or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If these products are misused or used with improper technique, Revance may become subject to costly litigation by its customers or their patients. Product liability claims could divert management’s attention from Revance’s core business, be expensive to defend, and result in sizable damage awards against it that may not be covered by insurance. Furthermore, the use of these products for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm Revance’s reputation in the marketplace among physicians and patients.

Any of these events could harm Revance’s business and results of operations and cause its stock price to decline.

If there is not sufficient physician and patient demand for and acceptance of the RHA® collection of dermal fillers, or, if approved for commercialization, DaxibotulinumtoxinA for Injection and any future product candidates, Revance’s financial results and future prospects will be harmed.

Use of the RHA® collection of dermal fillers, and, if approved for commercialization, DaxibotulinumtoxinA for Injection for aesthetic indications are elective procedures, the cost of which must be borne by the patient, and Revance does not expect it to be reimbursable through government or private health insurance. The decision by a patient to elect to undergo the treatment of aesthetic indications with the RHA® collection of dermal fillers or, if approved for commercialization, DaxibotulinumtoxinA for Injection, may pursue may be influenced by a number of factors, including:

•	the success of any sales and marketing programs that Revance, or any third parties it engages, undertake, and as to which Revance has limited experience;

•	the extent to which physicians recommend the RHA® collection of dermal fillers or DaxibotulinumtoxinA for Injection to their patients;

•	the extent to which the RHA® collection of dermal fillers or DaxibotulinumtoxinA for Injection satisfies patient expectations;

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Revance’s ability to properly train physicians in the use of the RHA® collection of dermal fillers and DaxibotulinumtoxinA for Injection or such that their patients do not experience excessive discomfort during treatment or adverse side effects;

•	the cost, safety and effectiveness of the RHA® collection of dermal fillers and DaxibotulinumtoxinA for Injection versus other treatments;

•	consumer sentiment about the benefits and risks of aesthetic procedures generally and the RHA® collection of dermal fillers and DaxibotulinumtoxinA for Injection in particular;

•	the success of any direct-to-consumer marketing efforts Revance may initiate; and

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general consumer, patient and physician confidence and availability of practicing physicians, which may be impacted by general economic and political conditions, including challenges affecting the global economy resulting from the COVID-19 pandemic.

Revance’s business, financial results and future prospects will be materially harmed if it cannot generate sufficient demand for the RHA® collection of dermal fillers or, if approved for commercialization, DaxibotulinumtoxinA for Injection or for any other future product candidate.

Revance is subject to uncertainty relating to third-party reimbursement policies which, if not favorable for DaxibotulinumtoxinA for Injection or any future product candidates, could hinder or prevent their commercial success.

Revance’s ability to commercialize DaxibotulinumtoxinA for Injection or any future product candidates for therapeutic indications such as cervical dystonia, adult upper limb spasticity, plantar fasciitis or migraine will depend in part on the coverage and reimbursement levels set by governmental authorities, private health insurers and other third-party payors. As a threshold for coverage and reimbursement, third-party payors generally require that drug products have been approved for marketing by the FDA. Third-party payors also are increasingly challenging the effectiveness of and prices charged for medical products and services. Revance may not obtain adequate third-party coverage or reimbursement for DaxibotulinumtoxinA for Injection or any future product candidates for therapeutic indications, or Revance may be required to sell them at a discount.

Revance expects that third-party payors will consider the efficacy, cost effectiveness and safety of DaxibotulinumtoxinA for Injection in determining whether to approve reimbursement for DaxibotulinumtoxinA for Injection for therapeutic indications and at what level. Revance’s business would be materially adversely affected if it does not receive coverage and adequate reimbursement of DaxibotulinumtoxinA for Injection for therapeutic indications from private insurers on a timely or satisfactory basis. No uniform policy for coverage and reimbursement for products exists among third-party payors in the U.S.; therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, coverage under certain government programs, such as Medicare and Medicaid, may not be available for certain of Revance’s product candidates. As a result, the coverage determination process will likely be a time-consuming and costly process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Revance’s business could also be adversely affected if third-party payors limit the indications for which DaxibotulinumtoxinA for Injection will be reimbursed to a smaller patient set than Revance believes they are effective in treating.

In some foreign countries, particularly Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, Revance may be required to conduct a clinical trial that compares the cost-effectiveness of its products, including DaxibotulinumtoxinA for Injection, to other available therapies. If reimbursement for Revance’s product is unavailable in any country in which reimbursement is sought, limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be materially harmed.

If product liability lawsuits are brought against Revance, it may incur substantial liabilities and may be required to limit commercialization of any future products it develops.

Revance faces an inherent risk of product liability lawsuits as a result of commercializing the RHA® collection of dermal fillers and as a result of the clinical testing of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA

Topical, biosimilar, or any other product candidates. For example, Revance may be sued if any product it develops allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Revance cannot successfully defend itself against product liability claims, it may incur substantial liabilities or be required to limit commercialization of its products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection or any future product candidates or products Revance develops;

•	injury to Revance’s reputation and significant negative media attention;

•	withdrawal of clinical trial participants or cancellation of clinical trials;

•	costs to defend the related litigation;

•	a diversion of management’s time and Revance’s resources;

•	substantial monetary awards to trial participants or patients;

•	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	an increase in product liability insurance premiums or an inability to maintain product liability insurance coverage; and

•	the inability to commercialize the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection or any other products Revance develops.

Revance’s inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future products it develops. Revance currently carries product liability insurance covering its clinical trials. Although Revance maintains such insurance, any claim that may be brought against it could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by its insurance or that is in excess of the limits of its insurance coverage. Revance’s insurance policies also have various exclusions and deductibles, and Revance may be subject to a product liability claim for which it has no coverage. Revance will have to pay any amounts awarded by a court or negotiated in a settlement that exceed its coverage limitations or that are not covered by its insurance, and Revance may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, Revance may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses. If and when Revance obtains approval for marketing DaxibotulinumtoxinA for Injection it intends to expand its insurance coverage to include the sale of DaxibotulinumtoxinA for Injection as applicable; however, Revance may be unable to obtain this liability insurance on commercially reasonable terms.

Revance has been, and in the future may be, subject to securities class action and stockholder derivative actions. These, and potential similar or related litigation, could result in substantial damages and may divert management’s time and attention from Revance’s business.

Revance has been, and may in the future be, the target of securities class actions or stockholder derivative claims. On May 1, 2015, a securities class action complaint was filed on behalf of City of Warren Police and Fire Retirement System against Revance and certain of its directors and executive officers at the time of Revance’s follow-on public offering, and the investment banking firms that acted as the underwriters in its follow-on public offering. The Court granted final approval of the settlement, as set forth in the Stipulation of Settlement, on

July 28, 2017. While the litigation has ended, Revance may be subject to future securities class action and stockholder derivation actions, which may adversely impact its business, results of operations, financial position or cash flows and divert management’s time and attention from the business.

If Revance fails to attract and keep senior management and key scientific personnel, it may be unable to successfully develop DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, conduct its clinical trials and commercialize the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future products it develops.

Revance’s success depends in part on its continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. Revance believes that its future success is highly dependent upon the contributions of Revance’s senior management, particularly Mark J. Foley, its President and Chief Executive Officer, Abhay Joshi, Ph.D., its Chief Operating Officer, Tobin C. Schilke, its Chief Financial Officer, and Dustin Sjuts, its Chief Commercial Officer, Aesthetics & Therapeutics, as well as Revance’s senior scientists and other members of its senior management team. The loss of services of any of these individuals could delay or prevent the successful development of Revance’s product pipeline, the completion of its planned clinical trials or the commercialization of the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future products it develops.

Leadership transitions can be inherently difficult to manage. Resignations of executive officers may cause disruption in Revance’s business, strategic and employee relationships, which may significantly delay or prevent the achievement of Revance’s business objectives. Leadership changes may also increase the likelihood of turnover in other key officers and employees and may cause declines in the productivity of existing employees. The search for a replacement officer may take many months or more, further exacerbating these factors. Identifying and hiring an experienced and qualified executive officer are typically difficult. Periods of transition in senior management leadership are often difficult as the new executives gain detailed knowledge of Revance’s operations and may result in cultural differences and friction due to changes in strategy and style. During the transition periods, there may be uncertainty among investors, employees, creditors and others concerning Revance’s future direction and performance.

Revance could experience problems attracting and retaining qualified employees. Competition for qualified personnel in the biotechnology and pharmaceuticals field is intense and the turnover rate can be high due to the limited number of individuals who possess the skills and experience required by Revance’s industry. Revance will need to hire a significant number of additional personnel as it begins building out a U.S. commercial organization for the distribution of the RHA® collection of dermal fillers in the U.S. and, if the BLA is approved on or by the PDUFA target action date, the planned initiation of commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before the end of 2020. As the product supply of the RHA® collection of dermal fillers has been delayed by Teoxane due to factors surrounding the COVID-19 pandemic, Revance’s anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter from the second quarter of 2020 to the third quarter of 2020. As a result, the hiring timeframe for building Revance’s sales force has been adjusted to coincide with product availability. Revance has no prior experience in building and managing a sales organization, and it may experience challenges associated with recruiting field representatives virtually through remote, group interviewing platforms and with onboarding new field representatives during such time as “shelter-in-place” or other such orders by governmental entities necessitate Revance’s work from home policy.

Revance may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent Revance hires personnel from competitors, it may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their previous research output.

If Revance is not successful in discovering, developing, acquiring and commercializing additional product candidates, its ability to expand its business and achieve its strategic objectives would be impaired.

Although a substantial amount of Revance’s effort will focus on the commercialization of the RHA® collection of dermal fillers and the continued clinical testing and potential approval of DaxibotulinumtoxinA for Injection, a key element of its strategy is to discover, develop and commercialize a portfolio of botulinum toxin products for both aesthetic and therapeutic indications. Revance is seeking to do so through its internal research programs and may explore strategic collaborations for the development or acquisition of new products.

Even if Revance identifies an appropriate collaboration or product acquisition, it may not be successful in negotiating the terms of the collaboration or acquisition, or effectively integrating the collaboration or acquired product into its existing business and operations. Moreover, Revance may not be able to pursue such opportunities if they fall within the non-compete provision of the Teoxane Agreement, which prohibits Revance from developing, manufacturing, marketing, selling, detailing or promoting any cross-linked hyaluronic acid dermal filler (other than the RHA® collection of dermal fillers) in the U.S. during the term of the Teoxane Agreement. Revance has limited experience in successfully acquiring and integrating products and technologies into its business and operations, and even if Revance is able to consummate an acquisition or other investment, it may not realize the anticipated benefits of such acquisitions or investments. Revance may face risks, uncertainties and disruptions, including difficulties in the integration of the operations and services of these acquisitions. If Revance fails to successfully integrate collaborations, assets, products or technologies that it enters into or acquire, or if it fails to successfully exploit acquired product distribution rights and maintain acquired relationships with customers, Revance’s business could be harmed. Furthermore, Revance may have to incur debt or issue equity securities in connection with proposed collaborations or to pay for any product acquisitions or investments, the issuance of which could be dilutive to its existing stockholders. Identifying, contemplating, negotiating or completing a collaboration or product acquisition and integrating an acquired product or technology could significantly divert management and employee time and resources.

While DaxibotulinumtoxinA for Injection is in the clinical development stage, DaxibotulinumtoxinA Topical and all of Revance’s other potential product candidates remain in the discovery or preclinical stage. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Revance’s research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render Revance’s product candidates obsolete or less attractive;

•	product candidates Revance develops may nevertheless be covered by third parties’ patents or other exclusive rights;

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a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors, if applicable; and

•	intellectual property rights of third parties may potentially block Revance’s entry into certain geographies or make such entry economically impracticable.

If Revance fails to develop and successfully commercialize other product candidates, Revance’s business and future prospects may be harmed and its business will be more vulnerable to problems that it encounters in commercializing the RHA® collection of dermal fillers and in developing and commercializing DaxibotulinumtoxinA for Injection.

The requirements of being a public company may strain Revance’s resources, divert management’s attention and affect Revance’s ability to attract and retain qualified members of the Revance board.

Revance is subject to the reporting requirements of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), The Nasdaq Stock Market LLC listing rules and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase Revance’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on Revance’s systems and resources. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that Revance maintains effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve Revance’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm Revance’s business and operating results. Although Revance has hired additional employees to comply with these requirements, it may need to hire more employees in the future, which will increase its costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Revance intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Revance’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against Revance and its business may be harmed.

As a public company that is subject to these rules and regulations Revance may find it is more expensive for Revance to obtain director and officer liability insurance, and Revance may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for Revance to attract and retain qualified members of the Revance board and qualified executive officers.

Revance needs to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and the failure to do so could have a material adverse effect on its business and stock price.

The Sarbanes-Oxley Act requires, among other things, that Revance maintains effective internal control over financial reporting and disclosure controls and procedures. Revance is required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of Revance’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Revance’s independent registered public accounting firm is required to attest to the effectiveness of Revance’s internal control over financial reporting in connection with the filing of Revance’s Annual Report on Form 10-K. If Revance or its independent registered public accounting firm identifies deficiencies in Revance’s internal control over financial reporting that are deemed to be material weaknesses, the market price of Revance common stock could decline and Revance could be subject to actions or investigations by the SEC, or other regulatory authorities, which would require additional financial and management resources.

Revance may experience difficulties maintaining its new enterprise resource planning system.

In the second quarter of 2019, Revance implemented a new enterprise resource planning (“ERP”) system and expects to continue with additional ERP implementations, including those in preparation of potential product launches. ERP implementations are complex and time-consuming, and involve substantial expenditures on system software and implementation activities. The ERP system will be critical to Revance’s ability to provide important information to its management, obtain and deliver its products, provide services and customer support, send invoices and track payments, fulfill contractual obligations, accurately maintain books and records, provide accurate, timely and reliable reports on its financial and operating results or otherwise operate Revance’s business. ERP implementations also require transformation of business and financial processes in order to reap the benefits of the ERP system; any such transformation involves risks inherent in the conversion to a new computer system, including loss of information and potential disruption to Revance’s normal operations. The implementation and maintenance of the new ERP system has required, and will continue to require, the investment of significant financial and human resources. Any disruptions, delays or deficiencies in the design or the ongoing maintenance of the new ERP system could adversely affect Revance’s ability to process orders, ship products, provide services and customer support, send invoices and track payments, fulfill contractual obligations, accurately maintain books and records, provide accurate, timely and reliable reports on its financial and operating results, or otherwise operate Revance’s business. Additionally, if the system does not operate as intended, the effectiveness of Revance’s internal control over financial reporting could be adversely affected or Revance’s ability to assess it adequately could be delayed.

Revance’s business involves the use of hazardous materials and Revance and its third-party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how Revance does business.

Revance’s sales, marketing, research and development and manufacturing activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by Revance, including botulinum toxin type A, a key component of Revance’s product candidates, and other hazardous compounds. Revance and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Revance is licensed with the Centers for Disease Control and Prevention (“CDC”) and with the California Department of Health, Food and Drug Branch for use of botulinum toxin and to manufacture both the active pharmaceutical ingredient and the finished product in topical and injectable dose forms. In some cases, these hazardous materials and various wastes resulting from their use are stored at Revance’s and its manufacturers’ facilities pending their use and disposal. Revance cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although Revance believes that the safety procedures utilized by Revance and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Revance cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Revance may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Revance’s use of certain materials and interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. Revance cannot predict the impact of such changes and cannot be certain of its future compliance.

Revance may use third-party collaborators to help it develop, validate or commercialize any new products, and Revance’s ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.

Revance may continue to license or selectively pursue strategic collaborations for the development, validation and commercialization of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, hyaluronic acid filler products, and any future product candidates. For instance, in February 2018, Revance and Mylan entered into the Mylan Collaboration, pursuant to which Revance and Mylan will collaborate exclusively, on a world-wide basis (excluding Japan), to develop, manufacture and commercialize Revance’s biosimilar product candidate. In December 2018, Revance and Fosun entered into the Fosun License Agreement pursuant to which Revance has granted Fosun the exclusive rights to develop and commercialize DaxibotulinumtoxinA for Injection in the Fosun Territory and certain sublicense rights. In addition, Revance entered into the Teoxane Agreement in January 2020, pursuant to which Teoxane granted Revance the exclusive right to import, market, promote, sell and distribute the RHA® collection of dermal fillers in the U.S., its territories and possessions. In any third-party collaboration, Revance is dependent upon the success of the collaborators to perform their responsibilities with continued cooperation. Revance’s collaborators may not cooperate with Revance or perform their obligations under Revance’s agreements with them. Revance cannot control the amount and timing of its collaborators’ resources that will be devoted to performing their responsibilities under Revance’s agreements with them. Revance’s collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with Revance. The development, validation and commercialization of Revance’s product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with Revance.

Disputes with Revance’s collaborators could also impair its reputation or result in development delays, decreased revenues and litigation expenses. Revance’s collaboration with Mylan is for the development of a biosimilar product, which is subject to risks inherent with the relatively short history of biosimilar product approvals in the U.S. The biosimilar product would be subject to similar commercial risks as Revance’s DaxibotulinumtoxinA for Injection and Daxibotulinumtoxin A Topical product candidates. In February 2019, Revance and Mylan participated in a BIAM with the FDA to discuss the feasibility of a 351(k) biosimilar submission and the necessary development pathway for the biosimilar product candidate. While Revance believes that such a pathway is viable, the successful development and commercialization of a biosimilar product in any indications of BOTOX® or BOTOX Cosmetic® would be subject to FDA requirements that would need to be assessed by Revance and Mylan in determining the development of the biosimilar product candidate. In August 2019, Revance announced an amendment to the Mylan Collaboration pursuant to which, among other things, Revance agreed to extend the period of time for Mylan to make a decision under the collaboration agreement as to whether to continue the development and commercialization of a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX® beyond the initial development plan to prepare for and conduct the BIAM with the FDA. Such amendment to the Mylan Collaboration and the FDA requirements may also limit Revance’s ability to begin development of the biosimilar in 2020, as presently planned or at all. In May 2020, Mylan provided Revance with written notice of its decision to continue the development and commercialization of the biosimilar. Even if successfully developed, the biosimilar product would be subject to similar commercial risks as Revance’s DaxibotulinumtoxinA for Injection and DaxibotulinumtoxinA Topical product candidates.

Unfavorable global economic conditions or trade relations could adversely affect Revance’s business, financial condition or results of operations.

Revance’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Furthermore, the demand for aesthetic or therapeutic medical procedures may be particularly vulnerable to unfavorable economic conditions. Revance does not expect sales of the RHA® collection of dermal fillers for aesthetic indications or sales of DaxibotulinumtoxinA for Injection for the treatment of glabellar lines to be reimbursed by any government or third-party payor and, as a result, demand for the first indications of each of Revance’s product candidates will be tied to discretionary spending levels of its targeted patient population. Future global financial crises and economic downturns, including those cause by widespread public health crises such as the COVID-19 pandemic, may cause extreme volatility and disruptions in capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to Revance’s business, including weakened demand for the RHA® collection of dermal fillers, DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, if approved, and its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain Revance’s suppliers, possibly resulting in supply disruption, or cause Revance’s customers to delay making payments for its services.

In addition, changes in U.S. and foreign trade policies or border closures related to the COVID-19 pandemic could trigger retaliatory actions by affected countries, resulting in “trade wars”, which may reduce customer demand for goods exported out of the U.S. if the parties having to pay those retaliatory tariffs increase their prices, or if trading partners limit their trade with the U.S. If these consequences are realized, the price to the consumer of aesthetic or therapeutic medical procedures from products exported out of the U.S. may increase, resulting in a material reduction in the demand for Revance’s future product candidates. Such a reduction may materially and adversely affect Revance’s potential sales and its business. In particular, under Revance’s Fosun License Agreement, Revance is responsible for manufacturing DaxibotulinumtoxinA for Injection and supplying it to Fosun, which would then develop commercialize, market and sell it in mainland China, Hong Kong and Macau. If this arrangement is restricted in any way due to the U.S.-China trade relation or the COVD-19 pandemic, the contingent payments Revance is entitled to receive under the agreement, which are based on product sales, among other things, may be adversely affected. In addition, under the Teoxane Agreement, Revance is responsible for the commercialization of the RHA® collection of dermal fillers in the U.S., and rely on Teoxane for its entire supply of the RHA® collection of dermal fillers, which has been impacted by COVID-19 pandemic.

Further, travel and import restrictions, including those resulting from the COVID-19 pandemic, have disrupted and may continue to disrupt Revance’s supply chain and ability to distribute the RHA® collection of dermal fillers Any import or export or other cargo restrictions related to Revance’s products, including those resulting from the COVID-19 pandemic, would restrict its ability to ship or receive products and harm its business, financial condition and results of operations.

Any of the foregoing could harm Revance’s business and it cannot anticipate all of the ways in which the current or future economic climate and financial market conditions could adversely impact its business.

Adverse tax laws or regulations could be enacted or existing laws could be applied to Revance or its customers, which could increase the costs of Revance’s services and adversely impact its business.

The application of federal, state, local and international tax laws to services provided electronically is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet. These enactments could adversely affect Revance’s sales activity due to the inherent cost increase the taxes would represent and ultimately result in a negative impact on its operating results and cash flows.

In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Revance (possibly with retroactive effect), which could require Revance or its customers to pay additional tax amounts, as well as require Revance or its customers to pay fines or penalties and interest for past amounts. If Revance is unsuccessful in collecting such taxes from its customers, Revance could be held liable for such costs, thereby adversely impacting its operating results and cash flows.

Further, Revance has undertaken certain transactions to realize potential tax efficiencies in support of its expected global business expansion. These transactions are meant to align the global economic ownership of Revance’s intellectual property rights with its current and future business operations. Revance is uncertain as to whether the tax efficiencies sought by this alignment will materialize and may choose to unwind these transactions in the future.

In December 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. Future guidance from the Internal Revenue Service (the “IRS”) and other tax authorities with respect to the Tax Act may affect

Revance, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to Revance’s U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act or future tax reform legislation could have a material impact on the value of its deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase its future U.S. tax expense. The foregoing items, as well as any other future changes in tax laws, could have a material adverse effect on Revance’s business, cash flow, financial condition, or results of operations.

Significant disruptions of information technology systems or breaches of data security could materially adversely affect Revance’s business, results of operations and financial condition.

Revance collects and maintains information in digital form that is necessary to conduct its business, and Revance is increasingly dependent on information technology systems and infrastructure to operate its business. In the ordinary course of its business, Revance collects, stores and transmits confidential information, including intellectual property, proprietary business information and personal information. It is critical that Revance does so in a secure manner to maintain the confidentiality and integrity of such confidential information. Revance has established physical, electronic and organizational measures to safeguard and secure its systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for its information technology systems and the processing, transmission and storage of digital information. Revance has also outsourced elements of its information technology infrastructure, and as a result a number of third-party vendors may or could have access to its confidential information. Revance’s internal information technology systems and infrastructure, and those of its current and any future collaborators, contractors and consultants and other third parties on which it relies, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside Revance’s organization, or persons with access to systems inside its organization. Breaches and other inappropriate access can be difficult to detect and any delay in identifying them could increase their harm. While Revance has implemented security measures to protect its data security and information technology systems, such measures may not prevent such events. In addition, Revance’s work from home policy implemented in response to the COVID-19 pandemic could increase its cyber security risk, create data accessibility concerns, and make it more susceptible to communication disruptions. U.S. and international authorities have been warning businesses of increased cybersecurity threats from actors seeking to exploit the COVID-19 pandemic. Any such breaches of security and inappropriate access could disrupt Revance’s operations, harm its reputation or otherwise have a material adverse effect on its business, financial condition and results of operations.

The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. The costs to Revance to mitigate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and while it has implemented security measures to protect its data security and information technology systems, Revance’s efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service and other harm to its business and its competitive position. If such an event were to occur and cause interruptions in Revance’s operations, it could result in a material disruption of its product development programs. For example, the loss of clinical study data from completed or ongoing or planned clinical studies could result in delays in Revance’s regulatory approval efforts and significantly increase its costs to recover or reproduce the data. Moreover, if a computer security breach affects Revance’s systems, corrupts its data or results in the unauthorized disclosure or release of personally identifiable information, Revance’s reputation could be materially damaged. In addition, such a breach may require notification to governmental agencies, supervisory bodies, credit reporting agencies, the media or individuals pursuant to various federal, state and foreign data protection, privacy and security laws, regulations and guidelines, if applicable. For example, these may include the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Clinical Health Act of 2009, and its implementing rules and regulations, U.S. state breach notification laws and the EU General Data Protection Regulation (EU) 2016/679 (“GDPR”). Revance would also be exposed to a risk of loss, enforcement measures, penalties, fines, indemnification claims or litigation and potential civil or criminal liability, which could materially adversely affect its business, results of operations and financial condition.

Changes in and failures to comply with U.S. and foreign privacy and data protection laws, regulations and standards may adversely affect Revance’s business, operations and financial performance.

Revance is subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, retention, and security of personal data, such as information that it collects about patients and healthcare providers in connection with clinical trials in the U.S. and abroad. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in Revance’s business, affect Revance or its vendors’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in Revance’s contracts, result in liability or impose additional costs on Revance. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by Revance to comply with federal, state or foreign laws or regulation, Revance’s internal policies and procedures or its contracts governing its processing of personal information could result in negative publicity, diversion of management time and effort and proceedings against Revance by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

In the U.S., HIPAA imposes, among other things, certain standards and obligations on covered entities including certain healthcare providers, health plans and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Revance may become subject to new privacy or cybersecurity regulations. Such laws and regulations could affect Revance’s ability to process personal data (in particular, its ability to use certain data for purposes such as risk or fraud avoidance, marketing or advertising), Revance’s ability to control its costs by using certain vendors or service providers, or impact Revance’s ability to offer certain services in certain jurisdictions. For example, the California Consumer Privacy Act (“CCPA”) became effective on January 1, 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered companies to provide new disclosures to California consumers (as that word is broadly defined in the CCPA), provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. As Revance expands its operations, the CCPA will likely impact its business activities and may increase its compliance costs and potential liability. If Revance fails to comply with the CCPA, it may face significant fines and penalties that could adversely affect its business, financial condition and results of operations. Other states are beginning to pass similar laws, and some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase Revance’s potential liability and adversely affect its business. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for Revance and its future customers and strategic partners. In the event that Revance is subject to HIPAA, the CCPA or other U.S. privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect its financial condition.

Revance’s operations abroad may also be subject to increased scrutiny or attention from data protection authorities. Many countries in these regions have established or are in the process of establishing privacy and data security legal frameworks with which Revance, its customers, or its vendors must comply. For example, the EU has adopted the GDPR, which went into effect in May 2018 and introduces strict requirements for processing the personal information of EU subjects, including clinical trial data. The GDPR is likely to increase compliance burdens on Revance, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how Revance collects, uses, discloses, retains and processes information about them. The processing of sensitive personal data, such as physical health condition, may impose heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. In addition, the GDPR provides for more robust regulatory enforcement and fines of up to €20 million or 4 percent of the annual global revenue of the noncompliant company, whichever is greater. As Revance continues to expand into other foreign countries and jurisdictions, it may be subject to additional laws and regulations that may affect how it conduct business.

Risks Related to Revance’s Intellectual Property

If Teoxane fails to obtain and maintain patent, licensing arrangements or other protection for the proprietary intellectual property that Revance has exclusive distribution rights to, Revance could lose its rights related to the RHA® collection of dermal fillers, which would have a material adverse effect on its potential to generate revenue, its business prospects, and its results of operations.

If Teoxane fails to obtain and maintain patent, licensing arrangements or other protection for the proprietary intellectual property that Revance has exclusive distribution rights to, Revance could lose its rights to the intellectual property or its exclusivity with respect to those rights, and Revance’s competitors could market competing products using the intellectual property. The intellectual property underlying the RHA® collection of dermal fillers is of critical importance to Revance’s business and involves complex legal, business and scientific issues and is complicated by the rapid pace of scientific discovery in Revance’s industry. Disputes may arise regarding intellectual property subject to the Teoxane Agreement, including:

•	the scope of rights granted under the Teoxane Agreement and other interpretation-related issues;

•	the extent to which Revance’s technology and processes infringe on intellectual property of Teoxane that is not subject to the Teoxane Agreement;

•	the sublicensing of patent and other rights under Revance’s collaborative development relationships; and

•	the ownership of inventions and know-how resulting from the development of intellectual property under the Teoxane Agreement.

If disputes over intellectual property that Revance has licensed prevents or impairs its ability to maintain its current licensing arrangements on acceptable terms, Revance may be unable to successfully develop and commercialize the affected products or product candidates.

If Revance’s efforts to protect its intellectual property related to DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates, including DaxibotulinumtoxinA Topical and biosimilar, are not adequate, it may not be able to compete effectively.

Revance relies upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers, DaxibotulinumtoxinA Topical, biosimilar, and its development programs. Any disclosure to or misappropriation by third parties of Revance’s confidential proprietary information could enable competitors to quickly duplicate or surpass Revance’s technological achievements, thereby eroding its competitive position.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law in ways affecting the scope or validity of issued patents. The patent applications that Revance owns or licenses may fail to result in issued patents in the U.S. or foreign countries. Competitors in the field of cosmetics, pharmaceuticals, and botulinum toxin have created a substantial amount of prior art, including scientific publications, patents and patent applications. Revance’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between its technology and the prior art allow its technology to be patentable over the prior art. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope of such issued patents or any other issued patents Revance owns or license, which may result in such patents being narrowed, invalidated or held unenforceable. For example, patents granted by the European Patent Office may be opposed by any person within nine months from the publication of their grant. Revance’s European Patent EP 2 661 276 for “Topical composition comprising botulinum toxin and a dye” was opposed in the European Patent Office by Allergan plc on May 2, 2018, and although this patent is not material to Revance’s business, it continues to take appropriate measures to defend the patent. On May 10, 2019 Revance’s European Patent No. EP 2 490 986 B1 for “Methods and Systems For Purifying Non-Complexed Botulinum Neurotoxin” was opposed. Revance is vigorously defending this patent in the European Patent Office. Revance was informed in May 2019 that its patent application NC2018/0005351 pending in Colombia for “Injectable Botulinum Toxin Formulations And Methods of Use Thereof Having Long Duration of Therapeutic Effect” was opposed. Revance responded to this pre-grant opposition. Furthermore, even if Revance’s patents and applications are unchallenged, they may not adequately protect its intellectual property or prevent others from designing around its claims.

In addition, the patent laws of the U.S. provide procedures for third parties to challenge the validity of issued patents. Patents issued from applications filed after March 15, 2013 may be challenged by third parties using the post-grant review procedure which allows challenges for a number of reasons, including prior art, sufficiency of disclosure, and subject matter eligibility. Under the inter partes review procedure, any third party may challenge the validity of any issued U.S. Patent in the U.S. Patent and Trademark Office (“USPTO”) on the basis of prior art patents or printed publications. Because of a lower evidentiary standard necessary to invalidate a patent claim in USPTO proceedings as compared to the evidentiary standard relied on in U.S. federal court, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Revance’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. If the breadth or strength of protection provided by the patents and patent applications Revance holds or pursues with respect to DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates is challenged, then it could threaten Revance’s ability to commercialize DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates, and could threaten Revance’s ability to prevent competitive products from being marketed. Further, if Revance encounters delays in its clinical trials, the period of time during which it could market DaxibotulinumtoxinA for Injection, or any future product candidates under patent protection would be reduced. The results of Revance’s REALISE 1 Phase 3 clinical trial may be relevant to its patent strategy for its DaxibotulinumtoxinA Topical program.

Since patent applications in the U.S. and most other countries are confidential for a period of time after filing, Revance cannot be certain that it was the first to either (i) file any patent application related to its product candidates or (ii) invent any of the inventions claimed in its patents or patent applications. Furthermore, for applications filed before March 16, 2013, or patents issuing from such applications, an interference proceeding can be provoked by a third party, or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of Revance’s applications and patents. As of March 16, 2013, the U.S. transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO before Revance could therefore be awarded a patent covering an invention of

Revance’s even if Revance had made the invention before it was made by the third party. The change to “first-to-file” from “first-to-invent” is one of the changes to the patent laws of the United States resulting from the Leahy-Smith America Invents Act signed into law on September 16, 2011. Among some of the other changes to the patent laws are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of Revance’s proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions Revance may bring to enforce its intellectual property against its competitors could provoke them to bring counterclaims against Revance, and some of its competitors have substantially greater intellectual property portfolios and financial resources than Revance.

Revance also relies on trade secret protection and confidentiality agreements to protect proprietary know-how that may not be patentable, processes for which patents may be difficult to obtain or enforce and any other elements of Revance’s product development and manufacturing processes that involve proprietary know-how, information or technology that is not covered by patents.

In an effort to protect Revance’s trade secrets and other confidential information, Revance requires its employees, consultants, collaborators and advisers to execute confidentiality agreements upon the commencement of their relationships with Revance. These agreements require that all confidential information developed by the individual or made known to the individual by Revance during the course of the individual’s relationship with it be kept confidential and not disclosed to third parties. These agreements, however, may not provide Revance with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of Revance’s confidential information. A breach of confidentiality could significantly affect Revance’s competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom Revance’s employees, consultants, collaborators or advisers have previous employment or consulting relationships. To the extent that Revance’s employees, consultants or contractors use any intellectual property owned by others in their work for Revance, disputes may arise as to the rights in any related or resulting know-how and inventions. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Revance’s trade secrets and other confidential information.

If Revance infringes or is alleged to infringe intellectual property rights of third parties, its business could be harmed.

Revance’s research, development and commercialization activities may infringe or otherwise violate or be claimed to infringe or otherwise violate patents owned or controlled by other parties. Competitors in the field of cosmetics, pharmaceuticals and botulinum toxin have developed large portfolios of patents and patent applications in fields relating to Revance’s business. For example, there are patents held by third parties that relate to the treatment with botulinum toxin-based products for indications Revance is currently developing. There may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against Revance. These third parties could bring claims against Revance that would cause it to incur substantial expenses and, if successful against Revance, could cause it to pay substantial damages. Further, if a patent infringement suit were brought against Revance, it could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or to avoid potential claims, Revance may choose or be required to seek licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if Revance is able to obtain a license, the license would likely obligate it to pay license fees or royalties or both, and the rights granted to it might be nonexclusive, which could result in Revance’s competitors gaining access to the same intellectual property. Ultimately, Revance could be prevented from commercializing a product based on its current or future indications, or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Revance is unable to enter into licenses on acceptable terms or at all.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical industry. In addition to infringement claims against Revance, it may become a party to other patent litigation and other proceedings, including interference, derivation or post-grant proceedings declared or granted by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to Revance’s current or future products. The cost to Revance of any patent litigation or other proceeding, even if resolved in its favor, could be substantial. Some of Revance’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than Revance can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair Revance’s ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on Revance’s business, financial condition or results of operations.

Revance may become involved in lawsuits to protect or enforce its patents or other intellectual property or the patents of its licensors, which could be expensive and time-consuming.

Competitors may infringe upon Revance’s intellectual property, including its patents or the patents of its licensors. As a result, Revance may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of Revance’s size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of Revance’s is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Revance’s patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied.

An adverse determination of any litigation or other proceedings could put one or more of Revance’s patents at risk of being invalidated or interpreted narrowly and could put its patent applications at risk of not issuing.

Interference, derivation, inter partes review, post-grant review or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to Revance’s patents or patent applications or those of its licensors or collaborators. Litigation or USPTO proceedings brought by Revance may fail or may be invoked against it by third parties. Even if Revance is successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to its management. Revance may not be able, either alone or with its licensors or collaborators, to prevent misappropriation of its proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of Revance’s confidential information could be compromised by disclosure during this type of litigation or proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for Revance common stock could be significantly harmed.

Revance may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and Revance’s intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. and in some cases may even force Revance to grant a compulsory license to competitors or other third parties. Consequently, Revance may not be able to prevent third parties from practicing Revance’s inventions in all countries outside the U.S., or from selling or importing products made using its inventions in and into the U.S. or other jurisdictions. Competitors may use Revance’s technologies in jurisdictions where Revance has not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where Revance has patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with Revance’s products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for Revance to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Revance’s patent rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against it. Revance may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Revance’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

In addition, Revance’s ability to protect and enforce its intellectual property rights may be adversely affected by unforeseen changes in domestic and foreign intellectual property laws.

Risks Related to Government Regulation

Revance’s business and products are subject to extensive government regulation.

Revance is subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the U.S., principally by the FDA, the U.S. Drug Enforcement Administration, the CDC, and foreign regulatory authorities. Failure to comply with all applicable regulatory requirements, including those promulgated under FDCA, the Public Health Service Act, and Controlled Substances Act, may subject Revance to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, revocation of approvals, or exclusion from future participation in the Medicare and Medicaid programs.

After Revance’s other products receive regulatory approval, Revance, and its direct and indirect suppliers, will remain subject to the periodic inspection of Revance’s plants and facilities, review of production processes, and testing of Revance’s products to confirm that it is in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in the implementation of Risk Evaluation and Mitigation Strategies programs, completion of government mandated clinical trials, and government enforcement action relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls noted above.

The regulatory approval process is highly uncertain and Revance or any collaboration partner may not obtain regulatory approval for the commercialization of DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the

U.S. and other countries, which regulations differ from country to country. Neither Revance nor any collaboration partner are permitted to market DaxibotulinumtoxinA for Injection or any future product candidates in the U.S. until Revance receive approval of a BLA from the FDA. Even though filed with the FDA, Revance’s BLA may receive a Complete Response Letter identifying deficiencies that must be addressed, rather than an approval. Obtaining regulatory approval of a BLA can be a lengthy, expensive and uncertain process. Similarly, Teoxane must do the same with its PMAs to the FDA for the RHA® collection of dermal fillers

In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject Revance to administrative or judicially imposed sanctions or other actions, including:

•	warning letters;

•	civil and criminal penalties;

•	injunctions;

•	withdrawal of approved products;

•	product seizure or detention;

•	product recalls;

•	total or partial suspension of production; and

•	refusal to approve pending BLAs or supplements to approved BLAs.

Prior to obtaining approval to commercialize a product candidate in the U.S. or abroad, Revance or its collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if Revance believes the preclinical and clinical data for its product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a product candidate for any or all targeted indications.

Regulatory approval of a BLA or BLA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense expended, failure can occur at any stage, and Revance could encounter problems that cause it to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. The FDA can delay, limit or deny approval of a product candidate for many reasons, including the following:

•	a product candidate may not be deemed safe, effective, or of required quality;

•	FDA officials may not find the data from preclinical studies and clinical trials sufficient;

•	the FDA might not approve Revance’s third-party manufacturers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain approval, Revance’s business and results of operations will be materially and adversely harmed.

The COVID-19 pandemic has affected the business of the FDA and may affect the business of the European Medicines Agency (“EMA”) or other health authorities. In March 2020, the FDA announced the postponement of most foreign inspections due to the global impact of COVID-19. If a prolonged government shutdown or other disruption to the normal functioning of government agencies occurs, it could significantly impact the ability of the FDA to timely review and process Revance’s regulatory submissions, which could have a material adverse effect on Revance’s business or prospects. For instance, interruption or delays in the operations of the FDA or other applicable local or foreign regulatory agencies caused by the COVID-19 pandemic may cause delays in meetings related to planned or completed clinical trials and may affect the review and approval timelines for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates, including the PDUFA target action date for DaxibotulinumtoxinA for Injection in the treatment of glabellar lines. In addition, the COVID-19 pandemic has generally diverted healthcare resources away from the conduct of clinical trials and may cause delays or difficulties in clinical site initiation and site inspection, including difficulties in recruiting clinical site investigators and clinical site staff. Further, delays in the operations of the FDA or other applicable local or foreign regulatory agencies may result in delays or difficulties in obtaining required inspections of the facilities where Revance or third parties with whom it contract manufactures any of its product candidates, or the raw materials used in the manufacture of its product candidates, which may affect the approval timeline for its product candidates, including DaxibotulinumtoxinA for Injection in the treatment of glabellar lines. For instance, before approving BLA, the FDA can inspect the facilities at which Revance plans to manufacture DaxibotulinumtoxinA for Injection and the FDA will not approve the BLA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

The RHA® dermal fillers are Class III medical devices that require PMA approval before they may be commercialized in the U.S. Although Teoxane has received PMA for RHA® 2, RHA® 3 and RHA® 4 collection of dermal fillers, Revance and Teoxane will be subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, registration, and listing of these devices. For example, periodic reports must be submitted to the FDA as a condition of PMA approval. These reports include safety and effectiveness information about the device after its approval. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation. Any failure to comply with the conditions of approval could result in the withdrawal of PMA approval and the inability to continue to market the device. The medical device regulations to which Revance is subject are complex and have become more stringent over time, and Revance has no history of operating as a distributor of Class III medical devices. Revance’s failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, including recalls, Dear Doctor letters and negative publicity which would negatively affect its business, financial condition and results of operations.

Even if Revance receives regulatory approval for DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates, Revance will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, may limit or delay regulatory approval and may subject it to penalties if it fails to comply with applicable regulatory requirements.

Once regulatory approval has been granted, DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any approved product will be subject to continual regulatory review by the FDA and/or non-U.S. regulatory authorities. Additionally, any product candidates, if approved, will be subject to extensive and ongoing regulatory requirements, including labeling and other restrictions and market withdrawal and Revance may be subject to penalties if it fails to comply with regulatory requirements or experience unanticipated problems with its products.

Any regulatory approvals that Revance or its collaborators receive for DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates may also be subject to limitations on the approved indications for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the applicable regulatory agency approves DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCPs for any clinical trials that Revance conducts post-approval. The RHA® dermal fillers are currently subject to such extensive and ongoing regulatory requirements, reports, registration and continued compliance. Later discovery of previously unknown problems with DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates, including adverse events of unanticipated severity or frequency, or with Revance’s third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

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refusal by the FDA to approve pending applications or supplements to approved applications submitted by Revance or its strategic collaborators, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Revance’s ongoing regulatory requirements may also change from time to time, potentially harming or making costlier its commercialization efforts. Revance cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or other countries. If Revance is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Revance may lose any marketing approval that it may have obtained and it may not achieve or sustain profitability, which would adversely affect its business.

If Revance fails to obtain regulatory approvals in foreign jurisdictions for DaxibotulinumtoxinA for Injection, or any future product candidates including DaxibotulinumtoxinA Topical or biosimilar, it will be unable to market its products outside of the U.S.

In addition to regulations in the U.S., Revance will be subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of its future products. Whether or not Revance obtains FDA approval for a product candidate, it must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval procedures vary among countries and can involve additional clinical testing, or the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. Revance may not be able to file for regulatory approvals or to do so on a timely basis, and even if it does file, Revance may not receive the necessary approvals to commercialize its products in geographies outside of the U.S.

Further, interruption or delays in the operations of applicable foreign regulatory agencies caused by the COVID-19 pandemic may affect the review and approval timelines of such agencies for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar, RHA® 1 or any future hyaluronic acid filler products developed pursuant to the Teoxane Agreement or any future product candidates.

The RHA® collection of dermal fillers, and, if approved, DaxibotulinumtoxinA for Injection or any other products, may cause or contribute to adverse medical events that Revance is required to report to regulatory agencies and if Revance fails to do so, it could be subject to sanctions that would materially harm its business.

As Revance commercializes the RHA® collection of dermal fillers, and if it is successful in commercializing DaxibotulinumtoxinA for Injection, or any other products including DaxibotulinumtoxinA Topical or biosimilar, the FDA and foreign regulatory agency regulations require that Revance reports certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of Revance’s obligation to report would be triggered by the date it becomes aware of the adverse event as well as the nature of the event. Revance may fail to report adverse events it becomes aware of within the prescribed timeframe. Revance may also fail to appreciate that it has become aware of a reportable adverse event, especially if it is not reported to Revance as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of its products. If Revance fails to comply with its reporting obligations, the FDA or a foreign regulatory agency could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of Revance’s products, or delay in approval or clearance of future products.

Revance may in the future be subject to various U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by it of such laws could result in fines or other penalties.

While Revance does not expect that DaxibotulinumtoxinA for Injection, if approved for the treatment of glabellar lines, or the RHA® collection of dermal fillers will subject it to all of the various U.S. federal and state laws intended to prevent healthcare fraud and abuse, Revance may be subject to, or in the future become subject to, such laws for treatment of other indications. The federal anti-kickback statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal healthcare programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Additionally, the intent standard under the federal Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) to a stricter standard such that a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Further, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act (“FCA”). Many states have similar laws that apply to their state healthcare programs as well as private payors.

The federal false claims and civil monetary penalties laws, including the FCA impose liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal healthcare program. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims.

HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

HIPAA also imposes, among other things, certain standards and obligations on covered entities including certain healthcare providers, health plans and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity relating to the privacy, security, transmission and breach reporting of individually identifiable health information.

The federal Physician Payments Sunshine Act, and its implementing regulations, require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to Centers for Medicare & Medicaid Services information related to certain payments and other transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Beginning in 2022, covered manufacturers will also be required to report annually regarding payments and other transfers of value provided in the previous year to certain other healthcare professionals, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives and report ownership or investment interests held by such healthcare professionals and their immediate family members.

Revance may also be subject to analogous state laws and regulations, including: state anti-kickback and false claims laws, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources, state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities, and state and local laws that require the registration of Revance’s pharmaceutical sales representatives.

State and federal authorities have aggressively targeted pharmaceutical manufacturers for alleged violations of these anti-fraud statutes for a range of activities, such as those based on improper research or consulting contracts with physicians and other healthcare professionals, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, and have often become subject to consent decrees severely restricting the manner in which they conduct business. Further, defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. If Revance becomes the target of such an investigation or prosecution based on its activities such as contractual relationships with providers or institutions, or its marketing and promotional practices, Revance could be subject to significant civil, criminal, and administrative sanctions, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, imprisonment, additional reporting requirements, and/or oversight if Revance becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of its operations, any of which could adversely affect Revance’s ability to operate its business and its results of operations. Even if Revance is successful in defending against any such actions that may be brought against it, Revance’s business may be impaired.

Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Revance cannot assure you that its internal control policies and procedures will protect it from reckless or negligent acts committed by its employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on Revance’s business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the U.S. may make it more difficult and costly for Revance to obtain regulatory clearance or approval of DaxibotulinumtoxinA for Injection, topical, or any future product candidates and to produce, market, and distribute the RHA® collection of dermal fillers and, if clearance or approval is obtained, DaxibotulinumtoxinA for Injection and Revance’s other products.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect Revance’s business and its products. For example, the ACA was passed in March 2010, and substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. biotechnology industry. There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and Revance’s business.

In addition, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2020 contained further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services has solicited feedback on some of these measures and, at the same, has implemented others under its existing authority. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of, or affect the price that Revance may charge for, DaxibotulinumtoxinA for Injection, or any future product candidates including DaxibotulinumtoxinA Topical or biosimilar. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs on Revance’s commercialization efforts for the RHA® collection of dermal fillers Revance cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on its business in the future. Such changes could require, among other things:

•	changes to manufacturing methods;

•	recall, replacement, or discontinuance of one or more of Revance’s products; and

•	additional recordkeeping.

Each of these would likely entail substantial time and cost and could materially harm Revance’s business and its financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm Revance’s business, financial condition, and results of operations.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of Revance’s business may rely, which could negatively impact its business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which Revance’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Risks Related to the Ownership of Revance Common Stock

The trading price of Revance common stock is volatile, and purchasers of Revance common stock could incur substantial losses.

The trading price of Revance common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond its control. The stock markets in general and the markets for pharmaceutical biopharmaceutical and biotechnology stocks in particular have experienced extreme volatility that may have been for reasons that are related or unrelated to the operating performance of the issuer. The market price for Revance common stock may be influenced by many factors, including:

•	regulatory or legal developments in the U.S. and foreign countries;

•	its success or lack of success in commercializing the RHA® collection of dermal fillers;

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results from or delays in clinical trials of Revance’s product candidates, including its ongoing ASPEN Phase 3 clinical program in cervical dystonia and its Phase 2 programs in plantar fasciitis, adult upper limb spasticity, forehead lines, and lateral canthal lines all with DaxibotulinumtoxinA for Injection;

•	announcements of regulatory approval or disapproval of DaxibotulinumtoxinA for Injection, the RHA® collection of dermal fillers or any future product candidates;

•	FDA or other U.S. or foreign regulatory actions or guidance affecting Revance or its industry;

•	introductions and announcements of new products by Revance, any commercialization partners or Revance’s competitors, and the timing of these introductions and announcements;

•	variations in Revance’s financial results or those of companies that are perceived to be similar to it;

•	changes in the structure of healthcare payment systems;

•	announcements by Revance or its competitors of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biotechnology sectors and issuance of securities analysts’ reports or recommendations;

•	quarterly variations in Revance’s results of operations or those of its future competitors;

•	changes in financial estimates or guidance, including Revance’s ability to meet its future revenue and operating profit or loss estimates or guidance;

•	sales of substantial amounts of Revance’s stock by insiders and large stockholders, or the expectation that such sales might occur;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against Revance;

•	expiration or termination of its potential relationships with customers and strategic partners;

•	the occurrence of trade wars or barriers, or the perception that trade wars or barriers will occur;

•	any buying or selling of shares of Revance common stock or other hedging transactions in Revance common stock in connection with the 2027 Notes or the capped call transactions;

•	widespread public health crises such as the COVID-19 pandemic; and

•	other factors described in this “Risk Factors” section.

These broad market fluctuations may adversely affect the trading price or liquidity of Revance common stock. In addition, in the past, stockholders have initiated class actions against pharmaceutical companies, including Revance, following periods of volatility in their stock prices. Such litigation instituted against Revance could cause it to incur substantial costs and divert management’s attention and resources.

If securities or industry analysts do not publish research or publish unfavorable research about Revance’s business, its stock price and trading volume could decline.

The trading market for Revance common stock depends, in part, on the research and reports that securities or industry analysts publish about Revance or its business. Securities and industry analysts may cease to publish research on Revance at any time in their discretion. A lack of research coverage may adversely affect the liquidity and market price of Revance common stock. Revance will not have any control of the equity research analysts or the content and opinions included in their reports. The price of Revance’s stock could decline if one or more equity research analysts downgrade Revance’s stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of Revance, or fails to publish reports on it regularly, demand for Revance’s stock could decrease, which in turn could cause its stock price or trading volume to decline.

Sales of substantial amounts of Revance common stock in the public markets, or the perception that such sales might occur, could cause the market price of Revance common stock to drop significantly, even if its business is doing well.

Sales of a substantial number of shares of Revance common stock in the public market could occur at any time. In March 2018, Revance entered into the 2018 At-the-Market Agreement (“2018 ATM Agreement”). Under the 2018 ATM Agreement, Revance may offer and sell Revance common stock having aggregate proceeds of up to $125 million from time to time through Cantor Fitzgerald as its sales agent. 687,189 shares of Revance common stock have been sold under the 2018 ATM Agreement as of March 31, 2020. In January 2019, Revance completed the 2019 follow-on public offering, pursuant to which it issued 6,764,705 shares of Revance common stock at a public offering price of $17.00 per share, including the exercise of the underwriters’ over-allotment option to purchase 882,352 additional shares of Revance common stock, for aggregate net proceeds of

$107.6 million, after deducting underwriting discounts, commissions and other offering expenses. During December 2019 and January 2020, Revance completed a follow-on public offering of an aggregate of 7,475,000 shares of Revance common stock at a public offering price of $17.00 per share, including the exercise of the underwriters’ over-allotment option to purchase 975,000 additional shares of Revance common stock, for aggregate net proceeds of $119.2 million, after deducting underwriting discounts, commissions and other offering expenses.

If Revance stockholders sell, or the market perceives that its stockholders intend to sell, substantial amounts of Revance common stock in the public market, the market price of Revance common stock could decline significantly. Any sales of securities by stockholders could have a material adverse effect on the trading price of Revance common stock.

Provisions in Revance’s corporate charter documents and under Delaware law could discourage takeover attempts and lead to management entrenchment, and the market price of Revance common stock may be lower as a result.

Certain provisions in the Revance certificate of incorporation and the Revance bylaws may make it difficult for a third party to acquire, or attempt to acquire, control of Revance, even if a change in control was considered favorable by you and other stockholders. For example, the Revance board has the authority to issue up to 5,000,000 shares of Revance preferred stock. The Revance board can fix the price, rights, preferences, privileges, and restrictions of the Revance preferred stock without any further vote or action by Revance stockholders. The issuance of shares of Revance preferred stock may delay or prevent a change in control transaction. As a result, the market price of Revance common stock and the voting and other rights of Revance stockholders may be adversely affected. An issuance of shares of Revance preferred stock may result in the loss of voting control to other stockholders.

Revance’s charter documents also contain other provisions that could have an anti-takeover effect, including:

•	only one of Revance’s three classes of directors will be elected each year;

•	no cumulative voting in the election of directors;

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the ability of the Revance board to issues shares of Revance preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	the exclusive right of the Revance board to elect a director to fill a vacancy or newly created directorship;

•	stockholders will not be permitted to take actions by written consent;

•	stockholders cannot call a special meeting of stockholders;

•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•	the ability of the Revance board, by a majority vote, to amend the Revance bylaws; and

•	the requirement for the affirmative vote of at least 66 2/3 percent or more of the outstanding Revance common stock to amend many of the provisions described above.

In addition, Revance is subject to the anti-takeover provisions of Section 203 of the DGCL, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for Revance common stock, including transactions that may be in your best interests. These provisions may also prevent changes in Revance’s management or limit the price that certain investors are willing to pay for its stock.

The Revance certificate of incorporation also provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between Revance and its stockholders.

Claims for indemnification by Revance directors and officers may reduce Revance’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to it.

The Revance certificate of incorporation and the Revance bylaws provide that Revance will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the Revance bylaws and its indemnification agreements that Revance has entered into with its directors and officers provide that:

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Revance will indemnify its directors and officers for serving Revance in those capacities, or for serving other business enterprises at Revance’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	Revance may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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Revance is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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Revance will not be obligated pursuant to the Revance bylaws to indemnify a person with respect to proceedings initiated by that person against Revance or its other indemnitees, except with respect to proceedings authorized by the Revance board or brought to enforce a right to indemnification;

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the rights conferred in the Revance bylaws are not exclusive, and Revance is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	Revance may not retroactively amend Revance bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Because Revance does not anticipate paying any cash dividends on Revance common stock in the foreseeable future, capital appreciation, if any, will be the sole source of gains for Revance stockholders.

Revance has not declared or paid cash dividends on Revance common stock to date. Revance currently intends to retain its future earnings, if any, to fund the development and growth of its business. In addition, the terms of any existing or future debt agreements may preclude Revance from paying dividends. As a result, capital appreciation, if any, of Revance common stock will be its sole source of gain for the foreseeable future.

Conversion of the 2027 Notes may dilute the ownership interest of Revance stockholders or may otherwise depress the price of Revance common stock.

The conversion of some or all of the 2027 Notes may dilute the ownership interests of Revance stockholders. Upon conversion of the 2027 Notes, Revance has the option to pay or deliver, as the case may be, cash, shares of Revance common stock, or a combination of cash and shares of Revance common stock. If Revance elects to settle its conversion obligation in shares of Revance common stock or a combination of cash and shares of Revance common stock, any sales in the public market of Revance common stock issuable upon such conversion could adversely affect prevailing market prices of Revance common stock. In addition, the existence of the 2027 Notes may encourage short selling by market participants because the conversion of the 2027 Notes could be used to satisfy short positions, or anticipated conversion of the 2027 Notes into shares of Revance common stock could depress the price of Revance common stock.

Risks Related to HintMD

HintMD’s payments payments platform has been installed in fewer than 171 pilot accounts. If HintMD is not able to roll out its payments payments platform on a national basis, increase adoption and use of its payments payments platform and maintain and enhance its brand, then HintMD’s business, operating results and financial condition may be adversely affected.

In order to increase revenue, HintMD needs to expand its customer base significantly and HintMD’s physician customers and their patients must continue to utilize HintMD’s payments platform. In the event that HintMD’s payments platform is not widely adopted then its expectations for revenue growth will not be achieved. HintMD launched its first point-of-sale system that allowed aesthetic practices to streamline checkout in 2019 and released its integrated payments platform in February 2020 and plans to make a full public commercial release of its latest Payments, Subscriptions and Practice Custom Loyalty program to its existing customers in the second half of 2020. There is no assurance that HintMD will be successful in increasing its customer base and increasing the use of its payments platform.

HintMD also believes that maintaining and enhancing its reputation as a differentiated payments processing software company serving the medical aesthetic industry is critical to HintMD’s relationship with its existing customers and to its ability to attract new customers. The successful promotion of HintMD’s brand attributes will depend on a number of factors, including HintMD’s ability to target and have its payments platform adopted by premier accounts, to build loyalty programs with its physician customers, to continue to develop high-quality software, to successfully differentiate HintMD’s payments platform from competitive products and services, and to achieve success in its sales and marketing efforts. Allergan’s decision to terminate its alliance with HintMD through which Allergan’s Brilliant Distinctions® program was exclusively integrated with the HintMD platform may adversely impact the adoption of the HintMD platform by new physician customers. However, HintMD believes that its open platform and ability to work with physicians to develop their own subscription or loyalty programs that are not focused on specific manufacturers will enable it to attract new customers.

The promotion of HintMD’s brand requires it to make substantial expenditures, and HintMD anticipates that the expenditures will increase as its market becomes more competitive and as it seeks to expand its payments platform. To the extent that these activities generate increased revenue, this revenue may not offset the increased expenses HintMD incurs. If HintMD does not successfully maintain and enhance its brand, HintMD’s business may not grow, it may have reduced pricing power relative to future competitors, and it could lose customers or fail to attract potential new customers, all of which would adversely affect HintMD’s business, results of operations and financial condition.

The COVID-19 pandemic has, and may for the foreseeable future, materially and adversely affected HintMD’s business and its financial results.

The outbreak of COVID-19 has resulted in a period of business disruption. HintMD has experienced a reduction in revenue as patients have canceled or deferred aesthetic and elective procedures generally or otherwise avoided visiting their physicians or medical facilities resulting in reduced patient volumes. HintMD’s customers consist of plastic surgeons and dermatologists, which it refers to as its “physician customers”. HintMD’s physician customers and their patients are the users of its payments platform. Many of HintMD’s physician customers have temporarily closed their offices and are not performing any procedures or are focusing on only essential procedures while deferring or cancelling non-essential procedures, which has a direct impact on HintMD’s ability to generate meaningful revenue from its payments platform. The spread of COVID-19 has also impacted HintMD’s sales professionals’ ability to travel and medical facilities and physician offices have limited access for non-patients, including HintMD’s sales professionals, which has negatively impacted HintMD’s access to its physician customers.

Stay-at-home orders and other government mandates related to the COVID-19 pandemic continue to impact the ability of HintMD’s workforce to perform the same duties as compared to before the outbreak. In order to conserve cash, HintMD has delayed its hiring plans and delayed certain projects. Even though HintMD’s workforce had the ability to work outside of the office for several days a week, all of its employees are currently working out of the office as a result of the COVID-19 pandemic. In addition, HintMD’s sales professionals continue to receive their base salaries but are unable to generate meaningful commissions due the impact of COVID-19 on HintMD’s sales. The nature of the remote work environment resulting from the COVID-19 pandemic may lead to a decrease in the quality of work done by HintMD’s employees or the voluntary departure of employees who feel less connected to the company. As a result of the actions HintMD has taken to preserve cash, its workforce may become strained, morale may decline and the quality of work may suffer, all of which could negatively affect HintMD’s business operations and adversely impact its revenue as a result.

The effects of the COVID-19 pandemic continue to be uncertain, making it difficult to forecast the final impact it will have on HintMD’s future operations. This impact could have a material, adverse impact on HintMD’s liquidity, capital resources, operations and business. The extent to which the COVID-19 pandemic impacts HintMD’s results will depend on future developments, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions to contain COVID-19 transmission or treat its impact. HintMD does not yet know the full extent of potential delays or impacts on its business, financial condition and results of operations. Additionally, while the potential economic impact brought by, and the duration of, the COVID-19 pandemic is difficult to assess or predict, the impact of COVID-19 on the financial markets may reduce HintMD’s ability to access capital, which could negatively impact its short-term and long-term liquidity and its ability to operate.

Unfavorable economic conditions could adversely affect HintMD’s business, financial condition or results of operations.

HintMD’s results of operations have been and could be further adversely affected by general conditions in the economy and in the financial markets. The financial crisis resulting from the COVID-19 pandemic has caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, could result in a variety of risks to HintMD’s business, including general economic pressure on users of its payments platform. Elective aesthetic procedures are less of a priority than other items for those patients that have lost their jobs, are furloughed, have reduced work hours or have to allocate their cash to other priorities. Individuals are conserving cash and using their cash for mortgage or rent payments, and to pay for food, clothing, utilities and other essential items. Given overall unease about the economic situation, individuals are deprioritizing elective aesthetic procedures. A weak or declining economy could also cause HintMD’s physician customers to be unable to make payments. Any of the foregoing will harm HintMD’s business and it cannot anticipate all of the ways in which the economic climate and financial market conditions could adversely affect its business.

Unfavorable conditions in HintMD’s industry or reductions in information technology spending could limit HintMD’s ability to grow its business and adversely affect its operating results.

HintMD’s operating results may vary based on the impact of changes in its industry or the global economy on HintMD or its physician customers and users of its payments platform. The revenue growth and potential profitability of HintMD’s business depend on demand for software facilitating payments and loyalty programs, especially those serving the medical aesthetic industry. Historically, during economic downturns, there have been reductions in spending on information technology as well as pressure for extended billing terms and other financial concessions. The adverse impact of economic downturns may be particularly acute among small and medium-sized physician practices, which comprise the vast majority of HintMD’s customer base. If economic conditions deteriorate, HintMD’s current and prospective customers may elect to decrease their information technology budgets or cancel subscriptions to HintMD’s payments platform, which would limit HintMD’s ability to grow its business and adversely affect its operating results.

HintMD has a history of losses, and it may not achieve or maintain profitability in the future.

HintMD has incurred a net loss in each year since its inception, including a net loss of $16.1 million in the year ended December 31, 2019. As of March 31, 2020, HintMD had an accumulated deficit of $32.3 million. HintMD has expended and has the need to continue to expend financial and other resources on, among other things:

•

continuing the development of, and ongoing improvements to, its payments platform, including research and development investments in its technology infrastructure, the development or acquisition of new products, features and functionality and improvements to the scalability, availability and security of its payments platform;

•	strategic acquisitions; and

•	sales and marketing expenses, including personnel, lead generation and advertising expenses.

If HintMD needs to expend more resources on growing its business than currently anticipated or if it encounters unforeseen operating expenses, difficulties, complications and other unknown factors, HintMD may not be able to achieve or sustain profitability and its operating results and business would be harmed.

If HintMD remains a standalone company, HintMD will require additional financing and may not be able to secure additional financing on favorable terms, or at all, to meet its future capital needs.

HintMD has funded its operations since inception primarily through equity and debt financings and subscription fees paid by HintMD’s physician customers for use of its payments platform. In May 2020, HintMD entered into the PPP Note and believes that a majority of the PPP Note will ultimately be forgiven if the proceeds from the PPP Note are spent as planned. However, as of May 31, 2020, HintMD’s cash balance was $5.9 million, which would only be sufficient to fund operations through the middle of the third quarter of 2020. In order for HintMD to continue operations and realize growth in the use of its payments platform, HintMD would need to raise additional capital, which would be used for technology enhancements and to build out its sales and marketing organization. HintMD may not be able to secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by HintMD could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for HintMD to obtain additional capital and to pursue business opportunities, including potential acquisitions. If HintMD raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, its existing stockholders could suffer significant dilution in their percentage ownership of the company, and any new equity securities HintMD issues could have rights, preferences and privileges senior to those of holders of its existing capital stock. If HintMD was unable to obtain adequate financing or financing on terms satisfactory to it, when HintMD requires it, HintMD’s ability to continue to grow or support its payments platform and to respond to business challenges would be significantly limited.

If HintMD fails to increase market acceptance of its payments platform, enhance and adapt its payments platform to changing market dynamics and user preferences, or keep pace with technological developments, HintMD’s business, results of operations, financial condition and growth prospects would be adversely affected.

HintMD derives, and expects to continue to derive, substantially all of its revenue and cash inflows from its vertically integrated payments platform for the medical aesthetic industry. As such, market acceptance of this platform is critical to HintMD’s success. HintMD’s ability to attract new physician customers and increase revenue from existing accounts depends in part on its ability to enhance and improve its existing payments platform and to introduce new and innovative features, products and services, including features, products and services designed for an interactive user environment. Future demand for HintMD’s payments platform will be affected by a number of factors, many of which are beyond HintMD’s control, such as the entry of competitors to the market, the timing of development and release of new products, features and functionality by its competitors, technological change, changes in user preferences and growth or contraction in HintMD’s addressable market.

To grow its business, HintMD must develop features, products and services that reflect the changing nature of payments processing software and expand beyond its current functionality to other areas of managing relationships with users of its payments platform. The success of any enhancements to HintMD’s payments platform depends on several factors, including timely completion, adequate quality testing and sufficient user demand for such enhancements. The payments platform and any enhancements need to maintain an acceptable user interface for HintMD’s physician customers and their patients. Any new feature, product or service that HintMD develops may not be introduced in a timely or cost-effective manner, may contain defects and/or may not achieve the market acceptance necessary to generate sufficient revenue. If HintMD is unable to successfully develop new and innovative features, products or services that meet the needs, demands and expectations of users of HintMD’s payments platform and are easy to use and deploy, or is otherwise unable to enhance HintMD’s existing payments platform to meet user requirements, its ability to achieve widespread market acceptance of its payments platform will be undermined, and HintMD’s business, results of operations, financial condition and growth prospects will be adversely affected.

HintMD needs to continually modify and enhance its payments platform to keep pace with changes in updated hardware, software, communications and database technologies and standards. If HintMD is unable to respond in a timely and cost-effective manner to rapid technological developments and changes in standards, HintMD’s payments platform may become less marketable, less competitive, or obsolete, and its operating results will be harmed. If new technologies emerge that are able to deliver competitive products and applications at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact HintMD’s ability to compete. HintMD’s payments platform must also integrate with a variety of network, hardware, mobile and software platforms and technologies, and HintMD needs to continuously modify and enhance its products and services to adapt to changes and innovation in these technologies. Any failure of HintMD’s payments platform to operate effectively with future infrastructure platforms and technologies could reduce the demand for its payments platform. If HintMD is unable to respond to these changes in a cost-effective manner, its payments platform may become less marketable, less competitive or obsolete, and its operating results may be adversely affected.

A significant part of the value of the HintMD payments platform is in creating loyalty programs between physicians and their patients and if HintMD is unable to create a strong connection between the two, adoption of Hint’s platform will be limited and physicians will not want to pay for subscriptions to the platform.

The value in the HintMD technology is in creating loyalty between physicians and their patients through repeated aesthetic treatments. HintMD aspires to enable physicians to provide more treatments for their patients and increase the number of aesthetics procedures performed generally through the use of its platform. Through rewards programs, patients could take advantage of discounts and incentives to have additional aesthetic treatments performed at lower prices. Other similarly situated patients may have procedures that are suitable for them and may generate additional treatment ideas that could be automatically recommended by the platform. Regularly scheduled visits and reminders should result in more frequent treatments. Aesthetic treatment packages, which combine different types of treatments or facilitate payment upfront for multiple treatments, may help to build greater loyalty between physicians and their customers. If physicians and their customers do not find Hint’s payments platform useful for building loyalty then physicians will not subscribe to it, and the ability for HintMD to generate meaningful revenue will be adversely affected as a result.

The market for payments processing software is competitive, and if HintMD does not compete effectively, its operating results could be harmed.

HintMD has a first mover advantage with respect to payments processing software in the medical aesthetics industry but there are relatively low barriers to entry. HintMD may face competition in the future from in-house developed software systems, other software companies, and traditional paper-based payment methods. HintMD’s future competitors may vary in size and in the breadth and scope of the products and services they offer and they could dedicate substantial resources to develop competing payments platforms. In addition, there are a number of companies that are not currently focused on the aesthetics industry but that could in the future shift their focus and offer competing products and services. Some of these companies, such as Square, Inc., have greater financial and other resources than HintMD does and could bundle competing products and services with their other offerings or offer such products and services at lower prices. Industry partners, such as manufacturers of aesthetic products, may have internal development efforts to compete with HintMD or could engage third-parties or dedicate additional resources to develop a competing payments platform. For example, HintMD has historically had an exclusive relationship with Allergan integrating Allergan’s loyalty program with Hint’s payments platform. On May 12, 2020, HintMD received a notice of termination of the alliance agreement it entered into with Allergan in 2018 and the parties plan to terminate such partnership as of July 11, 2020. Allergan may develop its own loyalty program software for aesethic practices or partner with a payments platform other than HintMD following the termination of their partnership. Allergan and other potential competitors have greater name recognition, established marketing relationships, access to larger customer bases and pre-existing relationships with customers, consultants and system integrators. Certain of HintMD’s potential competitors have acquired or been acquired by, and may in the future partner with or acquire, or be acquired by, other competitors to offer services, leveraging their collective competitive positions, which makes, or would make, it more difficult to compete with them. Moreover, HintMD may also face competition from other patient-facing solutions, such as aesthetic booking services for patients, or other patient apps or websites, particularly as HintMD grows its customer brand and awareness.

HintMD’s potential competitors may be able to respond more quickly and effectively than it can to new or changing opportunities, technologies, standards or user requirements. With the introduction of new technologies and potential new market entrants, as well as the evolution of HintMD’s payments platform, HintMD expects additional competition to arise in the future. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, increased churn, reduced customer retention, further losses or the failure of HintMD’s payments platform to achieve or maintain more widespread market acceptance, any of which could harm its business. For all of these reasons, HintMD may fail to compete successfully against future competitors, and if such failure occurs, its business will be harmed.

HintMD’s business depends substantially on its ability to generate subscription fees from a large number of physician practices on a consistent basis and in a cost-effective manner and HintMD’s customers continuing to use and expanding their patients use of its payments platform. If HintMD’s physician customers discontinue use of its payments platform, or their patients do not expand their use of its payments platform, it could harm HintMD’s future operating results.

The vast majority of HintMD’s subscription revenue is derived from subscriptions to its payments platform that have monthly payment terms. For HintMD to maintain or improve its operating results, it is important that HintMD’s physician customers continue to use and expand the use of its payments platform by their patients, which will result in additional subscription revenue for HintMD. Use of HintMD’s payments platform may decline or fluctuate as a result of a number of factors, including user satisfaction with the platform or the user interface, accessibility of HintMD’s payments platform, its customer support, its prices, the prices of competing software systems, system uptime, network performance, data breaches, patient volume and the strength of its physician customers’ practices. Additionally, factors affecting the volume of aesthetic procedures generally, such as the COVID-19 outbreak, have a direct impact on the use of the HintMD’s payments platform. If HintMD’s physician customers do not continue to use and expand the use of its payments platform by their patients, HintMD’s revenue may decline and it may not realize improved operating results from its customer base.

In addition, even if HintMD’s addressable market grows as expected, its business depends on its sales team’s ability to sell subscriptions to a large number of new small and medium-sized physician practices on a consistent basis, with each sale constituting only a small portion of HintMD’s overall revenue. The sales team relies on its ability to interface with current and prospective physician customers, which has been, and HintMD’s expects will continue to be, impacted by the COVID-19 outbreak. Additionally, in order to achieve this type of user growth and expansion in a cost-effective manner, it is crucial that HintMD’s payments platform is easy to use and implement and remains accessible to HintMD’s customers and their patients through its sales channels without the need for excessive post-sale user support. If HintMD is unable to sell a large volume of new subscriptions on a consistent basis, if it is forced to incur excessive costs to provide post-sale user support, or if it is unable to maintain, upgrade, or expand offerings to its existing customers or their patients, HintMD’s business, results of operations, financial condition and growth prospects will be adversely affected.

HintMD’s payments platform currently accounts for a substantial amount of its business, and any failure to grow and develop its payment processing activities, or to anticipate changes in user behavior, could materially and adversely affect HintMD’s business and financial results.

HintMD’s payments platform, which is installed in pilot accounts, currently generates all of its revenue. HintMD’s future success depends on the continued growth and development of its payments platform and a national rollout into a broader number of accounts. If such activities are limited, restricted, curtailed or degraded in any way, or if HintMD fails to continue to grow and develop such activities, its business may be materially and adversely affected.

The continued growth and development of HintMD’s payments platform will depend on its ability to anticipate and adapt to changes in user behavior. For example, user behavior or preferences may change regarding the use of payment types, including the relative increased use of cash, ACH, crypto-currencies, card-based transactions, and other emerging or alternative payment methods and payment systems that HintMD or its processing partners do not adequately support. Any failure to timely integrate emerging payment methods (e.g., Alipay, Bitcoin or other crypto-currencies) into HintMD’s software, anticipate user behavior changes, or contract with processing partners that support such emerging payment technologies could cause HintMD to lose traction among its customers, resulting in a corresponding loss of revenue, in the event such methods become popular among their patients.

If pricing for HintMD’s software subscriptions is not acceptable to its customers, such customers may discontinue use of the payments platform and HintMD’s operating results will be harmed.

HintMD charges subscription and transaction fees for services offered on its payments platform. HintMD cannot guarantee that new or existing customers will adopt, continue to use or expand their use of its payments platform at its current prices. Additionally, in the future HintMD may increase pricing or otherwise further refine its pricing model. Such changes may cause physician customers to discontinue use of HintMD’s payments platform, which would cause a decline in the number of patients using the payments platform, and could adversely affect HintMD’s revenue, gross margin, profitability, financial position and cash flow.

If HintMD or its vendors’ networks or computer systems are breached or if the security of the personal information that HintMD (or its vendors) collect, store or process is compromised or otherwise experiences unauthorized access, or if HintMD fails to comply with its commitments and assurances regarding the privacy and security of personal information, HintMD’s payments platform may be perceived as insecure, HintMD may lose existing users or fail to attract new users, and HintMD may incur significant liabilities.

Use of HintMD’s payments platform involves the storage, transmission and processing of its customers’ proprietary data, including personal or identifying information regarding their patients such as name, address and the types of treatments they are receiving. As a result, unauthorized access to, security breaches of, malicious code (such as viruses and worms), employee theft or misuse, or denial-of-service or other cyber attacks against HintMD’s payments platform could result in the unauthorized access to or use of, disclosure of, and/or loss of, such data, as well as loss of intellectual property or trade secrets.

If any unauthorized access to HintMD’s systems or data or security breach occurs or is believed to have occurred, HintMD’s reputation and brand could be damaged, HintMD could be required to expend significant capital and other resources to alleviate problems caused by such actual or perceived breaches or attacks and remediate its systems, and HintMD could be exposed to a risk of loss, litigation or regulatory action and possible liability, and

HintMD’s ability to operate its business may be impaired. HintMD may in the future experience denial-of-service or other cyber attacks against its payments platform. If potential new users or existing users believe that HintMD’s payments platform does not provide adequate security for the storage of personally identifiable or sensitive information or its transmission over the Internet, they may not adopt HintMD’s payments platform or may choose not to renew their subscriptions to its payments platform, which could harm HintMD’s business. Additionally, actual, potential or anticipated attacks may cause HintMD to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. HintMD currently does not maintain cyber liability insurance, and it cannot be certain that such insurance will be available to HintMD on commercially reasonable terms, or at all.

HintMD has contractual and legal obligations to notify relevant stakeholders of security breaches. HintMD operates in an industry that is prone to cyber attacks. Failure to prevent or mitigate cyber attacks could result in the unauthorized access to our data or the data of our customers. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain customers and partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach may cause HintMD to breach its customer contracts. HintMD’s agreements with certain customers may require HintMD to use industry-standard or reasonable measures to safeguard sensitive personal information or confidential information. A security breach could lead to claims by HintMD’s customers, their end-users, or other relevant stakeholders that HintMD has failed to comply with such legal or contractual obligations. As a result, HintMD could be subject to legal action or HintMD’s customers could end their relationships with HintMD. There can be no assurance that the limitations of liability in HintMD’s contracts would be enforceable or adequate or would otherwise protect HintMD from liabilities or damages.

Because data security is a critical competitive factor in its industry, HintMD makes statements in its privacy policies and terms of service, its certifications to privacy standards, and its marketing materials, describing the security of HintMD’s payments platform, including descriptions of certain security measures it employs. Should any of these statements be untrue, become untrue, or be perceived to be untrue, even if through circumstances beyond HintMD’s reasonable control, it may face claims, including claims of unfair or deceptive trade practices, brought by the U.S. Federal Trade Commission, state, local regulators or private litigants. Because the techniques used to obtain unauthorized access or to sabotage systems change frequently and often are not identified until they are launched against a target, HintMD may be unable to anticipate these techniques or to implement adequate preventative measures. HintMD may also experience security breaches that may remain undetected for extended periods of time. The recovery systems, security protocols, network protection mechanisms and other security measures that HintMD has integrated into its payments platform, systems, networks, and physical facilities, which are designed to protect against, detect and minimize security breaches, may not be adequate to prevent or detect service interruption, system failure, data access or data loss. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities used by our vendors.

Litigation resulting from security breaches may adversely affect HintMD’s business. Unauthorized access to HintMD’s payments platform, systems, networks, or physical facilities could result in litigation with HintMD’s customers, HintMD’s customers’ end-users, or other relevant stakeholders. These proceedings could force HintMD to spend money in defense or settlement, divert management’s time and attention, increase HintMD’s costs of doing business, or adversely affect HintMD’s reputation. HintMD could be required to fundamentally change its business activities and practices or modify its products and/or platform capabilities in response to such litigation, which could have an adverse effect on HintMD’s business. If a security breach were to occur, and the confidentiality, integrity or availability of HintMD’s data or the data of HintMD’s customers or its customers’ end-users was disrupted, HintMD could incur significant liability, or HintMD’s payments platform, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation. Any of the foregoing circumstances may have a material adverse effect on HintMD’s business and its results of operations as a result.

HintMD is subject to stringent and changing privacy laws, regulations, standards and contractual obligations related to data privacy and security. Because HintMD’s payments platform can be used to collect and store personal information, domestic privacy and data security concerns could result in additional costs and liabilities to HintMD or inhibit sales of its payments platform.

HintMD’s physician customers use its payments platform to use, collect and store personal or identifying information regarding their patients. Federal, state and local governments and agencies have adopted laws and regulations concerning the collection and use of personally identifiable information obtained from their residents or by businesses operating within their jurisdiction. Such laws may be inconsistent and compliance in the event of a widespread data breach would be costly. The costs of compliance with and other burdens imposed by privacy-related laws, regulations and standards may limit the use or adoption of HintMD’s payments platform lead to significant fines, penalties or liabilities for noncompliance, or slow the pace at which HintMD closes sales transactions, any of which could harm its business. Moreover, if HintMD’s employees fail to adhere to adequate data protection practices around the usage of such data, it may damage HintMD’s reputation and brand. Finally, any failure by our vendors to comply with applicable laws or regulations could result in proceedings against us by governmental entities or others.

HintMD also expects that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security, and HintMD may not be able to predict the impact such future laws, regulations and standards may have on its business. If HintMD’s privacy and data policies and practices, are, or are perceived to be, insufficient, user demand for its payments platform could decline, and its business could be negatively impacted.

The U.S. Federal Trade Commission and numerous state attorneys general are also applying federal and state consumer protection laws to enforce regulations related to the online collection, use and dissemination of personally identifiable information and other data. Some of these requirements include obligations on companies to notify individuals of security breaches involving particular personal information, which could result from breaches experienced by HintMD or its service providers. For example, HintMD’s payments platform must conform, in certain circumstances, to requirements set forth in the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which governs the privacy and security of protected health information. HintMD may collect, access, use, maintain and transmit protected health information in ways that may be subject to certain of these laws and regulations.

Additionally, HintMD processes a significant portion of its payments through credit or debit cards and enable users of its payments platform to engage in payments through its service. HintMD is contractually required to maintain Payment Card Industry Data Security Standard, or PCI DSS, compliance as part of its information security program. HintMD also may be bound by additional, more stringent contractual obligations relating to its collection, use and disclosure of personal, financial and other data. If HintMD cannot comply with or if it incurs a violation of any of these regulations or requirements, HintMD could incur significant liability through fines and penalties imposed by credit card associations or other organizations or litigation with relevant stakeholders, either of which could have an adverse effect on HintMD’s reputation, business, financial condition and operating results. In addition, a data breach or failure to comply with rules or regulations of PCI DSS or HintMD’s contractual obligations could also result in the termination of HintMD’s status as a registered payment facilitator, thereby dramatically impairing its ability to continue doing business in the payments industry or we could be liable to the payment card issuing banks for their costs of issuing new cards and related expenses.

HintMD may find it necessary to change its business practices or expend significant resources to modify its software or payments platform to adapt to new laws, regulations and industry standards concerning these matters. HintMD may be unable to make such changes and modifications in a commercially reasonable manner or at all.

Any failure to comply with federal, state laws or local regulations, industry standards or other legal obligations, or any actual or suspected security incident, may result in governmental enforcement actions and prosecutions, private litigation, fines, penalties or adverse publicity and could cause users of HintMD’s payments platform to lose trust in it, which could have an adverse effect on HintMD’s reputation and business.

Interruptions or performance problems associated with HintMD’s technology and infrastructure may adversely affect its business and operating results.

HintMD’s continued growth depends in part on the ability of users to access its payments platform at any time and within an acceptable amount of time. HintMD’s payments platform is proprietary, and it relies on the expertise of members of its engineering, operations and software development teams for HintMD’s payments platform’s continued performance. In addition, HintMD depends on external data centers, such as Amazon’s AWS, to host its applications. HintMD does not control the operation of these facilities. HintMD has experienced minor disruptions, outages and performance problems in the past, and may in the future experience, disruptions, outages and other performance problems related to its payments platform due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, delays in scaling HintMD’s technical infrastructure (such as if it does not maintain enough excess capacity or accurately predict its infrastructure requirements), capacity constraints due to an overwhelming number of users accessing its payments platform simultaneously, denial-of-service or other cyber attacks or other security-related incidents. In some instances, HintMD may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve HintMD’s performance, especially during peak usage times and as its payments platform becomes more complex and its user traffic increases. If HintMD’s payments platform is unavailable or if users are unable to access its payments platform within a reasonable amount of time, or at all, HintMD’s business would be adversely affected and its brand could be harmed. In the event of any of the factors described above, or certain other failures of HintMD’s infrastructure, user data may be permanently lost. If HintMD experiences significant periods of service downtime in the future, it may be subject to claims by users of its payments platform. To the extent that HintMD does not effectively address capacity constraints, upgrade its systems as needed, and continually develop its technology and network architecture to accommodate actual and anticipated changes in technology, HintMD’s business and operating results may be adversely affected.

HintMD’s payments platform is subject to U.S. rules and regulations, which are evolving and subject to change. If HintMD fails to comply with such rules and regulations or if new laws, rules or practices applicable to payment systems restrict HintMD’s ability to collect fees from its payments platform, HintMD’s financial results could be materially and adversely effected.

Payment processing is subject to extensive regulation in the United States, which is where HintMD currently operates, and presents a wide range of risks. HintMD may encounter increased regulatory scrutiny and new regulatory compliance requirements brought about by evolving laws, rules and regulations. Some of the payment processing activities on HintMD’s payments platform are subject to price controls within the United States, and may be subject to an increase of price controls, including controls limiting the amount it is allowed to charge physician customers for processing transactions. Changes in the laws, rules or practices applicable to payment systems such as VISA, MasterCard or American Express, among others, including changes resulting in increased costs that HintMD or its customers must pay, may force changes to HintMD’s payments platform that could adversely affect its business.

HintMD is subject to risks related to its reliance on hardware providers and third-party processing partners to perform its payment processing services.

HintMD depends on hardware providers and its third-party processing partners to perform payment processing services to make its payments platform work. For example, HintMD relies on Fiserv to provide the processor that enables its payments platform to process payments, and if they are unable to continue to supply processors to

HintMD the performance of its system could be adversely affected and its growth would be limited. HintMD’s processing partners and suppliers may go out of business or otherwise be unable or unwilling to continue providing such services, which could significantly and materially reduce HintMD’s payments revenue and disrupt its business. In addition, users of HintMD’s payments platform may be subject to quality issues related to its third-party processing partners or HintMD may become involved in contractual disputes with its processing partners, both of which could impact HintMD’s reputation and adversely impact its revenue. Certain contracts may expire or be terminated, and HintMD may not be able to replicate the associated revenue through a new processing partner relationship for a considerable period of time.

HintMD has initiated and expect to continue to initiate new third-party payment relationships or migrate to other third-party payment partners in the future. The initiation of these relationships and the transition from one relationship to another could require significant time and resources and establishing these new relationships may be challenging. Further, any new third-party payment processing relationships may not be as effective, efficient or well received by users of HintMD’s payments platform, nor is there any assurance that HintMD will be able to reach an agreement with such processing partners. HintMD’s contracts with such processing partners may be less economically beneficial to HintMD than its existing relationships. For instance, HintMD may be required to pay more for payment processing services, which would adversely affect its operating results.

Failure to effectively expand HintMD’s sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its payments platform.

Increasing HintMD’s physician customer base and number of active users, upgrading and expanding services to HintMD’s existing customers, and achieving broader market acceptance of its payments platform will depend, to a significant extent, on HintMD’s ability to effectively expand its sales and marketing operations and activities. HintMD is substantially dependent on its marketing organization to generate a sufficient pipeline of qualified sales leads and on its direct sales force to close new customers. There is significant competition for experienced sales professionals with the sales skills and technical knowledge that HintMD requires. HintMD’s ability to achieve significant revenue growth in the future will depend, in part, on its success in recruiting, training, and retaining a sufficient number of experienced sales professionals. New hires require significant training and time before they achieve full productivity, particularly in new sales segments and territories. HintMD’s recent and planned hires may not become productive as quickly as it expects, and HintMD may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where it does business. HintMD cannot predict whether, or to what extent, its sales will increase, HintMD’s existing customers and their patients will expand their usage of its payments platform as HintMD invests in its sales force, or how long it will take for sales personnel to become productive. If HintMD’s marketing organization does not generate a sufficient pipeline of qualified sales leads and its direct sales force is unable to close new accounts, HintMD’s business and future growth prospects could be harmed.

If HintMD is unable to manage the anticipated growth of its business, its future revenue and operating results may be harmed.

Any growth that HintMD experiences in the future could provide challenges to its organization, requiring HintMD to expand its technology team, sales personnel, operations and general and administrative infrastructure. In order to increase revenue and achieve its revenue goals, HintMD will need to significantly expand the number of new accounts that it services. Future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. Rapid and significant growth may strain HintMD’s administrative and operational infrastructure. HintMD’s ability to manage its business and growth will require it to continue to improve its operational, financial and management controls, reporting systems and procedures. If HintMD is unable to manage its growth effectively, it may be difficult for HintMD to execute its business strategy and its business could be harmed.

HintMD depends on its executive officers and other key employees and consultants, the loss of which, or the inability to attract and retain highly skilled employees could adversely affect its business.

HintMD’s success depends largely upon the continued services of its executive officers and other key employees, including its Chief Executive Officer, Aubrey Rankin, its Chief Commercial Officer, Vojin Kos and its Chief Technology Officer, Ben de Waal. HintMD relies on its leadership team in the areas of technology, security, marketing, sales, support, general and administrative functions and operations. For purposes of incorporating technology developments, HintMD relies on its software engineers and the services it receives from the consulting agreements that it has in place. HintMD may in the future experience, changes in its executive management team resulting from the hiring or departure of executives, which could disrupt its business. The loss of one or more of HintMD’ executive officers, especially its Chief Executive Officer, Chief Commercial Officer, Chief Technology Officer or other key employees or consultants, could have an adverse effect on its business.

In addition, to execute its growth plan, HintMD must attract and retain highly qualified personnel. Competition for these personnel in the locations where HintMD maintain offices is intense, particularly in the San Francisco Bay Area, where its headquarters is located. HintMD has from time to time experienced, and it expects to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Moreover, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of HintMD’s equity awards declines, its ability to recruit and retain highly skilled employees may be adversely impacted. If HintMD hires employees from competitors or other companies, their former employers may attempt to assert that these employees have breached their legal obligations, resulting in a diversion of HintMD’s time and resources. If HintMD fails to attract new personnel or fails to retain and sufficiently motivate its current personnel, HintMD’s business and future growth prospects could be adversely affected.

HintMD’s future performance depends in part on its reliance on third-party platforms to distribute its mobile applications, and support from HintMD’s partner ecosystem.

HintMD relies on third-party distribution platforms, including the Apple App Store and Google Play, for distribution of its mobile applications. HintMD is subject to these platform providers’ standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on their platforms. If HintMD violates, or if a platform provider believes that HintMD has violated, its terms and conditions, the platform provider may, at its discretion, discontinue or limit HintMD’s access to their platform. These platform providers have broad discretion to change their terms and conditions at any time, with or without notice to application developers, and to interpret their respective terms and conditions in a manner that limits, eliminates or otherwise interferes with HintMD’s ability to distribute its mobile applications through their platforms. If Apple or Google took any of these steps to limit or otherwise interfere with HintMD’s business, its business, financial condition and results of operations could be adversely affected.

HintMD also depends on its partner ecosystem to create applications that will integrate with HintMD’s payments platform. This presents certain risks to HintMD’s business, including:

•	its partners may establish relationships with, or functionality to offer to, its customers that diminish or eliminate the need or desire for its payments platform;

•	some of its partners may use the insight or access to data that they gain from integrating with its software and from publicly available information to develop competing products or product features;

•	its partners may not possess the appropriate intellectual property rights to develop and share their applications;

•

HintMD does not currently provide substantive support for software applications developed by its partner ecosystem, and users may be left without adequate support and potentially cease using HintMD’s payments platform if its partners do not provide adequate support for these applications;

•

HintMD’s relationship with its partners may change, particularly those partners who contribute or who have contributed more significantly to its revenue or demand for its payments platform, which could adversely affect HintMD’s revenue and its results of operations;

•

these applications may not meet the same quality standards that HintMD applies to its own development efforts (including, among other things, data and privacy protections), and to the extent they contain bugs or defects, they may create disruptions in HintMD’s customers’ use of its payments platform or adversely affect its brand; and

•	its security standards could limit integration possibilities for its payments platform with partners’ products.

Since many of these risks are not within HintMD’s control, any of the circumstances described above or any new standards or requirements by these third-party developers or platforms could adversely affect HintMD’s business, thereby reducing its revenue or increase its operating costs and adversely affecting its growth prospects.

HintMD’s business and growth depend in part on the success of its strategic relationships with third parties, including payments partners, platform partners, technology partners and aesthetics manufacturers.

HintMD depends on, and anticipates that it will continue to depend on, various third-party relationships in order to sustain and grow its business. HintMD is highly dependent upon partners for certain critical features and functionality of its payments platform, including data centers and third-party payment processors supporting HintMD’s payments platform and third party aesthetics manufacturers which have used its payments platform for brand loyalty programs. Failure of these or any other technology providers to maintain, support or secure their technology platforms in general, and HintMD’s integrations in particular, or errors or defects in their technology, could materially and adversely impact HintMD’s relationship with its customers, damage its reputation and brand, and harm its business and operating results. Any loss of the right to use any of this hardware or software could result in delays or difficulties in HintMD’s ability to provide its payments platform until equivalent technology is either developed by HintMD or, if available from alternative providers, identified, obtained and integrated.

Identifying, negotiating and documenting relationships with strategic third parties such as payments partners, platform partners, technology partners and aesthetic manufacturers requires significant time and resources. In addition, integrating third-party technology is complex, costly and time-consuming. HintMD’s agreements with these partners are typically limited in duration, non-exclusive and do not prohibit them from working with HintMD’s competitors or from offering competing services. HintMD’s competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to HintMD’s payments platform. In addition, HintMD’s partners could develop competing products or services.

HintMD’s third-party partners may also suffer disruptions or weakness in their businesses unrelated to the relationships with HintMD that could cause declines in their business performance. Such occurrences could be harmful to HintMD’s financial results.

If HintMD is unsuccessful in establishing or maintaining its relationships with these strategic third parties, HintMD’s ability to compete in the marketplace or to grow its revenue could be impaired and its operating results could suffer. Even if HintMD is successful, there is no guarantee that these relationships will result in improved operating results.

HintMD’s use of “open source” software could adversely affect its ability to provide its payments platform and subject HintMD to possible claims.

HintMD incorporates open source software in its payments platform and expect to continue to use open source software in the future. HintMD may face claims from others claiming ownership of open source software, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software or derivative works thereof, or of HintMD’s proprietary source code associated with such open source software. These claims could also result in litigation, require HintMD to purchase a costly license or require it to devote additional research and development resources to change its payments platform, any of which would have a negative effect on HintMD’s business and operating results. In addition, if the license terms for the open source software HintMD utilizes change, it may be forced to reengineer its payments platform or incur additional costs. Although HintMD has implemented policies to regulate the use and incorporation of open source software into its payments platform, HintMD cannot be certain that it has not incorporated open source software in its payments platform in a manner that is inconsistent with such policies.

Any failure to protect HintMD’s intellectual property rights could impair its ability to protect its proprietary technology and its brand.

HintMD’s success and ability to compete depend in part upon its intellectual property. HintMD currently has three issued patents, one allowed patent and two pending patent applications. However, there is no guarantee that the pending patent applications will result in issued patents, or that the issued patents will ultimately be determined to be valid and enforceable. HintMD also has one registered trademark in the United States and one pending trademark in Canada. HintMD primarily relies on copyright, trade secret and trademark laws, trade secret protection and confidentiality or other protective agreements with its employees, customers, partners and others to protect its intellectual property rights. However, the steps HintMD takes to protect its intellectual property rights may be inadequate to prevent others from competing with HintMD.

To protect HintMD’s intellectual property rights, it may be required to spend significant resources to monitor, protect and enforce these rights. Litigation brought to protect and enforce HintMD’s intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment or loss of portions of HintMD’s intellectual property. Furthermore, HintMD’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of HintMD’s intellectual property rights. HintMD’s failure to secure, protect and enforce its intellectual property rights could adversely affect its brand and adversely impact its business.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus/information statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, and are intended to be protected by the safe harbor provided by such provisions. Words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “aim,” “continue,” “plan,” “target,” “objective,” “goal,” “potential,” “likely,” “would,” “could,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the Merger and Revance’s or HintMD’s expected financial condition, results of operations and business performance, including without limitation, any forecasts, financial projections and descriptions of anticipated cost savings or other synergies or expected benefits of the Merger, are forward-looking statements. These statements are based on management’s current expectations, assumptions, estimates and beliefs. While Revance and HintMD believe these expectations, assumptions, estimates and beliefs are reasonable, such forward-looking statements are only predictions, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The following factors or events, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the results of Revance’s clinical trials for DaxibotulinumtoxinA for Injection and preclinical trials of DaxibotulinumtoxinA Topical, biosimilar or any future product candidates;

•

the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results, or that positive results would assure regulatory approval or commercial success of Revance’s product candidates;

•	the timing of, and the costs involved in, obtaining regulatory approvals for DaxibotulinumtoxinA for Injection, or any future product candidates including DaxibotulinumtoxinA Topical or biosimilar;

•	if approved for commercialization by the FDA, the commercial acceptance of DaxibotulinumtoxinA for Injection, including market size and anticipated adoption rates;

•	Revance’s ability to successfully commercialize the RHA® collection of dermal fillers and Revance’s other product candidates and the timing of commercialization activities;

•	Revance’s ability to establish and maintain strategic collaborations, licensing or other arrangements, including the partnerships with Mylan and Fosun, and the terms of and timing such arrangements;

•	the timing to consummate the proposed Merger;

•	the failure to satisfy the conditions to the closing of the Merger;

•

the inherent risks, costs and uncertainties associated with integrating the businesses successfully and risks of not achieving all or any of the anticipated benefits and synergies of the Merger, or the risk that the anticipated benefits and synergies of the Merger may not be fully realized or take longer to realize than expected;

•	unexpected costs, liabilities or delays in connection with or with respect to the Merger;

•	the diversion of Revance and HintMD management time on issues related to the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the failure to consummate or delay in consummating the Merger;

•

the effect of the announcement or pendency of the Merger on Revance’s or HintMD’s customers, employees and business relationships, operating results, ability to retain and hire key personnel and businesses generally;

•	the dilution caused by Revance’s issuance of additional shares of its common stock in the Merger;

•

the stock price of Revance common stock could decline before the completion of the Merger, including as a result of the financial performance of Revance or HintMD or more generally due to broader stock market movements and the performance of peer group companies;

•	competitive pressures in the markets in which Revance and HintMD operate;

•	failure of the Merger to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	potential legal proceedings relating to the Merger and the outcome of any such legal proceeding;

•

the COVID-19 pandemic, including the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume;

•	changes in laws or regulations; and

•	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to “Risk Factors” beginning on page 18 of this prospectus/information statement. Additionally, see “Where You Can Find More Information” beginning on page 258 of this prospectus/information statement.

The risks and uncertainties described and referred to above are not exclusive and further information concerning Revance and HintMD and their respective businesses, including factors that potentially could materially affect their respective businesses, financial condition or operating results, may emerge from time to time. You are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. The forward-looking statements in this prospectus/information statement speak only as of the date of this prospectus/information statement. Except as required by law, Revance and HintMD assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

THE HINTMD WRITTEN CONSENT

You are receiving this prospectus/information statement because you were a stockholder of record of HintMD on                , 2020, the Record Date for determining the HintMD stockholders entitled to execute and return the HintMD Written Consent.

This prospectus/information statement serves as an information statement used to solicit the written consent of HintMD stockholders for the adoption of the Merger Agreement and approval of the Contemplated Transactions, including the Merger, after the declaration of the effectiveness of the Registration Statement. It also serves as the prospectus by which Revance will offer and issue shares of Revance common stock as Merger Consideration.

Matters to be Approved by the HintMD Stockholders

If you are a stockholder of HintMD, you are requested to sign and return the HintMD Written Consent indicating your vote, with respect to all shares of HintMD capital stock you hold, in favor of the following matters (the “HintMD Written Consent Matters”):

•	adoption of the Merger Agreement and the Merger;

•

acknowledgment that that the approval will be, upon receipt of the Required Company Stockholder Vote, irrevocable and that you are of your rights to demand appraisal for your shares of HintMD capital stock pursuant to Section 262 of the DGCL;

•	acknowledgment that you have received and read a copy of Section 262 of the DGCL; and

•

acknowledgment that by your approval of the Merger you are not entitled to appraisal rights with respect to your shares of HintMD capital stock in connection with the Merger and thereby waive any rights to receive payment of the fair value of its capital stock under the DGCL.

A copy of the Merger Agreement is included in this prospectus/information statement as Annex A and a copy of Section 262 of the DGCL is included in this prospectus/information statement as Annex B, and we encourage you to read each carefully in their entirety.

The merger cannot be completed unless, among other things, the requisite HintMD stockholders execute and return the HintMD Written Consent indicating their vote in favor of the HintMD Written Consent Matters.

Recommendation of the HintMD Board

On May 18, 2020, the HintMD board unanimously (i) determined that the Merger Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the HintMD and its stockholders, and approved, adopted and declared advisable in all respects, (ii) authorized and approved the execution, delivery and performance of the Merger Agreement by HintMD and the Merger and (iii) resolved to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the HintMD stockholders vote to approve the HintMD Written Consent Matters. For additional information, see “The Merger—HintMD’s Reasons for the Merger and Recommendation of the HintMD Board of Directors” beginning on page 99 of this prospectus/information statement.

Accordingly, the HintMD board unanimously recommends that the HintMD stockholders execute and return the HintMD Written Consent indicating their vote in favor of the HintMD Written Consent Matters, with respect to all shares of HintMD capital stock held by each executing stockholder.

Record Date and HintMD Stockholders Entitled to Execute and Deliver the HintMD Written Consent

Only HintMD stockholders of record who owned shares of HintMD common stock and shares of HintMD preferred stock at the close of business on                , 2020, the Record Date, are entitled to execute and deliver the HintMD Written Consent. On the Record Date, there were                shares of HintMD common stock issued

and outstanding and 11,422,544 shares of HintMD preferred stock issued and outstanding, including: 1,953,362 shares of HintMD Series A-1 preferred stock issued and outstanding, 2,640,000 shares of HintMD Series A-2 preferred stock issued and outstanding, 266,666 shares of HintMD Series A-3 preferred stock issued and outstanding, 1,489,616 shares of HintMD Series B-1 preferred stock issued and outstanding, 2,714,410 shares of HintMD Series B-2 preferred stock issued and outstanding, and 2,358,490 shares of HintMD Series C preferred stock issued and outstanding.

Each share of HintMD common stock and HintMD preferred stock that you owned at the close of business on the Record Date entitles you to one vote with respect to the HintMD Written Consent.

Required Vote

The proposals to be submitted to the HintMD stockholders pursuant to the HintMD Written Consent require the affirmative written consent of the holders (as of the Record Date) of (i) a majority of the shares of HintMD preferred stock (on an as-converted to common stock basis) and HintMD common stock, voting together as a single class and (ii) a majority of the shares of HintMD preferred stock, voting as a separate class.

How to Vote

If you are a HintMD stockholder of record as of the Record Date you may execute and deliver the HintMD Written Consent to                .

HintMD has set                , 2020 as the deadline for HintMD stockholders to execute and return the HintMD Written Consent (the “Consent Deadline”). HintMD reserves the right to extend the Consent Deadline, and any such extension may be made without notice to HintMD stockholders.

HintMD stockholders of record may withdraw their written consent at any time before the Consent Deadline by sending HintMD a written notice of revocation to                .

The failure to execute and return the HintMD Written Consent will have the same effect as a vote “AGAINST” all of the HintMD Written Consent Matters. The Merger cannot be consummated without the approval of the HintMD Written Consent Matters by the requisite HintMD stockholders.

Shares Subject to Voting Agreements.

In connection with entering the Merger Agreement, Revance entered into the Voting Agreements with each HintMD officer and director and certain other HintMD stockholders (the “Subject Stockholders”), who collectively own, in the aggregate, approximately 40% of the issued and outstanding shares of HintMD capital stock and approximately 18% of the outstanding shares of HintMD preferred stock as of the date of this prospectus/information statement. The Subject Stockholders have agreed to vote their shares in favor of the adoption or approval, among other things, of the Merger Agreement and the approval of the Contemplated Transactions, including the Merger, subject to the terms of the Voting Agreements. For more information, see “The Voting Agreements” beginning on page 103 of this prospectus/information statement, “The Merger—Interests of HintMD Directors and Executive Officers in the Merger” beginning on page 105 of this prospectus/information statement, and “Security Ownership of Certain Beneficial Owners and Management of HintMD” beginning on page 209 of this prospectus/information statement.

Each Voting Agreement terminates upon the earliest to occur of (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date on which the Merger becomes effective under the DGCL; and (iii) the date upon which Revance and Subject Stockholder mutually agree to terminate this Agreement in writing

Solicitation of HintMD Written Consent

Your vote in favor of the HintMD Written Consent Matters is being solicited on behalf of the HintMD board. HintMD will bear the entire cost of soliciting your consent. HintMD may use its directors, officers and employees, who will not be specially compensated, to solicit consent from HintMD stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Questions and Additional Information

If you have more questions about the Merger or how to submit your executed written consent, or if you need additional copies of this prospectus/information statement, please contact Donna Meyer, Executive Director, Legal Services & Compliance at investor-relations@hintmd.com.

THE MERGER

The Merger Agreement and Merger Consideration

For a discussion of the Merger Agreement, the Merger Consideration and related matters, see “The Merger Agreement” beginning on page 111 of this prospectus/information statement.

Effects of the Merger

At the Effective Time, except for Excluded Shares, subject to the terms and conditions of the Merger Agreement, each share of HintMD preferred stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, (i) the Per Share Merger Consideration and (ii) in connection with a distribution of Escrow Shares, the Per Share Escrow Consideration.

At the Effective Time, except for Excluded Shares, each share of HintMD common stock (including each share of HintMD restricted stock) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, (i) the Per Share Merger Consideration and (ii) in connection with a distribution of Escrow Shares (if any), the Per Share Escrow Consideration. Each share of Revance common stock issued in exchange for HintMD restricted stock will be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such HintMD restricted stock immediately prior to the Effective Time to the extent consistent with the terms of such shares of HintMD restricted stock.

No fractional shares of Revance common stock will be issued in connection with the Merger. Any holder of HintMD common stock who would otherwise be entitled to receive a fraction of a share of Revance common stock will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Revance Trading Price.

Immediately prior to the Effective Time, Revance will assume the HintMD equity plans and each HintMD option to purchase HintMD common stock (other than options held by former employees of HintMD) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested (the “Assumed Options”). All rights with respect to HintMD common stock under Assumed Options will be converted into options to purchase Revance common stock. Accordingly, from and after the Effective Time: (i) each Assumed Option may be exercised solely for shares of Revance common stock; (ii) the number of shares of Revance common stock subject to each Assumed Option will be determined by multiplying (A) the number of shares of HintMD common stock that were subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Revance common stock; (iii) the per share exercise price for the Revance common stock issuable upon exercise of each Assumed Option will be determined by dividing (A) the per share exercise price of HintMD common stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Assumed Option will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Assumed Option will otherwise remain unchanged.

Background of the Merger

Since early 2019, HintMD has been anticipating that additional funding would be required to reach profitability by late 2021 or early 2022. As such, HintMD’s management and board have considered several alternatives, including pursuing additional equity and debt financings, to prepare the company to grow towards profitability. In September of 2019, the HintMD board began considering the company’s alternatives and potential valuation in connection with a capital raise.

On several occasions in 2018 and 2019, HintMD had conversations with a private company specializing in electronic medical records and practice management software (“Party A”), about a potential commercial collaboration and technology integrations to help secure both parties better commercial market positions. In October of 2019, during a phone conversation between Aubrey Rankin (Co-founder and Chief Executive Officer of HintMD) and a representative of Party A, the representative of Party A proposed that the two companies explore a potential business combination.

On November 6, 2019, Mr. Rankin, Vojin Kos (Co-founder and Chief Commercial Officer of HintMD) and Ben de Waal (Chief Technology Officer of HintMD) met with senior management of Party A. During this meeting, both parties shared business updates and corporate visions and agreed that a combination could result in significant benefits and that the parties should have a follow-up meeting.

In early December 2019, Mr. Rankin and Mr. Kos met in person with management and a sponsor (a private equity firm) of Party A. Mark Foley (the then Chairman of the HintMD board and the Chief Executive Officer of Revance), joined the meeting by phone in his capacity as the Chairman of HintMD. After the meeting, there were subsequent telephonic meetings in December 2019 between Mr. Rankin and Mr. Kos and members of Party A management. During these meetings, the parties discussed a potential purchase price that would include cash and potential earn-out milestones.

In mid-December 2019, representatives of Party A and HintMD met in order for Party A to share its view regarding the potential purchase price for a proposed transaction with HintMD. The representative of Party A indicated that Party A may be interested in acquiring HintMD for $50 million in up-front cash consideration with the possibility of an additional $50 million in the form of earnout consideration. During these discussions, HintMD’s representatives indicated they did not believe the proposed purchase price reflected the value of HintMD. The representatives of Party A and HintMD agreed that they would continue to consider partnership alternatives and revisit a potential business combination at a later date.

In early January 2020, Mr. Rankin and Mr. Kos met with a senior officer of a global pharmaceutical company (“Party B”), which is also an investor in HintMD. During the meeting, Mr. Rankin shared that a third party had expressed interest in acquiring HintMD, and the representative of Party B indicated that Party B may also be interested in acquiring HintMD. Over the course of the week, Mr. Rankin and Mr. Kos had multiple conversations with Party B’s management about the potential benefits of a combination to the respective businesses.

Over the next few weeks in January 2020, Mr. Rankin had multiple conversations with Party B in which the parties continued to discuss the potential acquisition of HintMD by Party B, and HintMD shared its perspective on the potential value to Party B of an acquisition of HintMD. Mr. Foley also participated in certain of these discussions. Following these discussions, the representative of Party B proposed that the parties continue to consider a potential acquisition and for their team to put together a business case.

On January 30, 2020, the HintMD board held a meeting. During the meeting, the board discussed the capital raising efforts of the company, including that the company would need additional financing for its operations no later than the end of July 2020 and that HintMD was actively talking to potential investors with the goal of reviewing final term sheets by late March 2020 and closing a new financing round by early May 2020 at the latest.

During January and February, HintMD participated in meetings with potential investors for the new round of HintMD financing.

During February 2020, Party B and potential investors in HintMD were provided access to a HintMD dataroom in order to conduct business due diligence for a potential transaction with HintMD.

On February 6, 2020, the Revance board authorized Mr. Foley to inform HintMD that Revance was interested in exploring a potential acquisition. The Revance board was apprised of Mr. Foley’s financial interest in HintMD and his role as Chairman of the Board, and agreed with Mr. Foley that he would recuse himself from participation in the process at both HintMD and Revance. The Revance board appointed a special committee of independent directors to oversee the Revance process and designated certain members of senior management to assess the strategic opportunity with the assistance of an outside consulting firm and to conduct its review under the direction of the special committee, and to report its findings directly to the special committee.

On February 6, 2020, Mr. Foley in his capacity as the Chief Executive Officer of Revance reached out to Mr. Rankin to share Revance’s interest in exploring a potential acquisition of HintMD. Mr. Foley also informed Mr. Rankin that he had recused himself from the Revance board and management process and that he intended to inform the Chief Operating Officer of Party B that he would be recusing himself from the HintMD process.

Following Mr. Foley’s recusal from the HintMD board, Mr. Rankin and Mr. Kos (the other members of the HintMD board), formed a transaction committee to oversee the potential acquisition of HintMD, and invited Charles Maldow (an observer on the HintMD board, and venture capitalist), to assist with the process.

During the month of February, Mr. Rankin engaged in additional conversations with Party A to ascertain if there was interest in pursuing an acquisition with a higher purchase price than Party A had initially proposed. The Chief Executive Officer of Party A informed Mr. Rankin that Party A would not present a higher bid, after which the parties terminated discussions.

In February through April 2020, HintMD had multiple conversations with Revance and with Party B regarding a potential transaction. During this period, HintMD provided Revance access to HintMD’s data room in order for Revance to conduct preliminary business due diligence to enable Revance and its consultants to perform a deeper strategic analysis of HintMD’s business, technology and obligations, as well as the potential combination, including market research.

The Revance special committee conducted multiple meetings with the designated Revance senior management, including Mr. Dustin Sjuts, Chief Commercial Officer, Aesthetics & Therapeutics of Revance and Mr. Tobin Schilke, Chief Financial Officer or Revance’s outside counsel, Cooley LLP, and its consultants to review the strategic analysis of the combination, including the results of the market survey, long term financial projections for HintMD prepared by Revance and its consultants as well as potential revenue and costs synergies and potential structuring issues. The Revance special committee and management also reviewed and considered the expected impact of the COVID-19 pandemic on Revance’s and HintMD’s operations and the potential impact of the proposed transaction on Revance’s cash runway. Ultimately, after review and consideration of management’s assessment and the findings of the consultants, the special committee discussed with management the proposed terms of a potential all-stock offer for the HintMD business. The special committee reviewed and approved a draft non-binding indication of interest and recommended that the full Revance board authorize the submission of the non-binding indication of interest to HintMD. The full Revance board, other than for Mr. Foley, also reviewed the proposed combination and non-binding indication of interest recommended by the special committee and authorized the submission of the non-binding indication of interest.

During the month of March 2020, HintMD continued to pursue financing alternatives. During the second half of March 2020, however, the level of interest of potential investors had decreased significantly, which the company attributed in large part to the COVID-19 pandemic in the United States.

On April 9, 2020, Revance delivered to HintMD a non-binding indication of interest for the acquisition of HintMD together with a draft exclusivity agreement. The indication of interest provided for the acquisition of HintMD on a fully diluted basis in exchange for 8.54 million shares of Revance common stock, indicated that Revance may require that certain key employees of HintMD enter into employment agreements with Revance, that certain stockholders of HintMD would be required to enter into three-year lock-up agreements with respect to the shares of Revance common stock they would receive in the acquisition and provided for an equity pool for retention of HintMD employees. The indication of interest also required HintMD to enter into an exclusivity agreement with Revance, and provided that the indication of interest would expire on April 19, 2020, unless HintMD agreed to exclusive negotiations with Revance.

On April 9 and April 10, 2020, the HintMD transaction committee met to consider the Revance indication of interest. In particular, the committee considered the purchase price proposed by Revance (based on the $16.37 closing trading price on April 9, 2020), which implied a valuation of HintMD of approximately $139.7 million. The committee also considered that the Revance trading price prior to the COVID-19 pandemic in the United States was much higher. In particular, that on February 6, 2020, when the Revance board initially indicated its interest to pursue a transaction, the closing trading price was $26.25), which would have implied a valuation of HintMD of approximately $224.2 million based on the closing trading price at such time. The committee also discussed and acknowledged that the all-stock consideration could provide HintMD stockholders with significant potential upside value if the results of Revance’s upcoming expected FDA approval, ongoing clinical trials and product launches turned out to be successful.

Shortly after receiving the indication of interest from Revance, Mr. Rankin contacted a representative of Party B to discuss Party B’s interest and timing in pursuing an acquisition with HintMD. During the discussion, Mr. Rankin indicated that HintMD had received another acquisition proposal, and shared that HintMD’s deadline for responding to such proposal was April 19, 2020. The Party B representative could not commit to meeting that timeline, but indicated Party B’s intent to deliver an indication of interest by April 17, 2020.

On April 14, 2020, Mr. Rankin sent Mr. Angus Russell, the Chairman of the Revance board and member of the Revance special committee, written feedback on the indication of interest and the exclusivity agreement. The written feedback accepted the proposed 8.54 million shares of Revance common stock in aggregate merger consideration and requested an increase to the equity pool for employee retention, requested changes to the proposed lock-up agreements, and proposed that the parties either negotiate without an exclusivity agreement or that Revance extend HintMD $25 million in convertible debt to support HintMD’s financing needs if HintMD and Revance entered into an exclusivity agreement and Revance and HintMD did not enter into a definitive agreement by May 15, 2020. HintMD also requested that the equity retention pool for employee continuing with Revance be increased from 1.75% to up to 2% of Revance’s common stock outstanding at the time discussions between the parties initiated.

Following a meeting of the Revance special committee on April 15, 2020, Revance sent HintMD a revised indication of interest to address the written feedback from HintMD. The revised indication of interest provided for a $20 million loan from Revance to HintMD if Revance terminated discussions during the exclusivity period, and provided that in consideration for the loan, HintMD would work with Revance to develop software for use by Revance. The revised indication of interest also increased the employee retention pool to up to 2% of Revance’s common stock outstanding at the time discussions between the parties initiated, revised the terms of the proposed lock-up agreements and restated the deadline of April 19, 2020 for HintMD to enter into an exclusivity agreement with Revance.

On April 17, 2020, Party B delivered a non-binding indication of interest to Mr. Rankin which contemplated the acquisition of HintMD for an upfront cash payment of $75 million and three subsequent cash payments based on performance-based milestones for an aggregate of potential additional payments of $100 million.

On April 17, 2020, the HintMD board held a board meeting attended by the board members and observers, with the exception of Mr. Foley. During the meeting Mr. Rankin indicated that HintMD’s capital raising efforts had largely stalled during the ongoing COVID-19 pandemic and that, as discussed at the prior board meeting, the company would need to obtain financing for its operations by the end of July 2020. Mr. Rankin also indicated that the company had received two indications of interest, which would be considered by the transaction committee.

Following the HintMD board meeting, the HintMD transaction committee met in a closed session to discuss the indication of interests received from Revance and Party B. HintMD’s outside counsel, Wilson Sonsini, also attended the meeting and provided counsel on process considerations. During the meeting, the committee discussed the financial situation of the company and the risks to the company if it pursued a change of control strategy that failed to result in a closing in the coming months. Given the financial situation, the committee reiterated the importance that Revance and Party B provide HintMD with a loan or breakup fee to fund HintMD’s operations in the event that the transaction did not move forward after entering into an exclusivity agreement. The committee also discussed a counterproposal to be made to the Revance indication of interest in advance of a scheduled call with Revance later in the day. The committee also discussed Party B’s indication of interest, including the all all-cash nature of the transaction and both the up-front cash payment and the potential upside from the contingent consideration. The committee believed that the proposed up-front cash consideration and the contingent consideration were too low, and that the terms of the proposed milestones presented a risk that a significant portion of the contingent consideration would not be achieved. The committee was also concerned that the Party B transaction presented a significant amount of execution risk in terms of getting to a signed definitive agreement, particularly in light of certain reorganization activities occurring at Party B, which had already contributed to Party B’s delay in presenting an indication of interest. After a full discussion, the committee instructed Mr. Rankin to contact Party B to provide it an opportunity to improve its offer with respect to the matters discussed.

Later on April 17, 2020, a call was held between HintMD and Revance and their respective legal counsels. Prior to the call, HintMD delivered a revised indication of interest to Revance, which HintMD reviewed with the Revance representatives on the call. During the call, HintMD proposed revisions that would increase the merger consideration payable to the securityholders of HintMD, that Revance provide HintMD with a working capital loan between the signing and closing of the transaction, that Revance pay HintMD a $10 million break-fee and provide HintMD with a $10 million loan if the parties did not reach an agreement during Revance’s proposed exclusivity period and that no software development would be provided in connection with the $10 million loan. HintMD also proposed revisions to the terms of the lock-up agreement, specified that the key employees required to enter into employment agreements prior to signing would be limited to Mr. Rankin, Mr. Kos and Mr. de Waal, and proposed terms relating to the escrow and indemnification provisions for inclusion in the definitive agreements.

After consultation with the Revance special committee, Revance submitted a revised indication of interest on April 18, 2020, which maintained the merger consideration previously proposed by Revance, and included a counter proposal to the revised indication of interest draft, including the deletion of the breakup fee proposed by Hint but the inclusion of a $5 million loan from Revance to HintMD in the event Revance terminated discussions during the exclusivity period and the provision of a working capital loan to HintMD between the signing and closing of the transaction. The indicated of interest also reiterated the April 19, 2020 deadline required by Revance for HintMD to enter into exclusivity. Revance management also had a call with Mr. Rankin and Mr. Moldow in which they discussed Revance’s revised indication of interest terms.

On April 18, 2020, HintMD delivered a revised indication of interest to Party B. The revised indication of interest provided for an up-front cash payment of $125 million to the stockholders other than Party B, which reflected an implied equity value of HintMD on a fully diluted basis (assuming the forgiveness of outstanding debt held by Party B) of approximately $140 million as well as an additional amount of contingent cash consideration (subject to the achievement of milestones) with up to $275 million to the stockholders other than Party B, which implied an additional aggregate dollar amount on a fully diluted basis of up to approximately $308 million. The indication of interest also revised the milestones proposed by Party B so that, in the view of the committee, HintMD could reasonably be expected to achieve up to approximately half of the contingent consideration, with the remainder less likely to be achieved. The revised indication of interest also included a commitment by Party B to facilitate and support HintMD’s efforts to achieve the milestones and provide a budget for HintMD during the milestone period, which were viewed by HintMD as significant to HintMD’s ability to achieve several aspects of the proposed milestones. Finally, the revised indication of interest proposed that Party B make a loan available to HintMD (exercisable at HintMD’s option) of $25 million in order to support HintMD’s operations in the event that the acquisition with Party B did not occur after the parties entered into the indication of interest.

Also on April 18, 2020, Mr. Rankin contacted a representative of Party B to discuss HintMD’s proposed revisions to the indication of interest. During the discussion, Mr. Rankin reminded the Party B representative of the April 19, 2020 deadline imposed by the other bidder. The Party B representative indicated that it would not be in a position to provide a response prior to that deadline.

On April 19, 2020, Mr. Rankin had multiple conversations with representatives of Party B. During such discussions, the representatives of Party B indicated that Party B was working to obtain internal approvals to provide an updated indication of interest, and requested that HintMD delay entering into exclusivity with the other bidder until Party B could provide the details of the updated offer. Mr. Rankin expressed concern that the transaction with Party B presented a high degree of execution risk, and asked whether the offer would include financing for HintMD in the event that the transaction did not move forward. The representatives of Party B emphasized Party B’s interest in acquiring HintMD, and indicated that Party B would be able to get to closing quickly once the parties had reached an agreement on terms, but also indicated that HintMD should not expect the updated indication of interest to provide financing for HintMD.

Later on April 19, 2020, Mr. Rankin contacted Mr. Sjuts of Revance and informed him that HintMD would not be able to accept Revance’s indication of interest by the April 19, 2020 deadline. Mr. Sjuts indicated that the delay could put the offer previously made by Revance at risk.

On April 20, 2020, Mr. Rankin had a conversation with a representative of Party B to discuss the status of Party B’s updated offer. During the call, the representative of Party B indicated that the updated offer would include an up-front cash payment of $100 million and that the updated contingent payments would be in the range proposed by HintMD, but would reflect revisions to the milestones necessary to achieve such payments.

Also on April 20, 2020, Mr. Rankin and Mr. Kos had a call with Mr. Sjuts to discuss Revance’s revised indication of interest and exclusivity agreement, including with respect to the size of the loan Revance would provide if Revance terminated discussions during the exclusivity period.

Following discussion with member of the Revance special committee, on April 20, 2020, Revance submitted a further revised indication of interest and provided that if Revance terminated discussions during the exclusivity period, Revance would loan HintMD $7.5 million. The revised indication of interest provided for an exclusivity term through May 30, 2020, and extended the deadline for HintMD to enter into exclusivity to April 21, 2020.

On April 21, 2020, a representative of Party B contacted Mr. Rankin to provide an overview of Party B’s updated offer, which Party B anticipated sending in written form in the coming days and which the representative indicated would constitute Party B’s best and final offer. The representative summarized that the offer would provide for up-front cash consideration of $100 million to the stockholders other than Party B, which reflected an implied equity value of HintMD on a fully diluted basis (prior to the repayment of indebtedness) of approximately $111 million and included the same contingent consideration amounts proposed by HintMD, but would reflect changes to the milestones necessary to achieve the contingent consideration. The representative summarized the material changes to the milestones and indicated that the proposal would not include the support or budget obligations that HintMD had proposed, which Party B viewed as too much of a guarantee of the contingent consideration. The representative also indicated that Party B was not open to providing any financing or breakup fee to HintMD and that such terms were a deal-breaker for Party B. During the discussion, the representative of Party B also indicated that the representative, as well as HintMD’s primary business contact at Party B, would soon be leaving employment with Party B, and that if the acquisition process with HintMD moved forward, it would be transitioned to a new team.

Also on April 21, 2020, Mr. Sjuts and Mr. Rankin discussed the revised indication of interest. During this discussion, the Revance representatives indicated that Revance would not further increase the size of the proposed loan to HintMD, and that Revance would discontinue discussions with HintMD if it did not enter into an exclusivity agreement by April 21, 2020.

On April 21, 2020, the HintMD transaction committee met to consider the proposed transactions with Revance and Party B. The committee considered the proposed transaction with Revance, including the implied value of the 8.54 million shares of Revance common stock, that none of the proposed consideration was contingent, that the Revance common stock would be registered and freely tradeable and that the all-stock consideration provided significant potential upside to the HintMD stockholders. The committee also considered Revance’s willingness to extend HintMD a $7,500,000 loan if Revance terminated discussions during the exclusivity period and that this loan would allow HintMD to continue to execute on its business plan while seeking additional financing. The committee also reviewed the updated terms proposed by Party B. In considering the updated terms proposed by Party B, the committee was concerned that the up-front consideration was too low and that the revisions to the milestones necessary to achieve the contingent consideration increased the risk that a significant portion of the milestone contingent consideration would not become payable. The committee also revisited the execution risk presented by the Party B transaction, including as a result of the pending departure of HintMD’s primary business contact at Party B, and the committee was particularly concerned that if the transaction with Party B failed in the coming months, that HintMD could be in a position where it had no investors for a new round of financing, no ability to reengage with Revance on a potential transaction and no funds to operate its business at the end of June 2020. The committee also considered that further delay to the Revance transaction in order to pursue the Party B transaction could result in Revance decreasing its offer or terminating discussions altogether. Following the discussion, the committee concluded that the transaction with Party B presented too great a risk to HintMD (including in terms of execution risk and purchase price risk), and that the company should move forward with the Revance transaction and enter into exclusivity.

Following the meeting of the HintMD transaction committee, HintMD executed the indication of interest and entered into the exclusivity agreement with Revance.

On April 23, 2020, Mr. Rankin informed Party B that the HintMD board had made the decision to enter into an exclusive period of negotiations with another party.

From and after April 21, 2020 through May 18, 2020, Revance conducted its confirmatory legal, financial and technical due diligence and the parties negotiated the terms of the definitive Merger Agreement, the Voting Agreement, the Lock-Up Agreement and the Loan Agreement.

Effective as of May 15, 2020, Mr. Foley resigned from the HintMD board.

On May 18, 2020, the HintMD board unanimously approved the definitive Merger Agreement, Voting Agreement, Lock-Up Agreement and the Loan Agreement.

On May 18, 2020, upon recommendation of the Revance special committee, the Revance board unanimously approved the definitive Merger Agreement, Voting Agreement, Lock-Up Agreement and the Loan Agreement.

HintMD, Revance and Merger Sub entered into the Merger Agreement on May 18, 2020 and the parties to the Voting Agreement and the Lock-Up Agreement executed and delivered those agreements to Revance.

HintMD’s Reasons for the Merger and Recommendation of the HintMD Board of Directors

In the course of reaching its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions, the HintMD Board consulted with its senior management and legal counsel, reviewed a significant amount of information and made its determination for the following reasons:

•

HintMD’s need to support its subscription management and payments platform for readiness and scalability and the execution risks associated with, and significant investments required for, a rapid national launch of the HintMD platforms;

•

HintMD’s historical performance and its business and financial prospects, as well as risks of continuing to operate as an independent company compared to merging with another company with sufficient resources to compete against larger companies in the fragmented payment processing, subscription and integrated software markets;

•

HintMD’s need to raise significant capital to fund its ongoing operations and growth given that its existing cash resources are projected to fund operations only through July 2020 and the HintMD board’s belief that financing might not be available or might be available on terms that were not attractive and could be highly dilutive to existing stockholders;

•	the HintMD board’s belief that its combination with Revance will enhance its commercialization strategy with aesthetic practices as well as provide and the general and administrative savings;

•	the complementary nature of the cultures of the two companies, including with respect to corporate purpose and focus on customer service and innovation in the medical aesthetics industry;

•	the expectation that HintMD’s management team will continue to play an important role in the combined company overseeing HintMD’s mission, products and services;

•	the common focus between HintMD and Revance on targeting and supporting premier high-volume accounts and the potential for international expansion;

•

the greater financial, sales and marketing resources and improved commercial infrastructure that would be available to support HintMD’s business when combined with Revance following the Merger relative to the resources available to HintMD if it continued to operate as an independent company;

•

the potential to provide its current stockholders with greater liquidity by owning stock in a public company as well as the opportunity for its current stockholders to continue to participate in the growth of HintMD and Revance through continued ownership of Revance common stock;

•	the implications of competitors’ growth and greater financial and other resources as compared to HintMD and HintMD’s overall competitive position in the market;

•	the terms and conditions of the Merger Agreement, including, without limitation, the following:

•

the number and value of the Merger Shares to be received by HintMD securityholders in the Merger and the potential upside in value associated with the Revance shares, including as a result of the combination of the Revance and HintMD businesses;

•

that the Merger is intended to be treated as a reorganization for U.S. federal income tax purposes, with the result that the HintMD securityholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of HintMD securities for Revance common stock pursuant to the Merger;

•	the likelihood that Revance could meet its conditions to closing the Merger;

•

the belief that the other terms of the Merger Agreement, including the HintMD’s representations, warranties and covenants, and the conditions to their respective obligations, were reasonable for a transaction of this nature;

•	the rights of HintMD under the Merger Agreement to consider certain unsolicited competing proposals under certain circumstances should HintMD receive a superior proposal; and

•

the registration of the Revance common stock issuable in the Merger to HintMD securityholders, resulting in the delivery of shares that are freely tradable for HintMD securityholders other than those securityholders subject to a Lock-Up Agreement or those securityholders that are affiliates of Revance.

•	The Voting Agreements to be delivered by stockholders of HintMD in connection with execution of the Merger Agreement; and

•	the likelihood that the Merger will be consummated on a timely basis.

The HintMD Board also considered the following uncertainties and risks in its deliberations concerning the Merger and the other Contemplated Transactions:

•

the possibility that the Merger might not be completed on a timely basis or at all, and the potential adverse effect of the public announcement of entering into the Merger Agreement on HintMD’s business and reputation, and the ability of HintMD to obtain financing in the future if the Merger were not completed;

•

the termination fee of $7.5 million payable by HintMD to Revance upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing a competing transaction that may be more advantageous to HintMD stockholders;

•	the possible volatility, at least in the short term, of the trading price of Revance common stock resulting from the announcement of the Merger;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	the additional scrutiny and potential restrictions that the HintMD’s business will be subject to following the Merger as a result of combining with a public company;

•	the risk that HintMD stockholders might not approve the Merger;

•	the risks associated with the success and adoption of the HintMD subscription management and payments platform as integrated with Revance offerings in the marketplace;

•	the challenges and difficulties relating to integrating the operations of the two companies;

•	the risk of having to repay the outstanding principal balance and all accrued and unpaid interest under the Term Loan Agreement if Merger Closing does not occur;

•

the fact that certain of HintMD’s officers and directors may have interests in the Merger and the Contemplated Transactions that are different from, or in addition to, those of HintMD’s other stockholders (for additional information, see “The Merger—Interests of HintMD Directors and Executive Officers in the Merger” beginning on page 105 of this prospectus/information statement); and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this prospectus.

The HintMD board concluded that the potential uncertainties and risks associated with the proposed Merger were outweighed by the potential benefits of completing the Merger. Accordingly, the HintMD board approved the Merger Agreement, the Merger and the other Contemplated Transactions.

The foregoing discussion of the information and factors considered by the HintMD Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Board. The HintMD Board did not make any specific determination as to the relative importance of any particular factor or factors in coming to it decision to approve the Merger Agreement and the Merger, but based its determination on the totality of the information presented.

Revance’s Reasons for the Merger

In the course of reaching its decision to approve the Merger Agreement, the Merger and the Contemplated Transactions, the Revance board consulted with its senior management and legal counsel, conducted extensive market research, reviewed a significant amount of information and made its determination for the following reasons:

•	HintMD’s potential recurring revenue generation and opportunity in the fragmented payment processing, subscription and integrated software markets;

•	HintMD’s vertically integrated payments platform and its expected positive effects on patient subscriptions and augmentation of Revance’s aesthetics product portfolio and commercialization strategy;

•	HintMD’s experienced management and engineering teams and their ability to continue to build and integrate tailored payment solutions for the Revance product line;

•	the potential for the billing solutions offered by HintMD to increase revenue through repeat purchases by customers enrolled in loyalty programs and to reduce third party transaction costs;

•	the synergies obtained in offering products that are complementary with each other and the general and administrative cost synergies that result from the Merger;

•	the common focus between HintMD and Revance on targeting and supporting premier high-volume accounts and the potential for international expansion;

•	the acceleration of Revance’s digital presence with HintMD’s assembled marketing organization;

•	the trends and competitive developments in the medical aesthetics industry and the range of strategic alternatives available to Revance;

•

the comprehensive terms and conditions of the Merger Agreement and the Contemplated Transactions, including the representations, warranties, covenants, indemnities, closing conditions and termination provisions;

•

the amount and form of consideration to be paid in the Merger and the other financial terms of the Merger, including the manner in which each share of Revance Common Stock is valued for purposes of determining the consideration payable in the Merger and the resulting number of shares anticipated to be issued in connection with the transaction;

•	the likelihood that HintMD could meet its conditions to closing the Merger;

•	the Voting Agreements to be delivered by stockholders of HintMD in connection with execution of the Merger Agreement;

•	the likelihood that the Merger will be consummated on a timely basis.

The Revance board also considered the following uncertainties and risks in its deliberations concerning the Merger and the other Contemplated Transactions:

•

the possibility that the Merger might not be completed on a timely basis or at all, and the potential adverse effect of the public announcement of entering into the Merger Agreement on the business and reputation of Revance;

•	the risk that the potential benefits and synergies of the Merger may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies;

•	the possible volatility, at least in the short term, of the trading price of Revance common stock resulting from the announcement of the Merger;

•	the risk that HintMD stockholders might fail to approve the Merger;

•

the fact that certain of Revance’s officers and directors may have interests in the Merger and the Contemplated Transactions that are different from, or in addition to, those of Revance’s other stockholders. For additional information, see “The Merger—Interests of Revance Directors and Executive Officers in the Merger” beginning on page 106 of this prospectus/information statement.

•	the risks associated with the success and adoption of the HintMD subscription management and payments platform as integrated with Revance offerings;

•	the challenges and difficulties relating to integrating the operations of the two companies;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of HintMD, which may not entitle Revance to terminate the Merger Agreement;

•

the risks associated with the effects of general competitive, economic, political, and market conditions, including challenges affecting the global economy resulting from the COVID-19 pandemic and fluctuations in the trading price of shares of Revance Common Stock;

•	the dilution caused by Revance’s issuance of additional shares of Revance Common Stock as Merger Consideration; and

•	various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this prospectus.

The Revance board concluded that the potential uncertainties and risks associated with the proposed Merger were outweighed by the potential benefits of completing the Merger. Accordingly, on May 18, 2020, after careful consideration, the Revance board approved the Merger Agreement and determined that the Merger Agreement and the Contemplated Transactions are advisable and fair to, and in the best interests of, Revance and its stockholders.

The foregoing discussion of the information and factors considered by the Revance board is not intended to be exhaustive, but includes the material positive and negative factors considered by the board of directors. The Revance board did not make any specific determination as to the relative importance of any particular factor or factors in coming to it decision to approve the Merger Agreement and the Merger, but based its determination on the totality of the information presented.

Board of Directors and Management of Revance Following the Merger

Revance will use reasonable best efforts to take all necessary action so that immediately after the Effective Time, the board of directors of Revance is comprised of nine members, with Aubrey Rankin as a new director.

The Voting Agreements

On May 18, 2020, concurrently with the execution and delivery of the Merger Agreement, the directors, executive officers and certain stockholders of HintMD, in their respective capacities as stockholders of HintMD (the “Subject Stockholders”), entered into Voting Agreements with Revance with respect to the voting of all securities of HintMD owned by such Subject Stockholders as of the date of the Merger Agreement and all additional securities thereafter acquired by each such Subject Stockholders (the “Subject Securities”). As of the public announcement of the Merger, the Subject Stockholders owned an aggregate of approximately 40% of the outstanding shares of HintMD capital stock on an as-converted basis and approximately 18% of the outstanding shares of HintMD preferred stock.

Subject to the terms and conditions set forth in the Voting Agreements, the Subject Stockholders agreed, among other things to, vote all Subject Securities as to which each such Subject Stockholder holds voting rights at the time of such vote or action by written consent and to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all the Subject Securities:

•

in favor of: (i) adopting the Merger Agreement and approving the Merger; (ii) any other matters in the HintMD Written Consent, (iii) each of the other Contemplated Transactions submitted to a stockholder vote (or action by written consent) pursuant to the Merger Agreement; and (iv) any action submitted to a stockholder vote (or action by written consent) that is required in furtherance of any of the foregoing;

•	against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the HintMD in the Merger Agreement; and

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against any Takeover Proposal or any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger (see “The Merger Agreement—No Solicitation of Alternative Proposals”).

The Voting Agreements restrict the Subject Stockholders, among other things, from, directly or indirectly, transferring any Subject Securities, subject to certain limited permitted transfers.

In addition, each of Benjamin De Waal, Vojin Kos and Aubrey Rankin agreed that such stockholders will use reasonable best efforts to cause such stockholder’s representatives, acting on such stockholder’s behalf to not, directly or indirectly take any action that HintMD is prohibited from taking under the non-solicit provisions of the Merger Agreement (see “The Merger Agreement—No Solicitation of Alternative Proposals”).

The obligations described above terminate on the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the Effective Time; and (iii) the date upon which Revance and the applicable Subject Stockholder mutually agree to terminate the Voting Agreement in writing.

The Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the directors, officers and certain stockholders of HintMD, entered into lock-up agreements (the “Management Lock-Up Agreements”), pursuant to which such persons have agreed not to, except in limited circumstances, sell, transfer or dispose of, directly or indirectly, any of the Revance common stock issued to such persons as consideration in the Merger (the “Locked-Up Shares”), for a period commencing on the Merger Closing Date and ending on the earlier of: (i) (A) with respect to twenty-five percent (25%) of such person’s Locked-Up Shares, on the one-year anniversary of the Merger Closing Date; (B) with respect to twenty-five percent (25%) of the Locked-Up Shares, on the two-year anniversary of the Merger Closing Date; and (C) with respect to twenty-five percent (25%) of the Locked-Up Shares, on the three-year anniversary of the Merger Closing Date and (ii) the date on which such person’s employment with Revance terminates other than for cause or resignation without good reason. The remaining 25% of shares of Revance common stock issued to such persons are not subject to the foregoing restrictions, however such stockholders may not sell more than 1/6th of such shares in any 30 day period within the first six months following the Merger Closing Date.

In addition Mark Foley entered into a lock-up agreement with similar restrictions as those in the Management Lock-Up Agreements on selling and disposing the shares of Revance common stock issued to Mr. Foley pursuant to the Merger Agreement, except that the period in which he is restricted from selling, transferring or disposing of such shares ends on the earlier of: (i) (A) with respect to twenty-five percent (25%) of such shares, on the one-year anniversary of the Merger Closing Date; (B) with respect to twenty-five percent (25%) of such shares, on the two-year anniversary of the Merger Closing Date; and (C) with respect to fifty percent (50%) of the such shares, on the three-year anniversary of the Merger Closing Date and (ii) the date on which Mark Foley’s employment with Revance terminates other than for cause or resignation without good reason.

The Loan Agreement

Concurrent with the execution and delivery of the Merger Agreement, Revance and HintMD entered into the Loan Agreement, pursuant to which Revance has agreed to advance to HintMD amounts to fund working capital prior to the Merger Closing. An aggregate amount of up to $14,391,759 (the “Loan”) with the annual interest of 1.5% on the outstanding Loan principal amount would be available to HintMD on the following days and in the following amounts (each, an “Advance”):

July 10, 2020	$3,650,055
August 15, 2020	$4,016,841
October 15, 2020	$3,124,863
December 15, 2020	$3,600,000

The Loan will mature on September 6, 2026, provided that if HintMD’s senior indebtedness is prepaid or converted into shares of HintMD’s capital stock prior to March 5, 2026, then the maturity date shall be the later of (i) one (1) year following the termination of the Merger Agreement, and (ii) the date the senior indebtedness is prepaid or converted in full. The Loan shall be forgiven if the Merger Agreement is terminated as a result of the willful and material breach by Revance, provided no change of control of HintMD has occurred prior to such date.

Confidentiality Agreement

On November 4, 2019, Revance and HintMD entered into a mutual nondisclosure agreement, which contained customary confidentiality obligations. The mutual nondisclosure agreement did not contain a standstill provision with respect to Revance.

Interests of HintMD Directors and Executive Officers in the Merger

In considering the recommendation of the Revance board with respect to the Merger, you should be aware that certain members of the HintMD board and certain executive officers of HintMD have interests in the Merger that may be different from, or in addition to, the interests of HintMD stockholders, which include:

•	HintMD’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

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Aubrey Rankin, HintMD’s Chief Executive Officer and a member of the HintMD board of directors, is a holder 1,719,851 shares of HintMD common stock and is a trustee of The Rankin Irrevocable Trust, which holds 491,400 shares of HintMD common stock. Rankin Family Foundation is a holder of 245,700 shares of HintMD common stock. Mr. Rankin is also a holder of 151,384 shares of HintMD Options, of which 31,596 shares have vested as of May 31, 2020 and 119,788 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Rankin is terminated by Revance under certain circumstances following the closing of the Merger.

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Revance has offered Mr. Rankin the position of the Revance’s President of Innovation and Technology, contingent on the Merger Closing. While Revance and Mr. Rankin have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $395,000 and an annual discretionary bonus target of 45% of Mr. Rankin’s base salary. Mr. Rankin will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions. As an employee of Revance, Mr. Rankin will not be eligible to receive additional compensation for his service as a director under Revance’s Non-Employee Director Compensation Policy.

•	Mr. Rankin is a holder of 10,620 shares of Revance common stock, which were acquired in 2018 and 2019.

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Vojin Kos, HintMD’s Chief Commercial Officer and a member of the HintMD board, is a holder 1,554,159 shares of HintMD common stock and is a trustee of The Kos Irrevocable Trust, which holds 444,100 shares of HintMD common stock. Kos Family Foundation is a holder of 222,100 shares of HintMD common stock. Mr. Kos is also a holder of 151,383 shares of HintMD Options, of which 31,595 shares have vested as of May 31, 2020 and 119,788 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Kos is terminated by Revance under certain circumstances following the closing of the Merger.

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Revance has offered Mr. Kos the position of the Company’s Vice-President, Platform Sales and Operations, contingent on the Merger Closing. While Revance and Mr. Kos have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $300,000 and an annual discretionary bonus target of 30% of Mr. Kos’ base salary. Mr. Kos will also be eligible to participate in a sales commission plan, in amounts and terms yet to be determined. Mr. Kos will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions.

•	Mr. Kos is a holder of 3,125 shares of Revance common stock, which were acquired in 2019.

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Ben de Waal, HintMD’s Chief Technology Officer, is a holder of 17,450 shares of HintMD Series A-1 preferred stock and a trustee of The de Waal Family Living Trust dated 5-25-1999, which holds 600,000 shares of HintMD common stock. Mr. de Waal is also a holder of 75,000 shares of HintMD Options, of which 16,666 shares have vested as of May 31, 2020 and 58,334 shares have not vested as of such date. The unvested shares underlying the HintMD Options are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. de Waal is terminated by Revance under certain circumstances following the closing of the Merger.

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Revance has offered Mr. de Waal the position of the Revance’s Vice-President, Platform Technology and R&D, contingent on the Merger Closing. While Revance and Mr. de Waal have not yet finalized a definitive employment agreement, the offer contemplates an annual base salary of $300,000 and an annual discretionary bonus target of 30% of Mr. de Waal’s base salary. Mr. de Waal will also be eligible to participate in Revance’s Executive Severance Benefit Plan and Revance’s standard employee benefit plans, pursuant to those terms and conditions.

•	Mr. Rankin, Mr. Kos and Mr. de Waal may also receive additional equity grants in connection their employment with Revance following the Merger in an amount and on terms to be determined.

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Pursuant to the Merger Agreement, options to purchase HintMD common stock (including the options held by the directors and officers of HintMD) will be assumed by Revance and become options to purchase Revance common stock, without contribution to (or the right to receive distributions from) the Escrow Shared to the be held in the Escrow Account.

•	Revance has agreed to make reasonable best efforts to appoint Aubrey Rankin as a director of Revance contingent on the Merger Closing.

Each of the Revance board and the HintMD board was aware of these interests and considered them, among other matters, in approving the Merger Agreement, and in making its recommendations that HintMD stockholders adopt the Merger Agreement.

Interests of Revance Directors and Executive Officers in the Merger

In considering the recommendation of the Revance board with respect to the Merger, you should be aware that certain members of the Revance board and certain executive officers of Revance have interests in the Merger that may be different from, or in addition to, the interests of Revance stockholders, which include:

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Mark Foley, Revance’s Chief Executive Officer and a member of the Revance board, previously served on the HintMD board and was the Chairman of the board of directors from October 2017 until May 2020 and is a holder of 817,383 shares of HintMD common stock. Mr. Foley is also the trustee of the Foley Family Trust, which holds 121,182 shares of HintMD Series A-1 preferred stock and 36,195 shares of HintMD Series B-2 preferred stock .

Each of the Revance board and the HintMD board was aware of these interests and considered them, among other matters, in approving the Merger Agreement.

Accounting Treatment of the Merger

Revance expects the Merger will be accounted for by Revance as a business combination under the acquisition method of accounting, in conformity with GAAP. Under the acquisition method of accounting, the assets and liabilities of HintMD as of the Merger Closing Date will be recorded by Revance at their respective fair values and consolidated with those of Revance. Any excess of purchase price over the fair value of the net assets will be recorded as goodwill. HintMD’s assets and liabilities and results of operations will be consolidated with those of Revance from and after the Effective Time.

Exchange of Shares in the Merger; Letter of Transmittal

Promptly after the Effective Time, the Exchange Agent will mail to the holders of HintMD capital stock immediately prior to the Effective Time a letter of transmittal which includes (i) a release in favor of HintMD and Revance, (ii) an agreement to be bound by the escrow and indemnification obligations applicable to such HintMD stockholders set forth in the Merger Agreement and Escrow Agreement, (iii) a confidentiality provision, and (iv) other provisions on which HintMD and Revance will rely. The Merger Agreement provides that no holder of any HintMD capital stock, Hint MD warrants or other instruments convertible into HintMD capital stock shall be entitled to receive any of the merger consideration without returning the completed and duly executed letter of transmittal.

The Exchange Agent will also provide instructions for use in effecting the surrender of HintMD capital stock. Upon surrender of HintMD capital stock and delivery of a completed and duly executed letter of transmittal, the holder of such HintMD capital stock will be entitled to receive the consideration described above.

Withholding

Each of Revance, HintMD and their subsidiaries, the Exchange Agent, the Escrow Agent, and their respective agents will be entitled to deduct and withhold from any amount payable to any person under the Merger Agreement or any other documents associated with the transaction, the amounts such person is required to deduct and withhold under the Code or any other applicable law. To the extent that amounts are so withheld and paid over to the applicable governmental body, such withheld amounts will be treated as having been paid to the applicable person in respect of whom such amounts were withheld.

Appraisal Rights for HintMD Stockholders

Under the DGCL, Revance stockholders are not entitled to appraisal rights in connection with the Merger.

HintMD stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The discussion below is not a complete summary regarding HintMD stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to follow precisely any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that HintMD stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within 10 days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.

Once the Merger has been approved by the HintMD stockholders pursuant to the HintMD Written Consent, HintMD will notify its stockholders that the Merger has been approved and that appraisal rights are available to any stockholder who has not approved the Merger. Holders of shares of HintMD capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to HintMD within 20 days after the date of giving of that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform HintMD of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of HintMD capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Hint, Inc., 901 Stoneridge Drive, Suite 150, Pleasanton, California 94588, Attention: Donna Meyer, Executive Director, Legal Services & Compliance, Email: investor-relations@hintmd.com, and should be executed by, or on behalf of, the record holder of shares of HintMD capital stock. ALL DEMANDS MUST BE RECEIVED BY HINTMD WITHIN 20 DAYS AFTER THE DATE HINTMD PROVIDES A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED AND THAT APPRAISAL RIGHTS ARE AVAILABLE PURSUANT TO SECTION 262.

If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the Merger Consideration for your shares of HintMD capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of HintMD capital stock.

To be effective, a demand for appraisal by a holder of shares of HintMD capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to HintMD. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the Effective Time.

If you hold your shares of HintMD capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to HintMD. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the Merger Consideration for your shares of HintMD capital stock.

Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be given to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. A beneficial owner of such shares may file such petition or request the statement described in the first sentence of this paragraph. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and HintMD, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include interest upon the amount determined to be the fair value, as further described below. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that if at any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the Merger Consideration for shares of his or her HintMD capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 calendar days after the effective time of the Merger.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section  262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

Nasdaq Listing

Under the Merger Agreement, Revance will use its reasonable best efforts to cause the shares of Revance common stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time. It is a condition to the Merger Closing that such shares of Revance common stock be approved for listing on Nasdaq, subject to official notice of issuance.

No Restrictions on Resale

All shares of Revance common stock received by HintMD stockholders in the Merger will be freely tradable, except that shares of Revance received by persons who are or become affiliates of Revance for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Certain HintMD stockholders have entered into Lock-Up Agreements that will restrict their right to resell shares of Revance common stock following the closing.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement, which is attached as Annex A to this prospectus/information statement and which is incorporated by reference herein. The description in this section and elsewhere in this prospectus/information statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Revance and HintMD encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger because it is the principal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Revance or HintMD contained in this prospectus/information statement or in Revance’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Revance or HintMD contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Revance, HintMD and Merger Sub were qualified and subject to important limitations agreed to by Revance, HintMD and Merger Sub in connection with negotiating the terms of the Merger Agreement and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus/information statement, may have changed since the date of the Merger Agreement. In addition, the representations, warranties and covenants in the Merger Agreement are qualified by information contained in confidential disclosure schedules exchanged by Revance and HintMD in connection with their execution of the Merger Agreement, which disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, and covenants set forth in the Merger Agreement.

The Merger

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into HintMD, and the separate existence of Merger Sub will cease. HintMD will continue as the surviving corporation in the Merger and a direct, wholly-owned subsidiary of Revance.

The Merger will have the effects set forth in the Merger Agreement and in the applicable provisions of the DGCL. At the Effective Time, except as otherwise agreed pursuant to the terms of the Merger Agreement, all of the property, rights, privileges, powers and franchises of HintMD and Merger Sub will vest in HintMD as the surviving corporation, and all debts, liabilities and duties of HintMD and Merger Sub will become the debts, liabilities and duties of HintMD.

Closing and Effective Time of the Merger

The parties will cause the closing of the Merger to take place by means of a virtual closing through electronic exchange of signatures at 9:00 a.m., California time, on a date designated by HintMD and Revance, no later than the third business day after the satisfaction or waiver of the conditions to the closing of the Merger (the “Merger Closing”). If the Merger Closing would otherwise be required to occur prior to July 2, 2020, then Revance may elect, by delivering a written notice to HintMD at least three business days prior to the date by which the Merger Closing would otherwise be required to occur, to delay the Merger Closing until the second business day following July 2, 2020. The Merger will become effective at the date and time the parties file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by HintMD and Revance and specified in the certificate of merger.

Merger Consideration

At the Effective Time, except for the Excluded Shares, subject to the terms and conditions of the Merger Agreement, each share of HintMD preferred stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, (i) the Per Share Merger Consideration, and (ii) in connection with a distribution of Escrow Shares, the Per Share Escrow Consideration;

At the Effective Time, except for Excluded Shares, each share of HintMD common stock (including each share of HintMD restricted stock) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, (i) the Per Share Merger Consideration and (ii) in connection with a distribution of Escrow Shares (if any), the Per Share Escrow Consideration. Each share of Revance common stock issued in exchange for HintMD restricted stock will be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such HintMD restricted stock immediately prior to the Effective Time to the extent consistent with the terms of such shares of HintMD restricted stock.

No fractional shares of Revance common stock will be issued in connection with the Merger. Any holder of HintMD common stock who would otherwise be entitled to receive a fraction of a share of Revance common stock (after aggregating all fractional shares of Revance common stock issuable to such holder) will, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Revance Trading Price.

After the Effective Time, shares of HintMD capital stock will no longer be issued and outstanding, will be canceled and will cease to exist, and (i) each certificate, if any, that previously represented HintMD capital stock and (ii) each book-entry account formerly representing any uncertificated shares of HintMD capital stock will represent only the right to receive the consideration as described above.

On the Merger Closing Date, Revance will cause the payment of the Estimated Closing Date Transaction Expenses (as defined below) and Estimated Closing Date Indebtedness (as defined below) to the persons identified on the Estimated Closing Statement (as defined below).

On the Merger Closing Date, Revance will also deposit the Escrow Shares with the Escrow Agent in accordance with a separate escrow agreement.

Closing and Post Closing Adjustment to Merger Shares

At least three business days prior to the Merger Closing Date, HintMD will deliver to Revance a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail HintMD’s good faith estimates of (i) Cash and Cash Equivalents as of the Determination Time (“Closing Date Cash”), (ii) Debt as of the Determination Time, excluding any debt under the Loan Agreement (“Closing Date Indebtedness”), (iii) unpaid Transaction Expenses (“Closing Date Transaction Expenses”) and (iv) Net Working Capital as of the Determination Time (“Closing Working Capital”). The estimates of the Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and Closing Working Capital, in each case as set forth in the final Estimated Closing Statement delivered by HintMD to Revance prior to the Merger Closing, are referred to as the “Estimated Closing Date Cash,” the “Estimated Closing Date Indebtedness,” the “Estimated Closing Date Transaction Expenses,” and the “Estimated Closing Working Capital,” respectively.

Within 90 calendar days following the Merger Closing, Revance will deliver to the Securityholders’ Representative a statement (the “Closing Statement”) setting forth in its calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Transaction Expenses and (iv) the Closing Working Capital. If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative will notify Revance of such disagreement or deficiency in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. Any item or amount that Securityholders’

Representative does not dispute in the Dispute Notice within such 45-day period will become final, binding and conclusive. In the event any such Dispute Notice is timely provided, Revance and the Securityholders’ Representative will have 30 days (or such longer period as they may mutually agree) to resolve any disagreements. Any unresolved differences at the end of this period will be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Revance and Securityholders’ Representative to make a determination with respect to the disputed items, which determinations will become final, non-appealable and binding on the parties.

If the Merger Closing occurs after July 15, 2020, any changes to Cash and Cash Equivalents, Debt and Net Working Capital after such date will not result in a further adjustment to the Merger Consideration, however, Transaction Expenses incurred after July 15, 2020 will still reduce the Merger Consideration on a dollar-for-dollar basis.

If the Adjustment Amount is a positive number, Revance will issue a number of shares of Revance common stock equal to the Adjustment Shares to the Participating Securityholders. If the Adjustment Amount is a negative number, Revance will be entitled to recover a number of shares of Revance common stock equal to the Adjustment Shares from the Escrow Shares.

Merger Consideration Illustrative Example

Set forth below is an illustrative example calculation of the Merger Shares (including the adjustments thereto), the Per Share Merger Consideration and the Per Share Escrow Consideration. This illustrative includes several assumptions and estimates, including (i) an estimate of the amount as of                 , 2020 of the Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Closing Date Working Capital and Estimated Closing Date Transaction Expenses, (ii) the amount of the Revance Trading Price, which is based on the Revance Trading Price calculated as of                 , 2020, (iii) the number of HintMD shares of capital stock and options to purchase HintMD capital stock anticipated to be outstanding (or deemed outstanding) as of immediately prior to the Merger Closing (including shares issuable upon the conversion or deemed conversion of the principal and interest accrued under the Term Loan Agreement immediately prior to the Merger Closing).

	Adjustment Value		Shares of Revance common stock
Merger Shares equals
		N/A	8,540,000
Minus Escrow Shares		N/A	683,200
Plus or minus an amount equal to:
The quotient of
(A) Plus Estimated Closing Date Cash	$
(B) Minus Estimated Closing Date Indebtedness	$
(C) Minus Estimated Closing Date Transaction Expenses	$
(D) Plus Net Working Capital surplus	$
(E) Minus Net Working Capital deficit	$
(F) Plus Aggregate exercise price of HintMD options	$
Divided by Revance Trading Price	$		N/A
Equals Merger Shares		N/A
Per Share Merger Consideration (in Revance shares of common stock)		N/A
Per Share Escrow Consideration (in Revance shares of common stock)		N/A

The actual determination of the Merger Shares and the Per Share Merger Consideration may be higher or lower than the above estimates and will depend on the determination of Cash, Debt and Net Working Capital as of the Determination Date and the unpaid Transaction Expenses as of the Closing Date. The amount of the Per Share Escrow Consideration will be decreased if Revance is entitled to bk any shares from the escrow fund.

Procedures for Exchanging HintMD Capital Stock in the Merger

Computershare Trust Company, N.A. will act as Exchange Agent in the Merger. Promptly after the Effective Time, the Exchange Agent will mail to the holders of HintMD capital stock immediately prior to the Effective Time a letter of transmittal, which includes (i) a release in favor of HintMD and Revance, (ii) an agreement to be bound by the escrow and indemnification obligations applicable to such HintMD stockholders set forth in the Merger Agreement and Escrow Agreement, (iii) a confidentiality provision, and (iv) other provisions on which HintMD and Revance will rely. The Merger Agreement provides that no holder of any HintMD capital stock, Hint MD warrants or other instruments convertible into HintMD capital stock shall be entitled to receive any of the merger consideration without returning the completed and duly executed letter of transmittal.

The Exchange Agent will also provide instructions for use in effecting the surrender of HintMD capital stock. The Merger Agreement provides that, upon surrender of HintMD capital stock and delivery of a completed and duly executed letter of transmittal, the holder of such HintMD capital stock will be entitled to receive the consideration described above.

Withholding

Each of Revance, HintMD and their subsidiaries, the Exchange Agent, the Escrow Agent, and their respective agents will be entitled to deduct and withhold from any amount payable to any person under the Merger Agreement or any other documents associated with the transaction, the amounts such person is required to deduct and withhold under the Code or any other applicable law. To the extent that amounts are so withheld and paid over to the applicable governmental body, such withheld amounts will be treated as having been paid to the applicable person in respect of whom such amounts were withheld.

Representations and Warranties

The Merger Agreement contains representations and warranties made by HintMD related to, among other things:

•	due incorporation, good standing, and subsidiaries;

•	its certificate of incorporation and bylaws and compliance therewith;

•	capital structure and related matters;

•	financial statements and internal controls;

•

absence of any events that would reasonably be expected to have a Material Adverse Effect with respect to HintMD and certain changes or events and the conduct of business in the ordinary course since December 31, 2019;

•	title to assets;

•	real property;

•	intellectual property;

•	material contracts;

•	absence of liabilities (except for certain specified exceptions);

•	compliance with laws and permits;

•	anti-corruption and bribery matters;

•	tax matters and intended tax treatment of the Merger;

•	employee benefit plans and ERISA compliance;

•	employee and labor matters;

•	environmental matters and compliance with environmental laws;

•	insurance;

•	litigation;

•	corporate authority to enter into and the binding nature of the Merger Agreement;

•	the vote of holders of HintMD capital stock required to approve the Merger;

•	certain customers and suppliers;

•

absence of violations of organizational documents, violations of applicable laws, or default pursuant to any material contract resulting from the execution and delivery of the Merger Agreement and the consummation of the Merger;

•	absence of brokers, finders or financial advisors;

•	related party transactions; and

•	accuracy and completeness of information supplied for inclusion in this Registration Statement.

The Merger Agreement also contains representations and warranties made by each of Revance and Merger Sub related to, among other things:

•	due incorporation and good standing;

•	capital structure and related matters;

•	corporate authority to enter into and the binding nature of the Merger Agreement;

•

absence of violations of organizational documents, violations of applicable laws, or default pursuant to any material contract resulting from the execution and delivery of the Merger Agreement and the consummation of the Merger;

•	absence of any events that would reasonably be expected to have a Material Adverse Effect and certain changes or events and the conduct of business in the ordinary course since December 31, 2019;

•	intellectual property;

•	litigation;

•	financial statements, internal controls and Revance’s SEC reports;

•	absence of liabilities (except for certain specified exceptions);

•	compliance with laws and permits;

•	regarding Merger Sub;

•	the absence of other representations by HintMD and its representatives and non-reliance;

•	that no vote of Revance stockholders is required to consummate the Merger;

•	valid issuance of the Merger Shares; and

•	accuracy and completeness of information supplied for inclusion in this Registration Statement.

Many of the representations and warranties in the Merger Agreement are qualified by a “knowledge,” “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to a party, any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of a party and its subsidiaries, taken as a whole, or (ii) that would prevent a party from consummating the Merger in accordance with the terms of the Merger Agreement.

Clause (i) of the definition of “Material Adverse Effect” excludes any adverse occurrence, change, event, circumstances or effect that (individually or in combination) resulting:

•

directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on a party as compared to companies in the party’s industry;

•

directly or indirectly from conditions generally affecting any industry or industry sector in which a party and its subsidiaries operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the party and its subsidiaries as compared to companies in such industry or industry sector;

•

from any change in accounting requirements or principles or any change in applicable laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on a party as compared to companies in the party’s industry;

•

from any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic), except to the extent such events have a material disproportionate effect on a party as compared to companies in the party’s industry;

•

from any failures, in and of themselves, by a party to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Effect” may be taken into account); or

•

from the execution, delivery, announcement or pendency of the Merger Agreement or the consummation of the Merger, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

Conduct of Business

During the period from the date of the Merger Agreement until the Effective Time, HintMD has agreed, subject to exceptions in the Merger Agreement, to operate in the ordinary course of business and in compliance with applicable law, to use commercially reasonable efforts to preserve substantially intact its present business organization, to preserve its material relationships with suppliers, distributors, licensors, licensees and others to whom it has contractual obligations, to prosecute and maintain its material registered intellectual property, and file and pay its taxes when due.

In addition, HintMD has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time, including not to do any of the following (subject, in each case, to exceptions specified below and in the Merger Agreement or previously disclosed in writing to Revance as provided in the Merger Agreement) without Revance’s prior written consent (which may not be unreasonably withheld, conditioned or delayed):

•	change or amend the HintMD certificate of incorporation, the HintMD bylaws or the organizational documents of the subsidiaries of HintMD, or authorize or propose the same;

•

split, combine or reclassify any of its capital stock (except in connection with the conversion of HintMD preferred stock to HintMD common stock, the exercise of HintMD warrant or HintMD options, or any conversion to HintMD capital stock pursuant to certain convertible debt instruments; issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividends or make any distributions (whether in cash or in kind) with respect to any of HintMD’s capital stock or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock;

•

issue or sell, or authorize to issue or sell, any shares of HintMD capital stock or securities convertible into or options to acquire, or other agreements or commitments obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; except, that (i) HintMD may issue shares of HintMD common stock in connection with the exercise of HintMD options, conversion of HintMD preferred stock or convertible debt to HintMD common stock or other rights for HintMD common stock outstanding as of the date of the Merger Agreement and (ii) HintMD may issue shares of HintMD capital stock in connection with the exercise of the HintMD warrant outstanding as of the date of the Merger Agreement;

•

enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of debt in bankruptcy or other similar laws now or hereafter in effect;

•	incur any debt for borrowed money, or guarantee any such debt, or issue or sell any debt securities or guarantee any debt securities of others, other than as set forth in the Loan Agreement;

•	make any capital expenditures, capital additions or capital improvements, in excess of $100,000 per fiscal quarter;

•	knowingly waive any material right of HintMD or its subsidiaries under any material contract;

•	acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

•

(i) initiate any new line of business, (ii) make any loan or capital contribution to any person (other than business-related advances to its employees in the ordinary course of business) or (iii) otherwise acquire or agree to acquire any securities or assets of a third party that are material, individually or in the aggregate, to HintMD and its subsidiaries, taken as a whole;

•	terminate, cancel, amend, waive, modify or fail to maintain, use commercially reasonable efforts to renew or comply with any material permit;

•	sell, assign or otherwise dispose of, lease or exclusively license any properties or assets of HintMD or its subsidiaries which are material to HintMD and its subsidiaries taken as a whole;

•

(i) sell, assign, transfer, license, abandon or otherwise dispose of any HintMD owned intellectual property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued patents, inventions, patent disclosures or other material intellectual property from any other person (other than, with respect to each of clauses (i) and (ii), non-exclusive licenses or other non-exclusive grants of rights entered into in the ordinary course of business, and, as applicable, on terms materially consistent with HintMD’s applicable form agreement(s), provided that any intellectual property arising from any such form agreement for such agreements will be solely owned by HintMD or its subsidiaries to the extent permitted under applicable law);

•	enter into any material contract, amend or modify in any material respect any material contract or terminate any material contract;

•

make, revoke, or change any material election in respect of taxes, change an annual tax accounting period, adopt or change any accounting method in respect of taxes, file any amended tax return, enter into any tax allocation, sharing or indemnity agreement (other than an ordinary commercial agreement) or any closing agreement with respect to taxes, settle any claim or assessment in respect of taxes, surrender or abandon any right to claim a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes;

•

(i) adopt, amend or terminate any equity plan, benefit plan or service provider agreement, (ii) increase the compensation or benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any service provider (including in respect of stock-based or stock-related awards or the removal or modification of any restrictions in any equity plan or awards made thereunder), (iii) grant any severance or termination pay to any service provider, (iv) terminate the employment or engagement of any service provider other than for cause and after advance notification to Revance, (v) hire or engage any new service provider, or (vi) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any equity or other plan or other contract;

•	terminate or allow to lapse any insurance policies;

•

waive or release in writing, assign, commence, settle or agree to settle any legal proceeding, other than waivers, releases, compromises or settlements (i) in the ordinary course of business (ii) that involve only the payment of monetary damages not in excess of $100,000 in the aggregate and (iii) that do not include the imposition of equitable relief on, or the admission of wrongdoing by, HintMD or any of its subsidiaries; or

•	agree or commit to take any of the foregoing actions.

Notwithstanding the foregoing, Revance and Merger Sub acknowledge and agree that nothing contained in the Merger Agreement will give Revance or its affiliates, directly or indirectly, the right to control or direct the operations of HintMD prior to the Merger Closing.

In addition, Revance has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time, including not to do any of the following (subject, in each case, to exceptions specified in the Merger Agreement or previously disclosed in writing to HintMD as provided in the Merger Agreement) without HintMD’s prior written consent, which, subject to specified exceptions, may not be unreasonably withheld, conditioned or delayed:

•	change or amend Revance’s certificate of incorporation or bylaws;

•

enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of debt in bankruptcy or other similar laws now or hereafter in effect; or

•	agree or commit to take any of the foregoing actions.

No Solicitation of Alternative Takeover Proposals

HintMD has agreed that it and its subsidiaries will not, and will use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Takeover Proposal or takeover inquiry or take any action that could reasonably be expected to lead to a Takeover Proposal or takeover inquiry; (ii) furnish any non-public information regarding HintMD or any of its subsidiaries to any person in connection with or in response to a Takeover Proposal or takeover inquiry (other than to inform any person of the existence of the non-solicitation obligations under the Merger Agreement); (iii) engage in discussions or negotiations with any person (other than to inform any person of the existence of the non-solicitation obligations under the Merger Agreement) with respect to any Takeover Proposal or takeover inquiry; (iv) approve or recommend any Takeover Proposal; (v) execute or enter into any binding or nonbinding letter of intent, memorandum of understanding or similar understanding or contract contemplating or otherwise relating to any Takeover Proposal (other than a permitted confidentiality agreement); or (vi) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in the Merger Agreement, prior to obtaining the required approval of the HintMD stockholders with respect to the Merger, HintMD may furnish non-public information regarding HintMD and its subsidiaries to, and enter into discussions and negotiations with, any person and its Representatives in response to a bona fide Takeover Proposal by such person, which the HintMD board determines in good faith, after consultation with HintMD’s outside financial advisor, if any, and outside legal counsel, constitutes, or would be reasonably likely to result in, a Superior Offer (that is not withdrawn) if: (i) the Takeover Proposal was not the result of HintMD’s or its Representatives’ material breach of the non-solicit provisions in the Merger Agreement and described above; (ii) prior to furnishing any information or engaging in any discussions or negotiations, HintMD provides Revance at least one business days’ notice of its intention to furnish any information or engage in any such discussions or negotiations, and HintMD enters into a confidentiality agreement containing provisions, in the aggregate, at least as favorable to HintMD as those contained in the confidentiality agreement between Revance and HintMD and that do not in any way restrict HintMD or its Representatives from complying with its disclosure obligations owed to Revance under the Merger Agreement and provides a copy of such executed confidentiality agreement to Revance; (iii) the HintMD board concludes in good faith based on the advice of HintMD’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the HintMD board under applicable law; and (iv) substantially contemporaneously with furnishing any such nonpublic information to such person, HintMD furnishes such nonpublic information to Revance (to the extent such information has not been previously furnished by HintMD to Revance). HintMD further agreed that, in the event any Representative acting on behalf of HintMD takes any action that, if taken by HintMD, would constitute a breach of HintMD’s non-solicit obligations under the Merger Agreement, the taking of such action by such Representative will be deemed to constitute a breach of the non-solicit obligations by HintMD for purposes of the Merger Agreement.

The Merger Agreement requires HintMD to promptly notify Revance orally and in writing if HintMD or any Representative of HintMD receives a Takeover Proposal or takeover inquiry at any time before the Effective Time (and in no event later than one business day after HintMD becomes aware of such Takeover Proposal or takeover inquiry) of such Takeover Proposal or takeover inquiry (including the identity of the person making or submitting such Takeover Proposal or takeover inquiry, and the material terms thereof) provide a copy of all material written materials relating to such Takeover Proposal or takeover inquiry, including a written summary of all material oral communications made by any person in connection with such Takeover Proposal or takeover inquiry, confidentiality agreements, and material responses from HintMD or its Representatives. In addition, HintMD is required to keep Revance reasonably informed with respect to any material developments and material terms of any such Takeover Proposal or takeover inquiry (including any amendments to any material terms thereto) and the status of any material discussions or negotiations, including by providing copies of any additional material requests, and any proposals, counterproposals or offers, in each case to the extent containing a change to the material terms with respect thereto, including any drafts of proposed agreements delivered to or from the counterparty with respect thereto and amendments thereto.

Changes in Board Recommendations

HintMD agreed that, subject to the provisions of the Merger Agreement pursuant to which the HintMD board may make a change of recommendation, (i) the HintMD board will recommend that HintMD stockholders vote to adopt the Merger Agreement and approve the Merger Agreement and the Merger and (ii) neither the HintMD board nor any committee thereof will withdraw or modify (and the HintMD board will not publicly propose, and will not propose to any HintMD stockholders (in their capacities as such)) that the HintMD board withdraw or modify the recommendation by the HintMD board with respect to the Merger Agreement and the Merger in a manner adverse to Revance, and neither the HintMD board nor any committee thereof will approve any resolution to withdraw or modify such recommendation in a manner adverse to Revance or to adopt, approve or recommend any Takeover Proposal (the actions set forth in the foregoing clause (ii), an “Adverse Recommendation Change”).

Notwithstanding anything to the contrary contained in the Merger Agreement, if at any time prior to the receipt of the required approval of the HintMD stockholders with respect to the Merger, HintMD receives a written Takeover Proposal which did not arise out of a material breach of HintMD’s non-solicitation obligations in the Merger Agreement (described above) that, after consultation with HintMD’s outside legal counsel, the HintMD board determines, in good faith, is a Superior Offer, the HintMD board may make an Adverse Recommendation Change (and in such case, may amend the information statement sent to HintMD stockholders, and if requested by HintMD, Revance will promptly cause the Registration Statement to be modified and amended, to reflect such Adverse Recommendation Change) if all of the following apply: (i) the HintMD board determines in good faith, after consultation with HintMD’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the HintMD board to the HintMD stockholders under applicable law; (ii) HintMD gives Revance prior written notice of its intention to consider making an Adverse Recommendation Change at least four business days prior to making any such Adverse Recommendation Change; and (iii) (A) HintMD will have provided to Revance copies of all proposed agreements related to the Takeover Proposal, (B) during the four business days after the delivery of such notice to Revance, HintMD gives Revance the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal and HintMD makes its Representatives reasonably available to negotiate in good faith with Revance with respect to such proposed revisions or other proposal, if any and (C) the HintMD board determines, in good faith, after consultation with HintMD’s outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the fiduciary duties of the HintMD board to HintMD stockholders under applicable law.

If at any time prior to the receipt of the required approval of the HintMD stockholders with respect to the Merger, a Change in Circumstance (summarized below) has occurred, other than in connection with a Takeover Proposal, the HintMD board may make an Adverse Recommendation Change if (subject to Revance’s rights to propose revisions to the Merger Agreement or negotiate other proposals and terminate the Merger Agreement following such Adverse Recommendation Change), the HintMD board determines in good faith, after consultation with HintMD’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the HintMD board to HintMD stockholders under applicable law.

Efforts to Obtain Required Stockholder Votes

Promptly after the Registration Statement is declared effective under the Securities Act, HintMD will mail to HintMD stockholders an information statement prepared by HintMD, with the cooperation of Revance, to solicit the HintMD Written Consent from HintMD stockholders sufficient for the required approval of the HintMD stockholders with respect to the Merger in lieu of a meeting. The HintMD Written Consent will not include any approval or consent other than with respect to the approval of the Merger Agreement and the Merger, the matters specified for stockholder approval in the Merger Agreement and any ancillary or related approvals customary or required in connection therewith. Following the date upon which the information statement is mailed to HintMD stockholders in accordance with the Merger Agreement: (i) if the HintMD board has not made an Adverse Recommendation Change, HintMD will use reasonable best efforts to solicit the HintMD Written Consents sufficient to constitute the required approval of the HintMD stockholders with respect to the Merger; and (ii) if the HintMD board has made an Adverse Recommendation Change, HintMD will use reasonable best efforts to solicit the HintMD Written Consent.

Notwithstanding the occurrence of an Adverse Recommendation Change, unless the Merger Agreement has been previously terminated in accordance with its terms, HintMD’s obligation to solicit the HintMD Written Consent in accordance with the Merger Agreement (other than with respect to the inclusion of the HintMD board recommendation) will not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Takeover Proposal.

Efforts to Complete the Merger

HintMD and Revance have each agreed to use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable under applicable law or otherwise to consummate the Merger as promptly as practicable, including notifying the other of any communication, inquiry, or investigation received from or initiated by a governmental body and using reasonable best efforts to cooperate in responding to any such inquiries, investigations, or requests, by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other parties to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered under the Merger Agreement, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays in order to consummate the Merger.

HintMD Employee Benefits Matters

For a period of one year following the Effective Time, Revance will provide, or cause to be provided, to employees of HintMD who are employed by HintMD as of immediately prior to the Effective Time, during their period of active employment during such one-year period (the “Continuing Employees”) with (i) base salary, base wages and severance benefits that are substantially comparable in the aggregate to such base salary, base wages and severance benefits provided to such Continuing Employees immediately prior to the execution of the Merger Agreement, and (ii) other compensation (excluding equity-based or transaction-based compensation) and employee benefits (other than severance benefits) that are not materially less favorable in the aggregate than either (at Revance’s discretion) (A) those provided to similarly situated employees of Revance and its subsidiaries or (B) those in effect immediately prior to the Effective Time. Continuing employees will be eligible to participate in Revance’s equity programs to the extent similarly situated employees of Revance and its subsidiaries are eligible to participate in such equity programs.

In addition, with respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Revance will assume the liability for such accrued personal, sick or vacation time and, allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of HintMD.

Revance agreed that all Continuing Employees will be eligible to continue to participate in the surviving company’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under HintMD’s health and welfare benefit plans immediately prior to the Effective Time), subject to the exceptions provided in the Merger Agreement. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any plan that replaces a HintMD plan (subject to the terms of the Merger Agreement), then Revance will use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the commencement of participation in such new plan, and (ii) ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such new plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of HintMD.

If Revance requests, at least five business days prior to the Effective Time, HintMD will take all actions that may be necessary under HintMD’s 401(k) plan to terminate HintMD’s 401(k) plan at least one day prior to the Effective Time. In connection with the termination of HintMD 401(k) plan, Revance agreed to take any and all actions as may be reasonably required to permit each Continuing Employee to make rollover contributions in an amount equal to the full account balance distributed or distributable to such Continuing Employee from such Company 401(k) plan to a Revance 401(k) plan.

Director and Officer Indemnification and Insurance

The Merger Agreement requires that all rights to indemnification by HintMD and its subsidiaries existing in favor of those persons who are directors and officers of HintMD and its subsidiaries as of, or prior to, the date of the Merger Agreement for their acts and omissions occurring prior to the Effective Time as provided in HintMD’s certificate of incorporation or bylaws and as provided in indemnification agreements between HintMD or such subsidiary and such directors and officers, will survive the Merger and will be complied with and performed by HintMD following the Effective Time.

Revance agreed, for six years from and after the Effective Time, to cause all rights to indemnification and exculpation by HintMD and its subsidiaries existing in favor of the former directors and officers of HintMD and its subsidiaries for their acts and omissions occurring or alleged to have occurred prior to the Effective Time as provided in HintMD’s certificate of incorporation or bylaws and as provided in indemnification agreements between HintMD or such subsidiary and such directors and officers, and for six years from and after the Effective Time, Revance will cause HintMD to fulfill and honor such obligations to the fullest extent permitted under applicable law.

The Merger Agreement requires that, prior to the Merger Closing, HintMD will purchase a six year “tail” policy that provides at least the same coverage in scope and amount and has other terms not materially less favorable in the aggregate to the insured persons than HintMD’s existing directors’ and officers’ liability insurance coverage for HintMD’s and its subsidiaries directors and officers, and any premiums with respect to such “tail” policy will be paid by Revance for an amount not in excess in any one year of 250% of the annual premium currently payable by HintMD with respect to such presently maintained policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, HintMD will obtain a policy with the greatest coverage available for a cost equal to such amount.

Treatment of HintMD Warrants and Options

The Merger Agreement requires HintMD, prior to the Merger Closing, to provide timely prior written notice of the Merger Agreement and the Merger to the holder of the HintMD warrant to purchase HintMD capital stock in accordance with the terms of the HintMD warrant. HintMD will cause the HintMD warrant to be exercised or terminated at least three business days prior to Merger Closing.

Immediately prior to the Effective Time, Revance will assume the HintMD equity plans and each HintMD option to purchase HintMD common stock (other than options held by former employees of HintMD) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, (such HintMD options, the “Assumed Options”). All rights with respect to HintMD common stock under Assumed Options will be converted into options to purchase Revance common stock. Accordingly, from and after the Effective Time: (i) each Assumed Option may be exercised solely for shares of Revance common stock; (ii) the number of shares of Revance common stock subject to each Assumed Option will be determined by multiplying (A) the number of shares of HintMD common stock that were subject to such Assumed Option, as in effect immediately prior to the

Effective Time, by (B) the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Revance common stock; (iii) the per share exercise price for the Revance common stock issuable upon exercise of each Assumed Option will be determined by dividing (A) the per share exercise price of HintMD common stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Assumed Option will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Assumed Option will otherwise remain unchanged.

HintMD agreed to take all actions that may be necessary to cause the treatment of each HintMD option then outstanding as set forth above at the Effective Time. Each Assumed Option will qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time.

Effective upon the Effective Time, each option held by a former employee of HintMD that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled without the payment of any consideration.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants with respect to the following:

•

if any state takeover statute or similar law is applicable to the Merger, each of HintMD and Revance and their respective boards of directors will grant approvals and take such actions as are reasonably necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and otherwise act to eliminate or minimize the effects of such state takeover statutes or similar laws on the Merger;

•	use of reasonable best efforts to avoid taking any action which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•

both HintMD and Revance notifying the other party of, and furnishing the other party with any information it may reasonably request with respect to, the occurrence of matters that may reasonably be expected to cause any of the conditions to the obligations of the parties to consummate the Merger to not to be satisfied (including any breaches or inaccuracies of the parties’ representations and warranties);

•

Revance’s use of reasonable best efforts to take all necessary action so that immediately after the Effective Time, the Revance board is comprised of nine members, with Aubrey Rankin as a new director;

•	HintMD’s satisfaction of all notification requirements, as applicable, under the terms of the Term Loan Agreement; and

•

Revance’s use of its reasonable best efforts to cause the shares of Revance common stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Conditions to Completion of the Merger

The obligations of each of Revance and HintMD to consummate the Merger are subject to the satisfaction, or waiver by each of Revance, Merger Sub and HintMD, of the following conditions:

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Merger has been issued by any court of competent jurisdiction and remains in effect, and no material law has been enacted since the date of the Merger Agreement that makes consummation of the Merger illegal;

•

the Merger Agreement has been duly adopted by the required approval of the HintMD stockholders with respect to the Merger and such HintMD stockholder approval remains in full force and effect and, if the Registration Statement incorporates information by reference as contemplated in General Instruction A.2 of Form S-4 under the Securities Act, at least twenty business days shall have elapsed from the date of the first mailing of the prospectus in the Registration Statement to the HintMD stockholder until the date of the Closing; and

•

the Registration Statement of which this prospectus/information statement forms a part having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of such Registration Statement having been issued and remaining in effect, and no proceedings for that purpose having been pending or threatened in writing by the SEC and not having been withdrawn or lapsed.

In addition, the obligations of Revance and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Revance, of the following additional conditions:

•

the representations and warranties of HintMD related to (i) outstanding capitalization, (ii) tax matters, (iii) authority and binding nature of the Merger Agreement and (iv) financial advisors (collectively, the “Specified Representations”) that are qualified by materiality or Material Adverse Effect being true and correct in all respects as of the date of the Merger Agreement and as of the Merger Closing Date with the same effect as though made on and as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties will be true and correct in all respects as of such earlier date);

•

the Specified Representations that are not qualified by materiality or Material Adverse Effect being true and correct in all material respects as of the date of the Merger Agreement and as of the Merger Closing Date with the same effect as though made on and as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties being true and correct in all material respects as of such earlier date);

•

the other representations and warranties of HintMD being true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of the Merger Agreement and of the Merger Closing Date with the same effect as though made on and as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties being true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect with respect to HintMD;

•

HintMD having performed and complied with, in all material respects, all of its covenants under the Merger Agreement at or before the Merger Closing (to the extent that such covenants require performance by HintMD at or before the Merger Closing);

•	since the date of the Merger Agreement, no Material Adverse Effect with respect to HintMD having occurred that is continuing;

•

the number of shares of HintMD capital stock that are dissenting shares being less than 90 percent of the number of shares of HintMD capital stock outstanding as of the date of the HintMD Written Consent (calculated on an as converted to HintMD common stock basis);

•

there being no pending lawsuit or other legal proceeding challenging the Merger that (a) has been commenced by a governmental body of competent jurisdiction and (b) could reasonably be expected to result in an injunction or judgment in favor of such governmental body that would prevent consummation of the Merger;

•

the receipt by Revance of the following documents, each of which will be in full force and effect: the resignations of the directors and officers of HintMD and its subsidiaries, a spreadsheet detailing the payments to be made at Merger Closing, a good standing certificate of HintMD from the Secretary of State of the State of Delaware dated within seven days prior to the Merger Closing Date;

•

a payoff letter from each holder of outstanding debt as of the Merger Closing of HintMD and its subsidiaries indicating that upon payment of the consideration payable to such holder that such holder will release his, her or its liens and other security interests in the assets and properties of HintMD and its subsidiaries;

•	the escrow agreement being executed by the Securityholders’ Representative;

•	Revance having received the Estimated Closing Statement from HintMD;

•

delivery at the Merger Closing, by the president or chief financial officer of HintMD to Revance of a certificate to the effect that each of the conditions specified above in the first five bullets of this section and condition in the bullet immediately below are satisfied in all respects;

•

Revance having received a statement from HintMD that is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code; and

•

HintMD’s delivery to Revance of evidence reasonably satisfactory to Revance either that (i) any stockholder vote required pursuant to the Merger Agreement with respect to Section 280G of the Code was solicited in conformity with Section 280G of the Code and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G approval”), (ii) HintMD not having received a waiver under Section 280G of the Code or (iii) the Section 280G approval not being obtained and as a consequence, that any benefits or payments deemed to be “parachute payments” under Section 280G of the Code will not be provided.

In addition, the obligations of HintMD to consummate the Merger are subject to the satisfaction, or waiver by HintMD, of the following additional conditions:

•

the representations and warranties of Revance and Merger Sub being true and correct in all material respects as of the date of the Merger Agreement and as of the Merger Closing Date with the same effect as though made on and as of the Merger Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties being true and correct in all respects as of such earlier date);

•

Revance and Merger Sub having performed and complied with, in all material respects, all of their respective covenants under the Merger Agreement at or before the Merger Closing (to the extent that such covenants require performance by Revance or Merger Sub at or before the Merger Closing);

•	since the date of the Merger Agreement, no Material Adverse Effect with respect to Revance having occurred that is continuing;

•

an authorized officer of Revance and Merger Sub delivering to HintMD a certificate to the effect that each of the conditions specified above in the previous three bullets are satisfied in all respects;

•	there not being pending before any court of competent jurisdiction any lawsuit or other legal proceeding challenging the Merger that has been commenced by a governmental body;

•	the escrow agreement being executed by Revance and the Escrow Agent;

•

the shares of Revance common stock issuable, and required to be reserved for issuance, in connection with the Merger to have been approved for listing on Nasdaq, subject to official notice of issuance; and

•

the representations and warranties of Revance contained in the Merger Agreement (except for the representations and warranties relating to (i) organization, good standing and qualification, (ii) certain capitalization and related matters, (iii) corporate authority and approval and (iv) brokers and finders) being true and correct as of the date of the Merger Agreement and as of the Effective Time as if made at and as of such time (other than those representations and warranties that were made only as of an earlier date, which need only be true and correct as of that date) except where the failure of such representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Indemnification

Scope of Indemnification Obligation

Following the Merger Closing, each Participating Securityholder will, severally and not jointly, in accordance with their Escrow Ownership Percentages, indemnify Revance, and its affiliates, officers, directors, employees, stockholders, agents, other representatives, successors and permitted assigns in respect of any Damages (as defined in the Merger Agreement and summarized herein) arising out of:

•

any inaccuracy in or breach as of the date of the Merger Agreement and/or as of the Effective Time (as if such representation or warranty had been made as of the Effective Time) of any representation or warranty made by HintMD in the Merger Agreement or in any certificate required to be delivered to Revance in connection with the Merger Closing;

•

any breach or nonfulfillment by HintMD or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in the Merger Agreement, to the extent, with respect to HintMD, required to be performed by HintMD at or prior to the Merger Closing;

•

any proceeding in respect of shares of HintMD capital stock with respect to which the holder thereof has made a demand for appraisal of such shares in accordance with Section 262 of the Delaware General Corporations Law and any payments to any person that was a holder of HintMD capital stock immediately prior to the Effective Time in respect of such person’s dissenting shares, to the extent such payments (including costs for the proceeding) exceed the value of the Revance common stock, valued at the Revance Trading Price, which such person would have been entitled to receive in respect of such dissenting shares under the Merger Agreement;

•	any pre-closing taxes unpaid as of the Merger Closing, except to the extent reflected in the purchase price adjustments with respect to the calculation of the Merger Shares;

•

any claims by any current or former Participating Securityholder or alleged current or former holder of any interest or security of HintMD or its subsidiaries brought before any governmental body relating to or arising out of (x) the Merger Agreement or the Contemplated Transactions, including the allocation, misallocation, miscalculation or inaccuracy of the Merger Shares, any Escrow Distributions among the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule or (y) such person’s status or alleged status as an equity holder or ownership of interests or securities in HintMD or its subsidiaries at any time at or prior to the Merger Closing, whether for breach of fiduciary duty or otherwise (including to the effect that such person was entitled to any interest or security as of or prior to the Merger Closing, or any payment in connection with the Merger, in each case due to agreements made by HintMD prior to the Merger Closing), in each case other than as specifically provided for in Merger Agreement; and/or

•	any Closing Date Indebtedness or Closing Date Transaction Expenses in each case, to the extent not taken into account in the calculation of the Merger Shares (as adjusted).

Following the Merger Closing, Revance will indemnify the Participating Securityholders in respect of any Damages suffered by any Participating Securityholders resulting from or arising out of:

•

any inaccuracy in or breach as of the date of the Merger Agreement and/or as of the Effective Time (as if such representation or warranty had been made as of the Effective Time) of any representation or warranty made by Revance or Merger Sub in the Merger Agreement or in any certificate required to be delivered to HintMD in connection with the Merger Closing; and/or

•	any breach or nonfulfillment by Revance or Merger Sub of any of their respective covenants, obligations or agreements contained in the Merger Agreement.

Survival of Representations, Warranties and Covenants

All representations and warranties contained in the Merger Agreement survive the Merger Closing until the date that is 24 months after the Merger Closing; except the Specified Representations (other than with respect to tax matters) will survive the Merger Closing and remain in full force and effect until the fifth year anniversary of the Merger Closing and except for the representations and warranties with respect to tax matters, which will survive the Merger Closing and remain in full force and effect until thirty (30) days after the expiration of the longest statute of limitations applicable to the taxes addressed by such representation or warranty. All covenants and agreements of the parties contained in the Merger Agreement (i) that are to be performed at or prior to the Merger Closing will survive the Merger Closing and remain in full force and effect until the date that is 24 months after the Merger Closing Date and (ii) that are to be performed following the Merger Closing will continue in effect and expire in accordance with their respective terms.

Limitation on Indemnification Obligations

Revance will not be entitled to recover any Damages with respect to claims arising from inaccuracies or breaches of HintMD’s representations and warranties (excluding the Specified Representations) unless and until the aggregate Damages for which they would otherwise be entitled to indemnification with respect to such claims exceed $1,000,000, however this limitation will not apply to any claims for fraud.

Revance’s sole and exclusive source of recovery for indemnification claims for breaches of representations (except with respect to such claims based on breaches or inaccuracies of Specified Representations) will be recourse against the then remaining Escrow Shares held in the Escrow Account. Revance will not be entitled to recover any Damages directly from any Participating Securityholder in respect of any claims for indemnification in aggregate in excess of an amount equal to the product of (i) the number of Merger Shares actually received by such Participating Securityholder pursuant to the Merger Agreement, multiplied by (ii) the Revance Trading Price, which limitation will not apply to claims for fraud.

From and after the Closing, the indemnification remedies provided in the Merger Agreement will be the sole and exclusive remedy of the Revance against the Participating Securityholders relating to, resulting from, or arising out of the Merger Agreement, other than with respect to any right to specific performance or injunctive relief under the Merger Agreement or any right or claim under or related to any employment agreements or the Lock-Up Agreements.

The Participating Securityholders will not be entitled to recover any Damages from Revance in respect of indemnification claims against Revance in excess of an amount equal to the sum of the product of (i)(A) the number of Merger Shares plus (B) the number of Escrow Shares, multiplied by (ii) the Revance Trading Price.

Escrow Shares Recovery by Revance and Distribution

Should Revance become entitled to recovery of Damages pursuant from the Escrow Shares, such recovery will be satisfied from the Escrow Shares within five business days after the date written notice of any sums due is delivered to the Escrow Agent pursuant to the Escrow Agreement by the joint instructions of the Securityholders’ Representative and Revance by the transfer to Revance of a portion of the applicable Escrow Shares in an amount equal to such Damages, with each Escrow Share valued at a price per share equal to the volume weighted average closing sale price of one share of Revance common stock as reported on Nasdaq for the ten consecutive trading day period ending the fifth day prior to the date Revance is determined to be entitled to such receipt or recovery pursuant to the terms of the Merger Agreement (the “Escrow Trading Price”).

In the event any Participating Securityholder becomes obligated to directly pay Damages for indemnification claims, such Participating Securityholder may pay such Damages either in cash or by forfeiture of shares of

Revance common stock to Revance, at such Participating Securityholders’ discretion, with such shares of Revance common stock valued at the Escrow Trading Price.

Twenty-four months following the Merger Closing Date, the Escrow Agent will release the then remaining Escrow Shares in the Escrow Account to the Exchange Agent for further distribution to the Participating Securityholders except to the extent reasonably necessary to satisfy any then-pending claims for indemnification. Any such retained Escrow Shares will be released upon the resolution and satisfaction (if applicable) of any such pending claims. Any Damages for which the Revance is entitled to recover will be satisfied from any shares or other amounts remaining in the Escrow Account prior to Revance recovering any Damages directly from any Participating Securityholders. To the extent any indemnifiable Damages are recovered by Revance from the Escrow Account pursuant to indemnification claims for breaches of the Specified Representations or the additional indemnification matters specified above that are not based on breaches of the HintMD representation and warranties (the “Fundamental Escrow Recovery Amount”), the amount of Damages recoverable by Revance pursuant to indemnification claims with respect to representations and warranties that are not Specified Representations will be increased by the Fundamental Escrow Recovery Amount.

Securityholders’ Representative

HintMD has designated Fortis Advisors LLC to act as the Securityholders’ Representative under the Merger Agreement. The Securityholders’ Representative will have the authority to agree to the forfeiture of Escrow Shares to Revance in order to satisfy the indemnification obligations of the Participating Securityholders under the Merger Agreement. The Securityholders’ Representative will not, however, have the authority to cause or commit any Participating Securityholder to be directly liable to Revance or the other Revance indemnified parties without such Participating Securityholders’ express written consent. The Securityholders’ Representative will be indemnified, defended and held harmless and reimbursed by the Participating Securityholders from and against any Securityholders’ Representative expenses arising out of or in connection with the Securityholders’ Representative’s execution and performance of the Merger Agreement, the Escrow Agreement, the Securityholders’ Representative engagement agreement in each case as is suffered or incurred subject to exceptions for fraud, gross negligence or willful misconduct of the Securityholders’ Representative. The Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative expenses to the extent attributable to such fraud, gross negligence or willful misconduct.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time as follows:

•	by mutual written consent of Revance and HintMD;

•

by either Revance or HintMD if the Merger has not been consummated by December 14, 2020 (except if this Registration Statement is not declared effective by October 30, 2020, by February 12, 2021 (such later applicable date, the “End Date”)); except that such right to terminate the Merger Agreement will not be available to HintMD, on the one hand, or to Revance, on the other hand, if such party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement;

•

by either Revance or HintMD if a court of competent jurisdiction or other governmental body of competent jurisdiction has issued a final and nonappealable order having the effect of permanently prohibiting or making illegal the Merger; except that such right to terminate will not be available to HintMD, on the one hand, or to Revance, on the other hand, if such party did not use commercially reasonable efforts to have such order vacated prior to its becoming final and nonappealable and such failure to use commercially reasonable efforts constitutes a breach of the Merger Agreement; or

•	by Revance or HintMD if each of the following are satisfied: (i) the HintMD board has made (and not withdrawn) an Adverse Recommendation Change in accordance with the Merger Agreement, and

(ii) 60 days have elapsed since the date the Information Statement is first mailed to all HintMD stockholders and the required approval of the HintMD stockholders with respect to the Merger has not been obtained on or prior to the end of such 60 day period, except that once the required approval of the HintMD stockholders with respect to the Merger has been obtained, neither Revance nor HintMD may terminate the Merger Agreement pursuant to this provision.

The Merger Agreement may be terminated prior to the Effective Time by HintMD as follows:

•

if Revance or Merger Sub have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to HintMD’s obligation to consummate the Merger relating to accuracy of Revance’s representations or performance of covenants by Revance and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by Revance of written notice of such material breach or failure to perform; except that HintMD may not so terminate the Merger Agreement if HintMD has breached or failed to perform its representations or covenants in the Merger Agreement which would give rise to the failure of conditions to Revance’s obligation to consummate the Merger related to breaches of HintMD’s representations and covenants; or

•

if Revance has breached or failed to perform its obligations to fund any loan draw (or portion thereof) under the Loan Agreement as provided therein, and such breach has not been cured within 20 calendar days following receipt by Revance of written notice of such breach or failure to perform.

The Merger Agreement may be terminated prior to the Effective Time by Revance as follows:

•

if HintMD or the Securityholders’ Representative have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to Revance’s obligation to consummate the Merger relating to accuracy of representations of HintMD or performance of covenants by HintMD and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by HintMD of written notice of such material breach or failure to perform; except that Revance may not so terminate the Merger Agreement if Revance or Merger Sub have breached or failed to perform any of their respective representations or covenants in the Merger Agreement which would give rise to the failure of conditions to HintMD’s obligation to consummate the Merger related to breaches of Revance’s representations and covenants); or

•

by Revance if (i) the HintMD board has made an Adverse Recommendation Change; (ii) the HintMD board or any committee thereof has approved or recommended to the HintMD stockholders in their capacity as such any Takeover Proposal; (iii) HintMD has entered into any binding or nonbinding letter of intent or similar document relating to any Takeover Proposal; or (iv) HintMD or any of its Representatives acting on behalf of HintMD have knowingly and willfully materially breached any of the provisions binding on HintMD regarding non-solicitation or the HintMD board’s obligation with respect to an Adverse Recommendation Change (any such event, a “HintMD Triggering Event”), except that once the required approval of the HintMD stockholders with respect to the Merger has been obtained, Revance may terminate the Merger Agreement pursuant to this provision.

Termination Fee and Expenses

Revance, Merger Sub and HintMD will generally each pay its own fees and expenses in connection with the Merger, whether or not the Merger is consummated.

In addition, HintMD must a pay termination fee of $7,500,000 (the “Termination Fee”) to Revance if:

•	all of the following occur (i) the Merger Agreement is terminated by Revance (or by HintMD at a time when Revance had the right to terminate the Merger Agreement pursuant to) because the Merger has not closed by the End Date, (ii) prior to such termination, the required approval of the HintMD stockholders with respect to the Merger had not been obtained, (iii) at any time after the date of the Merger Agreement and before such termination, a Takeover Transaction (except that references to 15% in the definition of Takeover Transaction being treated as references to 50% for this purpose (a “Subsequent Transaction”)) with respect to HintMD will have been either publicly announced or otherwise disclosed or communicated to HintMD or the HintMD board and not irrevocably withdrawn, and (iv) within 12 months after the date of such termination, HintMD consummates a Subsequent Transaction (or enters into a definitive agreement providing for a Subsequent Transaction, which is ultimately consummated); or

•

the Merger Agreement is terminated by Revance as a result of a HintMD Triggering Event (or at the time the Merger Agreement is terminated, Revance had the right to terminate the Merger Agreement as a result of a HintMD Triggering Event).

In no event will HintMD be required to pay the Termination Fee on more than one occasion.

Except in the case of fraud or any knowing willful breach by HintMD, the parties to the Merger Agreement agree that payment of the Termination Fee will constitute the sole and exclusive remedy of Revance, Merger Sub and their affiliates following the valid termination of the Merger Agreement.

Amendments and Waivers

The Merger Agreement may be amended by the parties (i) prior to the Effective Time by execution of an instrument in writing signed by each party to the Merger Agreement, and (ii) after the Merger Closing by execution of an instrument in writing signed by Revance and the Securityholders’ Representative.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Specific Performance

The parties agreed that they will be entitled to injunctive relief to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Regulatory Approvals

In the United States, Revance must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Revance common stock to HintMD’s stockholders in connection with the Contemplated Transactions and the filing of this prospectus/information statement with the SEC. Revance does not intend to seek any regulatory approval from antitrust authorities to consummate the Contemplated Transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion represents the opinion of Cooley, counsel to Revance, and Wilson Sonsini, counsel to HintMD, with respect to material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below). This summary is based upon current provisions of the Code, existing Treasury regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to HintMD stockholders from the following summary.

This discussion applies only to HintMD stockholders who hold their HintMD capital stock as a “capital asset” within the meaning of Section 1221 of the Code, and does not address all U.S. federal income tax consequences relevant to a HintMD stockholder. In addition, it does not address consequences relevant to HintMD stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation to HintMD stockholders that are:

•	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

•	persons who are not U.S. holders (as defined below);

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting;

•	persons who hold shares of HintMD capital stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons who elect to apply the provisions of Section 1400Z-2 to any gains realized in the Merger;

•	persons who acquired their shares of stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to HintMD capital stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell HintMD capital stock under the constructive sale provisions of the Code;

•

persons who acquired their shares of stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.

HintMD stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in this paragraph, are urged to consult their own tax advisors regarding the consequences to them of the Merger. If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds HintMD capital stock, the U.S. federal income tax treatment of the partnership or a partner in the partnership will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partnership or a partner of a partnership holding HintMD capital stock or any other person not addressed by this discussion, you should consult your tax advisors regarding the tax consequences of the Merger.

In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of HintMD capital stock are acquired or disposed of other than in exchange for shares of Revance common stock in the Merger; (b) the tax consequences to holders of options or warrants issued by HintMD which are assumed in connection with the Merger; (c) the tax consequences of the ownership of shares of Revance common stock following the Merger; (d) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences; (e) any state, local or non-U.S. tax consequences of the Merger; or (f) the Medicare contribution tax on net investment income.

Definition of “U.S. Holder”

For purposes of this discussion, a “U.S. holder” is a beneficial owner of HintMD capital stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

General

Each of Revance and HintMD intends the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the Registration Statement on Form S-4 of which this prospectus/information statement forms a part, Cooley will deliver to Revance and Wilson Sonsini will deliver to HintMD opinions that the material U.S. federal income tax consequences of the Merger to U.S. holders are as described below under the heading “—Treatment of U.S. Holders in the Merger.” These opinions are based on facts and representations contained in representation letters provided to Cooley and Wilson Sonsini by Revance, Merger Sub and HintMD and further assume that the Merger is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this prospectus/information statement forms a part. Moreover, counsels’ opinions will be based on certain factual assumptions, including the assumption that, if any HintMD stockholders dissent from the Merger, the aggregate number of dissenting shares they hold and the aggregate amount of cash paid to them will not equal or exceed such number and amount as would cause the Merger to fail to constitute a “reorganization” within the meaning of Section 368(a) of the Code. In addition, the tax opinions will be based on the law in effect on the date of the opinions and will assume that there will be no change in applicable law between such date and the time of the Merger. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. Neither Revance nor HintMD intends to obtain a ruling from the IRS with respect to the tax consequences of the Merger. Further, the closing of the Merger is not conditioned upon obtaining an opinion from counsel that the Merger will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

Treatment of U.S. Holders in the Merger

Subject to the qualifications and assumptions described in this prospectus/information statement, the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Accordingly, the U.S. federal income tax consequences to U.S. holders of HintMD capital stock will be as follows:

•

A U.S. holder who receives shares of Revance common stock and, if applicable, cash in lieu of fractional shares of Revance common stock, in exchange for HintMD capital stock in the Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Revance common stock received by the U.S. holder and the U.S. holder’s pro rata share of the Securityholders’ Representative Reserve exceeds such U.S. holder’s adjusted tax basis in the shares of HintMD capital stock surrendered and (ii) the U.S. holder’s pro rata share of the Securityholders’ Representative Reserve (in each case, excluding any cash received in lieu of fractional shares of Revance common stock, which will be treated as discussed below);

•

The aggregate tax basis in the Revance common stock received in the Merger (including any fractional shares of Revance common stock deemed received and exchanged for cash, as discussed below) will be equal to the U.S. holder’s aggregate tax basis of the HintMD capital stock surrendered in exchange therefor, decreased by the U.S. holder’s pro rata share of the Securityholders’ Representative Reserve, and increased by the amount of gain recognized on the exchange (excluding any gain recognized with respect to any fractional shares of Revance common stock for which cash is received, as discussed below);

•

The holding period of the Revance common stock received in the Merger (including any fractional shares of Revance common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the HintMD capital stock for which it is exchanged; and

•

A U.S. holder that receives cash in lieu of a fractional share of Revance common stock generally will be treated as having received such fractional share in the Merger and then as having sold such fractional share for cash. Such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of Revance common stock and the tax basis allocated to such fractional share of Revance common stock.

For U.S. federal income tax purposes, a U.S. holder’s share of the Escrow Shares is intended to be treated as received in the Merger at the Effective Time.

Any gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss, if the U.S. holder’s holding period in the HintMD capital stock surrendered in the Merger is greater than one year as of the date of the Closing and will be short-term capital gain or loss if the U.S. holder’s holding period is one year or less as of the date of the Closing. Under current law, long-term capital gains of individuals are eligible for reduced rates of taxation, and the deductibility of capital losses is subject to limitations.

In addition, for purposes of the above discussion of the bases and holding periods for shares of HintMD capital stock acquired by HintMD stockholders at different times for different prices, such HintMD stockholders must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Merger. Any such U.S. holder should consult its tax advisor regarding the manner in which Revance common stock received in the Merger and such U.S. holder’s share of the Securityholders’ Representative Reserve should be allocated among different blocks of shares of HintMD capital stock and with respect to identifying the bases or holding periods of the particular Revance common stock received.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder will be treated as exchanging its HintMD capital stock in a fully taxable transaction in exchange for Revance common stock, any cash received in lieu of a fractional share and such holder’s pro rata share of the Securityholders’ Representative Reserve. U.S. holders of HintMD capital stock generally will recognize capital gain or loss in such exchange equal to the difference between (i) the sum of the fair market value of the Revance common stock received in the Merger, any cash received in lieu of a fractional share and such holder’s pro rata share of the Securityholders’ Representative Reserve, and (ii) such holder’s tax basis in the HintMD capital stock surrendered in the Merger. For U.S. federal income tax purposes, a U.S. holder’s share of the Escrow Shares is intended to be treated as received in the Merger at the Effective Time. The aggregate tax basis of a U.S. holder in the Revance common stock received in the Merger will equal its fair market value at the Effective Time, and the holding period of Revance common stock received in the Merger will begin on the day after the Effective Time of the Merger.

Holders of HintMD capital stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting and Backup Withholding

If the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Revance common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. U.S. holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of HintMD or securities of HintMD with a basis of $1,000,000 or more, are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s HintMD capital stock or securities surrendered in the Merger, the fair market value of such stock or securities, the date of the Merger and the name and employer identification number of each of HintMD and Revance. U.S. holders are urged to consult with their tax advisors to comply with these rules.

A U.S. holder of HintMD capital stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes with respect to certain payments in connection with the Merger. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (ii) certifies the holder is otherwise exempt from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the stockholder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the federal income tax liability of a U.S. holder of HintMD capital stock, if any, provided the required information is timely furnished to the IRS. HintMD stockholders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and in the event backup withholding is applied, to determine if any tax credit, tax refund or other tax benefit may be obtained.

This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Merger to you.

COMPARISON OF THE RIGHTS OF HOLDERS OF REVANCE COMMON STOCK AND HINTMD CAPITAL STOCK

The following is a summary of the material differences between the rights of holders of Revance common stock and the rights of holders of HintMD capital stock, but it is not a complete description of those differences. These differences arise from the governing corporate documents of the two companies, including the Revance certificate of incorporation, the Revance bylaws, the HintMD certificate of incorporation and the HintMD bylaws. Revance and HintMD are both Delaware corporations and are governed by the DGCL. After completion of the Merger, the rights of HintMD stockholders who become Revance stockholders will be governed by the DGCL, the Revance certificate of incorporation and the Revance bylaws. Revance and HintMD urge you to read each of the Revance certificate of incorporation, the Revance bylaws, the HintMD certificate of incorporation and the HintMD bylaws in their entirety. For additional information, see “Where You Can Find More Information” beginning on page 258 of this prospectus/information statement.

	REVANCE	HintMD
Governing Corporate Documents	The rights of Revance stockholders are governed by the Revance certificate of incorporation, the Revance bylaws, and the DGCL.	The rights of HintMD stockholders are governed by the HintMD certificate of incorporation, the HintMD bylaws, and the DGCL.

Authorized Capital Stock	The aggregate number of shares that Revance has the authority to issue is 100,000,000 shares (“Revance capital stock”), consisting of (i) 95,000,000 shares of Revance common stock, par value $0.001 per share (“Revance common stock”), and (ii) 5,000,000 shares of Revance preferred stock, par value $0.001 per share (“Revance preferred stock”).	The aggregate number of shares that HintMD has the authority to issue is 44,014,613 shares, consisting of (i) 28,000,000 shares of HintMD common stock, par value $0.001 per share, and (ii) 16,014,613 shares of HintMD preferred stock, par value $0.001 per share, consisting of (a) 2,000,000 shares of HintMD Series A-1 preferred stock, par value $0.001 per share, (b) 2,640,000 shares of HintMD Series A-2 preferred stock, par value $0.001 per share, (c) 266,666 shares of HintMD Series A-3 preferred stock, par value $0.001 per share, (d) 3,393,304 shares of HintMD Series B-1 preferred stock, par value $0.001 per share, (e) 2,714,643 shares of HintMD Series B-2 preferred stock, par value $0.001 per share, and (f) 5,000,000 shares of HintMD Series C preferred stock, par value $0.001 per share.

	REVANCE	HintMD
Outstanding Capital Stock	As of the close of business on the Record Date, Revance had shares of Revance common stock and no shares of Revance preferred stock issued and outstanding.	As of the close of business on the Record Date, HintMD had (i) shares of common stock, (ii) 1,953,362 shares of Series A-1 Preferred Stock, (iii) 2,640,000 shares of Series A-2 Preferred Stock, (iv) 266,666 shares of Series A-3 Preferred Stock, (v) 1,489,616 shares of Series B-1 Preferred Stock, (vi) 2,714,410 shares of Series B-2 Preferred Stock and (vii) 2,358,490 shares of Series C Preferred Stock, issued and outstanding.

Common Stock	Subject to the rights of the holders of Revance preferred stock and except as provided by the DGCL, the holders of Revance common stock have full voting powers on all matters requiring stockholder action, each share of such Revance common stock being entitled to one vote on each matter properly submitted to the stockholders for their vote.	Subject to the rights of the holders of HintMD preferred stock and except as provided by the DGCL, the holders of HintMD common stock have full voting powers on all matters requiring stockholder action, each share of such HintMD common stock being entitled to one vote on each matter properly submitted to the stockholders for their vote.

Preferred Stock	the Revance board has the authority, without further action by the Revance stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which Revance securities are then traded), to designate and issue up to 5,000,000 shares of Revance preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The, rights, preferences, privileges and

The HintMD certificate of incorporation provides that each holder of a share of HintMD preferred stock shall be entitled to the number of votes equal to the number of shares of HintMD common stock into which such shares of HintMD preferred stock could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The HintMD preferred stock has voting rights equal to the voting rights of the holders of HintMD common stock. Unless otherwise provided by law or the HintMD certificate of incorporation, the holders of HintMD preferred stock vote together with the holders of HintMD common stock.

The HintMD certificate of incorporation provides that the

	REVANCE	HintMD

restrictions granted to or imposed upon any unissued series of Revance preferred stock may be greater than the rights of the Revance common stock.

No shares of Revance preferred stock are issued or outstanding as of the date of this prospectus/information statement or as of the Record Date.

consent of the holders of at least a majority of the outstanding HintMD preferred stock, voting together as a single class on an as-converted to common stock basis (the “HintMD preferred stock requisite holders”), is required to approve certain actions of HintMD, including, among other things, entering into the Merger Agreement.

Conversion Rights and Protective Provisions

Holders of Revance common shave no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Revance common stock.

The rights, preferences and privileges of the holders of Revance common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Revance preferred stock that may be designated in the future.

The HintMD certificate of incorporation provides that each holder of shares of HintMD preferred stock shall, subject to certain conditions, have the right to convert such shares into shares of HintMD common stock at any time in accordance with the HintMD certificate of incorporation. The current conversion ratio is 1:1, provided that such conversion ratio is subject to broad-based weighted average antidilution adjustments in the event of certain dilutive issuances of HintMD securities.

The HintMD certificate of incorporation provides that for so long as the HintMD preferred stock is at least 15% of the total shares of HintMD capital stock issued and outstanding, HintMD shall not, without the consent of the HintMD preferred stock requisite holders: (i) amend, alter or repeal any provision of the HintMD certificate of incorporation or HintMD bylaws if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the HintMD preferred stock or any series thereof; (ii) increase or decrease (other than for decreases resulting from conversion of the HintMD preferred stock) the authorized number of shares of HintMD preferred stock or any series

REVANCE	HintMD
thereof; (iii) authorize or create (by reclassification, or otherwise) any new class or series of equity security having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with any series of HintMD preferred stock or having voting rights other than those granted to the HintMD preferred stock generally; (iv) effect any (a) the acquisition of HintMD by another entity by means of any transaction or series of related transactions to which the HintMD is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of HintMD outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in HintMD held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of HintMD or such other surviving or resulting entity (or if HintMD or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (b) a sale, lease or other disposition of all or substantially all of the assets of HintMD and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of HintMD; or (c) any liquidation, dissolution or winding up of

REVANCE	HintMD
HintMD, whether voluntary or involuntary; (v) authorize a merger, acquisition or sale of substantially all of the assets of HintMD or any of its subsidiaries (other than a merger exclusively to effect a change of domicile of HintMD) unless the aggregate proceeds paid to HintMD and its stockholders in connection with such transaction are more than $100,000,000; (vi) voluntarily liquidate or dissolve; (vii) declare or pay any transfer of cash or other property without consideration whether by way of dividend or otherwise with respect to the preferred stock or common stock, subject to certain exceptions; or (viii) amend the section of the HintMD certificate of incorporation relating to the powers of the HintMD preferred stock requisite holders in relation to such provisions.

The HintMD certificate of incorporation also provides that for so long as the HintMD Series C preferred stock is outstanding, HintMD shall not, without approval by vote or consent of the holders of a majority of the outstanding shares of Series C preferred stock, (i) amend, alter or repeal any provision of the HintMD certificate of incorporation or the HintMD bylaws if it would adversely alter the rights, preferences, privileges or powers of or restrictions provided for the benefit of the HintMD Series C preferred stock (without similar alterations affecting all other series of preferred stock) or benefit of any other series of preferred stock without granting a corresponding benefit to the HintMD Series C preferred stock, or (ii) amend the

REVANCE	HintMD

section of the HintMD certificate of incorporation relating to such powers.

The Amended and Restated Investors’ Rights Agreement (the “HintMD IRA”), by and among HintMD and the other parties thereto as HintMD stockholders provides the HintMD stockholders holding at least 250,000 shares of HintMD preferred stock with certain information rights and a right of first offer to purchase up to their respective pro rata share of certain securities that HintMD may propose to sell and issue (other than certain excluded securities). The HintMD IRA will be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Revance or the surviving company.

The Amended and Restated Right of First Refusal and Co-Sale Agreement (the “HintMD ROFR & co-sale agreement”), by and among HintMD and the HintMD stockholders party thereto provides HintMD (first) and certain of the HintMD stockholders (second) with a right of first refusal in the event that certain HintMD stockholders as outlined in the HintMD ROFR & co-sale agreement (the “HintMD key holders”) propose to transfer any HintMD common or preferred stock they holds and also provides the HintMD stockholders with a right of co-sale with regard to certain sales by the HintMD key holders. The HintMD ROFR & co-sale agreement will be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Revance or the surviving company.

	REVANCE	HintMD
Dividends	Subject to preferences that may be applicable to any then-outstanding Revance preferred stock, holders of Revance common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Revance board out of legally available funds.

The HintMD certificate of incorporation provides that in any calendar year, the holders of outstanding shares of HintMD preferred stock shall be entitled to receive dividends, when, as and if declared by the HintMD board, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of HintMD preferred stock payable in preference and priority to any declaration or payment of any distribution on HintMD common stock in such calendar year. No distributions shall be made with respect to the HintMD common stock unless dividends on the HintMD preferred stock have been declared in accordance with the preferences stated in the HintMD certificate of incorporation and all declared dividends on the HintMD preferred stock have been paid or set aside for payment to the holders of HintMD preferred stockholders. The right to receive dividends on shares of HintMD preferred stock are not cumulative, and no right to dividends accrue to holders of HintMD preferred stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of HintMD preferred stock are on a pro rata, pari passu basis in proportion to the dividend rates for each series of HintMD preferred stock.

Dividends may be paid on the common stock when, as and if declared by the HintMD board, subject to the prior dividend rights of the HintMD preferred stock and to the preferred stock protective provisions discussed above.

The HintMD certificate of incorporation provides that

	REVANCE	HintMD
HintMD shall not declare, set aside or pay any dividends on any share of HintMD common stock (other than dividends on HintMD common stock payable solely in HintMD common stock) unless a dividend is declared, set aside or paid with respect to all outstanding shares of HintMD preferred stock in an amount for each such share of HintMD preferred stock at least equal to the aggregate amount of the dividends for all shares of HintMD common stock into which each such share of HintMD preferred stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

Number of Directors	The Revance certificate of incorporation provides that the number of directors will be fixed exclusively by resolution adopted by a majority of the board of directors. The Revance board currently consists of eight directors.	The HintMD certificate of incorporation provides that the HintMD board shall consist of three members. The HintMD board currently consists of two directors and one vacancy.

Election of Directors	The Revance bylaws provide that each director shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

The HintMD bylaws provide that each director shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors.

The HintMD certificate of incorporation provides that for so long as the HintMD preferred stock is at least 25% of the total of all shares of HintMD capital stock issued and outstanding, the holders of HintMD preferred stock shall be entitled to elect one member of the HintMD board (the “preferred stock board designee”). The HintMD certificate of incorporation further provides that the holders of HintMD common

	REVANCE	HintMD

stock, voting as a separate class, shall be entitled to elect two members of the HintMD board (each a “common stock board designee”) and that any additional members of the HintMD board shall be elected by the holders of HintMD common stock and HintMD preferred stock, voting together as a single class.

The Amended and Restated Voting Agreement (the “HintMD voting agreement”), by and among HintMD and the HintMD stockholders party thereto provides that the preferred stock board designee shall be chosen by the holders of a majority-in-interest of the then outstanding HintMD preferred stock and that the common stock board designees shall be chosen by the holders of a majority-in-interest of the HintMD common stock. The HintMD voting agreement will be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Revance or the surviving company.

Cumulative Voting	The Revance certificate of incorporation prohibits cumulative voting in the election of directors, unless required by applicable law at the time of such election.	None.

Classification of Board of Directors	The Revance board is divided into three classes, with each class of directors serving for a term of three years and only one class of directors being elected in each year.	None.

Removal of Directors	The Revance certificate of incorporation provides that directors may be removed pursuant to Section 141(k) of the DGCL, which provides that any director or the entire board of directors may be removed, with or	HintMD’s bylaws provide that, the HintMD board or any individual director may be removed from office, with or without cause, and a new director or directors elected, at a special meeting of stockholders by a vote of HintMD

	REVANCE	HintMD
	without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	stockholders holding a majority of the votes of the outstanding shares entitled to vote at an election of directors.

Vacancies on the Board of Directors	The Revance certificate of incorporation provides that, subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Revance preferred stock, any vacancies on the Revance board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Revance board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Revance board. Any director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.	HintMD’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant and until his or her successor has been duly elected and qualified.

Advance Notice Requirements for Stockholder Nominations of Directors and Other Proposals	The Revance bylaws provide that a stockholder must give advance written notice to Revance if such stockholder intends to nominate an individual for election to the Revance board or wishes to present a proposal at an annual or special meeting of Revance stockholders. In order to make such a nomination or proposal, a stockholder must satisfy certain procedural and informational requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information	The HintMD bylaws provide that to be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the HintMD board, otherwise properly brought before the meeting by or at the direction of the HintMD board, or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must

	REVANCE	HintMD

about the nominating stockholder and the director candidate or proposal, as applicable.

To be timely, a stockholder’s notice of the proposal or director nomination for an annual meeting must be received by Revance’s corporate secretary at the principal executive offices of Revance not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided that, if the date of the annual meeting has been changed by more than thirty (30) days from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which the date of such annual meeting was first publicly disclosed.

In the event of a nomination for a director to be elected at a special meeting, to be timely, a stockholder’s notice of such nomination must be received by Revance’s corporate secretary at the principal executive offices of Revance not later than the close of business on the later of (a) the 90th day prior to such special meeting or (b) the 10th day following the day on which the date of such special meeting was first publicly disclosed.

have given timely notice thereof in writing to the Secretary of HintMD. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of HintMD not less than 45 days nor more than 75 days prior to the date on which HintMD first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which HintMD mails its proxy materials for the current year if during the prior year HintMD did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year).

Nominations of persons for election to the HintMD board may be made at a meeting of stockholders by or at the director of the HintMD board, by any nominating committee or person appointed by the HintMD board, or by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice requirements set forth in the HintMD bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of HintMD not less than 45 days nor more than 75 days prior to the date on which HintMD first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which HintMD mails its proxy materials for the current year if during the prior year HintMD did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year).

Special Meeting of Stockholders	The Revance bylaws provide that special meetings of Revance stockholders, for any purpose as is	The HintMD bylaws provide that special meetings of HintMD stockholders may be called, for

	REVANCE	HintMD

a proper matter for stockholder action under Delaware law, may be called by (i) the Chairman of the Revance board, (ii) Revance’s chief executive officer, (iii) the Revance board pursuant to a resolution adopted by a majority of the total number of authorized directors of the Revance board (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Revance board for adoption).

Any special meeting shall be held at such time and place as determined by the Revance board. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

any purpose or purposes, by the Chairman of the HintMD board, HintMD’s Chief Executive Officer or President, at any time. Upon written request of any stockholder or stockholders holding in the aggregate one-fifth of the voting power all stockholders delivered in person or sent by registered mail to the Chairman of the HintMD board, HintMD’s Chief Executive Officer, President or Secretary, the Secretary of HintMD shall call a special meeting of stockholders to be held as provided in the HintMD bylaws at such time as the Secretary may fix and such meeting shall be held not less than 10 nor more than 60 days after the receipt of such request, and if the Secretary shall neglect or refuse to call such meeting within seven days after the receipt of such request, the stockholder making such request may do so.

Notice of Stockholder Meeting	The Revance bylaws provide that a notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice may be given in writing or by electronic transmission and must specify the place, date and time, the purpose or purposes of the meeting (in the case of special meetings), and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.

The HintMD bylaws provide that a notice of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, except that where the matter to be acted on is the Merger or consolidation of HintMD or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting.

If at any meeting action is proposed to be taken, which, if taken, would entitle stockholders fulfilling the requirements of Section 262(d) of the DGCL to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and

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shall be accompanied by a copy of that statutory section.

Stockholder Action by Written Consent	The Revance certificate of incorporation and bylaws provide that no action shall be taken by the stockholders of Revance except at an annual or special meeting of stockholders called in accordance with the Revance bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.	The HintMD bylaws provide that any action required by statute to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Quorum

The Revance bylaws provide that at all meetings of stockholders, except where otherwise provided by statute or by the Revance certificate of incorporation, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.

The Revance bylaws provide that a quorum of the Revance board shall consist of a majority of the exact number of directors fixed from time to time by the Revance board in accordance with the Revance certificate of incorporation.

The HintMD bylaws provide that at all meetings of stockholders, except where otherwise provided by law or by the HintMD certificate of incorporation, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.

The HintMD bylaws provide that a quorum of the HintMD board shall consist of a majority of the exact number of directors fixed from time to time in accordance with the bylaws, but not less than one.

Amendments to Certificate of incorporation	The Revance certificate of incorporation reserves to Revance the right to amend, alter, change or repeal any provision of the Revance certificate of incorporation in the manner prescribed by Delaware law, and	The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the

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all rights conferred upon stockholders are granted subject to this reservation.

Notwithstanding the foregoing or any provision of law which might otherwise permit a lesser vote or no vote, the Revance certificate of incorporation provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of Revance capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII of the Revance certificate of incorporation.

stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if applicable).

The HintMD certificate of incorporation provides that for so long as the HintMD preferred stock is at least 15% of the total shares of HintMD capital stock issued and outstanding, the affirmative vote of the HintMD preferred stock requisite holders is required to (i) amend, alter or repeal any provision of the HintMD certificate of incorporation if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the HintMD preferred stock or any series thereof; (ii) increase or decrease (other than for decreases resulting from conversion of the HintMD preferred stock) the authorized number of shares of HintMD preferred stock or any series thereof; (iii) authorize or create (by reclassification, or otherwise) any new class or series of equity security having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with any series of HintMD preferred stock or having voting rights other than those granted to the HintMD preferred stock generally; or (iv) amend the HintMD certificate of incorporation relating to such voting rights.

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The HintMD certificate of incorporation also provides that for so long as the HintMD Series C preferred stock is outstanding, HintMD shall not, without approval by vote or consent of the holders of a majority of the outstanding shares of HintMD Series C preferred stock, (i) amend, alter or repeal any provision of the HintMD certificate of incorporation if it would adversely alter the rights, preferences, privileges or powers of or restrictions provided for the benefit of the HintMD Series C preferred stock (without similar alterations affecting all other series of preferred stock) or benefit of any other series of HintMD preferred stock without granting a corresponding benefit to the HintMD Series C preferred stock, or (ii) amend the section of the HintMD certificate of incorporation relating to such voting rights.

Amendments to Bylaws	The Revance certificate of incorporation and Revance bylaws provide that (i) the Revance board has the power to adopt, amend, or repeal the Revance bylaws by the approval of a majority of the authorized number of directors and (ii) the Revance stockholders have the power to adopt, amend, and repeal the Revance bylaws by the affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of Revance capital stock entitled to vote generally in the election of directors, voting together as a single class.

The HintMD certificate of incorporation provides that, in furtherance and not in limitation of the powers conferred by statute, the HintMD board is expressly authorized to adopt, amend or repeal the bylaws.

The HintMD bylaws provide that the bylaws may be repealed, altered or amended, or new bylaws adopted by written consent of the stockholders in the manner authorized by the bylaws, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by the HintMD bylaws or the HintMD certificate of incorporation. The HintMD bylaws also provide that the HintMD board has the authority to

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repeal, alter or amend the bylaws or adopt new bylaws, subject to the power of the stockholders to change or repeal such bylaws and provided that the HintMD board shall not make or alter any bylaws fixing the qualifications, classification or term of office of directors.

Limitation on Director Liability	The Revance certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.	The HintMD certificate of incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

Indemnification of Directors and Officers

The Revance certificate of incorporation provides that, to the fullest extent permitted by applicable law, Revance is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Revance (and any other persons to which applicable law permits Revance to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of Revance’s certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

The Revance bylaws provide that Revance shall indemnify its

The HintMD certificate of incorporation and HintMD bylaws provide that, to the fullest extent permitted by the DGCL, HintMD is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of HintMD (and any other persons serving at the request of such persons) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

A right to indemnification or to advancement of expenses arising under the HintMD certificate of incorporation or bylaws may not be eliminated or impaired by an amendment to the HintMD certificate of incorporation or bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes

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directors and executive officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that Revance may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that Revance shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Revance board, (iii) such indemnification is provided by Revance, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under the Revance bylaws. The Revance bylaws also provide that Revance shall advance expenses to (i) any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s status as a director or executive officer of Revance or (ii) to any person who is or was serving at the request of Revance as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise.

Revance has entered into separate indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the Revance certificate of incorporation and the Revance bylaws.

such elimination or impairment after such action or omission has occurred.

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Restrictions on Business Combinations with Significant Stockholders (DGCL Section 203 Election)	Revance has not opted out of the protections of Section 203 of the DGCL. See “Description of Revance Capital Stock—Section 203 of the DGCL” beginning on page 257 of this prospectus/information statement for additional information on Section 203 of the DGCL.	None.

Exclusive Forum	The Revance certificate of incorporation provides that, unless Revance consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of Revance; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Revance to Revance or its stockholders; (C) any action asserting a claim against Revance arising pursuant to any provision of the DGCL, the Revance certificate of incorporation or the Revance bylaws; or (D) any action asserting a claim against Revance governed by the internal affairs doctrine. The Revance certificate of incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in shares of Revance capital stock shall be deemed to have notice of and to have consented to such exclusive forum provisions.	None.

Stockholder Rights Plan	Revance does not currently have a stockholders’ rights plan in effect.	HintMD does not currently have a stockholders’ rights plan in effect.

INFORMATION ABOUT REVANCE THERAPEUTICS, INC.

Business

Overview

Revance Therapeutics, Inc. is a biotechnology company focused on innovative aesthetic and therapeutic offerings, including its next-generation neuromodulator product, DaxibotulinumtoxinA for Injection. DaxibotulinumtoxinA for Injection combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. Revance has successfully completed a Phase 3 program for DaxibotulinumtoxinA for Injection in glabellar (frown) lines and is pursuing U.S. regulatory approval in 2020. Revance is also evaluating DaxibotulinumtoxinA for Injection in the full upper face, including glabellar lines, forehead lines and crow’s feet, as well as in three therapeutic indications - cervical dystonia, adult upper limb spasticity and plantar fasciitis. Beyond DaxibotulinumtoxinA for Injection, Revance has exclusive rights to commercialize Teoxane’s Resilient Hyaluronic Acid® (RHA®) Collection of dermal fillers in the U.S., the first and only range of FDA-approved fillers for correction of dynamic facial wrinkles and folds. Revance also has an agreement with Mylan N.V. to develop a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. Revance is dedicated to making a difference by transforming patient experiences.

Strategy

Revance’s objective is to be a leading provider of neuromodulator products across multiple aesthetic and therapeutic indications in both injectable and topical dose forms and to expand the opportunity for botulinum toxin products. To achieve this objective, Revance plans to develop and commercialize two proprietary, patent-protected product candidates, DaxibotulinumtoxinA for Injection and DaxibotulinumtoxinA Topical, and participate in development and commercialization of a biosimilar to BOTOX® in partnership with Mylan.

Key elements of Revance’s strategy are:

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Complete DaxibotulinumtoxinA for Injection clinical development and obtain marketing approval in glabellar lines in the U.S. Revance announced positive top-line results for DaxibotulinumtoxinA for Injection in alleviating moderate-to-severe glabellar lines in two randomized, double-blind, placebo-controlled pivotal Phase 3 trials that evaluated the safety and efficacy of a single administration of DaxibotulinumtoxinA for Injection for the treatment of moderate-to-severe glabellar lines in adults. Revance submitted the BLA in November 2019. The FDA accepted the BLA on February 5, 2020, and the PDUFA target action date is November 25, 2020. If the BLA is approved on or by the target action date, Revance plans to initiate commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before the end of 2020.

•

Advance DaxibotulinumtoxinA for Injection clinical development for therapeutic indications. Revance has begun developing Revance’s commercial organization and has plans to build a specialty sales force upon FDA approval for DaxibotulinumtoxinA for Injection.

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Build Revance’s own sales and marketing capabilities in the U.S. In connection with the Teoxane Agreement, Revance has accelerated the build out of Revance’s own, direct medical aesthetics sales organization in the U.S. In anticipation of the launch of Teoxane’s RHA® collection of dermal fillers in the third quarter of 2020, Revance has begun the process of hiring a field sales force of approximately 100 people. Specifically, Revance plans to build a specialty sales force to target key physicians who perform the majority of facial aesthetic injections, including dermatologists, plastic surgeons, facial plastic surgeons, and oculoplastic surgeons. Upon DaxibotulinumtoxinA for Injection’s approval, Revance may further increase the size of U.S. field organization.

•

Expand the opportunity for botulinum toxin products. Revance believe DaxibotulinumtoxinA for Injection has the ability to expand the botulinum toxin opportunity beyond the current patient base by appealing to patients who seek a long-lasting effect. Revance also believes DaxibotulinumtoxinA Topical and other possible formulations can expand the overall botulinum toxin market.

•

Establish selective strategic partnerships to maximize the commercial potential of Revance’s product candidates. Outside of North America, Revance plans to evaluate whether to commercialize Revance’s product candidates on Revance’s own or in collaboration with potential partners and distributors. Specifically, assuming regulatory approval of DaxibotulinumtoxinA for Injection outside of the U.S., Revance will evaluate whether to build in-house commercial capabilities in one or more countries outside of the U.S. or to seek commercialization partners to maximize the profitability of DaxibotulinumtoxinA for Injection. As part of this strategy, in December 2018, Revance entered into a license agreement (the “Fosun License Agreement”) with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd (“Fosun”), whereby Revance has granted Fosun the exclusive rights to develop and commercialize Revance’s proprietary DaxibotulinumtoxinA for Injection in mainland China, Hong Kong and Macau (the “Fosun Territory”) and certain sublicense rights. Additionally, the Teoxane Agreement provides Teoxane with a right of first negotiation for DaxibotulinumtoxinA for Injection, in aesthetic indications, in select markets where they have a direct affiliate.

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Maximize the value of Revance’s botulinum toxin cell line and manufacturing assets. Revance has developed an integrated manufacturing, analytics, research and development facility that is capable of producing proprietary forms of botulinum toxin for Revance and for potential future partners. As part of this strategy, Revance entered into a collaboration agreement with Mylan Ireland Limited, a wholly-owned indirect subsidiary of Mylan N.V. (“Mylan”) in February 2018, pursuant to which Revance will collaborate with Mylan exclusively, on a world-wide basis (excluding Japan), to develop, manufacture and commercialize a biosimilar to BOTOX®. Mylan decided to continue the biosimilar program in May 2020.

•

Leverage DaxibotulinumtoxinA for Injection’s unique duration profile to build valuable franchises in aesthetics and therapeutics. Revance will continue to selectively evaluate partnerships, distribution opportunities, joint development agreements and acquisitions as a way to expand Revance’s aesthetic and therapeutic franchises while enhancing Revance’s competitive position.

Pipeline Summary

Revance’s Product Candidates

DaxibotulinumtoxinA for Injection

Revance is developing new innovations in neuromodulators for aesthetic and therapeutic indications. Revance’s lead product candidate, DaxibotulinumtoxinA for Injection, combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. DaxibotulinumtoxinA for Injection has demonstrated high response rates and long duration of effect. Revance is currently focusing on developing DaxibotulinumtoxinA for Injection for the treatment of both aesthetic and therapeutic indications.

DaxibotulinumtoxinA for Injection Aesthetics

DaxibotulinumtoxinA for Injection for the Treatment of Glabellar Lines

Glabellar lines, often called “frown lines,” are vertical lines that develop between the eyebrows and may appear as a single vertical line or as two or more lines. When one frowns, the muscles of the glabella contract causing vertical creases to form between the eyebrows. Botulinum toxin is used to temporarily block the ability of nerves to trigger contraction of injected muscle, inhibiting movement of the muscles that cause the frown lines, giving the skin a smoother, more refreshed appearance. The most common cosmetic use of neurotoxin is for the treatment of glabellar lines and currently available products provide an effect for at most three to four months.

Revance conducted Phase 3 clinical program for glabellar lines between December 2016 and October 2018 and included three studies: two 36-week, randomized, double-blind, placebo-controlled pivotal trials to evaluate the safety and efficacy of a single administration of DaxibotulinumtoxinA for Injection for the treatment of moderate to severe glabellar lines in adults (SAKURA 1 and SAKURA 2), and an 84-week, open-label safety trial designed to evaluate the long-term safety of DaxibotulinumtoxinA for Injection for the treatment of moderate to severe glabellar lines in adults following both single and repeat treatment administration (SAKURA 3).

The SAKURA 1 and SAKURA 2 trials enrolled 609 subjects with moderate or severe glabellar lines at 30 sites in the U.S. and Canada. In both trials, subjects were randomized in a 2:1 ratio to either the DaxibotulinumtoxinA for Injection (40 Units) or placebo treatment groups, respectively. Subjects were followed for at least 24 weeks and up to 36 weeks. Both the SAKURA 1 and SAKURA 2 studies met their primary endpoints and with DaxibotulinumtoxinA for Injection-treated subjects demonstrating highly statistically significant improvements in the severity of glabellar lines compared with subjects receiving placebo. The percentage of DaxibotulinumtoxinA for Injection-treated patients who achieved at least a two-point improvement from baseline on both validated physician and patient scales at Week 4 was 73.6% in SAKURA 1 and 74.0% in SAKURA 2 (p<0.0001 compared to placebo). In assessing the duration of the clinical response, the median time to return to moderate or severe wrinkle severity on both the physician and patient scales for DaxibotulinumtoxinA for Injection-treated patients was 24.0 weeks in SAKURA 1 and 23.9 weeks in SAKURA 2. The median time to return to baseline wrinkle severity on both scales for DaxibotulinumtoxinA for Injection-treated patients was 27.7 weeks for SAKURA 1 and 26.0 weeks for SAKURA 2. The safety profile observed in SAKURA 1 and SAKURA 2 was consistent with the findings of the BELMONT study, with no new safety signals observed.

In December 2018, Revance announced top-line results for the SAKURA 3 open-label, long-term safety study. SAKURA 3 was conducted at 65 investigational sites in the U.S. and Canada and enrolled 2691 subjects, of whom 568 received three treatments with DaxibotulinumtoxinA for Injection (40 Units). DaxibotulinumtoxinA for Injection was generally well-tolerated, with no new safety concerns reported. The rate of treatment-related adverse events decreased over successive treatments. There were no treatment-related serious adverse events. Eyelid ptosis was reported in 0.9% of treatments, decreased in frequency with successive treatments and was lower than the rate observed in SAKURA 1 and SAKURA 2 (2.2% of treatments). A high degree of efficacy was seen consistently across all three treatment cycles and results were consistent with those seen in SAKURA 1 and SAKURA 2. As early as Week 1, over 90% of subjects across all three treatments had none or mild wrinkle severity on the IGA-FWS. At Week 4, the percentage of DaxibotulinumtoxinA for Injection-treated patients who achieved a none or mild response on IGA-FWS was over 95% in each treatment cycle, closely aligned to the finding of 97.5% for both SAKURA 1 and SAKURA 2.

Duration was evaluated in the first two 36-week treatment cycles; the third treatment cycle was not evaluated for duration as the observation period ended at twelve weeks for the purpose of this study. The median time to return to baseline wrinkle severity on both IGA-FWS and PFWS was 28.0 weeks and 28.1 weeks for the first and second treatments respectively in SAKURA 3. This is highly consistent with the findings from SAKURA 1 and SAKURA 2 of 27.7 weeks and 26.0 weeks respectively. The median time to loss of none or mild wrinkle severity on both IGA-FWS and PFWS was 24.0 weeks and 24.1 weeks for the first and second treatments in SAKURA 3; consistent with the findings of 24.0 weeks in SAKURA 1, and 23.9 weeks in SAKURA 2.

No subject in the SAKURA 1, 2 or 3 studies developed neutralizing antibodies against daxibotulinumtoxinA.

Revance submitted the BLA in November 2019. The FDA accepted the BLA on February 5, 2020, and the PDUFA target action date is November 25, 2020. If the BLA is approved on or by the target action date, Revance plans to initiate commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before year end 2020. The FDA has not informed Revance of any changes to its PDUFA date and Revance continues to assist the FDA with its review. Since Revance has a U.S. based manufacturing facility and manufactures its drug substance and drug product in Newark, California, Revance does not anticipate any supply chain issues related to the production of DaxibotulinumtoxinA for Injection and expects to have drug product on time for commercial launch, subject to product approval.

European Union Agency Interactions.

Revance requested scientific guidance from the European Medicines Agency (“EMA”) on the development of DaxibotulinumtoxinA for Injection for the treatment of glabellar lines and the proposed Phase 3 program in 2016. The EMA provided comments on quality, nonclinical and clinical programs. Overall, the EMA agreed with the proposed programs and provided details and suggestions to be considered for Revance’s marketing application. Revance has taken the EMA comments into consideration in the Phase 3 program and plans to provide data to support the various requests in the marketing application.

DaxibotulinumtoxinA for Injection for the Treatment of Forehead Lines

Forehead lines are produced by the action of the frontalis muscle, a large, thin, vertically-oriented muscle which lifts the eyebrows. The frontalis muscle serves as an antagonist to the glabellar musculature, a natural depressor that is responsible for frowning and associated eyebrow movement. As the eyebrow is considered the aesthetic center of the upper face, forehead lines can significantly impact the aesthetic appearance of the face, contribute to increased signs of aging and convey unwanted social signals. However, both men and women have identified internal factors, such as wanting to look good for their age or having a more youthful appearance as very important and have prioritized forehead lines as bothersome areas for potential treatment regardless of age or available income.

In January 2019, Revance initiated a Phase 2 multicenter, open-label, dose-escalation study to evaluate treatment of moderate or severe dynamic forehead lines in conjunction with treatment of the glabellar complex. The objective is to understand the potential dosing and injection patterns of DaxibotulinumtoxinA for Injection in other areas of the upper face in addition to the lead indication in glabellar lines. Revance completed enrollment for the study in July 2019, and all subjects had been dosed and were past the primary endpoint as of March 2020. Revance expects to complete the study in the second quarter of 2020 and plan to present the top-line results at upcoming medical conferences.

DaxibotulinumtoxinA for Injection for the Treatment of Lateral Canthal Lines

Lateral canthal lines (“LCL” or “crow’s feet”) are the spider-like fine lines around the outside corners of the eyes that become more obvious when someone smiles. These lines (also referred to as periorbital wrinkles, laugh lines or smile lines), fan out across the skin from the outer corner of each eye. Repetitive motions, such as squinting and smiling, can lead to the increase of wrinkles and contribute to the severity and onset of crow’s feet. Age and exposure to sun also play significant roles in development of these lines, which can deepen over time. Current treatments include eye creams and moisturizers, topical tretinoins, botulinum toxin injections, dermal fillers and laser treatments. BOTOX® Cosmetic was approved to treat LCL in 2013 and is currently the only toxin approved for that use in the U.S., though other toxins are used off-label.

In March 2019, Revance initiated a Phase 2 multicenter, open-label, dose-escalation study to evaluate the treatment of moderate or severe lateral canthal lines. The objective is to understand the potential dosing of DaxibotulinumtoxinA for Injection in the lateral canthal area. Revance completed enrollment for the study in August 2019, and all subjects had been dosed and were past the primary endpoint as of March 2020. Revance expects to complete the study in the second quarter of 2020 and plan to present the top-line results at upcoming medical conferences.

DaxibotulinumtoxinA for Injection for the Treatment of Upper Facial Lines

Upper Facial Lines (UFL) is the name commonly given to the combination of the three most commonly treated facial areas with botulinum toxins; specifically, glabellar lines, lateral canthal lines and forehead lines. In clinical practice a large proportion of patients seek treatment in all three areas to address signs of aging.

In December 2019, Revance initiated a new multicenter, open-label Phase 2 trial for treatment of the upper facial lines — glabellar (frown), lateral canthal (crow’s feet), and forehead lines combined — to understand the safety and efficacy, including potential dosing and injection patterns, of DaxibotulinumtoxinA for Injection, covering the upper facial lines. This trial is in addition to the existing open-label Phase 2 clinical trials that Revance has already fully enrolled in forehead lines and crow’s feet. Revance completed enrollment in the first quarter of 2020 with all subjects dosed. The timing of the top-line results release is expected in the fourth quarter of 2020.

DaxibotulinumtoxinA for Injection Therapeutic

DaxibotulinumtoxinA for Injection is being developed for a variety of therapeutic indications, including cervical dystonia, limb spasticity, plantar fasciitis, and migraine. Revance will continue to evaluate development for other therapeutic indications, such as neurological movement and other disorders, based on the results of Revance’s current preclinical studies and clinical trials.

DaxibotulinumtoxinA for Injection for the Treatment of Cervical Dystonia

Cervical dystonia is a chronic neurologic disorder characterized by involuntary muscle contractions of the head, neck, and shoulders, resulting in pain, abnormal movements and/or postural changes. Cervical dystonia symptoms may negatively impact mood and emotions, resulting in depression, social withdrawal, impaired sleep, poor health outcomes, and diminished quality of life. The cause of cervical dystonia is often unknown, and treatment with botulinum toxin is the current standard of care.

In December 2016, Revance completed a 37-subject, Phase 2 study of three sequential dosing cohorts. Subjects in the first cohort received a single dose of 100 to 200 Units, the second cohort 200 to 300 Units, and the third cohort 300 to 450 Units. In May 2017, Revance announced top-line data that demonstrated a median duration of at least 24 weeks in each of the cohorts.

In all three cohorts, DaxibotulinumtoxinA for Injection appeared to be generally safe and well-tolerated through Week 24. There were no serious adverse events and no dose-dependent increase in adverse events. The treatment-related adverse events were transient and mild to moderate in severity, except for one case of neck pain reported as severe, with a duration of two days. The most frequently reported events were dysphagia (14%, 5 subjects, all mild), injection site erythema (8%), injection site bruising (5%), injection site pain (5%), muscle tightness (5%) and muscular weakness (5%). For reference, trials for botulinum type A products approved to treat cervical dystonia have reported adverse events for dysphagia ranging from 13% to 39%.

The trial’s four-week primary efficacy measurement was the improvement in dystonia symptoms as determined by reduction from baseline on the Toronto Western Spasmodic Torticollis Rating Scale (“TWSTRS”) total score. DaxibotulinumtoxinA for Injection showed a clinically significant mean reduction of 16.8 from baseline, or 38%, across all three cohorts at Week 4. This reduction continued to increase to 50% at Week 6 for all subjects, was 42% at Week 12 and was maintained at or above 30% through Week 24. Clinically meaningful mean reductions in the TWSTRS Severity, Disability and Pain subscales were consistent and observed at all follow-up visits across all subjects. For reference, placebo-controlled trials for botulinum toxin type A products approved to treat cervical dystonia had a reduction in the TWSTRS-Total score from baseline of 21% to 26% at Week 4 and 13% to 16% at Week 12.

In 2018, Revance initiated two Phase 3 clinical trials for cervical dystonia. ASPEN-1 Phase 3 is a 301-subject, randomized, double-blind, placebo-controlled trial comparing two doses of DaxibotulinumtoxinA for Injection (125 units and 250 units) to placebo. Revance announced the completion of the ASPEN-1 Phase 3 pivotal trial enrollment in November 2019, with all subjects dosed and past the primary endpoint visit, and expects to release top-line results in the second half of 2020. ASPEN-OLS is a 350-subject, open-label study that includes subjects rolling over from ASPEN-1, plus additional newly enrolled subjects. The target number for enrollment for ASPEN-OLS has been met and the trial is ongoing.

DaxibotulinumtoxinA for Injection for the Treatment of Adult Upper Limb Spasticity

Spasticity is a motor symptom characterized by rigidity, muscle tightness, joint stiffness, involuntary jerky movements, exaggeration of reflexes, unusual posture, abnormal positioning of fingers, wrists, arms, or shoulders, and muscle spasms. Muscle spasticity happens after the body’s nervous system has been damaged, most commonly by a stroke, disease, or trauma. While not life-threatening, spasticity can be painful and may have a significant effect on a person’s quality of life. Certain tasks, like getting dressed or bathing, become difficult, and a person’s self-esteem may be affected by an abnormal posture. Botulinum toxin is one of several approved therapies for the treatment of Adult Upper Limb Spasticity.

In December 2018, Revance initiated the JUNIPER Phase 2 trial, a 128-subject, multi-center, randomized, double-blind, placebo-controlled trial to evaluate the efficacy and safety of DaxibotulinumtoxinA for Injection in reducing muscle tone of adult patients with upper limb spasticity due to stroke or traumatic brain injury. Subjects are assigned to one of three doses of DaxibotulinumtoxinA for Injection (250 Units, 375 Units, or 500 Units) or to placebo. Following treatment, patients will be followed for a maximum of 36 weeks. The co-primary efficacy endpoints of the trial are the mean change from baseline in muscle tone using the Modified Ashworth Score (MAS) scale in the suprahypertonic muscle group (SMG - highest degree for muscle tone) of the elbow, wrist, or finger flexors at Week 6, and the mean score on the Physician Global Impression of Change scale at Week 6. Subjects are followed for 36 weeks.

Enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments due to the COVID-19 pandemic. Revance will provide a new date for expected full enrollment after the trial is reopened and an enrollment trajectory is established.

DaxibotulinumtoxinA for Injection for the Treatment of Plantar Fasciitis

Plantar fasciitis is a painful affliction caused by inflammation of the ligament running along the bottom of the foot, which causes 80% of reported cases of heel pain. Plantar fasciitis is estimated to affect 20 million individuals in the U.S. Risk factors include age, excessive weight, long distance running, abnormal foot posture, use of poor foot wear, and repetitive trauma. In the U.S. alone, more than two million patients undergo treatment for plantar fasciitis each year. Treatment options for less severe cases include leg and foot stretching exercises, nonsteroidal anti-inflammatory drugs, shoe inserts, heel pads, and night splints. More severe or refractory cases are currently treated with steroid injections, extracorporeal shock wave therapy, platelet rich plasma injections, and/or surgery. Preclinical and clinical research suggests a neuromodulator candidate such as DaxibotulinumtoxinA for Injection may provide patients with sustained relief from chronic heel pain and support healing of the plantar fascia without the risks of plantar fascia rupture or atrophy of the fat pad that can occur with corticosteroid injections, a common treatment. Botulinum toxin is not currently approved for treating plantar fasciitis; the clinical endpoints, however, are well established.

In 2016, Revance initiated a 59-subject, Phase 2, randomized, double-blinded, placebo-controlled trial of DaxibotulinumtoxinA for Injection for the treatment of plantar fasciitis. This study evaluated the safety and efficacy of a single administration of DaxibotulinumtoxinA for Injection (240 Units) versus placebo in reducing the signs and symptoms. The study’s primary efficacy endpoint was the improvement in the American Orthopedic Foot and Ankle Score.

The study was completed in 2018. DaxibotulinumtoxinA for Injection appeared to be generally safe and well-tolerated. The majority of adverse events in both treatment groups were mild in severity. There were no treatment-related serious adverse events. The most common treatment-related adverse events for DaxibotulinumtoxinA for Injection and placebo were injection site pain (10.0% and 10.3%) and muscle weakness (3.3 % and 3.4%), all classified as mild in severity. The trial’s primary endpoint, the reduction in the patient-reported visual analog scale (“VAS”) for pain at Week 8, showed a robust impact on pain, with a greater than 50% reduction for patients treated with DaxibotulinumtoxinA for Injection. In the intent-to-treat population, a mean reduction in the VAS score of 54.2% from baseline was achieved with DaxibotulinumtoxinA for Injection, compared with a 42.6% reduction in the placebo group, which upon further subgroup analysis, was driven primarily by a strong placebo response in the control group at three of the five study sites. While the results are not statistically significant (p=0.39), DaxibotulinumtoxinA for Injection provided patients with considerable pain relief. Similar numeric trends were seen in the secondary and exploratory endpoints. Revance completed the 16-week trial which showed a 58% reduction of pain from baseline along with a strong placebo response, with the difference between the treatment groups not being statistically significant.

Following discussions with the FDA, in December 2018 Revance initiated a second randomized, double-blind, placebo-controlled Phase 2 study. In this study 150 subjects have been randomized in equal numbers to receive 80 Units of DaxibotulinumtoxinA for Injection or 120 Units of DaxibotulinumtoxinA for Injection, or placebo. The study’s primary efficacy endpoint is the change from baseline in Numeric Pain Rating Scale score at Week 8. Patients will be followed for up to 24 weeks post treatment to assess treatment response, tolerability and safety. Revance completed Phase 2 trial enrollment in December 2019, with all subjects dosed and past the primary endpoint, and expects to release top-line results in the second half of 2020.

DaxibotulinumtoxinA for Injection for the Treatment of Migraine

Migraine headache is a central nervous system disorder characterized as moderate to severe headache and often includes other symptoms such as nausea and vomiting. Migraine headache affects more than 38 million people in the U.S., of which more than 3 million of whom suffer from chronic migraine headache. Chronic migraine headache is both undertreated and underdiagnosed and is defined as more than fifteen headache days per month over a three-month period of which more than eight are migrainous, in the absence of medication overuse.

As part of Revance’s 2020 planning process, Revance decided to adjust the initiation of migraine clinical trials for 2020. Revance plans to re-evaluate the timing next year as part of Revance’s 2021 planning cycle.

Teoxane’s Resilient Hyaluronic Acid® Technology

In January 2020, Revance entered into the Teoxane Agreement with Teoxane, pursuant to which Teoxane granted Revance with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of RHA dermal fillers in exchange for 2,500,000 shares of Revance common stock and certain other commitments. The Teoxane Agreement includes rights to i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, ii) RHA® 1, which is currently in clinical trials for the treatment of perioral rhytids and is anticipated to be approved by the FDA in 2021, and iii) future hyaluronic acid filler advancements and products by Teoxane (collectively the “RHA® collection of dermal fillers”) in the U.S. and U.S. territories and possessions. The Teoxane Agreement will be effective for a term of ten years may be extended for two additional years upon mutual agreement, provided that agreed upon annual purchase and commercialization spend minimums are maintained. Revance is required to meet certain minimum purchase obligations during each year of the term. Revance is also required to meet certain minimum expenditure requirements in connection with commercialization efforts. Either party may terminate the Teoxane Agreement in the event of the insolvency of, or a material breach by, the other party, including certain specified breaches that include the right for Teoxane to terminate the Teoxane Agreement for Revance’s failure to meet the minimum purchase requirements or commercialization expenditure during specified periods, or for Revance’s breach of the exclusivity obligations under the Teoxane Agreement.

The product supply of the RHA® collection of dermal fillers was delayed due to Teoxane’s temporarily suspended production in Geneva, Switzerland as a precaution surrounding the COVID-19 pandemic. Teoxane resumed manufacturing in April 2020 and has projected to deliver to deliver the RHA® collection of dermal fillers to enable launch in the third quarter of 2020. Revance has adjusted its plan accordingly to continue to build a U.S. commercial organization and to officially launch the FDA-approved RHA® collection of dermal fillers in the third quarter of 2020. Revance’s plan to launch RHA® collection of dermal fillers in the U.S. is subject to change based on Teoxane’s ability to resume production with regard to COVID-19 pandemic containment and recovery in France and Switzerland. The term of the Teoxane agreement does not begin until launch.

OnabotulinumtoxinA Biosimilar

Revance entered into a collaboration and license agreement with Mylan (“Mylan Collaboration”) in February 2018, under which the companies will collaborate exclusively, on a worldwide basis (excluding Japan), to develop, manufacture, and commercialize a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX®. In February 2019, Revance had a biosimilar initial advisory meeting (“BIAM”) with the FDA and Mylan on a proposed biosimilar to BOTOX®. Based on the FDA’s feedback, the companies believe that a 351(k) pathway for the development of a biosimilar to onabotulinumtoxinA is viable. In April 2019, Revance received the official FDA minutes from the BIAM.

In August 2019, Revance entered into an amendment to the Mylan Collaboration (the “Mylan Amendment”) which, among other things, extended the period of time for Mylan to make a decision under the Mylan Collaboration (the “Continuation Decision”) as to whether to continue the biosimilar development program beyond the initial development plan and the BIAM. In accordance with the Mylan Amendment, Mylan was required to notify Revance of the Continuation Decision on or before the later of (i) April 30, 2020 or (ii) 30 calendar days from the date that Revance provide Mylan with certain deliverables. Additionally, Mylan agreed and incrementally paid $5.0 million to the previously agreed non-refundable upfront payment, contingent payments, sales milestones, and royalties as previously announced.

In May 2020, Mylan provided Revance with written notice of its decision to continue the development and commercialization of the biosimilar. Delivery of the continuation notice obligates Mylan to pay Revance a one-time cash milestone payment of $30 million.

DaxibotulinumtoxinA Topical

DaxibotulinumtoxinA Topical presents several potential advantages, including painless topical administration, no bruising, ease of use and limited dependence on administration technique by physicians and medical staff. Revance believes these potential advantages may improve the experience of patients undergoing botulinum toxin procedures and could make DaxibotulinumtoxinA Topical suitable for multiple indications in the future. Revance may conduct additional preclinical work for DaxibotulinumtoxinA Topical in therapeutic and aesthetic applications where botulinum toxin has shown efficacy and is particularly well suited for injection-free treatments.

The Botulinum Toxin Market Opportunity

Botulinum toxin is a protein and neuromodulator produced by clostridium botulinum. Since 1989, botulinum toxin in an injectable dose form has been used to treat a variety of aesthetic and therapeutic indications in the U.S. and globally. Botulinum toxin has been approved for a variety of therapeutic indications including cervical dystonia, upper limb spasticity, blepharospasm, strabismus associated with neurological movement disorders, hyperhidrosis, migraine headache, overactive bladder and, most recently, lower limb spasticity. In the U.S., botulinum toxin has been approved to treat three aesthetic indications, glabellar lines, forehead lines and lateral canthal lines, although Revance believes botulinum toxin to be widely used for other aesthetic indications. Revance’s products, Allergan’s BOTOX® Cosmetic, Ipsen and Galderma’s Dysport®, Merz’s Xeomin®, and Evolus’s Jeuveau™, each of which is delivered in an injectable form, have been approved for the treatment of glabellar lines in the U.S.

According to Millennium Research Group, Inc. (“MRG”), the global opportunity for botulinum toxin was estimated to be $5.1 billion in 2019 compared to $4.6 billion in 2018. The market is projected to reach approximately $9.7 billion by 2027, registering a compounded annual growth rate of approximately 9% over the analysis period of 2017 to 2027. Revance estimates the market opportunity split between therapeutics and aesthetics is approximately 60% and 40%, respectively. Revance expects continued growth to be driven by new indications and product launches in new geographies. According to clinicaltrials.gov, as of December 31, 2019, there were more than 155 active clinical trials for a wide range of uses of botulinum toxin, with approximately 23% of these identified as being in Phase 3 clinical development. Revance is unaware of any clinical trials for potentially competitive long-lasting products that may realistically achieve commercialization before DaxibotulinumtoxinA for Injection, but it is possible that clinical trials for such potentially competitive products have occurred or are occurring.

The Opportunity for Botulinum Toxins for Aesthetic Indications

Injectable botulinum toxin treatments are the single largest cosmetic procedure in the U.S. and globally. According to the American Society for Aesthetic Plastic Surgery, consumer preference for non-surgical options and the increasing availability of effective alternatives have prompted adoption of non-surgical aesthetic procedures by a broader patient population. Injectable botulinum toxin continued to be the most frequently performed non-surgical procedure in 2018, with 1.8 million procedures in the U.S., which represents a 16.3% increase over 2017.

According to Revance’s 2018 Harris Poll survey results, 86% of the physicians surveyed want a neuromodulator that offers longer-lasting results than is available today and 88% of the patients consider long lasting duration very important or absolutely essential.

Revance’s primary qualitative market research among aesthetic physicians, patients, and office practice managers indicated that longer duration than what is available today is a differentiating and desirable attribute, meeting the greatest unmet need. Most of those physicians interviewed reported that if DaxibotulinumtoxinA for Injection confirmed similar results in Phase 3 trials, the increased duration of effect would cause them to change their treatment or purchase habits from currently available botulinum toxins to include DaxibotulinumtoxinA for Injection.

Revance believes that a product that shows increased persistence of effect over time, with a slower return to baseline and a meaningful consumer benefit up to six months would better fit the current treatment regimen and consumer habits. Quantitative market research shows most consumers only visit their physicians nearly twice per year for treatments and the longer duration would mean that they would enable patients to remain more satisfied between treatments.

The Opportunity for Botulinum Toxins for Therapeutic Indications

While currently approved botulinum toxin products may be better known for their aesthetic applications, botulinum toxin’s ability to affect neuromuscular junctions, muscle activity or the release of neuropeptides, neurotransmitters and neuromodulators in a controlled manner has enabled it to be developed and used in a wide range of therapeutic indications. According to MRG, the fastest-growing segment for botulinum toxin treatments globally is for therapeutic indications, including botulinum toxin products as a preventive treatment for chronic migraine headache and upper limb spasticity, urinary incontinence, overactive bladder, and lower limb spasticity. Revance estimates that the global opportunity for botulinum toxin for the treatment of migraine was approximately $761 million in 2018.

In addition to the approved therapeutic indications mentioned above, botulinum toxin products are being evaluated in clinical trials in multiple other therapeutic indications including acne, rosacea, skin and wound healing, scar reduction, hair loss treatments, plantar fasciitis and several musculoskeletal conditions.

Preclinical and clinical research suggests a neuromodulator candidate such as DaxibotulinumtoxinA for Injection may provide patients with sustained relief from chronic heel pain and support healing of the plantar fascia without the risks of plantar fascia rupture or atrophy of the fat pad that can occur with corticosteroid injections, a common treatment. Botulinum toxin is not currently approved for treating plantar fasciitis; the clinical endpoints, however, are well established. Published estimates place the annual U.S. evaluation and treatment market for plantar fasciitis at more than $250 million, and Revance believes the market could grow significantly larger if patients had a compelling neuromodulator treatment option.

Revance believes there is opportunity to improve injectable botulinum toxin use in neurological movement and other disorders. Muscle movement disorders are neurological conditions that affect a person’s ability to control muscle activity in one or more areas of the body. Muscle spasticity happens after the body’s nervous system has been damaged, most commonly by a stroke, disease, or trauma. Muscle spasticity can be painful and may have a significant effect on a person’s quality of life. Certain tasks, like getting dressed or bathing, become difficult, and a person’s self-esteem may be affected by an abnormal posture. Common muscle movement disorders include cervical dystonia and upper or lower limb spasticity. Botulinum toxin type A has been proved safe and effective for such uses, as the most common treatment for muscle movement disorders is to relax the muscle by injecting it with botulinum toxin. However, such injections must be repeated every three to four months and require large doses, typically more than 200 BOTOX® units each treatment. As a result of the discomfort associated with muscle movement disorders and the associated demand for treatment that currently requires up to four visits per year. Revance believes that there is a significant need for a long-lasting and targeted injectable botulinum toxin.

The Opportunity for Dermal Fillers for Aesthetic Indications

According to ASAPA Cosmetic (Aesthetic) Surgery National Data Bank, Hyaluronic Acid dermal fillers are the second top non-surgical procedure performed in aesthetic medicine. In 2018, they estimate 810,240 procedures were performed in the U.S., which represented a 12.2% increase over 2017. According to the Medical Insight, Inc., Global Facial Injectables Market Study, dermal fillers are a $1.1 billion market in the U.S., and projected to reach $2.1 billion sales in 2025, around 10% annually.

Revance’s Technology

Revance’s Proprietary Peptide Excipient Technology

Combining Revance’s proprietary peptide excipient technology with active drug macromolecules such as daxibotulinumtoxinA may help address currently unmet medical needs. Employing Revance’s proprietary peptide excipient technology may deliver improved performance when combined with other active drug macromolecules, as demonstrated with Revance’s lead candidate DaxibotulinumtoxinA for Injection.

DaxibotulinumtoxinA for Injection Delivery of Botulinum Toxin

The DaxibotulinumtoxinA for Injection formulation incorporates Revance’s proprietary stabilizing peptide excipient along with the other excipients: polysorbate-20, buffers and a sugar. DaxibotulinumtoxinA for Injection will be supplied as a lyophilized powder which will require reconstitution with saline prior to injection. The highly positively charged peptide excipient has been shown to bind non-covalently to the daxibotulinumtoxinA molecule. The unique formulation of DaxibotulinumtoxinA for Injection has permitted us to create a drug product without human serum albumin, found in all other FDA approved botulinum toxin products. Preclinical and clinical data taken together suggest that DaxibotulinumtoxinA for Injection may provide long duration of effect at the target muscle with a safety profile consistent with currently approved botulinum toxin products.

Manufacturing and Operations

Revance has established capabilities for the production of botulinum toxin type A, including bulk drug substance and injectable finished drug product. Botulinum toxin is regulated as a Tier 1 Select Agent under authority of the Centers for Disease Control and Prevention (“CDC”), and as such requires that Revance obtain a select agent registration and perform its operations in compliance with CDC regulations. Revance is in good standing under its select agent registration with the CDC. Revance has assembled a team of experienced individuals in the technical disciplines of chemistry, biology, biosafety, and engineering and have appropriately equipped laboratory space to support ongoing research and development efforts in Revance’s botulinum toxin product development platform. Revance has the ability to manufacture its own botulinum toxin bulk drug substance to support its clinical trial programs and eventually, its commercial production. Revance believes that having direct control over its manufacturing processes will enable it to develop additional pharmaceutical product configurations effectively and with a competitive cost structure.

In March 2017, Revance entered into a Technology Transfer, Validation and Commercial Fill/Finish Services Agreement (the “Althea Services Agreement”) with Ajinomoto Althea, Inc. dba Ajinomoto Bio-Pharma Services (“Althea”), a contract development and manufacturing organization, to provide Revance with expanded capacity and a second source for drug product manufacturing to support a global launch of DaxibotulinumtoxinA for Injection. The Althea Services Agreement also mitigates supply chain risk by giving Revance a different manufacturing location for drug product manufacturing and reduces future capital and operating expenditures required in Revance’s primary manufacturing facility by outsourcing to an experienced partner.

Revance manufactures and performs testing for both bulk drug substance and finished dosage forms of drug product to support DaxibotulinumtoxinA for Injection. The additional components required for Revance’s product lines and the peptide for DaxibotulinumtoxinA for Injection are manufactured by third parties under contract with Revance. Please refer to the “Outsourced Components” section below for additional information.

Drug Substance Manufacturing

Manufacture of the drug substance for DaxibotulinumtoxinA for Injection is based on microbial fermentation followed by product recovery and purification steps. The process is entirely free of animal and human-derived materials and depends on standard raw materials available commercially. The process is already scaled to support all future commercial demands. Bulk drug substance is stable when stored for extended periods, which allows Revance to establish reserves of drug substance and allows periodic drug substance production to replenish inventories as needed.

Drug Product Manufacturing

Manufacture of dose forms to support the DaxibotulinumtoxinA for Injection programs is currently performed at Revance’s fill-finish facility. The manufacturing process consists of bulk compounding, liquid fill and freeze-drying to support acceptable shelf-life duration. Revance plans to perform further scale-up of DaxibotulinumtoxinA for Injection drug product manufacturing to meet anticipated commercial demand and may utilize internal capacity, a third-party manufacturer such as Althea or a combination of both.

Outsourced Components

Revance contracts with third parties for the manufacture of its botulinum toxin and the additional components required for its products, which includes the manufacture of bulk peptide.

Revance’s agreement with List Biological Laboratories, Inc. (“List Laboratories”), a developer of botulinum toxin, includes certain milestone payments related to the clinical development of Revance’s botulinum toxin products and the toxin manufacturing process. There is a royalty with an effective rate ranging from low-to-mid single-digit percentages of future sales of botulinum toxin. Revance’s agreement with List Laboratories will remain in effect until expiration of Revance’s royalty obligations and may be terminated earlier on mutual agreement or because of a material breach by either party.

Revance’s agreement with Bachem Americas, Inc. (formerly known as American Peptide Company, Inc.) (“Bachem”) includes development, manufacture and supply of peptide in accordance with certain specifications. This agreement also includes certain quality control and inspection provisions through which Revance can ensure the satisfactory quality of the peptide. Revance’s agreement with Bachem will remain in effect until 2020 and may be terminated earlier by either party following advance notice or a material breach by either party. Revance expects to renew its agreement with Bachem in 2020.

Revance’s agreement with Althea includes manufacture and supply of drug product in accordance with certain specifications. This agreement also includes certain quality control and inspection provisions through which

Revance can ensure the satisfactory quality of its drug product. As of December 31, 2019, Revance’s agreement with Althea will remain in effect for four years and may be terminated earlier by either party following advance notice or a material breach by either party.

The Teoxane Agreement granted Revance the exclusive right to import, market, promote, sell, and distribute Teoxane’s RHA® collection of dermal fillers, which includes (i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, (ii) RHA® 1, once approved, in the indication currently in ongoing clinical trials, and (iii) future hyaluronic acid filler advancements and products by Teoxane in the U.S. and U.S. territories and possessions. The agreement is effective for a term of ten years and may be extended for two additional years upon mutual agreement, provided that agreed upon annual purchase and commercialization spend minimums are maintained.

Sales and Marketing

Revance has begun building out a U.S. commercial organization for the distribution of Teoxane’s RHA® collection of dermal fillers in the U.S. in the third quarter of 2020 and for the potential launch of DaxibotulinumtoxinA for Injection in the fourth quarter of 2020, if the BLA is approved on or by the PDUFA target action date.

Intellectual Property

Revance’s success depends in large part on Revance’s ability to obtain and maintain intellectual property protection for Revance’s drug candidates, novel biological discoveries, and drug development technology and other know-how, to operate without infringing on the proprietary or intellectual property rights of others and to prevent others from infringing Revance’s proprietary and intellectual property rights. Revance seeks to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to Revance’s proprietary technology, inventions and improvements that are important to the development and implementation of Revance’s business. Revance also relies on know-how, copyright, trademarks and trade secret laws, continuing technological innovation and potential in-licensing opportunities to develop and maintain its proprietary position. Such protection is also maintained using confidential disclosure agreements. Protection of Revance’s technologies is important for it to offer its customers proprietary services and products unavailable from Revance’s competitors, and to exclude Revance’s competitors from using technology that Revance has developed. If competitors in Revance’s industry have access to the same technology, Revance’s competitive position may be adversely affected.

It is possible that Revance’s current patents, or patents which Revance may later acquire or develop, may be successfully challenged or invalidated in whole or in part. It is also possible that Revance may not obtain issued patents from its pending patent applications or other inventions it seeks to protect. Due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected and Revance subsequently abandons them. It is also possible that Revance may develop proprietary products or technologies in the future that are not patentable or that the patents of others will limit or altogether preclude its ability to do business. In addition, any patent issued to Revance, or any of Revance’s pending patent applications, may provide Revance with little or no competitive advantage, in which case Revance may abandon such patent, or patent applications, or license them to another entity. For more information, see “Risk Factors-Risks Related to Revance’s Intellectual Property” beginning on page 60 of this prospectus/information statement.

In June 2016, Revance entered into an asset purchase agreement with Botulinum Toxin Research Associates, Inc.(“BTRX”) (the “BTRX Purchase Agreement”). Under the BTRX Purchase Agreement, Revance acquired all rights, title and interest in a portfolio of botulinum toxin-related patents and patent applications from BTRX and were granted the right of first negotiation and of right of first refusal with respect to other botulinum toxin-related patents owned or controlled by BTRX.

As of December 31, 2019, Revance held approximately 418 issued patents and approximately 124 pending patent applications, including foreign counterparts of U.S. patents and applications. 38 of Revance’s patents are issued in the U.S., with the rest issued in Australia, Brazil, Canada, China, Colombia, various countries in Europe, Hong Kong, India, Israel, Japan, Mexico, New Zealand, Singapore and South Africa. In addition, Revance has pending patent applications in the U.S. as well as in Australia, Brazil, Canada, China, Colombia, Europe, Hong Kong, Israel, India, Japan, Korea, Mexico, and Singapore. The earliest that any of Revance’s U.S. patents will expire is July 20, 2021 for U.S. Patent No. 7807780. The latest that any of Revance’s U.S. patents will expire is July 20, 2035. Revance will continue to pursue additional patent protection as well as take appropriate measures to obtain and maintain proprietary protection for Revance’s innovative technologies.

On May 2, 2018, Allergan plc filed an Opposition in the European Patent Office against Revance’s European Patent No. EP 2 661 276 titled “Topical composition comprising botulinum toxin and a dye.” While the opposed patent is not material to DaxibotulinumtoxinA for Injection, Revance continues to take appropriate measures to defend the patent. On May 10, 2019 Revance’s European Patent No. EP 2 490 986 B1 for “Methods and Systems For Purifying Non-Complexed Botulinum Neurotoxin” was opposed. Revance is vigorously defending this patent in the European Patent Office. Revance was informed in May 2019 that Revance’s patent application NC2018/0005351 pending in Colombia for “Injectable Botulinum Toxin Formulations And Methods of Use Thereof Having Long Duration of Therapeutic Effect” was opposed. Revance has responded to this pre-grant opposition. Furthermore, even if Revance’s patents and applications are unchallenged, they may not adequately protect its intellectual property or prevent others from designing around its claims.

Revance’s registered U.S. trademarks include REVANCE®, MOTISTE®, “Remarkable Science Changes Everything®”, Relastin®, “Remarkable Science. Enduring Performance®”, and R Logo®.

Competition

Revance expects to enter highly competitive pharmaceutical and medical device markets. Successful competitors have the ability to effectively discover, develop, test and obtain regulatory approvals for products, as well as the ability to effectively commercialize, market and promote approved products. Numerous companies are engaged in the development, financial, research, manufacture and marketing of healthcare products competitive with those that Revance is developing. Revance’s competitors may also have more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities. Revance’s competitors may be able to develop competing or superior technologies and processes, and compete more aggressively and sustain that competition over a longer period of time than Revance could. Revance’s technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of Revance’s competitors. As more companies develop new intellectual property in Revance’s markets, the possibility of a competitor acquiring patent or other rights that may limit Revance’s products or potential products increases, which could lead to litigation.

Based on Revance’s ongoing clinical trials and submission of Revance’s BLA to the FDA for DaxibotulinumtoxinA for Injection in the treatment of glabellar lines, Revance will continue to pursue additional regulatory approvals for the indications supported in these trials. Initially, Revance expects to compete directly with competitors that sell an injectable neuromodulator product in the markets where Revance has a labeled indication and/or regulatory clearance.

Injectable Neuromodulators

Revance’s primary competitors for DaxibotulinumtoxinA for Injection in the pharmaceutical market are expected to be companies offering injectable dose forms of botulinum toxin, including:

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BOTOX® and BOTOX Cosmetic®, marketed by Allergan plc, since its original approval by the FDA in 1989, has been approved for multiple indications, including glabellar lines, forehead lines, crow’s feet, axillary hyperhidrosis, upper and lower limb spasticity, cervical dystonia, strabismus, blepharospasm, chronic migraine, incontinence, and overactive bladder. Allergan is a leading global pharmaceutical company with significant research, discovery, and delivery capabilities. Allergan was acquired by AbbVie in May 2020, which may have unknown impacts.

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Dysport®, an injectable botulinum toxin for the treatment of cervical dystonia, glabellar lines and upper and lower limb spasticity, is marketed by Ipsen Ltd., or Ipsen, and Galderma, a Nestle company. Galderma has rights to market the product in the U.S. and Canada. Dysport® was approved by the FDA in 2009. Ipsen received marketing authorization for a cosmetic indication for Dysport® in Germany. Ipsen granted Galderma an exclusive development and marketing license for Dysport® for cosmetic indications in the European Union, Russia, Eastern Europe and the Middle East, and first rights of negotiation for other countries around the world, except the U.S., Canada and Japan. Galderma is Ipsen’s sole distributor for Dysport® in Brazil, Argentina and Paraguay. The health authorities of 15 European Union countries have also approved Dysport® for glabellar lines under the trade name Azzalure®. Ipsen and Syntaxin are engaged in a research collaboration agreement to develop native and engineered formats of botulinum toxin.

•	Myobloc® (rimabotulinumtoxinB) is currently marketed by US WorldMeds and approved by the FDA in 2000 for the treatment of cervical dystonia.

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Xeomin®, an injectable botulinum toxin for the treatment of cervical dystonia, glabellar lines, blepharospasm, and upper limb spasticity, is marketed by Merz Pharma, or Merz. Xeomin is approved by the FDA for cervical dystonia and blepharospasm in adults, glabellar lines, and the treatment of upper limb spasticity. Xeomin® is also currently approved for glabellar lines in Korea, Argentina and Mexico, and therapeutic indications in most countries in the European Union as well as Canada and certain countries in Latin America and Asia. Bocouture® (rebranded from Xeomin®), marketed by Merz, has approval for glabellar lines in Germany and the European Union.

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Jeuveau™, an injectable botulinum toxin manufactured by Daewoong Pharmaceutical Co., Ltd. in South Korea, was approved in 2019 by the FDA in the U.S. for the treatment of glabellar lines only. It is marketed in the U.S. by Evolus, Inc. Jeuveau is also known as NABOTA® in South Korea along with other geographic areas and was designated Nuceiva™ in Canada.

Revance is aware of competing botulinum toxins currently being developed or commercialized in the U.S., Asia, South America and other markets. Some of these markets may or may not require adherence to the FDA’s current good manufacturing practice standards (“cGMPs”) or the regulatory requirements of the EMA or other regulatory agencies in countries that are members of the Organization for Economic Cooperation and Development. While some of these products may not meet U.S. regulatory standards, the companies operating in these markets may be able to produce products at a lower cost than U.S. and European manufacturers. In addition to the injectable botulinum toxin dose forms, Revance is aware that other companies are developing topical botulinum toxins for cosmetic and therapeutics indications and are conducting clinical trials for acne, facial aesthetic and hyperhidrosis.

Dermal fillers

Professional facial aesthetic medicine includes neuromodulators and dermal fillers, as well as polymer-based injectables. These and other products experience competition from procedures, such as laser treatments, face lifts, chemical peels, fat injections and cold therapy. In the U.S., dermal filler products, including Allergan’s Juvéderm family of fillers including Juvéderm VOLUMA® XC, compete with Galderma’s Restylane® family of fillers. The FDA has approved Allergan’s Juvéderm® Ultra XC and Ultra Plus XC products containing lidocaine as well as new formulations of Galderma’s Restylane® and Perlane™, also containing lidocaine, and Restylane® without lidocaine for lips. Allergan also has FDA approval for Juvéderm Volbella® XC, created specifically for lips for and long-lasting results. Galderma has FDA approval for Restylane Refyne for the treatment of moderate to severe facial wrinkles and folds, and Restylane Defyne for the treatment of moderate to severe, deep facial wrinkles and folds. Additional competitors in the filler category include Radiesse®, a calcium hydroxylapatite from BioForm, acquired by Merz, Sculptra® from Galderma, and Belotero Balance® from Merz. Internationally, other competitive products include products from Bloomage BioTechnology, LG Life Sciences, Medytox, Sinclair Pharma, and a large number of other hyaluronic acid, bioceramic, protein and other polymer-based dermal fillers. All new generation fillers now last at least six months. Revance believes a neuromodulator with a six-month duration of effect would allow physicians to coordinate treatments with fillers.

Government Regulations

Product Approval Process in the U.S.

In the U.S., the FDA regulates drugs and biologic products under the Federal Food, Drug and Cosmetic Act (“FDCA”), its implementing regulations, and other laws, including, in the case of biologics, the Public Health Service Act (“PHSA”). Revance’s product candidates, DaxibotulinumtoxinA for Injection and DaxibotulinumtoxinA Topical, are subject to regulation by the FDA as a biologic. Biologics require the submission of a BLA to the FDA and approval of the BLA by the FDA before marketing in the U.S.

The process of obtaining regulatory approvals for commercial sale and distribution and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial civil or criminal sanctions. These sanctions could include the FDA’s refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, imposition of a clinical hold on clinical trials, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. The process required by the FDA before a biologic may be marketed in the U.S. generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies performed in accordance with the FDA’s current good laboratory practices (“GLPs”);

•	submission to the FDA of an Investigational New Drug Application (“IND”) which must become effective before human clinical trials in the U.S. may begin;

•	approval by an institutional review board, at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with the FDA’s current good clinical practices (“GCP”) regulations to establish the safety and efficacy of the product candidate for its intended use;

•	submission to the FDA of a BLA;

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satisfactory completion of an FDA inspection, if the FDA deems it as a requirement, of the manufacturing facility or facilities where the product is produced to assess compliance with the FDA’s cGMP regulations to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, potency, quality and purity, as well as compliance with applicable Quality System Regulations (“QSR”), for devices;

•	potential inspections by the FDA of the nonclinical and clinical trial sites that generated the data in support of the BLA;

•	potential review of the BLA by an external advisory committee to the FDA, whose recommendations are not binding on the FDA; and

•	FDA review and approval of the BLA prior to any commercial marketing or sale.

Preclinical Studies

Before testing any compounds with potential therapeutic value in humans, the product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, stability and formulation, as well as animal studies to assess the potential toxicity and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance, or for other reasons.

Clinical Trials

Clinical trials involve the administration of the product candidate to human patients under the supervision of qualified investigators, generally physicians not employed by or under the clinical trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety and effectiveness. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with GCPs. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of clinical trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The product candidate is initially introduced into a limited population of healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for some diseases, or when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients with the disease or condition for which the product candidate is intended to gain an early indication of its effectiveness.

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Phase 2. The product candidate is evaluated in a limited patient population, but larger than in Phase 1, to identify possible adverse events and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted indications and to assess dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, and provide substantial evidence of clinical efficacy and safety in an expanded patient population, such as several hundred to several thousand, at geographically dispersed clinical trial sites. Phase 3 clinical trials are typically conducted when Phase 2 clinical trials demonstrate that a dose range of the product candidate is effective and has an acceptable safety profile. These trials typically have at least 2 groups of patients who, in a blinded fashion, receive either the product or a placebo. Phase 3 clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of a BLA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication to further assess the biologic’s safety and effectiveness after BLA approval. Phase 4 trials can be initiated by the drug sponsor or as a condition of BLA approval by the FDA.

Annual progress reports detailing the results of the clinical trials must be submitted to the FDA and written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the biologic and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final biologic product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests, proposed labeling and other relevant information are submitted to the FDA in the form of a BLA requesting approval to market the product for one or more specified indications. The submission of a BLA is subject to the payment of substantial user fees.

Once the FDA receives a BLA, it has 60 days to review the BLA to determine if it is substantially complete and the data are readable, before it accepts the BLA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the BLA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA has twelve months from submission in which to complete its initial review of a standard BLA and make a decision on the application, and eight months from submission for a priority BLA, and such deadline is referred to as the PDUFA date. The FDA does not always meet its PDUFA dates for either standard or priority BLAs. The review process and the PDUFA date may be extended by three months if the FDA requests or the BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA date.

After the BLA submission is accepted for filing, the FDA reviews the BLA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, potency, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategies (“REMS”), is necessary to assure the safe use of the product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without an approved REMS, if required. A REMS can substantially increase the costs of obtaining approval and limit commercial opportunity.

Before approving a BLA, the FDA can inspect the facilities at which the product is manufactured. The FDA will not approve the BLA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with GCP requirements. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional clinical testing or information before a BLA can be approved.

The FDA will issue a complete response letter if the agency decides not to approve the BLA. The complete response letter describes all of the specific deficiencies in the BLA identified by the FDA during review. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require post marketing studies, sometimes referred to as Phase 4 testing, which involves clinical trials designed to further assess drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. After approval, certain changes to the approved biologic, such as adding new indications, manufacturing changes or additional labeling claims, are subject to further FDA review and approval. Depending on the nature of the change proposed, a BLA supplement must be submitted and approved before the change may be implemented. For many proposed post-approval changes to a BLA, the FDA has up to 180 days to review the supplement. As with new BLAs, the review process is often significantly extended by the FDA requests for additional information or clarification.

Post-Approval Requirements

Any biologic products for which Revance receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, restrictions on direct-to-consumer advertising, promoting biologics for uses or in patient populations that are not described in the product’s approved labeling, known as “off-label use,” industry-sponsored scientific and educational activities, and promotional activities involving the internet. The FDA and other agencies closely regulate the post-approval marketing and promotion of biologics, and although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses. The FDA does not regulate the behavior of physicians in their choice of treatments but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. Failure to comply with these or other FDA requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action, mandated corrective advertising or communications with healthcare professionals, possible civil or criminal penalties or other negative consequences, including adverse publicity.

Revance currently manufactures clinical drug supplies using a combination of third-party manufacturers and Revance’s own manufacturing facility in order to support both of Revance’s product candidates and plans to do so on a commercial scale if its product candidates are approved. Revance’s future collaborators may also utilize third parties for some or all of a product Revance is developing with such collaborator. Revance and Revance’s third-party manufacturers are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of Revance’s biologic product candidate, some of Revance’s U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Revance may apply for restoration of patent term for one of Revance’s currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s BLA. Specifically, the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), established an abbreviated pathway for the approval of biosimilar and interchangeable biological products. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until twelve years after the original branded product was approved under a BLA. However, an application may be submitted after four years, which initiates a process in which the innovator BLA holder and the biosimilar applicant identify patents that could be litigated and resolve patent disputes.

Product Approval Process Outside the U.S.

In addition to regulations in the U.S., Revance will be subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of its future products. Whether or not Revance obtain FDA approval for a product candidate, Revance must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized, decentralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure includes selecting one reference member state (“RMS”), and submitting to more than one member state at the same time. The RMS National Competent Authority conducts a detailed review and prepares an assessment report, to which concerned member states provide comment. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states post-initial approval. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

Federal and State Fraud and Abuse and Data Privacy and Security Laws and Regulations

In addition to FDA restrictions on marketing of pharmaceutical products, federal and state fraud and abuse laws restrict certain business practices in the biotechnology industry. These laws include anti-kickback and false claims statutes. Revance will be subject to these laws and regulations once it begins to directly commercialize its products.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing anything at less than its fair market value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and Revance’s practices may not in all cases meet all of the criteria for statutory exemptions or safe harbor protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the civil monetary penalties statute.

The federal false claims laws, including the False Claims Act, and civil and monetary penalties laws prohibit, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

The federal transparency requirements under ACA, commonly referred to as the Physician Payments Sunshine Act, require certain manufacturers of drugs, devices, biologics and medical supplies to annually report to the Department of Health and Human Services information related to payments and other transfers of value to physicians, as defined by such law, and teaching hospitals and ownership and investment interests held by physicians and their immediate family members.

The Health Insurance Portability and Accountability Act (“HIPAA”), imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, Revance may be subject to data privacy and security regulation by both the federal government and the states in which Revance conducts business. HIPAA, as amended by the Health Information Technology and Clinical Health Act (“HITECH”), and its implementing regulations, imposes certain standards and obligations on covered entities, including certain healthcare providers, health plans and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain, or transmit individually identifiable health information for or on behalf of a covered entity relating to the privacy, security, transmission and breach reporting of individually identifiable health information. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of Revance’s business activities now and in the future could be subject to challenge under one or more of such laws. If Revance’s operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, Revance may be subject to significant penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion of products from reimbursement under government programs and the curtailment or restructuring of Revance’s operations, any of which could adversely affect Revance’s ability to operate its business and its results of operations. To the extent that any of Revance’s products are sold in a foreign country, Revance may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Medical Device Distribution

As the distributor of Teoxane’s RHA® collection of dermal fillers, Revance will be subject to state permitting requirements for distribution of medical devices, and must cooperate with Teoxane in the event of any medical device reports (adverse events) or product recalls. As Revance has no prior experience in the distribution of medical devices, it will take time and expense to build the necessary compliance infrastructure to support these activities.

Coverage and Reimbursement

Patients in the United States and elsewhere generally rely on third-party payors to reimburse part or all of the costs associated with their prescription drugs. Accordingly, Revance’s ability to commercialize DaxibotulinumtoxinA for Injection or any future product candidates for therapeutic indications such as cervical dystonia, adult upper limp spasticity, plantar fasciitis or migraine will depend in part on the coverage and reimbursement levels set by governmental authorities, private health insurers and other third-party payors. As a threshold for coverage and reimbursement, third-party payors generally require that drug products have been approved for marketing by the FDA. Third-party payors also are increasingly challenging the effectiveness of and prices charged for medical products and services. Revance may not obtain adequate third-party coverage or reimbursement for DaxibotulinumtoxinA for Injection or any future product candidates for therapeutic indications, or Revance may be required to sell them at a discount.

Revance expects that third-party payors will consider the efficacy, cost effectiveness and safety of DaxibotulinumtoxinA for Injection in determining whether to approve reimbursement for DaxibotulinumtoxinA for Injection for therapeutic indications and at what level. Revance’s business would be materially adversely affected if Revance does not receive coverage and adequate reimbursement of DaxibotulinumtoxinA for Injection for therapeutic indications from private insurers on a timely or satisfactory basis. No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States; therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, coverage under certain government programs, such as Medicare and Medicaid, may not be available for certain of Revance’s product candidates. As a result, the coverage determination process will likely be a time-consuming and costly process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

In some foreign countries, particularly Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, Revance may be required to conduct a clinical trial that compares the cost-effectiveness of Revance’s products, including DaxibotulinumtoxinA for Injection, to other available therapies.

Healthcare Reform

For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was passed in March 2010, and substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. biotechnology industry. There remain judicial and Congressional challenges to certain aspects of the ACA, as well as efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. It is unclear how this decision, future decisions, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and Revance’s business.

In addition, there have been several recent U.S. congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration’s budget proposal for fiscal year 2020 contained further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has solicited feedback on some of these measures and, at the same, has implemented others under its existing authority. While some of these and other measures may require additional authorization to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Environment, Health and Safety

Revance is voluntarily assessing and publicly reporting its greenhouse gas emissions and water usage, and has begun to take action to reduce such emissions and usage. For example, Revance has established employee commuter programs, evaluated the energy efficiency of Revance’s buildings and installed low-flow water fixtures. Various laws and regulations have been implemented or are under consideration to mitigate the effects of climate change caused by greenhouse gas emissions. For example, the California Air Resources Board is in the process of drafting regulations to meet state emissions targets. Based on current information and subject to the finalization of the proposed regulations, Revance believes that its primary risk related to climate change is the risk of increased energy costs. However, because Revance is not an energy-intensive business, Revance does not anticipate being subject to a cap and trade system or any other mitigation measures that would likely be material to Revance’s capital expenditures, results of operations or competitive position.

Revance is also subject to other federal, state and local regulations regarding workplace safety and protection of the environment. Revance uses hazardous materials, chemicals, and various compounds in Revance’s research and development activities and cannot eliminate the risk of accidental contamination or injury from these materials. Certain misuse or accidents involving these materials could lead to significant litigation, fines and penalties. Revance has implemented proactive programs to reduce and minimize the risk of hazardous materials incidents.

Customers

For the years ended December 31, 2019 and 2018, all of Revance’s revenue was from Mylan under the Mylan Collaboration. For the years ended December 31, 2017, all of Revance’s revenue represented royalty revenue from Precision Dermatology, Inc., which was subsequently acquired by Valeant Pharmaceuticals International Inc., now known as Bausch Health Companies Inc.

Employees

As of December 31, 2019, Revance had 193 employees. Of these employees, 129 employees were engaged in research and development and 64 employees were engaged in finance, marketing, human resources, facilities, information technology, and other general management and administrative activities. Revance plans to continue to expand its research, development, and commercial activities in 2021. None of Revance’s employees are represented by a labor union and Revance considers its employee relations to be good.

Corporate Information

Revance was incorporated in Delaware in August 1999, under the name Essentia Biosystems, Inc. Revance commenced operations in June 2002 and, in April 2005, changed its name to Revance Therapeutics, Inc. Revance’s principal executive offices are located at 7555 Gateway Boulevard, Newark, California 94560, and its telephone number is (510) 742-3400.

Property

Revance’s headquarters are located in Newark, California, where it occupies approximately 109,000 square feet of office, laboratory and manufacturing space. The current term of Revance’s lease expires in January 2027. Revance has options to extend the leases for up to 14 years, which would extend the lease through January 2041. Revance believes that its current facilities are adequate for its needs for the immediate future and that, should it be needed, additional space can be leased to accommodate any future growth.

Legal Proceedings

From time to time, Revance may be involved in litigation relating to claims arising out of its operations. Revance is not currently involved in any material legal proceedings. Revance may, however, be involved in material legal proceedings in the future. Such matters are subject to uncertainty and there can be no assurance that such legal proceedings will not have a material adverse effect on Revance’s business, results of operations, financial position or cash flows.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

REVANCE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Revance Therapeutics, Inc. (“Revance”, the “Company”, “we” or “our”) is a biotechnology company, developing new innovations in neuromodulators for aesthetic and therapeutic indications. Our lead product candidate, DaxibotulinumtoxinA for Injection, combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. We have successfully completed a Phase 3 program for DaxibotulinumtoxinA for Injection in glabellar (frown) lines. In November 2019, we submitted the BLA to the U.S. FDA for DaxibotulinumtoxinA for Injection in the treatment of moderate to severe glabellar (frown) lines. The FDA accepted the BLA on February 5, 2020, and the PDUFA target action date is November 25, 2020. If the BLA is approved on or by the target action date, we plan to initiate commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before the end of 2020. We are also evaluating DaxibotulinumtoxinA for Injection in upper facial lines - glabellar lines, forehead lines and crow’s feet combined — as well as in three therapeutic indications — cervical dystonia, adult upper limb spasticity and plantar fasciitis. Beyond DaxibotulinumtoxinA for Injection, we have begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. In January 2020, we entered into the Teoxane Agreement with Teoxane, pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of RHA® dermal fillers. We are dedicated to making a difference by transforming patient experiences.

Impact of the COVID-19 Pandemic on Our Operations

On March 11, 2020, the World Health Organization declared COVID-19, the disease caused by the novel coronavirus, a pandemic and recommended containment and mitigation measures worldwide. On March 13, 2020, the U.S. declared a national emergency with respect to the coronavirus pandemic. This pandemic has severely affected global economic activity, and many countries and many states in the U.S. have reacted to the outbreak by instituting quarantines, mandating business and school closures and restricting travel.

The health and safety of the Revance team, their families and our communities remains our top priority. As a response to COVID-19 pandemic, we curtailed employee travel and implemented a corporate work from home policy in March 2020. We continue to monitor the situation and will gradually resume normal operations once it is prudent to do so, and in compliance with all Federal, state, and local laws. In the meantime, we have adopted remote working tools to minimize the disruption to the achievement of our goals and objectives.

The COVID-19 pandemic may negatively affect our supply chain, end user demand for our products, our ability to obtain approval of product candidates from the FDA or other regulatory authorities and our commercialization activities. For instance, the product supply of the RHA® collection of dermal fillers was delayed by distribution partner, Teoxane SA, as they temporarily suspended production in Geneva, Switzerland as a precaution surrounding the COVID-19 pandemic. Teoxane resumed manufacturing operations at the end of April 2020 and has projected to deliver the RHA® collection of dermal fillers to us in June 2020.

As a result, our anticipated product launch of the RHA® 2, 3 and 4 collection of dermal fillers has been delayed by at least one quarter and the hiring time frame for building our sales force has been adjusted to coincide with product availability. In addition, port closures and other restrictions resulting from the COVID-19 pandemic may disrupt our supply chain or limit our ability to obtain sufficient materials for our drug products.

Our clinical trials may also be affected by the COVID-19 pandemic. Site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic. Currently, enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing. COVID-19 pandemic may delay enrollment in our global clinical trials, and some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services.

The ultimate impact of the COVID-19 pandemic is highly uncertain and we do not yet know the full extent of potential delays or impacts on our business, our clinical trials, our supply chains, end user demand for our products, healthcare systems or the global economy as a whole. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations.

Neuromodulator Pipeline

To ensure proper clinical trial coordination and completion, in line with the FDA-issued guidance of March 18, 2020 on the Conduct of Clinical Trials of Medical Products during the COVID-19 Pandemic, we are evaluating and implementing risk-based approaches for remote clinical trial monitoring and activities, including remote patient assessment, for those subjects who cannot physically visit clinic sites, to ensure the full completion of trials.

DaxibotulinumtoxinA for Injection - Aesthetics

Glabellar lines. In December 2018, we announced top-line results for the SAKURA 3 open-label, long-term safety study. DaxibotulinumtoxinA for Injection appeared to be generally well-tolerated with no new tolerability or safety concerns reported. We submitted the BLA in November 2019. The FDA accepted the BLA on February 5, 2020, and the PDUFA target action date is November 25, 2020. If the BLA is approved on or by the target action date, we plan to initiate commercialization activities for DaxibotulinumtoxinA for Injection for the treatment of glabellar lines before the end of 2020.

The FDA has not informed us of any changes to its PDUFA date and we continue to assist the FDA with its review. As we have a U.S. based manufacturing facility and manufacture our drug substance and drug product in Newark, California, we do not anticipate any supply chain issues related to the production of DaxibotulinumtoxinA for Injection and expect to have drug product on time for commercial launch, subject to product approval.

Forehead lines. In January 2019, we initiated a Phase 2 multicenter, open-label, dose-escalation study to evaluate treatment of moderate or severe dynamic forehead lines in conjunction with treatment of the glabellar complex. The objective is to understand the potential dosing and injection patterns of DaxibotulinumtoxinA for Injection in other areas of the upper face in addition to the lead indication in glabellar lines. We completed enrollment for the study in July 2019 and had all subjects dosed and past the primary endpoint as of March 2020. We expect to release top-line results in second quarter of 2020.

Lateral canthal lines. In March 2019, we initiated a Phase 2 multicenter, open-label, dose-escalation study to evaluate the treatment of moderate or severe lateral canthal lines. The objective is to understand the potential dosing of DaxibotulinumtoxinA for Injection in the lateral canthal area. We completed enrollment for the study in August 2019 and had all subjects dosed and past the primary endpoint as of March 2020. We expect to release top-line results in second quarter of 2020.

Upper Facial Lines. In December 2019, we initiated a new multicenter, open-label Phase 2 trial for treatment of the upper facial lines — glabellar (frown), lateral canthal (crow’s feet), and forehead lines combined — to understand the safety and efficacy, including potential dosing and injection patterns, of DaxibotulinumtoxinA for Injection, covering the upper facial lines. This trial is in addition to the existing open-label Phase 2 clinical trials that the company has already fully enrolled in forehead lines and crow’s feet. We completed enrollment with all subjects dosed in the first quarter of 2020. The timing of the top-line results release is expected in the fourth quarter of 2020.

DaxibotulinumtoxinA for Injection - Therapeutics

Cervical dystonia (ASPEN). In June 2018, we announced the initiation of patient dosing in our ASPEN Phase 3 clinical program based on the Phase 2 safety and efficacy results and guidance from the FDA and European

Medicines Agency (“EMA”). The ASPEN Phase 3 clinical program consists of two trials to evaluate the safety and efficacy of DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia in adults including a randomized, double-blind, placebo-controlled, parallel group trial (ASPEN-1), and an open-label, long-term safety trial (ASPEN-OLS). We announced the completion of the ASPEN-1 enrollment in November 2019 with all subjects dosed and past the primary endpoint visit, and expect to release topline results in the second half of 2020. The target number for enrollment for ASPEN-OLS has been met and the trial is ongoing.

Adult upper limb spasticity (JUNIPER). In December 2018, we initiated a Phase 2 trial for the treatment of adult upper limb spasticity (JUNIPER). This is a randomized, double-blind, placebo-controlled, parallel group, dose-ranging trial to evaluate the efficacy and safety of DaxibotulinumtoxinA for Injection for the treatment of upper limb spasticity in adults after stroke or traumatic brain injury. Enrollment in the JUNIPER Phase 2 adult upper limb spasticity trial is paused due to challenges in subject assessments during time of required social distancing. We will provide a new date for expected full enrollment after the trial is reopened and an enrollment trajectory is established.

Plantar fasciitis. We initiated our current Phase 2 trial in December 2018. The Phase 2 prospective, randomized, double-blind, multi-center, placebo-controlled study was designed to evaluate the safety and efficacy of two doses of administration of our investigational drug candidate DaxibotulinumtoxinA for Injection in reducing the signs and symptoms of plantar fasciitis. We completed Phase 2 trial enrollment in December 2019 with all subjects dosed and past the primary endpoint. We expect to release top-line results in the second half of 2020.

Migraine. As part of our 2020 planning process, we decided to adjust the initiation of migraine clinical trials this year and will re-evaluate the timing next year as part of our 2021 planning cycle.

Teoxane’s Resilient Hyaluronic Acid®(RHA®) Technology and Launch

In January 2020, we entered into the Teoxane Agreement with Teoxane, pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of RHA dermal fillers in exchange for 2,500,000 shares of our common stock and certain other commitments by us. The Teoxane Agreement includes rights to i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, ii) RHA® 1, which is currently in clinical trials for the treatment of perioral rhytids and is anticipated to be approved by the FDA in 2021, and iii) future hyaluronic acid filler advancements and products by Teoxane (collectively the “RHA® collection of dermal fillers”) in the U.S. and U.S. territories and possessions. The Teoxane Agreement will be effective for a term of ten years upon the mutual agreement of the parties with an option to extend for two additional years. We are required to meet certain minimum purchase obligations during each year of the term. We are also required to meet certain minimum expenditure requirements in connection with commercialization efforts. Either party may terminate the Teoxane Agreement in the event of the insolvency of, or a material breach by, the other party, including certain specified breaches that include the right for Teoxane to terminate the Teoxane Agreement for our failure to meet the minimum purchase requirements or commercialization expenditure during specified periods, or for our breach of the exclusivity obligations under the Teoxane Agreement.

As of mid-March, product supply of the RHA® collection of dermal fillers was delayed due to Teoxane’s temporarily suspended production in Geneva, Switzerland as a precaution surrounding the COVID-19 pandemic. Teoxane resumed manufacturing operations at end of April 2020 and has projected to deliver to deliver the RHA® collection of dermal fillers to us in June 2020. We have adjusted our plan accordingly to build out a U.S. commercial organization and to introduce the FDA-approved RHA® collection of dermal fillers in the U.S. in the third quarter of 2020. Our plan to launch RHA® collection of dermal fillers in the U.S. is subject to change based on Teoxane’s ability to resume production with regard to COVID-19 pandemic containment and recovery in France and Switzerland. The term of the Teoxane agreement does not begin until launch.

Mylan and OnabotulinumtoxinA Biosimilar

In August 2019, the Mylan Collaboration was amended to, among other things, revise the period of time for the Continuation Decision to be on or before the later of (i) April 30, 2020 or (ii) 30 calendar days from the date that we provide Mylan with certain deliverables. In May 2020, Mylan provided Revance with written notice of its decision to continue the development and commercialization of the biosimilar. Delivery of the continuation notice obligates Mylan to pay Revance a one-time cash milestone payment of $30 million.

Convertible Senior Notes

On February 14, 2020, we issued the 2027 Notes with an aggregate principal balance of $287.5 million, pursuant to the Indenture. The 2027 Notes are senior unsecured obligations and bear interest at a rate of 1.75% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The 2027 Notes will mature on February 15, 2027, unless earlier converted, redeemed or repurchased. The 2027 Notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. In connection with issuing the 2027 Notes, we received $278.3 million in net proceeds, after deducting the initial purchasers’ discount, commissions, and other issuance costs. We may not redeem the 2027 Notes prior to February 20, 2024, and no sinking fund is provided for the 2027 Notes.

Follow-On Public Offering

In December 2019, we completed a follow-on public offering, pursuant to which we issued 6,500,000 shares of common stock at $17.00 per share for net proceeds of $103.6 million, after underwriting discounts, commissions and other offering expenses. In January 2020, the underwriters exercised their over-allotment option to purchase 975,000 additional shares of common stock at $17.00 per share for net proceeds of $15.6 million, after underwriting discounts, commissions and other offering expenses.

Results of Operations

Three Months Ended March 31, 2020 and March 31, 2019

Revenue

For the three months ended March 31, 2020, our total revenue decreased $0.2 million or 79%, compared to the same periods in 2019, due to relative effort and timing of the initial development activities from the Mylan Collaboration.

In May 2020, Mylan provided Revance with written notice of its decision to continue the development and commercialization of the biosimilar. As such, we expect to continue to generate revenue related to the Mylan Collaboration.

Operating Expenses

Our operating expenses consist of research and development expenses and selling, general and administrative expenses. The largest component of our operating expenses is our personnel costs including stock-based compensation. We expect our operating expenses to increase in the near term as we prepare to commercialize the Teoxane RHA® collection of dermal fillers in the U.S. and, if the BLA is approved on or before the PDUFA target action date, DaxibotulinumtoxinA for Injection for treatment of glabellar lines, initiate and complete additional clinical trials and associated programs related to DaxibotulinumtoxinA for Injection for the treatment cervical of dystonia, plantar fasciitis, adult upper limb spasticity, and any future new indications, and our biosimilar product candidate.

Research and Development Expenses

We recognize research and development expenses as they are incurred. Since our inception, we have focused on our clinical development programs and the related research and development. Since 2002, we have been developing one or more of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, and our biosimilar product candidate and have typically shared our employees, consultants and infrastructure resources across all programs. We believe that the strict allocation of costs by product candidate would not be meaningful, therefore, we generally do not track these costs by product candidates.

Research and development expenses consist primarily of:

•	salaries and related expenses for personnel in research and development functions, including stock-based compensation;

•

expenses related to the initiation and completion of clinical trials and studies for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical and our biosimilar candidate, including expenses related to production of clinical supplies;

•

fees paid to clinical consultants, contract research organizations (“CROs”) and other vendors, including all related fees for investigator grants, patient screening fees, laboratory work and statistical compilation and analysis;

•	other consulting fees paid to third parties;

•	expenses related to establishment and maintenance of our own manufacturing facilities;

•	expenses related to the manufacture of drug substance and drug product supplies for ongoing and future preclinical and clinical trials and other pre-commercial supplies;

•	expenses to support our product development and establish manufacturing capabilities to support potential future commercialization of any products for which we may obtain regulatory approval;

•	expenses related to license fees and milestone payments under in-licensing agreements;

•	expenses related to compliance with drug development regulatory requirements in the U.S., the European Union and other foreign jurisdictions;

•	depreciation and other allocated expenses; and

•	charges from asset acquisition related to in-process research and development.

Our research and development expenses are subject to numerous uncertainties primarily related to the timing and cost needed to complete our respective projects. Further, the development timelines, probability of success and development expenses can differ materially from expectations, and the completion of clinical trials may take several years or more depending on the type, complexity, novelty and intended use of a product candidate. Accordingly, the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development. We expect to maintain our research and development efforts as we continue our clinical development of DaxibotulinumtoxinA for Injection for the treatment of facial wrinkles and other neuroscience indications, such as cervical dystonia, plantar fasciitis, adult upper limb spasticity, and migraine, any future new indications, and our biosimilar product candidate or if the FDA requires us to conduct additional clinical trials for approval.

Our research and development expenses fluctuate as projects transition from one development phase to the next. Depending on the stage of completion and level of effort related to each development phase undertaken, we may reflect variations in our research and development expenses. We expense both internal and external research and development expenses as they are incurred.

Our research and development expenses are summarized as follows:

	Three Months Ended March 31,
(in thousands, except percentages)	2020	2019	Change
Clinical and regulatory	$14,688	$12,367	19%
In-process research and development	11,184	—	N/M
Manufacturing and quality	9,387	7,362	28%
Other research and development expenses	2,093	2,187	(4)%
Stock-based compensation	2,442	2,079	17%

Total research and development expenses	$39,794	$23,995	66%

N/M - Not meaningful

Clinical and regulatory

Clinical and regulatory expenses include personnel costs, external clinical trial costs for clinical sites, clinical research organizations, central laboratories, data management, contractors and regulatory activities associated with the development of DaxibotulinumtoxinA for Injection. For the three months ended March 31, 2020 and 2019, clinical and regulatory costs totaled $14.7 million, or 37%, and $12.4 million, or 52%, respectively, of the total research and development expenses for the respective periods.

For the three months ended March 31, 2020, clinical and regulatory expenses increased by $2.3 million, or 19%, compared to the same period in 2019. This increase is primarily due to increased expenses related to hiring additional personnel and outside services to support new and continuing clinical trials. We expect to maintain our clinical and regulatory expenses in the near term as we initiate and complete clinical trials and other associated programs related to DaxibotulinumtoxinA for Injection for the treatment forehead lines, lateral canthal lines, cervical dystonia, plantar fasciitis, and adult upper limb spasticity. We expect a temporary decrease in clinical costs in the near future as a result of pausing JUNIPER and other related activities due to our response to the COVID-19 pandemic.

In-process research and development

In connection with the Teoxane Agreement, $11.2 million of the aggregate purchase consideration is recognized as in-process research and development that are related to certain products and indications not approved by the FDA.

Manufacturing and quality

Manufacturing and quality expenses include personnel and occupancy expenses, external contract manufacturing costs and pre-approval manufacturing of drug product used in our research and development of DaxibotulinumtoxinA for Injection. Manufacturing and quality expenses also include raw materials, lab supplies, and storage and shipment of our product to support quality control and assurance activities. These expenses do not include clinical expenses associated with the development of DaxibotulinumtoxinA for Injection. For the three months ended March 31, 2020 and 2019, manufacturing and quality expenses were $9.4 million, or 24%, and $7.4 million, or 31%, respectively, of the total research and development expenses for the respective periods.

For the three months ended March 31, 2020, manufacturing and quality expenses increased by $2.0 million, or 28%, compared to the same period in 2019, primarily due to increased expenses related to manufacturing and quality activities, and hiring additional personnel. We expect to increase our manufacturing and quality efforts as we approach commercialization for the potential launch of DaxibotulinumtoxinA for Injection despite certain disruptions related to the COVID-19 pandemic. Certain amounts of the manufacturing and quality expenses, among other costs, are expected to be treated as inventory costs after the potential approval of DaxibotulinumtoxinA for Injection is obtained.

Other research and development expenses

Other research and development expenses include expenses for personnel, contract research organizations, consultants, raw materials, and lab supplies used to conduct preclinical research and development of DaxibotulinumtoxinA for Injection and our biosimilar product candidate. For the three months ended March 31, 2020 and 2019, other research and development expenses were $2.1 million, or 5%, and $2.2 million, or 9%, respectively, of the total research and development expenses for the respective periods.

For the three months ended March 31, 2020, other research and development expenses decreased by $0.1 million, or 4%, compared to the same period in 2019, primarily due to decreased expenses related to the initial development activities from the Mylan Collaboration, which was completed in February 2019. In May 2020, Mylan notified and confirmed their decision to continue with the biosimilar development program

Stock-based compensation

For the three months ended March 31, 2020, stock-based compensation included in research and development expenses increased by $0.4 million, or 17%, compared to the same periods in 2019, primarily due to increased employee headcount.

Selling, general and Administrative Expenses

Selling, general and administrative expenses consist primarily the following:

•	RHA® collection of dermal fillers pre-commercial sales and marketing activities and compensation costs of our sales force hired to date;

•	other RHA® and DaxibotulinumtoxinA for Injection pre-commercial activities including market research and public relations;

•	personnel and service costs in our finance, information technology, commercial, investor relations, legal, human resources, and other administrative functions, including stock-based compensation; and

•	professional fees for accounting and legal services, including legal services associated with obtaining and maintaining patents.

We expect that our selling, general and administrative expenses will increase with the launch of the RHA® collection of dermal fillers and, if approved, the commercialization of DaxibotulinumtoxinA for Injection.

Our selling, general and administration expenses are summarized as follows:

	Three Months Ended March 31,
(in thousands, except percentages)	2020	2019	Change
Selling, general and administrative expenses before stock-based compensation	$17,122	$10,830	58%
Stock-based compensation	4,102	2,080	97%

Total selling, general and administrative expenses	$21,224	$12,910	64%

Selling, general and administrative expenses before stock-based compensation

For the three months ended March 31, 2020, selling, general and administrative expenses increased by $6.3 million, or 58%, compared to the same period in 2019, primarily due to ramp up in pre-commercial activities, increased personnel in commercial and administrative functions, and costs related to professional services in preparation for the launch of Teoxane’s RHA® collection of dermal fillers and, if approved, DaxibotulinumtoxinA for Injection.

We expect selling, general and administrative expenses to ramp-up for the planned commercial activities in the near future. With the revised launch plan for the RHA® collection of dermal fillers mentioned above, the planned activities and related costs are shifted by approximately one quarter from the second quarter to the third quarter of 2020, but the expenses are not expected to decrease as a result of the delay.

Stock-based compensation

For the three months ended March 31, 2020, stock-based compensation included in selling, general and administrative expenses increased by $2.0 million, or 97%, compared to the same period in 2019, primarily due to increased employee headcount, and the stock-based compensation expense for the performance stock awards which were granted starting in the fourth quarter of 2019.

Net Non-Operating Income and Expense

Interest Income

Interest income primarily consists of interest income earned on our deposit, money market fund, and investment balances. We expect interest income to vary each reporting period depending on our average deposit, money market fund, and investment balances during the period and market interest rates.

Interest Expense

Interest expense includes cash and non-cash components. The cash component of the interest expense represents the contractual interest charges for our convertible senior notes. The non-cash component of the interest expense represents the amortization of the debt discount issuance costs for our convertible senior notes issued in February 2020. For the three months ended March 31, 2020, interest expense of $2.1 million was from the 2027 Notes issued in February 2020.

Change in Fair Value of Derivative Liability

The derivative liability on our condensed consolidated balance sheets is remeasured to fair value at each balance sheet date with the corresponding gain or loss recorded. We will continue to record adjustments to the fair value of derivative liability until we make the payment.

Other Expense, net

Other expense, net primarily consists of miscellaneous tax and other expense items.

Our net non-operating income and expense are summarized as follows:

	Three Months Ended March 31,
(in thousands, except percentages)	2020	2019	Change
Interest income	$1,491	$1,570	(5)%
Interest expense	(2,148)	—	N/M
Change in fair value of derivative liability	(90)	(92)	(2)%
Other expense, net	(126)	(155)	(19)%

Total net non-operating income (expense)	$(873)	$1,323	(166)%

N/M - Not meaningful

Fiscal Years Ended December 31, 2019 and December 31, 2018

Revenue

	Year Ended December 31,			2019 vs. 2018
(in thousands, except percentages)	2019	2018	2017	%
Milestone	$413	$3,729	$—	(89)%
Relastin Royalty	—	—	262	—%

Total revenue	$413	$3,729	$262	(89)%

Our total revenue for the year ended December 31, 2019 decreased $3.3 million or 89% compared to the same period in 2018, primarily due to the timing of the initial development activities from the Mylan Collaboration which was completed in February 2019.

Operating Expenses

Our operating expenses consist of research and development expenses and general and administrative expenses. The largest component of our operating expenses is our personnel costs including stock-based compensation. We expect our operating expenses to increase in the near term as we prepare to commercialize the Teoxane RHA® collection of dermal fillers in the U.S. and, if the BLA is approved on or before the PDUFA target action date, DAXI for treatment of glabellar lines, initiate and complete additional clinical trials and associated programs related to DAXI for the treatment of facial wrinkles, cervical dystonia, plantar fasciitis, adult upper limb spasticity, and any future new indications, and our biosimilar product candidate.

Research and Development Expenses

We recognize research and development expenses as they are incurred. Since our inception, we have focused on our clinical development programs and the related research and development. Since 2002, we have been developing one or more of DAXI, DaxibotulinumtoxinA Topical, and our biosimilar product candidate and have typically shared our employees, consultants and infrastructure resources across all programs. We believe that the strict allocation of costs by product candidate would not be meaningful, therefore, we generally do not track these costs by product candidates.

Research and development expenses consist primarily of:

•	salaries and related expenses for personnel in research and development functions, including stock-based compensation;

•

expenses related to the initiation and completion of clinical trials and studies for DAXI, DaxibotulinumtoxinA Topical and our biosimilar candidate, including expenses related to production of clinical supplies;

•

fees paid to clinical consultants, contract research organizations (“CROs”) and other vendors, including all related fees for investigator grants, patient screening fees, laboratory work and statistical compilation and analysis;

•	other consulting fees paid to third parties;

•	expenses related to establishment and maintenance of our own manufacturing facilities;

•	expenses related to the manufacture of drug substance and drug product supplies for ongoing and future preclinical and clinical trials and other pre-commercial supplies;

•	expenses to support our product development and establish manufacturing capabilities to support potential future commercialization of any products for which we may obtain regulatory approval;

•	expenses related to license fees and milestone payments under in-licensing agreements;

•	expenses related to compliance with drug development regulatory requirements in the U.S., the European Union and other foreign jurisdictions; and

•	depreciation and other allocated expenses.

Our research and development expenses are subject to numerous uncertainties primarily related to the timing and cost needed to complete our respective projects. Further, the development timelines, probability of success and development expenses can differ materially from expectations, and the completion of clinical trials may take several years or more depending on the type, complexity, novelty and intended use of a product candidate. Accordingly, the cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development. We expect to maintain our research and development efforts as we continue our clinical development of DAXI for the treatment of facial wrinkles and other neuroscience indications, such as cervical dystonia, plantar fasciitis, adult upper limb spasticity, and migraine, any future new indications, and our biosimilar product candidate or if the FDA requires us to conduct additional clinical trials for approval.

Our research and development expenses fluctuate as projects transition from one development phase to the next. Depending on the stage of completion and level of effort related to each development phase undertaken, we may reflect variations in our research and development expenses. We expense both internal and external research and development expenses as they are incurred.

Our research and development expenses are summarized as follows:

	Year Ended December 31,		2019 vs. 2018
(in thousands, except percentages)	2019	2018	%
Clinical and regulatory	$52,191	$47,777	9%
Manufacturing and quality	32,226	25,857	25%
Other research and development expenses	9,932	11,386	(13)%
Stock-based compensation	8,512	7,480	14%

Total research and development expenses	$102,861	$92,500	11%

Clinical and regulatory

Clinical and regulatory expenses include personnel costs, external clinical trial costs for clinical sites, clinical research organizations, central laboratories, data management, contractors and regulatory activities associated with the development of DAXI. For the years ended December 31, 2019, and 2018, clinical and regulatory expenses totaled $52.2 million, or 51%, and $47.8 million, or 52% of the total research and development expenses in 2019 and 2018, respectively.

Clinical and regulatory expenses for the year ended December 31, 2019 increased by 9%, compared to the same period in 2018, primarily due to increased expenses related to hiring additional personnel and outside services to support BLA preparation activities. We expect to maintain our clinical and regulatory expenses in the near term as we initiate and complete clinical trials and other associated programs related to DAXI for the treatment forehead lines, lateral canthal lines, cervical dystonia, plantar fasciitis, adult upper limb spasticity, and migraine.

Manufacturing and quality

Manufacturing and quality expenses include personnel and occupancy expenses, external contract manufacturing costs and pre-approval manufacturing of drug product used in our research and development of DAXI. Manufacturing and quality expenses also include raw materials, lab supplies, and storage and shipment of our product to support quality control and assurance activities. These expenses do not include clinical expenses associated with the development of DAXI. For the years ended December 31, 2019 and 2018, our manufacturing and quality expenses were $32.2 million, or 31%, and $25.9 million, or 28% of the total research and development expenses in 2019 and 2018, respectively.

Manufacturing and quality expenses for the year ended December 31, 2019 increased by 25%, compared to the same period in 2018, primarily due to increased expenses related to pre-BLA manufacturing and quality activities, hiring additional personnel and outside services to address compliance requirements, and infrastructure build-out. We expect to increase our manufacturing and quality efforts as we approach commercialization.

Other research and development expenses

Other research and development expenses include expenses for personnel, contract research organizations, consultants, raw materials, and lab supplies used to conduct preclinical research and development of DAXI and our biosimilar product candidate. Other research and development expenses were $9.9 million, or 10%, and $11.4 million, or 12% for the years ended on December 31, 2019 and 2018, respectively.

Other research and development expenses for the year ended December 31, 2019 decreased by 13%, compared to the same period in 2018, primarily due to the expenses related to the initial development activities from the Mylan Collaboration, which was completed in February 2019. In May 2020, Mylan notified and confirmed their decision to continue with the biosimilar development program.

Stock-based compensation

Stock-based compensation included in research and development increased by $1.0 million, or 14%, for the year ended December 31, 2019 compared to the same period in 2018, primarily due to an increase in employee headcount, offset by an average decrease in the fair value of stock option granted during those periods.

General and Administrative Expenses

General and administrative expenses consist primarily the following:

•	pre-activities including market research, public relations, promotion and advertising;

•	personnel and service costs in our finance, information technology, commercial, investor relations, legal, human resources, and other administrative functions, including stock-based compensation; and

•	professional fees for accounting and legal services, including legal services associated with obtaining and maintaining patents and litigation.

We expect that our general and administrative expenses will increase with the launch of the RHA® collection of dermal fillers and the continued development of, and if approved, the commercialization of DAXI.

Our general and administration expenses are summarized as follows:

	Year Ended December 31,		2019 vs. 2018
(in thousands, except percentages)	2019	2018	%
General and administrative expenses before stock-based compensation	$52,601	$45,070	17%
Stock-based compensation	9,410	8,793	7%

Total general and administrative expenses	$62,011	$53,863	15%

General and administrative expenses before stock-based compensation

General and administrative expenses for the year ended December 31, 2019 increased by 17%, compared to the same period in 2018, primarily due to ramp up in pre-commercial activities, increased personnel in commercial and administrative functions, and costs related to infrastructure build-out.

Stock-based compensation

Stock-based compensation included in general and administrative expenses for the year ended December 31, 2019 increased by $0.6 million, or 7%, compared to the same period in 2018, primarily due to stock-based award modifications in connection with certain employees’ termination and increased employee headcount, offset by an average decrease in fair value of stock option granted during the period.

Net Non-Operating Income and Expense

Interest Income

Interest income primarily consists of interest income earned on our deposit, money market fund, and investment balances. We expect interest income to vary each reporting period depending on our average deposit, money market fund, and investment balances during the period and market interest rates.

Interest Expense

Interest expense primarily consists of the interest charges associated with our financing obligations and capitalized interest. Interest expense includes cash and non-cash components with the non-cash components consisting of effective interest recognized on the financing obligations, and interest capitalized for assets constructed for use in operations.

Change in Fair Value of Derivative Liability

The derivative liability on our consolidated balance sheet is remeasured to fair value at each balance sheet date with the corresponding gain or loss recorded. We will continue to record adjustments to the fair value of derivative liability until we make the payment.

Other Expense, net

Other expense, net primarily consists of miscellaneous tax and other expense items.

Our net non-operating income and expense are summarized as follows:

	Year Ended December 31,		2019 vs. 2018
(in thousands, except percentages)	2019	2018	%
Interest income	$5,532	$4,023	38%
Interest expense	—	(44)	(100)%
Changes in fair value of derivative liability	(199)	(140)	42%
Other expense, net	(303)	(773)	(61)%

Total net non-operating income	$5,030	$3,066	64%

Our total net non-operating income for the year ended December 31, 2019 increased by $2.0 million, compared to the same period in 2018, primarily due to our higher cash balances available for investment activities and higher net interest rates in 2019.

Income Tax Provision

Since inception, we have incurred net losses and have not recorded any U.S. federal or state income tax and the tax benefits of our operating losses have been fully offset by valuation allowances. There was no provision or benefit from income taxes for the year ended December 31, 2019. The tax provision of $3.0 million for the year ended December 31, 2018 was a foreign withholding tax associated with the Fosun License Agreement.

Liquidity and Capital Resources

Our financial condition is summarized as follows:

(in thousands)	March 31, 2020	December 31, 2019	Increase
Cash, cash equivalents, and short-term investments	$511,270	$290,115	$221,155
Working Capital	$476,806	$255,623	$221,183
Stockholders’ Equity	$308,375	$225,490	$82,885

Sources and Uses of Cash for the Three Months ended March 31, 2020 and March 31, 2019

We hold our cash, cash equivalents, and short-term investments in a variety of non-interest bearing bank accounts and interest-bearing instruments subject to investment guidelines allowing for certain lower-risk holdings such as, but not limited to, money market accounts, U.S. treasury securities, U.S. government and agency securities, overnight purchase agreements, and commercial paper. Our investment portfolio is structured to provide for investment maturities and access to cash to fund our anticipated working capital needs.

As of March 31, 2020 and December 31, 2019, we had cash, cash equivalents and short-term investments of $511.3 million and $290.1 million, respectively, which represented an increase of $221.2 million. The increase was primarily due to the proceeds from issuance of convertible senior notes of $287.5 million, the issuance of common stock in connection with the offering, net of commissions and discount, of $15.6 million. These increases were primarily offset by cash used in operating activities of $43.3 million, payment of capped call transactions of $28.9 million and payments of offering costs and convertible senior notes transaction costs of $9.0 million.

We derived the following summary of our condensed consolidated cash flows for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(in thousands)	2020	2019
Net cash provided by (used in):
Operating activities	$(43,289)	$(11,414)
Investing activities	$(105,569)	$(103,441)
Financing activities	$264,347	$106,868

Cash Flows from Operating Activities

Our cash used in operating activities is primarily driven by personnel, manufacturing and facility costs, clinical development, and pre-commercial activities. The changes in net cash used in operating activities are primarily related to our net loss, working capital fluctuations and changes in our non-cash expenses, all which are highly variable. Our cash flows from operating activities will continue to be affected principally by our working capital requirements and the extent to which we increase spending on personnel and research and development activities as our business grows.

For the three months ended March 31, 2020, net cash used in operating activities was $43.3 million, which was primarily due to approximately $15 million of investing in our personnel and talent retention; approximately $12 million in professional services and consulting; approximately $11 million in clinical trials; $4 million in rent, supplies and utilities; and $4 million in legal and other expenditure; offset by $1.5 million in interest income from our cash, cash equivalent and short-term investments, and $0.9 million payment received from Fosun.

For the three months ended March 31, 2019, net cash used in operating activities was $11.4 million, which was primarily due to clinical spend of approximately $11 million to advance our clinical programs toward commercialization; investing in our personnel and talent retention, which represents approximately $14 million; professional services and consulting of approximately $9 million; and rent, supplies and utilities of $5 million; offset by the upfront payment, net with withholding tax, received under the Fosun License Agreement of $27 million. The remaining balance of operating activities related primarily to other supplies.

Cash Flows from Investing Activities

For the three months ended March 31, 2020 and 2019, net cash used in investing activities was primarily due to fluctuations in the timing purchases and maturities of investments, purchases of property and equipment, and in 2020, the purchase of intangible assets.

Cash Flows from Financing Activities

For the three months ended March 31, 2020, net cash provided by financing activities was driven by proceeds from issuance of the 2027 Notes (as described below), proceeds from the issuance of common stock in connection with the offering (as described below), net of commissions and discount, and proceeds from the exercise of stock options and common stock warrants. The inflows were offset by payment of capped call transactions, payments of offering costs and convertible senior notes transaction costs, and net settlement of restricted stock awards for employee taxes. For the three months ended March 31, 2019, net cash provided by financing activities was primarily driven by proceeds from the issuance of common stock in connection with the offering, net of commissions and discount, proceeds from the exercise of stock options, offset by net settlement of restricted stock awards for employee taxes and payment of offering cost.

Sources and Uses of Cash for the Fiscal Years Ended December 31, 2019 and December 31, 2018

We hold our cash, cash equivalents, and short-term investments in a variety of non-interest bearing bank accounts and interest-bearing instruments subject to investment guidelines allowing for certain lower-risk holdings such as, but not limited to, money market accounts, U.S. treasury securities, U.S. government and agency securities, overnight purchase agreements, and commercial paper. Our investment portfolio is structured to provide for investment maturities and access to cash to fund our anticipated working capital needs.

Our cash, cash equivalents and short-term investments totaled $290.1 million as of December 31, 2019 compared to $175.8 million as of December 31, 2018, representing an increase of $114.3 million, which was primarily due to the proceeds from issuance of common stock (net of commissions and discount) of $212.0 million in connection with the 2019 follow-on offerings, the proceeds from issuance of common stock in connection with at-the-market offerings, net of commissions of $10.9 million, and the upfront payment (net of withholding tax) received under the Fosun License Agreement of $27.0 million, and the incremental payment received from the Mylan of $5 million. These increases were primarily offset by cash used in other operating activities of $138.2 million.

We derived the following summary of our consolidated statement of cash flows for the periods indicated from our audited consolidated financial statements included herein under the heading “Revance Therapeutics, Inc. Consolidated Financial Statements”.

	Year Ended December 31,
(in thousands)	2019	2018
Net cash provided by (used in):
Operating activities	$(106,161)	$(104,246)
Investing activities	$(17,592)	$(107,026)
Financing activities	$221,657	$1,782

Cash Flows from Operating Activities

Our cash used in operating activities is primarily driven by personnel, manufacturing and facility costs, clinical development, and pre-commercial activities. The changes in net cash used in operating activities are primarily related to our net loss, working capital fluctuations and changes in our non-cash expenses, all which are highly variable. Our cash flows from operating activities will continue to be affected principally by our working capital requirements and the extent to which we increase spending on personnel and research and development activities as our business grows.

Net cash used in operating activities for the year ended December 31, 2019 of $106.2 million, which was primarily due to clinical spend of approximately $35 million to advance our clinical programs toward commercialization; investing in our personnel and talent retention, which represents approximately $43 million; professional services and consulting of approximately $39 million; and rent, supplies and utilities of $18 million; offset by the upfront payment, net with withholding tax, received under the Fosun License Agreement of $27 million, and the incremental payment received from Mylan of $5 million. The remaining balance of operating activities related primarily to other supplies.

Net cash used in operating activities for the year ended December 31, 2018 of $104.2 million was primarily due to clinical spend of approximately $38.5 million to advance our clinical programs toward commercialization; investing in our personnel and talent retention, which represents approximately $31.0 million; and professional services and consulting of approximately $32.0 million, offset by the $25.0 million upfront payment received from the Mylan Collaboration. The remaining balance of operating activities related primarily to rent, utilities, and other supplies.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2019 and 2018 was primarily due to purchases of property and equipment, proceeds from sale of property and equipment, and fluctuations in the timing of purchases, sales and maturities of short-term investments.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2019 are primarily driven by proceeds from the issuance of our common stock in connection with follow-on offerings (as described below), ATM offering (as described below), and proceeds from the exercise of stock options and employee stock purchase plan, offset by net settlement of restricted stock awards for employee taxes and payment of offering costs. Net cash provided by financing activities for the year ended December 31, 2018 are primarily driven by proceeds from stock option exercises and employee stock plan purchases, offset by net settlement of restricted stock awards for employee taxes, principal payments made on financing obligations, and payment of offering costs.

Follow-On Public Offering

During December 2019 and January 2020, we completed a follow-on public offering of an aggregate of 7,475,000 shares of common stock at $17.00 per share including the exercise of the underwriters’ over-allotment option to purchase 975,000 additional shares of common stock, for net proceeds of $119.2 million, after underwriting discounts, commissions and other offering expenses, of which $103.6 million was received in December 2019 and $15.6 million was received in January 2020.

ATM Offering

Under 2018 ATM Agreement, we may offer and sell common stock having aggregate proceeds of up to $125.0 million from time to time through Cantor Fitzgerald as our sales agent. As of December 31, 2019, we issued 687,189 shares for net proceeds of $10.9 million after underwriting discounts, commissions and other offering expenses, under the 2018 ATM Agreement.

Convertible Senior Notes

On February 14, 2020, we issued the 2027 Notes with an aggregate principal balance of $287.5 million, pursuant to the Indenture. The 2027 Notes are senior unsecured obligations and bear interest at a rate of 1.75% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The 2027 Notes will mature on February 15, 2027, unless earlier converted, redeemed or repurchased. In connection with issuing the 2027 Notes, we received $278.3 million in net proceeds, after deducting the initial purchasers’ discount, commissions, and other issuance costs.

The 2027 Notes may be converted by the holders at any time prior to the close of business on the business day immediately preceding November 15, 2026 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2020 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of the 2027 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call any or all of the 2027 Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 15, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their 2027 Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

The conversion rate will initially be 30.8804 shares of our common stock per $1,000 principal amount of the 2027 Notes (equivalent to an initial conversion price of approximately $32.38 per share of our common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2027 Notes in connection with such a corporate event or notice of redemption, as the case may be.

We may not redeem the 2027 Notes prior to February 20, 2024. We may redeem for cash all or any portion of the 2027 Notes, at our option, on or after February 20, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the 2027 Notes.

If we undergo a fundamental change (as defined in the Indenture), holders may require us to repurchase for cash all or any portion of their 2027 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2027 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

We used $28.9 million of the net proceeds from the 2027 Notes to pay the cost of the capped call transactions. The capped call transactions are expected generally to reduce the potential dilutive effect upon conversion of the 2027 Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted 2027 Notes, as the case may be, with such reduction and/or offset subject to a price cap of $48.88 of our common stock per share, which represents a premium of 100% over the last reported sale price of our common stock on February 10, 2020. The capped calls have an initial strike price of $32.38 per share, subject to certain adjustments, which corresponds to the conversion option strike price in the 2027 Notes. The capped call transactions cover, subject to anti-dilution adjustments, approximately 8.9 million shares of our common stock.

Common Stock and Common Stock Equivalents

As of April 24, 2020, outstanding shares of common stock were 57,052,046, outstanding stock options were 5,324,029, unvested restricted stock awards and performance stock awards were 2,820,170, shares expected to be purchased on June 30, 2020 under the 2014 ESPP were 49,861, and underlying shares convertible from the 2027 Notes is 8,878,938.

Operating and Capital Expenditure Requirements

We have not achieved profitability on a quarterly or annual basis since our inception and we expect to continue to incur net loss for the foreseeable future. We expect to make additional capital outlays to increase operating expenditures over the next several years to support the completion of the clinical trials and other associated programs relating to DaxibotulinumtoxinA for Injection for the treatment of cervical dystonia, plantar fasciitis, adult upper limb spasticity, migraine, and other indications, our biosimilar candidate, and shared investment in future innovations in RHA® collection of dermal fillers, seek regulatory approval, prepare for and, if approved, proceed to commercialization, as well as efforts to introduce and sell the Teoxane’s RHA® collection of dermal fillers in the U.S. in 2020. We have funded our operations primarily through the sale and issuance of common stock and, in February 2020, the 2027 Notes. We believe that our existing capital resources will be sufficient to fund our operations for at least the next 12 months. However, we anticipate that we may need to raise substantial additional financing in the future to fund our operations. Our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional capital sooner than planned. In order to meet these additional cash requirements, we may seek to sell additional equity or issue debt, convertible debt or other securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of debt or convertible debt securities, these securities could have rights senior to those of our common stock and could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. In addition, the continued spread of COVID-19 and uncertain market conditions may limit our ability to access capital. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations, and financial condition.

If adequate funds are not available to us on a timely basis, or at all, we may be required to terminate or delay clinical trials or other development activities for DaxibotulinumtoxinA for Injection, our biosimilar product candidate and DaxibotulinumtoxinA Topical, and any future product candidates, or delay our establishment of sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates, if we obtain marketing approval. We may elect to raise additional funds even before we need them if the conditions for raising capital are favorable. Our future capital requirements depend on many factors, including:

•	the results of our clinical trials for DaxibotulinumtoxinA for Injection and preclinical trials of DaxibotulinumtoxinA Topical, biosimilar or any future product candidates;

•

the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results, or that positive results would assure regulatory approval or commercial success of our product candidates;

•	the timing of, and the costs involved in, obtaining regulatory approvals for DaxibotulinumtoxinA for Injection, or any future product candidates including DaxibotulinumtoxinA Topical or biosimilar;

•	if approved for commercialization by the FDA, the commercial acceptance of DaxibotulinumtoxinA for Injection, including market size and anticipated adoption rates;

•	the number and characteristics of any additional product candidates we develop or acquire;

•

the scope, progress, results and costs of researching and developing and conducting preclinical and clinical trials of DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates;

•

our plans to research, develop and commercialize the RHA® collection of dermal fillers and our other product candidates, including the potential for commercialization by us of DaxibotulinumtoxinA for Injection, if approved;

•

the cost of commercialization activities for the RHA® collection of dermal fillers and, if approved for sale, DaxibotulinumtoxinA for Injection or any future product candidates including DaxibotulinumtoxinA Topical or biosimilar, including marketing, sales and distribution costs;

•

the cost of manufacturing DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, biosimilar or any future product candidates and any products we successfully commercialize and maintaining our related facilities;

•	our ability to successfully commercialize the RHA® collection of dermal fillers and our other product candidates and the timing of commercialization activities;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements, including the partnerships with Mylan and Fosun, and the terms of and timing such arrangements;

•

that we may not obtain the anticipated financial and other benefits of the Teoxane Agreement, including our ability to realize anticipated synergies and successfully commercialize the RHA® collection of dermal fillers;

•	the commercial acceptance and potential of the RHA® collection of dermal fillers, including market size and anticipated adoption rates;

•

physician and patient demand for the RHA® collection of dermal fillers, or, if approved for commercialization, DAXI and any future product candidates, which may be influenced by general consumer confidence, general economic and political conditions, including challenges affecting the global economy resulting from the COVID-19 pandemic, as our products are discretionary items, the purchase of which can be reduced before patients adjust their budgets for necessities;

•	the degree and rate of market acceptance of any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	our ability to establish our marketing, sales, and distribution functions if we receive regulatory approval for our product candidates;

•

our ability to effectively and reliably manufacture supplies of DaxibotulinumtoxinA for Injection, biosimilar or any future product candidates and to develop, validate and maintain a commercially viable manufacturing processes, as well as our ability to acquire supplies of the RHA® collection of dermal fillers from Teoxane;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract and retain skilled personnel;

•	any litigation, including litigation costs and the outcome of such litigation;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Please see “Risk Factors—Risks Related to Revance” beginning on page 24 of this prospectus/information statement for additional risks associated with our substantial capital requirements.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires our management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the applicable periods. We base our estimates, assumptions and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our consolidated financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions and judgments on an ongoing basis.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue

Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), using the full retrospective transition method. We elected to use certain practical expedients permitted related to adoption (Note 3) and the adoption of ASC 606 had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

At the inception of each arrangement that includes development, regulatory or commercial milestone payments, we evaluate whether the milestones are considered more likely than not of being reached and estimate the amount to be included in the transaction price. ASC 606 provides two alternatives to use when estimating the amount of variable consideration: the expected value method and the most likely amount method. Under the expected value method, an entity considers the sum of probability-weighted amounts in a range of possible consideration amounts. Under the most likely amount method, an entity considers the single most likely amount in a range of possible consideration amounts. Whichever method is used should be consistently applied throughout the life of the contract; however, it is not necessary for us to use the same approach for all contracts. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of us or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation (as determined to be appropriate) on a relative stand-alone selling price basis. We recognize revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of each such milestone and any related constraint, and if necessary, adjusts our estimates of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Clinical Trial Accruals

Clinical trial costs are charged to research and development expense as incurred. We accrue for expenses resulting from contracts with clinical research organizations (“CROs”), investigators and consultants, and under certain other agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided. Our objective is to reflect the appropriate trial expense in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments will be recorded as a prepaid asset, which will be expensed as services are rendered.

The CRO contracts generally include pass-through fees including, but not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs, including shipping and printing fees. We estimate our clinical accruals based on reports from and discussion with clinical personnel and outside services providers as to the progress or state of completion of trials, or the services completed. We estimate accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. Our clinical trial accrual is dependent, in part, upon the receipt of timely and accurate reporting from the CROs and other third-party vendors. As of December 31, 2019, there have not been any material adjustments to our estimated accrued clinical expenses.

Stock-Based Compensation

We have an equity compensation plan under which various types of stock-based awards including, but not limited to, stock option, restricted stock awards, and performance stock awards, may be granted to employees, non-employee directors, and non-employee consultants. We also have an inducement plan under which various types of stock-based awards, including stock options, restricted stock awards, and performance stock awards, may be granted to new employees.

We measure our stock-based awards using the estimated grant-date fair values. For stock options issued under the 2014 Equity Incentive Plan (“2014 EIP”) and the 2014 Inducement Plan (“2014 IN”), and shares purchased under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), fair values are determined using the Black-Scholes option pricing model. For restricted stock awards including performance stock awards subject to performance-based vesting conditions, the grant-date fair values are based on the closing prices of our common stock on the grant dates. For performance stock awards subject to market conditions, fair values are determined using the Monte Carlo simulation model.

For stock-based awards other than performance stock awards subject to performance-based vesting conditions, the value of the stock-based awards is recognized as compensation expense over the requisite service period (generally the vesting period). For performance stock awards subject to performance-based vesting conditions, the value of the stock-based awards is recognized as compensation expense when the performance condition is probable of achievement. Stock-based compensation expenses are classified in the consolidated statements of operations and comprehensive loss based on the functional area to which the related recipients belong. Forfeitures are recognized when they occur.

The estimated grant date fair values of the stock options granted to all employees and non-employees during the year ended December 31, 2019 were calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2019
Expected term (in years)	6.0
Expected volatility	60.2%
Risk-free interest rate	2.1%
Expected dividend rate	—%

The estimated grant date fair values of the stock options granted to all employees and non-employees directors during the year ended December 31, 2018 were calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2018
Expected term (in years)	6.0
Expected volatility	60.2%
Risk-free interest rate	2.7%
Expected dividend rate	—%

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions that determine the fair value of options. These assumptions are as follows:

•

Expected Term. For stock options, the expected term is based on the simplified method, as our stock options have the following characteristics: (i) granted at-the-money; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable, or “plain vanilla” options, and we have limited history of exercise data. For stock options granted to non-employees before adoption of ASU 2018-07 on July 1, 2018, the expected term is based on the remaining contractual term. For ESPP, the expected term is based on the term of the purchase period under the 2014 ESPP.

•

Expected Volatility. The expected volatility is based on the historical volatilities of a group of similar entities combined with the historical volatility of us. In evaluating similarity, we considered factors such as industry, stage of life cycle, capital structure, and company size.

•	Risk-Free Interest Rate. The risk-free interest rate is based on U.S. Treasury constant maturity rates with remaining terms similar to the expected term of the stock options.

•	Expected Dividend Rate. We use an expected dividend rate of zero because we have never paid any dividends and do not plan to pay dividends in the foreseeable future.

Effective July 1, 2018, we adopted ASU 2018-07, Compensation - Stock Compensation (Topic 718) using a retroactive approach. All non-employee stock-based awards granted prior to adoption were remeasured at fair value as of July 1, 2018. Before adoption, compensation expense for stock options granted to non-employee consultants was recognized based on the fair value of the stock options, determined using the Black-Scholes option pricing model, as they are earned. The stock-based awards vest over the time period we expect to receive services from the non-employee consultants. After adoption, all non-employee stock-based awards granted are measured at grant-date fair value, and such grant-date fair value is recognized as compensation expense over the requisite service period (generally the vesting period). Refer to consolidated statements of stockholders’ equity for cumulative adjustments from adoption ASU 2018-07.

We will continue to use judgment in evaluating the expected term and expected volatility related to our stock-based compensation calculations on a prospective basis. As we continue to accumulate additional data related to our common stock, we may make refinements to the estimates of our expected terms and expected volatility that could materially impact our future stock-based compensation.

Performance Stock Awards Subject to Market-based Vesting Conditions

Certain performance stock awards granted in 2019 include market-based vesting conditions (“market-based PSAs”). These market-based PSAs vest upon the earlier of i) the date that the closing share price of our common stock meet certain minimum share prices on a volume-weighted basis for a specified period of time or ii) upon a change in control in which the purchase price of our common stock is at or above the same minimum share prices as determined in the award agreement.

We determined the fair value of the market-based PSAs using the Monte Carlo simulation model. The following weighted-average assumptions were used in the Monte Carlo simulation model in determining fair value of these performance stock awards:

Year Ended December 31, 2019
Expected term (in years) (1)	10.0
Expected volatility (2)	60.0%
Risk-free interest rate	1.8%
Expected dividend rate	—%

(1)	Expected term was based on the expiration period of the performance stock awards in the award agreement.
(2)	Expected volatility was based on the historical volatilities of a group of similar entities combined with our historical volatility.

For the year ended December 31, 2019, we recognized stock-based compensation expense of $0.5 million for the market-based PSAs.

Unrecognized Compensation Cost

	As of December 31,
	2019		2018
	Unrecognized Compensation Cost	Weighted Average Expected Recognize Period	Unrecognized Compensation Cost	Weighted Average Expected Recognize Period

	(in thousands)	(in years)	(in thousands)	(in years)
Stock options	$18,487	2.9	$20,202	2.7
Restricted stock awards	11,891	2.3	10,591	2.4
Performance stock awards	8,839	2.4	—	—

Total unrecognized compensation cost	$39,217	2.6	$30,793	2.6

Convertible Senior Notes

Refer to “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements (Unaudited)—Notes to Condensed Consolidated Financial Statements (Unaudited)—Note 7—Convertible Senior Notes” for details of the convertible senior notes.

Intangible Assets

Refer to “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements (Unaudited)—Notes to Condensed Consolidated Financial Statements (Unaudited)—Note 1—The Company and Summary of Significant Accounting Policies” and “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements (Unaudited)—Notes to Condensed Consolidated Financial Statements (Unaudited)—Note 4—Filler Distribution Agreement” for details of the intangible assets in connection with the Teoxane Agreement.

Contractual Obligations

Our contractual commitments will have an impact on our future liquidity. The following table, which summarizes our contractual obligations as of December 31, 2019, represents material expected or contractually committed future obligations, with terms in excess of one year. We believe that we will be able to fund these obligations through cash generated from funding activities and from our existing cash balances.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	( In thousands)
Operating lease obligations	$42,657	$6,735	$12,406	$11,290	$12,226

This table does not include any milestone or royalty payments, which may become payable to third parties under agreements, as the timing and likelihood of such payments are not known.

•	We are obligated to pay milestone and royalties to List Laboratories on future sales of botulinum toxin products.

•	We also have one future milestone payment of $4.0 million due to certain settlement agreement in 2012 upon the achievement of regulatory approval for DAXI or DaxibotulinumtoxinA Topical.

•

In June 2016, we entered into BTRX Purchase Agreement in which we agreed to pay up to an additional $16.0 million in aggregate upon the satisfaction of specified milestones relating to our sales revenue, intellectual property, and clinical and regulatory events. In exchange, we acquired all rights, title and interest in a portfolio of botulinum toxin-related patents and patent applications from BTRX and were granted the right of first negotiation and first refusal with respect to other botulinum toxin-related patents owned or controlled by BTRX.

•

In April 2016, we entered into an agreement with BioSentinel, Inc. to in-license their technology and expertise for research and development and manufacturing purposes. In addition to minimum quarterly use fees, we are obligated to make a one-time future milestone payment of $0.3 million payable to BioSentinel, Inc. upon the achievement of regulatory approval.

•

In March 2017, we entered into the Althea Services Agreement, under which Althea has agreed to provide us with a future source of commercial fill/finish services for our neuromodulator products. The Althea Services Agreement has an initial term that will expire in 2024, unless terminated sooner by either party. In accordance with the Althea Services Agreement, and we have minimum purchase obligations based on our production forecasts.

•

In January 2020, we entered into the Teoxane Agreement. Pursuant to the Teoxane Agreement. If Teoxane pursues regulatory approval for the RHA® collection of dermal fillers for certain new indications or filler technologies, including innovations with respect to existing products in the U.S., we will be subject to certain specified cost-sharing arrangements for third party expenses incurred in achieving regulatory approval for such products. We are required to meet certain minimum purchase obligations during each year of the term. We are also required to meet certain minimum expenditure requirements in connection with commercialization efforts.

•

On February 14, 2020, we issued the 2027 Notes with an aggregate principal balance of $287.5 million, pursuant to the Indenture. The 2027 Notes are senior unsecured obligations and bear interest at a rate of 1.75% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The 2027 Notes will mature on February 15, 2027, unless earlier converted, redeemed or repurchased earlier. The 2027 Notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. In connection with issuing the 2027 Notes, we received $278.3 million in net proceeds, after deducting the initial purchasers’ discount, commissions, and other issuance costs. We may not redeem the 2027 Notes prior to February 20, 2024, and no sinking fund is provided for the 2027 Notes.

Recent Accounting Pronouncements

Refer to “Recent Accounting Pronouncements” in “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements (Unaudited)—Notes to Condensed Consolidated Financial Statements (Unaudited)—Note 1—The Company and Summary of Significant Accounting Policies”.

Off-Balance Sheet Arrangements

As of December 31, 2019 and March 31, 2020, we did not have any off-balance sheet arrangements or any relationships with any entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

INFORMATION ABOUT HEART MERGER SUB, INC.

Heart Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Revance, was organized solely for the purpose of entering into the Merger Agreement and completing the Merger and other Contemplated Transactions. Merger Sub has not conducted any business operations other than in connection with the Contemplated Transactions. Upon consummation of the Merger, Merger Sub will cease to exist, with HintMD surviving the Merger as a wholly-owned subsidiary of Revance under the name “Hint, Inc.”

Merger Sub’s current contact information is as follows:

Heart Merger Sub, Inc.

c/o Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California, 94560

(510) 742-3400

INFORMATION ABOUT HINT, INC.

Overview

HintMD is developer of a cloud-based, practice-centric payment and subscriptions platform designed specifically to grow revenue and loyalty for physicians’ aesthetics practices. Founded in late 2014, HintMD offers a comprehensive point-of-sale platform and partners with aesthetic physicians to offer subscription solutions to drive patient engagement, compliance and improved clinical outcomes. HintMD’s services provide patients with the ability to receive personalized aesthetic treatment plans and pay for them using monthly subscription payments, which improves consistency of treatments and affordability.

HintMD’s mission is to help aesthetic practices use payment technology to create better outcomes for patients and increase patient retention. To achieve this goal, HintMD has focused its efforts on developing a seamless, simple and smart payment solution designed specifically for the aesthetics industry. HintMD’s modern point-of-sale (“POS”) platform transforms patient checkout into seamless concierge experience and enables patients to pay with various payment methods including credit card, cash, check and digital payment alternatives. The POS platform (or the payments platform) delivers customized automation with leading consumer loyalty programs for medical aesthetics, and the loyalty programs powered by HintMD’s POS allow aesthetic practices to easily enroll new members, help patients redeem rewards instantly at checkout and save valuable staff time by automatically reconciling coupons. HintMD’s proprietary dynamic subscriptions technology allows practitioners to offer personalized treatment plan subscriptions to patients, which helps encourage loyalty and provides access to robust analytics that uncover valuable insights into patient trends and business operations. The offering fosters loyal practice-to-patient relationships through patient subscriptions and customer practice loyalty programs.

HintMD History / Corporate Background

HintMD was founded in August 2014 and is incorporated in Delaware with headquarters in Pleasanton, California and its initial focus was on patient education and generating leads for physicians to help create awareness of treatments in the aesthetic space. In the fourth quarter of 2015, HintMD identified a larger market opportunity to enable patients to subscribe to their ideal treatment plan prescribed by the physician and started to develop a subscriptions proof of concept via a manual in-practice process.

In 2016, HintMD launched a pilot test program with 15 practices and continued to build out the subscription management platform to automate key functions with custom software and the total number of accounts reached 50 test practices by the end of 2017. In 2018, HintMD continued to improve its subscription management platform, with what is known today as its “dynamic subscriptions”, by (i) launching a mobile application that practices have their patients download on their mobile phone to enable them to follow their prescribed treatments plans and communicate with the practice and (ii) building strategic partnerships with aesthetic industry brands and product manufacturers that sell to the same practices to enable automation of rewards redemptions for such brands and integrate shipping functions for the manufacturers. As a result, the total number of accounts reached over 100 practices by the year-end.

While aesthetic subscriptions continued to gain traction with aesthetic patients and practices, HintMD saw an opportunity to make its subscription management platform fully scalable by controlling the payments or “money-flow” of the practices and eliminating the manual reconciliation required by practice staff members. Therefore, HintMD began the significant undertaking of becoming a full payments company (“payment facilitator” or “PayFac”).

HintMD spent two years developing its PayFac infrastructure and a proprietary commercial wallet, which will enable dynamic subscriptions to be available to all U.S. aesthetic practices without the need for changing their current payment workflows.

During 2018, HintMD began discussions with Allergan plc (“Allergan”), a leader in the aesthetic industry, which led to equity and debt investments by Allergan in HintMD. The companies also partnered in an effort to accelerate the development, deployment and adoption of HintMD’s subscription management platform and integration of Allergan’s customer loyalty program into such platform.

In 2019, HintMD launched the first version of its POS platform that allowed aesthetic practices to streamline patient checkout. It also integrated its first brand loyalty program, which enabled practices to enroll patients and then encourage those patients to use and redeem points for covered treatments.

In the years ended December 31, 2019 and December 31, 2018, HintMD’s revenue was $1.4 million and $1.3 million, respectively. For the three months ended March 31, 2020 and 2019, its revenue was $0.3 million and $0.3 million, respectively. On March 31, 2020 the platform had 171 active practices.

In the years ended December 31, 2019 and 2018, HintMD incurred net losses of $15.5 million and $8.4 million, respectively, and its negative operating cash flow was $14.9 million and $8.9 million, respectively. HintMD has continued to incur net losses with negative operating cash flow in 2020.

In 2020, HintMD launched its full payments platform and plans on the full public commercial release of its latest Payments, Subscriptions and Practice Custom Loyalty program to all practices in the second half of 2020. In the first quarter of 2020, HintMD added 42 new customer accounts despite the closure of many practices towards the end of the quarter due to COVID-19. Also, an additional 49 customers completed the application process during this period, but the payments platform could not be implemented due to office closures. HintMD has also established multiple partnerships with aesthetic brands and service partners. On May 12, 2020, HintMD received from Allergan a notice of termination of the alliance agreement it entered into with Allergan in 2018 and the companies plan to terminate such partnership as of July 11, 2020.

Strategy and Market Opportunity

Based on internal marketing studies, there are approximately 33,000 medical aesthetics practices in the United States that process approximately $56 billion in annual credit card payments in 2019. On average, credit card processors charge 0.5% to 1% to complete a financial transaction depending on a variety of factors including the type of credit card, whether or not the card is physically present and other variables. Accordingly, HintMD believes the market opportunity for payment processing in this space is over $500 million annually. In addition to credit card processing, the HintMD combined platform also has the ability to support patient subscriptions, loyalty programs and third-party services, each of which can potentially contribute additional service revenue and create potential market expansion opportunities.

HintMD’s core strategy as a platform is to be highly focused through its vertical integration in the medical aesthetic industry. HintMD’s knowledge of the industry and focus on unique practice requirements combined with fintech innovation give the company a competitive advantage. HintMD’s combined platform’s value to aesthetic practices is derived from the combination of HintMD’s technology with innovative aesthetic products and services.

Product

HintMD’s product is the POS platform, software and hardware terminal. The hardware terminal is manufactured by a third party manufacturer located in California and the POS platform and the software are HintMD’s proprietary technologies. Another feature of the payments platform is a downloadable application on both Google’s Android and Apple’s iOS operating systems that allows patients to remotely interface with the physician’s terminal. Together, HintMD’s platform provides which provide the below functionalities:

•	Payment solution purposely built for aesthetics practices: HintMD’s POS platform not only provides a simple to use payment solution specifically designed for aesthetics practices, but also delivers powerful insights about individual practice by integrating real business intelligence into each practice with insights on patient visit counts, average patient spend, loyalty program usage, cross-selling patterns and revenue trends. Smart recommendations and integrated memberships make it easy to promote new treatments and products and introduce subscription plans. HintMD’s POS platform also integrates a range of administrative activities in one system to schedule visits, view of patient information, set up marketing campaigns and process payments with ease.

•

Open platform enabling aesthetic brand and service partner integrations: HintMD’s POS platform integrates directly into leading loyalty programs for aesthetics practices to make it easy to access patient rewards, allowing patients to get a clear view of available coupons and rebates from leading brands. HintMD’s POS platform automatically identifies reward benefits, which can be claimed before patients arrive at the physician’s office, helping reduce hours of back office paperwork for the staff, while ensuring each reward value properly tracked. The platform has the functionality to integrate with skincare manufacturers to directly fulfill products orders on a subscription basis. Recently HintMD expanded its group of services partners in the field of electronic medical records, practice management, patient lending, and marketing.

•

Maximize membership through dynamic subscription programs: The HintMD platform allows physicians to design a personalized treatment plan for their patients using their recommended treatments and products on a subscription basis. Memberships give patients multiple payment options that are designed to fit any budget and simple and flexible treatment subscriptions, so they can commit to the treatment regimen that is right for them and make treatments more affordable.

Competition

The payment processing solutions market is large and competitive, but HintMD’s industry focus on aesthetic practices and its vertically integrated payments platform provide a competitive advantage. HintMD has focused on aesthetic practices since inception and has developed a strong understanding of the unique needs and requirements of aesthetic practices. Currently, there is no other company that solely focuses on payment processing solutions for the aesthetic industry.

Also, the HintMD platform is a vertically integrated payments platform that functions both as an authorized PayFac and payment processor and can process a broad range of practice transactions. As a result, the HintMD platform streamlines the patient checkout process and provides visibility into practice analytics and trends that are not available with traditional credit card processors or legacy systems that reside outside the normal work flow.

HintMD expects competition to increase in the future from both established competitors and new market entrants. Current competitors include:

•	Incumbent payment processing solution providers, including Square and Stripe;

•	Banks that offer payment solution, such as Chase Bank and Bank of America; and

•	Electronic medical record systems that offer payment solutions, such as Modernizing Medicine and Nextech.

Sales and Marketing

HintMD markets its platform to medical aesthetics practices in the United States. The majority of its customers are physicians that practice in the plastic surgery and dermatology fields.

HintMD identifies potential customers through a direct sales force. These sales executives sell both in-person and remotely via teleconference, and are supported by brand partner sales representatives who drive additional demand. Upon deciding to purchase HintMD’s product, physicians select relevant hardware through its online platform and complete an online merchant application. Onboarding and account development are managed by automated online product features and supported by a team of customer success managers based in California.

Intellectual Property

HintMD has know-how and proprietary technology, upon which its business depends. To protect its know-how and proprietary technology, HintMD relies on trade secret laws, patents, copyrights, trademarks and confidentiality agreements and contracts with employees, consultants and other parties.

HintMD has three issued U.S. patents, all of which expire in 2038, and has two pending U.S. patent applications. HintMD also has one registered U.S. trademark and one pending international trademark application.

Employees

As of May 13, 2020, HintMD had 83 full-time employees and 18 consultant engineers located outside the United States.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF REVANCE

The following table and the related notes present information on the beneficial ownership of Revance’s capital stock as of May 31, 2020, by:

•	each current director of Revance;

•	each named executive officer of Revance;

•	all of Revance’s current directors and executive officers as a group; and

•	each stockholder, or group of affiliated stockholders, known by Revance to beneficially own more than five percent of its common stock on an as converted to common stock basis.

The percentage of ownership is based on 57,146,781 shares of Revance common stock outstanding on May 31, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Revance’s common stock that may be acquired by an individual or group within 60 days of May 31, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Except as indicated in the footnotes to this table, and the Voting Agreements entered into with Revance by certain of the stockholders, as described under the section entitled “The Voting Agreements” beginning on page 103 of this prospectus/information statement, Revance believes that the stockholders named in this table have sole voting and investment power with respect to all shares of Revance’s common stock shown to be beneficially owned by them, based on information provided to Revance by such stockholders and Schedule 13Gs filed with the SEC. Unless otherwise indicated, the address for each stockholder listed is: c/o Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage of Total Before the Merger	Percentage of Total After the Merger#
Named Executive Officers and Directors:
Mark J. Foley	460,500	(1)	*	*
Tobin C. Schilke	103,898	(2)	*	*
Abhay Joshi, Ph.D.	473,361	(3)	*	*
Dustin Sjuts	78,145	(4)	*	*
Caryn G. McDowell	71,450	(5)	*	*
L. Daniel Browne	1,311,334	(6)	2.2%	2.0%
Jill Beraud	33,000	(7)	*	*
Robert Byrnes	98,498	(8)	*	*
Julian S. Gangolli	55,500	(9)	*	*
Phyllis Gardner, M.D.	61,500	(10)	*	*
Chris Nolet	33,000	(11)	*	*
Angus C. Russell	71,500	(12)	*	*
Philip J. Vickers, Ph.D.	74,650	(13)	*	*
Current directors and officers as a group (total of 12 persons)	1,568,552	(14)	2.7%	2.4%

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage of Total Before the Merger	Percentage of Total After the Merger#
Greater than 5% Stockholders:
GIC Private Limited	2,965,551	(15)	5.2%	4.5%
Entities affiliated with Essex VIII Funds	3,342,047	(16)	5.9%	5.1%
Entities affiliated with Franklin Resources, Inc.	3,582,972	(17)	6.3%	5.5%
Entities affiliated with JPMorgan Chase & Co.	4,028,497	(18)	7.1%	6.1%
Entities affiliated with BlackRock, Inc.	3,688,657	(19)	6.5%	5.6%
Entities affiliated with ArrowMark Colorado Holdings LLC	4,840,636	(20)	8.5%	7.4%
Entities affiliated with Wellington Management Group LLP	5,788,045	(21)	10.2%	8.8%

*	Represents beneficial ownership of less than 1% of the outstanding common stock
#

Percentage ownership range is based on the maximum number of shares of Revance’s common stock issuable to HintMD securityholders in connection with the Merger. Revance expects to issue a maximum of 8,540,000 shares to HintMD securityholders upon the consummation of the Merger, subject to the adjustments described elsewhere in this prospectus/information statement.

(1)

Consists of (i) 433,500 shares of common stock and 27,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020 and (ii) 20,000 shares of common stock held by the Mark J Foley Living Trust. Mr. Foley is a Trustee of the Mark J Foley Living Trust. Excludes 860,000 shares underlying PSAs held by Mr. Foley.

(2)

Consists of 38,795 shares of common stock and 65,103 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020. Excludes 45,000 shares underlying PSAs held by Mr. Schilke.

(3)

Consists of 101,832 shares of common stock and 371,529 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020. Excludes 50,000 shares underlying PSAs held by Dr. Joshi.

(4)

Consists of 33,064 shares of common stock and 45,081 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020. Excludes 50,000 shares underlying PSAs held by Mr. Sjuts.

(5)	Consists of 6,453 shares of common stock and 64,997 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(6)

Consists of (i) 3,204 shares of common stock and 1,308,130 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020 and (ii) 409 shares of common stock held by the Dan and Brenda Browne Living Trust. Mr. Browne is a Trustee of the Dan and Brenda Browne Living Trust.

(7)	Consists of 15,000 shares of common stock and 18,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(8)

Consists of (i) 30,165 shares of common stock and 68,333 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020, and (ii) 13,665 shares of common stock held by the Byrnes Family Trust. Mr. Byrnes is a Trustee of the Byrnes Family Trust.

(9)	Consists of 16,500 shares of common stock and 39,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(10)	Consists of 16,500 shares of common stock and 45,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(11)	Consists of 15,000 shares of common stock and 18,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(12)	Consists of 16,500 shares of common stock and 55,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(13)	Consists of 19,650 shares of common stock and 55,000 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.
(14)

Includes shares beneficially owned by all current executive officers and directors of the company. Consists of 761,506 shares of common stock and 807,046 shares of common stock underlying options that are vested and exercisable within 60 days of May 31, 2020.

(15)

The indicated ownership is based on Schedule 13G filed with the SEC by the reporting persons on March 13, 2020, reporting beneficial ownership as of March 4, 2020. According to the Schedule 13G, the reporting persons beneficially own a total of 2,965,551 shares of common stock, which consists of 2,788,163 shares of common stock over which GIC Private Limited may be deemed to have sole power to vote and sole power to dispose of such shares on behalf of the Government of Singapore and 177,388 shares of common stock over which GIC Private Limited shares power with the Monetary Authority of Singapore to vote and dispose of such shares on behalf of the Monetary Authority of Singapore. The address for GIC Private Limited is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(16)

The indicated ownership is based on Schedule 13G/A filed with the SEC by the reporting persons on February 13, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,342,047 shares of common stock, which consists of 2,614,482 shares of common stock held by Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex VIII”), 457,085 shares of common stock held by Essex Woodlands Health Ventures Fund V, L.P. (“Essex V”), 188,527 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex VIII-A”) and 81,953 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-B, L.P. (“Essex VIII-B”). Essex Woodlands Health Ventures VIII, LLC, the general partner of Essex VIII, Essex V, Essex VIII-A and Essex VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Essex VIII, Essex V, Essex VIII-A and Essex VIII-B. The address for Essex VIII is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(17)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 5, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,582,972 shares, which consists of 3,548,972 common Stock held by Franklin Advisers, Inc. and 34,000 shares of common stock held by Fiduciary Trust Company International. The address for each of the foregoing persons and entities is One Franklin Parkway, San Mateo, CA 94403-1906.

(18)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 17, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 4,028,497 shares of Common Stock held by JPMorgan Chase & Co. and its wholly-owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company of Delaware, and J.P. Morgan Securities LLC. The address for each of the foregoing persons and entities is 383 Madison Avenue, New York, NY 10179.

(19)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 6, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,688,657 shares of Common Stock held by BlackRock Inc. and its subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Netherlands) B.V., BlackRock Financial Management Inc., BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC. The address for each of the foregoing persons and entities is 55 East 52nd Street, New York, NY 10055.

(20)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting person beneficially own a total of 4,840,636 shares of Common Stock held by ArrowMark Colorado Holdings, LLC. The address for the person is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(21)

The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 8, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 5,788,045 shares of Common Stock held by Wellington Management Group LLP and its investment advisors Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address for each of the foregoing persons and entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HINTMD

The following table and the related notes present information on the beneficial ownership of HintMD’s capital stock as of May 31, 2020, by:

•	each current director of HintMD;

•	each named executive officer of HintMD;

•	all of HintMD’s current directors and executive officers as a group; and

•	each stockholder, or group of affiliated stockholders, known by HintMD to beneficially own more than five percent of its common stock on an as converted to common stock basis.

The percentage of ownership is based on 19,404,244 shares of HintMD common stock outstanding on May 31, 2020, assuming the conversion of all HintMD preferred stock into HintMD common stock, as if the conversion had occurred on May 31, 2020 (but excluding the deemed conversion of the Term Loan Agreement that is expected to occur immediately prior to the Effective Time of the Merger). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of HintMD’s common stock that may be acquired by an individual or group within 60 days of May 31, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in the footnotes to this table, and the Voting Agreements entered into with Revance by certain of the stockholders, as described under the section entitled “The Voting Agreements” beginning on page 103 of this prospectus/information statement, HintMD believes that the stockholders named in this table have sole voting and investment power with respect to all shares of HintMD’s common stock shown to be beneficially owned by them, based on information provided to HintMD by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Hint, Inc., 7901 Stoneridge Drive, Suite 150, Pleasanton, California 94588.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent Beneficially Owned
Named Executive Officers and Directors:
Aubrey Rankin(1)	2,493,813	12.8%
Vojin Kos(2)	2,257,220	11.6%
Benjamin de Waal(3)	636,200	3.3%
All directors and executive officers as a group (Total of 4 persons)(4)	5,387,233	27.7%
Greater than 5% Stockholders:
Allergan, Inc.(5)	2,358,490	12.2%
Orange Germany Ltd. BVI(6)	1,056,911	5.4%
Mark Foley(7)	974,760	5.0%

(1)

Consists of (i) 1,719,851 shares of common stock held of record by Mr. Rankin, (ii) 36,862 shares of common stock subject to options exercisable within 60 days of May 31, 2020, all of which are vested as of such date, (iii) 245,700 shares of common stock held of record by Rankin Family Foundation and (iv) 491,400 shares of common stock held of record by The Rankin Irrevocable Trust. In addition, Mr. Rankin holds 114,522 shares of common stock subject to options which are not vested or exercisable within 60 days of May 31, 2020, but are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Rankin is terminated under certain circumstances following a change of control. Mr. Rankin holds the voting and dispositive power for Rankin Family Foundation and is a Trustee of The Rankin Irrevocable Trust. The address for Rankin Family Foundation and The Rankin Irrevocable Trust is 46 Weber Pl, Danville, CA 94526.

(2)

Consists of (i) 1,554,159 shares of common stock held of record by Mr. Kos, (ii) 36,861 shares of common stock subject to options exercisable within 60 days of May 31, 2020, all of which are vested as of such date, (iii) 222,100 shares of common stock held of record by Kos Family Foundation and (iv) 444,100 shares of common stock held of record by The Kos Irrevocable Trust. In addition, Mr. Kos holds 114,522 shares of common stock subject to options which are not vested or exercisable within 60 days of May 31, 2020, but are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. Kos is terminated under certain circumstances following a change of control. Mr. Kos holds the voting and dispositive power for Kos Family Foundation and is a Trustee of The Kos Irrevocable Trust. The address for Kos Family Foundation and The Kos Irrevocable Trust is 222 Remington Loop, Danville, CA 94526.

(3)

Consists of (i) 600,000 shares of common stock held of record by The de Waal Family Living Trust dated 5-25-1999, (ii) 17,450 shares of common stock held of record by Mr. de Waal, and (iii) 18,750 shares of common stock subject to options exercisable within 60 days of May 31, 2020, all of which are vested as of such date. In addition, Mr. de Waal holds 56,250 shares of common stock subject to options which are not vested or exercisable within 60 days of May 31, 2020, but are subject to vesting acceleration upon which all such unvested shares will become fully vested if Mr. de Waal is terminated under certain circumstances following a change of control. Mr. de Waal is a Trustee of The de Waal Family Living Trust dated 5-25-1999.

(4)

Consists of (i) 5,294,760 shares of common stock beneficially owned by HintMD’s executive officers and directors and (ii) 92,473 shares of common stock subject to options exercisable within 60 days of May 31, 2020, all of which are vested as of such date. In addition, a further 285,294 shares of common stock subject to options which are not vested or exercisable within 60 days of May 31, 2020 are beneficially owned by HintMD’s executive officers and directors, but are subject to vesting acceleration upon which up to all such unvested shares may become fully vested if the executive officer or director is terminated under certain circumstances following a change of control.

(5)

Consists of 2,358,490 shares of common stock held of record by Allergan, Inc., but excludes the shares of common stock issuable upon optional or deemed conversion of the then-outstanding principal balance and all accrued and unpaid interest under a convertible debt instrument that is expected to occur immediately prior to the Effective Time of the Merger. The address of Allergan, Inc. is 5 Giralda Farms Madison, NJ 07940.

(6)	Consists of 1,056,911 shares of common stock held of record by Orange Germany Ltd. BVI. The address of this entity is 4F-Z, No 529, Hutwen Road, Natum Dist. Taichung City 408, Taiwan.
(7)

Consists of (i) 817,383 shares of common stock held of record by Mr. Foley and (ii) 157,377 shares of common stock held of record by Foley Family Trust. Mr. Foley is a Trustee of the Foley Family Trust. The address for Mr. Foley and Foley Family Trust is c/o Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

DIRECTORS AND EXECUTIVE OFFICERS OF REVANCE

The following table provides information regarding the expected directors and executive officers of the combined company following the closing of the Merger:

Name	Age	Position(s)
Executive Officers
Mark J. Foley	54	President, Chief Executive Officer and Director
Tobin C. Schilke	45	Chief Financial Officer
Abhay Joshi, Ph.D.	57	Chief Operating Officer and President, R&D and Product Operations
Dustin Sjuts	40	Chief Commercial Officer, Aesthetics & Therapeutics
Dwight Moxie	44	Senior Vice President, General Counsel and Corporate Secretary
Key Employees
Aubrey Rankin	45	President of Innovation & Technology, Director*
Non-Employee Directors
Jill Beraud	59	Director
Robert Byrnes	75	Director
Julian S. Gangolli	62	Director
Phyllis Gardner, M.D.	69	Director
Chris Nolet	63	Director
Angus C. Russell	64	Chairman, Director
Philip J. Vickers, Ph.D.	59	Director

*	Mr. Rankin is expected to serve as a director and Revance’s President of Innovation & Technology following the closing of the Merger.

Executive Officers

Mark J. Foley has served as a director of Revance since September 2017, and as Revance’s President and Chief Executive Officer since October 2019. Mr. Foley has more than 25 years of operational and investment experience in the healthcare arena. Previously, Mr. Foley was Chairman, President and CEO of ZELTIQ Aesthetics, Inc., serving from 2012 through the company’s acquisition in 2017 by Allergan plc. Additionally, Mr. Foley served as a Managing Director at RWI Ventures, a technology and life sciences venture capital fund, from 2004 through 2018. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly & Co.), Perclose (acquired by Abbott Laboratories) and Ventrica (acquired by Medtronic PLC) where he was the founder and CEO. Mr. Foley currently serves on the Board of Directors for public companies Glaukos Corp. and SI-Bone, Inc., and is a co-chair of the Aesthetics Innovation Summit. Pursuant to Mr. Foley’s Executive Employment Agreement, which became effective in October 2019, Mr. Foley may not serve on the board of directors of more than one publicly traded company (in addition to Revance) without prior approval of the Revance board; provided that he may maintain his current two public company board affiliations (in addition to Revance) through December 31, 2020. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame.

Tobin C. Schilke has served as Revance’s Chief Financial Officer since November 2018. Mr. Schilke served as Chief Financial Officer of Achaogen, Inc., a biopharmaceutical company, from July 2016 through October 2018. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech, Inc.), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014.

Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.

Abhay Joshi, Ph.D. has served Revance’s Chief Operating Officer since December 2015 and as Revance’s Chief Operating Officer and President, R&D and Product Operations, since January 2020. Dr. Joshi brings over twenty-five years of global experience as a pharmaceutical and biotechnology executive. From March of 2007 to December 2015, Dr. Joshi served as the President and Chief Executive Officer of Alvine Pharmaceuticals, Inc., a pharmaceutical company developing therapeutic products for the treatment of autoimmune and inflammatory diseases, where he was responsible for overseeing all aspects of the company’s business. Prior to Alvine Pharmaceuticals, he served as an Executive Vice President, Chief Technical Officer and member of the Executive Committee at CoTherix, Inc., which was acquired by Actelion Ltd in 2007. Prior to CoTherix, Dr. Joshi was the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan plc where he was responsible for the company’s global biologics manufacturing operations for BOTOX® and its Latin America and Asia Pacific pharmaceutical operations, and held a series of senior management positions. Dr. Joshi currently serves on the board of directors of Genyous Biomed International, Sira Pharmaceuticals, Inc., and Sinopia Biosciences Inc. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi, an MSE. and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and an MBA from the University of California, Irvine.

Dustin Sjuts has served as Revance’s Chief Commercial Officer, Aesthetics & Therapeutics since December 1, 2019. Mr. Sjuts previously served as Revance’s Head of Commercial, Aesthetics and Therapeutics, from November 2018 to November 2019, and as Revance’s Vice President, Strategy and Sales from March 2018 to November 2018. Prior to joining Revance, Mr. Sjuts held leadership positions at Nestle Skin Health, including Business Unit Head, China, from January 2017 to April 2018 and Senior Director of Marketing from February 2015 to December 2016. Previously, Mr. Sjuts held positions of increasing responsibility across a range of markets and disciplines with Alphaeon Corporation and Allergan plc, where he was responsible for creating and executing product adoption and sales growth strategies. Mr. Sjuts holds a B.A.Sc. from Illinois State University.

Dwight Moxie has served as Revance’s Senior Vice President, General Counsel and Corporate Secretary since February 2020. From January 2017 to January 2020, Mr. Moxie served as the Chief Counsel World Wide R&D, Commercial Operations, European Operations at Ultragenyx Pharmaceutical Inc., a biotechnology company, where he oversaw commercial operations, litigation, research & development and regulatory matters. From September 2011 to December 2016, Mr. Moxie served as the Chief Counsel to Eye-Care Division at Allergan plc. Mr. Moxie received a J.D. from Howard University School of Law and a B.A. from the Florida State University.

Key Employees

Aubrey Rankin is one of the founders of HintMD and has served as Chief Executive Officer and a member of its Board of Directors since its inception in September 2015. Mr. Rankin served as the Vice President, Asia-Pacific, of Zeltiq Aesthetics, Inc., a manufacturer of medical devices for cryolipolysis procedures, from August 2013 to August 2015. Prior to that, he served as Managing Director, International, of Solta Medical, Inc., a manufacturer for energy-based medical device systems for aesthetic applications, from December 2010 to August 2013, and as Director, M&A Advisory Services, at PwC from March 2006 to December 2010. Mr. Rankin holds an M.B.A. in Finance and Management from Strayer University – Maryland, and a Bachelor of Science degree from Stellenbosch University.

Non-Employee Directors

Jill Beraud has served as a director of Revance since June 2019. From August 2018 to present, Ms. Beraud has served as the Chief Executive Officer of Sh’nnong Beverage Company, a business creating a line of functional beverages. Ms. Beraud previously served as Chief Executive Officer of Seno Jewelry, L.L.C. (d/b/a Ippolita), a

privately-held luxury jewelry company with distribution in high-end department stores, flagship and eCommerce, from October 2015 until September 2018. Prior to Ippolita, Ms. Beraud was Executive Vice President for Tiffany & Co., with responsibility for its Global Retail Operations and oversight of strategic store development and real estate from October 2014 until June 2015. Prior to Tiffany & Co., Ms. Beraud served as Chief Executive Officer of Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, from December 2011 to October 2014. Prior to Living Proof, Inc., Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at L. Brands, Inc. (formerly known as Limited Brands, Inc.) in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel and Limited Stores. Ms. Beraud currently serves on the board of directors of Levi Strauss & Co. Ms. Beraud served on the board of directors of New York & Company, Inc. (now known as RTW Retailwinds, Inc.) from May 2011 to June 2015.

Robert Byrnes has served as a director of Revance since August 2004. Mr. Byrnes has spent over forty years in the medical device and biotechnology industries. From October 1997 until October 2002, and from January 2005 to present, Mr. Byrnes has served as the President and Chief Executive Officer of Roan Advisors, Inc., an advisory services firm for healthcare organizations. From November 2002 to January 2005, he served as the President and Chief Executive Officer of Thermage, Inc., a medical device company focused on non-invasive tissue tightening. Mr. Byrnes has also served as Chairman and Chief Executive Officer of Tokos Medical Corporation, a healthcare services company, President of Caremark, Inc., a home healthcare service company, and Vice President of Marketing and Business Development for Genentech, Inc., a biotechnology company. Mr. Byrnes holds a B.S. in Pharmacy from Ferris State University and an M.B.A. in Marketing and Finance from Loyola University, Chicago.

Julian S. Gangolli has served as a director of Revance since July 2016. From May 2015 to April 2019, he served as President, North America of GW Pharmaceuticals Inc., and President of Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals Inc., spearheading the buildout of the company’s U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which is in late-stage development for a number of child-onset epilepsy syndromes. Mr. Gangolli also served as a member of the board of directors of GW Pharmaceuticals Inc. from July 2015 to March 2017. Prior to joining GW Pharmaceuticals Inc., Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years. Prior to that, he served as Senior Vice President, U.S. Eye Care at Allergan. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the United Kingdom. Mr. Gangolli currently serves as a member of the board of directors of Krystal Biotech, Inc.

Phyllis Gardner, M.D. has served as a director of Revance since December 2006. Dr. Gardner has spent over 35 years in academia, medicine and industry. She served at Essex Woodlands, a growth equity firm that focuses on the healthcare industry, from June 1999 to July 2014, in various capacities including as an adjunct Partner. Dr. Gardner has served on the board of directors of several public and private companies, including Corium International, Inc. from November 2007 to December 2018, CohBar, Inc. from February 2019 to present. Dr. Gardner has also served as an advisor to Change Health Care, Inc. from April 2019 to present. Additionally, Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University.

Chris Nolet has served as a director of Revance since July 2019. Mr. Nolet has more than 38 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, he led the West EY Life Sciences Industry Group and served on both the Executive Committee and Audit Committee (Chair) of the California Life Sciences Industry Association. He was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant (CPA) in California. Mr. Nolet currently serves on the board of directors of Viela Bio, Inc. and PolarityTE, Inc.

Angus C. Russell has served as a director and Chairman of the Revance board since March 2014. Mr. Russell was Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company, from June 2008 until April 2013, and a member of its board of directors from 1999 until 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at AstraZeneca plc, a pharmaceutical and biologics company, most recently as VP of Corporate Finance. Mr. Russell has served on the board of directors at Mallinckrodt plc, a pharmaceuticals company, since August 2014, Lineage Cell Therapeutics, Inc. (formerly known as BioTime, Inc.), a biotechnology company, since December 2014 and TherapeuticsMD, Inc., a pharmaceutical company, since March 2015.

Philip J. Vickers, Ph.D. has served as a director of Revance since February 2015. Dr. Vickers has over 25 years in the pharmaceutical industry experience. Since November 2017, he has been serving as the Chief Executive Officer and a member of the board of directors of Northern Biologics Inc. From 2011 until June 2017, Dr. Vickers served as Global Head of Research and Development and a member of the Executive Committee of Shire Plc (“Shire”), a biotechnology company focused on the development of therapies for the treatment of rare and specialty conditions. Under Dr. Vickers’ leadership, Shire’s pipeline had approximately 40 programs in clinical development in the areas of Genetic Disease, GI disease, Hematology, Immunology, Neuroscience, Ophthalmology and Oncology. Prior to Shire, Dr. Vickers held positions of increasing responsibility in Research and Development at Merck & Co., Inc., Pfizer Inc., Boehringer-Ingelheim and Resolvyx Pharmaceuticals, Inc. Dr. Vickers currently serves on the board of directors of AVROBIO, Inc. Dr. Vickers obtained his Ph.D. in Biochemistry from the University of Toronto, which was followed by postdoctoral research in mechanisms of multidrug resistance in breast cancer at the National Cancer Institute in Bethesda, Maryland.

Board of Directors

Our board is divided into three classes, with each class having a three-year term. A listing of the directors currently comprising each class of directors and the expiration date of each class of directors is set forth below:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Angus C. Russell Phyllis Gardner, M.D. Julian S. Gangolli	2021 Annual Meeting of Revance Stockholders
Class II	Mark J. Foley Chris Nolet Philip J. Vickers, Ph.D.	2022 Annual Meeting of Revance Stockholders
Class III	Jill Beraud Robert Byrnes	2023 Annual Meeting of Revance Stockholders

Aubrey Rankin is expected to be designated as a Class III director upon the closing of the Merger.

Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.

Independence of the Board Of Directors

As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors except for Mr. Foley, our President and CEO, representing seven of our existing eight directors, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Rankin, who is expected to serve as a director following the closing of the Merger, will be our President of Innovation & Technology and will not be an “independent director” within the meaning of the applicable Nasdaq listing standards.

Board Leadership Structure

Our Board has an independent chair (the “Board Chair”), Mr. Russell, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and CEO reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, our Audit Committee has the responsibility to consider the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity and backup of information systems. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Information Regarding Committees of the Board Of Directors

The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Science and Technology Committee, and a Brand Strategy Committee. The following table provides membership information for each of the Board committees as of December 31, 2019:

Name	Audit		Compensation		Nominating and Corporate Governance		Science and Technology		Brand Strategy(3)
Jill Beraud(1)									X	*
Robert Byrnes	X		X	*	X
Julian S. Gangolli	X								X
Phyllis Gardner, M.D.			X				X
Chris Nolet(2)	X	*
Angus C. Russell			X		X	*
Philip J. Vickers, Ph.D.							X	*
*	Committee Chairperson

(1)	Ms. Beraud joined the Board effective as of June 4, 2019
(2)	Mr. Nolet joined the Board effective as of July 16, 2019, at which time he also joined the Audit Committee. Mr. Nolet was appointed Chairperson of the Audit Committee on October 10, 2019.
(3)	The Brand Strategy Committee was formed on October 10, 2019.

Below is a description of each standing committee of the Board.

Audit Committee

The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. The principal duties and responsibilities of our Audit Committee include:

•

appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our Consolidated Financial Statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•

reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly Condensed Consolidated Financial Statements; and

•

conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee is currently composed of three directors: Mr. Nolet, Mr. Byrnes and Mr. Gangolli, with Mr. Nolet serving as chair of the committee. From January 1, 2019 to July 16, 2019, the Audit Committee was composed of Mr. Foley, Mr. Byrnes and Mr. Gangolli, with Mr. Foley serving as chair of the committee. On July 16, 2019, Mr. Nolet joined the Audit Committee. On October 10, 2019, Mr. Foley resigned as a member and chair of the Audit Committee in connection with his appointment as the Company’s President and Chief

Executive Officer. In connection with Mr. Foley’s resignation from the Audit Committee, Mr. Nolet was appointed as chair of the Audit Committee on October 10, 2019. The Audit Committee met four times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.revance.com.

Our Board has determined that all current members of our Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Byrnes and Nolet is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq listing rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent that they become applicable to our Audit Committee.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Byrnes, Dr. Gardner and Mr. Russell, with Mr. Byrnes serving as chair of the committee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met six times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.revance.com.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and other executive officers; and

•	administration of our equity compensation plans, deferred compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of us. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of CEO, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any advisor be independent.

The Compensation Committee has retained Radford, an Aon plc company, (“Radford”) as independent compensation consultant. The Compensation Committee requested that Radford:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In addition, as part of its engagement, our Compensation Committee requested that Radford develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of Radford as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.

Compensation Committee Interlocks and Insider Participation

As noted above, during the year ended December 31, 2019, Mr. Byrnes, Dr. Gardner and Mr. Russell served on the Compensation Committee, with Mr. Byrnes serving as its chair. None of Mr. Byrnes, Dr. Gardner or Mr. Russell is currently or has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of two directors: Mr. Russell and Mr. Byrnes, with Mr. Russell serving as the chair of the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year.

Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	overseeing and reviewing our processes and procedures to provide information to our Board and its committees;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and us, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Revance Therapeutics, Inc., 7555 Gateway Blvd, Newark, CA 94560, not later than November 26, 2020, to be considered for inclusion in next year’s proxy materials, and not later than February 13, 2021, nor earlier than January 14, 2021, to be considered timely for purposes of the advance notice provisions set forth in the Company’s bylaws. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of our capital stock which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on our website at www.revance.com.

Science and Technology Committee

The Science and Technology Committee is composed of two directors: Dr. Vickers and Dr. Gardner, with Dr. Vickers serving as chair of the committee. The principal duties and responsibilities of our Science and Technology Committee include:

•

reviewing and advising the Board on the overall strategy, direction and effectiveness of our research and development programs and related investments, and on our progress in achieving its long-term strategic research and development goals and objectives;

•

identifying and providing the Board with the committee’s views on emerging science and technology issues and trends which are relevant to us and in alignment with our strategy and on areas that are important to the success of our research and development activities;

•	reviewing and making recommendations to the Board and management with respect to our clinical pipeline;

•	assessing and advising the Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in our research and development organization;

•

assessing and advising the Board, from time to time, on the committee’s view of the quality and competitiveness of our research and development programs and technology initiatives from a scientific perspective, including associated risk profile;

•

for any major external investments in research and development that require approval of the Board, assessing those opportunities and advising the Board of the Committee’s view on the scientific, technical, and/or medical merit of the opportunity; and

•	reviewing and assessing the committee’s own performance and the adequacy of its charter.

The Science and Technology Committee also has other responsibilities set forth in the written Science and Technology Committee charter adopted by the Board, which is available on our website at www.revance.com.

Brand Strategy Committee

The Brand Strategy Committee was formed on October 10, 2019, and is composed of two directors: Ms. Beraud and Mr. Gangolli, with Ms. Beraud serving as chair of the committee. The principal duties and responsibilities of our Brand Strategy Committee include:

•	reviewing and advising the Board on overall strategy, direction and effectiveness of our brand and marketing plans and strategies, and its role in achieving our long-term goals and objectives;

•

identifying and providing the Board with the committee’s views on marketing and branding developments and trends that are relevant to the Company and in alignment with the Company’s strategy and success of the Company’s product commercialization and sales;

•	assessing and advising the Board, from time to time, on the committee’s view of the quality, expertise recruitment and retention of sales and marketing personnel in our commercial organization;

•

advising the Board with respect to collaborations with physicians and influencers, and participation in other programs to enhance the Company’s value proposition and visibility of its products in the marketplace;

•	reviewing and assessing the committee’s own performance and the adequacy of its charter.

The Brand Strategy Committee also has other responsibilities set forth in the written Brand Strategy Committee charter adopted by the Board, which is available on our website at www.revance.com.

Code of Business Conduct and Ethics

We have adopted the Revance Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is available on our website at www.revance.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, we will disclose the nature of the amendment on our website, by filing a current report on Form 8-K with the SEC within four business days of such amendment, or in a manner otherwise permitted by applicable law.

Corporate Governance Guidelines

In April 2013, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.revance.com.

Hedging Policy

As part of our Insider Trading and Trading Window Policy, we require that all of our employees and directors limit their transactions in our stock to defined time periods, subject to certain exceptions. We also require that directors and certain designated employees notify, and receive approval from, our Controller, Chief Financial Officer or Chief Executive Officer prior to engaging in transactions in our stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. These restrictions apply to any entities or family members whose trading activities are controlled or influenced by any director or employee.

Further, Our Insider Trading and Trading Window Policy prohibits our employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock at any time.

DIRECTOR COMPENSATION

2019 Non-Employee Director Compensation Policy

Our non-employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board.

Our non-employee director compensation policy provides for an initial grant of options to purchase shares of our common stock and shares of restricted stock to new directors upon their joining the Board. In addition, at the date of each Annual Meeting of Stockholders, each then-serving non-employee director receives a grant of options to purchase shares of our common stock and shares of restricted stock. The exercise price of these options will equal the fair market value of our common stock on the date of grant, and these options will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director. The shares of restricted stock granted pursuant to the non-employee director compensation policy will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director.

Our Board reviews our non-employee director compensation policy at least annually and considers market data provided by Radford as a reference point when making adjustments to our annual compensation levels for our non-employee directors. The Board amended our non-employee director compensation policy in February 2019, October 2019 and December 2019, as described below:

•

Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, revenue, stage of development and size of company, our non-employee director compensation policy was amended by the Board in February 2019, effective as of January 1, 2019, to provide for an increase in the cash retainer payable for service on the Board and for service on each committee on which the director is a member in order to further align the terms of our policy with the policies of our peers.

•

Our non-employee director compensation policy was amended by the Board in October 2019 in connection with the formation of the Brand Strategy Committee to specify the cash retainer payable to the members and chairman of the Brand Strategy Committee.

•

Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, revenue, stage of development and size of company, our non-employee director compensation policy was amended by the Board in December 2019, effective as of January 1, 2020, to provide for (i) an increase in the cash retainer payable for service on the Board, for service on certain committees of the Board and for service as chairman of certain committees of the Board and (ii) an increase in the number of options to purchase shares of our common stock and shares of restricted stock granted to each then-serving non-employee director at the date of each Annual Meeting of Stockholders, in each case in order to further align the terms of our policy with the policies of our peers.

Cash Compensation

The following table describes the annual cash compensation applicable to each role performed by non-employee directors as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2019, as amended during the year, and the changes to annual cash compensation applicable to each role effective January 1, 2020.

	2019		2020
	Member Annual Service Retainer*	Chairman Additional Annual Service Retainer*	Member Annual Service Retainer	Chairman Additional Annual Service Retainer
Board of Directors	$40,000	$35,000	$42,000	$36,000
Audit Committee	$10,000	$10,000	$10,000	$10,000
Compensation Committee	$6,000	$6,500	$7,500	$7,500
Nominating and Corporate Governance Committee	$4,500	$3,500	$5,000	$5,000
Science and Technology Committee	$6,000	$6,500	$6,000	$6,500
Brand Strategy Committee	$6,000	$6,500	$6,000	$6,500

*

In connection with the establishment of the Brand Strategy Committee on October 10, 2019, the Non-Employee Director Compensation Policy was amended to provide for (i) an annual service retainer of $6,000 for directors serving on the Brand Strategy Committee and (ii) an additional annual service retainer of $6,500 for the chairman of the Brand Strategy Committee.

Equity Compensation

The following table describes the equity component of non-employee director compensation as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2019, as amended during the year, and the changes to non-employee director equity compensation effective January 1, 2020.

	2019	2020
Initial stock option grant for new Board members	18,000	20,000
Initial grant of shares of restricted stock for new Board members	9,000	10,000
Annual stock option grant for then-serving non-employee directors at each Annual Meeting of Stockholders	9,000	12,000
Annual grant of shares of restricted stock for then-serving non-employee directors at each Annual Meeting of Stockholders	4,500	6,000

Expense Reimbursement

Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

2019 Director Compensation Table

The compensation provided to our non-employee directors in 2019 is enumerated in the table below. Mark J. Foley, who is also our President and CEO, received (i) cash compensation of $46,848, (ii) option awards having an aggregate grant date fair value of $63,257 and (iii) restricted stock awards (“RSAs” and each an “RSA”) having an aggregate grant date market value of $57,690 for his services as a director up to October 13, 2019, and he did not receive any compensation for his services as a director after October 13, 2019. Mr. Foley’s director compensation is not included in the 2019 Director Compensation Table below, but is instead included in the “Summary Compensation Table”.

The following table sets forth the compensation of our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Jill Beraud	$25,786	$101,160	$109,804	(2)	$236,750
Robert Byrnes	$67,000	$57,690	$63,257	(3)	$187,947
Julian S. Gangolli	$51,353	$57,690	$63,257	(4)	$172,300
Phyllis Gardner, M.D.	$52,000	$57,690	$63,257	(5)	$172,947
Chris Nolet	$25,217	$110,880	$119,786	(6)	$255,883
Angus C. Russell	$89,000	$57,690	$63,257	(7)	$209,947
Philip J. Vickers, Ph.D.	$52,500	$57,690	$63,257	(8)	$173,447

(1)

The dollar amounts in this column represent the grant date fair value of the stock options and restricted stock awards. These amounts have been calculated in accordance with ASC 718 and, with respect to stock options, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements—Notes to Condensed Consolidated Financial Statements—Note 10—Stock-Based Compensation” and the discussion under “Revance’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation”. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options and restricted stock awards by the applicable directors.

(2)	As of December 31, 2019, Ms. Beraud had options to purchase 18,000 shares our common stock and restricted stock awards of 9,000 shares.
(3)	As of December 31, 2019, Mr. Byrnes had options to purchase 68,333 shares of our common stock and restricted stock awards of 4,500 shares.
(4)	As of December 31, 2019, Mr. Gangolli had options to purchase 39,000 shares of our common stock and restricted stock awards of 4,500 shares.
(5)	As of December 31, 2019, Dr. Gardner had options to purchase 45,000 shares of our common stock and restricted stock awards of 4,500 shares.
(6)	As of December 31, 2019, Mr. Nolet had options to purchase 18,000 shares our common stock and restricted stock awards of 9,000 shares.
(7)	As of December 31, 2019, Mr. Russell had options to purchase 55,000 shares of our common stock and restricted stock awards of 4,500 shares.
(8)	As of December 31, 2019, Dr. Vickers had options to purchase 55,000 shares of our common stock and restricted stock awards of 4,500 shares.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview

Revance Therapeutics, Inc. (“Revance”, the “Company”, “we” or “our”) is a biotechnology company, developing new innovations in neuromodulators for aesthetic and therapeutic indications. Our lead product candidate, DaxibotulinumtoxinA for Injection (DAXI), combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. We have successfully completed a Phase 3 program for DAXI in glabellar (frown) lines. In November 2019, we submitted the Biologics License Application (“BLA”) to the FDA for DAXI in the treatment of moderate to severe glabellar (frown) lines. The FDA accepted the BLA on February 5, 2020, and the Prescription Drug User Fee Act (“PDUFA”) target action date is November 25, 2020. If the BLA is approved on or by the target action date, we plan to initiate commercialization activities for DAXI for the treatment of glabellar lines before year end 2020. We are also evaluating DAXI in upper facial lines—glabellar lines, forehead lines and crow’s feet combined—as well as in three therapeutic indications—cervical dystonia, adult upper limb spasticity and plantar fasciitis, with plans to study migraine. Beyond DAXI, we have begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. In January 2020, we entered into an exclusive distribution Agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted Revance with the exclusive right to import, market, promote, sell and distribute Teoxane’s collection of Resilient Hyaluronic Acid® dermal fillers. Revance is dedicated to making a difference by transforming patient experiences.

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2019, for each person who served as our principal executive officer during 2019, our principal financial officer, and the next three most highly compensated executive officers serving as of the end of 2019 (the “Named Executive Officers” or “NEOs”). This discussion and analysis is intended to assist you to understand the information provided in the compensation tables below and to provide additional context regarding our overall compensation program. In addition, we explain how and why our Board and Compensation Committee determined our compensation policies and specific compensation decisions for our NEOs during and for fiscal year 2019 and, to the extent material, 2020.

Our NEOs for 2019 consisted of the following individuals:

•	Mark J. Foley, President and Chief Executive Officer(1);

•	L. Daniel Browne, former President and Chief Executive Officer(1);

•	Tobin C. Schilke, Chief Financial Officer;

•	Abhay Joshi, Ph.D., Chief Operating Officer;

•	Dustin Sjuts, Chief Commercial Officer, Aesthetics & Therapeutics(2); and

•	Caryn G. McDowell, Former Senior Vice President, General Counsel and Corporate Secretary(3).

(1)	In October 2019, Mr. Foley replaced Mr. Browne as our President and Chief Executive Officer.

(2)

Mr. Sjuts was appointed Chief Commercial Officer, Aesthetics and Therapeutics effective in December 2019. Prior to such appointment, during 2019 Mr. Sjuts served as our Head of Commercial, Aesthetics and Therapeutics.

(3)	In January 2020, Ms. McDowell resigned as our Senior Vice President, General Counsel and Corporate Secretary, with an effective date of March 31, 2020.

Executive Summary

CEO Transition

In October 2019, Mr. Browne stepped down from the position of President and Chief Executive Officer and as a member of our Board. In connection with his departure, Mr. Browne received benefits under the terms of our severance benefit plan. Mr. Browne did not receive any pro-rated performance bonus for 2019 or any equity acceleration; Mr. Browne forfeited his equity awards that had not vested as of the time of his departure and has an extended period of time to exercise stock options that had vested as of the time of his departure.

Mr. Foley was appointed to the position of President and Chief Executive Officer in October 2019. Mr. Foley has served as a member of our Board since September 2017 and brings more than 25 years of operational and investment experience in the healthcare arena. The Board views Mr. Foley as a seasoned aesthetic and medical device leader with a proven record of success and, after careful consideration, determined that Mr. Foley was the right person to lead our company into its next phase of commercialization and grow our business in the years ahead. In consultation with our independent compensation consultant, the Board developed a market competitive compensation package for Mr. Foley that they believed would appropriately motivate and incentivize Mr. Foley to take on the role of President and Chief Executive Officer, while also ensuring an appropriate and ongoing linkage between Mr. Foley’s compensation and our company performance. Accordingly, we structured Mr. Foley’s compensation to be heavily weighted in the form of long-term equity incentive compensation, more than half of which consisted of a performance stock award (“PSA”) that only vests upon achievement of a key milestone relating to our lead product candidate and two rigorous stock performance goals that require our stock price to increase more than 100% and 200% from the time of grant and remain above such level over a sustained period of time. Mr. Foley’s initial equity awards were “front-loaded” to provide him with an immediate meaningful equity opportunity in our company and direct tie to our business success and stockholder value. Because of the front-loaded equity awards, Mr. Foley did not receive the same annual equity award grants that our other NEOs received in early 2020, and did not receive any increases to his compensation for 2020. For his leadership in 2019, Mr. Foley received a discretionary bonus in the amount of $150,000, which is further discussed in “Executive Compensation Program” below.

References in this Compensation Discussion and Analysis to our Chief Executive Officer refer to Mr. Browne, prior to October 11, 2019, the date Mr. Browne ceased service as our Chief Executive Officer and Mr. Foley on and after October 13, 2019, the date Mr. Foley commenced service with us as our Chief Executive Officer.

Compensation Highlights

The important features of our executive compensation program include the following:

•

We tie pay to performance. The chart below reflects the key elements of 2019 compensation (fixed cash, consisting of base salary and sign-on bonus where applicable, annual performance bonus earned and equity incentives granted) for Mr. Foley in his capacity as our Chief Executive Officer and for our other NEOs other than Mr. Browne, as reported in the “Summary Compensation Table.” As reflected below, a substantial portion of our current NEOs’ 2019 compensation, on average, is ‘at-risk’, consisting of annual performance bonus earned and equity incentives granted. Nearly all of Mr. Foley’s 2019 compensation is ‘at-risk’ due to the front-loaded equity incentives we granted Mr. Foley in connection with his hiring as our Chief Executive Officer, 55% of which consist of his PSA, payout of which is directly contingent upon the Company’s achievement of rigorous performance milestones.

•

Our executive bonuses are dependent on meeting key corporate objectives. Our annual performance-based bonus opportunities for our NEOs are dependent upon our achievement of annual corporate objectives established each year. No bonuses are guaranteed. In 2019, we met nearly all of our annual corporate objectives and each of our NEOs, other than Mr. Browne, received performance bonuses in early 2020.

•

We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We introduced PSAs in 2019 in connection with hiring Mr. Foley as our Chief Executive Officer, structuring approximately 55% of Mr. Foley’s initial equity awards in the form of PSAs, and we granted PSAs to each of our other continuing Named Executive Officers in early 2020. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to meet key company metrics and remain in our long-term employ.

•

Change in control payments are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•	We do not maintain agreements or commitments to provide our executive officers with any change in control excise tax gross ups.

•

Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions, who advises the Compensation Committee on market practices so that our Compensation Committee can regularly assess the Company’s individual and total compensation programs against those of peer companies, the general marketplace and other industry data points.

•	We prohibit any and all hedging and pledging of Company stock.

Consideration of Say-on-Pay Vote

In 2019, we sought our first advisory vote from our stockholders regarding our executive officer compensation program and received a 92% favorable vote supporting the program. Our Compensation Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executive officers. Given the level of stockholder support, our Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests, and provides competitive pay that encourages retention, and effectively incentivizes performance of talented NEOs and other executive officers. Accordingly, our Compensation Committee determined not to make any significant changes to our programs as a result of the vote. Our Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the NEOs and other executive officers.

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation policies and programs are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;

•	align our executives’ interests with those of our stockholders;

•	link pay to company performance; and

•

offer pay opportunities that are competitive with the biopharmaceutical market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses, and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives, and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives and individual contributions.	Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance goals established at the beginning of the year and, except with respect to our CEO, individual performance objectives that relate to the NEOs’ role and expected contribution toward reaching our corporate goals. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and, where applicable, individual performance objectives.

Element of Compensation	Objectives	Key Features
Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term Company performance; fosters ownership culture,

aligns executives’ interests with stockholder interests and long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. Equity grants have historically been provided primarily in the form of stock options and RSAs that typically vest over a four-year-period and a three-year-period, respectively.

To further align our NEOs’ interests with those of our stockholders, we introduced PSAs in 2019 in connection with hiring Mr. Foley as our Chief Executive Officer, and we granted PSAs to each of our other NEOs in early 2020.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to NEOs at similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards, equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee aims to structure a significant portion of the NEOs’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the Compensation Committee generally considers each NEO’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value).

How We Determine Executive Compensation

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the NEOs. Our Compensation Committee consists solely of independent members of the Board. In making its executive compensation determinations, the Compensation Committee considers recommendations from the Chief Executive Officer for executive officers other than himself and, with respect to the evaluation of the Chief

Executive Officer’s performance, the Compensation Committee considers recommendations from the Chairman of the Board and, if it determines appropriate, may also seek recommendations or approval of executive compensation decisions from the independent members of the Board. In making his recommendations for executive officers other than himself, the Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer and Senior Vice President, General Counsel and Corporate Secretary may also attend Compensation Committee meetings from time to time and may take part in discussions of executive compensation. The Compensation Committee discusses and makes its determinations with respect to executive compensation matters without any NEOs or other executive officers present (other than the Chief Executive Officer as described above). From time to time, various other members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first or second quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. In connection with the departure of Mr. Browne and the hiring of Mr. Foley in October 2019, the independent members of the Board and the members of the Compensation Committee approved the compensation arrangements for Mr. Browne and Mr. Foley. The Compensation Committee does not delegate its authority to approve executive officer compensation. The Compensation Committee does not currently maintain a formal policy for the timing of equity awards to our executive officers and has granted awards over the past several years at times when the Compensation Committee determines appropriate.

Role of our Independent Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2019 compensation for each of our executive officers and making 2019 compensation decisions, we retained Radford, an Aon plc Company (“Radford”), an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

Radford assisted the Compensation Committee in developing a group of peer companies to use as a reference in making 2019 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reported directly to the Compensation Committee, which maintained the authority to direct their work and engagement, and advised the Compensation Committee from time to time. Radford interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and Radford met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

Our Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Radford and its affiliates do not provide any services directly to Revance; (ii) the amount of fees paid to Radford and its affiliates by Revance as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any Revance stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Radford, as described below, including information relating to the compensation for executive officers in the development stage biotechnology industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2019, Radford recommended and the Compensation Committee selected companies that would be appropriate peers based on geography, industry focus, employee size, stage of development, and market capitalization. Specifically, companies were selected in October 2018 with the following parameters:

•

Geography: We focused on biotechnology companies based in the United States with emphasis on companies that have recently became public. We focused on companies located in the San Francisco Bay Area or other biotechnology hub markets that reflect our talent market.

•	Industry Focus: We focused on biotechnology companies with dermatology/aesthetics focus.

•	Employee size: We focused on companies with a headcount up to 300 full-time employees

•	Stage of development: We focused on late stage pre-commercial companies, but also considered companies who are at the stage of filing a new drug application (“NDA”) or a BLA with the FDA.

•

Market Capitalization: Based on our approximated market capitalization of approximately $1.0 billion at the time of the evaluation, we focused on companies with market capitalization between approximately $500 million and $3.5 billion, which represents roughly 1/3 to 3 times of our market capitalization.

Based on these criteria, in October 2018 Radford recommended, and our Compensation Committee approved, the following companies as our peer group for 2019:

Acceleron Pharma	Enanta Pharmaceuticals
Aclaris Therapeutics	Epizyme
Adamas Pharmaceuticals	Flexion Therapeutics
Aduro BioTech	Global Blood Therapeutics
Aimmune Therapeutics	Insmed
Akebia Therapeutics	Lexicon Pharmaceuticals
Alder BioPharmaceuticals	MyoKardia
Atara Biotherapeutics	Portola Pharmaceuticals
Cara Therapeutics	Sangamo Therapeutics
Clovis Oncology	Xencor
Dermira	Zogenix
Dynavax Technologies

In November 2018, Radford completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determination of executive compensation for 2019. The market data used for this assessment was compiled from (i) the 2019 selected peer group companies’ publicly disclosed information or public peer data and (ii) data from the Radford Global Life Sciences Survey with respect to the 2019 selected peer group companies listed above or the peer survey data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. The peer survey data and the public peer data are collectively referred to as market data, and was reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our NEOs’ compensation.

Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25, 50, and 75 percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).

The Compensation Committee’s general aim is for compensation to remain competitive with the market, falling above or below the median of the market data as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by the Compensation Committee. The Compensation Committee does not maintain a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead, our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each NEO based on various facts and circumstances appropriate for our Company in any given year.

Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may fall at varying levels as compared to the market data.

Factors Used in Determining Executive Compensation

Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each NEO, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:

•	corporate performance, business needs and business impact;

•	each NEO’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;

•	internal pay equity among NEOs and positions;

•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;

•	a range of market data reference points (generally the 25, 50, and 75 percentiles of the market data), as described above under “Use of Competitive Market Compensation Data”;

•	the total compensation cost and stockholder dilution from executive compensation actions;

•	trends and compensation paid to similarly situated officers within our market;

•	recommendations of the outside compensation consultant;

•	review of a NEO’s total targeted and historical compensation and equity ownership; and

•	our CEO’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by each NEO.

Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries for 2019, the Compensation Committee considered current market data as well as each NEO’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance. The Compensation Committee approved increases to each of the then-employed NEOs’ 2018 base salaries generally equivalent to 3.5%, which the Compensation Committee felt represented the appropriate increase for general merit and market updates, based on market data provided by Radford. Mr. Schilke and Ms. McDowell joined the Company in November 2018 and May 2018 and accordingly, each of Mr. Schilke’s and Ms. McDowell’s base salary increase was prorated from the general 3.5% increase. Mr. Sjuts received a greater increase in salary (7.1%) as a result of his promotion from Interim Head of Commercial, Aesthetics & Therapeutics to Head of Commercial, Aesthetics & Therapeutics, effective January 2019.

Mr. Foley’s base salary was approved in connection with his commencement of employment with us in October 2019. The Compensation Committee and independent members of the Board set Mr. Foley’s base salary at the amount they considered, based on their subjective assessment, was appropriate, taking into consideration the factors described above, including market data provided by Radford, Mr. Foley’s skills and experience and the criticality of Mr. Foley’s leadership to our company.

The NEOs’ 2019 base salaries and increases from each of their 2018 base salaries, if applicable, are reflected in the table below. The 2019 base salaries were effective January 1, 2019, with the exception of (i) Mr. Foley, whose base salary reflected below was effective upon his commencement of employment with us on October 13, 2019, and (ii) Mr. Sjuts, whose 2019 base salary was adjusted in connection with his promotion as described below.

Name	2018 Base Salary	2019 Base Salary		Increase from 2018 Base Salary
Executive Officers
Mark J. Foley	N/A	$650,000		N/A
L. Daniel Browne	$565,000	$584,775		3.5%
Tobin C. Schilke	$405,000	$407,126		0.5%
Abhay Joshi, Ph.D.	$469,062	$485,479		3.5%
Dustin Sjuts	$350,000	$375,000	(1)	7.1%
Caryn G. McDowell	$400,000	$409,380		2.4%

(1)

Mr. Sjuts’ base salary was subsequently increased to $415,000 in connection with his promotion to Chief Commercial Officer, Aesthetics & Therapeutics, effective December 1, 2019. The Compensation Committee determined this increase, which brought Mr. Sjuts’ base salary closer to the 50 percentile of market data, was the appropriate amount to compensate Mr. Sjuts for his increased duties as a result of his promotion, after a review of market data from Radford for his promoted role.

Annual Performance-Based Bonuses

Our 2019 Management Bonus Plan was developed by our Compensation Committee in early 2019. Under the 2019 Management Bonus Plan, each NEO was eligible to be considered for a performance bonus based on (1) the individual’s target bonus, as a percentage of base salary, (2) the percentage attainment of our 2019 corporate goals established by the Compensation Committee, and, with respect to our NEOs other than our Chief Executive Officer, (3) the percentage attainment of the 2019 individual goals established by the Compensation Committee, based on recommendations from our Chief Executive Officer, for each such named executive officer.

The Compensation Committee determined that each executive officer other than Mr. Browne’s and Mr. Foley’s performance bonus opportunity under the 2019 Management Bonus Plan should be based in part on their own individual performance and contribution towards achievement of the corporate goals; accordingly, for each of the Named Executive Officers other than Messrs. Browne and Foley, 75% of the bonus opportunity under the 2019 Management Bonus Plan was based on corporate goal achievement and 25% of the bonus was based on individual goal achievement. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee; however, they capped the maximum total bonus pool available to be paid under the 2019 Management Bonus Plan, upon maximum corporate goal performance achievement, at 125%.

Target Bonuses

In early 2019, the Compensation Committee reviewed each of our then-employed named executive officer target bonus percentages, and determined that the 2018 target bonus percentages remained appropriate for each of the NEOs based on market data. Mr. Foley’s target bonus percentage was determined in connection with his commencement of employment with us in October 2019. The independent members of the Board and the members of the Compensation Committee determined Mr. Foley’s target bonus percentage based on the amount they determined was necessary and appropriate to induce him to join us and to incentivize him to drive results for corporate milestones that would grow our company, after considering market data provided by Radford and Mr. Foley’s total direct compensation opportunities. Each NEO’s target bonus as a percentage of annual base salary is reflected below:

Named Executive Officer	2019 Target Bonus Percentage
Mark J. Foley	75%
L. Daniel Browne (1)	66%
Tobin C. Schilke	45%
Abhay Joshi, Ph.D.	45%
Dustin Sjuts (2)	45%
Caryn G. McDowell	45%

(1)	Mr. Browne did not receive a bonus as a result of employment termination in 2019.
(2)

Mr. Sjuts’ target bonus percentage was increased from 35% to 45%, effective January 24, 2019, for his increased duties as Head of Commercial, Aesthetics & Therapeutics and remained at such level through the end of 2019.

Corporate Performance

The corporate goals and relative overall weighting towards corporate goal achievement for 2019 were established by the Compensation Committee in January 2019, which are reflected in the table below. Our Compensation Committee assigned a specific weighting to each of our corporate goals on which the performance-based bonus for each executive officer would be based.

The table below reflects each of the corporate goals and their relative weightings approved by the Compensation Committee as well as the relevant corporate achievement percentages.

Corporate Goal	Weight	Weighted Corporate Achievement Percentage
Achievement of specified milestones and activities relating to the Company’s contemplated filing of a BLA with the FDA	50.0%	35.0	%(1)
Achievement of specified milestones relating to our clinical development programs	20.0%	20.0%
Achievement of certain commercial readiness milestones	20.0%	12.5	%(2)
Achievement of certain biosimilar development activities	10.0%	10.0%
Stretch goal of achieving specified financial milestones	up to 25%	18.8%

(1)	The BLA was submitted in November 2019 and accepted by the FDA in February 2020.
(2)	Milestones included securing a dermal filler partnership. We entered into a distribution agreement with Teoxane SA on January 10, 2020.

In early 2020, our Compensation Committee reviewed our performance and approved the extent to which we achieved each of our corporate goals, and approved an overall corporate goal achievement of 96.3%, which was the sum of the weight of each corporate goal, multiplied by the performance achievement assigned to such factor by the Compensation Committee based on the actual results during 2019. As a result, the portion of the bonus for each NEO (other than Mr. Browne and Mr. Foley) related to corporate goal achievement was funded at 96.3%.

Individual Performance

In early 2020, our Compensation Committee evaluated Mr. Schilke, Dr. Joshi, Ms. McDowell and Mr. Sjuts to determine the individual performance factor payouts as follows:

•

Tobin C. Schilke: our Compensation Committee approved an individual performance factor payout of 100% for Mr. Schilke based upon his management and leadership in multiple capital raises through two follow-on offerings in 2019 and the infrastructure build-out in the Finance organization in preparation for product launch.

•

Abhay Joshi, Ph.D.: our Compensation Committee approved an individual performance factor payout of 85% for Dr. Joshi based upon his management and leadership across multiple functions including clinical development, regulatory, and manufacturing, leading the steering committees with our partner collaborations, and the successful filing of our BLA for DAXI for the treatment of glabellar lines. The payout was adjusted to reflect the additional time required to complete the BLA filing resulting from the inclusion of an additional vial configuration.

•

Dustin Sjuts; our Compensation Committee approved an individual performance factor payout of 105% for Mr. Sjuts in recognition of his successful execution in the new role as Head of Commercial, Aesthetics & Therapeutics until his promotion as Chief Commercial Officer on December 1, 2019. He recruited key team members, led the general business development activities, and continued building out our commercial organization in preparation for commercial readiness of our product launches.

•

Caryn G. McDowell: our Compensation Committee approved an individual performance factor payout of 100% for Ms. McDowell based upon her performance in leading and expanding our legal and compliance infrastructure and operations and overseeing certain completed and pending transactions.

The Compensation Committee also decided, after thoughtful evaluation, that Mr. Foley should receive a bonus for 2019 in the amount of $150,000, rather than a formulaic pro-rated bonus award. The Compensation Committee determined $150,000 was appropriate in order to reward Mr. Foley for his immediate and impactful efforts on the Company’s performance during 2019. Factors the Compensation Committee considered include the extraordinary stockholder value generated in the short time period after Mr. Foley assumed the role of Chief Executive Officer resulting from his skills, experience, and leadership in executing the existing strategies and retaining key talents, as well as his contribution in late 2019 that concluded in the exclusive distribution agreement we entered into with Teoxane SA in early January 2020 to distribute their Resilient Hyaluronic Acid® collection of dermal fillers in the United States and its territories and possessions.

Mr. Browne terminated employment during 2019, and therefore he was not eligible to receive a bonus for 2019.

Bonus Amounts

In January 2020, the Compensation Committee awarded each of our NEOs the performance bonuses in the amounts reflected in the table below. Each of these bonuses was based on our overall corporate goal achievement and individual performance achievement (including the additional considerations described above, with respect to Mr. Foley’s bonus).

Name	Annual Target Bonus	Actual Bonus
Mark J. Foley	$487,500	$150,000
L. Daniel Browne (1)	$385,952	$—
Tobin C. Schilke	$183,207	$178,123
Abhay Joshi, Ph.D.	$218,466	$204,211
Dustin Sjuts	$186,750	$183,902
Caryn G. McDowell	$184,221	$179,109

(1)	Mr. Browne did not receive a bonus as a result of employment termination in 2019.

Equity-Based Incentive Awards

2019 Annual Grants

We have historically granted equity compensation to our executive officers primarily in the form of stock options and restricted stock awards. The Compensation Committee determined that our annual 2019 long-term compensation program for the NEOs would continue to consist of stock options and RSAs that vest over a four-year period and a three-year period, respectively, subject to the executive’s continued service with us. The Compensation Committee considered the grant of other types of equity awards and concluded that for the 2019 annual equity award grants, stock options and RSAs were the appropriate equity award type for our NEOs, given our executives’ familiarity with and understanding of stock options and RSAs as incentive tools and the Compensation Committee’s belief that stock options and RSAs both serve as a key pay-for-performance tool in aligning the interests of our executive officers and our stockholders.

The Compensation Committee views stock options as inherently performance-based compensation that automatically links executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the “Summary Compensation Table”, executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

While the RSAs also serve as a pay-for-performance tool as the awards appreciate in value as stock price increases, the RSAs provide more stability to equity-based incentive awards and encourage retention. RSAs vest annually over time as long as the recipients remain employed with the Company and are less restricted since they are not contingent upon the relationship between the stock price and the exercise price.

In compensating our executive officers for 2019, the Compensation Committee chose a mix between options and RSAs of approximately 75% and 25%, respectively, by award value. The Compensation Committee chose this weighting because it believed it was appropriate to place significantly more weight on options to incentivize our executive officers to focus more of their effort in driving stockholder value by linking their pay to stock price. The Compensation Committee reviewed market practices in January 2019 and observed that this mix is consistent with the approach taken by our peer companies and that stock options are the predominant equity incentive vehicle used by our peers.

The Compensation Committee approved the following annual stock options and restricted stock awards for our then-serving NEOs in January 2019; the stock options vest over a four-year period, and RSAs vest over a three-year period:

Named Executive Officer	Stock Option Grant (# of shares)	Restricted Stock Award (# of shares)
Mark J. Foley (1)	—	—
L. Daniel Browne (2)	200,000	35,000
Tobin C. Schilke	30,000	5,000
Abhay Joshi, Ph.D.	94,000	15,750
Dustin Sjuts	10,000	2,500
Caryn G. McDowell	50,000	7,500

(1)

Mr. Foley did not receive a grant in January 2019 because he was not serving as an executive at such time. However, Mr. Foley received a stock option and RSA in May 2019 for his service on the Board, pursuant to our non-employee director compensation policy, as further described under “Non-Employee Director Compensation” above.

(2)	In connection with Mr. Browne’s cessation of services, the RSA and the unvested portion of the stock option were terminated pursuant to our 2014 Equity Incentive Plan (the “Equity Plan”).

The Compensation Committee chose each of the NEO’s grant level based on the amount which they felt, in their judgment, was appropriate to retain and incentivize the NEOs, while remaining reasonable within market standards and considering potential dilution of our share reserves. In making these determinations, the Compensation Committee considered each of the NEO’s current equity holdings, including vested and unvested holdings and the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, the market data provided by Radford reflecting equity value based on approximated grant date fair value, internal equity amongst the team, individual performance, and length of service if joined in 2018.

New Hire Equity Awards Granted to Mr. Foley

As described above under “Executive Summary”, equity awards were a critical and primary component of the compensation package developed in connection with hiring Mr. Foley as our President and Chief Executive Officer. Mr. Foley received stock options to purchase 740,000 shares and an RSA covering 200,000 shares in October 2019 that vested over a four-year and three-year period, respectively. In addition Mr. Foley received a PSA covering 860,000 shares of the Company’s common stock. The PSA will vest based on the Company’s performance and achievement of the milestones noted below. On the grant date, the closing share price of our common stock was $12.18 per share.

(1)

25% of the PSA will vest upon the earlier of the following events, if such event occurs on or before December 31, 2020: (a) approval by the FDA of the Company’s BLA for DAXI for the treatment of glabellar lines; or (b) a change in control (as defined in the Equity Plan);

(2)

35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $25 per share (representing more than a 100% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $25 per share during any 90 consecutive trading-day period on a volume weighted average price (VWAP) basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share;

(3)

40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $40 per share (representing more than a 200% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.

Mr. Foley’s 2019 equity awards described above were special, new-hire awards intended to provide him with an immediate and meaningful equity opportunity in our company and direct tie to our business success and stockholder value. The members of the Compensation Committee and independent members of the Board considered many factors in choosing the amount and mix of Mr. Foley’s equity awards discussed in “Executive Summary” above.

Although most of our peer companies establish ownership for their executive officers via time-based equity awards, the Compensation Committee focused on granting performance-based awards to Mr. Foley that ensure that ownership will not be obtained unless significant stockholder value is created. Approximately 55% of Mr. Foley’s 2019 new-hire equity awards were delivered in PSAs, thereby ensuring that Mr. Foley would only receive value from these awards if we achieve rigorous performance goals. The PSA stock price and operational performance goal were chosen as performance metrics because we believe these are key goals tied to company growth that if attained would generate significant stockholder value.

The 75% portion of the PSA that vests based on stock price goals only delivers value to Mr. Foley if there is significant stockholder value creation. Although accounting rules assign an immediate grant value to this award, which value is reflected in Mr. Foley’s 2019 compensation in the “Summary Compensation Table,” Mr. Foley will realize zero value for this portion of the PSA unless and until the $25 stock price goal (Milestone #1) is met, which requires a stock price increase of more than 2x. As reflected in the chart below, if Milestone #1 is met, Mr. Foley’s realizable value would be approximately $7.5 million, which is less than 1% of the approximate $800 million increase in market value that would be realizable by our stockholders. If the $40 stock price goal (Milestone #2) is met, requiring a stock price increase of more than 3x, Mr. Foley’s realizable value increases to approximately $25.8 million, representing approximately 1.5% of the approximate $1.7 billion increase in market value realizable by our stockholders.

2020 Annual Grants, Performance Stock Awards

For 2020, the Compensation Committee changed its general equity compensation program and approved granting PSAs to our NEOs. Each of our NEOs, other than Mr. Foley, received annual 2020 grants in January 2020 consisting of stock options, RSAs and PSAs. Mr. Foley received an RSA covering 200,000 shares of Revance common stock, pursuant to the terms of his employment agreement with us, but did not receive additional equity grants, as a result of the equity grants he received in connection with his joining us in 2019, described above. In determining 2020 grants, the Compensation Committee placed emphasis on creating stockholder value and on ensuring alignment across the management team in terms of equity award mix.

Other Features of our Executive Compensation Program

Agreements with our NEOs

Employment Agreements

We have entered into employment agreements with each of our NEOs that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits. Each of our NEOs is employed at will and may be terminated at any time for any reason.

Severance and Change in Control Benefits

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Under our employment agreements, each of our NEOs is eligible to receive severance benefits pursuant to the terms of our Executive Severance Benefit Plan, or our Severance Benefit Plan. We do not provide any tax gross ups in connection with severance or change in control transactions, nor are any of our NEOs entitled to “single trigger” cash payments upon a change in control without a termination event. The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control. Additionally, our time-vesting equity award agreements provide for single trigger acceleration of vesting in the in event of a change in control, but only to the extent that the acquiring company refuses to continue, assume or substitute for such awards. Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels.

The Compensation Committee originally adopted our Severance Benefit Plan in December 2013. The Compensation Committee subsequently amended the Severance Benefit Plan, most recently in February 2019 and October 2019. In February 2019, the Severance Benefit Plan was amended to change the definition of resignation for good reason to remove certain triggers for an executive’s right to resign for good reason, and to clarify that the Severance Benefit Plan replaces individual employment or severance agreements where the Severance Benefit Plan provides superior benefits. In October 2019, the Board amended the Severance Benefit Plan to provide an increase in the amount of base salary and COBRA premiums that the Chief Executive Officer of the Company will receive as severance in the case of an involuntary termination not in connection with a change in control from 15 months to 18 months, and the amount of base salary, monthly annual target bonus and COBRA premiums that the Chief Executive Officer will receive as severance in the case of an involuntary termination in connection with a change in control from 21 months to 24 months. The Compensation Committee determined this increase was appropriate to induce and retain Mr. Foley as our Chief Executive Officer. The Compensation Committee believes that the severance protection benefits we offer are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the Severance Benefit Plan and each of our named executive officer benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”

In addition, each of our NEOs holds equity awards under our equity incentive plans that were granted subject to our form of award agreements. Mr. Foley’s PSA granted in 2019 provides for vesting acceleration if we achieve the performance goals specified in the PSA or as a result of the change in control and, with respect to the portion of the award that vests upon the approval by the FDA of our BLA for DAXI for the treatment of glabellar lines on or before December 31, 2020, upon a change in control that occurs on or before December 31, 2020.

On October 11, 2019, Mr. Browne stepped down as President and Chief Executive Officer. Pursuant to the Separation Agreement we entered into with Mr. Browne, in exchange for a customary release of claims,

Mr. Browne is entitled to the following benefits, consistent with the Severance Benefit Plan (prior to its amendment in October 2019) (1) cash severance payments in an amount equal to 15 months of Mr. Browne’s 2019 base salary, payable in equal installments over the 15 month period following his separation date, and (2) COBRA premiums for up to 15 months. In addition, under the Separation Agreement with Mr. Browne, the post-termination exercise period for all vested stock options held by Mr. Browne was extended through the earlier of a change in control or January 31, 2021. The Board determined that such benefits were appropriate given Mr. Browne’s overall contributions to and tenure with the Company.

In January 2020, in connection with Ms. McDowell’s resignation as Senior Vice President, General Counsel and Corporate Secretary of the Company, the Company entered into a Separation Agreement with Ms. McDowell providing for (i) a customary release of claims against the Company, (ii) cash severance payments to Ms. McDowell in an amount equal to nine months of her base salary, paid in equal installments on the Company’s regular payroll schedule over the nine month period following the separation date and (ii) COBRA premiums for up to nine months, consistent with the terms of the Severance Benefit Plan. Ms. McDowell’s Separation Agreement also provides for an extension of the post-termination exercise period for all vested stock options held by Ms. McDowell through the earlier of a change in control or January 31, 2021.

Employee Benefit Plans

We sponsor a 401(k) retirement plan in which our NEOs participate on the same basis as our other U.S. employees. Effective January 1, 2019, the Compensation Committee approved matching contributions equal to (i) 100% of employee contributions for the first 3% of an employee’s earnings and (ii) 50% of employee contributions for the next 2% of an employee’s earnings. All matching effective January 1, 2019 is immediately fully vested. During the year ended December 31, 2019, the Company made contributions to this plan of $53,122 for the NEOs.

Pension Benefits

We do not maintain a defined benefit pension plan for any of our employees.

Nonqualified Deferred Compensation

We do not maintain a plan providing non-qualified deferred compensation for any of our employees.

Other Benefits

We generally do not offer perquisites or personal benefits to our NEOs, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our NEOs as our Compensation Committee determines appropriate. In 2019, we paid the second installment of sign-on bonuses to each of Messrs. Schilke and Sjuts in the amounts of $25,000 and $50,000, respectively, pursuant to the terms of their respective employment agreements with the Company. In addition, in 2019, we paid Mr. Sjuts a grossed-up monthly car allowance pursuant to the terms of his employment agreement and grossed-up relocation reimbursements, as well, as reported in the “Summary Compensation Table.” The Company determined that such benefits were reasonable and necessary in order to induce Messrs. Schilke and Sjuts to join our Company.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of Revance’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Revance will be eligible for such transition relief and be deductible by Revance in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of Revance’s executive compensation program and the best interests of our company and its stockholders, which may include providing for compensation that is not deductible by Revance due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Revance’s business needs.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Risk Assessment Concerning Compensation Practices and Policies

With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, in March 2020, the Compensation Committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options, RSAs and Mr. Foley’s PSA) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to each of the NEOs for their services rendered for the years ended December 31, 2019, 2018, and 2017.

Name and Principal Position(s)	Fiscal Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)		Total
Mark J. Foley	2019	$189,764	(6)	$150,000		$11,728,370	(7)	$5,112,573		$—	$9,723	(8)	$17,190,430
President and Chief Executive Officer
L. Daniel Browne	2019	$562,527		$—		$603,050		$2,938,373	(9)	$—	$808,619	(10)	$4,912,569
Former President and Chief Executive Officer	2018	$565,000		$110,000		$823,488		$2,858,534		$410,190	$9,210		$4,776,422
	2017	$525,300		$—		$508,260		$1,905,694		$466,038	$4,652		$3,409,944

Tobin C. Schilke	2019	$407,126		$25,000	(11)	$86,150		$299,781		$178,123	$11,078	(12)	$1,007,258
Chief Financial Officer	2018	$64,644	(13)	$25,000	(11)	$449,280		$1,434,350		$—	$233		$1,973,507

Abhay Joshi, Ph.D.	2019	$485,479		$—		$271,373		$939,314		$204,211	$9,520	(14)	$1,909,897
Chief Operating Officer	2018	$469,062		$—		$342,513		$1,192,465		$232,186	$9,210		$2,245,436
	2017	$453,200		$—		$258,070		$971,289		$344,728	$4,359		$2,031,646
Dustin Sjuts	2019	$378,333		$50,000	(15)	$43,075		$99,927		$183,902	$45,786	(16)	$801,023
Chief Commercial Officer
Caryn G. McDowell	2019	$409,380		$—		$129,225		$499,635		$179,109	$11,444	(17)	$1,228,793
Senior Vice President, General Counsel and Corporate Secretary	2018	$266,667		$—		$452,800		$1,813,295		$132,660	$4,807		$2,670,229

(1)	Please refer to “Compensation Discussion and Analysis—Other Features of our Executive Compensation Program—Other Benefits”.
(2)

The dollar amounts in this column represent the aggregated grant date market value of the RSAs, calculated in accordance with FASB ASC Topic 718, which is determined by multiplying the market price of shares as of the date of the grant by the number of RSAs granted. For Mr. Foley, this column also includes the grant date fair value of the 2018 performance-based stock awards (“PSAs”), as more fully described in note 7 to this Summary Compensation Table below.

(3)

The dollar amounts in this column represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 10 to our financial statements and the discussion under “Revance’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation”. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options by the NEOs. For Mr. Foley, the aggregate grant date fair value of the option awards granted during 2019 includes $63,257 attributable to option awards granted to Mr. Foley for his service as a director prior to his appointment as our President and Chief Executive Officer.

(4)

Amounts shown in this column represent cash bonus awards earned by our NEOs under our annual incentive plan. Such bonuses are tied to achievement against clinical and financial goals that are set in the first quarter of the applicable year, with payouts determined after the close of the year and primarily based on our level of achievement against those goals.

(5)	Amounts shown in this column includes taxable fringe benefits for housing and travel, 401(k) contribution, life insurance premium and experiential spot bonuses.

(6)

Mr. Foley’s annual base salary rate for 2019 was $650,000. The amount shown reflects (i) $142,916 of salary earned from Mr. Foley’s commencement of employment on October 13, 2019, through December 31, 2019 and (ii) $46,848 of director fees paid to Mr. Foley from January 1, 2019 up to October 13, 2019.

(7)

Mr. Foley’s stock awards amount represents (i) an aggregate grant date market value of $2,493,690 with respect to time-based RSAs granted to Mr. Foley in 2019 and (ii) an aggregate grant date fair value of $9,234,680 with respect to PSAs granted to Mr. Foley in 2019, determined in accordance with FASB ASC Topic 718 based upon Mr. Foley achieving the maximum level of performance under the applicable performance conditions. Of the aggregate grant date market value of $2,493,690 with respect to RSAs granted to Mr. Foley in 2019, $57,690 is attributable to RSAs granted to Mr. Foley for his service as a director prior to his appointment as our President and Chief Executive Officer.

(8)	Mr. Foley’s other compensation amount for 2019 consists of life insurance premium of $202 and 401(k) contribution of $9,521.
(9)	Mr. Browne’s option awards amount for 2019 includes $939,833 attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options.
(10)

Mr. Browne’s other compensation amount for 2019 consists of life insurance premium of $605, 401(k) contribution of $9,719 and payments attributable to severance benefits (including cash severance payments of 15 months’ base salary, and premiums for healthcare continuation coverage for up to 15 months following termination) having an aggregate value of $ $798,295.

(11)	Amount represents the respective amounts of Mr. Schilke’s sign-on bonus earned in 2018 and 2019.
(12)	Mr. Schilke’s other compensation amount for 2019 consists of life insurance premium of $1,075 and 401(k) contribution of $10,003.
(13)	Mr. Schilke’s annual base salary rate for 2018 was $405,000. The amount shown reflects the salary earned from his commencement of employment on November 5, 2018 through December 31, 2018.
(14)	Dr. Joshi’s other compensation amount for 2019 consists of life insurance premium of $806 and 401(k) contribution of $8,714.
(15)	Amount represents Mr. Sjuts’ sign-on bonus earned in 2019.
(16)	Mr. Sjuts’ other compensation amount for 2019 consists life insurance premium of $806, 401(k) contribution of $4,528, relocation reimbursement of $24,060, and car allowance of $16,391.
(17)	Ms. McDowell’s other compensation amount for 2019 consists of life insurance premium of $806 and 401(k) contribution of $10,638.

Grants of Plan-Based Awards

The following table presents, for each of the NEOs, certain information regarding grants of plan-based awards made for the year ended December 31, 2019.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date or Modification Date	Target(1)	Maximum	Target (2)	Maximum	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price Per Share of Option Awards	Total Grant Date Fair Value of Stock and Option Awards (5)
Mark J. Foley	5/9/2019	—	—	—	—	4,500	(7)	—		—	$57,690
President and Chief Executive Officer	10/13/2019	—	—	—	—	200,000	(7)	—		—	$2,436,000
	10/13/2019	—	—	860,000	860,000	—		—		—	$9,234,680
	5/9/2019	—	—	—	—	—		9,000	(8)	$12.82	$63,257
	10/13/2019	—	—	—	—	—		740,000	(4)	$12.18	$5,049,316
	—	$101,563	$126,953	—	—	—		—		—	—

L. Daniel Browne (5)	1/24/2019	—	—	—	—	35,000	(3)	—		—	$603,050
Former President and Chief Executive Officer	1/24/2019	—	—	—	—	—		200,000	(4)	$17.23	$1,998,540
(8)	10/11/2019	—	—	—	—	1,319,120		—		—	$939,833	(6)
	—	$385,952	$482,439	—	—	—		—		—	—

Tobin C. Schilke	1/24/2019	—	—	—	—	5,000	(3)	—		—	$86,150
Chief Financial Officer	1/24/2019	—	—	—	—	—		30,000	(4)	$17.23	$299,781
	—	$183,207	$229,008	—	—	—		—		—	—

Abhay Joshi, Ph.D.	1/24/2019	—	—	—	—	15,750	(3)	—		—	$271,373
Chief Operating Officer	1/24/2019	—	—	—	—	—		94,000	(4)	$17.23	$939,314
	—	$218,466	$273,082	—	—	—		—		—	—

Dustin Sjuts	1/24/2019	—	—	—	—	2,500	(3)	—		—	$43,075
Chief Commercial Officer, Aesthetics & Therapeutics	1/24/2019	—	—	—	—	—		10,000	(4)	$17.23	$99,927
	—	$186,750	$233,438	—	—	—		—		—	—

Caryn G. McDowell	1/24/2019	—	—	—	—	7,500	(3)	—		—	$129,225
Senior Vice President, General Counsel and Corporate Secretary	1/24/2019	—	—	—	—	—		50,000	(4)	$17.23	$499,635

(1)

This column sets forth the target bonus amount for each NEO for the year ended December 31, 2019 under the 2019 Management Bonus Plan. There is no threshold bonus amounts for each individual NEO established under the performance bonus plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the year ended December 31, 2019. The maximum total bonus available to be paid to each NEO under the 2019 Management Bonus Plan, upon maximum corporate goal performance achievement, was 125% of each NEO’s target bonus. The dollar value of the actual bonus award earned for the year ended December 31, 2019 for each NEO is set forth in the “Summary Compensation Table.” As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2019.

(2)

Represents the target and maximum number of shares that may be earned pursuant to PSAs granted to Mr. Foley in 2019. The aggregate grant date fair value with respect such PSAs is determined in accordance with FASB ASC Topic 718 based upon Mr. Foley achieving the maximum level of performance under the applicable performance conditions.

(3)	The RSAs vest over a three-year period, with one-third of the shares vesting each year, beginning on February 15, 2020, subject to providing continued service to us through each vesting date.
(4)

The shares subject to the Stock Option vest over a four-year period, with one-forty-eighth of the shares vesting each month, commencing on January 24, 2019, subject to providing continued service to us through each vesting date.

(5)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the NEOs. The amounts shown in this column reflect the aggregate grant date fair value during year ended December 31, 2019 for the Stock Option or the RSA as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of the Stock Option and the RSA are set forth in “Revance Therapeutics, Inc. Consolidated Financial Statements—Condensed Consolidated Financial Statements—Notes to Condensed Consolidated Financial Statements—Note 10—Stock-Based Compensation”. There can be no assurance that the Stock Option will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column.

(6)	Amount represents the dollar value attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options calculated in accordance with FASB ASC Topic 718.
(7)

These shares subject to the RSA and stock options vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date. Mr. Foley received these awards as a non-employee director of the board prior to his appointment as President and Chief Executive Officer in October 2019.

(8)

Under the Separation Agreement with Mr. Browne, the post-termination exercise period for all vested stock options held by Mr. Browne was extended through the earlier of a change in control or January 31, 2021. The number of stock options reported in the “All Other Stock Awards: Number of Shares of Stock or Units” column represents the aggregate number of stock options that were originally granted to Mr. Browne on the dates and at the exercise prices as shown in the “Outstanding Equity Awards” table below. The “Modification Date” represents the date of the extension of the post-termination exercise period for the vested stock options. The amount reported in the “Total Grant Date Fair Value of Stock and Option Awards” column represents the dollar value attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2019.

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (#)
Mark J. Foley
President and Chief Executive Officer	9/5/2017		12,000	—	$24.55	9/4/2027	—	—	—	—
	5/10/2018		6,000	—	$29.15	5/9/2028	—	—	—	—
	5/9/2019	(6)	—	9,000	$12.82	5/8/2029	—	—	—	—
	10/13/2019	(2)	—	740,000	$12.18	10/12/2029	—	—	—	—
	5/10/2018		—	—	—	—	—	—	—	—
	5/9/2019	(7)	—	—	—	—	4,500	$73,035	—	—
	10/13/2019	(1)	—	—	—	—	200,000	$3,246,000	—	—
	10/13/2019	(5)	—	—	—	—	—	—	860,000	$13,957,800

L. Daniel Browne	7/21/2010		10,990	—	$2.55	7/20/2020	—	—	—	—
Former President and Chief Executive Officer	12/17/2013		99,583	—	$9.15	1/31/2021	—	—	—	—
	5/27/2013		298,750	—	$8.70	1/31/2021	—	—	—	—
	5/19/2014		295,800	—	$32.22	1/31/2021	—	—	—	—
	1/28/2015		246,500	—	$16.23	1/31/2021	—	—	—	—
	2/9/2016		160,416	—	$17.12	1/31/2021	—	—	—	—
	1/26/2017		103,332	—	$19.70	1/31/2021	—	—	—	—
	2/8/2018		70,416	—	$29.15	1/31/2021	—	—	—	—
	1/24/2019		33,333	—	$17.23	1/31/2021	—	—	—	—

Tobin C. Schilke	11/5/2018	(2)	27,083	72,917	$24.96	11/4/2028	—	—	—	—
Chief Financial Officer	1/24/2019	(4)	6,875	23,125	$17.23	1/23/2029	—	—	—	—
	11/5/2018	(1)	—	—	—	—	13,500	$219,105	—	—
	1/24/2019	(3)	—	—	—	—	5,000	$81,150	—	—

Dustin Sjuts	3/1/2018	(2)	12,251	15,749	$29.85	2/28/2028	—	—	—	—
Chief Commercial Officer, Aesthetics & Therapeutics	11/5/2018	(4)	8,125	21,875	$24.96	11/4/2028	—	—	—	—
	1/24/2019	(4)	2,291	7,709	$17.23	1/23/2029	—	—	—	—
	3/1/2018	(1)	—	—	—	—	3,750	$60,863	—	—
	11/5/2018	(3)	—	—	—	—	3,334	$54,111	—	—
	1/24/2019	(3)	—	—	—	—	2,500	$40,575	—	—

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (#)
Abhay Joshi, Ph.D.	12/14/2015		206,250	—	$36.32	12/13/2025	—	—	—	—
Chief Operating Officer	1/26/2017	(4)	57,604	21,396	$19.70	1/25/2017	—	—	—	—
	2/8/2018	(4)	32,312	38,188	$29.15	2/7/2028	—	—	—	—
	1/24/2019	(4)	21,541	72,459	$17.23	1/23/2029	—	—	—	—
	12/15/2016	(3)	—	—	—	—	12,000	$194,760	—	—
	1/26/2017	(3)	—	—	—	—	4,367	$70,876	—	—
	2/8/2018	(3)	—	—	—	—	7,834	$127,146	—	—
	1/24/2019	(3)	—	—	—	—	15,750	$255,623	—	—

Caryn G. McDowell	1/24/2019	(4)	11,455	38,545	$17.23	1/23/2029	—	—	—	—
Senior Vice President, General Counsel and Corporate Secretary	5/1/2018	(2)	43,541	66,459	$28.30	4/30/2028	—	—	—	—
	5/1/2018	(1)	—	—	—	—	12,000	$194,760	—	—
	1/24/2019	(3)	—	—	—	—	7,500	$121,725	—	—

(1)	The shares subject to the RSA vest over a four-year period, with one-fourth of the shares vesting each year, subject to providing continued service to us through each vesting date.
(2)

The shares subject to the stock option vest over a four-year period, with 25% vesting on one-year-anniversary from the grant date, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(3)	The shares subject to the RSA vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.
(4)	The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.
(5)

The PSAs will vest as follows: (i) 25% of the PSA will vest upon the earlier of the following events, if such event occurs on or before December 31, 2020: (a) approval by the FDA of the Company’s BLA for DAXI for the treatment of glabellar lines; or (b) a change in control (as defined in the Equity Plan); (ii) 35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $25 per share (representing more than a 100% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $25 per share during any 90 consecutive trading-day period on a volume weighted average price (VWAP) basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share; and (iii) 40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $40 per share (representing more than a 200% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.

(6)	The shares subject to the stock option vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date.
(7)	The shares subject to the RSA vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date.

Option Exercises and Stock Vested

The following table includes certain information with respect to stock options exercised and RSAs that vested during the year ended December 31, 2019.

	Options Awards		Stock Awards
Name	Number of Shares of Common Stock Acquired	Value Realized on Exercise(1)	Number of Shares of Common Stock Acquired	Value Realized on Vesting(2)
Mark J. Foley	—	$—	3,000	$37,890
L. Daniel Browne	—	$—	26,350	$426,372
Tobin C. Schilke	—	$—	4,500	$71,955
Abhay Joshi, Ph.D.	666	$7,586	28,876	$517,437
Dustin Sjuts	—	$—	2,916	$44,189
Caryn G. McDowell	—	$—	4,000	$43,440

(1)

Amount reflects the price at which the shares acquired upon exercise (the closing market price of our common stock on the exercise date) of the stock options, net of the exercise price for acquiring the shares.

(2)

Amount reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of units vested and does not necessarily reflect proceeds actually received by the NEOs.

Potential Payments Upon Termination Or Change Of Control

Each of our NEOs are participants under our Executive Severance Benefit Plan, or our Severance Benefit Plan, which provides severance benefits in the event of certain qualifying terminations of employment, subject to the executive’s execution of a waiver and release of claims in favor of the Company and the existence of a proprietary information and inventions agreement between the executive and the Company.

Under our Severance Benefit Plan, upon an involuntary termination of a participant other than for “cause” (as defined in the Severance Benefit Plan), and where such termination is not in connection with or within 12 months following a change in control, the benefits provided under the Severance Benefit Plan consist of: (i) monthly cash payments (A) in an amount equal to 18 times the officer’s monthly base salary, in the case of our CEO, and (B) in an amount equal to nine times the officer’s monthly base salary, in the case of our other NEOs; and (ii) payment by the Company of COBRA premiums for the participant and his eligible dependents for a period of up to 18 months in the case of our CEO, and up to nine months in the case of the other NEOs.

In connection with or for a period of 12 months following a change in control, if we involuntarily terminate a participant for any reason other than cause, or the participant resigns for “good reason” (as defined in the Severance Benefit Plan), then the benefits provided by the Severance Benefit Plan will consist of: (i) a lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 24 in the case of our CEO, and by 12 in the case of the other NEOs; (ii) payment of COBRA premiums for the NEO and his or her eligible dependents for a period of up to 24 months in the case of our CEO, and up to 12 months in the case of the other NEOs; and (iii) accelerated vesting of all unvested stock options and other stock awards then held by the NEO.

Under the Severance Benefit Plan, a “change of control” is defined the same way it is under our Equity Plan . If any of the benefits provided under the Severance Benefit Plan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, such that the payments would become subject to the excise tax imposed by Section 4999 of the Code, then the payments will either be paid in full to the participant, or reduced so that no portion of such benefits will be subject to the excise tax, whichever provides the greater after-tax benefit to the participant.

A NEO’s right to receive payment of benefits under the plan will immediately terminate if, at any time prior to or during the period the NEO is receiving such benefits, the NEO (i) willfully breaches a material provision of the executive’s proprietary information and inventions agreement with the Company or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in any other agreement between the executive and the Company, (ii) encourages or solicits any of our then-current employees to leave our employ for any reason or otherwise interferes in our employment relationships with our then-current employees or (iii) interferes in any of our existing business relationships, in each case of (i), (ii) or (iii) without the prior written approval of the Company.

The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control. Additionally, our time-vesting equity award agreements provide for single trigger acceleration of vesting in the in event of a change in control, but only to the extent that the acquiring company refuses to continue, assume or substitute for such awards.

In addition to the Severance Benefit Plan, Mr. Foley’s PSA granted in 2019 provides for “single-trigger” vesting acceleration in the event of the change in control as follows: (1) 25% of the shares will vest upon a change in control that occurs on or before December 31, 2020; (2) 35% of the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of our common stock is at or above $25 per share; and (3) 40% of the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of tour common stock is at or above $40 per share, with all per share prices to be adjusted for any stock splits, recapitalizations and the like.

Potential Payments Upon Termination Or Change-In-Control

The following table shows the potential payments upon termination of employment or a change in control for the NEOs. Except as otherwise indicated below, the table assumes that the triggering event took place on December 31, 2019.

Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Involuntary Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Certain Change of Control Transactions without Termination ($)(4)
Mark J. Foley	Severance Payments	$1,300,000	$975,000	$—
President and Chief Executive Officer	Bonus (1)	—	—	—
	Vesting Acceleration (2) (3)	9,836,175	—	9,836,175
	COBRA Payments	54,377	27,189	—

	Benefit Total	$11,190,552	$1,002,189	$9,836,175

L. Daniel Browne (5)	Severance Payments	$—	$751,360	$—
Former President and Chief Executive Officer	Extension of Stock Option Exercise Period	—	939,833	—
	COBRA Payments	—	46,935	—

	Benefit Total	$—	$1,738,128	$—

Name	Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Involuntary Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Certain Change of Control Transactions without Termination ($)(4)
Tobin C. Schilke	Severance Payments	$407,126	$305,345	$—
Chief Financial Officer	Bonus (1)	183,207	183,207	—
	Vesting Acceleration (2)	300,255	—	300,255
	COBRA Payments	17,565	13,174	—

	Benefit Total	$908,153	$501,726	$300,255

Abhay Joshi, Ph.D.	Severance Payments	$485,479	$364,109	$—
Chief Operating Officer	Bonus (1)	218,466	218,466	—
	Vesting Acceleration (2)	648,405	—	648,405
	COBRA Payments	27,189	20,391	—

	Benefit Total	$1,379,539	$602,966	$648,405

Dustin Sjuts	Severance Payments	$415,000	$311,250	$—
Chief Commercial Officer	Bonus (1)	170,250	170,250	—
	Vesting Acceleration (2)	155,548	—	155,548
	COBRA Payments	9,826	7,369	—

	Benefit Total	$750,624	$488,869	$155,548

Caryn G. McDowell	Severance Payments	$409,380	$307,035	$—
Senior Vice President, General Counsel and Corporate Secretary	Bonus (1)	184,221	184,221	—
	Vesting Acceleration (2)	316,485	—	316,485
	COBRA Payments	39,627	29,720	—

	Benefit Total	$949,713	$520,976	$316,485

(1)

Upon involuntary termination without cause or resignation for good reason, all NEOs are eligible to receive a pro rata bonus for the year of termination based on the executive’s individual incentive target and hire date.

(2)

Assumes that the triggering event occurred on December 31, 2019, when the closing sale price per share of our common stock was $16.23. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated stock options, the amount equal to the excess, if any, of $16.23 over the relevant exercise price of the stock option, multiplied by the number of shares underlying unvested stock options at such exercise price as of December 31, 2019; and (ii) aggregating for all accelerated RSAs, the amount equal to $16.23 multiplied by the number of shares underlying the unvested RSAs. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

(3)

Includes amount attributable to vesting acceleration of 25% of Mr. Foley’s PSAs pursuant to the terms thereof, assuming that the triggering event occurred on December 31, 2019, when the closing sale price per share of our common stock was $16.23. The amount of the vesting acceleration is determined by multiplying $16.23 by the number of shares underlying the accelerated PSAs.

(4)

In the event of a change of control, if our successor does not agree to assume the existing equity plans or to substitute an equivalent awards or right for the stock options or RSAs, then the vesting of the unvested stock options and RSAs shall accelerate in full, effective immediately prior to a change of control.

(5)

Reflects actual severance benefits received by Mr. Browne in connection with his stepping down as the Company’s President and Chief Executive Officer in October 2019, as provided in the Separation Agreement between Mr. Browne and the Company. In addition to these benefits, the post-termination exercise period for all vested stock options held by Mr. Browne was extended, as further described above under “Compensation Discussion and Analysis- Other Features of our Executive Compensation Program—Agreements with our NEOs—Severance and Change in Control Benefits.”

CEO Pay Ratio

Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer, or CEO, to the median of the annual total compensation of our other employees for 2019.

The annual total compensation for 2019 for our CEO, Mr. Foley, was $17,190,430, as reported in the Summary Compensation Table. Because Mr. Foley was appointed CEO effective October 13, 2019, for purposes of this pay ratio disclosure and as permitted by SEC rules, we annualized his Salary, Bonus/Non-Equity Incentive Plan Compensation, and Revance contributions to the 401(k) plan, each as disclosed in the Summary Compensation Table, and added the disclosed values of his Stock Awards, Option Awards, and other components of All Other Compensation to arrive at a value of $17,850,909, used for the pay ratio calculation. As noted in the table below, we have excluded compensation paid or granted to Mr. Foley for his service as a director prior to his appointment as CEO.

Specifically, we annualized Mr. Foley’s 2019 compensation as follows:

Component of Compensation	Actual Summary Compensation Table Value ($)	As Adjusted for CEO Pay Ratio ($)	Rationale
Salary	$189,764	$650,000	Annualized salary; excludes director fees
Bonus/Non-Equity Incentive Plan Compensation	150,000	469,463	Annualized performance cash bonus at 96.3% of target
Stock Awards	11,728,370	11,670,680	Not annualized; one-time new-hire awards of 200,000 RSA shares and 860,000 PSA shares; excludes director award of 4,500 RSA shares
Option Awards	5,112,573	5,049,316	Not annualized; one-time new-hire award of 740,000 option shares; excludes director award of 9,000 option shares
All Other Compensation	9,723	11,450	Annualized life insurance premium; annualized Revance contributions to 401(k) up to $11,200 annual limit

Total CEO Compensation	$17,190,430	$17,850,909

The annual total compensation for 2019 for our median employee, identified as discussed below, was $191,388. Based on this information, for 2019, the ratio of the annual total compensation of Mr. Foley, our CEO, to the median of the annual total compensation of our other employees was approximately 93 to 1. In light of the equity awards that we granted to Mr. Foley in 2019 in order to appropriately motivate and incentivize him to take on the role of President and CEO, we expect the 2019 pay ratio to be significantly higher than the CEO pay ratio in future years when we are not providing compensation to recruit a new CEO.

To identify our median employee from our employee population, we calculated the annual target amount of each employee’s (other than Mr. Foley) 2019 base salary (using a reasonable estimate of the hours worked and no overtime for hourly employees) and bonus or commission, as applicable, plus the aggregate grant date fair value of equity awards granted in 2019 as our compensation measure that we consistently applied to all employees. For purposes of base salaries, bonuses and commissions, we used an estimate based on the rates in effect on October 15, 2019. In making this determination, we annualized the base salaries, bonuses and commissions of permanent employees who were newly hired or on unpaid leaves of absence during 2019 and thus employed by us for less than the entire calendar year. Because we had an even number of employees, two employees comprised the median. As one of these employees was a new hire during 2019, we selected the continuing employee, whose compensation was consistent with that of similarly situated, continuing employees of Revance. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the rules applicable to the Summary Compensation Table to determine annual total compensation.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

All transactions between Revance and its officers, directors, principal stockholders and their affiliates are subject to approval by Revance’s Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of a written Related-Person Transactions Policy and Code of Business Conduct and Ethics. For purposes of Revance’s Related-Person Transactions Policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Revance and any “related person” are, were or will be participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under the policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to their position as a director of an entity that is participating in such transaction, arrangement or relationship is not considered a related-person transaction under the policy. A “related person” is any executive officer, director, nominee for director or more than five percent stockholder of Revance, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Revance, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Revance and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Except for the following in connection with the Merger, there have been no transactions since January 1, 2019 in which (i) Revance has been a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any of Revance’s directors, executive officers or holders of more than five percent of Revance’s capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”

Mark Foley, Revance’s Chief Executive Officer and a member of the Revance board, previously served on the HintMD board and was the Chairman of the board of directors from October 2017 until May 2020 and is a holder of 817,383 shares of HintMD common stock. Mr. Foley also the trustee of the Foley Family Trust, which holds 121,182 shares of HintMD Series A-1 preferred stock and 36,195 shares of HintMD Series B-2 preferred stock.

Indemnification Agreements. Revance has entered, or will enter, into an indemnification agreement with each of its directors and executive officers which provides, among other things, that Revance will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company. The indemnification agreements and Revance’s certificate of incorporation and bylaws require us to indemnify directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions. All transactions between Revance and its officers, directors, principal stockholders and their affiliates are subject to approval by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of Revance’s written Related-Person Transactions Policy and Code of Business Conduct and Ethics.

DESCRIPTION OF REVANCE CAPITAL STOCK

The following is a summary of the rights of Revance common stock and Revance preferred stock, $0.001 par value per share (“Revance preferred stock”), and of certain provisions of the Revance certificate of incorporation, the Revance bylaws and the DGCL. The following description is only a summary and does not purport to be complete and is qualified by reference to the Revance certificate of incorporation and the Revance bylaws, which are filed as exhibits to the Registration Statement of which this prospectus/information statement is a part, and to the applicable provisions of the DGCL.

General

The Revance certificate of incorporation authorizes Revance to issue up to 95,000,000 shares of Revance common stock and up to and 5,000,000 shares of Revance preferred stock. Revance common stock is the only security of Revance registered pursuant to Section 12 of the Exchange Act.

Revance Common Stock

Voting rights. Each holder of Revance common stock is entitled to one vote for each share on all matters submitted to a vote of the Revance stockholders, including the election of directors.

At all meetings of Revance stockholders, except where otherwise provided by statute or by the Revance certificate of incorporation, or by the Revance bylaws, the presence of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Revance certificate of incorporation or by the Revance bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders.

The Revance board is divided into three classes, with each class having a three-year term. Except as otherwise provided by statute, the Revance certificate of incorporation, or by the Revance bylaws, directors standing for election shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote generally on the election of directors. Revance stockholders do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the shares of Revance common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends. Subject to preferences that may be applicable to any then-outstanding Revance preferred stock, holders of Revance common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Revance board out of legally available funds.

Liquidation. In the event of Revance’s liquidation, dissolution or winding up of Revance, holders of Revance common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Revance’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Revance preferred stock.

Rights and preferences. Holders of Revance common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Revance common stock. The rights, preferences and privileges of the holders of Revance common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Revance preferred stock that Revance may designate in the future.

Fully paid and nonassessable. All outstanding shares of Revance common stock are fully paid and nonassessable.

Revance Preferred Stock

Under the Revance certificate of incorporation, the Revance board has the authority, without further action by the Revance stockholders (unless such stockholder action is required by applicable law or the rules of any stock exchange or market on which Revance securities are then traded), to designate and issue up to 5,000,000 shares of Revance preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The, rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of Revance preferred stock may be greater than the rights of the Revance common stock. The issuance of Revance preferred stock may have the effect of delaying, deferring or preventing a change of control of Revance without further action by the stockholders, and may have the effect of delaying or preventing changes in Revance’s management. In addition, the issuance of Revance preferred stock may have the effect of decreasing the market price of the Revance common stock and may adversely affect the voting power of holders of Revance common stock and reduce the likelihood that holders of Revance common stock will receive dividend payments and payments upon liquidation.

Anti-Takeover Effects of Provisions of the Revance Certificate of Incorporation and the Revance Bylaws

The Revance certificate of incorporation and the Revance bylaws provide for the Revance board to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of the Revance stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because the Revance stockholders do not have cumulative voting rights, stockholders representing a majority of the shares of Revance common stock outstanding will be able to elect all of Revance directors due to be elected at each annual meeting of Revance stockholders. In addition, the Revance certificate of incorporation provides that vacancies on the Revance board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors in office, even if less than a quorum, and that newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, unless the Revance board determines otherwise. The Revance bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing, and that only the chairman of the Revance board, Revance’s president, Revance’s secretary or a majority of the authorized number of Revance directors may call a special meeting of stockholders. The Revance certificate of incorporation requires a 66-2/3% stockholder vote for the amendment, repeal or modification of certain provisions of the Revance certificate of incorporation relating to, among other things, the classification of the Revance board and filling of vacancies on the Revance board. The Revance bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of Revance stockholders, or to nominate candidates for election as directors at any meeting of stockholders. The Revance bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude Revance stockholders from bringing matters before the annual meeting of Revance stockholders or from making nominations for directors at meetings of Revance stockholders. The Revance certificate of incorporation and the Revance bylaws also require a 66-2/3% stockholder vote for the stockholders to adopt, amend or repeal certain provisions of the Revance bylaws relating to stockholder proposals at annual meetings, director nominees and the number and term of office of directors.

The combination of the classification of the Revance board, the lack of cumulative voting and the 66-2/3% stockholder voting requirements will make it more difficult for existing Revance stockholders to replace the Revance board as well as for another party to obtain control of Revance by replacing the Revance board. Since the Revance board has the power to retain and discharge officers of Revance, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Revance preferred stock makes it possible for the Revance board to issue Revance preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of Revance.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Revance or in management of Revance. These provisions are intended to enhance the likelihood of continued stability in the composition of the Revance board and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Revance’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Revance shares and, as a consequence, they also may inhibit fluctuations in the market price of Revance shares that could result from actual or rumored takeover attempts.

Section 203 of the DGCL

Revance is subject to Section 203 of the DGCL (“Section 203”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Revance has not opted out of these provisions. As a result, mergers, or other takeover or change in control attempts of Revance may be discouraged or prevented.

LEGAL MATTERS

The validity of the shares of Revance common stock to be issued by Revance in connection with the Merger will be passed upon by Cooley. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for Revance by Cooley and for HintMD by Wilson Sonsini.

EXPERTS

The financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Revance Therapeutics, Inc.

Revance files annual, quarterly, and current reports, proxy and registration statements and other information with the SEC. The SEC maintains an Internet website located at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Revance. You also will be able to obtain these documents, free of charge, from Revance by accessing Revance’s website at www.revance.com. The information contained on or that can be accessed through Revance’s website does not constitute part of this prospectus/information statement and the reference to our website address does not constitute incorporation by reference of the information contained on our website.

You can also obtain any of the documents listed above from Revance by requesting them in writing at 7555 Gateway Boulevard, Newark, California 94560 or telephoning us at (510) 742-3400.

Revance has filed a Registration Statement on Form S-4 to register the shares of Revance common stock to be issued pursuant to the Merger. This prospectus/information statement is a part of that Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Revance or upon written or oral request to Revance at the address or telephone number set forth above.

Statements contained in this prospectus/information statement as to the contents of any contract or other documents referred to in this prospectus/information statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract or other document, a copy of which has been filed as an exhibit to the Registration Statement on Form S-4.

To obtain timely delivery of these documents, you must request them no later than             , 2020, in order to receive them before Consent Deadline.

Except where the context otherwise specifically indicates, Revance has supplied all information contained in this prospectus/information statement relating to Revance. HintMD has supplied all information contained in this prospectus/information statement relating to HintMD. Revance and HintMD have both contributed to information relating to the Merger.

Hint, Inc.

HintMD does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the Merger or this prospectus/information statement, would like additional copies of this prospectus/information statement or need help voting your shares of HintMD capital stock, please contact Donna Meyer, Executive Director, Legal Services & Compliance at investor-relations@hintmd.com.

You should rely only on the information contained in this prospectus/information statement. No one has been authorized to provide you with information that is different from that contained in this prospectus/information statement. This prospectus/information statement is dated                  , 2020, and is based on information as of that date or such other date as may be noted. You should not assume that the information contained in this prospectus/information statement is accurate as of any other date. You should not assume that the information contained in any document deemed to be incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document deemed to be incorporated by reference into this prospectus/information statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference into this prospectus/information statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/information statement. Neither the mailing of this prospectus/information statement to the HintMD stockholders nor the taking of any actions contemplated hereby by Revance or HintMD at any time will create any implication to the contrary.

This prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

REVANCE THERAPEUTICS, INC. CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Revance Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Revance Therapeutics, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of stockholder’s equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Changes in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

February 26, 2020

We have served as the Company’s auditor since 2005.

REVANCE THERAPEUTICS, INC. AUDITED FINANCIAL STATEMENTS

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	As of December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$171,160	$73,256
Short-term investments	118,955	102,556
Accounts and other receivables	—	27,000
Prepaid expenses and other current assets	6,487	5,110

Total current assets	296,602	207,922
Property and equipment, net	14,755	14,449
Operating lease right of use assets	26,531	—
Restricted cash	730	730
Other non-current assets	1,669	3,247

TOTAL ASSETS	$340,287	$226,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,010	$8,434
Accruals and other current liabilities	18,636	14,948
Deferred revenue, current portion	7,911	8,588
Operating lease liabilities, current portion	3,470	—
Derivative liability, current	2,952	—

Total current liabilities	40,979	31,970
Deferred revenue, net of current portion	47,948	42,684
Operating lease liabilities, net of current portion	25,870	—
Deferred rent	—	3,319
Derivative liability, non-current	—	2,753

TOTAL LIABILITIES	114,797	80,726

Commitments and Contingencies (Note 9)
STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares authorized, and no shares issued and outstanding as of December 31, 2019 and 2018	—	—
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of December 31, 2019 and 2018; 52,374,735 and 36,975,203 shares issued and outstanding as of December 31, 2019 and 2018, respectively	52	37
Additional paid-in capital	1,069,639	830,368
Accumulated other comprehensive income (loss)	3	(8)
Accumulated deficit	(844,204)	(684,775)

TOTAL STOCKHOLDERS’ EQUITY	225,490	145,622

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$340,287	$226,348

The accompanying notes are an integral part of these Consolidated Financial Statements.

REVANCE THERAPEUTICS, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue	$413	$3,729	$262
Operating expenses:
Research and development	102,861	92,500	80,361
General and administrative	62,011	53,863	37,398
Loss on impairment	—	—	2,927

Total operating expenses	164,872	146,363	120,686

Loss from operations	(164,459)	(142,634)	(120,424)
Interest income	5,532	4,023	1,410
Interest expense	—	(44)	(457)
Changes in fair value of derivative liability	(199)	(140)	(591)
Other expense, net	(303)	(773)	(525)

Loss before income taxes	(159,429)	(139,568)	(120,587)
Income tax provision	—	(3,000)	—

Net loss	(159,429)	(142,568)	(120,587)
Unrealized gain (loss) and adjustment on securities included in net loss	11	(8)	45

Comprehensive loss	$(159,418)	$(142,576)	$(120,542)

Basic and diluted net loss	$(159,429)	$(142,568)	$(120,587)

Basic and diluted net loss per share	$(3.67)	$(3.94)	$(4.01)

Basic and diluted weighted-average number of shares used in computing net loss per share	43,460,804	36,171,582	30,101,125

The accompanying notes are an integral part of these Consolidated Financial Statements.

REVANCE THERAPEUTICS, INC.

Consolidated Statements of Stockholders’ Equity

(In thousands, except share and per share amounts)

	Common Stock		Additional Paid-In Capital	Other Accumulated Comprehensive Gain (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — December 31, 2016	28,648,954	$29	$598,630	$(45)	$(421,543)	$177,071
Cumulative-effect adjustment from adoption of ASU 2016-09	—	—	37		(37)	—
Issuance of common stock relating to employee stock purchase plan	28,135	—	583	—	—	583
Stock-based compensation expense	—	—	13,230	—	—	13,230
Issuance of common stock in connection with at-the-market offering, net of issuance costs of $603	1,802,651	2	38,155	—	—	38,157
Issuance of common stock in connection with the 2017 offering, net of issuance costs of $535	5,389,515	5	156,928	—	—	156,933
Issuance of common stock upon net exercise of warrants	9,878	—	—	—	—	—
Issuance of common stock upon exercise of stock options	309,341	1	3,985	—	—	3,986
Issuance of restricted stock awards, net of cancellation	353,620	—	—	—	—	—
Net settlement of restricted stock awards for employee taxes	(26,019)	—	(573)	—	—	(573)
Unrealized gain and adjustment on securities included in net loss	—	—	—	45	—	45
Net loss	—	—	—	—	(120,587)	(120,587)

Balance — December 31, 2017	36,516,075	37	810,975	—	(542,167)	268,845
Cumulative-effect adjustment from adoption of ASU 2018-07	—	—	40	—	(40)	—
Issuance of common stock relating to employee stock purchase plan	37,894	—	765	—	—	765
Stock-based compensation expense	—	—	16,273	—	—	16,273
Issuance of common stock upon exercise of stock options	293,100	—	4,527	—	—	4,527
Issuance of restricted stock awards, net of cancellation	201,032	—	—	—	—	—
Net settlement of restricted stock awards for employee taxes	(72,898)	—	(2,212)	—	—	(2,212)
Unrealized loss and adjustment on securities included in net loss	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	(142,568)	(142,568)

Balance — December 31, 2018	36,975,203	37	830,368	(8)	(684,775)	145,622
Issuance of common stock relating to employee stock purchase plan	74,935	—	818	—	—	818
Stock-based compensation expense	—	—	17,922	—	—	17,922
Issuance of common stock in connection with at-the-market offering, net of issuance costs of $265	687,189	1	10,604	—	—	10,605
Issuance of common stock in connection with the 2019 offerings, net of issuance costs of $770	13,264,705	13	211,187	—	—	211,200
Issuance of common stock upon exercise of stock options	10,135	—	119	—	—	119
Issuance of restricted stock awards, net of cancellation	1,447,544	1	(1)	—	—	—
Net settlement of restricted stock awards for employee taxes	(84,976)	—	(1,378)	—	—	(1,378)
Unrealized loss and adjustment on securities included in net loss	—	—	—	11	—	11
Net loss	—	—	—	—	(159,429)	(159,429)

Balance — December 31, 2019	52,374,735	$52	$1,069,639	$3	$(844,204)	$225,490

The accompanying notes are an integral part of these Consolidated Financial Statements.

REVANCE THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(159,429)	$(142,568)	$(120,587)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,909	1,726	1,468
Amortization of premium (discount) on investments	(2,637)	(1,103)	410
Stock-based compensation expense	17,922	16,273	13,230
Gain on disposal of property and equipment	(8)	(1,466)	—
Impairment of property and equipment	—	—	2,927
Other non-cash operating activities	810	175	767
Changes in operating assets and liabilities:
Accounts receivable	27,000	(26,952)	80
Prepaid expenses and other current assets	(1,377)	(2,911)	4,849
Operating lease right of use assets	(1,868)	—	—
Other non-current assets	1,578	(1,871)	(403)
Accounts payable	(360)	1,691	2,607
Accruals and other liabilities	3,565	1,488	(690)
Deferred revenue	4,587	51,272	—
Operating lease liabilities	1,147	—	—

Net cash used in operating activities	(106,161)	(104,246)	(95,342)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(331,362)	(314,911)	(36,028)
Purchases of property and equipment	(3,238)	(6,991)	(2,525)
Proceeds from maturities of investments	317,000	146,000	157,445
Proceeds from sale of property and equipment	8	1,541	—
Proceeds from sale of investments	—	67,435	—
Payment for acquisition of in-process research and development	—	(100)	(100)

Net cash provided by (used in) investing activities	(17,592)	(107,026)	118,792
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock in connection with offerings, net of commissions and discount	211,970	—	157,468
Proceeds from issuance of common stock in connection with at-the-market offerings, net of commissions	10,870	—	38,760
Proceeds from the exercise of stock options and common stock warrants, and purchases under the employee stock purchase plan	937	5,292	4,569
Net settlement of restricted stock awards for employee taxes	(1,378)	(2,212)	(573)
Payment of offering costs	(742)	(366)	(644)
Principal payments made on financing obligations	—	(932)	(3,636)

Net cash provided by financing activities	221,657	1,782	195,944

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	97,904	(209,490)	219,394
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	73,986	283,476	64,082

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$171,890	$73,986	$283,476

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$3,000	$—	$—
Cash paid for interest	$—	$16	$299
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchases included in accounts payable and accruals	$619	$642	$718
Accrued offering costs	$293	$354	$251

The accompanying notes are an integral part of these Consolidated Financial Statements.

REVANCE THERAPEUTICS, INC. NOTES TO AUDITED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

Unless expressly indicated or the context requires otherwise, the terms “Revance,” “company,” “we,” “us,” and “our,” in these Notes to Consolidated Financial Statements refer to Revance Therapeutics, Inc., a Delaware corporation, and, where appropriate, its wholly-owned subsidiaries.

1. The Company

Revance Therapeutics is a biotechnology company, developing new innovations in neuromodulators for aesthetic and therapeutic indications. Our lead product candidate, DaxibotulinumtoxinA for Injection (DAXI), combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. We have successfully completed a Phase 3 program for DAXI in glabellar (frown) lines. In November 2019, we submitted the Biologics License Application (“BLA”) to the U.S. Food and Drug Administration (the “FDA”) for DAXI in the treatment of moderate to severe glabellar (frown) lines. The FDA accepted the BLA on February 5, 2020, and the Prescription Drug User Fee Act (“PDUFA”) target action date is November 25, 2020. If the BLA is approved on or by the target action date, we plan to initiate commercialization activities for DAXI for the treatment of glabellar lines before the end of 2020. We are also evaluating DAXI in upper facial lines - glabellar lines, forehead lines and crow’s feet combined - as well as in three therapeutic indications - cervical dystonia, adult upper limb spasticity and plantar fasciitis, with plans to study migraine. Beyond DAXI, we have begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. In January 2020, the company entered into an exclusive distribution Agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted Revance with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid® dermal fillers. Revance is dedicated to making a difference by transforming patient experiences.

Since inception, we have devoted substantially all of our efforts to identifying and developing product candidates for the aesthetic and therapeutic pharmaceutical markets, recruiting personnel, raising capital, conducting preclinical and clinical development of, and manufacturing development for DAXI, DaxibotulinumtoxinA Topical, and the biosimilar to BOTOX®. We have incurred losses and negative cash flows from operations. We have not commenced commercial operations, have not generated product revenue to date, and will continue to incur significant research and development and other expenses related to our ongoing operations.

For the year ended December 31, 2019, we had a net loss of $159.4 million. As of December 31, 2019, we had a working capital surplus of $255.6 million and an accumulated deficit of $844.2 million. In recent years, we have funded our operations primarily through the issuance and sale of common stock. As of December 31, 2019, we had capital resources of $290.1 million consisting of cash, cash equivalents, and investments. We believe that our existing capital resources will fund the operating plan through at least the next 12 months following the issuance of this Form 10-K, and may identify additional capital resources to fund our operations.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, Revance Therapeutics Limited and Revance International Limited, and have been prepared in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”). We operate in one segment. All intercompany transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such management estimates include revenue recognition, deferred revenue, accruals including clinical trial accruals, stock-based compensation, fair value of derivative liability, impairment of long-lived assets and the valuation of deferred tax assets. We base our estimates on historical experience and also on assumptions that we believe are reasonable; however, actual results could significantly differ from those estimates.

Risks and Uncertainties

The product candidates developed by us require approvals from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory agencies prior to commercial sales. There can be no assurance that our current and future product candidates will meet desired efficacy and safety requirements to obtain the necessary approvals. If approval is denied or delayed, it may have a material adverse impact on our business and our consolidated financial statements.

We are subject to risks common to companies in the development stage including, but not limited to, dependency on the clinical and commercial success of our product candidates, ability to obtain regulatory approval of our product candidates, the need for substantial additional financing to achieve our goals, uncertainty of broad adoption of our approved products, if any, by physicians and consumers, significant competition and untested manufacturing capabilities.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist of short-term investments. Under our investment policy, we limit our credit exposure by investing in highly liquid funds and debt obligations of the United States (U.S.) government and its agencies with high credit quality. Our cash, cash equivalents, and short-term investments are held in the U.S. Such deposits may, at times, exceed federally insured limits. We have not experienced any significant losses on our deposits of cash, cash equivalents, and short-term investments.

Cash and Cash Equivalents

We consider all highly liquid investment securities with remaining maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents may include deposit, money market funds, and debt securities.

Restricted Cash

As of December 31, 2019 and 2018, a deposit totaling $0.7 million was restricted from withdrawal. We have a deposit balance of $0.5 million that relates to securing our facility lease and will remain until the end of the lease. The remaining $0.2 million deposit balance relates to a letter of credit. These balances are included in restricted cash on the accompanying consolidated balance sheets and within the cash, cash equivalents, and restricted cash balance on the consolidated statement of cash flows.

Investments

Investments generally consist of securities with original maturities greater than three months and remaining maturities of less than one year, while long-term investments generally consist of securities with remaining maturities greater than one year. We determine the appropriate classification of our investments at the time of purchase and reevaluate such determination at each balance sheet date. All of our investments are classified as available-for-sale and carried at fair value, with the change in unrealized gains and losses reported as a separate component of other comprehensive income (loss) on the consolidated statements of operations and comprehensive loss and accumulated as a separate component of stockholders’ equity on the consolidated balance sheets. Interest income includes interest, amortization of purchase premiums and discounts, realized gains and losses on sales of securities and other-than-temporary declines in the fair value of investments, if any. The cost of securities sold is based on the specific-identification method. We monitor our investment portfolio for potential impairment on a quarterly basis. If the carrying amount of an investment in debt securities exceeds its fair value and the decline in value is determined to be other-than-temporary, the carrying amount of the security is reduced to fair value and a loss is recognized in operating results for the amount of such decline. In order to determine whether a decline in value is other-than-temporary, we evaluate, among other factors, the cause of the decline in value, including the creditworthiness of the security issuers, the number of securities in an unrealized loss position, the severity and duration of the unrealized losses, and our intent and ability to hold the security to maturity or forecast recovery. We mitigate our credit risk by investing in money market funds, U.S. treasury securities, U.S. government agency obligations, commercial paper and overnight repurchase agreement which limit the amount of investment exposure as to credit quality and maturity.

Fair Value of Financial Instruments

We use fair value measurements to record fair value adjustments to certain financial and non-financial assets and liabilities to determine fair value disclosures. The accounting standards define fair value, establish a framework for measuring fair value, and require disclosures about fair value measurements. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the principal or most advantageous market in which we would transact are considered along with assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. The accounting standard for fair value establishes a fair value hierarchy based on three levels of inputs, the first two of which are considered observable and the last unobservable, that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value are as follows:

•	Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities;

•

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•

Level 3 — Valuations based on unobservable inputs to the valuation methodology and including data about assumptions market participants would use in pricing the asset or liability based on the best information available under the circumstances.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer equipment and software, lab equipment and furniture and fixtures, and manufacturing equipment is depreciated generally over 3, 5, and 7 years, respectively. Leasehold improvements are depreciated over the lesser of 15 years or the term of the lease. The cost of maintenance and repairs is expensed as incurred.

When property and equipment are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Impairment of Long-lived Assets

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of long-lived assets may not be recoverable. Events and changes in circumstances considered important that could result in an impairment review of long-lived assets include (i) a significant decrease in the market price of a long-lived asset; (ii) a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; and (vi) a current expectation that, more likely than not (more than 50%), a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The impairment evaluation of long-lived assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the long-lived assets over their remaining estimated useful lives. If the estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the long-lived assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the long-lived assets exceeds the fair value. Fair value is generally measured based on discounted cash flow analysis.

Clinical Trial Accruals and Prepaid Expenses

Clinical trial costs are charged to research and development expense as incurred. We accrue for expenses resulting from contracts with clinical research organizations (CROs), consultants, and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our objective is to reflect the appropriate expense in the consolidated financial statements by matching the appropriate expenses with the period in which services and efforts are expended. In the event advance payments are made to a CRO, the payments will be recorded as a prepaid expense, which will be expensed as services are rendered.

The CRO contracts generally include pass-through fees including, but not limited to, regulatory expenses, investigator fees, travel costs and other miscellaneous costs. We determine accrual estimates through reports from and discussion with clinical personnel and outside services providers as to the progress or state of completion of trials, or the services completed. We estimate accrued expenses as of each balance sheet date based on the facts and circumstances known to us at that time. Our clinical trial accrual is dependent, in part, upon the receipt of timely and accurate reporting from the CROs and other third-party vendors.

Revenue

Effective January 1, 2018, we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606), using the full retrospective transition method. We elected to use certain practical expedients permitted related to adoption (Note 3) and the adoption of ASC 606 had no impact on our financial position, results of operations or liquidity. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within the contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Licenses of intellectual property

If the license to our intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, we recognize revenue from non-refundable, up-front fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. For licenses that are determined to not represent distinct performance obligations, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring proportional performance for purposes of recognizing revenue from non-refundable, up-front fees. We evaluate the measure of proportional performance each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

Milestone payments

At the inception of each arrangement that includes development, regulatory or commercial milestone payments, we evaluate whether the milestones are considered more likely than not of being reached and estimate the amount to be included in the transaction price. ASC 606 provides two alternatives to use when estimating the amount of variable consideration: the expected value method and the most likely amount method. Under the expected value method, an entity considers the sum of probability-weighted amounts in a range of possible consideration amounts. Under the most likely amount method, an entity considers the single most likely amount in a range of possible consideration amounts. Whichever method is used should be consistently applied throughout the life of the contract; however, it is not necessary for us to use the same approach for all contracts. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of us or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation (as determined to be appropriate) on a relative stand-alone selling price basis. We recognize revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of each such milestone and any related constraint, and if necessary, adjusts our estimates of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

Royalties

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Up-front payments and fees are recorded as deferred revenue upon receipt or when due, and may require deferral of revenue recognition to a future period until we perform our obligations under these arrangements.

Amounts payable to us are recorded as accounts receivable when our right to consideration is unconditional. As a practical expedient, we do not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less.

Research and Development Expense

Research and development expense are charged to operations as incurred. Research and development expense include, but are not limited to, personnel expenses, clinical trial supplies, fees for clinical trial services, manufacturing costs, consulting costs and allocated overhead, including rent, equipment, depreciation, and utilities. Assets acquired that are utilized in research and development that have no alternative future use are also expensed as incurred.

Income Taxes

We account for income taxes under the asset and liability method. We estimate actual current tax exposure together with assessing temporary differences resulting from differences in accounting for reporting purposes and tax purposes for certain items, such as accruals and allowances not currently deductible for tax purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in our consolidated statements of operations and comprehensive loss become deductible expenses under applicable income tax laws or when net operating loss or credit carryforwards are utilized. Accordingly, realization of our deferred tax assets is dependent on future taxable income against which these deductions, losses and credits can be utilized.

We must assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. Based on the available evidence, we are unable, at this time, to support the determination that it is more likely than not that our deferred tax assets will be utilized in the future. Accordingly, we recorded a full valuation allowance as of December 31, 2019 and 2018. We intend to maintain valuation allowances until sufficient evidence exists to support our reversal.

Stock-Based Compensation

We have an equity compensation plan under which various types of stock-based awards including, but not limited to, stock option, restricted stock awards, and performance stock awards, may be granted to employees, non-employee directors, and non-employee consultants. We also have an inducement plan under which various types of stock-based awards, including stock options, restricted stock awards, and performance stock awards, may be granted to new employees.

We measure our stock-based awards using the estimated grant-date fair values. For stock options issued under the 2014 Equity Incentive Plan (“2014 EIP”) and the 2014 Inducement Plan (“2014 IN”), and shares purchased under the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), fair values are determined using the Black-Scholes option pricing model. For restricted stock awards including performance stock awards subject to performance-based vesting conditions, the grant-date fair values are the closing prices of our common stocks on the grant dates. For performance stock awards subject to market-based vesting conditions, fair values are determined using the Monte Carlo simulation model.

For stock-based awards other than performance stock awards subject to performance-based vesting conditions, the value of the stock-based awards is recognized as compensation expense over the requisite service period (generally the vesting period). For performance stock awards subject to performance-based vesting conditions, the value of the stock-based awards is recognized as compensation expense when the performance condition is probable of achievement. Stock-based compensation expenses are classified in the consolidated statements of operations and comprehensive loss based on the functional area to which the related recipients belong. Forfeitures are recognized when they occur.

Effective July 1, 2018, we adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718) using a retroactive approach. All non-employee stock-based awards granted prior to adoption were remeasured at fair value as of July 1, 2018. Before adoption, stock-based compensation expense related to stock options granted to non-employee consultants was recognized as the stock options are earned. All non-employee stock-based awards granted after adoption are measured at grant-date fair value. Refer to consolidated statements of stockholders’ equity for cumulative adjustments from adoption ASU 2018-07.

Derivative Liability

We bifurcated and separately accounted for derivative instruments related to payment provisions underlying a derivative liability. This derivative is accounted for as a liability, which will be remeasured to fair value as of each balance sheet date, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. We will continue to record adjustments to the fair value of the derivative liability associated with derivative liability until the remaining settlement payment has been paid.

Contingencies

From time to time, we may have certain contingent liabilities that arise in the ordinary course of business activities. We accrue a liability for such matters when it is probable that future expenditures will be made and can be reasonably estimated. We expect that contingencies related to regulatory approval milestones will only become probable once such regulatory outcome is achieved. We are not subject to any known current pending legal matters or claims that would have a material adverse effect on our financial position, results of operations or cash flows.

Net Loss per Share

Our basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period, which includes the vested restricted stock awards. The diluted net loss per share is calculated by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, outstanding stock options, outstanding common stock warrants, unvested restricted stock awards including unvested performance stock awards are considered common stock equivalents, which were excluded from the computation of diluted net loss per share because including them would have been antidilutive.

Common stock equivalents that were excluded from the computation of diluted net loss per share are presented as below:

	As of December 31,
	2019	2018	2017
Outstanding common stock options	4,734,616	3,605,333	3,210,400
Outstanding common stock warrants	34,113	34,113	34,113
Unvested restricted stock awards	1,808,518	605,012	639,287

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842) which requires an entity to recognize right-of-use asset and lease liabilities arising from a lease for both financing and operating leases with terms greater than twelve months. In July 2018, the FASB issued ASU

2018-10, Leases (Topic 842), Codification Improvements and ASU 2018-11, Leases (Topic 842), Targeted Improvements, to provide additional guidance for the Topic 842 adoption. ASU 2018-10 clarifies certain provisions and corrects unintended applications of the guidance such as the application of implicit rate, lessee reassessment of lease classification, and certain transition adjustments that should be recognized to earnings rather than to stockholders’ equity. ASU 2018-11 provides an alternative transition method to allow entities initially applying Topic 842 at the adoption date, rather than at the beginning of the earliest comparative period presented, and recognizing the cumulative effect of applying the new standard as an adjustment to beginning retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. ASU 2018-11 also provides a number of optional practical expedients in transition. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements. We evaluated ASU 2019-01 in its entirety and determined that Issue 3, Transition disclosures related to Topic 250, Accounting Changes and Error Corrections, is the only provision that currently applies to us. Issue 3 of ASU 2019-01 exempts certain interim disclosures in the fiscal year of adoption. ASU 2018-11, ASU 2018-10, ASU 2016-02, and Issue 3 of ASU 2019-01 (collectively, “the new lease standards”) are effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We have elected the transition method under ASU 2018-11 at the adoption date of January 1, 2019 on a modified retrospective basis and will not restate comparative periods. We have also elected all of the available practical expedients except the practical expedient allowing the use of hindsight in determining the lease term and assessing impairment of right-of-use assets based on all facts and circumstances through the effective date of the new standard. We have elected the recognition exemption for short-term leases for all leases that qualify. Under this exemption, we will not recognize right-of-use assets or lease liabilities for those leases that qualify as a short-term lease. For real estate leases, we did not elect the practical expedient to combine lease and non-lease components, therefore we account for lease and non-lease components separately. For equipment leases, lease and non-lease components are accounted for as a single lease component. We recognized $24.7 million and $28.2 million as total right-of-use assets and total lease liabilities, respectively, on our consolidated balance sheet as of January 1, 2019 for our existing operating lease agreements for the office and manufacturing spaces in Newark, California and equipment leases. The existing deferred rent liabilities of $3.5 million associated with the same lease agreements was reversed as of January 1, 2019.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in ASU 2018-15 align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019 with early adoption permitted. We adopted ASU 2018-15 on January 1, 2020, on a prospective approach.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 are intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 is effective for us beginning January 1, 2021 with early adoption permitted. We adopted ASU 2019-12 on December 31, 2019 and the adoption did not have a material impact on our consolidated financial statements.

3. Revenue

Mylan Collaboration and License Agreement

Agreement Terms

We entered into a collaboration agreement with Mylan Ireland Limited, a wholly-owned indirect subsidiary of Mylan N.V. (“Mylan”) in February 2018 (the “Mylan Collaboration”), pursuant to which we will collaborate with Mylan exclusively, on a world-wide basis (excluding Japan), to develop, manufacture, and commercialize a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX®. In August 2019, we entered into an amendment with Mylan (the “Mylan Amendment”) to the Mylan Collaboration, pursuant to which, among other things, we have agreed to extend the period of time for Mylan to decide whether to continue the development and commercialization of the biosimilar beyond the initial development plan (the “Continuation Decision”), for which both parties prepared and conducted the Biosimilar Initial Advisory Meeting (“BIAM”) with the U.S. FDA. In accordance with the Mylan Amendment, Mylan is required to notify us of the Continuation Decision on or before the later of (i) April 30, 2020 or (ii) 30 calendar days from the date that we provide Mylan with certain deliverables.

Pursuant to the Mylan Collaboration, we formed a joint steering committee with Mylan, consisting of an equal number of members from both parties, to oversee and manage the development, manufacturing and commercialization of the biosimilar. We were responsible for conducting initial non-clinical development activities with the goal of preparing for and conducting the BIAM with the FDA to receive feedback as to whether a biosimilar pathway to BOTOX® is feasible. These activities were completed as the BIAM took place in February 2019. If Mylan chooses to continue the program upon the Continuation Decision, we will be primarily responsible for (a) non-clinical development activities, (b) clinical development activities in North America, and (c) manufacturing and supply of clinical drug substance and drug product; and Mylan will be primarily responsible for (a) clinical development activities outside of North America (excluding Japan) (the “ex-U.S. Mylan territories”), (b) regulatory activities, and (c) commercialization for any approved product. The cost incurred for the biosimilar program after the Continuation Decision are subject to certain cost-sharing arrangements.

Under the Mylan Collaboration, Mylan paid us a non-refundable upfront payment of $25 million with additional contingent payments of up to $100 million in the aggregate, upon the achievement of specified clinical and regulatory (i.e., biosimilar biological pathway) milestones and of specified, tiered sales milestones of up to $225 million. In connection with the Mylan Amendment, Mylan made an incremental payment of $5 million to us. The upfront payment does not represent a financing component for the transfer of goods or services. The contingent payments would be payable after the Continuation Decision and upon meeting certain milestones. In addition, Mylan would pay us low to mid double-digit royalties on any sales of the biosimilar in the U.S., mid double-digit royalties on any sales in Europe, and high single-digit royalties on any sales in other areas excluding Japan. However, we agreed to waive royalties for U.S. sales, up to a limit of $50 million in annual sales, during the first approximately four years after commercialization to defray launch costs.

The term of the collaboration will continue, on a country-by-country basis, in perpetuity until terminated by either party pursuant to the terms of the Mylan Collaboration. Either party may terminate the agreement for breach by, or bankruptcy of, the other party. Mylan may terminate the Mylan Collaboration if a biosimilar development pathway is not deemed viable, with such determination only occurring after an advisory meeting with the FDA. Further, Mylan may terminate the collaboration in its entirety or on a region-by-region basis. All rights, including licenses, and obligations terminate in the country or countries for which termination applies, with limited exceptions for royalty-bearing licenses to certain intellectual property rights, and rights to certain data, for the continued development and sale of the biosimilar in the country or countries for which termination applies.

Revenue Recognition

As of the Mylan Amendment date in August 2019, we have the following unfulfilled non-distinct performance obligations within the Mylan Collaboration: (1) Intellectual property license for technology and know-how related to the biosimilar, (2) the performance of development services after the Initial Phase for the biosimilar through the filing of an IND application by us, and (3) manufacturing services to provide drug substance or drug product during the development and commercialization periods. The performance obligation related to the initial development services for the biosimilar up to the BIAM was completed in February 2019.

We considered that the license has standalone functionality and is capable of being distinct. However, we determined that the license is not distinct from the development and manufacturing services within the context of the agreement because the development and manufacturing services significantly increase the utility of the intellectual property.

Our development, manufacturing and commercialization license can only provide benefit to Mylan in combination with our development services during initial development and subsequent studies. The intellectual property related to the biosimilar platform, which is proprietary to us, is the foundation for the development activities related to the treatment for all indications. The manufacturing services are a necessary and integral part of the development services as they could only be conducted utilizing the outcomes of these services. Given the development services under the Mylan Collaboration are expected to involve significant further development of the initial intellectual property, we have concluded that the development and compound supply services are not distinct from the license, and thus the license, development services and compound supply services are combined into a single performance obligation. The nature of the combined performance obligation is to provide development and manufacturing services to Mylan under the arrangement.

We determined that the Continuation Decision represents a material right, because it includes consideration for the intellectual property license, and provides economic value for the duration of the entire development period, defined as the initial development through regulatory approval. Further, in accordance with ASC 606, we elected to use a practical alternative to estimate the standalone fair value selling price of the material right, which is based on the cost of expected services to be provided for the duration of the contract.

In accordance with ASC 606, transaction price is defined as the amount of consideration to which an entity expects to be entitled in exchange for promised goods or services to a customer. We estimated the transaction price for the Mylan Collaboration using the most likely amount method. In order to determine the transaction price, we evaluated all of the payments to be received during the duration of the contract, which included milestones and consideration payable by Mylan. Other than the upfront payment, all other milestones and consideration we may earn under the Mylan Collaboration are subject to uncertainties related to development achievements, Mylan’s rights to terminate the agreement, and estimated effort for cost-sharing payments. Components of such estimated effort for cost-sharing payments include both internal and external costs. Consequently, the transaction price does not include any milestones and considerations that, if included, could result in a probable significant reversal of revenue when related uncertainties become resolved. Sales-based milestones and royalties are not included in the transaction price until the sales occur because as the underlying value relates to the license, the license is the predominant feature in the Mylan Collaboration. The initial estimated transaction price of $81.0 million included the $25.0 million upfront payment, $40.0 million of development milestones, and estimated variable consideration for cost-sharing payments from Mylan. We re-evaluate the transaction price at each reporting period. As of December 31, 2019, the transaction price allocated to the unfulfilled performance obligations is $106.9 million, which incorporates the impact from the incremental payment of $5.0 million and estimated variable consideration for cost-sharing payments resulting from the Mylan Amendment.

We recognize revenue and estimate deferred revenue based on the cost of services incurred over the total estimated cost of services to be provided for the development period. As a result of the extended period of time for Mylan to make the Continuation Decision provided in the Mylan Amendment, both short-term and long-term deferred revenue have been adjusted accordingly to reflect the impact of the extension. For revenue recognition purposes, the development period is estimated to extend through 2024. However, it is possible that this period will change and is assessed at each reporting date.

For the year ended December 31, 2019 and 2018, we recognized revenue related to development services of $0.4 million and $3.7 million, respectively. As of December 31, 2019 and 2018, we estimated short-term deferred revenue of $7.9 million and $8.6 million, respectively; and long-term deferred revenue of $18.0 million and $12.7 million, respectively.

Fosun License Agreement

Agreement Terms

In December 2018, we entered into a license agreement (the “Fosun License Agreement”) with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd (“Fosun”), whereby Revance has granted Fosun the exclusive rights to develop and commercialize our proprietary DAXI in mainland China, Hong Kong and Macau (the “Fosun Territory”) and certain sublicense rights.

Under the Fosun License Agreement, we are eligible to receive a non-refundable upfront payment of $30.0 million within 30 business days of the date of the Fosun License Agreement, which was received in January 2019 net of foreign withholding tax of $3.0 million. We are also eligible to receive (i) additional contingent payments of up to $230.5 million upon the achievement of specified milestones based on (a) the submission and approval of BLAs for certain aesthetic and therapeutic indications and (b) first calendar year net sales, and (ii) tiered royalty payments in low double digit to high teen percentages on annual net sales. The royalty percentages are subject to reduction in the event that (i) we do not have any valid and unexpired patent claims that cover the product in the Fosun Territory, (ii) biosimilars of the product are sold in the Fosun Territory or (iii) Fosun needs to pay compensation to third parties to either avoid patent infringement or market the product in the Fosun Territory.

Under the Fosun License Agreement, Fosun will have the right to import, develop, commercialize, market and sell the product in the Fosun Territory or engage service providers for such activities, and we will be responsible for manufacturing the product and supplying it to Fosun for the clinical and commercial activities in the Fosun Territory, subject to the terms of a supply agreement and a quality assurance agreement, each to be entered into between the parties in the six months following the date of the Fosun License Agreement. Except as provided in the Fosun License Agreement, each party has retained all of its intellectual property rights.

During the term of the Fosun License Agreement and an additional two years from the termination date if Fosun terminates the Fosun License Agreement, Fosun will not engage in any research, development, manufacture or commercialization of any product competitive with the product; provided that such non-compete restrictions will expire if we fail to submit a BLA for the product in the U.S. by the end of 2020. Under the Fosun License Agreement, the parties will also establish a joint development committee, which will oversee the development and commercialization of the product as well as all clinical and pre-clinical studies to be conducted by Fosun for the product in the Fosun Territory.

The term of the Fosun License Agreement will continue until Fosun’s payment obligations have been performed or have expired, unless sooner terminated by either party pursuant to the terms of the Fosun License Agreement. Either party may terminate the Fosun License Agreement for material breach by, or bankruptcy of, the other party. In addition, we may terminate the Fosun License Agreement if Fosun challenges our patents, and Fosun may terminate the Fosun License Agreement upon 120 days’ notice. In the event of a change of control of us, our successor will have the option to terminate the Agreement by paying Fosun a variable payment that depends on the stage of development of the product.

Revenue Recognition

We identified the following material promises within the Fosun License Agreement: (1) license to certain intellectual property and know-how related to DAXI, (2) development supplies to achieve regulatory approvals in the Fosun Territory, and (3) future commercial product supplies. We retained all manufacturing rights and know-how due to complexities associated with the risks and management of toxins and transferability of the underlying technology. Since the manufacturing rights and know-how, which are highly specialized and complex, do not transfer, Fosun cannot benefit from the license on its own or together with other readily available resources without the supplies provided by Revance. Accordingly, the license is not distinct from the other material promises and are bundled into a single performance obligation.

In accordance with ASC 606, transaction price is defined as the amount of consideration to which an entity expects to be entitled in exchange for promised goods or services to a customer. We estimated the transaction price for the Fosun License Agreement using the most likely amount method. We evaluated all of the variable payments to be received during the duration of the contract, which included payments from specified milestones, royalties, and estimated supplies to be delivered, and concluded only a certain milestone of $1.0 million was included in the transaction price. We will re-evaluate the transaction price at each reporting period and upon a change in circumstances. As of December 31, 2019, the transaction price allocated to unfulfilled performance obligation is $31.0 million.

We will recognize revenue on the single performance obligation as control of the manufactured product is supplied to Fosun. As of December 31, 2019, no revenue has been recognized as no supply has been provided under the agreement. Upon commencement of the transfer of control, revenue will be recognized in a pattern consistent with estimated deliveries of the product through the term of the arrangement, which is estimated to extend through 2039. However, it is possible that this period will change and is assessed at each reporting date. The estimated contract term for revenue recognition purposes is not limited or impacted by Fosun’s ability to terminate the agreement to due to a substantive significant termination penalty from non-refundable payments.

No revenue has been recognized from the Fosun License Agreement for the year ended December 31, 2019. Substantially all of the $30 million non-refundable upfront payment was included in long-term deferred revenue as of December 31, 2019.

4. Derivative Liability

Due to an existing settlement agreement which we entered in 2012, we are obligated to pay $4.0 million upon our achievement of regulatory approval for DAXI or DaxibotulinumtoxinA Topical. We determined that such payment was a derivative instrument that requires fair value accounting as a liability and periodic fair value remeasurements until settled. The fair value of the derivative liability was determined by estimating the timing and probability of the related regulatory approval and multiplying the payment amount by this probability percentage and a discount factor.

As of December 31, 2018, the fair value of the derivative liability was $2.7 million, which was measured using a term of 1.5 years based on an expected BLA approval in 2020, a risk-free rate of 2.6% and a credit risk adjustment of 8.0%. As of December 31, 2019, the fair value of the derivative liability was $3.0 million, which was measured using a term of 0.9 years based on an expected BLA approval in 2020, a risk-free rate of 1.6% and a credit risk adjustment of 7.5%.

As a result of the fair value remeasurements during the years ended December 31, 2019, 2018, and 2017, we recognized aggregate losses of $0.2 million, $0.1 million, and $0.6 million, respectively.

5. Cash Equivalents and Short-Term Investments

Our cash equivalents and short-term investments consist of money market funds, U.S. treasury securities, U.S. government agency obligations, commercial paper, and overnight repurchase agreements which are classified as available-for-sale securities.

The following table is a summary of amortized cost, unrealized gains and losses, and fair value:

	December 31, 2019				December 31, 2018
	Cost	Unrealized		Fair Value	Cost	Unrealized		Fair Value
(in thousands)		Gains	Losses			Gains	Losses
Money market funds	$136,258	$—	$—	$136,258	$38,354	$—	$—	$38,354
U.S. treasury securities	48,349	6	—	48,355	80,844	5	(5)	80,844
U.S. government agency obligations	5,993	2	(5)	5,990	52,586	—	(8)	52,578
Commercial paper	77,082	—	—	77,082	—	—	—	—
Overnight repurchase agreements	15,001	—	—	15,001	—	—	—	—

Total cash equivalents and available-for-sale securities	$282,683	$8	$(5)	$282,686	$171,784	$5	$(13)	$171,776

Classified as:
Cash equivalents				$163,731				$69,220
Short-term investments				118,955				102,556

Total cash equivalents and available-for-sale securities				$282,686				$171,776

As of December 31, 2019 and 2018, we have no other-than-temporary impairments on our available-for-sale securities, and the contractual maturities of the available-for-sale securities are less than one-year.

6. Fair Value Measurement

The following table summarizes, for assets and liabilities measured at fair value, the respective fair value and the classification by level of input within the fair value hierarchy:

	As of December 31, 2019
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$136,258	$136,258	$—	$—
U.S. treasury securities	48,355	48,355	—	—
Commercial paper	77,082	—	77,082	—
Overnight repurchase agreements	15,001	—	15,001	—
U.S. government agency obligations	5,990	—	5,990	—

Total assets measured at fair value	$282,686	$184,613	$98,073	$—

Liabilities
Derivative liability	$2,952	$—	$—	$2,952

Total liabilities measured at fair value	$2,952	$—	$—	$2,952

	As of December 31, 2018
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$38,354	$38,354	$—	$—
U.S. treasury securities	80,844	80,844	—	—
U.S. government agency obligations	52,578	—	52,578	—

Total assets measured at fair value	$171,776	$119,198	$52,578	$—

Liabilities
Derivative liability	$2,753	$—	$—	$2,753

Total liabilities measured at fair value	$2,753	$—	$—	$2,753

For Level 1 investments, we use quoted prices in active markets for identical assets to determine the fair value. For Level 2 investments, we use quoted prices for similar assets sourced from certain third-party pricing services. The third-party pricing services generally utilize industry standard valuation models for which all significant inputs are observable, either directly or indirectly, to estimate the price or fair value of the securities. The primary input generally includes reported trades of or quotes on the same or similar securities. We do not make additional judgments or assumptions made to the pricing data sourced from the third-party pricing services.

The following table summarizes the change in the fair value of our Level 3 financial instrument:

(in thousands)	Derivative liability
Fair value as of December 31, 2018	$2,753
Change in fair value	199

Fair value as of December 31, 2019	$2,952

The fair value of the derivative liability was determined by estimating the timing and probability of the related regulatory approval and multiplying the payment amount by this probability percentage and a discount factor based primarily on the estimated timing of the payment and a credit risk adjustment (Note 4). Generally, increases or decreases in these unobservable inputs would result in a directionally similar impact to the fair value measurement of this derivative instrument. The significant unobservable inputs used in the fair value measurement of the product approval payment derivative are the expected timing and probability of the payments at the valuation date and the credit risk adjustment.

7. Balance Sheet Components

Property and Equipment, net

Property and equipment, net consists of the following:

	As of December 31,
(in thousands)	2019	2018
Manufacturing equipment	$19,113	$11,307
Leasehold improvements	5,374	4,752
Construction in progress	2,386	8,925
Computer software	2,040	1,299
Computer equipment	1,505	1,351
Furniture and fixtures	1,203	787

Total property and equipment	31,621	28,421
Less: Accumulated depreciation	(16,866)	(13,972)

Property and equipment, net	$14,755	$14,449

Accruals and Other Current Liabilities

Accruals and other current liabilities consist of the following:

	As of December 31,
(in thousands)	2019	2018
Accruals related to:
Compensation	$7,933	$6,743
Clinical trials	4,746	4,021
Professional service	2,732	2,272
Nonrecurring milestone payment	1,000	1,000
Manufacturing and quality control	1,798	260
Property and equipment (including construction in progress)	221	111
Other current liabilities	206	541

Total accruals and other current liabilities	$18,636	$14,948

(1)	We recorded $5.5 million and $5.3 million for bonus accruals as of December 31, 2019 and 2018, respectively.

8. Leases

We have non-cancelable operating leases for facilities for research, manufacturing, and administrative functions, and equipment operating leases. One of the facility operating leases commenced in February 2019. As of December 31, 2019, the weighted average remaining lease term is 7.0 years. The monthly payments for the facility lease escalate over the facility lease term with the exception of a decrease in payments at the beginning of 2022. We have options to extend the facility operating leases for up to 14.0 years. Our lease contracts do not contain termination options, residual value guarantees or restrictive covenants.

The operating lease costs are summarized as follows:

(in thousands)	Year Ended December 31, 2019
Operating lease cost	$5,618
Variable lease cost (1)	1,184

Total operating lease costs	$6,802

(1)	Variable lease cost includes management fees, common area maintenance, property taxes, and insurance, which are not included in the lease liabilities and are expensed as incurred.

As of December 31, 2019, maturities of our operating lease liabilities are as follows:

Year Ending December 31,	(in thousands)
2020	$6,735
2021	6,942
2022	5,464
2023	5,557
2024	5,733
2025 and thereafter	12,226

Total operating lease payments	42,657
Less imputed interest (1)	(13,317)

Present value of operating lease payments	$29,340

(1)

Our lease contracts do not provide a readily determinable implicit rate. The imputed interest was based on a weighted average discount rate of 12.0%, which represents the estimated incremental borrowing based on the information available at the adoption or commencement dates.

As of December 31, 2018, the aggregate total future minimum lease payments under non-cancelable operating leases were as follows:

Year Ending December 31,	(in thousands)
2019	$5,826
2020	6,011
2021	6,196
2022	4,696
2023 and thereafter	20,173

Total payments	$42,902

Supplemental cash flow information related to the operating leases was as follows:

(in thousands)	Year Ended December 31, 2019
Cash paid for amounts included in the measurement of operating lease liabilities	$6,339
Right-of-use assets obtained in exchange for operating lease liabilities	$3,890

9. Commitments and Contingencies

Purchase Commitments

We are parties to a Technology Transfer, Validation and Commercial Fill/Finish Services Agreement with Ajinomoto Althea, Inc. dba Ajinomoto Bio-Pharma Services (“Althea”) (the “Althea Services Agreement”), under which Althea provides us a contract development and manufacturing organization, which allows us to have expanded capacity and a second source for drug product manufacturing in order to support a global launch of DAXI. Under the Althea Services Agreement, the initial term is to 2024, unless terminated sooner by either company, and we have minimum purchase obligations based on our production forecasts. As of December 31, 2019, non-refundable advanced payments of $1.5 million under the Althea Services Agreement have been recorded in prepaid expense on our consolidated balance sheets. The remaining services can be canceled at any time, with us required to pay costs incurred through the cancellation date.

Contingencies

We are obligated to pay a $2.0 million milestone payment to a developer of botulinum toxin, List Biological Laboratories, Inc. (“List Laboratories”), when a certain regulatory milestone is achieved. As of December 31, 2019, the milestone has not been achieved. We are also obligated to pay royalties to List Laboratories on future sales of botulinum toxin products.

We entered into an asset purchase agreement (the “BTRX Purchase Agreement”) with Botulinum Toxin Research Associates, Inc. (“BTRX”), under which we are obligated to pay up to $16.0 million to BTRX upon the satisfaction of milestones relating to our product revenue, intellectual property, and clinical and regulatory events. As of December 31, 2019, a one-time intellectual property development milestone liability of $1.0 million has been recorded in accruals on our consolidated balance sheets.

We entered into an agreement with BioSentinel, Inc. (“BioSentinel”), under which we in-license BioSentinel’s technology and expertise for research, development and manufacturing purposes. We are obligated to pay BioSentinel minimum quarterly use fees and a one-time milestone payment of $0.3 million when regulatory approval is achieved. As of December 31, 2019, the milestone has not been achieved.

Indemnification

We have standard indemnification agreements in the ordinary course of business. Under these indemnification agreements, we indemnify, hold harmless, and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after the execution of the agreements. The maximum potential amount of future payments we are obligated to pay under these indemnification agreements is not determinable because it involves claims that may be made against us in the future, but have not been made. We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

We have indemnification agreements with our directors and officers that may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

For the year ended December 31, 2019, no amounts associated with the indemnification agreements have been recorded.

10. Stock-Based Compensation

Equity Compensation Plans

We maintain three equity compensation plans: 2014 Equity Incentive Plan (the “2014 EIP”), 2014 Inducement Plan (the “2014 IN”) and 2014 Employee Stock Purchase Plan (the “2014 ESPP”). Under the 2014 EIP and 2014 IN, stock options may be granted with different vesting terms with maximum contractual term of 10 years from the grant dates. Under the 2014 EIP and the 2014 IN, stock options typically vest over four years, either with 25% of the total grant vesting on the first anniversary of the grant date and 1/36th of the remaining grant vesting each month thereafter or 1/48th vesting monthly; restricted stock awards typically vest annually over 1, 3, or 4 years. The 2014 EIP is the successor of the 2012 and 2002 Equity Incentive Plans, and any canceled or forfeited common stock shares under the 2012 and 2002 Equity Incentive Plans were retired upon the effectiveness of the 2014 EIP.

2014 EIP

The 2014 EIP was effective on February 5, 2014, and the plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other forms of equity compensation to qualified employees, directors and consultants. The common stock shares reserved for issuance under the 2014 EIP will automatically increase each year on January 1st from January 1, 2015 to January 1, 2024 by 4% of our total common stock shares outstanding on December 31st of the preceding calendar year or a lesser number of shares determined by our Board of Directors. On January 1, 2019, the common stock shares reserved for issuance under the 2014 EIP increased by 1,479,008 shares, and on January 1, 2020, the common stock shares reserved for issuance under the 2014 EIP increased by 2,094,989 shares. For the year ended December 31, 2019, 1,976,750 stock options and 1,640,275 restricted stock awards, including 865,000 performance stock awards, were granted under the 2014 EIP. As of December 31, 2019, 641,813 common stock shares were available for issuance under the 2014 EIP.

2014 IN

The 2014 IN was effective on August 29, 2014, and the plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other forms of equity compensation exclusively to individuals that were not previously employees or directors of us, as an inducement material to the individual’s entry into employment with us Stockholder approval of the

2014 IN was not required pursuant to Rule 5635 (c)(4) of the Nasdaq Listing Rules. For the year ended December 31, 2019, no stock options or restricted stock awards were granted under the 2014 IN. As of December 31, 2019, 174,546 common stock shares were available for issuance under the 2014 IN.

2014 ESPP

The 2014 ESPP was effective on February 5, 2014, and the plan provides employees with an opportunity to purchase our common stock through accumulated payroll deductions. The common stock shares reserved for issuance under the 2014 ESPP will automatically increase each year on January 1st from January 1, 2015 to January 1, 2024 by the lesser of (i) 1% of the total common stock shares outstanding on December 31st of the preceding calendar year, (ii) 300,000 common stock shares or (iii) a lesser number of common stock shares determined by our Board of Directors. On January 1, 2019, the number of shares of common stock reserved for issuance under the 2014 ESPP increased by 300,000 shares, and on January 1, 2020, the common stock shares reserved for issuance under the 2014 ESPP increased by 300,000 shares. For the year ended December 31, 2019, 74,935 common stock shares were issued to employees under the 2014 ESPP. As of December 31, 2019, 1,404,005 common stock shares were available for issuance under the 2014 ESPP.

Stock Options

The following table summarizes our stock option activities:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Weighted- Average Grant- Date Fair Value Per Share	Aggregate Intrinsic Value(1) (in thousands)
Balance as of December 31, 2016	2,790,646	$19.31
Granted	960,525	$21.75		$13.59
Exercised	(309,341)	$12.88			$7,073
Forfeited	(231,430)	$22.76

Balance as of December 31, 2017	3,210,400	$20.41
Granted	1,136,650	$28.30		$16.35
Exercised	(293,100)	$15.45			$1,519
Forfeited	(448,617)	$25.59

Balance as of December 31, 2018	3,605,333	$22.66
Granted	1,976,750	$14.53		$8.29
Exercised	(10,135)	$11.76			$45
Forfeited	(837,332)	$22.40

Balance as of December 31, 2019	4,734,616	$19.34	6.2		$7,762

Exercisable as of December 31, 2019	2,659,741	$21.31	3.9		$3,433

(1)

The total intrinsic values of options exercised as of December 31, 2019, 2018 and 2017 were determined by multiplying the number of shares by the difference between exercise price of the stock options and the fair value of the common stock as of December 31, 2019, 2018 and 2017 of $16.23, $20.13 and $35.75 per share, respectively. The intrinsic values of outstanding and exercisable options were determined by multiplying the number of shares by the difference in exercise price of the options and the fair value of the common stock as of December 31, 2019.

Restricted Stock Awards

The following table summarizes our activities of restricted stock awards, including performance stock awards:

	Shares	Weighted- Average Grant- Date Fair Value Per Share
Unvested balance as of December 31, 2016	416,229	$20.02
Granted	435,525	$22.08
Vested	(130,562)	$23.25
Forfeited	(81,905)	$19.32

Unvested balance as of December 31, 2017	639,287	$20.86
Granted	373,500	$28.37
Vested	(235,307)	$20.25
Forfeited	(172,468)	$24.83

Unvested balance as of December 31, 2018	605,012	$24.61
Granted	1,640,275	$12.78
Vested	(244,038)	$23.80
Forfeited	(192,731)	$21.47

Unvested balance as of December 31, 2019	1,808,518	$14.32

For the year ended December 31, 2019, we granted 865,000 shares of performance stock awards with weighted-average grant-date fair value of $10.78 per share. The performance stock awards will vest based on certain market and performance conditions, and all 865,000 shares were unvested as of December 31, 2019. There were no performance stock awards granted prior to 2019.

Stock-based Awards Valuation

Stock Option and 2014 ESPP Shares

The fair value of both stock options and the option component of shares purchased under our 2014 ESPP was estimated using the Black-Scholes option pricing model. The description of the significant assumptions used in the model are as follows:

•	Fair Value of Common Stock. The fair value of the common stock shares is based on our stock price as quoted by the Nasdaq.

•

Expected Term. For stock options, the expected term is based on the simplified method, as our stock options have the following characteristics: (i) granted at-the-money; (ii) exercisability is conditioned upon service through the vesting date; (iii) termination of service prior to vesting results in forfeiture; (iv) limited exercise period following termination of service; and (v) options are non-transferable and non-hedgeable, or “plain vanilla” options, and we have limited history of exercise data. For stock options granted to non-employees before adoption of ASU 2018-07 on July 1, 2018 (Note 2), the expected term is based on the remaining contractual term. For ESPP, the expected term is based on the term of the purchase period under the 2014 ESPP.

•

Expected Volatility. The expected volatility is based on the historical volatilities of a group of similar entities combined with the historical volatility of us. In evaluating similarity, we considered factors such as industry, stage of life cycle, capital structure, and company size.

•	Risk-Free Interest Rate. The risk-free interest rate is based on U.S. Treasury constant maturity rates with remaining terms similar to the expected term of the stock options.

•	Expected Dividend Rate. We use an expected dividend rate of zero because we have never paid any dividends and do not plan to pay dividends in the foreseeable future.

•	Forfeitures. We account for forfeitures as they occur.

The fair values of stock options were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions in 2019:

Year Ended December 31, 2019
Expected term (in years)	6.03
Expected volatility	60.2%
Risk-free interest rate	2.1%
Expected dividend rate	—%

The fair values of the option component of the shares purchased under the 2014 ESPP were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for years presented:

	Year Ended December 31,
	2019	2018	2017
Expected term (in years)	0.5	0.5	0.5
Expected volatility	43.4%	50.9%	59.2%
Risk-free interest rate	2.3%	1.9%	0.9%
Expected dividend rate	—%	—%	—%

Stock Option Assumptions Before 2019

Effective July 1, 2018, we adopted ASU 2018-07 (Note 2). All non-employee consultants stock options granted prior to adoption were remeasured at fair value as of July 1, 2018. Before adoption, stock-based compensation expense related to stock options granted to non-employee consultants is recognized as the stock options are earned. For non-employees, the fair values of the stock options vested were remeasured at each reporting date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2018	2017
Expected term (in years)	5.5	8.9
Expected volatility	59.4%	67.9%
Risk-free interest rate	2.8%	2.3%
Expected dividend rate	—%	—%

ASU 2018-07 did not impact valuation of stock options for employees and non-employee directors. The fair values of the employee and non-employee director stock options were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2018	2017
Expected term (in years)	6.0	6.0
Expected volatility	60.2%	67.7%
Risk-free interest rate	2.7%	2.1%
Expected dividend rate	—%	—%

Performance Stock Awards Subject to Market-based Vesting Conditions

Certain performance stock awards granted in 2019 include market-based vesting conditions (“market-based PSAs”). These market-based PSAs vest upon the earlier of i) the date that the closing share price of our common stock meet certain minimum share prices on a volume-weighted basis for a specified period of time or ii) upon a change in control in which the purchase price of our common stock is at or above the same minimum share prices as determined in the award agreement.

We determined the fair value of the market-based PSAs using the Monte Carlo simulation model. The following weighted-average assumptions were used in the Monte Carlo simulation model in determining fair value of these performance stock awards:

Year Ended December 31, 2019
Expected term (in years) (1)	10.0
Expected volatility (2)	60.0%
Risk-free interest rate	1.8%
Expected dividend rate	—%

(1)	Expected term was based on the expiration period of the performance stock awards in the award agreement.
(2)	Expected volatility was based on the historical volatilities of a group of similar entities combined with our historical volatility.

For the year ended December 31, 2019, we recognized stock-based compensation expense of $0.5 million for the market-based PSAs.

Stock-based compensation expense was allocated as follows:

(in thousands)	Year Ended December 31,
	2019	2018	2017
Research and development	$8,512	$7,480	$5,902
General and administrative	9,410	8,793	7,328

Total stock-based compensation expense	$17,922	$16,273	$13,230

Unrecognized Compensation Cost

	As of December 31,
	2019		2018
	Unrecognized Compensation Cost	Weighted Average Expected Recognize Period	Unrecognized Compensation Cost	Weighted Average Expected Recognize Period
	(in thousands)	(in years)	(in thousands)	(in years)
Stock options	$18,487	2.9	$20,202	2.7
Restricted stock awards	11,891	2.3	10,591	2.4
Performance stock awards	8,839	2.4	—	—

Total unrecognized compensation cost	$39,217	2.6	$30,793	2.6

11. Stockholders’ Equity

Common Stock Warrants

As of both December 31, 2019 and December 31, 2018, 34,113, common stock warrants were outstanding at an exercise price of $14.95 per share, which expire in 2020.

Follow-On Public Offerings

In December 2017, we completed a follow-on public offering (the “2017 follow-on offering”), pursuant to which we issued 5,389,515 shares of common stock at $31.00 per share, including the exercise of the underwriters’ over-allotment option to purchase 550,806 additional shares of common stock, for net proceeds of $156.9 million, after underwriting discounts, commissions and other offering expenses.

In January 2019, we completed a follow-on public offering (the “January 2019 follow-on offering”), pursuant to which we issued 6,764,705 shares of common stock at $17.00 per share, including the exercise of the underwriters’ over-allotment option to purchase 882,352 additional shares of common stock, for net proceeds of $107.6 million, after underwriting discounts, commissions and other offering expenses.

In December 2019, we completed a follow-on public offering (the “December 2019 follow-on offering”), pursuant to which we issued 6,500,000 shares of common stock at $17.00 per share for net proceeds of $103.6 million, after underwriting discounts, commissions and other offering expenses. In January 2020, the underwriters of the December 2019 follow-on offering exercised their over-allotment option to purchase 975,000 additional shares of common stock for net proceeds of $15.6 million, after underwriting discounts, commissions and other offering expenses.

At-The-Market Offerings

In March 2016, we entered into the 2016 At-The-Market (“ATM”) agreement (the “2016 ATM Agreement”) under which we may offer and sell common stock having aggregate proceeds of up to $75.0 million from time to time through Cowen, our sales agent. Sales of common stock through Cowen under the 2016 ATM agreement would be made by means of ordinary brokers’ transactions on the Nasdaq or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and Cowen. Cowen will sell the common stock from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). We agreed to pay Cowen a commission of up to 3.0% of the gross sales proceeds of any common stock sold through Cowen under the 2016 ATM Agreement. For the year ended December 31, 2017, we sold 1,802,651 shares of common stock under the 2016 ATM Agreement at a weighted average price of $22.17 per share resulting in net proceeds of $38.2 million after underwriting discounts, commissions and other offering expenses.

In March 2018, we terminated the 2016 ATM Agreement and entered into a separate ATM agreement with Cantor Fitzgerald (the “2018 ATM Agreement”). Under the 2018 ATM Agreement, we may offer and sell common stock having aggregate proceeds of up to $125.0 million from time to time through Cantor Fitzgerald as our sales agent. Sales of common stock through Cantor Fitzgerald under the 2018 ATM Agreement will be made by means of ordinary brokers’ transactions on the Nasdaq or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and Cantor Fitzgerald. Cantor Fitzgerald will sell the common stock from time to time, based upon instructions from us. We agreed to pay Cantor Fitzgerald a commission of up to 3.0% of the gross sales proceeds of any common stock sold through Cantor Fitzgerald under the 2018 ATM Agreement. For the year ended December 31, 2019, we sold 687,189 shares of common stock under the 2018 ATM Agreement at a weighted average price of $15.82 per share resulting in net proceeds of $10.9 million after underwriting discounts, commissions and other offering expenses.

12. Income Taxes

From inception through December 31, 2019, we have only generated pretax losses. Loss before income taxes were as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Domestic	$(159,429)	$(139,568)	$(118,331)
Foreign	—	—	(2,256)

Loss before income taxes	$(159,429)	$(139,568)	$(120,587)

Statutory Federal Income Tax Provision (Benefit)

Reconciliations of the statutory federal income tax provision (benefit) to our effective tax are as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Tax benefit at statutory federal rate (1)	$(33,480)	$(29,309)	$(40,999)
Research and development credits	(4,723)	(4,064)	(1,858)
Other changes in valuation allowance	36,379	42,902	(35,783)
Nondeductible/nontaxable items	1,429	108	738
Other	395	(153)	224
Sale of intellectual property (2)	—	(14,008)	14,008
Foreign rate differential and withholding taxes	—	2,370	767
Impact of the Tax Reform Act	—	5,154	62,903

Income tax provision	$—	$3,000	$—

(1)	U.S. federal statutory rate was 21%, for the years ended December 31, 2019 and 2018, and 35% for the year ended December 31, 2017.
(2)

This represents the tax effect of an intra-entity sale between us and our wholly owned subsidiary, Revance International Limited, which was eliminated for financial reporting purposes (discussed below).

Deferred Tax Assets, Net

Components of our deferred tax assets, net were as follows:

	Year Ended December 31,
(in thousands)	2019	2018
Deferred tax assets
Net operating loss carryforward	$184,879	$146,618
Accruals and reserves	1,537	2,191
Stock-based compensation	6,241	5,173
Tax credits	17,449	12,230
Fixed and intangible assets	2,803	3,328
Deferred revenue	10,703	—
Operating lease liabilities	6,174	—
Other	19	—

Total deferred tax assets	229,805	169,540
Less: valuation allowance (1)	(224,222)	(169,540)

Deferred tax assets, gross	5,583	—
Deferred tax liabilities
Operating lease right of use assets	(5,583)	—

Deferred tax assets, net	$—	$—

(1)

The valuation allowance for the year ended December 31, 2019 increased by $54.7 million, compared to the same period in 2018, primarily due to net operating losses and credits generated in those years.

Valuation Allowance

We have evaluated the positive and negative evidence bearing upon our ability to realize the deferred tax assets. We have considered our history of cumulative net losses incurred since inception and have concluded that it is more likely than not that we will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets due to the uncertainty of realizing future tax benefits from our net operating loss (“NOL”) carryforwards and other deferred tax assets as of December 31, 2019 and 2018. We reevaluate the positive and negative evidence at each reporting period.

Net Operation Loss and Tax Credits Carryforwards

As of December 31, 2019, we had NOL carryforwards available to reduce future taxable income, if any, for federal, California, and other states income tax purposes of $734.6 million, $398.2 million, and $281.7 million, respectively. The California NOL carryforwards will begin to expire in 2028. If not utilized, the federal and the other states NOL carryforwards will begin expiring in 2020 and 2030, respectively.

As of December 31, 2019, we had research and development credit carryforwards of $9.1 million and $7.6 million available to reduce future taxable income, if any, for federal and California income tax purposes, respectively. The federal research and development credit carryforwards will begin expiring in 2023 if they are not utilized, and the California research and development credit carryforwards have no expiration date.

As of December 31, 2019, we had orphan drug credit carryforwards of $7.7 million available to reduce future taxable income, if any, for federal income tax purposes. The federal orphan drug credit carryforwards will begin expiring in 2038 if they are not utilized.

In general, if we experience a greater than 50% aggregate change in ownership over a 3-year period (a Section 382 ownership change), utilization of our pre-change NOL carryforwards are subject to an annual limitation under Internal Revenue Code Section 382 (California and the other states have similar laws). The annual limitation generally is determined by multiplying the value of our stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the NOL carryforwards before utilization. We determined that an ownership change occurred on April 7, 2004 but that all carryforwards can be utilized prior to the expiration. We also determined that an ownership change occurred in February 2014, and as a result, we reduced the deferred tax assets and the corresponding valuation allowance to account for this limitation. Since the research and development credits for California carry over indefinitely, there was no change to the California research and development credits. We have reviewed our Internal Revenue Code Section 382 limitation through December 31, 2019 and have not identified any ownership changes resulting in a limitation. Our ability to use our remaining NOL carryforwards may be further limited if we experience a Section 382 ownership change as a result of future changes in our stock ownership.

California State Apportionment

In 2018, we petitioned the California Franchise Tax Board for an alternative apportionment percentage due to the insignificant apportionment percentage derived from the single sales factor methodology for California. In January 2019, the California Franchise Tax Board approved the use of an alternative apportionment method. Our NOL in California is estimated to increase by approximately $219 million as a result of the change in apportionment model. We have increased our deferred tax assets by $15 million with a corresponding offsetting adjustment to its valuation allowance. There is no impact to the our net loss in the period as a result of the adjustment.

Tax Cuts and Jobs Act

In December 2017, the U.S. government enacted Tax Cuts and Jobs Act (the “Tax Reform Act”). The Tax Reform Act includes but not limited to, reducing the U.S. federal corporate tax rate from 35% to 21%, allowing for federal NOL to be carried over indefinitely for NOL generated after December 31, 2017 with statutory limitations to the annual utilization, and creating a new limitation on deductible interest expense. We have completed our assessment of the accounting impact resulting from the Tax Reform Act in December 2018, and the aggregated impact to deferred taxes is $68.1 million, which continues to be fully offset by a valuation allowance.

In October 2017, we created a wholly owned subsidiary, Revance International Limited, which was incorporated in the Cayman Islands, and transferred the economic rights to certain intellectual property for $41.2 million to the newly formed subsidiary. Under the tax laws prior to the Tax Reform Act in December 2017, the transaction had no financial statement impact to us other than to decrease the current NOL by the amount of the consideration. As a result of the Tax Reform Act, we did not complete the accounting with regard to the tax effects associated with this intra-entity transfer as of December 31, 2017. In October 2018, we received notification that the Internal Revenue Service (IRS) had approved our request to disregard the Cayman subsidiary by treating it as a U.S. branch for federal income tax purposes, effectively eliminating any tax effects from the transaction. As a result of the finalization of our assessment of the Tax Reform Act, we have reversed the usage of the NOLs from this transaction as of December 31, 2018.

Unrecognized Tax Benefits

We follow the provisions of the FASB’s guidance for accounting for uncertain tax positions. The guidance indicates a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. No liability related to uncertain tax positions is recorded in the financial statements due to the fact the liabilities have been netted against deferred attribute carryovers. It is our policy to include penalties and interest related to income tax matters in income tax expense.

We do not expect that our uncertain tax positions will materially change in the next twelve months. For year ending December 31, 2019, the amount of unrecognized tax benefits increased due to additional research and development credits generated. The additional uncertain tax benefits would not impact our effective tax rate to the extent that we continue to maintain a full valuation allowance against our deferred tax assets.

The unrecognized tax benefit was as follows:

	Year Ended December 31,
(in thousands)	2019	2018	2017
Balance at the beginning of the period	$4,200	$2,577	$1,819
Additions for prior years	—	333	—
Additions for current year	1,498	1,290	758

Balance at the end of the period	$5,698	$4,200	$2,577

We file income tax returns in the U.S., California, and other states. We are not currently under examination by income tax authorities in any federal, state or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any NOL or tax credits.

13. Subsequent Events

Stock Options and Restricted Stock Awards Grants under the 2014 EIP

In January 2020, we granted 568,675 stock options and 1,027,825 restricted stock awards including performance stock awards under the 2014 EIP to existing employees.

Teoxane Exclusive Distribution Agreement

In January 2020, we entered into the Teoxane Agreement with Teoxane, pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid® dermal fillers, which include i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, ii) RHA® 1, which we anticipate will be approved by the FDA in 2021 for the treatment of perioral rhytids, the indication currently in ongoing clinical trials, and iii) future hyaluronic acid filler advancements and products by Teoxane (collectively the “RHA® dermal fillers”) in the U.S. and U.S. territories and possessions, in exchange for 2,500,000 shares of our common stock and certain other commitments by us. The Teoxane Agreement will be effective for a term of ten years upon product launch and may be extended for a two-year period upon the mutual agreement of the parties.

We have begun to build out a U.S. commercial organization and plan to introduce the FDA approved RHA® dermal fillers in the U.S. in the second quarter of 2020.

If Teoxane pursues regulatory approval for RHA® dermal fillers for certain new indications or filler technologies, including innovations with respect to existing products in the U.S., we will be subject to certain specified cost-sharing arrangements for third party expenses incurred in achieving regulatory approval for such products. We will also have a right of first negotiation with respect to any cosmeceutical products that Teoxane wishes to distribute in the U.S, and Teoxane will have a right of first negotiation in connection with the distribution of DAXI for aesthetic use, outside the U.S. and U.S. territories where Teoxane has an affiliate. We are required to meet certain minimum purchase obligations during each year of the term. We are also required to meet certain minimum expenditure requirements in connection with commercialization efforts.

We are currently assessing the accounting impact of the Teoxane Agreement.

Convertible Senior Notes Due 2027

On February 14, 2020, we issued an aggregate of $287.5 million principal amount of notes, pursuant to an Indenture (Exhibit 4.2) between Revance and U.S. Bank National Association, as trustee (the “Notes”). The Notes are senior unsecured obligations of Revance and will bear interest at a rate of 1.75% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The Notes will mature on February 15, 2027, unless earlier converted, redeemed or repurchased. The Notes are convertible into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. We received approximately $278.4 million in net proceeds, after deducting the initial purchasers’ discount, commissions, and estimated expenses payable by us, from the issuance of the Notes. We may not redeem the Notes prior to February 20, 2024, and no sinking fund is provided for the Notes.

We used approximately $28.9 million of the net proceeds from the Notes to pay the cost of certain capped call transactions. The capped call transactions are expected generally to reduce potential dilution to our common stock upon any conversion of Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted Notes.

We are currently assessing the accounting impact of the Notes and the capped call transactions.

14. Quarterly Results of Operations (Unaudited)

The following table presents our unaudited consolidated quarterly financial data. This information has been prepared on a basis consistent with that of the audited consolidated financial statements. We believe that all necessary adjustments, consisting of normal recurring accruals and adjustments, have been included to present fairly the quarterly financial data. The results of historical periods are not necessarily indicative of the results of operations for any future period.

	Three Months Ended
	2019				2018
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	(in thousands, except per share amounts)
Revenue	$89	$46	$—	$278	$487	$2,362	$686	$193
Loss from operations	$(46,170)	$(42,540)	$(39,122)	$(36,627)	$(38,412)	$(33,641)	$(34,919)	$(35,662)
Net loss	$(45,326)	$(41,409)	$(37,390)	$(35,304)	$(40,616)	$(32,834)	$(34,080)	$(35,037)
Basic and diluted net loss	$(45,326)	$(41,409)	$(37,390)	$(35,304)	$(40,616)	$(32,834)	$(34,080)	$(35,037)
Basic and diluted net loss per share(1)	$(0.99)	$(0.96)	$(0.86)	$(0.85)	$(1.12)	$(0.91)	$(0.94)	$(0.97)

(1)	Net loss per share amounts are calculated discretely and therefore may not add up to the total due to rounding.

REVANCE THERAPEUTICS, INC. UNAUDITED FINANCIAL STATEMENTS

REVANCE THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$286,649	$171,160
Short-term investments	224,621	118,955
Prepaid expenses and other current assets	7,171	6,487

Total current assets	518,441	296,602
Property and equipment, net	13,967	14,755
Intangible assets	32,334	—
Operating lease right of use assets	25,961	26,531
Restricted cash	730	730
Other non-current assets	1,494	1,669

TOTAL ASSETS	$592,927	$340,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$8,709	$8,010
Accruals and other current liabilities	16,178	18,636
Deferred revenue, current portion	10,079	7,911
Operating lease liabilities, current portion	3,627	3,470
Derivative liability	3,042	2,952

Total current liabilities	41,635	40,979
Convertible senior notes	171,305	—
Deferred revenue, net of current portion	46,722	47,948
Operating lease liabilities, net of current portion	24,890	25,870

TOTAL LIABILITIES	284,552	114,797

Commitments and Contingencies (Note 10)
STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares authorized, and no shares issued and outstanding as of March 31, 2020 and December 31, 2019	—	—
Common stock, par value $0.001 per share — 95,000,000 shares authorized both as of March 31, 2020 and December 31, 2019; 57,026,154 and 52,374,735 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	57	52
Additional paid-in capital	1,213,931	1,069,639
Accumulated other comprehensive income	524	3
Accumulated deficit	(906,137)	(844,204)

TOTAL STOCKHOLDERS’ EQUITY	308,375	225,490

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$592,927	$340,287

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$58	$278
Operating expenses:
Research and development	39,794	23,995
Selling, general and administrative	21,224	12,910

Total operating expenses	61,018	36,905

Loss from operations	(60,960)	(36,627)
Interest income	1,491	1,570
Interest expense	(2,148)	—
Changes in fair value of derivative liability	(90)	(92)
Other expense, net	(126)	(155)

Loss before income taxes	(61,833)	(35,304)
Income tax provision	(100)	—

Net loss	(61,933)	(35,304)
Unrealized gain and adjustment on securities included in net loss	521	78

Comprehensive loss	$(61,412)	$(35,226)

Basic and diluted net loss	$(61,933)	$(35,304)

Basic and diluted net loss per share	$(1.15)	$(0.85)

Basic and diluted weighted-average number of shares used in computing net loss per share	53,868,036	41,598,919

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Statements of Stockholders’ Equity

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020		2019
	Shares	Amount	Shares	Amount
Convertible Preferred Stock	—	$—	—	$—
Common Stock
Balance — Beginning of period	52,374,735	52	36,975,203	37
Issuance of common stock in connection with the Teoxane Agreement	2,500,000	3	—	—
Issuance of restricted stock awards and performance stock awards, net of cancellation	1,197,054	1	323,026	—
Issuance of common stock in connection with offerings	975,000	1	6,764,705	7
Issuance of common stock upon exercise of stock options and warrants	52,352	—	2,824	—
Net settlement of restricted stock awards for employee taxes	(72,987)	—	(61,100)	—

Balance — End of period	57,026,154	57	44,004,658	44

Additional Paid-In Capital
Balance — Beginning of period	—	1,069,639	—	830,368
Issuance of common stock in connection with the Teoxane Agreement	—	43,397	—	—
Issuance of restricted stock awards and performance stock awards, net of cancellation	—	(1)	—	—
Issuance of common stock in connection with offerings, net of issuance costs of $44 and $521, respectively	—	15,536	—	107,572
Issuance of common stock upon exercise of stock options and warrants	—	572	—	18
Equity component of convertible senior notes, net of transaction costs of $3,583	—	108,510	—	—
Stock-based compensation	—	6,544	—	4,159
Capped call transactions	—	(28,865)	—	—
Net settlement of restricted stock awards for employee taxes	—	(1,401)	—	(1,049)

Balance — End of period	—	1,213,931	—	941,068

Other Accumulated Comprehensive Gain (Loss)
Balance — Beginning of period	—	3	—	(8)
Unrealized gain and adjustment on securities included in net loss	—	521	—	78

Balance — End of period	—	524	—	70

Accumulated Deficit
Balance — Beginning of period	—	(844,204)	—	(684,775)
Net loss	—	(61,933)	—	(35,304)

Balance — End of period	—	(906,137)	—	(720,079)

Total Stockholders’ Equity	57,026,154	$308,375	44,004,658	$221,103

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(61,933)	$(35,304)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash in-process research and development	11,184	—
Stock-based compensation	6,544	4,159
Amortization of debt discount and issuance costs	1,505	—
Depreciation and amortization	739	628
Amortization of discount on investments	(513)	(649)
Other non-cash operating activities	371	88
Changes in operating assets and liabilities:
Accounts receivable	—	27,000
Prepaid expenses and other current assets	(467)	(1,018)
Operating lease right of use assets	570	(3,440)
Other non-current assets	175	101
Accounts payable	789	(3,736)
Accruals and other liabilities	(2,373)	(2,298)
Deferred revenue	942	(278)
Operating lease liabilities	(822)	3,333

Net cash used in operating activities	(43,289)	(11,414)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(159,412)	(127,357)
Purchases of property and equipment	(539)	(1,084)
Purchase of intangible assets	(118)	—
Proceeds from maturities of investments	54,500	25,000

Net cash used in investing activities	(105,569)	(103,441)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes	287,500	—
Proceeds from issuance of common stock in connection with offerings, net of commissions and discount	15,581	108,100
Proceeds from the exercise of stock options and common stock warrants	572	18
Payment of capped call transactions	(28,865)	—
Payment of convertible senior notes transaction costs	(8,703)	—
Net settlement of restricted stock awards for employee taxes	(1,401)	(1,049)
Payment of offering costs	(337)	(201)

Net cash provided by financing activities	264,347	106,868

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	115,489	(7,987)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	171,890	73,986

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$287,379	$65,999

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Issuance of common stock in connection with the Teoxane Agreement	$43,400	$—
Accrued transaction costs on convertible senior notes	$487	$—
Property and equipment purchases included in accounts payable and accruals	$247	$1,108
Accrued offering costs	$—	$320

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

REVANCE THERAPEUTICS, INC. NOTES TO UNAUDITED FINANCIAL STATEMENTS

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. The Company and Summary of Significant Accounting Policies

The Company

Revance Therapeutics, Inc is a biotechnology company, developing new innovations in neuromodulators for aesthetic and therapeutic indications. Our lead product candidate, DaxibotulinumtoxinA for Injection, combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. We have successfully completed a Phase 3 program for DaxibotulinumtoxinA for Injection in glabellar (frown) lines. In November 2019, we submitted the Biologics License Application (“BLA”) to the United States (the “U.S.”) Food and Drug Administration (the “FDA”) for DaxibotulinumtoxinA for Injection in the treatment of moderate to severe glabellar (frown) lines. The FDA accepted the BLA on February 5, 2020, and the Prescription Drug User Fee Act (“PDUFA”) target action date is November 25, 2020. We are also evaluating DaxibotulinumtoxinA for Injection in upper facial lines - glabellar lines, forehead lines and crow’s feet combined — as well as in three therapeutic indications — cervical dystonia, adult upper limb spasticity and plantar fasciitis. Beyond DaxibotulinumtoxinA for Injection, we have begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. In January 2020, we entered into an exclusive distribution agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid® (RHA®) collection of dermal fillers. We are dedicated to making a difference by transforming patient experiences.

Since inception, we have devoted substantially all of our efforts to identifying and developing product candidates for the aesthetic and therapeutic pharmaceutical markets, recruiting personnel, raising capital, conducting preclinical and clinical development of, and manufacturing development for DaxibotulinumtoxinA for Injection, DaxibotulinumtoxinA Topical, the biosimilar to BOTOX®, and preparing the commercial launch of Teoxane’s line of Resilient Hyaluronic Acid® dermal fillers. We have incurred losses and negative cash flows from operations. We have not generated product revenue to date, and will continue to incur significant research and development and other expenses related to our ongoing operations.

For three months ended March 31, 2020, we had a net loss of $61.9 million. As of March 31, 2020, we had a working capital surplus of $476.8 million and an accumulated deficit of $906.1 million. In recent years, we have funded our operations primarily through a combination of issuance and sale of common stock and issuance of convertible senior notes. As of March 31, 2020, we had capital resources of $511.3 million consisting of cash, cash equivalents, and short-term investments. We believe that our existing capital resources will fund the operating plan through at least the next 12 months, and may identify additional capital resources to fund our operations.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited, and reflect all adjustments which are, in the opinion of management, of a normal recurring nature and necessary for a fair statement of the results for the interim periods presented.

Our condensed consolidated balance sheets for the year ended December 31, 2019 was derived from audited consolidated financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”). The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2020, or any other future period. Our condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements set forth under the heading “Revance Therapeutics, Inc. Consolidated Financial Statements”.

Our condensed consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, and have been prepared in conformity with U.S. GAAP. We operate in one segment.

Principles of Consolidation

Our condensed consolidated financial statements include our accounts and our wholly-owned subsidiaries. All intercompany transactions have been eliminated.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include, but are not limited to, revenue recognition, deferred revenue classification, accruals including clinical trial costs, stock-based compensation, fair value of derivative liability, fair value of the liability component of the convertible senior notes, allocation of purchase consideration of asset acquisitions, and accounting for income taxes. We base these estimates on historical and anticipated results, trends and various other assumptions that we believe are reasonable under the circumstances. The worldwide continued spread of COVID-19 has caused a global slowdown of economic activity which has decreased demand for a broad variety of goods and services, including from our potential customers, while also disrupting sales channels and marketing activities for an unknown period of time until the disease is contained. We are unable to predict the future effect resulting from the COVID-19 pandemic on, for instance, paused clinical trials and revised product launch timing. As of the date of issuance of these condensed consolidated financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the condensed consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to our condensed consolidated financial statements.

Intangible Assets

Intangible assets acquired in asset acquisition are stated at cost, less accumulated amortization on the condensed consolidated balance sheets, and are amortized on a ratable basis over their useful life. Assets acquired as part of an asset acquisition that are considered to be in-process research and development are immediately expensed unless there is an alternative future use in other research and development projects.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40) Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in ASU 2018-15 align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. ASU 2018-15 is effective for fiscal years beginning after December 15, 2019 with early adoption permitted. We adopted ASU 2018-15 on January 1, 2020 on a prospective basis.

Recent Accounting Pronouncements

The recent accounting pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

2. Revenue

Mylan Collaboration and License Agreement

Agreement Terms

We entered into a collaboration agreement with Mylan Ireland Limited, a wholly-owned indirect subsidiary of Mylan N.V. (“Mylan”) in February 2018 (the “Mylan Collaboration”), pursuant to which we agreed to collaborate with Mylan exclusively, on a world-wide basis (excluding Japan), to develop, manufacture, and commercialize a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX®. In August 2019, the Mylan Collaboration was amended to, among other things, revise the period of time for Mylan to decide whether to continue the development and commercialization of the biosimilar beyond the initial development plan (the “Continuation Decision”) to be on or before the later of (i) April 30, 2020 or (ii) 30 calendar days from the date that we provide Mylan with certain deliverables. In May 2020, Mylan provided us with written notice of its decision to continue the development and commercialization of the biosimilar (the “Continuation Notice”). Delivery of the Continuation Notice obligates Mylan to pay Revance a one-time cash milestone payment of $30 million.

Under the Mylan Collaboration and as of March 31, 2020, Mylan had paid us an aggregate of $30 million in non-refundable upfront fees, and the agreement provides for additional contingent payments of up to $100 million in the aggregate, upon the achievement of specified clinical and regulatory (i.e., a biosimilar biological pathway) milestones and of specified, tiered sales milestones of up to $225 million. The payments do not represent a financing component for the transfer of goods or services. The contingent payments would be payable after the Continuation Decision and upon meeting certain milestones.

Revenue Recognition

In accordance with ASC 606, transaction price is defined as the amount of consideration to which an entity expects to be entitled in exchange for promised goods or services to a customer. We estimated the transaction price for the Mylan Collaboration using the most likely amount method. In order to determine the transaction price, we evaluated all of the payments to be received during the duration of the contract, which included milestones and consideration payable by Mylan. Other than the upfront payment, all other milestones and consideration we may earn under the Mylan Collaboration are subject to uncertainties related to development achievements, Mylan’s rights to terminate the agreement, and estimated effort for cost-sharing payments. Components of such estimated effort for cost-sharing payments include both internal and external costs. Consequently, the transaction price does not include any milestones and considerations that, if included, could result in a probable significant reversal of revenue when related uncertainties become resolved. Sales-based milestones and royalties are not included in the transaction price until the sales occur because the underlying value relates to the license and the license is the predominant feature in the Mylan Collaboration. We re-evaluate the transaction price at each reporting period. As of March 31, 2020, the transaction price allocated to the unfulfilled performance obligations is $106.8 million.

We recognize revenue and estimate deferred revenue based on the cost of services incurred over the total estimated cost of services to be provided for the development period. For revenue recognition purposes, the development period is estimated to extend through 2024. It is possible that this period will change and is assessed at each reporting date.

For the three months ended March 31, 2020 and 2019, we recognized revenue related to development services of $0.1 million and $0.3 million, respectively. As of March 31, 2020 and December 31, 2019, we estimated short-term deferred revenue of $10.1 million and $7.9 million, respectively; and long-term deferred revenue of $15.7 million and $18.0 million, respectively.

Fosun License Agreement

Agreement Terms

In December 2018, we entered into a license agreement (the “Fosun License Agreement”) with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd., a wholly-owned subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd (“Fosun”), whereby we have granted Fosun the exclusive rights to develop and commercialize our proprietary DaxibotulinumtoxinA for Injection in mainland China, Hong Kong and Macau (the “Fosun Territory”) and certain sublicense rights.

Under the Fosun License Agreement, in January 2019 we received a non-refundable upfront payment of $30.0 million, net of foreign withholding tax of $3.0 million. We are also eligible to receive (i) additional contingent payments of up to $230.5 million upon the achievement of specified milestones based on (a) the submission and approval of biologics license applications (“BLAs”) for certain aesthetic and therapeutic indications and (b) first calendar year net sales, and (ii) tiered royalty payments in low double digit to high teen percentages on annual net sales. The royalty percentages are subject to reduction in the event that (i) we do not have any valid and unexpired patent claims that cover the product in the Fosun Territory, (ii) biosimilars of the product are sold in the Fosun Territory or (iii) Fosun needs to pay compensation to third parties to either avoid patent infringement or market the product in the Fosun Territory. In March 2020, we received from Fosun a milestone payment of $1.0 million, before foreign withholding tax of $0.1 million, for the acceptance of the BLA submission to the FDA for DaxibotulinumtoxinA for Injection for the treatment of moderate to severe glabellar (frown) lines.

Revenue Recognition

We estimated the transaction price for the Fosun License Agreement using the most likely amount method. We evaluated all of the variable payments to be received during the duration of the contract, which included payments from specified milestones, royalties, and estimated supplies to be delivered. We will re-evaluate the transaction price at each reporting period and upon a change in circumstances. As of March 31, 2020, the transaction price allocated to unfulfilled performance obligation is $31.0 million.

No revenue has been recognized from the Fosun License Agreement for the three months ended March 31, 2020 and 2019. Substantially all payments received to date were included in long-term deferred revenue as of March 31, 2020 and December 31, 2019.

3. Cash Equivalents and Short-Term Investments

Our cash equivalents and short-term investments consist of money market funds, U.S. treasury securities, U.S. government agency obligations, commercial paper, and overnight repurchase agreements which are classified as available-for-sale securities.

The following table is a summary of amortized cost, unrealized gains and losses, and fair value of our cash equivalents and short-term investments:

	March 31, 2020			December 31, 2019
	Cost	Unrealized Gains	Fair Value		Unrealized
in thousands				Cost	Gains	Losses	Fair Value
Money market funds	$179,031	$—	$179,031	$136,258	$—	$—	$136,258
U.S. treasury securities	30,124	182	30,306	48,349	6	—	48,355
U.S. government agency obligations	159,634	342	159,976	5,993	2	(5)	5,990
Commercial paper	140,320	—	140,320	77,082	—	—	77,082
Overnight repurchase agreements	—	—	—	15,001	—	—	15,001

Total cash equivalents and available-for-sale securities	$509,109	$524	$509,633	$282,683	$8	$(5)	$282,686

Classified as:
Cash equivalents			$285,012				$163,731
Short-term investments			224,621				118,955

Total cash equivalents and available-for-sale securities			$509,633				$282,686

As of March 31, 2020 and December 31, 2019, we have no other-than-temporary impairments on our available-for-sale securities and the contractual maturities of the available-for-sale securities are less than one-year.

4. Filler Distribution Agreement

In January 2020, we entered into an exclusive distribution agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted us with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid® (“RHA®”) dermal fillers in exchange for 2,500,000 shares of our common stock and certain other commitments by us. The Teoxane Agreement includes rights to i) RHA® 2, RHA® 3 and RHA® 4 which have been approved by the FDA for the correction of moderate to severe dynamic facial wrinkles and folds, including RHA® 2, RHA® 3 and RHA® 4 in the currently approved indications, ii) RHA® 1, which is currently in clinical trials for the treatment of perioral rhytids, and iii) future hyaluronic acid filler advancements and products by Teoxane (collectively the “RHA® dermal fillers”) in the U.S. and U.S. territories and possessions. The Teoxane Agreement will be effective for a term of ten years upon product launch and may be extended for a two-year period upon the mutual agreement of the parties. We are required to meet certain minimum purchase obligations and certain minimum expenditure requirements, which are discussed in Note 10.

If Teoxane pursues regulatory approval for RHA® dermal fillers for certain new indications or filler technologies, including innovations with respect to existing products in the U.S., we will be subject to certain specified cost-sharing arrangements for third party expenses incurred in achieving regulatory approval for such products. We will also have a right of first negotiation with respect to any cosmeceutical products that Teoxane wishes to distribute in the U.S, and Teoxane will have a right of first negotiation in connection with the distribution of DaxibotulinumtoxinA for Injection for aesthetic use, outside the U.S. and U.S. territories where Teoxane has an affiliate.

The Teoxane Agreement is accounted for as an asset acquisition for the distribution rights of various approved and unapproved products and indications. The aggregate purchase consideration for the distribution rights is $43.5 million, consisting of the fair value of the 2,500,000 shares transferred to Teoxane and transaction costs. The purchase consideration is allocated to the underlying groups of approved and unapproved products based on their relative fair values, of which $11.2 million is allocated to certain unapproved products and future innovations, or in-process research and development assets, and is recognized as research and development expense on the condensed consolidated statements of operations and comprehensive loss. The remaining purchase consideration is allocated to the currently approved products and indications, and is recognized as an intangible asset on the condensed consolidated balance sheets. The intangible asset will be amortized over approximately 4 years commencing upon the first delivery of the RHA® dermal fillers products from Teoxane.

The following table summarized the distribution rights:

	March 31, 2020
(in thousands)	Initial Carrying Amount	Accumulated Amortization	Net Carrying Amount
Distribution rights to approved products and indications	$32,334	$—	$32,334

5. Derivative Liability

In 2012, we entered into a settlement agreement in which we are obligated to pay $4.0 million upon achieving regulatory approval for DaxibotulinumtoxinA for Injection or DaxibotulinumtoxinA Topical. We determined that such payment was a derivative instrument that requires fair value accounting as a liability and periodic fair value remeasurements until settled. The fair value of the derivative liability was determined by estimating the timing and probability of the related regulatory approval and multiplying the payment amount by this probability percentage and a discount factor.

As of March 31, 2020, the fair value of the derivative liability was $3.0 million, which was measured using a term of 0.7 years based on an expected BLA approval in 2020, a risk-free rate of 0.2% and a credit risk adjustment of 7.5%. As of December 31, 2019, the fair value of the derivative liability was $3.0 million, which was measured using a term of 0.9 years based on an expected BLA approval in 2020, a risk-free rate of 1.6% and a credit risk adjustment of 7.5%.

6. Leases

We have non-cancelable operating leases for facilities for research, manufacturing, and administrative functions, and equipment operating leases. As of March 31, 2020, the weighted average remaining lease term is 6.8 years. The monthly payments for the facility lease escalate over the facility lease term with the exception of a decrease in payments at the beginning of 2022. We have options to extend the facility operating leases for up to 14.0 years. Our lease contracts do not contain termination options, residual value guarantees or restrictive covenants.

The operating lease costs are summarized as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019
Operating lease cost	$1,425	$1,343
Variable lease cost (1)	77	290

Total operating lease costs	$1,502	$1,633

(1)	Variable lease cost includes management fees, common area maintenance, property taxes, and insurance, which are not included in the lease liabilities and are expensed as incurred.

As of March 31, 2020, maturities of the Company’s operating lease liabilities are as follows:

Year Ending December 31,	(in thousands)
2020 remaining nine months	$5,057
2021	6,942
2022	5,464
2023	5,557
2024	5,733
2025 and thereafter	12,226

Total operating lease payments	40,979
Less imputed interest (1)	(12,462)

Present value of operating lease payments	$28,517

(1)

Our lease contracts do not provide a readily determinable implicit rate. The imputed interest was based on a weighted average discount rate of 12.0%, which represents the estimated incremental borrowing based on the information available at the adoption or commencement dates.

Supplemental cash flow information related to the operating leases was as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities	$1,677	$1,450
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$3,890

7. Convertible Senior Notes

On February 14, 2020, we issued convertible senior notes that are due in 2027 (the “2027 Notes”) with an aggregate principal balance of $287.5 million, pursuant to an indenture, dated February 14, 2020, between Revance and U.S. Bank National Association, as trustee (the “Indenture”). The 2027 Notes are senior unsecured obligations and bear interest at a rate of 1.75% per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on August 15, 2020. The 2027 Notes will mature on February 15, 2027, unless earlier converted, redeemed or repurchased. In connection with issuing the 2027 Notes, we received $278.3 million in net proceeds, after deducting the initial purchasers’ discount, commissions, and other issuance costs. A portion of the net proceeds from the 2027 Notes were used to purchase the capped call transactions described below and the remainder will be used to fund expenses associated with commercial launch activities for both the RHA® dermal fillers and, if approved, DaxibotulinumtoxinA for Injection for glabellar lines, research and development, and other corporate activities.

The 2027 Notes may be converted at any time by the holders prior to the close of business on the business day immediately preceding November 15, 2026 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2020 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of the 2027 Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call any or all of the 2027 Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after November 15, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their 2027 Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

The conversion rate will initially be 30.8804 shares of our common stock per $1,000 principal amount of the 2027 Notes (equivalent to an initial conversion price of approximately $32.38 per share of our common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2027 Notes in connection with such a corporate event or notice of redemption, as the case may be.

We may not redeem the 2027 Notes prior to February 20, 2024. We may redeem for cash all or any portion of the 2027 Notes, at our option, on or after February 20, 2024 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the 2027 Notes.

If we undergo a fundamental change (as defined in the Indenture), holders may require us to repurchase for cash all or any portion of their 2027 Notes at a fundamental change repurchase price equal to 100% of the principal amount of the 2027 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

In accounting for the issuance of the 2027 Notes, we separated the 2027 Notes into liability and equity components. The carrying amount of the liability component was $175.4 million, which was calculated by using a discount rate of 9.5%, which was estimated to be our borrowing rate on the issuance date for a similar debt instrument without the conversion feature. The carrying amount of the equity component was $112.1 million, which represents the conversion option, and was determined by deducting the fair value of the liability component from the par value of the 2027 Notes. The equity component of the 2027 Notes is included in additional paid-in capital in the condensed consolidated balance sheets and will not be subsequently remeasured as long as it continues to meet the conditions for equity classification. The difference between the principal amount of the 2027 Notes and the liability component (the “debt discount”) is amortized to interest expense in the condensed consolidated statements of operations and comprehensive loss using the effective interest method over the term of the 2027 Notes.

Total transaction costs for the issuance of the 2027 Notes were $9.2 million, consisting of initial purchasers’ discount, commissions, and other issuance costs. We allocated the total transaction costs proportionally to the liability and equity components. The transaction costs attributed to the liability component were $5.6 million, which were recorded as debt issuance costs (presented as contra debt in our condensed consolidated balance sheets) and are amortized to interest expense in the condensed consolidated statements of operations and comprehensive loss over the term of the 2027 Notes. The transaction costs attributed to the equity component were $3.6 million, which were included in additional paid-in capital.

Interest expense relating to the 2027 Notes in the condensed consolidated statements of operations and comprehensive loss are summarized as follows:

(in thousands)	Three Months Ended March 31, 2020
Contractual interest expense	$643
Amortization of debt discount (1)	1,461
Amortization of debt issuance costs (2)	44

Total interest expense	$2,148

(1)

The effective interest rate on the liability component of the 2027 Notes was 9.5% for the three months ended March 31, 2020, which remained unchanged from the issuance date. As of March 31, 2020, the unamortized debt discount was $110.6 million, and will be amortized over 6.9 years.

(2)	As of March 31, 2020, the unamortized debt issuance cost for the 2027 Notes was $5.6 million on the condensed consolidated balance sheets.

As of March 31, 2020, the convertible senior notes on the condensed consolidated balance sheets represented the carrying amount of the liability component of the 2027 Notes, net of unamortized debt discounts and debt issuance costs, which are summarized as follows:

(in thousands)	March 31, 2020
2027 Notes	$287,500
Less: Unamortized debt discount and debt issuance costs	(116,195)

Carrying amount of 2027 Notes	$171,305

Capped Call Transactions

Concurrently with the 2027 Notes, we entered into capped call transactions with one of the initial purchasers and another financial institution (the “option counterparties”) and used $28.9 million of the net proceeds from the 2027 Notes to pay the cost of the capped call transactions. The capped call transactions are expected generally to reduce the potential dilutive effect upon conversion of the 2027 Notes and/or offset any cash payments we are required to make in excess of the principal amount of converted 2027 Notes, as the case may be, with such reduction and/or offset subject to a price cap of $48.88 of our common stock per share, which represents a premium of 100% over the last reported sale price of our common stock on February 10, 2020. The capped calls have an initial strike price of $32.38 per share, subject to certain adjustments, which corresponds to the conversion option strike price in the 2027 Notes. The capped call transactions cover, subject to anti-dilution adjustments, approximately 8.9 million shares of our common stock.

The capped call transactions are separate transactions that we entered into with the option counterparties and are not part of the terms of the 2027 Notes. As the capped call transactions meet certain accounting criteria, the premium paid of $28.9 million was recorded as a reduction in additional paid-in capital in the condensed consolidated balance sheets, and will not be remeasured to fair value as long as the accounting criteria continue to be met. As of March 31, 2020, we had not purchased any shares under the capped call transactions.

8. Stockholders’ Equity and Stock-Based Compensation

Common Stock Warrants

As of December 31, 2019, warrants to purchase 34,113 shares of common stock were outstanding at an exercise price of $14.95 per share, which expired in May 2020. In February 2020, warrants to purchase 34,113 shares of common stock were net exercised for 11,134 shares of common stock. As of March 31, 2020, no common stock warrants were outstanding.

2014 Equity Incentive Plan (the “2014 EIP”)

On January 1, 2020, the number of shares of common stock reserved for issuance under the 2014 EIP increased by 2,094,989 shares. For the three months ended March 31, 2020, 765,675 stock options and 1,261,225 restricted stock awards, including 215,000 performance stock awards, were granted under the 2014 EIP. As of March 31, 2020, 929,364 shares were available for issuance under the 2014 EIP.

2014 Inducement Plan (the “2014 IN”)

For the three months ended March 31, 2020, no stock options or restricted stock awards were granted under the 2014 IN. As of March 31, 2020, 246,130 shares were available for issuance under the 2014 IN.

2014 Employee Stock Purchase Plan (the “2014 ESPP”)

On January 1, 2020, the number of shares of common stock reserved for issuance under the 2014 ESPP increased by 300,000 shares. As of March 31, 2020, 1,704,005 shares were available for issuance under the 2014 ESPP.

Net Loss per Share

Our basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period, which includes the vested restricted stock awards. The diluted net loss per share is calculated by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, underlying shares of convertible senior notes, outstanding stock options, outstanding common stock warrants, unvested restricted stock awards and performance stock awards, and shares of common stock expected to be purchased under 2014 ESPP are considered common stock equivalents, which were excluded from the computation of diluted net loss per share because including them would have been antidilutive.

Common stock equivalents that were excluded from the computation of diluted net loss per share are presented as below:

	March 31,
	2020	2019
Convertible senior notes	8,878,938	—
Outstanding common stock options	5,305,185	4,372,676
Unvested restricted stock awards and performance stock awards	2,799,982	768,770
Shares of common stock expected to be purchased on June 30 under the 2014 ESPP	49,861	35,619
Outstanding common stock warrants	—	34,113

Follow-On Public Offering

In December 2019, we completed a follow-on public offering, pursuant to which we issued 6,500,000 shares of common stock at $17.00 per share for net proceeds of $103.6 million, after underwriting discounts, commissions and other offering expenses. In January 2020, the underwriters exercised their over-allotment option to purchase 975,000 additional shares of common stock at $17.00 per share for net proceeds of $15.6 million, after underwriting discounts, commissions and other offering expenses.

At-The-Market Offering

We are party to a controlled equity offering sales agreement with Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) (the “2018 ATM Agreement”), under which we may offer and sell common stock having aggregate proceeds of up to $125.0 million through Cantor Fitzgerald as our sales agent. Under the 2018 ATM Agreement, sales of common stock through Cantor Fitzgerald will be made by means of ordinary brokers’ transactions on the Nasdaq or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and Cantor Fitzgerald. From time to time, Cantor Fitzgerald may sell the common stock based upon our instructions, and we will pay a commission to Cantor Fitzgerald of up to 3.0% of the gross sales proceeds of any common stock sold through Cantor Fitzgerald. For the three months ended March 31, 2020, no common stock was sold under the 2018 ATM Agreement.

Stock-based Compensation

Stock-based compensation expense was allocated as follows:

	Three Months Ended March 31,
(in thousands)	2020	2019
Research and development	$2,442	$2,079
Selling, general and administrative	4,102	2,080

Total stock-based compensation	$6,544	$4,159

9. Fair Value Measurements

The following table summarizes, for assets and liabilities measured at fair value, the respective fair value and the classification by level of input within the fair value hierarchy:

	March 31, 2020
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$179,031	$179,031	$—	$—
U.S. treasury securities	30,306	30,306	—	—
U.S. government agency obligations	159,976	—	159,976	—
Commercial paper	140,320	—	140,320	—

Total assets measured at fair value	$509,633	$209,337	$300,296	$—

Liabilities
Derivative liability	$3,042	$—	$—	$3,042

Total liabilities measured at fair value	$3,042	$—	$—	$3,042

	December 31, 2019
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$136,258	$136,258	$—	$—
U.S. treasury securities	48,355	48,355	—	—
Commercial paper	77,082	—	77,082	—
Overnight repurchase agreements	15,001	—	15,001	—
U.S. government agency obligations	5,990	—	5,990	—

Total assets measured at fair value	$282,686	$184,613	$98,073	$—

Liabilities
Derivative liability	$2,952	$—	$—	$2,952

Total liabilities measured at fair value	$2,952	$—	$—	$2,952

For Level 1 investments, we use quoted prices in active markets for identical assets to determine the fair value. For Level 2 investments, we use quoted prices for similar assets sourced from certain third-party pricing services. The third-party pricing services generally utilize industry standard valuation models for which all significant inputs are observable, either directly or indirectly, to estimate the price or fair value of the securities. The primary input generally includes reported trade of or quotes on the same or similar securities. We do not make additional judgments or assumptions made to the pricing data sourced from the third-party pricing services.

The following table summarizes the change in the fair value of our Level 3 financial instrument:

(in thousands)	Derivative Liability
Fair value as of December 31, 2019	$2,952
Change in fair value	90

Fair value as of March 31, 2020	$3,042

The fair value of the derivative liability was determined by estimating the timing and probability of the related regulatory approval and multiplying the payment amount by this probability percentage and a discount factor based primarily on the estimated timing of the payment and a credit risk adjustment (Note 5). Generally, increases or decreases in these unobservable inputs would result in a directionally similar impact to the fair value measurement of this derivative instrument. The significant unobservable inputs used in the fair value measurement of the product approval payment derivative are the expected timing and probability of the payments at the valuation date and the credit risk adjustment.

The fair value of the 2027 Notes (Note 7) was determined on the basis of market prices observable for similar instruments and is considered Level 2 in the fair value hierarchy. We carry 2027 Notes at face value less unamortized debt discount and issuance costs on our condensed consolidated balance sheets and present the fair value for disclosure purposes only. As of March 31, 2020, the fair value of the 2027 Notes was $229.5 million.

10. Commitments and Contingencies

Teoxane Agreement

We are parties to the Teoxane Agreement (Note 4), which will be effective for a term of ten years upon product launch and may be extended for a two-year period upon the mutual agreement of the parties. We are required to meet certain minimum purchase obligations during each year of the term. We are also required to meet certain minimum expenditure requirements in connection with commercialization efforts. Either party may terminate the Teoxane Agreement in the event of the insolvency of, or a material breach by, the other party, including certain specified breaches that include the right for Teoxane to terminate the Teoxane Agreement for our failure to meet the minimum purchase requirements or commercialization expenditure during specified periods, or for our breach of the exclusivity obligations under the Teoxane Agreement.

Other Purchase Commitments

We are parties to a Technology Transfer, Validation and Commercial Fill/Finish Services Agreement with Ajinomoto Althea, Inc. dba Ajinomoto Bio-Pharma Services (“Althea”) (the “Althea Services Agreement”), under which Althea provides us a contract development and manufacturing organization, which allows us to have expanded capacity and a second source for drug product manufacturing in order to support a global launch of DaxibotulinumtoxinA for Injection. The initial term of the Althea Services Agreement expires in 2024, unless terminated sooner by either company and we have minimum purchase obligations based on our production forecasts.

Other Contingencies

We are obligated to pay $2.0 million milestone payment to a developer of botulinum toxin, List Biological Laboratories, Inc. (“List Laboratories”), when a certain regulatory milestone is achieved. As of March 31, 2020, the milestone had not been achieved. We are also obligated to pay royalties to List Laboratories on future sales of botulinum toxin products.

We entered into an asset purchase agreement (the “BTRX Purchase Agreement”) with Botulinum Toxin Research Associates, Inc. (“BTRX”), under which we are obligated to pay up to $16.0 million to BTRX upon the satisfaction of milestones relating to our product revenue, intellectual property, and clinical and regulatory events. As of March 31, 2020, a one-time intellectual property development milestone liability of $1.0 million has been recorded in accruals on our condensed consolidated balance sheets.

We entered into an agreement with BioSentinel, Inc. (“BioSentinel”), under which we in-license BioSentinel’s technology and expertise for research, development and manufacturing purposes. We are obligated to pay BioSentinel minimum quarterly use fees and a one-time milestone payment of $0.3 million when regulatory approval is achieved. As of March 31, 2020, the milestone has not been achieved.

Indemnification

We have standard indemnification agreements in the ordinary course of business. Under these indemnification agreements, we indemnify, hold harmless, and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to our technology. The term of these indemnification agreements is generally perpetual after the execution of the agreements. The maximum potential amount of future payments we are obligated to pay under these indemnification agreements is not determinable because it involves claims that may be made against us in the future but have not been made. We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements.

We have indemnification agreements with our directors and officers that may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

For the three months ended March 31, 2020, no amounts associated with the indemnification agreements have been recorded.

11. Subsequent Events

With the inclusion of these interim financial statements in this Registration statement on Form S-4 we assessed events subsequent to the filing of our Form 10-Q on May 7, 2020 for purpose of disclosure only. On May 28, 2020, Mylan provided us with written notice of its decision to continue the development and commercialization of the biosimilar under the Mylan Collaboration (the “Continuation Notice”). Delivery of the Continuation Notice obligates Mylan to pay us a one-time cash milestone payment of $30 million.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

REVANCE THERAPEUTICS, INC.;

HEART MERGER SUB, INC.;

HINT, INC.,

and

FORTIS ADVISORS LLC, as the Securityholders’ Representative

Dated as of May 18, 2020

A-i

(CONTINUED)

A-ii

(CONTINUED)

A-iii

(CONTINUED)

A-iv

CONTINUED

Exhibits

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Voting Agreement
Exhibit C	—	Form of Lock-Up Agreement
Exhibit D	—	Form of Letter of Transmittal
Exhibit E	—	Form of Company Stockholder Written Consent
Exhibit F	—	Director Designee
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	Company Management
Exhibit I	—	Amended and Restated Certificate of Incorporation
Exhibit J	—	Loan Agreement

Schedule 4.2	—	Conduct of the Business of the Company
Schedule 4.3	—	Conduct of the Business of the Parent
Schedule 4.6	—	Termination of Affiliated Agreements
Schedule 5.3(c)	—	Confirmatory IP Assignment Agreements
Schedule 5.4	—	Indemnification of Officers and Directors
Schedule 5.9(c)	—	Company Option and Company Restricted Stock Amendments
Schedule 5.14	—	Certain Contracts

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of May 18, 2020, by and among: REVANCE THERAPEUTICS, INC. a Delaware corporation (“Parent”); Heart MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); HINT, INC., a Delaware corporation (the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly-owned subsidiary of Parent.

B.    The Board of Directors of the Company (the “Company Board”) has (i) (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Voting Agreements and Lock-Up Agreements (the “Contemplated Transactions”), are advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholders vote to approve the Company Stockholder Matters;

C.    The board of directors of Parent has approved this Agreement and the Merger and immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

D.    The Parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

E.    Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (a) each of the directors, executive officers and certain other Company Stockholders has entered into a Voting Agreement with Parent in substantially the form attached hereto as Exhibit B (collectively, the “Voting Agreements”) and (b) each of the directors and the members of the Company Management has entered into a lock-up agreement providing for post-Closing restrictions on the ability of such individuals with respect to the transfer of shares of Parent Common Stock issued to them pursuant to this Agreement, in substantially the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”).

F.    Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into a Loan Agreement in the form attached hereto as Exhibit J, pursuant to which Parent will lend to the Company, at the times indicated therein, the amounts provided therein in accordance with, and subject to, the terms and conditions set forth therein (the “Loan Agreement”).

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3    Closing; Effective Time. The Parties shall cause the Merger to be consummated at a closing (the “Closing”) to take place by means of a virtual closing through electronic exchange of signatures at 9:00 a.m., California time, on a date to be mutually designated by the Company and Parent, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 (Conditions Precedent to the Obligations of Each Party), 7 (Conditions Precedent to Obligations of Parent and Merger Sub) and 8 (Conditions Precedent to Obligations of Company) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Notwithstanding the previous sentence, if the Closing would otherwise be required to occur under this Section 1.3 (Closing; Effective Time) prior to July 2, 2020, then Parent may elect, by delivering a written notice to the Company at least three Business Days prior to the date by which the Closing would otherwise be required to occur, to delay the Closing until the second Business Day following July 2, 2020. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).

1.4    Certificate of Incorporation and Bylaws; Directors and Officers.

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit I.

(b)    The bylaws of the Surviving Corporation shall be amended and restated immediately as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c)    The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)    any shares of Company Capital Stock then held by the Company or any of its Subsidiaries (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)    any shares of Company Capital Stock then held by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)    except as provided in subsections “(a)” and “(b)” of this Section 1.5 (Conversion of Shares) and subject to Sections 1.9 (Exchange/Payment), 1.10 (Post Closing Adjustment to Merger Shares), 1.11 (Appraisal and Dissenters’ Rights), and 1.12 (Securityholders’ Representative), each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Preferred Stock, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, (i) the Per Share Merger Consideration, and (ii) in connection with each Escrow Distribution (if any), the Per Share Escrow Consideration;

(d)    except as provided in subsections “(a)” and “(b)” of this Section 1.5 (Conversion of Shares) and subject to Sections 1.9 (Exchange/Payment), 1.10 (Post Closing Adjustment to Merger Shares), 1.11 (Appraisal and Dissenters’ Rights), and 1.12 (Securityholders’ Representative), each share of Company Common Stock (including each share of Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share of Company Common Stock (including each share of Company Restricted Stock) and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest, (i) the Per Share Merger Consideration and (ii) in connection with each Escrow Distribution (if any), the Per Share Escrow Consideration; provided, however, that each share of Parent Common Stock issued in exchange for Company Restricted Stock shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Company Restricted Stock immediately prior to the Effective Time to the extent consistent with the terms of such shares of Company Restricted Stock; and

(e)    each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation and each stock certificate of Merger Sub evidencing ownership of any such shares shall thereupon evidence ownership only of such shares of capital stock of the Surviving Corporation.

(f)    No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.9 (Exchange/Payment) and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Trading Price.

(g)    If, between the Parent Capitalization Date and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise), the number of Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Company Warrants with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, reverse-split, combination or exchange of shares or other like change (by merger, consolidation or otherwise); provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited by the terms of this Agreement.

(h)    No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or book-entry share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or book-entry share or provides an affidavit of loss or destruction in lieu thereof in accordance with Section 1.9 (Exchange / Payment) (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

1.6    Treatment of Company Warrant and Company Options.

(a)    Prior to the Closing, the Company shall properly provide timely prior written notice of this Agreement and the Merger to the holder of the Company Warrant in accordance with the terms of the Company Warrant. The Company Warrant shall be treated in accordance with its terms; provided, however that the Company shall cause the Company Warrant to be exercised or terminated at least three Business Days prior to Closing.

(b)    Contingent on and effective immediately prior to the Effective Time, Parent shall assume the Company Equity Plans and each Company Option (other than a Cancelled Option) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, in accordance with the terms (as in effect as of the date of this Agreement) of the Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Parent and the conversion into an option to purchase shares of Parent Common Stock) (such Company Options, the “Assumed Options”). All rights with respect to Company Common Stock under Assumed Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Assumed Option may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Company Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Company Option Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Assumed Option shall otherwise remain unchanged.

(c)    Contingent on and effective immediately prior to the Effective Time, each Cancelled Option that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled without the payment of any consideration.

1.7    Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.8    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Stockholders, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares) (or if applicable, Section 1.11 (Appraisal and Dissenters’ Rights)), if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate, including any valid certificate representing any shares of Company Preferred Stock previously converted into shares of Company Common Stock outstanding immediately prior to the Effective Time, is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9 (Exchange/Payment).

1.9    Exchange/Payment.

(a)    Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). No later than the Closing Date, Parent shall deposit with the Exchange Agent (i) certificates or evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5 (Conversion of Shares) (provided that any evidence of book entry shares representing Company Restricted Stock (to the extent consistent with the terms of such shares of Company Restricted Stock) will be subject to trading restrictions and a substantial risk of forfeiture under the terms of the applicable restricted stock agreements) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5 (Conversion of Shares). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)    Promptly after the Effective Time, the Exchange Agent shall mail to the holders of Company Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit D which includes a release in favor of the Company and Parent, confidentiality and other provisions on which the Company and Parent will rely (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Company Stock Certificates or book-entry shares in exchange for the Parent Common Stock and cash amounts payable in accordance with Section 1.5 (Conversion of Shares). Upon surrender of a Company Stock Certificate and delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent for payment, (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (x) the Per Share Merger Consideration for each share evidenced by such Company Stock Certificate or book-entry shares determined pursuant to Section 1.5 (Conversion of Shares), within 10 Business Days of such surrender and delivery, and (y) if and when due and payable, the Per Share Escrow Consideration in respect of the applicable Escrow Distribution for each such share evidenced by such Company Stock Certificate or book-entry shares, as applicable, and (B) the Company Stock Certificate or book-entry shares so surrendered shall be canceled. No holder of any Company Capital Stock or any Company Warrants or other instruments convertible into Company Capital Stock shall be entitled to receive any of the consideration in accordance with the preceding sentence without returning the completed and duly executed Letter of Transmittal. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration hereunder, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent (which may include an indemnity or bond in customary form). Any payments by the Exchange Agent with respect to the Escrow Distributions to Participating Securityholders that have satisfied the requirements set forth in this Section 1.9 (Exchange/Payment) shall be made promptly following the receipt by the Exchange Agent of the funds payable in connection with the Escrow Distributions, and in no event later than 10 Business Days following receipt of such payment.

(c)    Neither Parent, the Surviving Corporation nor any of their respective Affiliates shall be liable to any holder or former holder of Company Capital Stock with respect to any shares properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d)    Each of Parent, the Company and its Subsidiaries, the Exchange Agent, the Escrow Agent, and their respective agents (each a “Withholding Agent”) will be entitled to deduct and withhold from any amount payable to any Person under this Agreement or any other documents associated with the transaction, the amounts such Withholding Agent is required to deduct and withhold under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Body, such withheld amounts will be treated as having been paid to the applicable Person in respect of whom such amounts were withheld.

1.10    Post Closing Adjustment to Merger Shares.

(a)    Not less than three Business Days prior to the Closing Date, the Company shall deliver to Parent a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Transaction Expenses and (iv) the Closing Working Capital. The Closing Working Capital and all components thereof shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements and such Estimated Closing Statement shall include such schedules and data with respect to the determinations set forth therein as the Company determines may be appropriate to support the calculations set forth therein. Without limiting the generality of the foregoing, the Closing Working Capital shall: (A) not include any purchase accounting or other adjustment arising out of the consummation of the Contemplated Transactions, (B), be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (C) calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month. During the period beginning on the date of delivery of the Estimated Closing Statement by the Company until the Closing Date, the Company shall consult with Parent (including by giving Parent a reasonable opportunity to provide comments to the Estimated Closing Statement), shall work in good faith to resolve any differences the Company and Parent may have with respect to any of the amounts or calculations set forth in the Estimated Closing Statement, and shall make available to Parent and its Representatives the work papers and other books and records used in preparing the Estimated Closing Statement and afford Parent and its Representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of the Company, to the relevant personnel and its external Representatives of the Company to verify the accuracy of such amounts, in each case, as reasonably requested by Parent. If after such consultation with Parent, the Company delivers an updated version of the Estimated Closing Statement, such new version of the Estimated Closing Statement shall constitute the Estimated Closing Statement hereunder, which may be delivered at any time prior to the Closing. The estimates of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses, and the Closing Working Capital, in each case as set forth in the final Estimated Closing Statement delivered by the Company to Parent prior to the Closing, shall be referred to as the “Estimated Closing Date Cash,” the “Estimated Closing Date Indebtedness,” the “Estimated Closing Date Transaction Expenses,” and the “Estimated Closing Working Capital,” respectively.

(b)    Within 90 calendar days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Date Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Transaction Expenses and (iv) the Closing Working Capital (determined on a consolidated basis in accordance with the standards and procedures provided in Section 1.10(a) (Post Closing Adjustment to Merger Shares) for the preparation of the Estimated Closing Statement). Following the Closing, Parent shall provide the Securityholders’ Representative and its Representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent or the Surviving Corporation (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Securityholders’ Representative in its review of the Closing Statement and the calculations contained therein. If the Securityholders’ Representative disagrees with, which may be based on the Securityholders’ Representative’s good faith determination that it does not have sufficient information to verify, the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement or deficiency in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail (A) any item on the Closing Statement which the Securityholders’ Representative believes in good faith has not been prepared in accordance with this Agreement which may be based on the Securityholders’ Representative’s determination that it does not have sufficient information to verify such item, and (B) the Securityholders’ Representatives’ alternative calculation of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and/or the Closing Working Capital, as the case may be, if the Securityholders’ Representative determines in good faith that it has sufficient information to calculate such amounts, together with all relevant supporting documentation. Any item or amount that Securityholders’ Representative does not dispute as provided above in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, Parent and Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized independent accounting firm, reasonably acceptable to Parent and Securityholders’ Representative, which shall not be the independent accountants of Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the written presentations by Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. In rendering its decision, the Dispute Auditor shall adhere to and be bound by the provisions of this Section 1.10(b) (Post Closing Adjustment to Merger Shares) and the applicable definitions set forth in this Agreement. The Dispute Auditor’s determination of the Closing Date Cash, the Closing Date Indebtedness, the Closing Date Transaction Expenses and/or the Closing Working Capital, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Securityholders’ Representative and Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 11.5 (Applicable Law; Jurisdiction; Waiver of Jury Trial) hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.10(b) (Post Closing Adjustment to Merger Shares) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.10(b) (Post Closing Adjustment to Merger Shares), and neither Parent nor the Securityholders’ Representative shall be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Parent or the Securityholders’ Representative (on behalf of the Participating Securityholders), as applicable, in connection with any dispute governed by this Section 1.10 (Post Closing Adjustment to Merger Shares). The Dispute Auditor shall allocate its fees and expenses between the Parent and Securityholders’ Representative (on behalf of the Participating Securityholders) according to the degree to which the positions of the respective Parties are not accepted by the Dispute Auditor. The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either Parent or Securityholders’ Representative (on behalf of the Participating Securityholders) or lesser than the smallest value for such item claimed by either Parent or Securityholders’ Representative (on behalf of the Participating Securityholders). Any determinations made by the Dispute Auditor pursuant to this Section 1.10(b) (Post Closing Adjustment to Merger Shares) shall be final, non-appealable and binding on the Parties hereto, absent manifest error or fraud.

(c)    “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) (A) the amount of the Closing Date Cash (as finally determined in accordance with Section 1.10(b) (Post

Closing Adjustment to Merger Shares)); minus (B) the Estimated Closing Date Cash; plus (ii) (A) the Estimated Closing Date Indebtedness; minus (B) the amount of Closing Date Indebtedness (as finally determined in accordance with Section 1.10(b) (Post Closing Adjustment to Merger Shares)); plus (iii) (A) the Estimated Closing Date Transaction Expenses; minus (B) the amount of Closing Date Transaction Expenses (as finally determined in accordance with Section 1.10(b) (Post Closing Adjustment to Merger Shares)); plus (iv) the amount (if any) by which the Closing Working Capital (as finally determined in accordance with Section 1.10(b) (Post Closing Adjustment to Merger Shares)) exceeds the Estimated Closing Working Capital; minus (v) the amount (if any) by which the Estimated Closing Working Capital exceeds the Closing Working Capital (as finally determined in accordance with Section 1.10(b) (Post Closing Adjustment to Merger Shares)). “Adjustment Shares” shall mean a number of shares of Parent Common Stock equal to (i) the absolute value of the Adjustment Amount, divided by (ii) the Parent Trading Price. If the Adjustment Amount is a positive number, then the Merger Shares shall be increased by a number of shares of Parent Common Stock equal to the Adjustment Shares, and if the Adjustment Amount is a negative number, the Merger Shares shall be decreased by a number of shares of Parent Common Stock equal to the Adjustment Shares. If the Adjustment Amount is a positive number, then within five Business Days after the final determination of the amount pursuant to Section 1.10(b) (Post Closing Adjustment to Merger Shares), Parent shall issue a number of shares of Parent Common Stock equal to the Adjustment Shares to the Participating Securityholders and deliver such shares to the Exchange Agent for further distribution to such Participating Securityholders based on each such Participating Securityholder’s Escrow Ownership Percentage. In furtherance of the foregoing payments, if the Adjustment Amount is a positive number, the Securityholders’ Representative shall, not later than five Business Days after the final determination of such amount pursuant to Section 1.10(b) (Post Closing Adjustment to Merger Shares), deliver to Parent and the Exchange Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of such Adjustment Amount payable to each Participating Securityholder. If the Adjustment Amount is a negative number, Parent shall be entitled to recover a number of shares of Parent Common Stock equal to the Adjustment Shares from the Escrow Shares, and, within five Business Days after the final determination of such amount pursuant to Section 1.10(b) (Post Closing Adjustment to Merger Shares), the Securityholders’ Representative and Parent shall jointly instruct the Escrow Agent to either cancel or transfer to Parent (at Parent’s election) a number of the Escrow Shares equal in value to such amount.

(d)    On the Closing Date, (i) Parent shall cause the payment of the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement, (ii) Parent shall cause the payment of the Estimated Closing Date Indebtedness, if any, to the Persons identified on the Estimated Closing Statement and (iii) Parent shall deposit the Escrow Shares (collectively, the “Escrow Account”) with the Escrow Agent in accordance with the Escrow Agreement. The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses or Estimated Closing Date Indebtedness, along with a properly executed IRS Form W-9 or IRS Form W-8 from each such payee thereof, to Parent at least three Business Days prior to the Closing.

(e)    The Estimated Closing Statement shall control solely for the purposes of determining the payments to be made on the Closing Date pursuant to Section 1.9 (Exchange/Payment) and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise or constitute an acknowledgement by Parent of the accuracy thereof.

1.11    Appraisal and Dissenters’ Rights.

(a)    Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares, in which event such shares shall no longer constitute Dissenting Shares), will not be converted into or represent the right to receive cash in accordance with Section 1.5 (Conversion of Shares),

Section 1.10(c) (Post Closing Adjustment to Merger Shares) or otherwise hereunder, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares (and the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 of the DGCL shall cease) and will be converted into the right to receive a cash payment determined in accordance with and subject to the provisions of Section 1.5 (Conversion of Shares) upon delivery of the completed and duly executed Letter of Transmittal and in accordance with the terms of Section 1.9 (Exchange/Payment).

(b)    The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time for appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.12    Securityholders’ Representative.

(a)    In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.10 (Post Closing Adjustment to Merger Shares) and 9 (Indemnification), the Participating Securityholders, by the adoption of this Agreement and acceptance of the terms and benefits of this Agreement, including by the completion and execution of the Letters of Transmittal shall be deemed to have designated Fortis Advisors LLC as the representative of the Participating Securityholders (the “Securityholders’ Representative”).

(b)    In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Participating Securityholders who hold at least a majority in interest of the Escrow Ownership Percentages at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)    By their adoption of this Agreement and acceptance of the terms and benefits of this Agreement, including the delivery of the Letter of Transmittal contemplated by Section 1.9 (Exchange/Payment), and without any further action of any of the Participating Securityholders or the Company, the Participating Securityholders hereby agree that:

(i)    the Securityholders’ Representative shall be appointed and constituted the true and lawful attorney-in-fact and exclusive agent of each Participating Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement and in general to do all things and to perform all acts as the Securityholders’ Representative hereunder and thereunder, including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or as deemed advisable by the Securityholders’ Representative in connection with this Agreement. The Securityholders’ Representative hereby accepts such appointment;

(ii)    the Securityholders’ Representative shall have full authority to, after the Closing (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Securityholders (in the name of any or all of the Participating Securityholders or otherwise) any and all documents that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, (B) do all things and to perform all acts under this Agreement, the Escrow Agreement and the Securityholders’ Representative Engagement Agreement, including amending the Ancillary Agreements, waiving rights, discharging liabilities and obligations, making all decisions relating to the determination of the Merger Shares pursuant to Section 1.10 (Post Closing Adjustment to Merger Shares) and the disbursement of the Escrow Shares (or any portion thereof) in accordance with this Agreement and the Escrow Agreement, (C) give and receive notices and other communications relating to this Agreement, the Escrow Agreement and the Contemplated Transactions and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Securityholder individually), (D) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the Contemplated Transactions and (E) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Participating Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any other ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholders’ Representative shall be entitled to: (i) rely upon the Closing Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Securityholders or other party;

(iii)    Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.12 (Securityholders’ Representative), and no party shall have any cause of action against Parent or its Affiliates for any action taken by Parent or its Affiliates in reliance upon any such instructions or decisions;

(iv)    all actions, decisions and instructions of the Securityholders’ Representative pursuant to or in accordance with this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement, including any agreement between the Securityholders’ Representative and Parent relating to the determination of the Merger Shares pursuant to Section 1.10 (Post Closing Adjustment to Merger Shares) and the disbursement of the Escrow Shares (or any portion thereof) in accordance with this Agreement and the Escrow Agreement, or the defense or settlement of any claims for which the Participating Securityholders may be required to indemnify the Parent Indemnified Parties pursuant to Section 9 (Indemnification) hereof, shall, subject to Section 1.12(d), be conclusive and binding upon each of the Participating Securityholders as if expressly confirmed and ratified in writing by the Participating Securityholders, all defenses which may be available to any Participating Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement are waived. No Participating Securityholders shall have any cause of action against the Securityholders’ Representative Group, and the Securityholders’ Representative Group shall not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, the Escrow Agreement or the Securityholders’ Representative Engagement Agreement, except in the case of Fraud, gross negligence or willful breach of this Agreement on the part of the Securityholders’ Representative;

(v)    the provisions of this Section 1.12 (Securityholders’ Representative) and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (i) are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Securityholder may have in connection with the Contemplated Transactions, (ii) shall survive the death, incompetence, bankruptcy or liquidation of any Participating Securityholder, and (iii) shall survive the delivery of an assignment by any Participating Securityholder of the whole or any fraction of his, her or its interest in the Escrow Shares; and

(vi)    the provisions of this Section 1.12 (Securityholders’ Representative) shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Securityholder, and any references in this Agreement to a Participating Securityholder or the Participating Securityholders shall mean and include the successors to the Participating Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, without limiting the authority of the Securityholders’ Representative with respect to the Escrow Shares, the Securityholders’ Representative shall not have the authority to cause or commit any Participating Securityholder to be directly liable to any Parent Indemnified Party without such Participating Securityholders’ express written consent.

(e)    At the Closing, Parent shall cause to be deposited, in an account designated by the Securityholders’ Representative in writing at least two Business Days prior to the Closing Date, $250,000 (the “Securityholders’ Representative Reserve”). The Securityholders’ Representative Reserve may be applied: (i) as the Securityholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any reasonable fees, costs, liabilities charges, losses, fines, damages, claims, forfeitures, actions, judgments, amounts paid in settlement or expenses (including fees, disbursements and of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Securityholders’ Representative incurred in connection with this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or the Contemplated Transactions, including in connection with the matters contemplated by Sections 1.10 (Post Closing Adjustment to Merger Shares) and the evaluation or defense of any claim for indemnification under this Agreement (the “Securityholders’ Representative Expenses”), or (ii) as otherwise determined by the Advisory Group. For income Tax purposes, the Securityholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Participating Securityholders on the Closing Date in accordance with their Escrow Ownership Percentages. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its Fraud, gross negligence or willful misconduct. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholders’ Representative Reserve and has no tax reporting or income distribution obligations. The Participating Securityholders will not receive any interest on the Securityholders’ Representative Reserve and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Securityholders’ Representative Reserve from any consideration otherwise distributable to the Participating Securityholders. The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.12(d) (Securityholders’ Representative), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be deposited by the Securityholders’ Representative with the Exchange Agent and distributed to the Participating Securityholders according to each such Participating Securityholder’s Escrow Ownership Percentage. Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Exchange Agent an updated Closing Payment Schedule (which need not be certified by an officer of the Company) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder.

(f)    Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Representative Engagement Agreement (such Participating Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). As between the Participating Securityholders and the Securityholders’ Representative, neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Securityholders’ Representative Engagement Agreement as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Securityholders’ Representative Group shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders from and against any Securityholders’ Representative Expenses arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement and the Ancillary Agreements in each case as such Securityholders’ Representative Expense is suffered or incurred; provided, however, that in the event that any such Securityholders’ Representative Expense is finally adjudicated to have been directly caused by the Fraud, gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Participating Securityholders the amount of such indemnified Securityholders’ Representative Expenses to the extent attributable to such Fraud, gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Participating Securityholders, any such Securityholders’ Representative Expense may be recovered by the Securityholders’ Representative, at any time (i) from the Securityholders’ Representative Reserve, to the extent any funds remain in such fund or (ii) from the Participating Securityholders according to each Participating Securityholder’s Escrow Ownership Percentage; provided, however, that while this Section 1.12 (Securityholders’ Representative) allows the Securityholders’ Representative to be paid from Securityholders’ Representative Reserve, this does not relieve any Participating Securityholder from its obligation to pay its Escrow Ownership Percentage of any such Securityholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at Law or otherwise, and provided further that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Merger Shares to which such Participating Securityholder is entitled. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Participating Securityholders or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The Participating Securityholders acknowledge and agree that the foregoing indemnities and immunities will survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or the termination of this Agreement and the Escrow Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, except as set forth in the Company Disclosure Schedule (subject to the qualifications set forth in Section 11.15 (Disclosure Schedule)) (except to the extent such representations and warranties are specifically made as of a particular date, in which case the Company makes the representations and warranties as of such particular date), as follows:

2.1    Due Incorporation; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all necessary power and authority.

(b)    Each of the Company and its Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.2    Certificate of Incorporation and Bylaws. The Company has made available to Parent true and complete copies of the Company Charter and the Company’s bylaws and the organizational documents of each of the Subsidiaries of the Company, including all amendments thereto, as in effect as of the date of this Agreement, and the Company and its Subsidiaries are not in violation of, in conflict with, or in default under, any of the respective terms thereof, and there exists no condition or event which, after notice, lapse of time or both, would result in any such violation, conflict or default.

2.3    Capitalization, Etc. As of the date of this Agreement:

(a)    The authorized Company Capital Stock consists solely of (i) 28,000,000 shares of Company Common Stock, and (ii) 16,014,613 shares of Company Preferred Stock, 2,000,000 shares of which are designated as Series A-1 Preferred Stock, 2,640,000 shares of which are designated as Series A-2 Preferred Stock, 266,666 shares of which are designated as Series A-3 Preferred Stock, 3,393,304 shares of which are designated as Series B-1 Preferred Stock, 2,714,643 shares of which are designated as Series B-2 Preferred Stock, and 5,000,000 shares of which are designated as Series C Preferred Stock. A total of 7,913,368 shares of Company Common Stock (including 239,876 shares of Company Restricted Stock), 1,953,362 shares of Series A-1 Preferred Stock, 2,640,000 shares of Series A-2 Preferred Stock, 266,666 shares of Series A-3 Preferred Stock, 1,489,616 shares of Series B-1 Preferred Stock, 2,714,410 shares of Series B-2 Preferred Stock, and 2,358,490 shares of Series C Preferred Stock are issued and outstanding as of the date hereof. 60,610 shares of Company Common Stock are subject to issuance pursuant to the Company Warrant. As of the date of this Agreement, the Company has reserved 4,800,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 2,348,329 shares are subject to outstanding and unexercised Company Options, and 163,303 shares remain available for issuance thereunder. As of the date of this Agreement, 2,414,100 shares of Company Common Stock are subject to issuance pursuant to the Term Loan Agreement.

(b)    Except for (i) the shares of Company Capital Stock issuable upon conversion of the term loan pursuant to the Term Loan Agreement, the Company Warrant and the Company Options described in Section 2.3(a) (Capitalization, Etc.) and (ii) the conversion privileges of the Company Preferred Stock pursuant to the Company Charter, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or Contracts to which the Company, any Company Stockholder or holder of Company Options or the Company Warrant, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c)    Other than the conversion provisions of the Term Loan Agreement, there are no bonds, debentures, notes or other Debt of the Company or its Subsidiaries having the right to vote or consent (or,

convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or any holder of the Company Warrant or Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(d)    All of the outstanding shares of Company Capital Stock and other securities (including Company Options, the Company Warrant and the shares of Common Stock under the Term Loan Agreement) of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts in all material respects. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(e)    Part 2.3(e) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of the Company Warrant, (ii) the number and type of shares of Company Capital Stock subject to the Company Warrant, (iii) the exercise price of the Company Warrant, and (iv) the termination date of the Company Warrant. The Company has made available to Parent a true and complete copy of the Company Warrant.

(f)    All outstanding Company Options have been granted under the Company Equity Plan. The Company has made available to Parent true and complete copies of the Company Equity Plan and the forms of all stock option agreements and grant notices evidencing such Company Options. Part 2.3(f) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement of (i) the name and country of residence (if outside of the U.S.) of the holder of the Company Options, (ii) the number of shares of the Company Common Stock subject to such Company Options, (iii) the vesting schedule of such Company Option, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (iv) the grant date of such Company Option, (v) the exercise price of such Company Option, (vi) the expiration date of such Company Option, (vii) whether early exercise is permitted with respect to such Company Option, (viii) whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, and (ix) whether the holder is a current or former employee or service provider of the Company or a Subsidiary of the Company. No vesting of Company Options will accelerate in connection with the consummation of the Contemplated Transactions. No Company Option is or has been a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code. The treatment of the Company Options that have been granted under the Company Equity Plan as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plan, and as of the Effective Time, no former holder of a Company Option will have rights with respect to such Company Option (other than the rights contemplated by Section 1.6(a) (Treatment of Company Warrant and Company Options)).

(g)    All outstanding shares of Company Restricted Stock have been granted under the Company Equity Plan. The Company has made available to Parent true and complete copies of the restricted stock agreements and grant notices evidencing such Company Restricted Stock. Part 2.3(g) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement of (i) the name and country of residence (if outside of the U.S.) of the holder of the shares of Company Restricted Stock, (ii) the original number of shares issued as Company Restricted Stock, (iii) the vesting schedule of such Company Restricted Stock, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions, (iv) the grant date of such Company Restricted Stock, and (v) whether a valid election under Section 83(b) of the Code was made for such Company Restricted Stock. No vesting of Company Restricted Stock will accelerate in connection with consummation of the Contemplated Transactions. Treatment of the Company Restricted Stock that has been granted under the Company Equity Plan as provided in this Agreement is permitted pursuant to the terms of the Company Equity Plan, and as of the Effective Time, no former holder of Company Restricted Stock will have rights with respect to such Company Restricted Stock (other than the rights contemplated by Section 1.5(d) (Conversion of Shares)).

(h)    All of the outstanding shares of capital stock of each of the Subsidiaries of the Company have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Liens. There are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by the Company or any of its Subsidiaries or Contracts to which the Company or any of its Subsidiaries is a party requiring, which would require, the issuance, sale or transfer of any shares of capital stock or other equity securities of any Subsidiary of the Company to any person other than the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any Subsidiary.

2.4    Financial Statements.

(a)    The Company has made available to Parent true and complete copies of the (a) the Company’s audited consolidated balance sheets for the fiscal years ended December 31, 2019, and December 31, 2018 and the Company’s consolidated statement of operations and statement of cash flows for the years then ended and (b) the unaudited consolidated balance sheet of the Company as of March 31, 2020 (the “Unaudited Balance Sheet”), unaudited consolidated statement of operations and unaudited statement of cash flows for the three months ended on the date of the Unaudited Balance Sheet (the “Unaudited Balance Sheet Date”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements (x) were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Company and its Subsidiaries, on a consolidated basis, at the dates therein indicated and the results of operations of the Company and its Subsidiaries, on a consolidated basis, for the periods therein specified in accordance with GAAP, except (i) as may be indicated in the footnotes to the Company Financial Statements (which footnotes are not, individually or in the aggregate, material to the Company’s business) and (ii) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments and (y) are consistent with, and were prepared from, the books and records of the Company, which books and records are complete in all material respects.

(b)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of the Company Financial Statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries and (iv) the assets of the Company and its Subsidiaries have been recorded in conformity with GAAP. None of the Company, the Company’s independent auditors nor, to the Knowledge of the Company, any Company Service Provider, has identified or been made aware of any Fraud, whether or not material, that involves the Company’s management or other Company Service Provider who have a role in the preparation of the Company Financial Statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. None of the Company or its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company Financial Statements. No attorney representing the Company or its Subsidiaries has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Unaudited Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Unaudited Balance Sheet as required by Statement No. 5. There has been no material change in the Company or its Subsidiaries’ accounting policies since the Company’s inception, except as described in the Company Financial Statements.

2.5    Absence of Certain Changes. Except as expressly contemplated by this Agreement, between December 31, 2019 and the date of this Agreement: (a) no event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) no event or action has occurred that, if taken after the date of this Agreement, would require the consent of Parent pursuant to Section 4.2 (Conduct of the Business of the Company) if such event or action occurred during the Pre-Closing Period; or (c) except in connection with the Contemplated Transactions, the Company and its Subsidiaries have used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

2.6    Title to Assets. Other than as would not be, individually or in the aggregate, material to the Company the Company and its Subsidiaries have good and valid title to all assets owned or purported to be owned by the Company or each such Subsidiary as of the date of this Agreement, other than Intellectual Property assets (which are covered by Section 2.8 (Intellectual Property)), including all such assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the Ordinary Course of Business). Other than as would not be material to the Company, individually or in the aggregate, the Company or its Subsidiaries have good and valid title to, or a valid and binding leasehold or other interest in, all tangible personal property that is currently used by the Company in, and necessary for the conduct of, the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens). All of the material tangible assets of the Company and its Subsidiaries (excluding Leased Real Property) have been maintained in a reasonably prudent manner and are in good operating condition (ordinary wear and tear excepted) and are not in need of maintenance, repair or replacement except for ordinary, routine maintenance, repair or replacement not material in nature or cost.

2.7    Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property, or any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees, and other agreements with respect thereto) identified in Part 2.7 of the Company Disclosure Schedule (the “Leased Real Property”) or leaseholds created under real property leases entered in compliance with Section 4.2(a) (Conduct of the Business of the Company). The Company has made available to Parent true and complete copies of each lease and document related thereto listed in Part 2.7 of the Company Disclosure Schedule (the “Real Property Leases”). The Company and its Subsidiaries are in material compliance with the Real Property Leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Liens. Neither the Company nor any of its Subsidiaries has granted any other Person the right to occupy or use any Leased Real Property and the Company’s and its Subsidiaries’ quiet enjoyment of the Leased Real Property under such lease has not been disturbed in any material respect. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of (a) default, or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

2.8    Intellectual Property.

(a)    As used herein, the following terms have the meanings indicated below:

(i)    “Company Data” shall mean all Personal Data or Confidential Information collected, generated, received, stored or otherwise Processed by the Company or its Subsidiaries in the operation of their businesses.

(ii)    “Company Intellectual Property Agreements” shall mean the Outbound Licenses, the Inbound Licenses and the Other IP Contracts.

(iii)    “Company Owned Intellectual Property” shall mean any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(iv)    “Company Owned Intellectual Property Rights” means any and all Intellectual Property Rights that are owned by or purported to be owned by the Company or any of its Subsidiaries.

(v)    “Company Privacy Policies” shall mean, collectively, any and all (A) of the Company’s or its Subsidiaries’ data privacy and security policies published on Company Websites or otherwise made publicly available by the Company or its Subsidiaries and (B) public representations (including representations on Company Websites) of the Company or its Subsidiaries regarding data privacy, integrity, availability or security with regard to the Company’s, its Subsidiaries’, or their data processors’, collection, retention, storage, disposal, use, Processing, disclosure, transfer, protection, security or distribution of Personal Data.

(vi)    “Company Products” shall mean (i) all products and services currently offered for sale or otherwise currently made commercially available by or on behalf of the Company or any of its Subsidiaries; (ii) all products and services that have been sold or licensed by or on behalf of the Company or any of its Subsidiaries and that are still subject to a current agreement with a Third Party governing the use, support or maintenance thereof ((i) and (ii) collectively, “Current Company Products”); and (iii) all products and services that the Company or any of its Subsidiaries currently intend to make commercially available within twenty-four (24) months after the date of this Agreement.

(vii)    “Company Registered Intellectual Property” shall mean United States, international and foreign: (A) Patents; (B) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of a filing or registration anywhere in the world, in each case registered or filed in the name of, or owned or purported to be owned by, the Company or any of its Subsidiaries, excluding any of the foregoing that expired (with no opportunity to renew) more than twenty-four (24) months prior to the date of this Agreement, or that the Company, in its reasonable business judgment, elected to abandon or allow to lapse (and in fact lapsed or were abandoned) more than twenty-four (24) months prior to the date of this Agreement.

(viii)    “Company Source Code” shall mean, collectively: (i) any software source code, human-readable software instructions or programs that embody any Company Owned Intellectual Property Rights that is part of or used in the development or provision of Company Products; and (ii) any human-readable software or database specifications, protocols, architectures or designs that embody any Company Owned Intellectual Property Rights that is part of or used in the development or provision of Company Products, excluding any that the Company, in its reasonable business judgment, elected to publish or otherwise make generally available to the public in human-readable form.

(ix)    “Company Websites” shall mean all websites owned, operated or hosted by the Company or any of its Subsidiaries or through which the Company or any of its Subsidiaries conducts its business (including those websites operated using the domain names listed in Part 2.8(c) of the Company Disclosure Schedule), and the underlying platforms and software for such websites.

(x)    “Governmental Grant” shall mean any grant, funding, loan, incentive, subsidy or other economic benefit provided or made available by or on behalf of or under the authority of any Governmental Body.

(xi)    “ICT Infrastructure” shall mean the material information and communications technology infrastructure and systems (including software, hardware, firmware, networks and websites that support the same) that are used in the business of the Company and its Subsidiaries and that are within the Company’s or its Subsidiaries’ possession or control.

(xii)    “Intellectual Property” shall means (A) Intellectual Property Rights; and (B) Technology.

(xiii)    “Intellectual Property Rights” shall mean any and all of the following and all rights (including database rights) in, arising out of, or associated therewith, throughout the world: (A) Patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; (B) rights under Law associated with Trade Secrets, confidential and proprietary information, data and know-how, industrial designs and any registrations and applications therefor; (C) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, (D) Internet domain name registrations; (E) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (F) database rights under Law; and (G) moral and economic rights of authors and inventors, in each case, however denominated and any similar or equivalent rights to any of the foregoing.

(xiv)    “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

(xv)    “Personal Data” shall mean information that (A) identifies, directly or indirectly, a natural person; and (B) any other information that is considered “personally identifiable information”, “personal information”, “protected health information”, “individual health information”, “personal data” or similar term under applicable Law (including all applicable Privacy Laws)

(xvi)    “Privacy Laws” shall mean each Law applicable to privacy, integrity, availability or security of Personal Data such as the breach, retention, security, protection, disposal, international transfer or other Processing of Personal Data, by the Company or its Subsidiaries, including, as applicable, (A) the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time, and any relevant national implementing legislation, and any substantially similar local legislation, (B) Laws regarding the Processing of Personal Data in direct marketing, e-mails, text messages or telemarketing, (C) Laws regarding the secure disposal of records containing Personal Data, (D) Laws regarding international data transfers and/or on-soil requirements of Personal Data, (E) Laws regarding banking secrecy and outsourcing requirements with respect to the Processing of Personal Data, (F) Laws regarding incident reporting and data breach notification requirements with respect to Personal Data, (G) the Payment Card Industry Data Security Standard, (H) the California Consumer Privacy Act of 2018, (I) the Health Insurance Portability and Accountability Act of 1996, as amended, (J) Laws regarding unfair or deceptive practices with respect to the Processing of Personal Data; (K) state consumer protection Laws with respect to the Processing of Personal Data; and (L) industry self-regulatory principles applicable to the protection or Processing of Personal Data.

(xvii)    “Process”, “Processed” or “Processing” shall mean, with respect to data (including Personal Data), the use, access, collection, processing, storage, recording, organization, adaption, modification, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

(xviii)    “Shrink-Wrap Software” shall mean any Technology (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company or any of its Subsidiaries) that (A) is generally commercially available on standard non-exclusive terms, (B) has not been modified or customized by or for the Company or any of its Subsidiaries, and (C) has an annual license or subscription fee or total replacement cost of less than $25,000.

(xix)    “Technology” shall mean any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas, data and information (including customer lists and supplier lists, to the extent proprietary or confidential), know-how and information maintained as Trade Secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, and any and all instantiations or embodiments of the foregoing in any form and embodied in any media.

(xx)    “Trade Secrets” shall mean all inventions (whether or not patentable) and improvements thereto, know-how, research and development information, business plans, specifications, designs, processes, process libraries, technical data, customer data, financial information, pricing and cost information, bills of material, or other confidential information exclusively owned by a Person, including any formula, pattern, compilation, program, device, method, technique, or process, that (i) provides an actual or potential independent economic value from not being generally known to and not being readily ascertainable by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    The Company and its Subsidiaries exclusively own all rights, title and interest in and to all Company Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has transferred (or agreed to transfer) full or partial ownership of, or granted (or agreed to grant) any exclusive license with respect to, any Intellectual Property that is, or at any time in the past was, material Company Owned Intellectual Property to any Third Party.

(c)    Part 2.8(c) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, and, for each item of Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by the Company or any of its Subsidiaries vis-à -vis the applicable authorities with which such Company Registered Intellectual Property was registered or filed within 120 days of the date of this Agreement. Each item of Company Registered Intellectual Property that has been issued is, to the Knowledge of the Company, valid and subsisting. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property or any pending applications therefor have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property and recording and perfecting the ownership interests of the Company and its Subsidiaries therein (provided that, for any item of Company Registered Intellectual Property that the Company, in its reasonable business discretion, has elected not to maintain in force, Part 2.8(c) of the Company Disclosure Schedule so indicates). No item of Company Registered Intellectual Property has been registered with “small entity” or “micro entity” status.

(d)    Governmental Bodies.

(i)    Neither the Company nor any of its Subsidiaries has ever applied for or received any Governmental Grant.

(ii)    No items of Company Owned Intellectual Property that were developed or derived from using, in whole or in part, funding or resources provided by a Governmental Body are subject to restriction, constraint, control, supervision, or limitations imposed by any Governmental Body or regulatory authority. No facilities of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property.

(e)    Part 2.8(e) of the Company Disclosure Schedule lists all Company Products (and the current or most recent version number or identifier (if any) of each such Company Product as of the date of this Agreement).

(f)    The Company and its Subsidiaries have secured from all Company Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company or any of its Subsidiaries that is in use or held for use by the Company or any of its Subsidiaries or relevant to their respective businesses as of the Closing Date (each such Person an “Author”), to the extent permitted by applicable Law, unencumbered and unrestricted exclusive ownership of, all of the Authors’ rights, title and interest in such contribution and has obtained the waiver of all non-assignable rights. Without limiting the foregoing, the Company and its Subsidiaries have obtained written and, to the Company’s Knowledge, enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Parent true and complete copies of all such forms currently and historically used by the Company or any of its Subsidiaries for employees and such form currently used for other Authors (such forms, and all other forms for Authors for which copies have been made available to Parent, the “Standard Form IP Agreements”), and except as set forth in Part 2.8(f) of the Company Disclosure Schedule, each proprietary information and invention disclosure and Intellectual Property assignment executed by each Author is substantially similar to the forms the Company has made available to Parent.

(g)    To the Knowledge of the Company and its Subsidiaries, no current Company Service Provider is: (i) bound by or otherwise subject to any Contract with a Third Party restricting such Company Service Provider from performing his/her duties for the Company; or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an employee or contractor of the Company.

(h)    The Company and its Subsidiaries take and have taken commercially reasonable steps to protect and preserve the confidentiality of: (i) confidential or non-public information of the Company or any of its Subsidiaries (including all Trade Secrets owned or possessed by the Company and its Subsidiaries), excluding any information that the Company, in its reasonable business judgment, elected to publish or elected to make available to one or more Third Parties without an obligation of confidentiality; as well as (ii) confidential or non-public information provided by any Third Party to the Company or any of its Subsidiaries under a written obligation of confidentiality, to the extent required pursuant to that written obligation (all such information, collectively, “Confidential Information”). All Company Service Providers and any Third Party having access to Confidential Information via the Company or any of its Subsidiaries have executed and delivered to the Company a written and, to the Company’s Knowledge, legally binding agreement or are otherwise bound by professional, fiduciary, or other legal obligation regarding the protection of such Confidential Information. The Company and its Subsidiaries have implemented in the past five years and maintain reasonable security, disaster recovery and business continuity plans and measures consistent with industry practices of companies of similar size offering similar products or services, and conduct their businesses in material compliance therewith and have tested such plans on a periodic basis, and such plans, when tested, have proven effective upon testing or any failures thereof have been remedied. To the Knowledge of the Company, in the three years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has experienced any material breach of security or other material unauthorized access a Third Party to any Confidential Information, including Personal Data, in the Company’s or any of its Subsidiaries’ possession, custody or control, and there has been no material breach by Company or any of its Subsidiaries or breach of any Third Party’s obligations to the Company or any of its Subsidiaries under any Contract relating to any Confidential Information.

(i)    To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as previously conducted in the three years prior to the date of this Agreement and as currently conducted and currently proposed to be conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Current Company Product and (ii) the use by the Company or any of its Subsidiaries of any product, device, process or service used in the business of the Company or any of its Subsidiaries as previously conducted in the three years prior to the date of this Agreement and as currently conducted and currently proposed to be conducted by the Company or any of its Subsidiaries, has not, does not, and when operated in the manner currently conducted or currently proposed to be conducted as of immediately prior to Closing, will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Intellectual Property Rights of a Third Party, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company or any of its Subsidiaries conducts its business or in which Current Company Products are developed, manufactured, marketed, distributed, licensed or sold.

(j)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries has been sued in any Legal Proceeding that the Company or a Company Subsidiary has been provided written notice of (or otherwise has Knowledge of) or has received any written notice alleging that, in either case, the Company or any of its Subsidiaries has infringed, misappropriated, or violated or, by conducting the business of the Company or any Subsidiary, would infringe, misappropriate, or violate any Intellectual Property Rights of any other Person, or has conducted any activity constituting unfair competition or unfair trade practices.

(k)    To the Knowledge of the Company and its Subsidiaries, there is no, and there has not in the past been any, unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any Third Party. Neither the Company nor any of its Subsidiaries has brought any Legal Proceeding against a Third Party for infringement or misappropriation of any Intellectual Property Rights.

(l)    Licenses; Agreements.

(i)    Part 2.8(l)(i) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which Intellectual Property is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than those that are Non-Scheduled Inbound Contracts) (“Inbound Licenses”).

(ii)    Part 2.8(l)(ii) of the Company Disclosure Schedule lists all Contracts (other than Contracts that have expired or been terminated prior to the date of this Agreement) pursuant to which any Person has been granted any license under, or otherwise has received or acquired any material right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property (other than those that are Non-Scheduled Outbound Contracts) (“Outbound Licenses”). Neither the Company nor any of its Subsidiaries is currently bound by, and no Company Owned Intellectual Property Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce any Company Owned Intellectual Property anywhere in the world.

(iii)    Part 2.8(l)(iii) of the Company Disclosure Schedule lists all Contracts (other than those that are Inbound Licenses or Outbound Licenses) in effect as of the date of this Agreement containing any (A) restrictions, in any material respect, on the Company’s rights to patent, register, enforce, use or otherwise exploit any Company Owned Intellectual Property or other Intellectual Property used or held for use in the business of the Company by or on behalf of the Company, including covenants not to sue, (B) right of first refusal, option or any other material right to acquire any right, title or interest, including any exclusive license, in or to any Company Owned Intellectual Property or (C) obligation to make any payment due or payable in connection with any change in control of the Company or any of its Subsidiaries, or any earn-out, milestone or other contingent payments that have not yet been paid under any outbound license agreement or any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered into in the Ordinary Course of Business) (all of the foregoing, the “Other IP Contracts”).

(m)    With respect to the Company Intellectual Property Agreements:

(i)    Neither the Company nor any of its Subsidiaries is (nor will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in material breach of any Company Intellectual Property Agreement, and the consummation of the Contemplated Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations, or remedies with respect to any Company Intellectual Property Agreements, or give any party to any Company Intellectual Property Agreement the right to do any of the foregoing, other than, if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(ii)    At and immediately after the Closing, the Surviving Corporation or its applicable Subsidiary that is party to the applicable Company Intellectual Property Agreement will be permitted to enforce all of the obligations and exercise all of the rights of the Company and its Subsidiaries under the Company Intellectual Property Agreements to the same extent the Company and its Subsidiaries would have been able to had the Contemplated Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any of its Subsidiaries would otherwise be required to pay, other than, if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent;

(iii)    No Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(iv)    As of the date of this Agreement, there are no pending Legal Proceedings that the Company or a Company Subsidiary has been provided written notice of (or otherwise has Knowledge of), and to the Knowledge of the Company, no other disputes or threatened Legal Proceedings, regarding the scope of any Company Intellectual Property Agreements or performance under any such agreements including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder; and

(v)    None of the Company Intellectual Property Agreements grants any Third Party the right to grant a sublicense with respect to any Company Owned Intellectual Property.

(n)    None of the execution and performance of this Agreement, the consummation of the Contemplated Transactions and the assignment to Parent by operation of Law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party or by which any of its assets is bound, will result in: (i) Parent or any of its Affiliates (other than the Surviving Corporation and its Subsidiaries) granting to any Third Party any right to or with respect to any Intellectual Property Rights or Personal Data owned by, or licensed to Parent or any of its Affiliates, (ii) Parent or any of its Affiliates (other than the Surviving Corporation and its Subsidiaries), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, other than non-solicitation, non-hire, and similar recruiting or hiring-related obligations, (iii) the Company or Parent being obligated to pay any royalties or other material amounts to any Third Party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Contemplated Transactions or (iv) other than, if a Material Consent is required pursuant to a Company Intellectual Property Agreement from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent, any termination of, or other material adverse impact to, any Company Intellectual Property Agreements.

(o)    Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to Company Service Providers and Company Consultants involved in the development of Company Products. No event has occurred, and no circumstance or condition of which the Company has Knowledge exists. that (with or without notice or lapse of time, or both) will (or the Company reasonably expects to) result in the disclosure, delivery or license by the Company or any of its Subsidiaries to a Third Party of any Company Source Code, other than disclosures to Company Service Providers and Company Consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Contemplated Transactions will result in a release from escrow or other delivery to a Third Party of any Company Source Code.

(p)    Open Source Software.

(i)    Part 2.8(p)(i) of the Company Disclosure Schedule identifies all Open Source Materials combined with, linked with or used in any Company Products as of the date of this Agreement (the “Product Open Source”). The Company has not modified any of the Product Open Source, and all libraries within the Product Open Source are dynamically linked other than with respect to Company Products that are iOS mobile apps (in which case (i.e. in the case of the iOS mobile apps only), the applicable Product Open Source is statically linked). No Product Open Source is distributed by the Company other than the Product Open Source in Company Products that are iOS or Android mobile apps.

(ii)    Neither the Company nor any Subsidiary has in the past three years or is using, modifying, or distributing any Open Source Materials in a manner that: (i) requires the disclosure or distribution of any Company Source Code, other than such Open Source Materials; (ii) requires the licensing of any Company Source Code other than such Open Source Materials, for the purpose of making derivative works; (iii) imposes any restrictions on the consideration to be charged for the distribution of any Company Product; or (iv) requires the Company or any Subsidiary to grant a license under or refrain from asserting any of the Company’s or any Subsidiary’s Patent rights (excluding any such grant or restraint from assertion that is solely based upon or triggered by contributions or modifications to such Open Source Materials, such as the patent license grants in any version of the Apache open source license). Each of the Company and its Subsidiaries has complied with all of the terms and conditions of each applicable license for Open Source Materials.

(q)    None of the software that is owned or purported to be owned by the Company (collectively, the “Company Software”): (A) as of the date of this Agreement, contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, Processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (B) to the Knowledge of the Company, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code designed or intended to be capable of disrupting, disabling, harming or otherwise adversely impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or damaging or destroying any data or file without the user’s consent.

(r)    Information Technology.

(i)    The Contracts that the Company or a Company Subsidiary are a party to relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Contemplated Transactions, other than, if a Material Consent is required pursuant to a Contract relating to the ICT Infrastructure from the counterparty thereto, as a result of a failure to obtain such corresponding Material Consent, and the ICT Infrastructure will continue to be available for use by the Company and its Subsidiaries immediately following the consummation of the Merger on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The ICT Infrastructure that is currently used in the business of the Company and its Subsidiaries constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and its Subsidiaries as currently conducted and currently proposed to be conducted (other than, with respect to the business as currently proposed to be conducted, ICT Infrastructure that can be acquired without material expense inconsistent with prior expenditures, and without material delay), including having reasonably sufficient capacity and maintenance and support requirements to satisfy the material requirements of the business of the Company and its Subsidiaries with regard to information and communications technology, data Processing and communications. The ICT Infrastructure is: (i) in good working order and functions in material accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with typical industry practice and, where commercially appropriate, is covered by sufficient maintenance or warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by reasonable security and disaster recovery arrangements, including on-site and off-site archival mechanisms for material software and data in the ICT Infrastructure, and mechanisms for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

(s)    All Contracts relating to the ICT Infrastructure are, to the Knowledge of the Company, valid and binding. No Contract (including any Inbound License) that relates to the ICT Infrastructure has been the subject of any uncured material breach by the Company or any of its Subsidiaries, or any other Person, and neither the Company nor any of its Subsidiaries (A) has expressly waived any material breach thereof by any other Person, (B) has, as of the date of this Agreement, received any written notice of termination of any such Contract, and (C) has Knowledge of any current or imminent circumstances that would give rise to a breach of any such Contract, or to suspension, variation, revocation or termination of any such Contract without the consent of the Company.

(t)    Privacy and Personal Data.

(i)    The Company and its Subsidiaries, at all times during the past five years, have complied with (A) all of the Company Privacy Commitments (as defined below); and (B) Privacy Laws; except in each case of (A) and (B), as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole.

(ii)    The Company and its Subsidiaries have at all times during the past five years, except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole: (A) obtained or received any consents from data subjects required for the Company and its Subsidiaries to comply with Privacy Laws governing the Processing of Personal Data as conducted by or for the Company, (B) abided by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data exercised pursuant to Privacy Laws or Company Privacy Commitments described in Section 2.8(t)(ii)(C (Privacy and Personal Data), and (C) complied with all (1) Company Privacy Policies; (2) applicable industry self-regulatory obligations and commitments of the Company or its Subsidiaries regarding the collection, retention, storage, disposal, use, disclosure, transfer, protection, security, distribution or other Processing of Personal Data, (3) obligations of the Company or its Subsidiaries under Contracts relating to the Processing of Company Data, (4) policies and obligations applicable to the Company as a result of any certification by the Company under the EU-U.S. and Switzerland-U.S. Privacy Shield frameworks; and (5) Third Party access program agreements to which the Company or its Subsidiaries is a party, in each case, as required by applicable Privacy Law or by the terms of any Contract by which the Company or its Subsidiaries are bound, or by the terms of the applicable Company Privacy Policy (collectively, Sections 2.8(t)(ii)(A) through 2.8(t)(ii)(C) (Privacy and Personal Data), the “Company Privacy Commitments”). The execution, delivery and performance of this Agreement, including the consummation of the Contemplated Transactions, will not cause, constitute, or result in a material breach or violation by the Company or its Subsidiaries of any Company Privacy Commitments or Privacy Laws. The Company has made available to Parent true and complete copies of all current and prior Company Privacy Policies posted at any time in the past five years. No disclosures made or contained in any Company Privacy Policy in the past five years have been inaccurate, misleading or deceptive in any case, including by omission.

(iii)    Except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole, in the past five years, (i) the Company and its Subsidiaries have at all times taken commercially reasonable steps (including implementing and maintaining security systems and technologies in compliance with all Privacy Laws and Company Privacy Commitments) designed to preserve and protect Company Data against (A) loss; (B) theft; and (C) accidental, unauthorized or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company or its Subsidiaries and for the Company and its Subsidiaries by their data processors or service providers; and (ii) the Company and its Subsidiaries have taken commercially reasonable steps designed to ensure the reliability of the employees and contractors that have access to Company Data and designed to ensure that all employees and contractors with the right to access such data are under written obligations of confidentiality with respect to such data. At all times during the past five years, except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have contractually obligated third parties that service, host, manage, access or otherwise Process Company Data to comply with applicable Privacy Laws and applicable obligations under Company Privacy Commitments. The Company and its Subsidiaries have no Knowledge that any such third parties that service, host, manage, access or otherwise Process Company Data, in their provision of services to the Company or its Subsidiaries, have failed to comply in any material respect with applicable Privacy Laws or applicable Company Privacy Commitments.

(iv)    To the Knowledge of the Company, except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole, in the five years prior to the date of this Agreement, (i) no unauthorized access to any Company systems used by the Company or its Subsidiaries to maintain Company Data, or any Company Products, or any Company Data in the possession, custody or control of any data processor or service provider of the Company or its Subsidiaries, and (ii) no loss, theft, unauthorized access to, or unauthorized use, acquisition, handling, disclosure, or other Processing of, any Company Data or Personal Data maintained by or otherwise in the possession, custody or control of the Company or any of its Subsidiaries (each, a “Security Incident”) has occurred. Except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole, (i) as of the date of this Agreement, no “high” or “critical” security vulnerabilities exist in the Company Product or any of the Company’s or its Subsidiaries’ on-premises or cloud-based software implemented by the Company or any of its Subsidiaries, which vulnerabilities have not been remediated or otherwise remediated in a commercially reasonable manner; and (ii) the Company and its Subsidiaries have taken commercially reasonable actions to address, and where applicable, remedy the cause of, all Security Incidents that, to the Knowledge of the Company, have occurred in the five years prior to the date of this Agreement. The Company and its Subsidiaries have made all notifications to Persons, Governmental Bodies, media, customers or other third parties required under Privacy Laws or Company Privacy Commitments arising out of or relating to any Security Incident that, to the Knowledge of the Company, has occurred in the five years prior to the date of this Agreement.

(v)    As of the date of this Agreement, the Company and its Subsidiaries have not received and, to the Knowledge of the Company, there is no circumstance, except as would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as whole, that has arisen in the five years prior to the date of this Agreement that would reasonably be expected to give rise to any (A) written notice of any Legal Proceeding, order, regulatory opinion, audit result or allegation from a Governmental Body, (B) written notice from any Governmental Body, or (C) any written notice from any other Person (including a data subject): (1) alleging or confirming non-compliance by the Company or any of its Subsidiaries with an applicable requirement of Privacy Laws or Company Privacy Commitments, (2) requiring or requesting the Company or its Subsidiaries to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (3) permitting or mandating relevant Governmental Bodies to investigate, requisition information from, or enter the premises of, the Company relating to the Company’s or its Subsidiaries’ actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; or (4) claiming compensation from the Company or its Subsidiaries relating to the Company’s or its Subsidiaries’ actual or alleged noncompliance with Privacy Laws or Company Privacy Commitments; excluding, in the case of all subparts of item (C), any notice relating to customer service or any requests by individuals that would not reasonably be expected to result in liability material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not received written notice of being involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments by the Company or its Subsidiaries.

(vi)    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries do not sell, rent or otherwise make available to third parties, other than service providers in the provision of services to the Company or its Subsidiaries, any Personal Data.

(u)    The Company exclusively owns all right, title, and interest in and to all Intellectual Property that has been or will be developed by or delivered to the Company by Chetu, Inc. (“Chetu”) pursuant to the Agreement for Software Development and Maintenance Services between the Company and Chetu dated December 10, 2018 (the “Chetu Agreement”), free and clear of any Liens. All Intellectual Property licenses and rights granted by Chetu to the Company pursuant to the Chetu Agreement are perpetual and non-terminable, and will survive expiration or termination of the Chetu Agreement in perpetuity.

2.9    Material Contracts.

(a)    Part 2.9(a) of the Company Disclosure Schedule lists each Contract that is in effect, and that has not expired or been terminated in accordance with its terms, as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are otherwise bound of the following categories (such Contracts required to be disclosed under Part 2.9(a) of the Company Disclosure Schedule, together with the Company Intellectual Property Agreements, the “Material Contracts”):

(i)    any Contract (or group of related Contracts), other than a Company Plan or Company Service Provider Agreement, that requires future payments by or to the Company or any of its Subsidiaries in excess of $200,000 in any calendar year, including any such Contract (or group of such Contracts that are related) for the purchase, lease or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services, in each case to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice;

(ii)    (A) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or assets (other than pursuant to non-exclusive licenses or grants of rights); (B) any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any operating business or assets (other than pursuant to non-exclusive licenses or grants of rights) under which the Company or any of its Subsidiaries have any executory covenants or indemnification or other obligations or rights (including put or call options); or (C) any Contract under which the Company or any of its Subsidiaries have any indemnification obligations, other than any such Contracts entered into in the Ordinary Course of Business;

(iii)    other than the Loan Agreement, (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company or any of its Subsidiaries; (B) any Contract evidencing or relating to Debt of the Company or any of its Subsidiaries or providing for the creation of or granting any Lien upon any of the property or assets of the Company or any of its Subsidiaries (excluding Permitted Liens); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the Ordinary Course of Business) or (2) obligating or committing the Company or any of its Subsidiaries to make any such loans or advances; and (D) any currency, commodity or other hedging or swap Contract;

(iv)    (A) any Contract creating or purporting to create any partnership, alliance or joint venture or any sharing of profits or losses by the Company or any of its Subsidiaries with any Third Party; or (B) any Contract that provides for “earn-outs” or other contingent payments by or to the Company or any of its Subsidiaries that have not yet been paid to the Company (excluding any contingent payments arising pursuant to recruiting agreements for Company Service Providers entered in into in the Ordinary Course of Business);

(v)    any collective bargaining agreement or similar Contract with any trade union, works council or other labor organization;

(vi)    any offer letter, employment agreement, independent contractor agreement, or other Contract (A) with any current Company Service Provider that is not immediately terminable at-will by the Company or its applicable Subsidiary without notice, severance, or other cost or liability; (B) with any Person that provides for retention payments, change of control payments, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger; and (C) with any current Company Service Provider pursuant to which the Company or any of its Subsidiaries are or reasonably could be obligated to pay compensation in excess of $250,000 annually;

(vii)    any Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or that imposes any monetary or other material obligations upon the Company or any of its Subsidiaries to any Governmental Body after the date of this Agreement;

(viii)    all joint venture, partnership (involving sharing of profits) or similar Contracts (and not including any sharing of profits by a Third Party with the Company that are based on sales of goods or services other than Company Products);

(ix)    any Contract under which any Governmental Body has any material rights;

(x)    (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company, any of its Subsidiaries or, after the Closing, Parent or the Surviving Corporation or any of its Subsidiaries from engaging in any business or activity in any geographic area or other jurisdiction, other than any such covenant set forth in this Agreement or the agreements ancillary hereto; (B) any Contract in which the Company or any of its Subsidiaries have granted “exclusivity” or that requires the Company or any of its Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract; (C) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; or (D) any Contract containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, is required to be at least as favorable to such party as those offered to another Person;

(xi)    any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Company or any of its Subsidiaries;

(xii)    any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $70,000 or more individually;

(xiii)    any lease, sublease, rental or occupancy agreement, license (not relating to Intellectual Property), installment, and conditional sale agreement or agreement under which the Company or any of its Subsidiaries are the lessee or lessor of, or own, use or operate any leasehold or other interest in any real or personal property; and

(xiv)    any Contract not otherwise listed or required to be listed in Part 2.9(a) of the Company Disclosure Schedule (including Company Intellectual Property Agreements) that, if terminated, or if such Contract expired without being renewed, would have a Company Material Adverse Effect.

(b)    With respect to each Material Contract listed in Part 2.9(a) of the Company Disclosure Schedule: (i) such Material Contract is, to the Knowledge of the Company, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against each party thereto other than the Company or any of its Subsidiaries, in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) neither the Company nor any of its Subsidiaries is in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and, to the Knowledge of the Company, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has made available to Parent true and complete copies of each such Material Contract in all material respects (including all modifications, amendments and supplements thereto and waivers thereunder, but not including purchase orders and similar confirmatory documents not specific to provisions that make such Contract a Material Contract). Since January 1, 2019, none of the Company or its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract by the Company.

(c)    As of the date of this Agreement, no Third Party to any Material Contract that is a Significant Customer or Significant Supplier has indicated to the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally that it desires to materially modify, renew, renegotiate or cancel any Material Contract to which it is a party.

2.10    Liabilities. Neither the Company nor any of its Subsidiaries have any liabilities required by GAAP to be reflected in the Unaudited Balance Sheet or footnotes to the Unaudited Balance Sheet other than: (a) those set forth on the face of the Unaudited Balance Sheet; (b) those incurred in the Ordinary Course of Business since the date of the Unaudited Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d) those that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Part 2.10 of the Company Disclosure Schedule sets forth all of the Debt of the Company and its Subsidiaries outstanding as of the date of this Agreement.

2.11    Compliance with Laws; Permits.

(a)    The Company and its Subsidiaries are in material compliance with, and at all times during the past five years have been in material compliance with, applicable Laws, including those relating to employment, and as of the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written notices of any violation with respect to such Laws.

(b)    The Company and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Body (i) pursuant to which the Company or its Subsidiaries currently operate or hold any interest in any of their respective assets or properties or (ii) that is required for the conduct of the business of the Company and its Subsidiaries or the holding of any such interest (all of the foregoing consents, business licenses, permits, grants and other authorizations, collectively, the “Permits”), and all of the Permits are in full force and effect. Part 2.11(b) of the Company Disclosure Schedule lists all Permits as of the date of this Agreement, other than Permits which the Company’s failure to obtain or possess would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Body regarding (A) any actual or possible violation of any Permit or any failure to comply with any term or requirement of any Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, and to the Knowledge of the Company, no such notice or other communication is forthcoming. The Company and its Subsidiaries have materially complied with all of the terms of the Permits and none of the Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Merger.

2.12    Certain Business Practices. Each of the Company and its Subsidiaries, and to the Knowledge of the Company, the Company Service Providers or other Representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.

2.13    Tax Matters.

(a)    Each of the Company and its Subsidiaries has duly and timely filed all income and other material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid. The Company and its Subsidiaries have made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Liens for current Taxes not yet delinquent) upon any of the assets of the Company or its Subsidiaries.

(b)    The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Unaudited Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) in accordance with GAAP, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the Unaudited Balance Sheet Date, the Company and its Subsidiaries have not incurred any liability for Taxes outside the Ordinary Course of Business.

(c)    No audit or other examination of any Tax Return of the Company or its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. Any past audit of any Tax Return of the Company and its Subsidiaries has been completed and fully resolved and all Taxes determined by such audit to be due from the Company and its Subsidiaries have been paid in full to the applicable Governmental Body. There is no unresolved material Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)    The Company and its Subsidiaries have withheld or collected and properly reported and timely paid over to the appropriate Governmental Body all Taxes required to have been withheld or collected, reported and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, or other Third Party. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all persons who have provided services to the Company and its Subsidiaries that have been classified as independent contractors for Tax purposes were properly so classified.

(e)    The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    None of the Company or its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as related to Section 355 of the Code) in the two years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(g)    None of the Company and its Subsidiaries (i) has a disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or non-U.S. tax law, or (ii) has consummated or participated in, or is currently participating in, any transaction which was or is a “reportable transaction” as defined in Section 6707A(c)(1) of the Code or the Treasury Regulations promulgated thereunder, or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax law.

(h)    Neither the Company nor any of its Subsidiaries will be required to include an item of income or gain in, or exclude an item of deduction or loss from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting or use of an improper method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or prior to the Closing Date; (iii) election pursuant to Section 108(i) or Section 965(h) of the Code (or any comparable or similar provisions of applicable Law) made on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) intercompany transactions (including any intercompany transaction subject to Sections 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) arising from a transaction consummated on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(i)    The Company has made available to Parent true and complete copies of all income and other material Tax Returns for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company or any of its Subsidiaries. Part 2.13(i) of the Company Disclosure Schedule sets forth each jurisdiction where the Company and its Subsidiaries will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid.

(j)    Neither the Company nor any of its Subsidiaries is a party to any agreement with any Third Party relating to allocating or sharing the payment of, or liability for, Taxes (other than an Ordinary Commercial Agreement). None of the Company and its Subsidiaries is or has ever been a member of a consolidated, combined, unitary or affiliated group. None of the Company and its Subsidiaries has any potential liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by Contract (other than an Ordinary Commercial Agreement), or (iv) by operation of Law or otherwise.

(k)    Except for the Company’s interest in the Subsidiaries set forth in Part 2.1(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business Entity for U.S. federal income Tax purposes, or any interest in a joint venture, Contract or other arrangement that could reasonably be treated as a partnership for U.S. federal income Tax purposes. The Company is and always has been, a domestic corporation taxable under subchapter C of the Code, and each Subsidiary of the Company is and has always been a foreign corporation, in each case, for U.S. federal income Tax purposes, and has had comparable status as a corporation under the Laws of any state, local or foreign jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company and each of its Subsidiaries uses the accrual method of accounting for income Tax purposes. The taxable year of the Company and each of its Subsidiaries is the calendar year ending December 31.

(l)    No claim has been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has ever (i) had a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than its country of formation or otherwise has or has had an office or fixed place of business in a country other than its country of formation; or (ii) engaged in a trade or business in any country other than its country of formation that subjects it to Tax in such other country. Neither the Company nor any of its Subsidiaries is required to register in any jurisdiction for VAT purposes pursuant to applicable Laws.

(m)    The Company and its Subsidiaries are, and have been, in compliance with the requirements for any applicable Tax holidays or incentives that have current applicability to the Company and its Subsidiaries, and no such Tax holiday or incentive will be jeopardized by the transactions contemplated by this Agreement. Parent and its Subsidiaries (including the Surviving Corporation) will not be liable to any Governmental Body for any amounts benefitting the Company or any of its Subsidiaries before the Closing under any Tax holiday or incentive (including as a result of a termination thereof or disqualification therefrom). The Company has not availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law.

(n)    No share of Company Capital Stock and no Company Warrant is a “covered security” within the meaning of Section 6045(g) of the Code. A valid election under Section 83(b) of the Code was made for each share of Company Capital Stock that was issued in connection with the performance of services and that is or was subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code. The Company has delivered to Parent true, correct, and complete copies of all election statements under Section 83(b) of the Code received by the Company in accordance with Treasury Regulation Section 1.83-2(d).

(o)    Neither the Company nor any of its Subsidiaries has participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

(p)    The Company and its Subsidiaries are in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code. The Company has not entered into a cost sharing arrangement or agreement to share research and development costs or rights to any Company Owned Intellectual Property Rights.

(q)    Neither the Company nor any of its Subsidiaries has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.

(r)    Each of the Subsidiaries of the Company (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) has never been a “passive foreign investment company” as defined in Section 1297 of the Code, (iii) is not a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code, and (iv) is not subject to U.S. federal income Tax under any provision of the Code (other than Taxes collected by means of withholding). The Company would not be required to include any material amount as income under Sections 951 or 951A of the Code if the taxable year of each of the Subsidiaries of the Company is deemed to close on the Closing Date. As of the Closing Date, none of the Subsidiaries of the Company will hold any assets that constitute United States property within the meaning of Section 956 of the Code.

(s)    None of the Company or its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.14    Employee Benefit Plans.

(a)    Part 2.14(a) of the Company Disclosure Schedule sets forth a list of all Company Plans and Company Service Provider Agreements in effect as of the date of this Agreement (other than (i) Company Service Provider Agreements with employees that are terminable at-will by the Company or any Company ERISA Affiliate without a required notice period or severance or change of control pay or benefits, in which case only the form of such Company Service Provider Agreements will be listed, (ii) individual equity award agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of equity award agreement will be listed, and (iii) Company Service Provider Agreements with consultants that are terminable without penalty on not more than thirty (30) days’ notice, in which case only forms of such Company Service Provider Agreements will be listed, unless any such Company Service Provider Agreements provides (x) severance or change of control pay or benefits that are, in each case, greater than required by applicable Law or (y) could reasonably obligate the Company or any of its Subsidiaries to pay compensation in excess of $200,000 annually).

(b)    With respect to each Company Plan and Company Service Provider Agreement (other than those that are materially consistent with a Standard Form IP Agreement), the Company has made available to Parent true and complete copies of (to the extent applicable): (i) each writing constituting a part of any written Company Plan and Company Service Provider Agreement and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan or Company Service Provider Agreement, and written summaries of the material terms of all unwritten Company Plans and Company Service Provider Agreements; (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto) as filed with the IRS; (iii) the most recent summary plan description and all summaries of material modifications; (iv) the most recent IRS determination, opinion or advisory letter issued with respect thereto; (v) the most recent summary annual reports, nondiscrimination testing reports and actuarial reports; (vi) all written reports constituting a valuation of the Company Capital Stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside, third-party valuation firm; and (vii) all material written correspondence given to such Company Plan or Company Service Provider Agreement, the Company or any Company ERISA Affiliate by any Governmental Body (including any foreign Governmental Body responsible for the regulation of such Company Plan or Company Service Provider Agreement) during the three years preceding the date of this Agreement relating to such Company Plan or Company Service Provider Agreement or provided to any such Entity by the Company Plan or Company Service Provider Agreement, the Company or a Company ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan or Company Service Provider Agreement.

(c)    In all material respects, each Company Plan and Company Service Provider Agreement has been established, funded, operated, administered and maintained in accordance with its terms and in compliance with all applicable Laws, including the Code. There are no Legal Proceedings or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than individual claims for benefits payable in the normal operation of the Company Plan or Company Service Provider Agreement) with respect to any Company Plan or Company Service Provider Agreement. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan or Company Service Provider Agreement. Company and each Company ERISA Affiliate have timely made all contributions, distributions, reimbursements and payments that are due with respect to each Company Plan and Company Service Provider Agreement, and all contributions, distributions, reimbursements and payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued with respect to each Company Plan and Company Service Provider Agreement. Each Company Plan and Company Service Provider Agreement can be amended, terminated or otherwise discontinued at any time in accordance with its terms, without liability to Parent, the Company or any Company ERISA Affiliate (other than ordinary administration expenses).

(d)    The Company Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the

Code have received determination, opinion or advisory letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan or the tax exempt status of the related trust.

(e)    No payment or benefit which will or may be made with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) in connection or association with the consummation of the Merger (either alone or in combination with any other event) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Company or any Company ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f)    Neither the execution or delivery of this Agreement nor the consummation of the Merger will (either alone or in connection with any other event): (i) result in any payment by the Company or its Subsidiaries becoming due to any Company Service Provider, (ii) increase any amount of compensation or benefits otherwise payable under any Company Plan or Company Service Provider Agreement, (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Plan or Company Service Provider Agreement, (iv) require any contribution or payment to fund any obligation under any Company Plan or Company Service Provider Agreement, or (v) limit the right to amend or terminate any Company Plan or Company Service Provider Agreement.

(g)    No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to any plan that is or was (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413 of the Code, or (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The Company has no current or contingent liability or obligation as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h)    No Company Plan or Company Service Provider Agreement is, and neither the Company nor any Company ERISA Affiliate has or has ever sponsored, maintained contributed to, been required to contribute to or had or has any obligations or liability (current or contingent) under or with respect to, any Foreign Plan.

(i)    No Company Plan or Company Service Provider Agreement provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law, and neither the Company nor Company ERISA Affiliates has made a written or oral representation promising the same to any Company Service Provider.

(j)    Each Company Plan or Company Service Provider Agreement providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

2.15    Employee Matters.

(a)    The Company has made available to the Parent a true and correct list, as of the date of this Agreement, containing: (i) the names of all current Company Service Providers and identification as either a full-time, part-time or temporary employee or independent contractor; (ii) the annual dollar amount of all compensation (including wages, salary or fees, commissions and bonuses) payable to each such Company

Service Provider; (iii), dates of first employment or service; (iv) current job title of each employee of the Company or its Subsidiaries; (v) any eligibility to receive severance, notice of termination, retention payment, change of control payment, or other similar compensation; (vi) visa status, if applicable; and (vii) with respect to employees, a designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act, as amended and any similar state law.

(b)    The Company and its Subsidiaries: (i) are, and at all times during the prior five years have been, in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, relating to employment and employment practices, including, but not limited to, payment of wages, hours of work, employment taxes and withholdings, labor relations, discrimination, worker classification (including the proper classification of workers as employees or independent contractors and/or consultants), harassment, retaliation, immigration, wrongful discharge or other violation of the rights of any current, former, or prospective Company Service Provider; (ii) have withheld and reported all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Service Provider; and (iii) have no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Service Provider (other than routine payments to be made in the normal course of business). To the Knowledge of the Company, each current Company Service Provider is legally authorized to work in his or her current position under applicable United States or foreign immigration laws.

(c)    Neither the Company nor its Subsidiaries are, or ever have been, a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is currently no, nor has there ever been any, representation campaign or organizing activity with respect to any Company Service Provider.

(d)    There are no currently pending, nor have there ever been any, actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings against the Company or any of its Subsidiaries by or with any Governmental Body, arbitrator, or other dispute resolution forum in connection with the application, employment or engagement of any current, former or prospective Company Service Provider including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws, nor, to the Knowledge of the Company, are any such Legal Proceedings threatened to be brought or filed.

(e)    To the Knowledge of the Company, (i) no allegations of sexual harassment or misconduct have been made against (A) any of the Company Management, or other officer or director of the Company or any Subsidiary or (B) any Company Service Provider who, directly or indirectly, supervises other Company Service Providers, and (ii) neither the Company nor any of its Subsidiary have entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by any Company Service Provider or other Person.

(f)    As of the date of this Agreement, no current Company Service Provider (including any of the Company Management) has provided written notice to the Company or applicable Subsidiary of his, her or its intent to terminate his, her, or its relationship with the Company or applicable Subsidiary as of the date of this Agreement.

(g)    (i) All current Company Service Providers who are employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the

Company’s and its Subsidiaries’ relationships with all other current non-employee Company Service Providers can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; (iii) no current Company Service Provider is unable to perform services for the Company or any Subsidiary as a result of a leave of absence; (iv) each Company Service Provider who has rendered services to the Company or any of its Subsidiaries who is or was classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under any Company Plans or prior employee benefit plans) is properly so characterized, and the Company does not have any material liability as a result of the failure to properly classify any such Company Service Provider as an employee of the Company; (v) the Company and its Subsidiaries have never had any temporary or leased employees that were not treated and accounted for in all respects as employees; and (vi) each Company Service Provider who was or is classified as an employee has been correctly classified as exempt or non-exempt for purposes of all applicable Laws, and overtime has been properly recorded and paid for all such employees classified as non-exempt.

(h)    The Company and its Subsidiaries are, and at all times during the past five years have been, in compliance with all Contracts, Company Service Provider Agreements, and any other obligations due to or in connection with any Company Service Provider. There are no sums owing to any Company Service Provider, other than reimbursements of expenses and fees for the applicable current work period.

2.16    Environmental Matters. The Company and its Subsidiaries are and for the past five years have been in material compliance with all applicable Environmental Laws. During the past five years (or earlier if unresolved), neither the Company nor any of its Subsidiaries have received any written notices, demand letters or requests for information from any Governmental Body or any other Person indicating that the Company or any of its Subsidiaries are or may be in violation of, or may be liable under, any Environmental Law, and neither the Company nor any of its Subsidiaries are subject to any pending or, to Knowledge of the Company, threatened action or investigation by any Governmental Body under any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received any written notice from a Governmental Body or any other Person during the past five years (or earlier if unresolved) that alleges that such current or prior owner or the Company or any of its Subsidiaries are materially violating or have materially violated, or are liable under any Environmental Law. The Company and its Subsidiaries are and for the past five years have been in compliance in all material respects with, and have no material liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management, handling, disposal or release of Hazardous Substances under such leases. All Environmental Permits, if any, required to be obtained and maintained by the Company and its Subsidiaries under any Environmental Law in connection with its operations as they have been or are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained and maintained by the Company and its Subsidiaries, are in full force and effect, and the Company and its Subsidiaries are and for the past five years have been in material compliance with the terms thereof. Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Substances on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Substances, in each case that has resulted in or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Laws. The Company has made available to Parent true and complete copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business or real properties of the Company or its Subsidiaries.

2.17    Insurance. As of the date of this Agreement, the Company and its Subsidiaries have the insurance of the types and in the amounts set forth in Part 2.17 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company and its Subsidiaries are in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has made available to Parent true and complete copies of the Insurance Policies.

2.18    Legal Proceedings; Orders. (a) There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company, its Subsidiaries or any of the assets owned or used by the Company or its Subsidiaries or any Person whose liability the Company or its Subsidiaries have retained or assumed, either contractually or by operation of Law (excluding any Legal Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions (“Deal Related Litigation”)) and (b) as of the date of this Agreement, there is no pending Deal Related Litigation, and, to the Knowledge of the Company, no Person has threatened to commence any Deal Related Litigation. There is no order, writ, injunction, judgment or decree to which the Company, its Subsidiaries or any of the assets owned or used by the Company or its Subsidiaries, or any of the Company’s officers or directors (in their respective capacities as such), is subject.

2.19    Authority; Binding Nature of Agreement. Subject to receipt of the Required Company Stockholder Vote, the Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. As of the date of this Agreement, the Company Board has (a) determined that this Agreement, the Merger and the Contemplated Transactions, are advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Company Stockholder vote to approve the Company Stockholder Matters. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.20    Vote Required. The adoption of this Agreement and approval of the Merger requires the affirmative vote (or written consent) (the “Required Company Stockholder Vote”) of: (a) the holders of a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis) outstanding on the applicable record date, voting together as a single class, and (b) the holders of more than 50% of the outstanding shares of Company Preferred Stock outstanding on the applicable record date, voting as a separate class. The Required Company Stockholder Vote is the only vote (or written consent) of the holders of any class or series of Company Capital Stock required under applicable Law, the Company Charter or the Company’s bylaws to adopt and approve this Agreement and approve the Merger.

2.21    Customers and Suppliers. Neither the Company nor its Subsidiaries have outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2019, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, taken as a whole, based on revenue recognized by the Company with respect to such periods (each, a “Significant Customer”), and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Part 2.21(a) of the Company Disclosure Schedule. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written or, to the Knowledge of the Company, other information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or such Subsidiary (or the Surviving Corporation or Parent or any of their respective Subsidiaries) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company, its Subsidiaries (or the Surviving Corporation or Parent or any of their respective Subsidiaries). The Company has no outstanding material disputes concerning products and/or services provided by any supplier or partner who either (i) in the year ended December 31, 2019, was one of the 10 largest suppliers of products and/or services to or partner of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company with respect to such periods (a “Top 10 Supplier”), or (ii) provided products or services critical to the Company’s provision of the Company Products (each of (i) or (ii), a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company or any of its Subsidiaries. Each Top 10 Supplier is listed on Part 2.21(b) of the Company Disclosure Schedule. As of the date of this Agreement, neither the Company nor its Subsidiaries have received any written or, to the Knowledge of the Company, other information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or its Subsidiaries (or the Surviving Corporation or Parent or any of their respective Subsidiaries) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company or its Subsidiaries (or the Surviving Corporation or Parent or any of their respective Subsidiaries).

2.22    Non-Contravention; Consents. With respect to clauses (b) and (c) only, except for violations and defaults that would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, and except for the Material Consents, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, will not cause a: (a) violation of any of the provisions of the Company Charter, the Company’s bylaws of the Company or the organizational documents of each of the Subsidiaries of the Company; (b) violation by the Company or any of its Subsidiaries of any Law applicable to the Company or such Subsidiary; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company or any of its Subsidiaries under, result in a material modification or termination under, or give to others any rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on, any of the properties or assets of the Company or its Subsidiaries, pursuant to any Material Contract. Except as may be required by the DGCL or governmental regulation, as would not reasonable be expected to be material to the Company or its Subsidiaries, taken as a whole, or as set forth in Part 2.22 of the Company Disclosure Schedule (the “Material Consents”), neither the Company nor its Subsidiaries are required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or the Contemplated Transactions. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Charter, the Company’s bylaws or the organizational documents of each of the Subsidiaries of the Company, or pursuant to any Law to which the Company or its Subsidiaries are subject, is, or at the Effective Time will be, applicable to this Agreement, the Merger or the Contemplated Transactions.

2.23    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.24    Related Party Transactions. Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, there are no obligations of the Company or any of its Subsidiaries to, or Contracts with, current or former officers, directors, stockholders or employees of the Company, its Subsidiaries or their respective Affiliates or family members other than (a) for payment of ordinary course salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company or its Subsidiaries, (c) benefits due under Company Plans, Company Service Provider Agreements and ordinary course fringe benefits not required to be listed on Part 2.14(a) of the Company Disclosure Schedule, (d) Company Plans or Company Service Provider Agreements and (e) the Company Warrant and agreements relating to Company Options (each Contract required to be set forth on Part 2.24(a) of the Company Disclosure Schedule, an “Affiliated Agreement”). To the Knowledge of the Company, no officer, director or employee of the Company or any of its Subsidiaries or Company Stockholder is directly interested in any Material Contract. Except as set forth in Part 2.24(b) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Entity that is a material supplier, contractor, lessor, lessee or competitor of the Company and its Subsidiaries.

2.25    Disclosure. The information supplied by the Company and its Subsidiaries for inclusion in the Registration Statement (including any of the Company Financial Statement) will not, as of the date of the Registration Statement or as of the date such information is prepared or presented, (i) contain any statement that is materially inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger represent and warrant to Company, except as set forth in the Parent Disclosure Schedule (subject to (a) the qualifications set forth in Section 11.15 (Disclosure Schedule) or (b) as disclosed in the Parent SEC Reports filed with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, in each case, prior to the date of this Agreement, and excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), and only to the extent that it is reasonably apparent form a reading of such Parent SEC Report that it is applicable to such section of the Parent Disclosure Schedule (except to the extent such representations and warranties are specifically made as of a particular date, in which case Parent and Merger Sub make the representations and warranties as of such particular date), as follows:

3.1    Due Incorporation; Subsidiaries. Parent is a corporation duly organized and validly existing under the Laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2    Capitalization, Etc.

(a)    As of May 15, 2020 (the “Parent Capitalization Date”), the authorized Parent Capital Stock consists solely of (i) 95,000,000 shares of Parent Common Stock, and (ii) 5,000,000 shares of Parent Preferred Stock. A total of 57,115,895 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, Parent has reserved the following shares of Parent Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Parent Equity Plans: 5,405,529 shares are subject to outstanding and unexercised options to purchase Parent Common Stock, 2,852,007 shares are subject unvested restricted stock awards (including 1,080,000 unvested performance stock awards), and 985,409 shares remain available for issuance thereunder. 1,704,005 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2014 Employee Stock Purchase Plan. The Debt of Parent as of the Parent Capitalization Date is listed on Part 3.2(a) of the Parent Disclosure Schedule.

(b)    Except as described in Section 3.2(a) (Capitalization, Etc.), (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) issued or granted by Parent, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Capital Stock or other equity securities of Parent, (B) there are no obligations, contingent or otherwise, of Parent to (1) repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent.

(c)    There are no voting trusts, irrevocable proxies or other Contracts or understandings to which Parent, or any holder of the warrants or options to purchase Parent Common Stock is a party or is bound with respect to the voting or consent of any shares of Parent Capital Stock.

(d)    All of the outstanding shares of Parent Capital Stock are and have been duly authorized and validly issued, and are fully paid and nonassessable, are not subject to any preemptive rights, purchase options, call options, rights of first refusal or similar rights or any other Liens and have been issued and granted in all material respects in compliance with all applicable securities Laws and other applicable Laws.

(e)    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of the Effective Time shall be, directly or indirectly owned by Parent.

3.3    Authority; Binding Nature of Agreement. Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform their obligations under this Agreement and any Ancillary Agreements to which they are a party, and the execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Agreements to which they are a party have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b)  rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.4     Non-Contravention; Consents. The execution and delivery of this Agreement or any of the Ancillary Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions will not cause: (a) a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions, or (c) a default on the part of Parent or Merger Sub under any material Contract of Parent or Merger Sub, except as would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions. Except as may be required by the (i) the filing with the SEC of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC, and other filings required under, and compliance with other applicable requirements of, the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions; (ii) such filings and approvals as may be required under Securities Act of 1933, as amended, or the rules and regulations of Nasdaq, (iii) the DGCL or governmental regulation, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material Contract of Parent or Merger Sub at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the Merger.

3.5    Absence of Certain Changes. Except as expressly contemplated by this Agreement, between December 31, 2019 and the date of this Agreement (a) no event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (b) no event or action has occurred that would require the consent of the Company pursuant to Section 4.3 (Conduct of the Business of Parent) if such event or action occurred during the Pre-Closing Period; or (c) except in connection with the Contemplated Transactions, Parent and its Subsidiaries have used or held its assets and properties for use and has operated and conducted its business in all material respects, in the Ordinary Course of Business.

3.6    Intellectual Property. Parent and its Subsidiaries have and follow a policy of entering into agreements with Parent Service Providers who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of material Intellectual Property for Parent or any of its Subsidiaries (each such Person a “Parent Author”), to obtain ownership of all of the Parent Authors’ rights, title and interest in such contribution. Parent and its Subsidiaries take commercially reasonable steps to protect and preserve the confidentiality of material confidential or non-public information of Parent or any of its Subsidiaries (including all Trade Secrets owned or possessed by Parent and its Subsidiaries), as well as material confidential or non-public information provided by any Third Party to Parent or any of its Subsidiaries under a written obligation of confidentiality to the extent required pursuant to that written obligation. Parent and its Subsidiaries are not a party to any Legal Proceeding as of the date of this Agreement alleging that the operation of the business of Parent and its Subsidiaries infringes (directly or indirectly, including via contribution or inducement), misappropriates or violates any Intellectual Property Rights of a Third Party, or constitutes unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which Parent or any of its Subsidiaries conducts its business or in which Parent Products are developed, manufactured, marketed, distributed, licensed or sold, that would be material to Parent and its Subsidiaries, taken as a whole.

3.7    Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending (or, to the knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub (a) challenging the Merger or (b) that would be material to Parent and its Subsidiaries, taken as a whole.

3.8    SEC Reports, Financial Statements.

(a)    Parent and its Subsidiaries have timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2019 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.

(b)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. Since January 1, 2018, neither Parent nor Merger Sub has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(c)    The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.

(d)    Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Parent nor, to the knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent Financial Statements.

3.9    Liabilities. Parent has no liabilities required by GAAP to be reflected in the audited consolidated balance sheet or footnotes as of March 31, 2020 (the “Parent Audited Balance Sheet”) included in the Parent Financial Statements, other than: (a) those set forth on the face of the Parent Audited Balance Sheet; (b) those incurred in the Ordinary Course of Business since the date of the Parent Audited Balance Sheet (none of which arose out of, in connection with or as a result of any breach of Contract, tort, infringement of Intellectual Property or violation of Law, and none of which are, individually or in the aggregate, material to Parent’s business as presently operated); (c) those incurred pursuant to performance of this Agreement; and (d)  those that are not, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

3.10    Compliance with Laws. Parent and Merger Sub are in material compliance with, and at all times during the past five years have been in material compliance with, applicable Laws, including those relating to employment and the listing and other rules and regulations of Nasdaq, and as of the date of this Agreement, neither Parent nor Merger Sub has received any written notices of any violation with respect to such Laws.

3.11    Merger Sub. Merger Sub (a) was formed solely for the purpose of engaging in the Contemplated Transactions and is a wholly owned subsidiary of Parent, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

3.12    Acknowledgement Regarding Representations.

(a)    The representations and warranties of the Company set forth in this Agreement constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that (i) no Company Stockholder or Representative of the Company is making any representations or warranties whatsoever regarding the Company, express, implied or statutory and (ii) without limiting representations and warranties set forth in the Ancillary Agreements by the parties thereto, all representations or warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and, except for the representations and warranties of the Company set forth in Section 2 of this Agreement and the representations and warranties set forth in the Ancillary Agreements by the parties thereto, neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement or the Contemplated Transactions, express, implied or statutory.

(b)    In connection with the due diligence investigation of the Company by Parent and its Affiliates and Representatives, Parent and its Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their businesses and operations. Parent hereby acknowledges and agrees that, except to the extent explicitly covered by the representations and warranties of the Company set forth in Section 2 of this Agreement, neither the Company, nor any of its Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans or the accuracy or completeness thereof.

3.13    No Parent Vote Required. No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the Contemplated Transactions.

3.14    Valid Issuance. The Parent Common Stock to be issued as Merger Shares pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities Laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

3.15    Disclosure. The information supplied by Parent and the Merger Sub for inclusion in the Registration Statement (including any of the Parent financial statements) will not, as of the effective date of the Registration Statement or as of the date such information is prepared or presented, (i) contain any statement that is materially inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.

4.	CERTAIN COVENANTS

4.1    Access. During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and its Subsidiaries’ personnel, facilities, properties, the existing books, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to the Company and its Subsidiaries for the purpose of enabling Parent to verify the accuracy of the Company’s representations and warranties contained in this Agreement or as Parent may otherwise reasonably request and (b) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and its Subsidiaries, including copies of the existing books, records, Contracts, Tax Returns, Company Plans, work papers and other documents and information relating to the Company and its Subsidiaries, in each of cases (a) and (b), as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense and in such a manner as to maintain the confidentiality of this Agreement and the Contemplated Transactions in accordance with the terms hereof and not to unduly and materially interfere with the normal operation of the business of the Company and its Subsidiaries. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s reasonable judgment (based on the advice of outside counsel) (a) waive any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent) or (b) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Subsidiaries are a party, so long as the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law, agreement or duty).

4.2    Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Schedule 4.2, (x) to the extent necessary to comply with the Company’s obligations under this Agreement, (y) as necessary to ensure that the Company and its Subsidiaries comply with applicable Laws and obligations under any Material Contract, or (z) with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company and its Subsidiaries shall operate in the Ordinary Course of Business and in compliance with applicable Law; (ii) use commercially reasonable efforts to (A) preserve substantially intact its present business organization, (B) preserve its material relationships with suppliers, distributors, licensors, licensees and others to whom the Company or its Subsidiaries have contractual obligations, (C) prosecute and maintain the Patents licensed by the Company or its Subsidiaries and other material Company Registered Intellectual Property, and (D) file all Tax Returns and pay all Taxes when due (except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been have been established in accordance with GAAP, with respect to which Parent has been notified in advance in writing); and (iii) except as set forth in Schedule 4.2, neither the Company nor its Subsidiaries shall:

(a)    change or amend the Company Charter, the Company’s bylaws or the organizational documents of the Subsidiaries of the Company, or authorize or propose the same;

(b)    split, combine or reclassify any of its capital stock (except in connection with the conversion of Company Preferred Stock to Company Common Stock, the exercise of the Company Warrant or Company Options, or any conversion to Company Capital Stock pursuant to the Term Loan Agreement); issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; declare, set aside, or pay any dividend or make any distribution (whether in cash or in kind) with respect to any of its capital stock, membership interest or other equity interests (as applicable) or redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock, membership interests or other equity interests (as applicable);

(c)    issue, deliver, transfer or sell, or authorize to issue, deliver, transfer or sell, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, calls, conversion rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, or authorize or propose any change in its equity capitalization or capital structure; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options, conversion of Company Preferred Stock to Company Common Stock or other rights for Company Common Stock outstanding as of the date of this Agreement, (ii) the Company may issue shares of Company Capital Stock in connection with the exercise of the Company Warrant outstanding as of the date of this Agreement and (iii) the Company may issue shares of Company Capital Stock in connection with the conversion of the outstanding principal balance and accrued interest under the Term Loan Agreement;

(d)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect;

(e)    incur any Debt for borrowed money, or guarantee any such Debt, or issue or sell any debt securities or guarantee any debt securities of others, other than as set forth in the Loan Agreement or Schedule 4.2;

(f)    make any capital expenditures, capital additions or capital improvements, in excess of $100,000 per fiscal quarter in the Pre-Closing Period;

(g)    knowingly waive any material right of the Company or its Subsidiaries under any Material Contract;

(h)    acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity;

(i)    (A) initiate any new line of business, (B) make any loan or capital contribution to any Person (other than business-related advances to its employees in the Ordinary Course of Business) or (C) otherwise acquire or agree to acquire any securities or assets of a Third Party that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(j)    terminate, cancel, amend, waive, modify or fail to maintain, use commercially reasonable efforts to renew or comply with any material Permit;

(k)    sell, assign or otherwise dispose of, lease or exclusively license any properties or assets of the Company or its Subsidiaries which are material to the Company and its Subsidiaries taken as a whole;

(l)    (i) sell, assign, transfer, license, abandon or otherwise dispose of any Company Owned Intellectual Property, or (ii) acquire, in-license or otherwise obtain any right, title or interest in or to any pending or issued Patents, inventions, patent disclosures or other material Intellectual Property from any other Person (other than, with respect to each of clauses (i) and (ii), non-exclusive licenses or other non-exclusive grants of rights entered into in the Ordinary Course of Business, and, as applicable, on terms materially consistent with the Company’s applicable form agreement(s), provided that any Intellectual Property arising from any such form agreement, for such agreements entered into in the Pre-Closing Period, will be solely owned by the Company or its Subsidiaries to the extent permitted under applicable Law);

(m)    enter into any Material Contract, amend or modify in any material respect any Material Contract or terminate any Material Contract;

(n)    make, revoke, or change any material election in respect of Taxes, change an annual Tax accounting period, adopt or change any accounting method in respect of Taxes, file any amended Tax Return, enter into any Tax allocation, sharing or indemnity agreement (other than an Ordinary Commercial Agreement) or any Closing agreement with respect to Taxes, settle any claim or assessment in respect of Taxes, surrender or abandon any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(o)     (i) adopt, establish, enter into, amend or terminate any Company Equity Plan, Company Plan or Company Service Provider Agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Service Provider Agreement if it were in existence as of the date of this Agreement (except for amendments to be required to comply with applicable Law), (ii) increase the compensation or benefits (including severance, termination, retention and change of control compensation or benefits) of, or grant any bonus or other incentive compensation to, any Company Service Provider (including in respect of stock options, restricted stock units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Equity Plan or awards made thereunder), (iii) grant any severance or termination pay to any Company Service Provider, (iv) terminate the employment or engagement of any Company Service Provider other than for cause and after advance notification to Parent, (v) hire or engage any new Company Service Provider, or (vi) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Equity Plan (except as provided in Section 5.9 (Company Options)) or other Company Plan or other Contract.

(p)    terminate or allow to lapse any of the Insurance Policies;

(q)    waive or release in writing, assign, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements (i) in the Ordinary Course of Business (ii) that involve only the payment of monetary damages not in excess of $100,000 in the aggregate and (iii) that do not include the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries; or

(r)    agree or commit to take any of the actions described in clauses (a) through (q) of this Section 4.2 (Conduct of the Business of the Company).

Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

4.3    Conduct of the Business of Parent. During the Pre-Closing Period, except (w) as set forth in Schedule 4.3, (x) to the extent necessary to comply with Parent’s obligations under this Agreement, (y) as necessary to ensure that the Parent complies with applicable Laws, or (z) with the Company’s consent (which shall not be unreasonably withheld, conditioned or delayed): Parent shall not:

(a)    change or amend the Parent Charter or Parent’s bylaws, or authorize or propose the same;

(b)    enter into or adopt any plan or agreement of complete or partial liquidation, restructuring, recapitalization or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Debt in bankruptcy or other similar Laws now or hereafter in effect; or

(c)    agree or commit to take any of the actions described in clauses above in this Section 4.3 (Conduct of the Business of Parent).

4.4    No Solicitation.

(a)    The Company and its Subsidiaries shall not, and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Takeover Proposal or Takeover Inquiry or take any action that could reasonably be expected to lead to a Takeover Proposal or Takeover Inquiry; (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Takeover Proposal or Takeover Inquiry (other than to inform any Person of the existence of the provisions in this Section 4.4 (No Solicitation)); (iii) engage in discussions or negotiations with any Person (other than to inform any Person of the existence of the provisions in this Section 4.4 (No Solicitation)) with respect to any Takeover Proposal or Takeover Inquiry; (iv) approve or recommend any Takeover Proposal; (v) execute or enter into any binding or nonbinding letter of intent, memorandum of understanding or similar understanding or Contract contemplating or otherwise relating to any Takeover Proposal (other than a confidentiality agreement permitted pursuant to this Section 4.4 (No Solicitation)); or (vi) resolve or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Company and its Subsidiaries (including a copy of this Agreement, but excluding any provisions of the Parent Disclosure Schedule) to, and enter into discussions and negotiations with, any Person and its Representatives in response to a bona fide Takeover Proposal by such Person, which the Company Board determines in good faith, after consultation with the Company’s outside financial advisor, if any, and outside legal counsel, constitutes, or would be reasonably likely to result in, a Superior Offer (that is not withdrawn) if: (A) the Takeover Proposal was not the result of the Company’s or its Representatives’ material breach of this Section 4.4 (No Solicitation), (B) prior to furnishing any information or engaging in any discussions or negotiations, the Company provides Parent at least one Business Days’ notice of its intention to furnish any information or engage in any such discussions or negotiations, and the Company enters into a confidentiality agreement containing provisions, in the aggregate, at least as favorable to the Company as those contained in the Confidentiality Agreement (other than any restrictions that would prohibit the Company or the counterparty to conduct discussion or negotiation with the Company with respect to a Takeover Proposal or to submit a Takeover Proposal to the Company) and that do not in any way restrict the Company or its Representatives from complying with its disclosure obligations owed to Parent under this Agreement and provides a copy of the executed confidentiality agreement to Parent (the “Permitted Confidentiality Agreement”) (C) the Company Board concludes in good faith based on the advice of the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Company Board under applicable Law; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative acting on behalf of the Company takes any action that, if taken by the Company, would constitute a breach of this Section 4.4 (No Solicitation), the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 (No Solicitation) by the Company for purposes of this Agreement.

(b)    If the Company or any Representative of the Company receives a Takeover Proposal or Takeover Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one Business Day after the Company becomes aware of such Takeover Proposal or Takeover Inquiry) advise Parent orally and in writing of such Takeover Proposal or Takeover Inquiry (including the identity of the Person making or submitting such Takeover Proposal or Takeover Inquiry, and the material terms thereof) provide a copy of all material written materials relating to such Takeover Proposal or Takeover Inquiry, including a written summary of all material oral communications made by any Person in connection with such Takeover Proposal or Takeover Inquiry, confidentiality agreements, and material responses from the Company or its Representatives. The Company shall keep Parent reasonably informed with respect to any material developments and material terms of any such Takeover Proposal or Takeover Inquiry (including any amendments to any material terms thereto) and the status of any material discussions or negotiations, including by promptly providing copies of any additional material requests, and any proposals, counterproposals or offers, in each case to the extent containing a change to the material terms with respect thereto, including any drafts of proposed agreements delivered to or from the counterparty with respect thereto and amendments thereto.

(c)    The Company shall immediately cease and cause to be terminated any discussions, negotiations and communications with any Person that relate to any Takeover Proposal or Takeover Inquiry that were occurring as of April 21, 2020 or as of the date of this Agreement.

(d)    Promptly after the date of this Agreement, the Company shall: (i) request each Person that has received confidential information from any of the Company or its Subsidiaries or any of their respective Representatives on behalf of the Company or its Representatives at any time during the past 12 months pursuant to a confidentiality or similar agreement in connection with such Person’s consideration of a possible Takeover Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Company or its Subsidiaries to the extent the Company has the right to make such request pursuant to a confidentiality or similar agreement with such Person; and (ii) except as otherwise permitted by Section 4.4(a) (No Solicitation), prohibit any Person from having access to any physical or electronic data room relating to any possible Takeover Proposal or Takeover Inquiry.

4.5    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the Contemplated Transactions, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

4.6    Termination of Affiliated Agreements. Prior to or contemporaneously with the Closing, the Company shall agree to the termination of, and shall use its reasonable best efforts to cause any counterparty to terminate, all Affiliated Agreements set forth on Schedule 4.6 hereto pursuant to the resolutions set forth in the Company Stockholder Written Consent (effective as of the Closing), which resolutions will not be amended, altered or repealed prior to the Closing.

5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1    Registration Statement.

(a)    As promptly as practicable after (and in any event within 30 days following) the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, a registration statement on Form S-4 to register under the Securities Act the offer and sale of the Merger Shares and the Escrow Shares pursuant to the Merger, which shall include a prospectus (as amended from time to time, the “Registration Statement”). Parent covenants and agrees that the Registration Statement will not, at the time that the Registration Statement or any amendments or supplements thereto is filed with the SEC or first mailed to the Company Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Parent for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, based on information provided by the Company or any of its Representatives specifically for inclusion therein and the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement, if any, other than with respect to the information provided by the Company or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent shall use reasonable best efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1 (Registration Statement). If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement to comply with applicable federal and state securities Laws requirements and the rules and regulations of Nasdaq.

(b)    The Parties shall reasonably cooperate with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by the other Party to be included in the Registration Statement.

(c)    Prior to filing of the Registration Statement, the Parties shall use their respective reasonable best efforts to execute and deliver to Cooley LLP (“Cooley”) and to Wilson Sonsini Goodrich & Rosati P.C. (“Wilson

Sonsini”) the applicable “Tax Representation Letters” referenced in Section 5.6(j) (Tax Matters). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, Parent and the Company shall use their respective reasonable best efforts to cause Cooley to deliver to Parent, and to cause Wilson Sonsini to deliver to the Company, a Tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, Cooley and Wilson Sonsini shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(c) (Registration Statement) and Section 5.6(j) (Tax Matters).

5.2    Stockholder Consent or Approval; Required Company Stockholder Vote.

(a)    Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than three Business Days following the later of the date that Parent provides printed copies of the Registration Statement to the Company for delivery to the Company Stockholders and the date of the Parent Information Approval contemplated below, the Company shall cause to be mailed to Company Stockholders an information statement (the “Information Statement”) prepared by the Company, with the cooperation of Parent, to solicit the action by written consent in substantially the form attached hereto as Exhibit E (each, a “Company Stockholder Written Consent”) from the Company Stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) considering the adoption and approval of this Agreement and the Merger (ii) acknowledging that the approval given thereby will be, upon receipt of the Required Company Stockholder Vote, irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger, it is not entitled to appraisal rights with respect to its shares in connection with the Merger (collectively, the “Company Stockholder Matters”). The Company Stockholder Written Consent shall not include any other approval or consent other than with respect to the Company Stockholder Matters, the matters contemplated in Section 5.2(c) and Section 5.2(g), the matters set forth on Exhibit E and any ancillary or related approvals customary or required in connection therewith. Each of Parent and the Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Except for information included in the Registration Statement, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion (such approval not to be unreasonably withheld, conditioned or delayed) (any approval of Parent required in this sentence, the “Parent Information Approval”). Following the date upon which the Information Statement is mailed to the Company Stockholders in accordance with this Agreement: (A) if the Company Board has not made a Company Board Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit the Company Stockholder Written Consents sufficient to constitute the Required Company Stockholder Vote from Participating Securityholders; and (B) if the Company Board has made a Company Board Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit the Company Stockholder Written Consent.

(b)    The Company covenants and agrees that the Information Statement (other than the information set forth in the Registration Statement, which is subject to the terms of Section 5.1) (Registration Statement), (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the Company Stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c)    Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder of the Company, except any stockholder as to which the Company does not have an address to the extent listed on Part 5.2(c) of the Company Disclosure Schedule, that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) unless a Company Board Adverse Recommendation Change has occurred as provided in Section 5.2(e) (Stockholder Consent or Approval; Required Company Stockholder Vote) and not been withdrawn, include a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and approved and adopted this Agreement, the Merger and the Contemplated Transactions, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Company Charter and Company’s bylaws and (iii) include a description of the appraisal rights of the Company Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the Company Stockholders in accordance with this Section 5.2(c) (Stockholder Consent or Approval; Required Company Stockholder Vote) shall be subject to Parent’s advance review and reasonable approval (such approval not to be unreasonably withheld, conditioned or delayed).

(d)    The Company agrees that subject to Section 5.2(e) (Stockholder Consent or Approval; Required Company Stockholder Vote): (i) the Company Board shall recommend that the Company Stockholders vote to adopt this Agreement and approve the Company Stockholder Matters (the recommendation of the Company Board that the Company Stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”), (ii) unless a Company Board Adverse Recommendation Change has occurred as provided in Section 5.2(e) and not been withdrawn, the Information Statement and the Registration Statement will include the Company Board Recommendation; and (iii) neither the Company Board nor any committee thereof shall withdraw or modify the Company Board Recommendation (and the Company Board shall not publicly propose, and shall not propose to any Company Stockholders (in their capacities as such) that the Company Board withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and neither the Company Board nor any committee thereof shall approve any resolution to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend any Takeover Proposal (the actions set forth in the foregoing clause (iii), collectively, a “Company Board Adverse Recommendation Change”).

(e)

(i)    Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the receipt of the Required Company Stockholder Vote, the Company has received a written Takeover Proposal (which Takeover Proposal did not arise out of a material breach of Section 4.4 (No Solicitation)) from any Person that has not been withdrawn and after consultation with the Company’s outside legal counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Offer, the Company Board may make a Company Board Adverse Recommendation Change (and in such case, may amend the Information Statement, and if requested by the Company, Parent shall promptly cause the Registration Statement to be modified and amended, to reflect such Company Board Adverse Recommendation Change) if and only if all of the following apply: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to Company Stockholders under applicable Law; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Board Adverse Recommendation Change at least four Business Days prior to making any such Company Board Adverse Recommendation Change (a “Company

Determination Notice”) (it being understood that the delivery of the Company Determination Notice, and any amendment or update thereto, shall not constitute a Company Board Adverse Recommendation Change or constitute a Company Triggering Event); and (C) (1) the Company shall have provided to Parent copies of all proposed agreements related to the Takeover Proposal, (2) during the four Business Days after the delivery of the Company Determination Notice to Parent, the Company shall have given Parent the opportunity to propose revisions to the terms of this Agreement or make another proposal and the Company shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with the Company’s outside financial advisor, if any and outside legal counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Offer and that the failure to make the Company Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the receipt of the Required Company Stockholder Vote, a Company Change in Circumstance has occurred, other than in connection with a Takeover Proposal, the Company Board may make a Company Board Adverse Recommendation Change (and in such case, may amend the Information Statement, and if requested by the Company, Parent shall promptly cause the Registration Statement to be modified and amended, to reflect such Company Board Adverse Recommendation Change), if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s Stockholders under applicable Law; (B) the Company shall have given Parent a Company Determination Notice at least five Business Days prior to making any such Company Board Adverse Recommendation Change (it being understood that the delivery of the Company Determination Notice, and any amendment or update thereto, shall not constitute a Company Board Adverse Recommendation Change or constitute a Company Triggering Event); and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, (2) during the five Business Days after the delivery of the Company Determination Notice to Parent, the Company shall have given Parent the opportunity to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with the Company’s outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be inconsistent with the fiduciary duties of the Company Board to the Company’s Stockholders under applicable Law.

(f)    Notwithstanding the occurrence of a Company Board Adverse Recommendation Change, unless this Agreement has been previously terminated pursuant to Section 10.1 (Termination), the Company’s obligation to solicit the Company Stockholder Written Consent in accordance with Section 5.2(a) (Stockholder Consent or Approval; Required Company Stockholder Vote), in each case, other than with respect to inclusion of the Company Board Recommendation therein, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Takeover Proposal.

(g)    If applicable, the Company shall (i) use reasonable best efforts to secure from any Person who is a “disqualified individual”, as defined in Section 280G of the Code, and who has a right to any payments and/or benefits or potential right to any payments and/or benefits in connection with the consummation of the Merger that would be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s rights to any such payments and/or benefits applicable to such Person to the extent that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits” and the waiver of such rights to Waived 280G Benefits actually received by the Company, the “280G Waiver”) and (ii) submit for approval by the Company

Stockholders the Waived 280G Benefits, if any, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay any of the Waived 280G Benefits if such payment is not approved by the Company Stockholders as contemplated above. If applicable, prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company Stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, that the Company did not obtain a 280G Waiver or that such requisite stockholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided. Within a reasonable period of time before taking such actions, the Company shall deliver to Parent for review and approval (such approval not to be unreasonably withheld, conditioned or delayed) of any documents or agreements necessary to effect this Section 5.2(g) (Stockholder Consent or Approval; Required Company Stockholder Vote), including, but not limited to, any calculations prepared by the Company or its advisors to determine that stockholder approval would be required, stockholder consent form, disclosure statement, or waiver.

5.3    Reasonable Best Efforts.

(a)    Subject to the terms and conditions hereof, the Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions as promptly as practicable, including notifying the other of any communication, inquiry, or investigation received from or initiated by a Governmental Body and using reasonable best efforts to cooperate in responding to any such inquiries, investigations, or requests, by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other Parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the Contemplated Transactions.

(b)    The Company shall use reasonable best efforts to obtain all consents and waivers with respect to (i) the Contracts set forth on Part 2.21 of the Company Disclosure Schedule and (ii) any and all Contracts entered into by the Company following the date hereof and prior to the Closing, in each case, that are required to be obtained from parties to such Contracts to which the Company is a party in connection with the Contemplated Transactions.

(c)    The Company shall use commercially reasonable efforts to obtain confirmatory intellectual property assignments, in forms reasonably acceptable to Parent, from the counterparties to the Contracts set forth on Schedule 5.3(c).

(d)    The Company shall use reasonable best efforts to cause each of the Key Employees to negotiate in good faith and enter into an amended employment agreement and certain other customary or required employment documentation (the “Executive Employment Documentation”) with Parent or its designee within fourteen (14) days following the date of this Agreement. Parent shall, and shall cause its designee, if applicable, to negotiate the Executive Employment Documentation in good faith.

5.4    Indemnification of Officers and Directors.

(a)    All rights to indemnification by the Company and its Subsidiaries existing in favor of those Persons who are directors and officers of the Company and its Subsidiaries as of, or prior to, the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time as provided in the Company Charter and the Company’s bylaws (as in effect as of the date of this Agreement) (or the organizational documents of the Subsidiaries of the Company) and as provided in those indemnification agreements between the Company or such Subsidiary and such D&O Indemnified Persons (as in effect as of the date of this Agreement) listed in Schedule 5.4 and in the forms made available by the Company to Parent prior to the date of this Agreement (the “Indemnification Agreements”), in each case subject to the terms, conditions and limitations thereof, shall survive the Merger and shall be complied with and performed by the Surviving Corporation.

(b)    For six years from and after the Effective Time, Parent shall cause all rights to indemnification and exculpation by the Company and its Subsidiaries existing in favor of D&O Indemnified Persons for their acts and omissions occurring or alleged to have occurred prior to the Effective Time, as provided in the Company Charter and the Company’s bylaws (as in effect as of the date of this Agreement) (or the organizational documents of the Subsidiaries of the Company) and as provided in the Indemnification Agreements, in each case subject to the terms, conditions and limitations thereof, to survive the Merger, including as a result of the amendment of the certificate of incorporation of the Surviving Corporation pursuant to Section 1.4(a) (Certificate of Incorporation and Bylaws; Directors and Officers), and for six years from and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the fullest extent permitted under applicable Law.

(c)    Prior to the Closing, the Company shall purchase a six year “tail” policy (the “Tail D&O Policy”) that provides at least the same coverage in scope and amount and has other terms not materially less favorable in the aggregate to the insured persons than the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s and its Subsidiaries directors and officers, and any premiums with respect to such Tail D&O Policy shall be paid by Parent; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 250% of the annual premium currently payable by the Company with respect to such presently maintained policies, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, the Surviving Corporations shall obtain a policy with the greatest coverage available for a cost equal to such amount. After the Effective Time, Parent shall and shall cause the Surviving Corporation to maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)    In the event that Parent, the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4 (Indemnification of Officers and Directors).

(e)    The provisions of this Section 5.4 (Indemnification of Officers and Directors) shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by Contract or otherwise. This Section 5.4 (Indemnification of Officers and Directors) may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

5.5    Disclosure. Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Company Service Providers (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Service Providers without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party (to the extent practical) and giving due consideration to comments from the other Party, issue any such press release or make any such public announcement or statement as may be required by applicable Law, and (c) the Company may, without such consultation or consent, communicate with the Company’s stockholders with respect to a Company Board Adverse Recommendation Change made in accordance with Section 5.2 and matters related thereto; provided that such communication may not be made by means of a press release (or similar public statement) or posting on social media or on the Company’s website without Parent’s consultation or consent.

5.6    Tax Matters.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries that are required to be filed (taking into account any extension properly obtained) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and its Subsidiaries due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries with respect to such items, except as required by applicable Law. At least 20 days prior to filing any such Tax Return that is an income or other material Tax Return, the Company shall submit a copy of each such Tax Return to Parent for Parent’s review and comment, and the Company shall consider in good faith any reasonable comments received in writing within 15 days of the Company’s delivery of such Tax Return to Parent.

(b)    Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period that are listed on Part 2.14(i) of the Company Disclosure Schedule and are required to be filed after the Closing Date (each, a “Parent Prepared Return”). In the event that any Pre-Closing Taxes are reflected on any Parent Prepared Return that form the basis for a claim of indemnification pursuant to Section 9.1 (Indemnification by Participating Securityholders), Parent will submit such Parent Prepared Return to the Securityholders’ Representative for review and comment at least 20 days prior to the due date for filing such Parent Prepared Return (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date), and will consider in good faith any reasonable comments received in writing 10 days of Parent’s delivery of a Parent Prepared Return to the Securityholders’ Representative; provided, however, that any failure to so submit a Parent Prepared Return shall not relieve the Participating Securityholders of any liability for Pre-Closing Taxes with respect to such Parent Prepared Return (except to the extent the Participating Securityholders are materially prejudiced by such failure). To the extent any Pre-Closing Taxes shown on Parent Prepared Returns prepared in accordance with this Section 5.6(b) (Tax Matters) are subject to indemnification under Section 9.1(d) (Indemnification by Participating Securityholders), Parent shall be entitled to reimbursement from the Participating Securityholders (in accordance with their Escrow Ownership Percentages) from the Escrow Account, no later than two Business Days prior to the due date of such payment by the Company or applicable Subsidiary of such Pre-Closing Taxes.

(c)    Without the prior written consent of the Securityholders’ Representative (which will not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not allow the Surviving Corporation to, (i) amend any Tax Return of the Company for a Pre-Closing Tax Period, except as required to make the Tax Returns true, correct and complete in all material respects or otherwise to correct a position that is not in accordance with applicable Law (provided that Parent shall first consult with the Securityholders’ Representative and consider in good faith the Securityholders’ Representative’s input prior to taking such any such action), (ii) make any Tax election that has any retroactive effect on any Pre-Closing Tax Period or (iii) take any action to extend or waive any statute of limitations with respect to Taxes of the Company for any Pre-Closing Tax Period, in each case, to the extent the foregoing could reasonably be expected to increase the Participating Securityholders’ liability for Pre-Closing Taxes under Section 9.1 (Indemnification by Participating Securityholders). If Parent or the Surviving Corporation files any voluntary disclosure or similar agreements with any Governmental Body in respect of any Pre-Closing Tax Period of the Company or voluntarily initiates any discussion with respect thereto, the Securityholders’ Representative shall be given the opportunity to review and provide reasonable comments to such voluntary disclosure or other agreement prior to filing, which reasonable comments Parent shall consider in good faith and Parent will consult in good faith with the Securityholders’ Representative prior to such discussion.

(d)    With respect to any audit, litigation or other proceeding with respect to Taxes of the Company (each a “Tax Claim”), Parent shall have the right to control such Tax Claim, including the defense and settlement thereof. With respect to any Tax Claim that relates solely to taxable periods or portions thereof that end on or before the Closing Date and involves Pre-Closing Taxes that are subject to indemnification in Section 9.1 (Indemnification by Participating Securityholders) (the “Indemnification Tax Matters”), Parent (x) will keep the Securityholders’ Representative reasonably informed concerning material developments in the progress of such Tax Claim, (y) provide the Securityholders’ Representative copies of all material correspondence with Governmental Bodies relating solely to such Indemnification Tax Matters, and (z) will not settle such Indemnification Tax Matters without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(e)    Parent, the Company and their Affiliates, on the one hand, and the Securityholders’ Representative, on the other hand, shall cooperate in connection with the preparation and filing of Tax Returns of the Company and its Subsidiaries, and any proceeding, investigation, audit or review by a Governmental Body with respect to Taxes. Such cooperation shall include the retention and, upon Parent’s request, the provision of records and information that are reasonably relevant to any such preparation, filing, proceeding, investigation, audit or review and access to employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Company, on the one hand, and the Securityholders’ Representative, on the other hand, agree to (to the extent applicable) (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Body and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent and the Securityholders’ Representative, as the case may be, shall allow the other party to take possession of such books and records; provided, however, neither Parent nor any of its Affiliates (which will include the Surviving Corporation following the Closing) shall have any obligations or responsibilities with respect to such matters addressed in clause (i) of this sentence (other than with respect to agreements entered into with a Governmental Body) beyond those set forth under Parent’s general policy on records retention. Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns.

(f)    All sales, use, value added, transfer, stamp, registration, documentary, conveyance, recording, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the transactions contemplated in this Agreement shall be borne equally by the Participating Securityholders, on one hand, and Parent, on the other hand. Parent shall timely file all Tax Returns and shall timely pay all such Transfer Taxes. The Securityholders’ Representative shall cooperate as reasonably requested by the Parent in connection with any such filings and the Participating Securityholders shall reimburse Parent for the amount of any Transfer Taxes so borne by the Participating Securityholders under this Section 5.6(f) (Tax Matters).

(g)    The Company and its Subsidiaries agree to cooperate with Parent and provide any relevant information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company and its Subsidiaries.

(h)    For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. Unless otherwise required by applicable Law, each of Parent, the Company, and their respective Affiliates, shall use reasonable best efforts to avoid taking any action which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code. Each Party shall cause all Tax Returns relating to the Merger filed by such Party to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by applicable Law.

(i)    Notwithstanding the foregoing, none of Parent, Merger Sub, or the Company and its Subsidiaries makes any representations or warranties to any securityholder of Parent or the Company regarding the Tax treatment of the Merger, or any of the Tax consequences to any securityholder of Parent or the Company of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby.

(j)    The Company shall use its reasonable best efforts to deliver to Cooley and Wilson Sonsini a “Tax Representation Letter,” dated as of the date of the Tax opinions referenced in Section 5.1(c) (Registration Statement) and signed by an officer of the Company, containing representations of the Company, and Parent (and Merger Sub) shall use their reasonable best efforts to deliver to Cooley and Wilson Sonsini a “Tax Representation Letter,” dated as of the date of the Tax opinions referenced in Section 5.1(c) (Registration Statement) and signed by an officer of Parent (and Merger Sub), containing representations of Parent (and Merger Sub), in each case as shall be reasonably necessary or appropriate to enable Cooley and Wilson Sonsini to render the applicable Tax opinions described in Section 5.1(c) (Registration Statement).

5.7    Notification of Certain Events.

(a)    During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of Parent to consummate the Merger set forth in Section 7 (Conditions Precedent to Obligations of Parent and Merger Sub) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 2 (Representations and Warranties of the Company)). The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement.

(b)    During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that may reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 8 (Conditions Precedent to Obligations of the Company) not to be satisfied (including any breaches of inaccuracies of the representations and warranties set forth in Section 3 (Representations and Warranties of Parent and Merger Sub)). Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement.

5.8    Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein, and Parent and the Company agrees that any information obtained pursuant to the provisions hereunder or the negotiation and execution of this Agreement or the effectuation of the Contemplated Transactions, shall be governed by the terms of the Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Effective Time, at which point it shall terminate. From and after the Effective Time, the Securityholders’ Representative shall, and shall cause its Affiliates and its Representatives to, keep confidential and not use or disclose documents and information concerning Parent and its Affiliates (including the Surviving Corporation) and its and their respective businesses, this Agreement and the Contemplated Transactions; provided, however, that following the Closing, the Securityholders’ Representative shall be permitted to disclose information to its Representatives and the Participating Securityholders, in each case, to the extent such Persons have a bona fide need to know such information in connection with the Securityholders’ Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations at least as protective as the restrictions contained herein. Without limiting the terms of Section 4.4 (No Solicitation) or Section 5.2 (Stockholder Consent or Approval; Required Company Stockholder Vote), the restrictions set forth in this Section 5.8 (Confidentiality) shall not apply to the Company’s communications with the Company’s stockholders with respect to a Company Board Adverse Recommendation Change made in accordance with Section 5.2 (Stockholder Consent or Approval; Required Company Stockholder Vote) and matters related thereto

5.9    Company Options; Company Restricted Stock.

(a)    Prior to the Closing, the Company shall take all actions (including providing any required notices, obtaining any necessary determinations and/or obtaining resolutions of the Company Board or a committee thereof) that may be necessary (under the Company Equity Plan and award agreements pursuant to which Company Options are outstanding or otherwise) to cause the treatment (as applicable) of each Company Option then outstanding as set forth in Section 1.6 (Treatment of Company Warrant and Company Options). Each Company Option assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time, and, further, the assumption of such Company Options pursuant to this Section 5.9(a) (Company Options; Company Restricted Stock) shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 5.9(a) (Company Options; Company Restricted Stock) will be construed consistent with this intent.

(b)    Parent shall file with the SEC, promptly, but no later than ten calendar days after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock (i) issued in accordance with Section 1.5(d) (Conversion of Shares) with respect to Company Restricted Stock that has been granted under the Company Equity Plan, and (ii) issuable with respect to Company Options assumed by Parent in accordance with Section 1.6 (Treatment of Company Warrant and Company Options) and will maintain such registration statement for so long as those assumed Company Options remain outstanding.

(c)    Prior to the Closing, the Company shall use commercially reasonable efforts to amend the terms and conditions of all outstanding Company Options and Company Restricted Stock set forth on Schedule 5.9(c) in the manner set forth on Schedule 5.9(c). Within a reasonable period of time before taking such actions, the Company shall deliver to Parent, for review and approval (such approval not to be unreasonably withheld, conditioned or delayed), any documents, agreements or consents necessary to effect this Section 5.9(c) (Company Options; Single-Trigger Amendments).

5.10    Director. Parent shall use reasonable best efforts to take all necessary action so that immediately after the Effective Time, the board of directors of Parent is comprised of nine members, with one such member as designated on Exhibit F.

5.11    Resignations. The Company shall obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each (i) officer and (ii) director of each of the Company and its Subsidiaries, effective as of the Effective Time (or, at the option of Parent, at a later date) (the “D&O Resignations”).

5.12    Term Loan. Prior to the Closing, the Company shall satisfy all notification requirements, as applicable, under the terms of the Term Loan Agreement.

5.13    Employee Benefits. For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company who are employed by the Company as of immediately prior to the Effective Time, during their period of active employment by the Surviving Corporation (or any Affiliate thereof) during such one-year period (the “Continuing Employees”) (x) base salary, base wages and severance benefits that are substantially comparable in the aggregate to such base salary, base wages and severance benefits provided to such Continuing Employees immediately prior to the execution of this Agreement, and (y) other compensation (including short-term cash incentive compensation opportunities and commission opportunities and but excluding equity-based or transaction-based compensation) and employee benefits (other than severance benefits) that are not materially less favorable in the aggregate than either (at Parent’s discretion) (i) those provided to similarly situated employees of Parent and its Subsidiaries or (ii) those in effect immediately prior to the Effective Time. Continuing Employees will be eligible to participate in Parent’s equity programs to the extent similarly situated employees of Parent and its Subsidiaries are eligible to participate in such equity programs. Without limiting the foregoing:

(a)    With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and, allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(b)    Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.13 (Employee Benefits) or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or migrates the Continuing Employees to a successor health or welfare benefit plan, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under a Company Plan in which such Continuing Employee participated immediately before the Effective Time (each, a “New Plan”). To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any such New Plan, then Parent shall use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the commencement of participation in such New Plan, and (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such New Plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company.

(c)    To the extent requested in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to the Effective Time. In connection with the termination of the Company 401(k) plan, Parent shall take any and all actions as may be reasonably required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from such Company 401(k) plan to a Parent plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code.

(d)    Nothing in this Section 5.13 (Employee Benefits) or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will”

employment. The provisions of this Section 5.13 (Employee Benefits) are solely for the benefit of the Parties to this Agreement, and no provision of this Section 5.13 (Employee Benefits) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a Third Party beneficiary of the Agreement or have the right to enforce the provisions hereof.

5.14    Certain Contracts. Until the Effective Time, the Company and its Subsidiaries shall not enter into any Contract described on Schedule 5.14.

5.15    Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable, and required to be reserved for issuance, in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to consummate the Merger are subject to the satisfaction (or the written waiver by each of the Parties) at or prior to the Closing, of each of the following conditions:

6.1    Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect, and no proceedings for that purpose shall be pending or threatened in writing by the SEC and not withdrawn or lapsed.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of any of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the date of this Agreement that makes consummation of the Merger illegal.

6.3    Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote and the Required Company Stockholder Vote remains in full force and effect and, if the Registration Statement incorporates information by reference as contemplated in General Instruction A.2 of Form S-4 under the Securities Act, at least twenty business days (as defined pursuant to Form S-4) shall have elapsed from the date of the first mailing of the prospectus in the Registration Statement to the Company Stockholders until the date of the Closing.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations and Warranties. The Specified Representations that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The other representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the

Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

7.2    Performance of Covenants. The Company shall have performed and complied with, in all material respects, all of its covenants hereunder at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

7.3    Dissenting Shares. The number of shares of Company Capital Stock that are Dissenting Shares shall be less than 90 percent of the number of shares of Company Capital Stock outstanding as of the date of the Company Stockholder Written Consent (calculated on an as converted to Company Common Stock basis).

7.4    No Governmental Litigation. There shall not be pending any lawsuit or other Legal Proceeding challenging the Merger that (a) has been commenced by a Governmental Body of competent jurisdiction and (b) could reasonably be expected to result in an injunction or judgment in favor of such Governmental Body that would prevent consummation of the Merger.

7.5    Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)    the D&O Resignations;

(b)    the Certificate of Merger, executed by the Company;

(c)    a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the name, address and email address (if available) of each holder of Company Capital Stock, the Company Warrant the Company Options immediately prior to the Effective Time, (ii) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Effective Time (including the number of shares of Company Capital Stock for which Company Options are exercisable and are subject to issuance pursuant to the Term Loan Agreement), (iii) a calculation of the Merger Shares and, as of the Closing Date, which each holder of Company Capital Stock, the Company Warrant and Company Options and pursuant to the Term Loan Agreement is eligible to receive, (iv) for each Participating Securityholder and any other Person to whom payments are due and payable in connection with the Closing, whether any Taxes are required to be withheld (and, if so, what type of withholding applies) and (v) the Escrow Ownership Percentage for each Participating Securityholder;

(d)    a good standing certificate of the Company from the Secretary of State of the State of Delaware dated within seven days prior to the Closing Date;

(e)    a payoff letter from each holder of Debt that is outstanding as of the Closing of the Company and its Subsidiaries indicating that upon payment of the consideration payable to such holder that such holder shall release his, her or its Liens and other security interests in, and agree to execute and/or file Uniform Commercial Code Termination Statements and such other documents or endorsements reasonably necessary to release his, her or its Liens and other security interest in, the assets and properties of Company and its Subsidiaries, and that the Debt held by such holder shall be satisfied; and

(f)    the Escrow Agreement, duly executed by the Securityholders’ Representative.

7.6    Estimated Closing Statement. Parent shall have received the Estimated Closing Statement from the Company.

7.7    Closing Certificate. As of the Closing, the President or Chief Financial Officer of the Company shall have delivered to Parent a certificate (the “Company Officers Certificate”) to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties), 7.2 (Performance of Covenants) and 7.8 (No Material Adverse Effect) is satisfied in all respects.

7.8    No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.

7.9    280G Approval. Prior to the Closing Date, the Company shall have delivered to Parent evidence reasonably satisfactory to Parent either that (i) any stockholder vote required pursuant to Section 5.2(g) (Stockholder Consent or Approval; Required Company Stockholder Vote) was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), (ii) that the Company has not received a 280G Waiver or (iii) the 280G Approval was not obtained and as a consequence, that the Waived 280G Benefits shall not be provided, pursuant to the 280G Waivers which were executed by the disqualified individuals in accordance with Section 5.2(g) (Stockholder Consent or Approval; Required Company Stockholder Vote).

7.10    FIRPTA. Parent shall have received a statement from the Company, dated as of the Closing Date and signed by an authorized officer of the Company, that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

8.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1    Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 3 (Representations and Warranties of Parent and Merger Sub) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date).

8.2    Performance of Covenants. Parent and Merger Sub shall have performed and complied with, in all material respects, all of their respective covenants hereunder at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

8.3    No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Merger that has been commenced by a Governmental Body.

8.4    No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred that is continuing.

8.5    Closing Certificate. An authorized officer of Parent and Merger Sub shall have delivered to Company a certificate (the “Parent Officers Certificate”) to the effect that each of the conditions specified above in Sections 8.1 (Accuracy of Representations and Warranties), 8.2 (Performance of Covenants) and 8.4 (No Material Adverse Effect) is satisfied in all respects.

8.6    Escrow Agreement. The Company shall have received the Escrow Agreement duly executed by Parent and the Escrow Agent.

8.7    Stock Exchange Listing. The shares of Parent Common Stock issuable, and required to be reserved for issuance, in connection with the Merger to have been approved for listing on Nasdaq, subject to official notice of issuance.

9.	INDEMNIFICATION

9.1    Indemnification by Participating Securityholders. Subject to the other provisions of this Section 9 (Indemnification), following the Closing, each Participating Securityholder shall, severally and not jointly, in accordance with such Participating Securityholder’s Escrow Ownership Percentage, indemnify Parent and the Surviving Corporation, their respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents, other Representatives, successors and permitted assigns (each a “Parent Indemnified Party”) in respect of, and hold them harmless against, any Damages suffered, incurred or sustained by any Parent Indemnified Party resulting from or arising out of:

(a)    any inaccuracy in or breach, as of the date of this Agreement and/or as of the Effective Time (as if such representation or warranty had been made as of the Effective Time), of any representation or warranty made by the Company in this Agreement or in any certificate required to be delivered to Parent or Merger Sub by or on behalf of the Company in connection with the Closing;

(b)    any breach or nonfulfillment by the Company or the Securityholders’ Representative of any of their respective covenants, obligations or agreements contained in this Agreement, to the extent, with respect to the Company, required to be performed by the Company at or prior to the Closing;

(c)    any proceeding in respect of Dissenting Shares and any payments to any Person that was a holder of Company Capital Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares, to the extent such payments (including costs for the proceeding) exceed the value of the Parent Common Stock, valued at the Parent Trading Price, which such Person would have been entitled pursuant to Section 1.5 (Conversion of Shares) in respect of such Dissenting Shares if such Person had not exercised appraisal or dissenters rights in respect thereof;

(d)    any Pre-Closing Taxes unpaid as of the Closing, except to the extent reflected in the Closing Date Indebtedness, Closing Date Transaction Expenses or Closing Working Capital and taken into account in the calculation of the Merger Shares (as adjusted pursuant to Section 1.10 (Post Closing Adjustment to Merger Shares));

(e)    any claims by any current or former Participating Securityholder or alleged current or former holder of any interest or security of the Company or its Subsidiaries brought before any Governmental Body relating to or arising out of (x) this Agreement or the transactions, including the allocation, misallocation, miscalculation or inaccuracy of the Merger Shares, any Escrow Distributions amongst the Participating Securityholders, including as a result of any inaccuracy or error in the Closing Payment Schedule or (y) such Person’s status or alleged status as an equity holder or ownership of interests or securities in the Company or its Subsidiaries at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise (including to the effect that such Person was entitled to any interest or security as of or prior to the Closing, or any payment in connection with the Merger, in each case due to agreements made by the Company prior to the Closing), in each case other than as specifically provided for in this Agreement; and/or

(f)    any Closing Date Indebtedness or Closing Date Transaction Expenses in each case, to the extent not taken into account in the calculation of the Merger Shares (as adjusted pursuant to Section 1.10 (Post Closing Adjustment to Merger Shares)).

9.2    Indemnification by Parent. Subject to the other provisions of this Section 9 (Indemnification), following the Closing, Parent shall indemnify the Participating Securityholders (each, a “Company Indemnified Party”) in respect of, and hold them harmless against, any Damages suffered by any Company Indemnified Party resulting from or arising out of:

(a)    any inaccuracy in or breach, as of the date of this Agreement and/or as of the Effective Time (as if such representation or warranty had been made as of the Effective Time), of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate required to be delivered to the Company by or on behalf of Parent or Merger Sub in connection with the Closing; and/or

(b)    any breach or nonfulfillment by Parent or Merger Sub of any of their respective covenants, obligations or agreements contained in this Agreement.

9.3    Third-Party Claims.

(a)    In the event Parent becomes aware of a third-party claim (including any action or proceeding commenced or threatened to be commenced by any third-party) that Parent reasonably believes may result in an indemnification pursuant to Section 9.1 (Indemnification by Participating Securityholders) (any such claim, a “Third-Party Claim”), Parent shall promptly (and in any event within 10 Business Days after becoming aware of such claim) notify the Securityholders’ Representative in writing of such Third-Party Claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Participating Securityholders from any liability hereunder except and only to the extent they shall have been actually and materially prejudiced as a result of such delay or failure.

(b)    Within 20 Business Days after receipt of any Claim Notice, the Securityholders’ Representative may, upon written notice thereof to Parent (which written notice shall include an acknowledgement by the Securityholders’ Representative that the Participating Securityholders shall be responsible for all Damages relating to such Third-Party Claim (subject to the limitations contained in this Section 9 (Indemnification))), assume control of the defense of the Third-Party Claim referred to therein at the Participating Securityholders’ sole cost and expense with counsel reasonably satisfactory to Parent. Notwithstanding anything to the contrary contained herein, the Securityholders’ Representative shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (A) a material portion of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Participating Securityholders can then be liable pursuant to this Section 9 (Indemnification) in light of the limitations on indemnification contained herein), (B) at the time of assumption or thereafter, the Securityholders’ Representative fails to demonstrate its ability to conduct the investigation, defense or prosecution actively and diligently, (C) such Third-Party Claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (D) the Securityholders’ Representative or any Participating Securityholder is also a party to such Third-Party Claim and the Parent Indemnified Parties determines in good faith after consultation with counsel that joint representation would be inappropriate, (E) such Third-Party Claim relates to or arises in connection with any criminal or regulatory proceeding, action, indictment, allegation or investigation, (F) a customer, distributor, vendor, supplier, licensor, licensee or service provider of Parent, the Surviving Corporation or any of their respective Affiliates is a party to such Third-Party Claim, (G) an adverse resolution of the Third-Party Claim would reasonably be expected to have a material adverse effect on the (x) goodwill or the reputation of any Parent Indemnified Party or the future conduct of any of their respective businesses, (y) the assets, liabilities, revenues, or expenses of any Parent Indemnified Party or (z) the ability of any Parent Indemnified Party to exploit any of its or its Affiliates’ Intellectual Property, (H) any Parent Indemnified Party has any liability with respect to any settlement or compromise or (I) the Damages set forth in the Third-Party Claim are more than or equal to the value of then actually available Escrow Shares.

(c)    The party not controlling the defense of such Third-Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Participating Securityholders and Parent have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause Parent to hire its own separate counsel with respect to such proceeding, and the Securityholders’ Representative assumes control of the defense of such Third-Party Claim after notice from Parent of such fact, the reasonable fees and expenses of counsel to Parent shall be considered “Damages” for purposes of this Agreement. The party controlling the defense of such Third-Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(d)    The Securityholders’ Representative shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of Parent shall not be required with respect to a settlement if (A) such settlement or judgment (1) involves no admission of wrongdoing by the Parent Indemnified Party or its Affiliates, and (2) the sole relief provided is monetary damages and (B) the Securityholders’ Representative agrees in writing that the Participating Securityholders shall pay or cause to be paid any amounts payable pursuant to such settlement or judgment (net of the applicable deductible amount specified in Section 9.6(b) (Limitations)) and such settlement or judgment includes a complete release of Parent and its Affiliates, directors, officers, employees and Representatives from further liability and has no other adverse effect on Parent. Parent shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Securityholders’ Representative, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Securityholders’ Representative shall not be required with respect to any such settlement or judgment if Parent agrees in writing with the Securityholders’ Representative prior to such settlement or judgment to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and waives all rights to indemnification under this Agreement in respect of the matter related to such settlement or judgment. Furthermore, a party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim and the existence of any Third-Party Claim shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants, or the right of any party to be indemnified, set forth in this Agreement.

(e)    The procedures in this Section 9.3 (Third-Party Claims) shall not apply to any Tax Claim, which shall be governed solely by Section  5.6(d) (Tax Matters).

9.4    Indemnification Mechanics.

(a)    In order to seek indemnification under this Section 9 (Indemnification), the Indemnified Party shall deliver a written notice (an “Indemnification Demand”) to the Securityholders’ Representative and, if a claim is being made directly against any Participating Securityholders, such Participating Securityholders (if the Indemnified Party is a Parent Indemnified Party), or Parent (if the Indemnified Party is a Company Indemnified Party) (such recipient(s), the “Indemnifying Party”) which contains (i) a description and the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (to the extent then known) and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 9.1 (Indemnification by Participating Securityholders) or Section 9.2 (Indemnification by Parent) for such Damages and a reasonable explanation of the basis therefor (to the extent then known).

(b)    Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification

Demand. If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnifying Party shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 calendar days following receipt by the Indemnifying Party of an Indemnification Demand from such Indemnified Party. The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand. If the Indemnifying Party fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-calendar day period, then such Indemnifying Party shall be deemed to have agreed to the indemnity claim set forth in the Indemnification Demand for purposes of this Section 9 (Indemnification), and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 9 (Indemnification); provided, however, that any failure by the Securityholders’ Representative to deliver an Indemnification Dispute Notice prior to the expiration of such 30 calendar day period shall only be deemed an agreement to the Damages set forth in the Indemnification Demand up to the amount of then remaining Escrow Shares held in the Escrow Account, with each Escrow Share valued at the Escrow Trading Price.

(c)    If the Indemnifying Party delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Indemnification Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnifying Party shall be prepared and signed by both parties, and shall be binding and conclusive upon the Parties hereto; provided, however, that the Securityholders’ Representative shall only have the authority to agree to an amount of Damages payable to the Parent Indemnified Parties up to the amount of then remaining Escrow Shares held in the Escrow Account, with each Escrow Share valued at the Escrow Trading Price.

(d)    If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed), the Indemnified Parties shall be entitled to pursue all remedies available to them under this Agreement or otherwise at Law or in equity with respect to such claims (in each case subject to the terms and limitations set forth in this Agreement).

(e)    Subject to the limitations set forth in Section 9.6 (Limitations), any Damages for which the Parent Indemnified Parties are entitled to recover pursuant to Section 9.1 (Indemnification) shall be satisfied from any shares or other amounts remaining in the Escrow Account prior to the Parent Indemnified Parties recovering any Damages directly from any Participating Securityholders; provided, however, that to the extent any indemnifiable Damages are recovered by the Parent Indemnified Parties from the Escrow Account with respect to indemnification claims under Section 9.1(a) for the breach of Specified Representations or under Section 9.1(b) through 9.1(f) (such Damages, (calculated based on the number of Escrow Shares forfeited or released to Parent from the Escrow Account with respect to such claims, valued at the Escrow Trading Price) the “Fundamental Escrow Recovery Amount”), the amount of Damages recoverable by the Parent Indemnified Parties pursuant to indemnification claims (to the extent such claims are set forth in an Indemnification Demand delivered to the Securityholders’ Representative in accordance with Section 9.4(a) prior to the General Survival Date) under Section 9.1(a) with respect to representations and warranties that are not Specified Representations shall be increased by the Fundamental Escrow Recovery Amount.

(f)    In the event any Participating Securityholder becomes obligated to pay Damages to a Parent Indemnified Party directly pursuant to this Section 9 (Indemnification), such Participating Securityholder may pay such Damages either in cash or by forfeiture of shares of Parent Common Stock to Parent (including any shares of Parent Common Stock subject to the restrictions set forth in any Lock-Up Agreement with such

Participating Securityholder), at such Participating Securityholders’ discretion, with such shares of Parent Common Stock valued at the Escrow Trading Price.

(g)    For purposes of this Section 9.4, (i) if the Participating Securityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to include the Securityholders’ Representative and (ii) if the Participating Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to include the Securityholders’ Representative.

9.5    Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall (a) survive the Closing and remain in full force and effect and (b) expire at 5:00 p.m. New York time on the date that is 24 months after the Closing Date (the “General Survival Date”); provided, however, that the Specified Representations (other than with respect to Section 2.13 (Tax Matters)) shall survive the Closing and remain in full force and effect until 5:00 pm. New York Time on the fifth year anniversary of the Closing Date; provided further, that the representations and warranties contained in Section 2.13 (Tax Matters) shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the longest statute of limitations applicable to the Taxes addressed by such representation or warranty, after giving effect to any waiver, mitigation, tolling or extension thereof; provided further, that, with respect to any claim as to which an Indemnified Party shall have, on or prior to such date, delivered an Indemnification Demand, the indemnification obligations hereunder with respect to the claim asserted in such Indemnification Demand, shall survive until such time as such claim is fully and finally resolved and payment in respect thereof, if any is required to be made under the terms of this Agreement, shall have been made. All covenants and agreements of the Parties contained in this Agreement (A) that are to be performed at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is 24 months after the Closing Date and (B) that are to be performed following the Closing shall continue in effect and expire in accordance with their respective terms. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.5 (Survival of Representations and Warranties) is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.5 (Survival of Representations and Warranties) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

9.6    Limitations.

(a)    The Parent Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 9.1(a) (Indemnification by Participating Securityholders) (except with respect to such claims based on breaches or inaccuracies of Specified Representations) shall be recourse against the then remaining Escrow Shares held in the Escrow Account. The Parent Indemnified Parties shall not be entitled to recover any Damages directly from any Participating Securityholder in respect of any claims under this Article 9 in aggregate in excess of an amount equal to the product of (i) the number of Merger Shares actually received by such Participating Securityholder hereunder, multiplied by (ii) the Parent Trading Price. The Parties acknowledge that there shall not be any duplicative recovery for any Damages arising from the same facts and circumstances.

(b)    Notwithstanding anything to the contrary contained in this Agreement, no Parent Indemnified Party shall be entitled to recover any Damages under Section 9.1(a) (Indemnification by Participating Securityholders) unless and until the aggregate Damages for which they would otherwise be entitled to indemnification under Section 9.1(a) (Indemnification by Participating Securityholders) exceed $1,000,000 (the “Indemnity Deductible”) (at which point Parent and the Surviving Corporation shall become entitled to be indemnified only for such Damages in excess of the Indemnity Deductible); provided, however, that the Indemnity Deductible shall not apply to (x) any claims for Fraud or (y) any Damages related to the inaccuracy in or breach of any of the Specified Representations.

(c)    Notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Company Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties of the Company set forth in this Agreement shall be ignored under this Section 9 (Indemnification) for purposes of determining the amount of any Damages.

(d)    The representations, warranties and covenants of the Company, and the Parent Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnified Party (including by any of its Representatives) or by reason of the fact that the Parent Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnified Party’s waiver of any condition set forth in Section 7 (Conditions Precedent to Obligations of Parent and Merger Sub).

(e)    From and after the Closing, the indemnification remedies in this Section 9 (Indemnification) shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Participating Securityholders relating to, resulting from, or arising out of this Agreement or the Contemplated Transactions; provided, however, that this Section 9.6(d) (Limitations) shall not be deemed a waiver by any party of, or any limitation on, any right to specific performance or injunctive relief under this Agreement or any right or claim under or related to any employment agreements or the Lock-Up Agreements.

(f)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the liability of any Person (i) based on Fraud committed by such Person or (ii) with respect to any Participating Securityholder, Fraud by the Company of which such Participating Securityholder had actual knowledge at the time such Fraud was committed.

(g)    Notwithstanding anything to the contrary contained in this Agreement, no Parent Indemnified Party shall be indemnified for Damages with respect to (i) any Taxes arising from a breach of the representations and warranties set forth in Section 2.13 (Tax Matters) attributable to a taxable period (or portion thereof) that begins on the day immediately following the Closing Date (other than Taxes arising from a breach of the representations and warranties set forth in Sections 2.13(e), (f), (g), (h), (j), (k), (m), (q), (n), (r) or (s) (Tax Matters)), (ii) the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset or attribute of the Company (e.g., net operating loss or Tax credit), including the ability of any Parent Indemnified Party to utilize such Tax asset or attribute, (iii) any Taxes arising as a result of any action taken by Parent or the Company on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement) or (iv) any Taxes arising from an election made by Parent with respect to the Company under Sections 336(e) or 338 of the Code.

(h)    All amounts required to be paid to a Parent Indemnified Party pursuant to the terms of this Section 9 (Indemnification) shall be offset by any amount actually received by a Parent Indemnified Party under any insurance policies to the extent that such amount has compensated the Parent Indemnified Party for its Damages that would otherwise be indemnifiable hereunder (net of any correspondent premium increase or related costs of obtaining such insurance related payment); provided, however, that in no event shall the Parent Indemnified Party be required to seek recovery under any insurance policy.

(i)    The Participating Securityholders shall not be entitled to recover any Damages from Parent in respect of any claims under this Article 9 in excess of an amount equal to the sum of the product of (A)(i) the number of Merger Shares plus (ii) the number of Escrow Shares, multiplied by (B) the Parent Trading Price.

9.7    Subrogation. With respect to any indemnification claims against the Participating Securityholders under this Agreement, the Participating Securityholders shall not be entitled to exercise, nor shall any Participating Securityholders be entitled to subrogate to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Parent, the Surviving Corporation or any Affiliate of

Parent or the Surviving Corporation may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

9.8    Mitigation. Parent agrees that in the event of any breach giving rise to an indemnification right of Parent under this Section 9 (Indemnification), Parent shall use commercially reasonable efforts to mitigate its indemnifiable Damages to the extent required pursuant to Delaware Law. Notwithstanding the foregoing, this Section 9.8 (Mitigation) shall not apply to indemnifiable Damages relating to Taxes, and the Parent Indemnified Parties shall have no obligations under this Section 9.8 (Mitigation) with respect thereto.

9.9    Release of Escrow.

(a)    Should any Parent Indemnified Party become entitled to recovery of Damages pursuant to Section 9.1 (Indemnification by Participating Securityholders) from the Escrow Shares, such recovery shall be satisfied from the Escrow Shares within five Business Days after the date written notice of any sums due and owing is delivered to the Escrow Agent pursuant to the Escrow Agreement by the joint instructions of the Securityholders’ Representative and Parent by the transfer to Parent of a portion of the applicable Escrow Shares in an amount equal to such Damages, with each Escrow Share valued at the Escrow Trading Price.

(b)    On the 24 month anniversary of the Closing Date, the Escrow Agent shall release the then remaining Escrow Shares (to the extent such Escrow Shares have not been cancelled to satisfy any indemnification claims brought by the Parent Indemnified Parties under this Section 9 (Indemnification)) to the Exchange Agent for further distribution to the Participating Securityholders in accordance with Section 1.5 (Conversion of Shares), as applicable; provided that the Escrow Agent shall retain a number of Escrow Shares (up to the total amount of the then remaining Escrow Shares) equal to the amount reasonably necessary to satisfy any claims for indemnification asserted under Section 9.1 pursuant to a Indemnification Demand delivered prior to the 24 month anniversary of the Closing Date in accordance with the terms of Section 9.4(a) (Indemnification Mechanics) but which are not yet resolved (including any claims for which the time period to deliver an Indemnification Dispute Notice pursuant to Section 9.4(b) (Indemnification Mechanics) has not yet expired) (each such claim, an “Unresolved Claim”). The number of the Escrow Shares retained for each Unresolved Claim shall be released (to the extent such funds are not cancelled to indemnify any Parent Indemnified Party for such Unresolved Claim in accordance with Section 9.9(a) (Release of Escrow)) by the Escrow Agent to the Exchange Agent or the Surviving Corporation, as applicable, in accordance with the prior sentence upon the final and binding resolution of such Unresolved Claim in accordance with this Section 9 (Indemnification) and the Escrow Agreement.

(c)    Any Participating Securityholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to this Section 9.9 (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Escrow Trading Price, and Parent shall pay, or cause to be paid, such cash amount to such Participating Securityholder.

9.10    Tax Treatment of Payments. The Parties hereto agree to treat any distributions or cancellations of the Escrow Shares made pursuant to this Section 9 (Indemnification) as adjustments to the Merger consideration for all Tax purposes to the maximum extent permitted by applicable Law.

10.	TERMINATION

10.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote, except to the extent otherwise provided below) as follows:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger; provided, however, that the right to terminate this Agreement under this Section 10.1(c) (Termination) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party did not use commercially reasonable efforts to have such order, decree or ruling vacated prior to its becoming final and nonappealable and such failure to use commercially reasonable efforts constitutes a breach of this Agreement;

(d)    by Parent, if the Company or the Securityholders’ Representative shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by the Company of written notice of such material breach or failure to perform; provided that Parent may not terminate this Agreement pursuant to this Section 10.1(d) (Termination) if Parent is in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 10.1(e) (Termination) but for the proviso thereto;

(e)    by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 (Accuracy of Representations and Warranties) or Section 8.2 (Performance of Covenants) and (ii) cannot be, or has not been, cured within 30 calendar days following receipt by Parent of written notice of such material breach or failure to perform; provided that the Company may not terminate this Agreement pursuant to this Section 10.1(e) (Termination) if the Company is in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 10.1(d) (Termination) but for the proviso thereto;

(f)    (x) by Parent or the Company if each of the following are satisfied: (i) the Company Board has made (and not withdrawn) a Company Board Adverse Recommendation Change in accordance with Section 5.2(e) (Stockholder Consent or Approval; Required Company Stockholder Vote), and (ii) the Company Stockholder Solicitation Period shall have run and elapsed and the Required Company Stockholder Vote shall not have been obtained on or prior to the end of the Company Stockholder Solicitation Period; provided, however, that once the Required Company Stockholder Vote has been obtained, neither Parent nor the Company may terminate this Agreement pursuant to this Section 10.1(f); and

(g)    by Parent if a Company Triggering Event shall have occurred; provided, however, that following receipt of the Required Company Stockholder Vote, Parent may not terminate this Agreement pursuant to this Section 10.1(g).

(h)    by the Company if Parent has breached or failed to perform its obligations to fund any loan draw (or portion thereof) under the Loan Agreement as provided therein, and such breach has not been cured within 20 calendar days following receipt by Parent of written notice of such breach or failure to perform.

The Party desiring to terminate this Agreement pursuant to Section 10.1 (Termination), shall give the other party written a notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1 (Termination), this Agreement shall be of no further force or effect and no party hereto (or any of its Affiliates, directors, trustees, executors, officers, agents or Representatives) shall have any liability or obligation hereunder; provided, however, that (i) this Section 10.2 (Effect of Termination), Section 10.3 (Termination Fees) and Section 11 (Miscellaneous Provisions) and the definitions of the capitalized terms referenced in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, (ii) nothing herein shall relieve any party from any liability for Fraud or for any knowing and willful material breach of this Agreement or the Loan Agreement by such party prior to the termination of this Agreement, and (iii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement and the Loan Agreement (subject to the terms thereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.3    Termination Fee.

(a)

(i)    In the event that either (i) all of the following occur: (A) this Agreement is terminated by Parent pursuant to (or by the Company at a time when Parent had the right to terminate this Agreement pursuant to) Section 10.1(b) (Termination – End Date), (B) prior to such termination, the Required Company Stockholder Vote had not been obtained, (C) at any time after the date hereof and before such termination, a Subsequent Transaction with respect to the Company shall have been either publicly announced or otherwise disclosed or communicated to the Company or the Company Board and not irrevocably withdrawn, and (D) within 12 months after the date of such termination, the Company consummates a Subsequent Transaction (or enters into a definitive agreement providing for a Subsequent Transaction, which is ultimately consummated), in each case, whether or not in respect of the Subsequent Transaction referred to in clause (C); or (ii) this Agreement is terminated by Parent pursuant to Section 10.1(f) (Termination – Company Triggering Event) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 10.1(f) (Termination – Company Triggering Event)), then the Company shall pay to Parent an amount equal to $7,500,000, (the “Termination Fee”).

(b)    Any Termination Fee required to be paid to Parent pursuant to Section 10.3(a)(i) (Termination Fee) shall be paid by the Company contemporaneously with the consummation of a Subsequent Transaction as contemplated by Section 10.3(a)(i) (Termination Fee). Any Termination Fee required to be paid to Parent pursuant to Section 10.3(a)(ii) (Termination Fee) shall be paid by the Company within two Business Days after such termination. Notwithstanding anything to the contrary herein, in no event shall more than one Termination Fee be payable by the Company pursuant to this Agreement.

(c)    The Termination Fee due under this Section 10.3 (Termination Fee) shall be paid by wire transfer of same day funds, subject to Parent providing the Company wire information for such purpose. If the Company fails to pay when due any amount payable by it under this Section 10.3 (Termination Fee), then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus 5 percent.

(d)    Except in the case of Fraud or any knowing willful breach by the Company, the Parties agree that payment of the Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates following the termination of this Agreement, it being understood that (i) in no event shall the Company (or any of its Securityholders or Affiliates) be required to pay the amounts payable pursuant to this Section 10.3 (Termination Fee) on more than one occasion and (ii) following termination in accordance with Section 10.1 (Termination) of this Agreement and the payment of the Termination Fee (x) the Company, its Securityholders and Affiliates shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or Damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated.

(e)    Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 (Termination Fee) are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 10.3 (Termination Fee) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amount is payable.

11.	MISCELLANEOUS PROVISIONS

11.1    Amendment. This Agreement may be amended by the Parties (a) prior to the Closing by execution of an instrument in writing signed by each party to this Agreement, and (b) after the Closing by execution of an instrument in writing signed by Parent and the Securityholders’ Representative; provided, however, that, subject to Section 1.12(d) (Securityholders’ Representative) the Participating Securityholders are deemed to have agreed that any amendment of this Agreement signed by the Securityholders’ Representative shall be binding upon and effective against the Participating Securityholders whether or not they have signed such amendment; provided, further, that after the adoption of this Agreement by the Company Stockholders, no amendment of this Agreement shall be made which by Law requires further approval by the stockholders of Company without obtaining such approval.

11.2    Expenses. All fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

11.3    Waiver.

(a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4    Entire Agreement; Counterparts. This Agreement (including the documents and instruments referred to herein), the Voting Agreements, Lock-Up Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, each of which shall be deemed an original.

11.5    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Except as set forth in Section 1.10 (Post Closing Adjustment to Merger Shares), in any action between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

11.6    Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

11.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company without the prior written consent of Parent, or by Parent without the prior written consent of the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time), and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign its rights, and delegate its obligations, under this Agreement to an Affiliate without the prior written consent of the Company (prior to the Effective Time) or the Securityholders’ Representative (at or after the Effective Time) so long as Parent remains bound to this Agreement and liable for its obligations hereunder).

11.8    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 5.4 (Indemnification of Officers and Directors) and the rights of the Indemnified Parties set forth in Section 9.2 (Indemnification by Parent), which in each case shall be third party beneficiaries of said provisions and (b) from and after the Effective Time, the rights of the Securityholders as of immediately prior to the Effective Time to receive the consideration pursuant to the Merger set forth in this Agreement.

11.9    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission, or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other Parties hereto), provided that with respect to notices deliverable to the Securityholders’ Representative, such notices shall be delivered solely via email or facsimile:

if to Parent or Merger Sub:

Revance Therapeutics, Inc.

7555 Gateway Boulevard Newark, California, USA

Attention: General Counsel

E-mail: dmoxie@Revance.com

if to the Company (prior to Closing):

Hint, Inc.

7901 Stoneridge Drive, Suite 150

Pleasanton, CA 94588

Attention: Aubrey, Rankin, CEO & Co-Founder

E-mail: Aubrey@hintmd.com

With a copy to Legal @legal@hintmd.com

or the Securityholders’ Representative (after the Closing):

Fortis Advisors LLC

Attention: Notices Department (Project Heart)

Facsimile No.: (858) 408-1843

E-mail: notices@fortisrep.com

in the case of notices to the Company (prior to Closing) or to the Securityholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Philip Oettinger

E-mail: poettinger@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attention: Brian Keyes

E-mail: bkeyes@wsgr.com

in the case of notices to Parent or to the Surviving Corporation (after the Closing), with a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attention: Barbara Borden; Gordon Ho

E-mail: bborden@cooley.com; gho@cooley.com

11.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.11    Knowledge. “Knowledge” of the Company shall mean the knowledge of a fact or other matter, after reasonable inquiry, of the Knowledge Individuals. With respect to Intellectual Property, “reasonable inquiry” does not require the Company or any individual to obtain any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches.

11.12    Attorney-Client Privilege. The Parties acknowledge and agree that the attorney-client privilege attaching to any communications between Wilson Sonsini or the Company’s legal advisors, on the one hand, and the Company, any Participating Securityholder, the Securityholders’ Representative, or any of their Representatives, on the other hand (“Relevant Privileged Materials”), shall after the Closing be deemed to be the right of Securityholders as of immediately prior to the Merger, and not that of the Surviving Corporation, as applicable, and shall be under the control of the Securityholders’ Representative as representative of the Securityholders. Except with the written consent of the Securityholder Representative, none of the Parent Indemnified Parties shall seek to obtain, use or rely on any of the Relevant Privileged Material in any action or claim against any party hereto or the Participating Securityholders after the Closing, or seek to admit into evidence any of the Relevant Privileged Materials in connection with any dispute concerning any of the Contemplated Transactions, including in respect of any indemnification claims, between any Securityholder or the Securityholders’ Representative, on the one hand, and any Parent Indemnified Party, on the other hand. Notwithstanding the foregoing, nothing shall prevent Parent, the Company, the Surviving Corporation or any Person acting on behalf of or through any of them from complying with applicable Law or court order.

11.13    Specific Performance. Each of the Parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at Law, a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

11.14    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    Any document uploaded to the box online data room utilized for the Contemplated Transactions as of 5:00 pm California time on May 18, 2020 shall be considered “made available” by the Company for purposes of this Agreement.

(g)    All amounts payable under this Agreement, including the amounts to be set forth in the Estimated Closing Statement and Closing Statement, shall be calculated and paid in U.S. Dollars.

11.15    Disclosure Schedule. The Company Disclosure Schedule and Parent Disclosure Schedule have been arranged, for purposes of convenience only, as separate Parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Sub), respectively, of this Agreement. The representations and warranties contained in Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Sub), of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) and Section 3 (Representations and Warranties of the Parent and Merger Sub) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, by reference to another part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable; and (c) any exception or disclosure set forth in any other part of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. The information set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Matters reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

REVANCE THERAPEUTICS, INC.

By: /s/ Mark J. Foley
Name: Mark J. Foley
Title: President and Chief Executive Officer

HEART MERGER SUB, INC.

By: /s/ Tobin C. Schilke
Name: Tobin C. Schilke
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HINT, INC.

By: /s/ Aubrey Rankin
Name: Aubrey Rankin
Title: Chief Executive Officer

FORTIS ADVISORS LLC, SOLELY IN ITS CAPACITY AS THE SECURITYHOLDERS’ REPRESENTATIVE

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“280G Approval” shall have the meaning set forth in Section 7.9 of this Agreement.

“Adjustment Amount” shall have the meaning set forth in Section 1.10(c) of this Agreement.

“Adjustment Shares” shall have the meaning set forth in Section 1.10(c) of this Agreement.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Affiliated Agreement” shall have the meaning set forth in Section 2.24 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreements” shall mean, collectively, the Escrow Agreement, the Voting Agreements, the Lock-Up Agreements, the Loan Agreement and each other agreement, document instrument and/or certificate contemplated by this Agreement to be executed in connection with the Contemplated Transactions, including the Letters of Transmittal.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of San Jose, United States of America.

“Cancelled Option” means a Company Option held by a former employee or former service provider of the Company or a Subsidiary of the Company.

“Cash and Cash Equivalents” shall mean, the aggregate amount of unrestricted cash and cash equivalents held by the Company and its Subsidiaries, as determined in accordance with GAAP, consistently applied, less (without duplication for any exclusions provided for under GAAP) (a) the aggregate amount of outstanding checks or drafts of the Company and its Subsidiaries that have not posted, plus (without duplication for any inclusions provided for under GAAP) (b) checks received by the Company and its Subsidiaries that have not been posted.

“Certificate of Merger” shall have the meaning set forth in Section 1.3 of this Agreement.

“Chetu” shall have the meaning set forth in Section 2.8(u) of this Agreement.

“Chetu Agreement” shall have the meaning set forth in Section 2.8(u) of this Agreement.

“Claim Notice” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 1.3 of this Agreement.

A-A-1

“Closing Company Share Number” shall mean the sum (without duplication) of (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including Company Restricted Stock (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time, (c) the maximum aggregate number of shares of Company Common Stock issuable assuming the full exercise of all Company Options (other than Cancelled Options) issued and outstanding immediately prior to the Effective Time, whether vested or unvested, (d) the maximum aggregate number of shares of Company Common Stock issuable under the Company Warrant outstanding as of immediately prior to the Effective Time and (e) the number of shares of Company Common Stock deemed to be issued immediately prior to the Effective Time pursuant to the deemed conversion of the outstanding principal balance and accrued interest under that certain Term Loan Agreement listed on Part 2.9(a)(iii)(2) of the Company Disclosure Schedule (the “Term Loan Agreement”) into shares of Company Common Stock pursuant to the terms thereof (the “Deemed Issued Term Loan Common Shares”).

“Closing Date” shall have the meaning set forth in Section 1.3 of this Agreement.

“Closing Date Cash” shall mean the Cash and Cash Equivalents of the Company and its Subsidiaries as of the Determination Time.

“Closing Date Indebtedness” shall mean (i) the Debt of the Company and its Subsidiaries as of the Determination Time plus (ii) any Debt of the Company and its Subsidiaries incurred after the Determination Time, other than as provided on Schedule 4.2; provided, that “Closing Date Indebtedness” shall exclude any Debt under the Loan Agreement.

“Closing Date Transaction Expenses” shall mean, without duplication, (i) the aggregate out-of-pocket expenses, fees, costs and disbursements of all attorneys, accountants, investment bankers and other advisers or service providers of the Company in connection with the negotiation, preparation, execution, delivery or performance of this Agreement, the Ancillary Agreements or the Contemplated Transactions or thereby to the extent incurred by the Company prior to, or as of, the Closing (including, for the avoidance of doubt, any such expenses, fees, costs or disbursements incurred in connection with any agreement referenced in Part 2.23 of the Company Disclosure Schedule); (ii) all bonuses (including any liabilities of the Company or its Subsidiaries with respect to any retention or “stay” bonus), change of control or similar payment obligations that become due and payable by the Company or its Subsidiaries contingent solely upon the consummation of the Merger (in each case, excluding commitments made by Parent or its Subsidiaries), (iii) any Transaction Payroll Taxes, (iv) any costs, expenses, fees or other payments owed or payable by the Company or its Subsidiaries in connection with the termination or settlement of any Affiliated Agreements in accordance with Section 4.6 (in each case, excluding commitments made by Parent or its Subsidiaries), and (v) the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative; provided, however, that the Closing Date Transaction Expenses shall not include any obligations (i) that have been paid prior to the Determination Time, (ii) any liabilities included in the Closing Date Indebtedness or Closing Working Capital, or (iii) any liabilities arising from or pursuant to the PPP Note.

“Closing Payment Schedule” shall have the meaning set forth in Section 7.5(c) of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Closing Working Capital” shall mean the Net Working Capital as of the Determination Time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Board” shall have the meaning set forth in the recitals of this Agreement.

A-A-2

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.2(d) of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(d) of this Agreement.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Change in Circumstance” shall mean a material event, fact, circumstance, development or occurrence that (i) does not relate to a Takeover Proposal, (ii) was, at the time the Company Board initially resolved to make the Company Board Recommendation, unknown and not reasonably foreseeable to, or by, any members of the Company Board, and (iii) which event, fact, circumstance, development or occurrence becomes known to or by the Company Board prior to obtaining the Required Company Stockholder Vote; provided, however, in no event shall the following events, developments or changes in circumstances constitute a Change in Circumstance: (a) any changes in the market price or trading volume of the Parent Common Stock (but the underlying facts or events contributing to the changes in the market price or trading volume can be taken into account in determining whether an Change in Circumstance has occurred), (b) any event, occurrence, circumstance, change or effect to the extent generally affecting the industries in which the Company and its Subsidiaries operate or in the economy generally or other general business, financial or market conditions, (c) the fact that, in and of itself, the Company exceeds internal projections or Parent does not achieve internal or published projections (but the underlying facts or events causing the results can be taken into account in determining whether any Change in Circumstance has occurred) and (d) any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic).

“Company Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation and in effect immediately prior to the Effective Time.

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Consultant” shall mean any current or former consultant or individual service provider of the Company or any Subsidiary (other than those that have a Contract with Company or any Company Subsidiary in their individual capacity).

“Company Data” shall have the meaning set forth in Section 2.8(a)(i) of this Agreement.

“Company Determination Notice” shall have the meaning set forth in Section 5.2(e)(i) of this Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub on the date of, and prior to the execution of, this Agreement.

“Company Equity Plan” shall mean the Company 2017 Equity Incentive Plan.

“Company ERISA Affiliate” shall mean any Person with which the Company is or would be at any relevant time considered a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Company Financial Statements” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Company Intellectual Property Agreements” shall have the meaning set forth in Section 2.8(a)(ii) of this Agreement.

“Company Management” shall mean the Key Employees and each Person listed on Exhibit H.

A-A-3

“Company Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of the Company and its Subsidiaries, taken as a whole, or (ii) that would prevent the Company from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Company Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Company and its Subsidiaries operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the Company and its Subsidiaries as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic), except to the extent such events have a materially disproportionate effect on the Company as compared to companies in the Company’s industry; (e) any failures, in and of themselves, by the Company to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Company Material Adverse Effect” may be taken into account); or (f) the execution, delivery, announcement or pendency of the Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Company Officers Certificate” shall have the meaning set forth in Section 7.7 of this Agreement.

“Company Option” shall mean any option to purchase shares of Company Common Stock.

“Company Option Exchange Ratio” shall mean the quotient of (i) the Company Option Merger Shares, divided by (ii) the Closing Company Share Number.

“Company Option Merger Shares” shall mean the sum of (i) the Merger Shares, plus, (ii) the Escrow Shares.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 2.8(a)(iii)

“Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a)(iv) of this Agreement.

“Company Plans” shall mean “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all severance, employment, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or other benefit or compensation plan, policy, program, agreement, Contract or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate for the benefit of any Company Service Provider or any spouse, dependent or beneficiary of any such individual, including as a participating employer in any plan, policy, program, agreement, Contract or arrangement sponsored or maintained by a professional employer organization, or under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to any Company Service Provider or

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any spouse, dependent or beneficiary of any such individual, except such definition shall not include any Company Service Provider Agreement.

“Company Preferred Stock” shall mean the Series A-1 Preferred Stock, Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series C Preferred Stock.

“Company Privacy Policies” shall have the meaning set forth in Section 2.8(a)(v) of this Agreement.

“Company Products” shall have the meaning set forth in Section 2.8(a)(vi) of this Agreement.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.8(a)(vii) of this Agreement.

“Company Restricted Stock” shall mean a share of Company Common Stock that is (i) outstanding on the date of this Agreement and (ii) subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

“Company Service Provider” shall mean any current or former employee, consultant, director or individual service provider of the Company or any Subsidiary or any other Company ERISA Affiliate.

“Company Service Provider Agreement” shall mean each management, employment, severance, consulting, advisory, relocation, repatriation, expatriation, or other similar agreement or Contract between the Company or any Subsidiary or any other Company ERISA Affiliate and any Company Service Provider under or with respect to which the Company or any Company ERISA Affiliate has or would reasonably be expected to have any liability or obligation (whether current or contingent) with respect to such Company Service Provider or any spouse, dependent or beneficiary of any such individual.

“Company Source Code” shall have the meaning set forth in Section 2.8(a)(viii) of this Agreement.

“Company Stock Certificate” shall have the meaning set forth in Section 1.8 of this Agreement.

“Company Stockholder Matters” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Company Stockholder Solicitation Period” means the 60 day period immediately following the date that the Information Statement is first mailed to all Company Stockholders (other than Company Stockholders for which the Company does not have an address listed on Part 5.2(c) of the Company Disclosure Schedule).

“Company Stockholder Written Consent” shall have the meaning set forth in the recitals of this Agreement.

“Company Stockholders” shall mean the holders of Company Capital Stock.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have approved or recommended to the Company Stockholders in their capacity as such any Takeover Proposal; (c) the Company shall have entered into any binding or nonbinding letter of intent, memorandum of understanding or similar document relating to any Takeover Proposal (other than the Permitted Confidentiality Agreement) or (d) the Company or any of its Representatives acting on behalf of the Company shall have knowingly and willfully materially breached any of the provisions set forth in Section 4.4 (No Solicitation) or Section 5.2(d) or 5.2(e) (Stockholder Consent or Approval; Required Company Stockholder Vote).

“Company Warrant” shall mean the Warrant to Purchase shares of Company Common Stock, dated February 27, 2015.

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“Company Websites” shall have the meaning set forth in Section 2.8(a)(ix) of this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 4, 2019, by and between Parent and the Company.

“Consent(s)” shall mean any consent, approval or waiver.

“Contemplated Transactions” shall have the meaning set forth in the recitals of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 5.13 of this Agreement.

“Contract” shall mean any contract, undertaking, concession, agreement, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment (including any binding plan, arrangement or agreement in principle), whether written or oral.

“Controlling Party” shall have the meaning set forth in Section 9.3(c) of this Agreement.

“Cooley” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Damages” shall mean losses, costs, Taxes, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts, that have been incurred or properly paid by an Indemnified Party; provided, however, that (a) “Damages” shall not include any speculative, special, indirect, exemplary, unforeseeable or punitive damages (in each case, except to the extent paid or payable by an Indemnified Party to a Third Party in connection with a Third-Party Claim); and (b) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds that are actually received by such Person or on behalf of such Person by any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto (net of any costs and expenses reasonably incurred, or any increase in premiums or other penalties suffered, by such Person in collecting such amounts).

“Debt” shall mean the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (a) any indebtedness for borrowed money of the Company and its Subsidiaries, (b) any obligation of the Company and its Subsidiaries evidenced by bonds, debentures, notes, mortgages, security arrangements, indentures or other similar instruments, (c) any reimbursement obligation of the Company and its Subsidiaries with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company and its Subsidiaries, (d) all obligations of the Company and its Subsidiaries as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (e) all liabilities or obligations of the Company and its Subsidiaries under any interest rate, currency, swap or other hedging agreements, (f) all liabilities or obligations of the Company and its Subsidiaries for the deferred purchase price of property or services and other earn-out, milestone or other contingent payment obligations, (g) any Pre-Closing Taxes (other than Transaction Payroll Taxes), whether due prior to, on, or after the Closing, that have not been paid as of the Determination Time, and (h) any obligation of the type referred to in clauses (a) through (f) of another Person the payment of which the Company or any of its Subsidiaries have guaranteed or for which the Company or any of its Subsidiaries are responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor. Notwithstanding anything to the contrary contained herein, in no event shall “Debt” include any (i) Closing Date Transaction Expenses, (ii) any indebtedness arising from or pursuant to the PPP Note or (iii) any Debt under the Term Loan Agreement, to the extent that such Debt has been converted (or has been deemed to be converted) into shares of Company Common Stock pursuant to its terms.

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“Determination Date” shall mean the first to occur of (i) July 15, 2020, and (ii) the Closing Date.

“Determination Time” shall mean 11:59 p.m. Pacific time on the day immediately prior to the Determination Date.

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Dispute Auditor” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 1.10(b) of this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.11(a) of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.3 of this Agreement.

“End Date” shall mean December 14, 2020; provided, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 45 calendar days prior to the End Date, then the End Date shall automatically be extended to February 12, 2021.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law, any judicial and administrative order or determination relating to (a) pollution or the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) or health safety issues (including human and occupational safety and health), in each case as amended and as in effect on or prior to the date hereof.

“Environmental Permit” shall mean any permit, license, review, certification, approval, registration, consent or other authorization issued or required pursuant to any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Citibank, N.A.

“Escrow Agreement” shall mean the escrow agreement by and among Parent, the Securityholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Escrow Company Share Number” shall mean the result of (i) the Closing Company Share Number, minus (ii) the number of shares of Company Common Stock issuable upon the exercise of the Company Options immediately prior to the Effective Time and assumed by Parent pursuant to Section 1.6(b).

“Escrow Distribution” shall mean each distribution of the Escrow Shares pursuant to Section 9.8.

“Escrow Ownership Percentage” shall mean, with respect to a Participating Securityholder, the quotient of (a) the aggregate number of shares of Company Common Stock held by such Participating Securityholder as of immediately prior to the Effective Time (including, for purposes of this definition, (i) any shares of Company

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Common Stock issuable upon the conversion of shares of Company Preferred Stock held by such Participating Securityholder as of immediately prior to the Effective Time, (ii) any shares of Company Common Stock issuable under the Company Warrant held by such Participating Securityholder and outstanding as of immediately prior to the Effective Time, and (iii) any Deemed Issued Term Loan Common Shares held (or deemed to be held) by such Participating Securityholder immediately prior to the Effective Time) but excluding any shares of Company Common Stock subject to Company Options that have not been exercised as of the Effective Time, divided by (b) Escrow Company Share Number.

“Escrow Shares” shall mean 683,200 shares of Parent Common Stock.

“Escrow Trading Price” shall mean, with respect to shares of Parent Common Stock to which a Person is entitled to receive or recover, the volume weighted average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading day period ending the fifth day prior to the date such Person is determined to be entitled to such receipt or recovery pursuant to the terms hereof.

“Estimated Closing Date Cash” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.10(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder

“Exchange Agent” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Exchange Fund” shall have the meaning set forth in Section 1.9(a) of this Agreement.

“Executive Employment Documentation” shall have the meaning set forth in Section 5.3(d) of this Agreement.

“Foreign Plan” shall mean each Company Plan or Company Service Provider Agreement with respect to any Company Service Provider who performs services outside of the United States or any spouse, dependent or beneficiary of any such individual.

“Fraud” shall mean any actual fraud committed with the intent to deceive, as determined under Delaware law.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office with any Governmental Body.

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“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority or arbitral body.

“Governmental Grant” shall have the meaning set forth in Section 2.8(a)(x) of this Agreement.

“Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“ICT Infrastructure” shall have the meaning set forth in Section 2.8(a)(xi) of this Agreement.

“Inbound Licenses” shall have the meaning set forth in Section 2.8(l)(i) of this Agreement.

“Indemnification Agreements” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Indemnification Demand” shall have the meaning set forth in Section 9.4(a) of this Agreement.

“Indemnification Dispute Notice” shall have the meaning set forth in Section 9.4(b) of this Agreement.

“Indemnification Tax Matters” shall have the meaning set forth in Section 5.6(d) of this Agreement.

“Indemnified Party” shall mean the Person entitled to indemnification under Section 9.4(a) of this Agreement.

“Indemnity Deductible” shall have the meaning set forth in Section 9.6(b) of this Agreement.

“Information Statement” shall have the meaning set forth in Section 5.2(a) of this Agreement.

“Insurance Policies” shall have the meaning set forth in Section 2.17 of this Agreement.

“Intellectual Property” shall have the meaning set forth in Section 2.8(a)(xii) of this Agreement.

“Intellectual Property Rights” shall have the meaning set forth in Section 2.8(a)(xiii) of this Agreement.

“IRS” shall mean the Internal Revenue Service.

“Key Employees” shall mean Aubrey Rankin, Vojin Kos and Ben de Wall.

“Knowledge” shall have the meaning set forth in Section 11.11 of this Agreement.

“Knowledge Individuals” shall mean the following Persons: Aubrey Rankin, Vojin Kos, Ben de Waal, Donna Meyer and Alvin Huggins.

“Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other, statute, constitution, principle of common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body that is binding on such Person.

“Leased Real Property” shall have the meaning set forth in Section 2.7 of this Agreement.

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“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Letter of Transmittal” shall have the meaning set forth in Section 1.9(b) of this Agreement.

“Lien” or “Liens” shall mean all mortgages, encumbrances, security interests, claims, charges or pledges.

“Lock-Up Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Material Contract” shall have the meaning set forth in Section 2.9(a) of this Agreement.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Shares” shall mean a number of shares of Parent Common Stock equal to (i) 8,540,000, minus (ii) the Escrow Shares, plus an amount (which may be positive or negative) equal to (iii) the number of shares of Parent Common Stock equal to the quotient of (x)(A) the aggregate amount of the Estimated Closing Date Cash, minus (B) the Estimated Closing Date Indebtedness, minus (C) the Estimated Closing Date Transaction Expenses, plus (D) the amount (if any) by which Estimated Closing Working Capital exceeds Target Working Capital, minus (E) the amount (if any) by which Target Working Capital exceeds Estimated Closing Working Capital, plus (F) the aggregate exercise prices of all Company Options (other than Cancelled Options) and Company Warrants outstanding as of immediately prior to the Effective Time, divided by (y) the Parent Trading Price. The “Merger Shares” shall be subject to adjustment as provided in Section 1.10(c).

“Merger Sub” shall have the meaning set forth in the preamble of this Agreement.

“Nasdaq” shall mean the Nasdaq Global Market.

“Net Working Capital” shall mean, as of any time of determination, the aggregate amount of current assets of the Company and its Subsidiaries as of such time, minus the aggregate amount of current liabilities of the Company and its Subsidiaries as of such time, in each case determined on a consolidated basis in accordance with Section 1.10(a). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Closing Date Transaction Expenses, Debt, Cash and Cash Equivalents, or Tax assets or Tax liabilities or any indebtedness arising from or pursuant to the PPP Note or pursuant to the Term Loan Agreement.

“New Plan” shall have the meaning set forth in Section 5.13(b) of this Agreement.

“Non-Controlling Party” shall have the meaning set forth in Section 9.3(c) of this Agreement.

“Non-Dissenting Stockholder” shall mean each Company Stockholder that does not perfect such stockholder’s (or has lost the right to seek) appraisal or dissenters’ rights under the DGCL with respect to such Company Stockholder’s shares of Company Capital Stock.

“Non-Scheduled Contracts” means Non-Scheduled Inbound Contracts and Non-Scheduled Outbound Contracts.

“Non-Scheduled Inbound Contracts” means Contracts that are: (i) licenses or other grants of rights to the Company for Shrink-Wrap Software pursuant to the standard terms therefor, (ii) licenses to the Company for Open Source Materials pursuant to the publicly available open source terms therefor, (iii) non-disclosure agreements, (iv) Standard Form IP Agreements entered into with Company Service Providers or Company

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Consultants without material modification therefrom, or (v) privacy policies, or (vi) Contracts in which the only Intellectual Property licenses or rights granted to the Company are with respect to feedback, suggestions, or a trademark for inclusion on customer lists or use in the provision of services.

“Non-Scheduled Outbound Contracts” means (i) Contracts in which the only Intellectual Property licenses or rights granted by the Company are non-exclusive rights granted to contractors or vendors to use Intellectual Property for the sole benefit of the Company, (ii) Contracts governing the use of Company Products entered into with end user customers of the Company Products that are materially consistent with the Company’s or a Company Subsidiary’s form of customer agreement, (iii) privacy policies, (iv) non-disclosure agreements, and (v) Contracts in which the only Intellectual Property licenses or rights granted by the Company are with respect to feedback, suggestions, or a Company trademark for inclusion on customer lists or use in the provision of services.

“Open Source Materials” shall have the meaning set forth in Section 2.8(a)(xiv) of this Agreement.

“Ordinary Commercial Agreement” shall mean any customary commercial agreement entered into in the Ordinary Course of Business no primary purpose of which is related to the sharing, apportionment or allocation of Taxes.

“Ordinary Course of Business” means, at any given time, the ordinary and usual course of operations of the business of the Company and its Subsidiaries (as applicable), consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with applicable Law and to reasonably preserve the health and safety of current Company Service Providers).

“Other IP Contracts” shall have the meaning set forth in Section 2.8(l)(iii) of this Agreement.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Audited Balance Sheet” shall have the meaning set forth in Section 3.9 of this Agreement.

“Parent Capital Stock” shall mean the Parent Common Stock and Parent Preferred Stock.

“Parent Capitalization Date” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Parent Charter” shall mean Parent’s Amended and Restated Certificate of Incorporation and in effect immediately prior to the Effective Time.

“Parent Common Stock” shall mean the Common Stock, $0.001 par value per share, of Parent.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent and Merger Sub and delivered to the Company on the date of, and prior to the execution of, this Agreement.

“Parent Equity Plans” shall mean the Parent 2002 Equity Incentive Plan, the Parent Amended and Restated 2012 Equity Incentive Plan, the Parent 2014 Equity Incentive Plan and the 2014 Inducement Plan.

“Parent Financial Statements” shall have the meaning set forth in Section 3.8(c) of this Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 9.1 of this Agreement.

“Parent Material Adverse Effect” shall mean any occurrence, change, event, circumstance or effect that, individually or in the aggregate with any other occurrences, changes, events, circumstances and/or effects, (i) has

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had or would reasonably be expected to have a material adverse effect on the liabilities, financial condition, existing business or assets of Parent and its Subsidiaries, taken as a whole, or (ii) that would prevent Parent from consummating the Merger in accordance with the terms hereof; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there exists or has occurred or would reasonably be expected to exist or occur, a Parent Material Adverse Effect under clause (i) above: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a materially disproportionate effect on Parent as compared to any companies in Parent’s industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which Parent and its Subsidiaries operate or compete, except to the extent such adverse effect has a materially disproportionate effect on Parent and its Subsidiaries as compared to companies in such industry or industry sector; (c) any adverse effect resulting from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, except to the extent such adverse effect has a materially disproportionate effect on Parent as compared to companies in Parent’s industry; (d) any act of terrorism, war or other armed hostilities, any regional, national or international calamity or natural disaster, any pandemic, epidemic or disease outbreak (including the COVID-19 pandemic), except to the extent such events have a material disproportionate effect on Parent as compared to companies in Parent’s industry; (e) any failures, in and of themselves, by Parent to meet any projections, budgets, forecasts or estimates of financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Parent Material Adverse Effect” may be taken into account); or (f) the execution, delivery, announcement or pendency of the Agreement or the consummation of the Contemplated Transactions, including departures of employees or changes in commercial or business relationships, including customers, suppliers and distributors arising therefrom.

“Parent Merger Options” shall mean the aggregate number of Parent Common Stock for which the Assumed Options are exercisable as of the Effective Time, as calculated in accordance with Section 1.6(b).

“Parent Officers Certificate” shall have the meaning set forth in Section 8.5 of this Agreement.

“Parent Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of Parent.

“Parent Prepared Return” shall have the meaning set forth in Section 5.6(b) of this Agreement.

“Parent Products” shall mean all products and services currently offered for sale or that have been sold by or on behalf of Parent or any of its Subsidiaries and that are still subject to a current agreement with the applicable customer governing that use.

“Parent SEC Reports” shall have the meaning set forth in Section 3.8(a) of this Agreement.

“Parent Service Provider” shall mean any current or former employee, consultant, director or individual service provider of Parent or any Subsidiary or any other Parent ERISA Affiliate.

“Parent Trading Price” shall mean the volume weighted average closing sale price of one share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading day period ending the fifth trading day prior to the Closing Date.

“Participating Securityholders” shall mean each Non-Dissenting Stockholder, the holder of the convertible loan under the Term Loan Agreement and the holder of the Company Warrant as of immediately prior to the Effective Time. Participating Securityholders shall not include any holder of Company Options that are assumed by Parent at the Effective Time in their capacity as option holders or any holder of Cancelled Options that are converted into Parent Common Stock at the Effective Time in their capacity as such.

“Parties” mean Parent, Merger Sub and the Company.

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“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Per Share Escrow Consideration” shall mean, with respect to each Escrow Distribution, an amount equal to the number of Escrow Shares included in such Escrow Distribution multiplied by the quotient of (a) one divided by (b) the Escrow Company Share Number.

“Per Share Merger Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient of (i) Merger Shares, less Parent Merger Options, divided by (ii) Escrow Company Share Number.

“Permits” shall have the meaning set forth in Section 2.11(b) of this Agreement.

“Permitted Liens” shall mean: (a) Liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the Unaudited Balance Sheet in accordance with GAAP, (b) Liens securing Debt that is reflected on the Unaudited Balance Sheet; (c) statutory or common Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like Liens; (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (g) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods; (h) Liens arising solely by virtue of any statutory or common provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens in favor of other financial institutions arising in connection with the Company’s or its Subsidiaries’ deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; (j) Liens or encumbrances imposed on the underlying fee interest in real property subject to a Real Property Lease; or (k) restrictions associated with (1) Third Party rights and licenses set forth in Intellectual Property Contracts listed on Part 2.8(l) of the Company Disclosure Schedule or in Non-Scheduled Inbound Contracts or (2) non-exclusive rights granted under Intellectual Property by the Company or its Subsidiary pursuant to Company Intellectual Property Agreements or Non-Scheduled Outbound Contracts.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(a)(xv) of this Agreement.

“PPP Note” shall mean that certain Promissory Note, dated May 2, 2020, setting forth the terms and conditions of a term loan to the Company from Bank of America, NA.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” shall mean (i) all Taxes of or with respect to the Company and its Subsidiaries for Pre-Closing Tax Periods, including employer-portion payroll and employment Taxes with respect to

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compensation accruing in any Pre-Closing Tax Period, regardless of when such Taxes are required to be paid (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and its Subsidiaries (or any predecessor thereto) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, (iii) all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or by operation of Law, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (iv) any Transaction Payroll Taxes, (v) any Transfer Taxes borne by the Participating Securityholders pursuant to Section 5.6(f), and (vi) any Taxes imposed on income includible by the Subsidiaries of the Company pursuant to Sections 951, 951A or 965 of the Code arising out of, resulting from or attributable to income earned by any “controlled foreign corporation” (as such term is defined in Section 957 of the Code) in any Pre-Closing Tax Period; provided, however, that Pre-Closing Taxes shall not include any Taxes taken into account as liabilities in the calculation of Closing Date Transaction Expenses or Closing Working Capital (as finally determined under Section 1.10(b)). In the case of any taxable period that includes (but does end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period or imposed in connection with any transaction that is allocable to the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other flow-through Entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other flow-through Entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, will be allocated on a per diem basis, and the amount of other Taxes of the Company and its Subsidiaries that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. For the avoidance of doubt, for purposes of allocating Taxes imposed under Section 951A of the Code, the “qualified business asset investment” (as such term is used in Section 951A(d) of the Code) in respect of the Pre-Closing Tax Period shall equal the product of (i) the applicable Subsidiary’s “qualified business asset investment” (as defined in Section 951A(d)(1) of the Code) for the taxable year of such Subsidiary that includes the Closing Date (determined as though such taxable year ended on the Closing Date), and (ii) a fraction, the numerator of which is the number of days in the portion of such taxable year ending on the Closing Date and the denominator of which is the total number of days in such taxable year.

“Privacy Laws” shall have the meaning set forth in Section 2.8(a)(xvi) of this Agreement.

“Process” or “Processing” shall have the meaning set forth in Section 2.8(a)(xvii) of this Agreement.

“Registration Statement” shall have the meaning set forth in Section 5.1(a) of this Agreement.

“Representatives” of a Person mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.20 of this Agreement.

“Securities Act” shall mean Securities Act of 1933, as amended, and the rules and regulations thereunder

“Securityholders” shall mean the holders of Company Capital Stock, Company Options, the Company Warrant, or other securities convertible into Company Capital Stock.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.12(a) of this Agreement.

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“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.12(d) of this Agreement.

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.12(d) of this Agreement.

“Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.001 par value per share, of the Company.

“Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, $0.001 par value per share, of the Company.

“Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, $0.001 par value per share, of the Company.

“Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, $0.001 par value per share, of the Company.

“Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Shrink-Wrap Software” shall have the meaning set forth in Section 2.8(a)(xviii) of this Agreement.

“SOX” shall have the meaning set forth in Section 3.8(a) of this Agreement.

“Specified Representations” shall mean the representations and warranties set forth in Sections 2.3(a), (b) and (e) (Capitalization, Etc.) Section 2.13 (Tax Matters), Section 2.19 (Authority; Binding Nature of Agreement) and Section 2.23 (Financial Advisor).

“Subsequent Transaction” means a Takeover Transaction (with all references to 15% in the definition of Takeover Transaction being treated as references to 50% for these purposes).

“Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Offer” means an unsolicited bona fide proposed written Takeover Transaction (with all references to 15% in the definition of Takeover Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a result of a material breach of (or in material violation of) Section 4.4 (No Solicitation) or Section 5.2(d) or 5.2(e) (Stockholder Consent or Approval; Required Company Stockholder Vote) of this Agreement; and (b) is on terms and conditions that the Company Board determines in

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good faith, following consultation with the Company’s outside financial advisor, if any and outside legal counsel would reasonably be expected to be consummated in accordance with its terms and would result in a transaction that is more favorable, from a financial point of view, to the Company Stockholders, as applicable and in their capacities as such, than the terms of the transaction contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 of this Agreement.

“Tail D&O Policy” shall have the meaning set forth in Section 5.4(c) of this Agreement.

“Takeover Inquiry” means, with respect to the Company, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company to Parent) that would reasonably be expected to lead to a Takeover Proposal.

“Takeover Proposal” means, with respect to the Company, an offer, proposal or indication of interest involving the Company and any Person relating to a Takeover Transaction.

“Takeover Transaction” means, with respect to the Company, any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of any class of outstanding voting securities of the Company (including pursuant to any tender offer (including a self-tender) or exchange offer), in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting securities of the Company, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction in which the Company is a constituent party and which would result in a Person acquiring beneficial ownership of 15% or more of the outstanding voting securities of the Company or (iii) any sale, transfer or disposition of any business or businesses, or assets, of the Company or any of its Subsidiaries which constitute 15% or more of the fair market value of the Company and its Subsidiaries, taken as a whole, or (iv) any liquidation or dissolution of the Company; provided, however, that a “Takeover Proposal” shall not include (or take into account) (A) any securities issued pursuant the Term Loan Agreement or pursuant to the exercise, exchange or conversion of securities outstanding on the date of this Agreement or (B) the transactions contemplated by this Agreement.

“Target Working Capital” shall mean an amount equal to zero.

“Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, escheat, unclaimed property, stamp, stamp duty reserve, license, payroll, withholding, backup withholding, ad valorem, value added, alternative or add-on minimum, environmental (including taxes under Code Section 59A), customs, duties, social security (or similar), unemployment, disability, registration and other taxes of any kind whatsoever (including governmental charges in the nature of a tax), whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or operation of Law, or otherwise.

“Tax Claim” shall have the meaning set forth in Section 5.6(d) of this Agreement.

“Tax Returns” shall mean any return, declaration, notice, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes (including any amendments thereof), or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

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“Technology” shall have the meaning set forth in Section 2.8(a)(xix) of this Agreement.

“Third Party” shall mean, with respect to any party, any Person other than such party or an Affiliate of such party.

“Third-Party Claim” shall have the meaning set forth in Section 9.3(a) of this Agreement.

“Top 10 Supplier” shall have the meaning set forth in Section 2.21 of this Agreement.

“Trade Secrets” shall have the meaning set forth in Section 2.8(a)(xx) of this Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred or accrued with respect to any bonuses, option exercises or other compensatory payments in connection with the Contemplated Transactions to the extent the foregoing are paid on or about or prior to the Closing Date.

“Transfer Tax” shall have the meaning set forth in Section 5.6(f) of this Agreement.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.4(a) of this Agreement.

“Unresolved Claim” shall have the meaning set forth in Section 9.9(b) of this Agreement.

“Voting Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Waived 280G Benefits” shall have the meaning set forth in Section 5.2(g) of this Agreement.

“Wilson Sonsini” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“Withholding Agent” shall have the meaning set forth in Section 1.9(d) of this Agreement.

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ANNEX B

ANNEX B - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, APPRAISAL RIGHTS

§ 262. Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Section 145 of the Delaware law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The registrant’s certificate of incorporation and bylaws include provisions which (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law and (ii) require the registrant to indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and executive officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the registrant’s best interests or the best interests of the registrant’s stockholders, for any transaction from which the director derived an improper personal benefit, and any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered into indemnity agreements with certain of its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of the registrant’s directors or executive officers, provided, among other things, that such person’s conduct was not knowingly fraudulent or deliberately dishonest or constituted willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

The following exhibits are included herein or incorporated herein by reference:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
2.1	Agreement and Plan of Merger, dated May 18, 2020, by and among Revance Therapeutics, Inc., Heart Merger Sub, Inc., Hint, Inc. and Fortis Advisors LLC, as the Securityholders’ Representative (included as Annex A to the prospectus/information statement)					X

2.2	Form of Voting Agreement by and between Revance Therapeutics, Inc. and each of the parties named in each agreement therein					X

2.3	Form of Lock-Up Agreement by and between Revance Therapeutics, Inc. and each of the parties named in each agreement therein					X

2.4	Loan Agreement, dated May 18, 2020, by and between Revance Therapeutics, Inc. and Hint, Inc.					X

3.1	Amended and Restated Certificate of Incorporation	8-K	001-36297	3.1	February 11, 2014	—

3.2	Amended and Restated Bylaws	S-1	333-193154	3.4	December 31, 2013	—

4.1	Form of Common Stock Certificate	S-1/A	333-193154	4.4	February 3, 2014	—

4.2	Indenture, dated as of February 14, 2020, by and between Revance Therapeutics, Inc. and U.S. Bank National Association, as Trustee	8-K	001-36297	4.1	February 14, 2020	—

4.3	Form of Global Note, representing Revance Therapeutics, Inc.’s 1.75% Convertible Senior Notes due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.2)	8-K	001-36297	4.2	February 14, 2020	—

4.4	Description of Revance Therapeutics, Inc. Common Stock	10-K	001-36297	4.4	February 26, 2020	—

5.1#	Opinion of Cooley LLP regarding the validity of the securities	—	—	—	—	—

8.1	Opinion of Cooley LLP regarding tax matters	—	—	—	—	X

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
8.2	Opinion of Wilson Sonsini Goodrich & Rosati P.C. regarding tax matters	—	—	—	—	X

10.1*	Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.1	December 31, 2013	—

10.2*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.2	December 31, 2013	—

10.3*	Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.3	December 31, 2013	—

10.4*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.4	December 31, 2013	—

10.5*	Revance Therapeutics, Inc. 2014 Equity Incentive Plan	S-1/A	333-193154	10.5	January 27, 2014	—

10.6*	Form of Restricted Stock Unit Award Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-K	001-36297	10.6	March 4, 2016	—

10.7*	Form of Stock Option Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-Q	001-36297	10.3	November 10, 2015	—

10.8*	Form of Restricted Stock Bonus Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-K	001-36297	10.8	March 4, 2016	—

10.9*	Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan	S-1/A	333-193154	10.7	January 27, 2014	—

10.10*	Form of Indemnity Agreement by and between Revance Therapeutics, Inc. and each of its officers and directors	S-1/A	333-193154	10.8	January 27, 2014	—

10.11*	Revance Therapeutics, Inc. Amended and Restated 2014 Inducement Plan	8-K	001-36297	99.1	December 14, 2015	—

10.12*	Form of Stock Option Agreement and Grant Notice under Amended and Restated Revance Therapeutics, Inc. 2014 Inducement Plan	10-Q	001-36297	10.5	November 10, 2015	—

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
10.13*	Form of Restricted Stock Agreement and Grant Notice under Amended and Restated Revance Therapeutics, Inc. 2014 Inducement Plan	10-K	001-36297	10.31	March 4, 2016	—

10.14	Lease Agreement, dated March 31, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.9	December 31, 2013	—

10.15	First Amendment to Office Lease dated April 7, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.10	December 31, 2013	—

10.16	Second Amendment to Office Lease and Lease dated May 17, 2010 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.11	December 31, 2013	—

10.17	Third Amendment to Lease, dated February 26, 2014 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	8-K	001-36297	10.35	March 4, 2014	—

10.18	Fourth Amendment to Lease, dated May 10, 2018, by and between Revance Therapeutics, Inc. and BMR-Pacific Research Center LP.	8-K	001-36297	10.1	May 11, 2018	—

10.19+	License and Service Agreement dated February 8, 2007 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.15	December 31, 2013	—

10.20+	First Addendum to the License and Service Agreement dated April 21, 2009 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.16	December 31, 2013	—

10.21+	Development and Supply Agreement dated December 11, 2009 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc.	S-1	333-193154	10.18	December 31, 2013	—

10.22+	First Amendment to Development and Supply Agreement dated May 29, 2013 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc	S-1	333-193154	10.20	December 31, 2013	—

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
10.23+	Second Amendment to Development and Supply Agreement dated August 31, 2015 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc.	10-Q	001-36297	10.1	November 10, 2015	—

10.24+	Manufacture and Development Agreement dated May 20, 2013 between Revance Therapeutics, Inc. and American Peptide Company, Inc.	S-1	333-193154	10.19	December 31, 2013	—

10.25	First Amendment to Manufacture and Development Agreement dated April 13, 2018 between Revance Therapeutics, Inc. and Bachem Americas, Inc.	10-Q	001-36297	10.3	August 3, 2018	—

10.26*	Revance Therapeutics, Inc. Executive Severance Benefit Plan, Amended and Restated effective October 13, 2019	10-Q	001-36297	10.3	November 4, 2019	—

10.27*	Revance Therapeutics, Inc. Amended and Restated Non-Employee Director Compensation Policy	10-K	001-36297	10.27	February 26, 2020	—

10.28*	Revance Therapeutics, Inc. 2020 Management Bonus Plan	10-K	001-36297	10.28	Ferbuary 26, 2020	—

10.29*	Executive Employment Agreement dated December 30, 2013 by and between Revance Therapeutics, Inc. and L. Daniel Browne	S-1/A	333-193154	10.25	January 27, 2014	—

10.30*	Executive Employment Agreement dated December 14, 2015 by and between Revance Therapeutics, Inc. and Abhay Joshi.	10-K	001-36297	10.34	March 4, 2016	—

10.31*	Executive Employment Agreement dated November 5, 2018 by and between Revance Therapeutics, Inc. and Tobin Schilke	10-K	001-36291	10.37	February 28, 2019	—

10.32	Technology Transfer, Validation and Commercial Fill/Finish Services Agreement dated March 14, 2017 between Revance Therapeutics, Inc. and Ajinomoto Althea, Inc.	10-Q	001-36297	10.4	May 9, 2017	—

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
10.33	Controlled Equity Offering Sales Agreement, dated March 13, 2018, by and between Revance Therapeutics, Inc. and Cantor Fitzgerald & Co.	8-K	001-36297	99.1	March 13, 2018	—

10.34+	Collaboration and License Agreement, dated February 28, 2018, by and between Revance Therapeutics, Inc. and Mylan Ireland Ltd	10-Q	001-36297	10.1	May 9, 2018	—

10.35++	Amendment #1 to the Collaboration and License Agreement dated August 22, 2019 between Revance Therapeutics, Inc. and Mylan Ireland Ltd.	10-Q	001-36297	10.1	November 4, 2019	—

10.36+	License Agreement, dated December 4, 2018, by and between Revance Therapeutics, Inc. and Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd.	10-K	001-36291	10.42	February 28, 2019	—

10.37*	Separation Agreement effective October 11, 2019 by and between Revance Therapeutics, Inc. and L. Daniel Browne	10-Q	001-36297	10.2	November 4, 2019	—

10.38*	Executive Employment Agreement effective October 13, 2019 by and between Revance Therapeutics, Inc. and Mark J. Foley	10-Q	001-36297	10.4	November 4, 2019	—

10.39*	Executive Employment Agreement effective December 1, 2019 and between Revance Therapeutics, Inc. and Dustin Sjuts	10-K	001-36297	10.40	February 26, 2020	—

10.40*	Separation Agreement effective January 8, 2020 by and between Revance Therapeutics, Inc. and Caryn G. McDowell	10-K	001-36297	10.41	February 26, 2020	—

10.41*	Executive Employment Agreement dated February 17, 2020 by and between Revance Therapeutics, Inc. and Dwight Moxie	10-K	001-36297	10.42	February 26, 2020	—

10.42++	Exclusive Distribution Agreement, dated January 10, 2020, by and between Revance Therapeutics, Inc. and Teoxane SA	10-K	001-36297	10.43	February 26, 2020	—

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filling Date	Filed Herewith
21.1	List of Subsidiaries of the Registrant	10-K	001-36297	21.1	February 26, 2020	—

23.1	Consent of PricewaterhouseCoopers LLP in respect of Revance Therapeutics, Inc.’s financial statements	—	—	—	—	X

23.2#	Consent of Cooley LLP (included as part of its opinions filed as Exhibit 5.1 to be filed by amendment and Exhibit 8.1 hereto)	—	—	—	—	X

23.4	Consent of Wilson Sonsini Goodrich & Rosati P.C. (included as part of its opinion filed as Exhibit 8.2 hereto)	—	—	—	—	X

24.1	Power of Attorney (included on signature page hereto)	—	—	—	—	X

99.1#	Consent of Person Named as About to Become Director	—	—	—	—	—

101.INS	XBRL Instance Document	—	—	—	—	X

101.SCH	XBRL Taxonomy Extension Schema Document	—	—	—	—	X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	—	—	—	—	X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	—	—	—	—	X

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document	—	—	—	—	X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	—	—	—	—	X

*	Indicates a management contract or compensatory plan or arrangement.
+	Confidential treatment has been granted for portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
++

Portions of this exhibit (indicated by asterisks) have been omitted as the registrant has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the registrant if publicly disclosed.

#	To be filed by amendment.

(b)	Financial Statement Schedules

The financial statements filed with this Registration Statement on Form S-4 are set forth under the heading “Revance Therapeutics, Inc. Consolidated Financial Statements”.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus: (A) that is filed pursuant to the paragraph immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 9th day of June, 2020.

REVANCE THERAPEUTICS, INC.

By:	/s/ Mark J. Foley
Mark J. Foley
President and Chief Executive Officer
(Duly Authorized Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Foley, Tobin C. Schilke and Dwight Moxie, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her, and in his or her name in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mark J. Foley Mark J. Foley	President, Chief Executive Officer and Director	June 9, 2020
(Principal Executive Officer)

/s/ Tobin C. Schilke	Chief Financial Officer	June 9, 2020
Tobin C. Schilke	(Principal Financial and Accounting Officer)

/s/ Angus C. Russell	Director, Chairman	June 9, 2020
Angus C. Russell

/s/ Jill Beraud	Director	June 9, 2020
Jill Beraud

/s/ Robert Byrnes	Director	June 9, 2020
Robert Byrnes

/s/ Julian S. Gangolli	Director	June 9, 2020
Julian S. Gangolli

/s/ Phyllis Gardner, M.D.	Director	June 9, 2020
Phyllis Gardner, M.D.

/s/ Chris Nolet	Director	June 9, 2020
Chris Nolet

/s/ Philip J. Vickers, Ph.D.	Director	June 9, 2020
Philip J. Vickers, Ph.D.